Exhibit 10.14

BANK OF AMERICA BUILDING OFFICE LEASE
BETWEEN
BELLEVUE PLACE OFFICE BUILDING I LIMITED PARTNERSHIP,
a Washington limited partnership
(Landlord)
AND
SMARTSHEET.COM, INC.,
a Washington corporation
(Tenant)
SUITE 1550

CONTENTS

1.	BASIC LEASE DATA, TERMS AND EXHIBITS	1

2.	PREMISES	3
	2.1 Generally	3
	2.2 Reserved to Landlord	3
	2.3 Intentionally Omitted	3

3.	LEASE TERM	3
	3.1 Generally	3
	3.2 Termination	4
	3.3 Holding Over	4

4.	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR	4
	4.1 Commencement Date	4
	4.2 Expiration Date	4
	4.3 Confirmation of Commencement and Expiration	4
	4.4 Lease Year	4

5.	RENT	4

6.	ADDITIONAL RENT	5
	6.1 Generally	5
	6.2 Definitions	5
	6.3 Payment	8
	6.4 Nonpayment	8
	6.5 Future Development of Bellevue Place	9
	6.6 Disputes Relating to Additional Rent	9

7.	LATE CHARGES	9

8.	SECURITY DEPOSIT	10

9.	USES	10
	9.1 Permitted Uses	10
	9.2 Prohibited Uses	10
	9.3 Compliance with Laws, Rules and Regulations	11
	9.4 Hazardous Material	11

10.	SERVICES AND UTILITIES	12
	10.1 Standard Services	12
	10.2 Interruption of Services	12
	10.3 Additional Services	12

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11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS	13
	11.1 Leased Premises Standard Specifications	13
	11.2 Landlord’s Improvement Allowance	13
	11.3 Alterations by Tenant	13
	11.4 Disability Laws.	14

12.	MAINTENANCE OF THE PREMISES,	14
	12.1 Maintenance and Repair by Tenant	14
	12.2 Failure to Maintain	14
	12.3 Repair by Landlord	15
	12.4 Surrender of Leased Premises	15

13.	ACCEPTANCE OF THE LEASED PREMISES	15

14.	DEFAULT BY LANDLORD	15

15.	ACCESS	16
	15.1 Right of Entry	16
	15.2 Excavation	16

16.	DAMAGE OR DESTRUCTION	16
	16.1 Insured Loss	16
	16.2 Uninsured Loss	17
	16.3 No Obligation	17
	16.4 Partial Destruction of the Bank of America Building	17
	16.5 Business Interruption	17

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION	17

18.	INDEMNITY	18
	18.1 Generally	18
	18.2 Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.	18
	18.3 Waiver of Workers’ Compensation Immunity.	19
	18.4 Provisions Specifically Negotiated.	19

19.	INSURANCE.	19
	19.1 Liability Insurance.	19
	19.2 Property Insurance.	20
	19.3 Failure to Maintain.	20
	19.4 Increase in Insurance Premium.	20

20.	ASSIGNMENT AND SUBLEASING.	20
	20.1 Assignment or Sublease.	20
	20.2 Assignee Obligations.	21
	20.3 Sublessee Obligations.	21
	20.4 Conditional Consents.	22
	20.5 Attorneys’ Fees and Costs.	22

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21.	ADVERTISING.	22

22.	LIENS.	22

23.	TENANT’S DEFAULT.	23
	23.1 Default.	23
	23.2 Remedies in Default.	23
	23.3 Legal Expenses.	24
	23.4 Bankruptcy.	24
	23.5 Remedies Cumulative - Waiver.	25

24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.	26
	24.1 Subordination - Notice to Mortgagee.	26
	24.2 Mortgagee Protection Clause.	26

25.	SURRENDER OF POSSESSION.	26

26.	REMOVAL OF PROPERTY.	26

27.	VOLUNTARY SURRENDER.	27

28.	EMINENT DOMAIN.	27
	28.1 Total Taking.	27
	28.2 Constructive Taking of Entire Premises.	27
	28.3 Partial Taking.	27
	28.4 Damages.	28

29.	NOTICES.	28

30.	LANDLORD’S LIABILITY.	28

31.	TENANT’S CERTIFICATES.	29

32.	RIGHT TO PERFORM.	29

33.	AUTHORITY.	29

34.	PARKING AND COMMON AREAS.	30
	34.1 Parking.	30
	34.2 Common Areas.	30

35.	TRANSPORTATION MANAGEMENT PROGRAM.	31

36.	QUIET ENJOYMENT.	31

37.	GENERAL.	31
	37.1 Captions.	31
	37.2 Bellevue Place Rent and Income.	31
	37.3 Successors or Assigns.	31

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37.4 Tenant Defined.	32
37.5 Lost Security or Access Key Card.	32
37.6 Landlord’s Consent.	32
37.7 Broker’s Commission.	32
37.8 Partial Invalidity.	32
37.9 Recording.	32
37.10 Joint Obligation.	32
37.11 Time.	32
37.12 Prior Agreements.	33
37.13 Inability to Perform.	33
37.14 Transfer of Landlord’s Interest.	33
37.15 No Light, Air or View Easement.	33
37.16 Reciprocal Easement Agreements.	33
37.17 Waiver.	34
37.18 Name.	34
37.19 Choice of Law - Venue.	34
37.20 OFAC Certification.	34

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BANK OF AMERICA BUILDING OFFICE LEASE
THIS LEASE is made this 7th day of December, 2010, by and between BELLEVUE PLACE OFFICE BUILDING I LIMITED PARTNERSHIP, a Washington limited partnership (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.Landlord owns certain rights and interests in and to certain real property and improvements thereon in the City of Bellevue, King County, Washington, which real property is described in Exhibit “A,” attached hereto, and shown on the site plan attached hereto as Exhibit “B.” Said property and the improvements thereon are part of a first-class multi-use development commonly known and referred to herein as “Bellevue Place.” Bellevue Place currently consists of the Bank of America Building, Hotel Building, Corner Building, and Wintergarden Retail Center, as shown on Exhibit “B,” as well as a Parking Garage currently located beneath the foregoing.
B.Tenant desires to lease from Landlord a portion of the Bank of America Building and Landlord is willing to do so on certain terms and conditions, which are set forth herein.
NOW THEREFORE, for and in consideration of the promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	BASIC LEASE DATA, TERMS AND EXHIBITS.

1.1	Landlord: Bellevue Place Office Building I Limited Partnership, a Washington limited partnership.

1.2	Address of Landlord: P. O. Box 4186, Bellevue, Washington 98009.

1.3	Tenant: Smartsheet.com, Inc., a Washington corporation.

1.4	Principal Business Address of Tenant: 10500 NE 8th Street, Suite 1550, Bellevue, WA 98004.

1.5	Tenant’s Permitted Trade Name: Smartsheet.com.

1.6	Leased Premises: That portion of the fifteenth (15th) floor of the Bank of America Building; as and where shown on Exhibit “C” attached hereto.

1.7	Rentable Area of the Leased Premises: Three Thousand One Hundred Twenty‑two (3,122) square feet.

1.8	Breakdown of Rentable Area at Bellevue Place:
(a)The total Rentable Area of the Bank of America Building and the Corner Building is Four Hundred Thirteen Thousand Six Hundred Sixty-four (413,664) square feet.
(b)The total Rentable Area of Bellevue Place is Four Hundred Ninety-two Thousand Nine Hundred Thirty-two (492,932) square feet.

1.9	Tenant’s Share: [based on 3,122 rentable square feet]
(a)Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant’s Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set forth in Section 1.9(b); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(c).
(b)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Point seven five five percent (.755%) based on 413,664 rentable square feet pursuant to Section 1.8(a).
(c)Operating, Repair and Maintenance Expenses for Bellevue Place: Point six three three percent (.633%) based on 492,932 rentable square feet pursuant to Section 1.8(b).

1.10	Rent: [based on 3,122 rentable square feet]
From and including the Commencement Date to and including January 31, 2012, the Rent shall be Twelve and 00/100 Dollars ($12.00) per rentable square foot at the Leased Premises per annum or Three Thousand One Hundred Twenty-two and 00/100 Dollars ($3,122.00) per month; provided, however Landlord shall provide a credit in the amount of Six Thousand and 00/100 Dollars ($6,000.00) (the “Rent Credit”), which Rent Credit shall be applied towards the Rent due for the first month and a portion of the second month of the Lease Term.
From and including February 1, 2012 through and including the Expiration Date, the Rent shall be Thirteen and 00/100 Dollars ($13.00) per rentable square foot at the Leased Premises per annum or Three Thousand Three Hundred Eighty-two and 17/100 Dollars ($3,382.17) per month.

1.11	Lease Term: Twenty-seven (27) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.

1.12	Commencement Date: February 1, 2011.

1.13	Expiration Date: April 30, 2013.

1.14	Security Deposit: Upon execution of this Lease, Tenant shall pay Landlord Six Thousand Three Hundred Seventy-four and 08/100 Dollars ($6,374.08).

1.15	Deadline for Submission to Landlord of Tenant’s Final Working Drawings for Tenant’s Improvements. N/A.

1.16	Contingency: THIS LEASE IS CONTINGENT UPON ITS ACCEPTANCE AND APPROVAL BY LANDLORD’S LENDERS. If this Lease is acceptable to Landlord’s lenders, this contingency will be waived by Landlord.

1.17	Exhibits Incorporated by Reference:

Exhibit “A” -	Legal Description of Bellevue Place.

Exhibit “B” -	Site Plan of Bellevue Place.

Exhibit “C” -	Floor Plan of the Leased Premises.

Exhibit “D” -	Tenant Information Manual (including Base Building Finish Condition).

Exhibit “E” -	Rules and Regulations.

Exhibit “F” -	Bellevue Place Transportation Management Agreement.

Exhibit “G” -	Form of Tenant Estoppel Certificate.

Exhibit “H” -	Form of Subordination Agreement to Reciprocal Easement Agreement.

2.	PREMISES.

2.1	Generally.
Landlord does hereby lease and demise to Tenant, and Tenant hereby accepts from Landlord, upon the terms and conditions herein set forth, the Leased Premises described in Section 1.6 above and depicted in Exhibit “C,” together with rights of ingress and egress over and across the Common Areas and Facilities of the Bank of America Building and Bellevue Place.

2.2	Reserved to Landlord.
Landlord reserves the right, from time to time, to change the size and dimensions of Bellevue Place; add additional buildings and improvements to Bellevue Place; relocate, alter, and change the number of buildings and other improvements in, on and under Bellevue Place; change any building dimensions and the number of floors in any of the buildings and parking areas in Bellevue Place; change the identity and type of stores and tenancies in Bellevue Place; change the name and address of the buildings and other improvements in Bellevue Place; and change the Common Areas and Facilities in Bellevue Place. Landlord further reserves the use of, and all rights in and to, the exterior walls and roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of Bellevue Place. Landlord shall reasonably attempt to locate such items under the floor, above the ceiling, or adjacent to an interior wall. Such use shall not exceed one percent (1%) of the Useable Area of the Leased Premises unless otherwise agreed. If Landlord’s use hereunder exceeds one percent (1%) of the Useable Area of the Leased Premises, Tenant shall be entitled, as its sole and exclusive remedy, to a reduction in the stated Rentable Area for the Leased Premises, as set forth in Section 1.7 above, and a proportional reduction in Rent and Additional Rent (as defined in Sections 5 and 6 below) due hereunder. The Leased Premises shall not include the space above the suspended ceiling. Landlord shall retain the right to use the area immediately below the floor surface and the space above the suspended ceiling in any manner which does not permanently and materially interfere with Tenant’s use of the Leased Premises.

2.3	Intentionally Omitted.

3.	LEASE TERM.

3.1	Generally.
The term of this Lease (the “Term” or “Lease Term”) shall be the period of time set forth in Section 1.11 above and shall commence on the Commencement Date as provided in Section 4.1 below and shall end at 11:59 p.m. on the Expiration Date, as provided in Section 4.2 below.

3.2	Termination.
The Lease shall terminate on the Expiration Date, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant. If Tenant fails to surrender the Leased Premises at the end of the Lease Term; Tenant shall be liable for, and shall indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord founded upon delay by Landlord in delivering possession of the Leased Premises to such succeeding tenant.

3.3	Holding Over.
Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month-to-month. During such tenancy, Tenant shall pay to Landlord a monthly rental of twice the Rent payable during the last month of the Lease Term in addition to the Additional Rent and Other Charges set forth herein. Except as set forth herein, such month-to-month tenancy also shall be subject to all of the terms, covenants, and conditions of this Lease.

4.	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.

4.1	Commencement Date.
The Commencement Date shall be the date set forth in Section 1.12 above.

4.2	Expiration Date.
This Lease shall expire at 11:59 p.m. on the date set forth in Section 1.13 above.

4.3	Confirmation of Commencement and Expiration.
Within five (5) business days after Tenant’s occupancy of the Leased Premises, or upon Landlord’s request, Landlord and Tenant shall confirm the specific Commencement and Expiration Dates in writing, as well as the “as built” Rentable Area of the Leased Premises, as defined in Section 6.2(f), and the Rent payable hereunder, which shall be appended to and incorporated into this Lease.

4.4	Lease Year.
A “Lease Year” shall mean a calendar year commencing on January 1 and ending the following December 31. If the Commencement Date is a date other than January 1, the initial Lease Year shall be from and including the Commencement Date to and including December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from and including January 1 of the calendar year of the Final Lease Year to and including the Expiration Date.

5.	RENT.
Tenant shall pay to Landlord, without notice or demand and without setoff or deduction whatsoever, the sums stated in Section 1.10 above (the “Rent”), which shall be paid to Landlord in advance in lawful money of the United States, on or before the first day of each calendar month at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent (as defined in Section 6.1 below) for any partial month at the beginning or end of the Lease Term shall be prorated, based upon a thirty (30) day month. All amounts payable hereunder, other than Rent and Additional Rent, may be sometimes referred to as “Other Charges.” Landlord may (but shall not be required to) make available to Tenant Procedures for the payment to Landlord by electronic funds transfer of any or all amounts required by the terms of this Lease to be paid by Tenant.

6.	ADDITIONAL RENT.

6.1	Generally.
In addition to the Rent provided for in Section 5 above, Tenant shall pay to Landlord, without notice (other than notice advising Tenant of its share of the Additional Rent) or demand and without setoff or deduction, Tenant’s Share (as defined in Section 6.2(a) below) of the Operating Expenses (as defined in Section 6.2(b) below), which expenses include, but are not limited to, (i) Operating, Repair, and Maintenance Expenses for the Bank of America Building and the Corner Building; and (ii) Operating, Repair, and Maintenance Expenses for Bellevue Place during the Lease Term (the “Additional Rent”).

6.2	Definitions.
The following terms shall have the meanings hereinafter specified, unless the context otherwise specifies or clearly requires:
(a)Tenant’s Share. Tenant’s Share shall be equal to the percentages set forth in Section 1.9 above.
(b)Operating Expenses Generally. The Operating Expenses shall include (i) all Operating, Repair and Maintenance Expenses (defined in Section 6.2(c) below), and (ii) all Taxes (defined in Section 6.2(d) below).
(c)Operating, Repair and Maintenance Expenses. Operating, Repair and Maintenance Expenses shall include the actual costs and expenses that are paid or payable by Landlord in connection with the operation, repair and maintenance of Bellevue Place and its constituent parts, which include without limitation, the Bank of America Building, the Corner Building and the Wintergarden Retail Center, less all contributions for such costs received from the owner of the Hotel Tract as defined in and pursuant to the terms of that certain Construction, Operation and Reciprocal Easement Agreement recorded under King County Recorder’s File No. 8709160449, as amended from time to time (the “REA”), and shall include, but not be limited to, those costs and expenses that are paid or payable to the Transportation Management Association. Without limiting the generality of the foregoing and by way of illustration, Operating, Repair and Maintenance Expenses shall include costs and expenses of all utility, heating, air conditioning and ventilation costs and expenses; license, permit and inspection fees; planting and landscaping costs and expenses; janitorial services; direct physical damage insurance (including but not limited to loss of income insurance), liability and excess liability insurance, and other appropriate insurance policies, as determined solely by Landlord or Landlord’s lender, including but not limited to garage keeper’s legal liability, boiler and machinery and auto insurance; taxes and assessments on equipment; the cost and expense of repairs including, but not limited to, those of a capital nature necessary or appropriate to fulfill Landlord’s obligations to its tenants; the cost and expense of removing trash and other refuse; the cost and expense of supplies, tools and equipment; the cost and expense of cleaning, maintaining, repairing and replacing machinery and equipment, including but not limited to automatic door openers, lights and lighting fixtures, heating, air conditioning and ventilation equipment, fire and sprinkler systems and security systems; depreciation allowance on machinery and equipment (depreciation to be over the useful life of any such machinery and equipment in accordance with the guidelines and regulations established by the Internal Revenue Service, if any); the cost and expense of personnel to implement such services, including but not limited to security and traffic control; legal and accounting costs and expenses; customary management fees; the cost of any capital improvements necessary or appropriate to fulfill Landlord’s repair or maintenance obligations, required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises or made for the purpose of reducing operating, repair or maintenance costs (the cost of any such capital improvements shall be amortized over the useful life of such item (in accordance with the guidelines and regulations established by the Internal Revenue Service, if any, from time to time) as Landlord shall determine with a return on capital at the current market rate per annum on the unamortized balance or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of purchasing or constructing such improvements).
(d)Taxes. Taxes shall include all real estate taxes, personal property taxes and all other taxes, surcharges and assessments that are or may be levied upon, assessed against or attributable to Bellevue Place and all improvements, fixtures, equipment and other property of Landlord, real and personal, located on, in or under Bellevue Place and used in connection with the operation thereof, including the Bank of America Building, the Corner Building and land underlying the Bank of America Building and the Corner Building and including, although not limited to, the land, improvements, equipment, fixtures and other property used in connection with the operation of and comprising the Parking Garage and Wintergarden Retail Center and any rental, excise, sales, transaction or other privilege tax or levy, however denominated (excepting federal, state and local net income taxes) paid or payable during the Lease Term and taxes on all tenant improvements in the Wintergarden Retail Center owned by Landlord but excluding the Hotel Building and the land underlying the Hotel Building. Taxes also shall include any amounts paid or payable to any third party or incurred by Landlord for the purpose of obtaining a reduction in the Taxes as above defined.
(e)Rentable Area of the Leased Premises. For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996, otherwise known as the “BOMA Standard,” multiplied by a load factor of one point two zero five (1.205). The “as built” Rentable Area of the Leased Premises shall be the true Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.
(f)Rentable Area of Bellevue Place. For purposes of this Section 6, the Rentable Area of Bellevue Place shall include the total of all areas and spaces in (i) the Bank of America Building, (ii) the Corner Building, and (iii) all areas and spaces in and opening into the Wintergarden Retail Center (whether or not such areas or spaces in the Bank of America Building, the Corner Building, and the Wintergarden Retail Center are actually leased by Landlord) that are available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests and shall include, but not be limited to, all rest rooms, mezzanines, warehousing and storage areas, clerical and office areas, and employee areas within the leased premises of any tenant of Landlord in the Wintergarden Retail Center, Bank of America Building and Corner Building, but shall exclude all areas and spaces in the Hotel Building (other than those areas and spaces in or opening into the Wintergarden Retail Center and available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests) and the Common Areas and Facilities of Bellevue Place. If at any time, Landlord believes the Rentable Area of Bellevue Place is materially different than the Rentable Area of Bellevue Place set forth in Section 1.8 above because of an error in calculation or additions, modifications or alterations to Bellevue Place and Landlord desires to amend this Lease to reflect the actual or changed Rentable Area of Bellevue Place, Landlord shall so notify Tenant in writing. If Tenant does not object in writing to Landlord’s notice within ten (10) days following receipt of Landlord’s notice, this Lease shall be deemed to be amended to incorporate the Rentable Area of Bellevue Place as set forth in Landlord’s notice to Tenant. If Tenant does object in writing to Landlord’s notice within said ten (10) days, and Landlord and Tenant are unable to agree upon the Rentable Area of Bellevue Place within ten (10) days following receipt of Tenant’s notice of objection, the matter shall be submitted for determination to the Project Architect for Bellevue Place. The decision of the Project Architect shall be final and binding on both Landlord and Tenant and this Lease shall be deemed to be amended to reflect the Rentable Area of Bellevue Place as and when decided by the Project Architect. The cost and expense of the Project Architect’s consideration of the matter, if any, shall be shared equally among Landlord and all tenants objecting to Landlord’s notice.
(g)Notwithstanding anything in this Section 6.2 to the contrary, the following costs shall not be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease:
Leasing commissions, advertising expenses, fees and costs incurred in procuring new tenants for portions of Bellevue Place.
Except as permitted in Section 6.2(c) of the Lease, interest or amortization payments on mortgages.
Rental on ground leases or other underlying leases.
Any costs or expenses associated with or incurred in connection with required environmental testing, removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances.
Costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance.
Charges for electricity, water, or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant.
Cost of correcting major defects in the design, construction or equipment of, or substantial latent defects in, the Bank of America Building or Bellevue Place (a defect, for the purposes of this subsection (h), is defined as a substantial condition that occurred because of negligence in the initial construction of Bellevue Place).
Any costs incurred in constructing any future material expansion of the Bank of America Building (as opposed to the costs of operating and maintaining the expanded Bank of America Building, which may be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease).
Costs of a capital nature, except for costs (a) reasonably necessary or appropriate to fulfill Landlord’s repair or maintenance obligations; (b) incurred as a result of any applicable governmental law or regulation enacted and enforced after the date of the Lease; and/or (c) made for the purpose of reducing operating, repair or maintenance costs.
Interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord.

Notwithstanding any reference in Section 6.2 to the contrary, the cost of any capital item shall not be expensed in a single year but shall be depreciated over the useful life of such item in a manner consistent with other Bellevue Class “A” office buildings.
Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any operating costs and maintenance expenses set forth in this Section 6.2 of the Lease, provided Landlord reserves the right to include a customary administrative fee and a customary management fee within operating costs and maintenance expenses.

6.3	Payment.
Landlord shall provide to Tenant, at or before the Commencement Date, an estimate of the annual Operating Expenses for the Lease Year in which the Commencement Date occurs. Within ninety (90) days after the expiration of each succeeding Lease Year of the Lease Term, or as soon thereafter as such information becomes available, Landlord shall give Tenant a written estimate of Tenant’s Share of the Operating Expenses for the then current Lease Year (“Tenant’s Estimated Share”). Tenant shall pay Tenant’s Estimated Share, in advance, in equal monthly installments on or before the first (1st) day of each calendar month of such Lease Year at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. During the period of time following the expiration of a Lease Year and Tenant’s receipt of Landlord’s estimate of Tenant’s Estimated Share, Tenant shall continue to pay Landlord Tenant’s Estimated Share from the prior Lease Year. Within ninety (90) days after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall furnish to Tenant a written statement summarizing the actual amount of Tenant’s Share of the Operating Expenses for the prior Lease Year (hereinafter sometimes referred to as the “Annual Reconciliation Statement”). If Tenant’s Share of the Operating Expenses exceeds the amount paid by Tenant, Tenant shall pay the deficiency to Landlord promptly upon receipt of a written notice of the amount thereof. If such statement shows Tenant’s Share of the Operating Expenses to be less than the amount paid by Tenant, the amount of overpayment by Tenant shall be credited by Landlord to the next payment or payments of Additional Rent due hereunder, if Tenant has otherwise complied with all of the terms and provisions of this Lease. If the Lease Term has expired and Tenant has vacated the Leased Premises and no amounts are or may become payable by Tenant, then any overpayment shall be returned to Tenant, or at Landlord’s option, to the last assignee of Tenant’s interest in the Leased Premises. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the Additional Rent for the remaining portion of the Lease Year based upon the number of days from the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If at any time during a Lease Year it appears to Landlord that any of the Operating Expenses payable for that Lease Year will vary from Landlord’s estimate by more than five percent (5%) on an individual or aggregate basis, Landlord may, at its election, adjust Tenant’s Estimated Share for the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

6.4	Nonpayment.
In the event of nonpayment of any item of Additional Rent or any Other Charge due hereunder, Landlord shall have the same rights and remedies as for failure to pay Rent.

6.5	Future Development of Bellevue Place.
Tenant is aware that Landlord, by itself or in combination with other persons, intends to further expand and develop Bellevue Place in one or more additional phases and Tenant has reviewed plans and other documents describing the intended expansion and development of Bellevue Place or has been provided with opportunities to review such plans and documents. In the event one or more such phases of the Bellevue Place project are completed during the Lease Term, any additional operating, repair or maintenance expenses and real estate and other taxes attributable to such other phases may be included in the Operating Expenses at Landlord’s discretion; provided that the denominator used to calculate Tenant’s proportionate share of such expenses is reasonably adjusted with respect to such phases.

6.6	Disputes Relating to Additional Rent.
If Tenant desires to contest any calculation by Landlord of Tenant’s Share or the amount of any Bellevue Place Operating Expense payable by Tenant, Tenant must give Landlord a written notice (an “Objection Notice”) stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after Tenant receives Landlord’s Annual Reconciliation Statement regarding Bellevue Place Operating Expenses, and set forth with particularity the reason why Tenant disputes Landlord’s calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord’s calculation and the inclusion and amount of any Bellevue Place Operating Expense. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant against future obligations under this Section 6 equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant’s Objection Notice relates. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all amounts owed hereunder based upon Landlord’s determination and calculation or until such calculation or amount has been established hereunder to be incorrect.

7.	LATE CHARGES.
If Tenant fails to pay, when the same is due and payable, any Rent, Additional Rent or Other Charges, such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment, unless such amount would violate any applicable usury law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any installment of Rent, Additional Rent or Other Charges will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative and collection costs, and processing and accounting expenses. Therefore, if any Rent, Additional Rent or Other Charge installment is not received by Landlord from Tenant by the fifth (5th) day after such installment is due, Tenant shall immediately pay to Landlord, in addition to the installment due, a late charge equal to twelve percent (12%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss and expense suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease. Landlord shall apply payments made by Tenant first to accrued charges, interest and rent in the following order: (a) Late Charges; (b) interest; (c) Rent; Other Charges and Additional Rent; and (d) any balance remaining to current Rent, Other Charges, and Additional Rent. Notwithstanding anything in this Section 7 to the contrary, provided Tenant pays all sums due hereunder by electronic funds transfer, Landlord shall waive the first (1st) late charge that may be incurred by Tenant during any twelve (12) month period during the Lease Term, provided the unpaid amount is in fact paid in full by Tenant on or before the fifteenth (15th) day of the month in which any such payment is due.

8.	SECURITY DEPOSIT.
As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the sum shown in Section 1.14 above. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following expiration of the Lease Term or Tenant’s return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the security deposit.

9.	USES.

9.1	Permitted Uses.
Tenant shall use and occupy the Premises only for general office purposes consistent with a first class office building (the “Permitted Use”) under the trade name set forth in Section 1.5 above, and for no other business or purpose or under any other trade name without the prior written consent of Landlord, which consent may be withheld if Landlord, in its sole discretion, determines that any proposed use or trade name is inconsistent with or detrimental to the maintenance and operation of the Building as a first-class office building. Landlord makes no representation or warranty as to the availability of Tenant’s Permitted Trade Name or that it will not infringe on any other person’s trademark, service mark or other rights or privileges.

9.2	Prohibited Uses.
Tenant shall not do or permit or suffer anything to be done in or about the Leased Premises, Bank of America Building or Bellevue Place which will in any way obstruct or interfere with the rights of other tenants or occupants of the Bank of America Building or Bellevue Place or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is objectionable or offensive in Landlord’s reasonable judgment or which is unlawful, nor shall Tenant do or permit or suffer anything to be done in or about the Leased Premises, the Bank of America Building or Bellevue Place which would cause Landlord to be in violation of any of its agreements with others. If Tenant permits or engages in any activity which, in Landlord’s reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to Landlord, the other tenants of the Bank of America Building or Bellevue Place, or their employees, customers, guests or invitees, Tenant shall immediately discontinue such activity or take action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant’s failure to comply with this Section shall constitute a material default of this Lease and entitle Landlord to pursue its remedies for such a breach or, in the alternative, undertake such work as may be appropriate to prevent such activity and recover, as additional rent, the cost thereof plus interest thereon at two percent (2%) over the prime rate of interest charged or published by Bank of America on the first day of each month, commencing on the date due through the date of payment.

9.3	Compliance with Laws, Rules and Regulations.
Tenant shall, at its sole cost and expense, promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force relating to Tenant’s use and occupancy of the Leased Premises and Tenant’s business conducted therein.

9.4	Hazardous Material.
Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Tenant results in contamination of the Leased Premises or any part of Bellevue Place or any other property, or if contamination of the Leased Premises or any part of Bellevue Place or any other property by Hazardous Material otherwise occurs for which Tenant may be legally liable for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or useable space or of any amenity of Bellevue Place or the Leased Premises or elsewhere, damages arising from any adverse impact on marketing of space at Bellevue Place or elsewhere, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under Bellevue Place. Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Leased Premises or Bellevue Place by Tenant, its agents, employees, contractors or invitees, results in any contamination of the Leased Premises or any part of Bellevue Place or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Leased Premises, Bellevue Place or any other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, Bellevue Place or other property. As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.

10.	SERVICES AND UTILITIES.

10.1	Standard Services.
As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 12.3) and the public and common areas of the Building, including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Bank of America Building as a first-class office and retail building in downtown Bellevue, except for damage occasioned by any act or omission of Tenant or Tenant’s officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays, and from 8:00 a.m. to noon on Saturdays (“Regular Business Hours”), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service (the “Standard Services”). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord, shall be paid by Tenant in the same manner as provided in Section 5 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures, toilet room supplies, window washing at reasonable intervals and customary building janitorial service as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Bank of America Building tenants shall be paid by Tenant in the same manner as provided for payment in Section 5 above.

10.2	Interruption of Services.
Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption or failure of the Standard Services due to any cause whatsoever. No temporary interruption or failure of the Standard Services incident to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord’s reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder.

10.3	Additional Services.
Tenant shall not install lights and equipment in the Leased Premises with heating loads which in the aggregate exceed the Bank of America Building standard mechanical system. Landlord shall not arbitrarily withhold consent to Tenant’s installation of lights and equipment exceeding such amount but may condition its consent on Tenant’s payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant’s use of such equipment or lights. Such costs shall be paid by Tenant in the same manner as provided in Section 5 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant’s sole cost and expense, a monitoring or metering system in the Leased Premises to measure the added demands on electricity, heating, ventilation, and air conditioning systems resulting from such equipment and lights and from Tenant’s after-hours heating, ventilation and air conditioning service requirements. Tenant shall comply with Landlord’s instructions for the use of drapes, blinds and thermostats in the Bank of America Building.

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.

11.1	Leased Premises Standard Specifications.
Landlord shall deliver the Leased Premises in a clean AS-IS to the Base Building Finish Condition described in Exhibit “D”. All improvements to the Leased Premises over and above Tenant’s Improvements shall be the sole responsibility of Tenant and shall be performed in accordance with the requirements set forth in Exhibit “D.” All costs and expenses incurred in connection with the design and construction of such additional improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) shall be paid by Tenant. Immediately following the execution of this Lease, Tenant shall-meet with Landlord’s Tenant Coordinator to agree upon an appropriate schedule, with specific deadlines, for Tenant’s Improvements.

11.2	Landlord’s Improvement Allowance.
Landlord agrees to contribute a total amount of Three Thousand and 00/100 Dollars ($3,000.00), to be used for wiring in the Leased Premises and Tenant’s moving expenses. Such amount shall be paid upon the Commencement Date.

11.3	Alterations by Tenant
After completion of Tenant’s Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on, or to the Leased Premises without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord may deem appropriate. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at Tenant’s sole cost and expense. Prior to the commencement of any such work, Tenant shall notify Landlord of the contractors that will be retained by Tenant to perform the work. Landlord shall have the right to approve or disapprove in advance any or all contractors to be retained by Tenant for such work. Landlord shall promptly be provided with complete “as built” drawings and specifications for all alterations, additions and improvements made by Tenant. Tenant shall secure all governmental permits, approvals or authorizations required for such work. All alterations, additions and improvements (including but not limited to all light fixtures and floor coverings but excluding any inventory, furniture and similar personal property which does not become a part of the Leased Premises) shall immediately become the property of Landlord, without any obligation on the part of Landlord to pay therefor, upon installation in the Leased Premises. Upon the expiration or sooner termination of the Lease Term, Tenant shall forthwith remove (at Tenant’s sole cost and expense) all alterations, additions or improvements made by Tenant (except original leasehold improvements constructed as part of Tenant’s Improvements) designated by Landlord to be removed and Tenant shall repair (at its sole cost and expense) any damage to the Leased Premises caused by such removal. Notwithstanding anything herein or elsewhere in this Lease to the contrary, Tenant shall remove all voice and data cabling and other telecommunications equipment installed by Tenant, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. Tenant’s obligations hereunder shall survive the expiration or termination of this Lease.

11.4	Disability Laws.
Notwithstanding anything in this Lease to the contrary, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises, Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility (“Disability Law”), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant’s plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirect, by or for ‘Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges, liabilities, obligations, penalties, damages, judgments, costs and expenses (including attorneys’ fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord’s judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.

12.	MAINTENANCE OF THE PREMISES,

12.1	Maintenance and Repair by Tenant.
Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased Premises (including all exterior doors and entrances, windows and moldings and trim on all doors and windows) and all partitions, door surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair consistent with a first-class office building, damage by unavoidable casualty excepted (but not excluding any damage caused by burglary, attempted burglary or vandalism of the Leased Premises).

12.2	Failure to Maintain.
If, after five (5) days’ prior written notice (except in emergencies) from Landlord, Tenant fails to keep, preserve and maintain the Leased Premises as set forth in Section 12.1 above, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the Leased Premises for the purpose of undertaking such work upon the failure of Tenant to do so.

12.3	Repair by Landlord.
Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air-conditioning and similar equipment) and building structure of the Leased Premises in a good state of repair, and shall accomplish such repairs as may be needed promptly after receipt of written notice from Tenant. If repairs are required by reason of Tenant’s acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 16 or 28, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appurtenances and equipment therein. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of Bellevue Place, or of any other third parties.

12.4	Surrender of Leased Premises.
At the expiration or sooner termination of this Lease, Tenant shall return the Leased Premises to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord’s consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other unavoidable casualty excepted (excluding burglary, attempted burglary and vandalism). Tenant shall remove all inventory, furniture and other personal property which does not become a part of the Leased Premises and all alterations and improvements which Landlord designates to be removed pursuant to Section 11.2 above, and shall restore the Leased Premises to the condition it was in prior to the installation of such items. Tenant’s obligations under this Section 12 shall survive the expiration or termination of this Lease.

13.	ACCEPTANCE OF THE LEASED PREMISES.
Tenant has inspected the Leased Premises and accepts the same in their current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of the Leased Premises, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY. Notwithstanding the foregoing, Tenant’s acceptance of the Leased Premises upon delivery of possession shall in no way diminish Landlord’s repair and maintenance obligations as set forth elsewhere in the Lease.

14.	DEFAULT BY LANDLORD.
Landlord shall not be in default under this Lease unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event less than thirty (30) days after written notice by Tenant to Landlord and to the holder of all mortgages and deeds of trust covering the Leased Premises whose names and addresses shall have been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation; provided, however, if the nature of

Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease and which Tenant otherwise may have until such thirty (30) days have elapsed. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and, subject to Section 30, Tenant’s remedies shall be limited to damages.

15.	ACCESS.

15.1	Right of Entry.
Tenant shall permit Landlord and its employees, agents and contractors to enter into and upon the Leased Premises at any time during normal business hours (8:00 a.m. to 6:00 p.m.) for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Leased Premises or the Bank of America Building. If Tenant is not personally present to permit entry, in case of emergency or urgent necessity Landlord may forcibly enter the same at any hour without rendering Landlord liable therefor. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant, from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of this Lease.

15.2	Excavation.
If an excavation is made of property adjacent to the Leased Premises, Tenant shall and does hereby afford to the person causing or authorized to cause such excavation, an irrevocable license to enter upon the Leased Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the wall of the building of which the Leased Premises are a part from injury or damage and to support the same by proper foundations or other means, without any claim for damages against Landlord or diminution or abatement of rent.

16.	DAMAGE OR DESTRUCTION.

16.1	Insured Loss.
Subject to Section 16.2, if the Leased Premises are damaged by perils covered by Landlord’s insurance coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to Landlord for the purpose of repairing such damage, Landlord agrees to forthwith repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent and Additional Rent from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Rent and Additional Rent shall abate only to the extent Landlord receives proceeds from Landlord’s rental income insurance policy to compensate Landlord for the loss of such rent.

16.2	Uninsured Loss.
If the Leased Premises are damaged as a result of any cause other than the perils covered by Landlord’s insurance coverage or if the insurance proceeds are not sufficient to cover the cost of repairs, Landlord shall forthwith repair the same provided the cost of repair is less than ten percent (10%) of the then replacement cost of the Leased Premises. If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord’s insurance coverage, or if the insurance proceeds from Landlord’s insurance are not made available to Landlord for the purpose of repairing the Leased Premises, or, if the cost of repair is equal to or greater than ten percent (10%) or more of the replacement cost of the Leased Premises, then Landlord shall have the option to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect but the Rent and Additional Rent shall be proportionately reduced as provided in Section 16.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant of the termination of this Lease as of the date specified in such notice, which date shall not be less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Rent and Additional Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination.

16.3	No Obligation.
Notwithstanding anything to the contrary contained in this Section 16, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises when the damage resulting from any casualty occurs during the last twenty-four (24) calendar months of the Lease Term.

16.4	Partial Destruction of the Bank of America Building.
If a portion of the Bank of America Building is damaged and the insurance proceeds therefrom are not sufficient to cover the cost of repairs or are not made available to Landlord for the purpose of repairing the same, or if thirty percent (30%) or more of the Rentable Area of the Bank of America Building is damaged, notwithstanding that the Leased Premises may be unaffected, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days’ prior written notice of Landlord’s election to terminate the tenancy; provided, however, that such notice shall be given, if at all, within one hundred twenty (120) days following the date of occurrence of such damage or destruction. Rent and Additional Rent shall be prorated as of the date of such termination.

16.5	Business Interruption.
No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Bank of America Building. Landlord shall use reasonable efforts to effect such repairs promptly.

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.
Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided that this

Section shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. This Waiver only applies to insured property losses and does not limit the ability to recover for deductibles or other uninsured losses. Landlord and Tenant acknowledge that their current insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other party may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not apply to any claim by Landlord for any Rent, Additional Rent or Other Charges payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of Bellevue Place or any claim that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.

18.	INDEMNITY.

18.1	Generally.
Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises except and to the extent that such injury is caused by Landlord’s negligence. Except to the extent an injury to any person is caused by Landlord’s negligence, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including attorneys’ fees) arising, claimed, charged or incurred against or by Landlord from any matter or thing arising from Tenant’s use of the Leased Premises, the conduct of its business or from any activity, work or other things done, permitted or suffered by the Tenant in or about the Leased Premises, and Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part or to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorneys’ fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by legal counsel reasonably satisfactory to Landlord.

18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.
Notwithstanding Section 18.1 above, in the event of concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Leased Premises or Bellevue Place, Tenant’s obligation to indemnify Landlord as set forth in this Section 18 shall be limited to the extent of Tenant’s negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant’s proportional share of costs, and attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

18.3	Waiver of Workers’ Compensation Immunity.
The indemnification obligations contained in this Lease shall not be limited by any workers’ compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and similar workers’ compensation, benefit or disability laws.

18.4	Provisions Specifically Negotiated.
LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS’ COMPENSATION BENEFITS AND LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

19.	INSURANCE.

19.1	Liability Insurance.
(a)Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, a policy of comprehensive/commercial general liability insurance insuring Tenant’s activities with respect to the Leased Premises, Bank of America Building and Bellevue Place against loss, damage or liability for personal injury or death or loss or damage to property with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For policies with a general aggregate limit, such aggregate limit shall be not less than Two Million Dollars ($2,000,000) and include an endorsement providing that the foregoing limit shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Term, in Landlord’s reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best’s Insurance Guide. Landlord, Kemper Development Company, and any other parties in interest designated by Landlord, shall be named as additional insureds. The insurance policy shall bear an endorsement that the policy shall not be cancelled or the policy limits reduced by endorsement below the coverage required by this Lease for any reason other than nonpayment of premiums except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof, including applicable endorsements, showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.
(b)Service of Alcoholic Beverages. The insurance to be carried by Tenant pursuant to Section 19.1(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pertaining to the sale, gift, distribution or use of any alcoholic beverages, or liability by reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 18 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so-called dram shop liability insurance, (ii) host liquor liability insurance or (iii) liquor legal liability insurance or otherwise related to the sale, gift, distribution or use of alcoholic beverages.

19.2	Property Insurance.
In addition to the insurance required by Sections 19.1 and 19.2, Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, property insurance covering Tenant’s supplies, inventory and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to full replacement cost without co-insurance penalty. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non-payment of premiums, except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice to Landlord for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof.

19.3	Failure to Maintain.
If Tenant fails or refuses to maintain any insurance required by this Section 19, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 19 shall constitute a material breach of this Lease.

19.4	Increase in Insurance Premium.
Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord’s insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant’s use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay immediately to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant’s use or occupancy of the Leased Premises, the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor.

20.	ASSIGNMENT AND SUBLEASING.

20.1	Assignment or Sublease.
Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this

Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise, without in each case first obtaining the prior written consent of Landlord, which consent may be withheld in Landlord’s sole subjective discretion. Any such transaction undertaken without Landlord’s prior written consent shall be null and void.
In determining whether to grant consent to Tenant’s sublease or assignment request, Landlord may consider any factor, including but not limited to the experience and business reputation of the proposed assignee or sublessee in operating a business for the uses set forth in the Lease; whether the clientele, personnel and foot traffic generated by such proposed assignee or sublessee is satisfactory to Landlord; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee or sublessee has a net worth, and financial strength and credit record, reasonably satisfactory to Landlord; use of the Leased Premises by the proposed assignee or sublessee must be identical to the use permitted by the Lease; use of the Leased Premises by the proposed assignee or sublessee will not violate or create any potential violation of any laws; whether the quality of the business to be operated or likely to be operated by the proposed assignee or sublessee is satisfactory to Landlord; and whether Landlord’s consent might result in a breach of any other lease or agreement to which Landlord is a party; and whether the product mix and target customer base of the proposed assignee or sublessee is consistent with the product mix and target customer base that Landlord is trying to maintain or achieve within Bellevue Place.
No assignment, subleasing or other transfer shall relieve Tenant of any liability under this Lease. The prohibition set forth in this Section 20 includes, without limitation (and the following shall be deemed to be “assignments”): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any subleasing or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the specific assignment of this Lease; and (v) a change in control in any partnership tenant. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such assignment, subleasing or other transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subleasing or transfer. If Landlord’s consent is requested for an assignment or sublease of all or a portion of the Leased Premises, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment or subleasing, and enter into the relationship of Landlord and Tenant with the proposed assignee or subtenant based on the rent (and/or other compensation) and term agreed to by such assignee or subtenant and otherwise upon the terms and conditions of this Lease. In connection with any sublease or assignment, Tenant shall promptly provide Landlord with fully executed copies of all assignment, sublease and assumption instruments.

20.2	Assignee Obligations.
As a condition to Landlord’s consent, any potential assignee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, Other Charges and the performance of all terms, covenants and conditions of this Lease.

20.3	Sublessee Obligations.
As a condition to Landlord’s consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the sublease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, and Other Charges, and the performance of all terms, covenants, and conditions of this Lease.

20.4	Conditional Consents.
Any consent by Landlord to any assignment or subleasing may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and-all such terms and conditions shall be binding upon any person holding by, under or through Tenant.

20.5	Attorneys’ Fees and Costs.
Tenant shall reimburse Landlord for Landlord’s attorneys’ fees and costs incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subleasing or encumbrance.

21.	ADVERTISING.
Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, awning, canopy, marquee, decoration, graphics, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Leased Premises or the Bank of America Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Leased Premises without first obtaining Landlord’s written consent thereto, such consent to be at Landlord’s sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Leased Premises or the Bank of America Building caused thereby. All such signs and advertising matter shall comply with all applicable laws, governmental regulations, ordinances and orders.

22.	LIENS.
No work performed by Tenant pursuant to this Lease shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic’s, materialmen’s or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve, alter or repair the Leased Premises. Tenant shall keep the Leased Premises, the Bank of America Building and Bellevue Place free and clear of all liens and encumbrances arising out of any work performed for, materials furnished to and obligations incurred by or on behalf of Tenant and Tenant shall indemnify and hold Landlord harmless from any liability from any and all costs, liabilities and expenses (including but not limited to attorneys’ fees and Landlord’s reasonable administrative costs and expenses) arising therefrom. Prior to commencing any improvement, alteration or repair work to the Leased Premises, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, separate payment and performance bonds for such work and materials in an amount equal to either (i) the actual contract price if the contract price is fixed, or (ii) one and one-half (1½) times the estimated cost of the improvements, alterations or repairs which Tenant desires to make within the Leased Premises if the contract price is not fixed. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any and all liability for mechanics’ and materialmen’s liens and other similar liens and insure the completion of such work. If any lien is filed against the Bank of America Building, Bellevue Place or the Leased Premises by any person claiming by, through or under Tenant, Tenant shall, at Tenant’s sole cost and expense, immediately discharge the same. If Tenant shall fail to cause such lien to be immediately discharged of record, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by

Landlord, including any reasonable attorney’s fees incurred by Landlord in defending against or responding to such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.

23.	TENANT’S DEFAULT.

23.1	Default.
The following shall constitute defaults and breaches of this Lease by Tenant:
(a)Vacating the Leased Premises. The vacation or abandonment of the Leased Premises by Tenant or the failure of Tenant to be open for business on a fully-operational basis (except in the event of damage or destruction to the Leased Premises or when due to some other cause beyond Tenant’s reasonable control, which prevents Tenant from conducting its business within the Leased Premises) for five (5) days or more.
(b)Failure to Pay Rent. Tenant’s failure to make any payment of Rent, Additional Rent or Other Charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.
(c)Failure to Perform. Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure continues for a period of ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are required for its cure, Tenant shall not be deemed to be in default under this Section 23.1(c) if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.
(d)Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.
(e)Repeated Defaults. Tenant’s failure to perform or observe any of Tenant’s obligations under the Lease after Tenant has neglected or failed to perform or observe any of Tenant’s obligations under the Lease at least twice previously (although Tenant shall have cured any such previous failure after notice from Landlord, and within the notice period).

23.2	Remedies in Default.
In the event of any default or breach of this Lease by Tenant (whether or not set forth in Section 23.1 above), Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:
(a)Terminate the Lease. Terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from the Tenant all past due Rent, Additional Rent and Other Charges and all other amounts owed under the terms of this Lease; the expense of re-leasing the Leased Premises, including but not limited to the expense of renovating and alterations to the Leased Premises and any leasing commissions; reasonable attorneys’ fees and costs; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and Additional Rent called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the “worth at the time of award” shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and any and all other damages arising from Tenant’s default or breach; or,
(b)Continue the Lease. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover damages, Rent, Additional Rent, Other Charges, and any other payments as may become due hereunder; or,
(c)Other Remedies. Pursue any other remedy or remedies now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.

23.3	Legal Expenses.
If either party is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Lease to an attorney for the enforcement of any of the covenants, agreements, terms or conditions of this Lease, the prevailing party, in addition to all other remedies provided herein, shall receive from the other party all costs (including reasonable attorneys’ fees) incurred in the enforcement of the covenants, agreements, terms and conditions of this Lease (whether or not an action is instituted) and including any such costs and fees incurred by the prevailing party on any appeal.

23.4	Bankruptcy.
(a)Assumption of Lease. In the event Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
(1)Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with “Adequate Assurance” (as defined below) that: (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord’s reasonable costs, expenses, accrued interest, and attorneys’ fees incurred as a result of the default or breach; (B) within twenty (20) days from the date of such assumption, the Trustee or Tenant will cure all non-monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.

(2)For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, “Adequate Assurance” shall mean: (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the very minimum, shall deposit a sum equal to two (2) months’ Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.
(b)Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect to Additional Rent; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
(c)Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows: (1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to pay all monetary obligations required under this Lease, including without limitation, the payment of Rent and Additional Rent payable hereunder which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days’ prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord as otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.

23.5	Remedies Cumulative - Waiver.
Landlord’s remedies hereunder are cumulative and the Landlord’s exercise of or failure to exercise any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any breach, default or other event authorizing the cancellation or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, at any time that cause for cancellation or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.

24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.

24.1	Subordination - Notice to Mortgagee.
At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver all instruments which may be appropriate to subordinate this Lease to any existing or future mortgages or deeds of trust on Bellevue Place, the Bank of America Building or the Leased Premises, and to any extensions, renewals or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in breach or default under any provision of this Lease unless written notice specifying such breach or default is given to Landlord and to all persons who have an interest in all or part of Bellevue Place as mortgagees and/or deed of trust beneficiaries and whose names and addresses have been given to Tenant in writing or are recorded in the records of King County, and the provisions of Section 14 have been fully complied with.

24.2	Mortgagee Protection Clause.
Tenant shall give all mortgagees and deed of trust holders, by registered or certified mail, copies of all notices of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagees or deed of trust holders. If Landlord fails to cure such default within the time provided in this Lease, then the mortgagees or deed of trust holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, provided that within such thirty (30) days any mortgagee or deed of trust holder commences and diligently pursues the remedies necessary to cure such default (including but not limited to commencement of judicial or nonjudicial foreclosure proceedings, if necessary, to effect such cure).

25.	SURRENDER OF POSSESSION.
Subject to the terms of Sections 11 and 16, upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Leased Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire or other casualty excepted.

26.	REMOVAL OF PROPERTY.
Tenant shall remove all of its personal property and improvements designated to be removed pursuant to Section 11.2 at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages for injury to the Leased Premises or Bank of America Building resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Leased Premises or the Bank of America Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

27.	VOLUNTARY SURRENDER.
The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, but, at the option of Landlord, shall terminate all or any existing subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

28.	EMINENT DOMAIN.

28.1	Total Taking.
If all the Leased Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Rent, Additional Rent and Other Charges due hereunder shall be paid to that date. As used in this Section 28, the term “eminent domain” shall include the taking of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.

28.2	Constructive Taking of Entire Premises.
In the event of a taking of a material part, but less than all, of the Bank of America Building, where Landlord shall reasonably determine that the remaining portions of the Bank of America Building cannot be economically or effectively used as desired by Landlord (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.

28.3	Partial Taking.
If more than fifteen percent (15%) of the Rentable Area of the Leased Premises is taken or appropriated by the power of eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord and Tenant receive written notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the Common Area of the Bank of America Building is taken by the power of eminent domain, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty (60) days of the date of such taking. If this Lease is so terminated, all Rent, Additional Rent and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or Common Area is taken by the power of eminent domain and this Lease is not terminated, Landlord, at its expense, shall proceed with reasonable dispatch to restore, to the extent that it is reasonably prudent, the remainder of the Leased Premises and Common Area to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with reasonable dispatch to restore the fixtures and improvements installed by Tenant and Tenant’s furniture, furnishings, and equipment to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises so taken, the Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the area taken bears to the Rentable Area of the Leased Premises prior to the taking.

28.4	Damages.
Landlord reserves all rights to the entire damages award or payment for taking by the power of eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants or and assigns to Landlord any right Tenant may now have or hereafter acquire to such awards and payments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant’s merchandise, furniture and other personal property that Tenant is entitled to remove at the termination of this Lease or for damage to Tenant’s business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord’s damages.

29.	NOTICES.
Any notices required in accordance with any of the provisions herein, if to Landlord, shall be delivered in person or mailed by certified mail, return receipt requested, to the address of Landlord as set forth in Section 1.2 above or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be delivered in person or sent by certified mail to Tenant at the Leased Premises. If Tenant is more than one person or entity, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any notices mailed to Tenant bearing the proper address and adequate postage for delivery shall be deemed effective upon deposit in the U.S. mail.

30.	LANDLORD’S LIABILITY.
Anything in this Lease to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord’s interest in the Leased Premises and Bank of America Building, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or its partners or their respective heirs, legal representatives, successors, and assigns on account Of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
(a)The sole and exclusive remedy of Tenant shall be against the Landlord’s interest in the Leased Premises and the Bank of America Building;
(b)No general or limited partner of Landlord, or any director, officer, agent or employee of any corporation if Landlord, or any general or limited partner of Landlord, is a corporation (collectively, for the purpose of this Section 30, referred to as “general or limited partner of Landlord”) shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant’s compliance with this Section 30;
(c)No general or limited partner of Landlord shall be required to answer or otherwise plead to any service or process;

(d)No judgment will be taken against any general or limited partner of Landlord;
(e)Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tunc;
(f)No writ of execution will ever be levied against the asset of Landlord or any general or limited partner of Landlord, other than Landlord’s interest in the Leased Premises or the Bank of America Building.
(g)These covenants and agreements are enforceable both by Landlord and also by any general or limited partner of Landlord.

31.	TENANT’S CERTIFICATES.
Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement substantially in the form of Exhibit “G” certifying, to the extent true, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements so affecting this Lease); (ii) all conditions under this Lease to be performed by the Landlord have been satisfied, if any; (iii) all required contributions by Landlord to Tenant on account of Tenant’s Improvements or additional improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets that the Tenant has against the enforcement of this Lease by the Landlord; (v) no Rent or other rent obligation has been paid more than one month in advance; and (vi) no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord’s interest, Landlord’s lenders, and other designees of Landlord and Landlord’s lenders. If Tenant fails to respond within ten (10) days of Tenant’s receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord’s performance, that the security deposit is as stated in the Lease and that no more than one month’s Rent has been paid in advance.

32.	RIGHT TO PERFORM.
If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

33.	AUTHORITY.
Each individual executing this Lease on behalf of Tenant personally represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms and, if Tenant is a corporation, in accordance with a duly adopted resolution of the Board of Directors of Tenant and that such action and execution is in accordance with the bylaws of Tenant. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

34.	PARKING AND COMMON AREAS.

34.1	Parking.
Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, at the rate of One Hundred Fifty and 00/100 Dollars ($150.00) per parking permit per month (excluding tax) for the first twelve (12) months of the Lease Term and at the rate of One Hundred Sixty and 00/100 Dollars ($160.00) per parking permit per month (excluding tax) for the remainder of the Lease Term. If available, additional parking permits may be purchased by Tenant on a month to month basis at the rates set forth above. Tenant’s employees shall not park their vehicles in the automobile parking areas of the Common Areas and Facilities which may from time to time be designated for patrons of Bellevue Place. Landlord at all times shall have the right to designate the particular parking areas to be used by Tenant’s employees and any such designation may be changed from time to time. Tenant and its employees shall park their vehicles only in those portions of the Common Areas and Facilities, if any, designated for that purpose by Landlord. Tenant shall furnish Landlord with Tenant’s and Tenant’s employees’ state vehicle license numbers within fifteen (15) days after Tenant opens for business in the Leased Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after such change occurs. If Tenant or its employees fail to park their vehicles in designated parking areas, then Landlord, without limiting any other remedy Landlord may have, may charge Tenant a minimum of Ten Dollars ($10.00) per day for each day or partial day for each vehicle improperly parked; provided, however, Landlord shall give Tenant written notice of the first violation of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; and if not discontinued within such two-day period, then the vehicle fines shall commence. After notice of the first such violation, no notice of any subsequent violation shall be required prior to the imposition of any parking fine. All amounts due under the provisions of this Section shall be additional rent and due and payable by Tenant within ten (10) days after demand therefor. Tenant shall notify its employees in writing of the provisions of this Section.

34.2	Common Areas.
Landlord shall at all times have exclusive control and management of the Common Areas and Facilities of Bellevue Place. Tenant shall have the nonexclusive right in common with others to use the public areas of the Bank of America Building and the Common Areas and Facilities of Bellevue Place, subject to such nondiscriminatory rules and regulations as Landlord may adopt from time to time governing the use thereof including, but not limited to, the right to close the same from time to time to such an extent as may be legally sufficient, in Landlord’s opinion, to prevent a dedication thereof or the accrual of right to any person or to the public therein. Tenant shall comply with the rules and regulations that Landlord and the owner or ground lessee of Bellevue Place may from time to time promulgate and/or modify regarding use and operation of the Common Areas of the Bank of America Building and Common Areas and Facilities of Bellevue Place. The rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in either Bellevue Place or the Bank of America Building. The term “Common Areas and Facilities of Bellevue Place” refers to all on and off-site areas and/or related facilities which are made available or are used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in Bellevue

Place, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, all parking structures and parking areas (including off-site parking), driveways, sidewalks, landscaped or planted areas, pedestrian areas, lobbies, walkways, the Wintergarden Retail Center and Parking Garage. The term “Common Areas and Facilities of Bellevue Place” also refers to all on-site and off-site areas and/or related facilities which may not be accessible to Tenant and other persons entitled to occupy space in Bellevue Place, but which are used in conjunction with the operation, management, repair or maintenance of Bellevue Place, including, but not limited to janitorial closets, on and/or off-site management offices and maintenance areas. The term “Common Areas and Facilities of the Bank of America Building” refers to the Common Areas and Facilities of Bellevue Place located within the Bank of America Building.

35.	TRANSPORTATION MANAGEMENT PROGRAM.
Tenant shall cooperate with Landlord and the designated Transportation Management Association in complying with the terms and conditions of the Bellevue Place Transportation Management Program, as set forth in the Bellevue Place Transportation Management Agreement, a copy of which is attached hereto as Exhibit “F” and incorporated herein, and shall become a member participant in the designated Transportation Management Association. Tenant shall designate one of its employees or agents as Tenant Transportation Coordinator, who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be immediately notified of any change in the Transportation Coordinator.

36.	QUIET ENJOYMENT.
Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its part and upon the prompt and timely payment of all sums due hereunder, shall have and possess the Leased Premises for the Lease Term set forth herein.

37.	GENERAL.

37.1	Captions.
Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof.

37.2	Bellevue Place Rent and Income.
All amounts to be paid hereunder, specifically including all Rent, Additional Rent and Other Charges, shall be paid as and when due, and without any setoff or deduction whatsoever. Landlord shall be entitled to all rent and other payments on all leases and tenancies at Bellevue Place on all property owned or leased by Landlord and any other payments made to Landlord or its agents for any other activities, uses or operations at Bellevue Place.

37.3	Successors or Assigns.
All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law or otherwise, and shall be construed as covenants running with the land.

37.4	Tenant Defined.
The word “Tenant” as used herein shall mean each and every person, partnership, limited liability company or corporation who is mentioned as a Tenant herein or who executes this Lease as Tenant.

37.5	Lost Security or Access Key Card.
Tenant shall reimburse Landlord for any and all losses and expenses incurred or suffered by Landlord as a result of Tenant or any of Tenant’s agents, employees, licensees or contractors losing any security or access key card or similar device issued to Tenant, which losses or expenses are incurred or suffered by Landlord prior to Tenant notifying Landlord ‘of the loss of such card or similar device.

37.6	Landlord’s Consent.
Unless otherwise specifically stated herein, whenever Landlord’s consent or approval is required, Landlord’s consent or approval may be withheld in Landlord’s sole subjective discretion.

37.7	Broker’s Commission.
Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the execution of this Lease and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease except Broderick Group, Inc., which represents Landlord. Each party agrees to indemnify and hold the other parties harmless from all such liabilities or claims (including, without limitation, attorneys’ fees) by anyone other than Broderick Group, Inc.

37.8	Partial Invalidity.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

37.9	Recording.
Tenant shall not record this Lease. Tenant also shall not record any memorandum of lease. However, upon the request of Landlord, Tenant shall execute and deliver to Landlord a memorandum in the form provided by Landlord. The memorandum shall describe the parties, the Leased Premises, the Lease Term and Tenant’s obligation to comply with the Transportation Management Agreement and City of Bellevue Land Use Code Paragraph 20.25A.030.C.1, or any similar or successor law, regulation, code or rule, if applicable.

37.10	Joint Obligation.
If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.

37.11	Time.
Time is of the essence of this Lease and each and all of its provisions which performance is a factor.

37.12	Prior Agreements.
It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement, or contradict this Lease. This Lease, and all mutually-executed written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants or warranties between Landlord and Tenant and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration, or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.

37.13	Inability to Perform.
The obligations of Landlord or Tenant hereunder shall be excused for a period equal to the time by which such performance is prevented or delayed due to acts of God or any other causes beyond the reasonable control of such party, financial inability or negligence excepted. The provisions of Section 37.13 shall not apply to any payment of Rent, Additional Rent or Other Charges.

37.14	Transfer of Landlord’s Interest.
In the event of any transfer or transfers of Landlord’s interest in the Leased Premises or Bellevue Place, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to such transferee.

37.15	No Light, Air or View Easement.
Any diminution or shutting off of light, air or view by any structure which may be erected on land on or adjacent to Bellevue Place shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord.

37.16	Reciprocal Easement Agreements.
This Lease shall be subordinate to any and all operating, maintenance and reciprocal easement agreements (“REAs”) entered into by and among Landlord and any other parties, including any amendments or modifications thereto. Tenant shall execute and return to Landlord within ten (10) days after written request therefor by Landlord, agreements in recordable form, substantially in the form of Exhibit “H”, subordinating this Lease to any such REAs.

37.17	Waiver.
The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent, Additional Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted, regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.

37.18	Name.
Tenant shall not, without the prior written consent of Landlord, use the name of the building or project for any purpose other than as the address of the Leased Premises, and in any event, Tenant shall not acquire any rights in or to such names.

37.19	Choice of Law - Venue.
This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.

37.20	OFAC Certification.
(a)Certification. Tenant certifies that:
(i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
(ii)It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.
(b)Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

LANDLORD:					TENANT:

BELLEVUE PLACE OFFICE BUILDING I					SMARTSHEET.COM, INC.,
LIMITED PARTNERSHIP, a Washington					a Washington corporation
Limited Partnership

By:	BELLEVUE PLACE PROPERTIES				By:	/s/ Mark Mader
	LIMITED PARTNERSHIP, a					Mark Mader
	Washington limited partnership, Its				Its:	President
General Partner

	By:	KEMPER HOLDINGS, LLC,			By:
a Washington limited liability
		company, Its General Partner			Its:

		By:	KEMPER DEVELOPMENT
COMPANY, a Washington
corporation; Its Manager

			By:	/s/ James E. Melby
James E. Melby
Its President

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
On this 7th day of December, 2010, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, the Manager of KEMPER HOLDINGS, LLC, the General Partner of BELLEVUE PLACE PROPERTIES LIMITED PARTNERSHIP, the General Partner of BELLEVUE PLACE OFFICE BUILDING I LIMITED PARTNERSHIP, the limited partnership that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation and partnerships for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

	/s/ Rebecca K. Johnson
	Type Notary Name:	Rebecca K. Johnson
	Notary Public in and for the State of
(SEAL)	Washington, residing at	Gig Harbor, WA	.
	My commission expires	9.5.12	.

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
On this 1st day of December, 2010, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER, to me known to be the President, respectively, of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Maegan Clare Surbridge
	Type Notary Name:	Maegan Clare Surbridge
Notary Public in and for the State of
(SEAL)	Washington, residing at	King County	.
	My commission expires	3/12/13	.

OFFICE LEASE EXHIBITS

Exhibit “A” -	Legal Description of Bellevue Place.

Exhibit “B” -	Site Plan of Bellevue Place.

Exhibit “C” -	Floor Plan of the Leased Premises.

Exhibit “D” -	Tenant Information Manual.

Exhibit “E” -	Rules and Regulations.

Exhibit “F” -	Bellevue Place Transportation Management Agreement.

Exhibit “G” -	Form of Tenant Estoppel Certificate.

Exhibit “H” -	Form of Subordination Agreement.

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
Lots 1, 3, 4 and 5 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004.

EXHIBIT B
SITE PLAN OF BELLEVUE PLACE
(see attached)

256/064

20071129900004

BOUNDARY LINE ADJUSTMENT EXHIBIT MAP
N.E. 10th STREET
104th AVENUE N.E.
106th AVENUE N.E.
N.E. 8th STREET
NEW LOT 1
NEW LOT 2
NEW LOT 3
NEW LOT 4
NEW LOT 5
NEW LOT 6
LOT 3 CITY OF BELLEVUE BLA 87-3315 REC. NO. 8707219005
LOT 2 CITY OF BELLEVUE BLA 87-3315 REC. NO. 8707219005
LOT 1 CITY OF BELLEVUE BLA 87-3315 REC. NO. 8707219005
PLAT OF BELLEVUE REALTY REDWOOD ADDITION
LOT 20
LOT 19
LOT 18
LOT 17
LOT 16
LOT 15
LOT 14
LOT 13
LOT 12
LOT 11
ORIGINAL PARCEL A
ORIGINAL PARCEL C
ORIGINAL PARCEL D
NEW LOT LINE
GRAPHIC SCALE

SE 1/4, SW 1/4, SEC. 29, T.25 N., R 5 E., W.M.

GENERAL NOTES

REFERENCES

PARCEL / LOT AREAS

BUSH, ROED & HITCHINGS, INC.
CIVIL ENGINEERS & LAND SURVEYORS

BRH

DATED 11/05/07

City of Bellevue

BOUNDARY LINE ADJUSTMENT NO. 07-137859 LW

SHEET 4 OF 4

EXHIBIT C
FLOOR PLAN OF THE LEASED PREMISES
(see attached)

BELLEVUE PLACE

Bank of America Building - 15th Floor
3,122 RSF - Suite 1550 - Available Now

Cascade Views

P.O.
P.O.
P.O.
P.O.
Conference Room
4-6 cubicles
Kitchen
Built-in Reception
P.O.
P.O.
NORTH

Lake Washington & Seattle Skyline Views

Built-in reception desk

Double door lobby exposure

SPACE FEATURES

- Lobby exposure
- 7 private offices
- Conference room
- Kitchen
- Open space for 4-6 cubicles
- Built-in reception
- Discounted rate for 3-4 year direct lease!

Overlooking Downtown Bellevue

Large glass-enclosed conference room

EXHIBIT D
TENANT INFORMATION MANUAL
(see attached)

EXHIBIT D
TENANT INFORMATION MANUAL
OFFICE
BANK OF AMERICA BUILDING
CORNER BUILDING

1. FORWARD
This Tenant Information Manual has been prepared to assist you during the design and construction phase of your Bellevue Place offices and describes the process necessary to prepare your Leased Premises for occupancy. The Manual also includes a description of the Base Building Finish improvements, architectural details and systems.
Please read this Manual carefully to familiarize yourself with the portions of the planning and construction process which concern you.
We are pleased you have chosen to locate your firm in Bellevue Place and look forward to working with you during design and construction of your Leased Premises.
Welcome to Bellevue Place.

2. PROJECT REPRESENTATIVES
At the outset of the design and construction process, Tenant shall designate a representative, who shall serve as the contact for all discussions with Landlord’s Tenant Coordinator and Landlord’s Interior Planner.
Landlord is represented by Landlord’s Tenant Coordinator. Any questions regarding the Leased Premises, this Manual or the design and construction process should be directed to Landlord’s Tenant Coordinator.
Landlord’s Structural, Mechanical, and Electrical Engineers are responsible for all engineered drawings when required.
Landlord’s Contractor is responsible for all interior office construction in the Bank of America and Corner Buildings.
Landlord’s Project Architect is responsible for providing information and reviewing items related to the Building shell and systems.

3. BASE BUILDING FINISH CONDITION
The following is a description of the Base Building Finish Condition. Work to finish elevator lobbies and core areas may take place either during or before the construction phase of Tenant’s Improvements.

A.	General
1.Concrete floor slab shall be smooth-finish concrete without depressed or raised areas.

a.	Structural framing shall be reinforced concrete.

b.	Floor load capacity shall be ninety-five (95) pounds per square foot.

c.	Typical structural bay size:

(1)	Bank of America Building: 30’ x 33’

(2)	Corner Building: Varies, average 15’ x 30’

d.	Typical floor-to-floor height:

(1)	Bank of America Building: 12’2”

(2)	Corner Building:
Second Floor: 14’6’
All floors above Second: 12’6”
2.Core walls shall be taped, finished and ready for paint. Core area doors shall be installed and finished.
3.Core toilet rooms shall be finished and complete including ceramic tile floors, vinyl wall covering, ceramic tile walls, painted gypsum wallboard (GWB) ceiling, stone counters, toilet partitions with baked enamel finish, plumbing fixtures and trim, and toilet accessories.
4.Stairwells shall be complete, including painting and handrails.
5.Elevator lobby shall be complete with smoke doors, carpet, vinyl wall covering, base and painted GWB ceiling.
6.Acoustical ceiling 4’ x 4’ grid system shall be installed. Acoustical tile shall be furnished.
7.Shell perimeter interior side of wall shall be metal studs and batt insulation.
8.Perimeter window blinds shall be installed.

B.	Electrical System.
1. 480/277 volt “House” metered power shall be distributed through the south electrical room of the Bank of America Building and the west electrical room of the Corner Building. Each tenant floor shall be furnished with a 480/277 volt panel board.
2.Each tenant floor shall be provided with two 208/120 volt panel boards. One shall be located in the south electrical room and one in the north electrical room of the Bank of America Building, and in the west and south electrical rooms of the Corner Building.
3.Out of each of the panel boards described in items 1 and 2 above, raceway shall be stubbed out 10’ beyond the electrical room wall, in an east and west direction.
4.Lighting density shall be no more than 1.2 watts per square foot for the Bank of America Building and 1.7 watts per square foot for the Corner Building upon completion of Tenant’s Improvements.
5.The transformers provided shall be sized to furnish 120 volt power for 2.5 watts per square foot. Additional watts per square foot may be available within the system.
6.On the average, thirty 480/277 volt poles and seventy 280/120 volt poles shall be available. These shall be prorated on multi-tenant floors as a percentage of floor space leased.
7.Duplex receptacles shall be provided in core spaces.
8.Telephone riser cables shall be furnished by the serving telephone company. These shall rise through the north electrical room in the Bank of America Building and the south electrical room in the Corner Building where the termination backboards shall be located. Room for Tenant telephone processing system equipment must be included in the Tenant’s Leased Premises. Telephone cabling shall run in the return air plenum and shall require teflon cable.
9.Tenant floor VAV boxes shall be circuited and connected.

C.	Lighting
1.Tenant floor building standard shall be 2’ x 4’ eighteen-cell louvered fluorescent lighting fixtures. The lighting fixtures shall be stored in the garage at Bellevue Place and be made available to Tenant at that location.
2.The public elevator lobby and corridor lighting shall be provided for multi-tenant floor.
3.Finished core spaces, bathrooms, stairwells, lobby, telephone, electrical and janitor closets shall be provided with lighting fixtures.
4.Exit sign light fixtures shall be provided at stair exit doors.

D.	HVAC System
1.A VAV air handler shall be located on each floor. VAV terminal units, low velocity trunk ducts and branch aids shall be installed. Diffusers shall be connected to branch ducts and located on a modular basis, which shall include approximately one zone per 800 square feet for both buildings. Room sensors shall be connected to the VAV boxes temporarily located on the VAV box or adjacent columns. Cooling shall handle a lighting load of 1.2 watts per square foot for the Bank of America Building and 1.7 watts per square foot for the Corner Building.

E.	Sprinkler System
1.Sprinklers shall be installed on a light hazard basis of one head per 168 square feet.
2.Sprinkler heads at both locations shall be a “concealed” style head with white cover plate as standard.

F.	Life Safety Systems
1.Smoke detectors shall be installed in public elevator lobbies in the Bank of America and Corner Buildings and outside each exit stair in the Bank of America Building and shall be tied into the Building fire command center.
2.Evacuation speakers shall be installed in public elevators, public elevator lobbies and multi-tenant floor corridors.
3.Magnetic door holders shall be provided in the public elevator lobbies,

G.	Plumbing System
1.Waste and vent stubouts shall be provided at the core.
2.Cold water stubouts shall be provided at the core.

H.	Security System
1.An access control (card reader) system shall be installed at one plaza level lobby door and in each elevator cab. This system may be programmed to offer specific security to any tenant floor.
2.Closed circuit television cameras shall be located as determined to be appropriate by Landlord.

I.	Elevators
1.Bank of America Building:
a.Passenger Elevators: Four elevators shall serve tenant floors 1 through 12 (Lowrise); four elevators shall serve tenant floors 13 and above (Highrise).
Capacity shall be 3,000 pounds at 500 feet per minute.
Cab size shall be 7’0” x 5’6” 9’0”H.
Door size shall be 3’6” x 7’0”H.
b.Service Elevators: One service elevator shall serve parking level P2 and tenant floors 1-21.
Capacity shall be 4,500 pounds, at 350 feet per minutes.
Cab size shall be 7’0” x 6’0” x 9’0”H.
Door size shall be 3’6” x 7’0” H.
Service from parking levels P5 through P1 of the Bank of America Building shall be provided by four passenger/service elevators located north of the Bank of America Building in the adjacent Wintergarden Building.
Capacity shall be 3,500 pounds, at 350 feet per minute.
Cab size shall be 7’0” x 6’0” x 9’0”H.
Door size shall be 3’6” x 7’0”H.
2.Corner Building
a.Passenger Elevators: Four passenger elevators shall serve parking levels P5 through P1 and tenant floors 1-6.
Capacity shall be 3,000 pounds, at 350 feet per minute.
Cab size shall be 7’0” x 5’6” x 9’0”H.
Door size shall be 3’6” x 7’0”H.
b.Service Elevators: One service elevator shall serve parking level P2 and tenant floors 1-6.
Capacity shall be 4,500 pounds, at 350 feet per minute.
Cab size shall be 7’0” x 5’6” x 9’0”H.
Door size shall be 3’6” x 7’0”H.

4. DESIGN PROCESS
Before the Schematic Phase begins, Tenant, Landlord, and Landlord’s Interior Planner shall agree on a specific and complete schedule (the “Tenant Design Schedule”) for each phase of the design process. A separate construction schedule shall be established before actual construction of Tenant’s Improvements shall be allowed to begin.
Planning and construction for the Leased Premises in both Bank of America and Corner Buildings shall be broken into two general phases:
Schematic Phase (Space Plan)
Tenant’s overall requirements for space (number of employees, size of each employee space, storage needs, etc.) shall be reviewed with Landlord’s Interior Planner. The Schematic Plan shall define the layout of the Leased Premises showing the location of all physical features such as walls, doors, etc.
Construction Document Phase (Working Drawings)
Upon approval of the Schematic Plans by Tenant, Landlord’s Interior Planner shall prepare construction documents which shall take the Schematic Plan into the specific and technical portion of the planning process.

A.	Schematic Phase
The following steps shall take place to produce the Schematic Plan:
1.Tenant shall meet with Landlord’s Interior Planner at such times and on as many occasions as Landlord’s Interior Planner considers necessary to review Tenant’s space requirements as described below.
2.Landlord’s Interior Planner shall prepare a Schematic Plan of the Leased Premises based upon the information listed below to be provided by Tenant at the first meeting with Landlord’s Interior Planner. Landlord’s Interior Planner shall confirm that the Schematic Plan meets all current state and local fire, energy, and building codes required by the City of Bellevue. The Schematic Plan shall address the following:
a.The number of personnel to occupy the Leased Premises.
b.The number, size and relationship of private offices.
c.The spatial requirements and functional relationships of all personnel.
d.The conference room requirements, such as number of people to seat, storage requirements, etc.
e.The reception area requirements, such as number of people to seat, etc.

f.The storage and office support requirements.
g.Any special equipment needs (e.g., computers, etc.)
h.The plumbing requirements, if any.
i.Any future growth requirements.
j.Landlord’s Interior Planner shall work with the Structural, Mechanical, and Electrical Engineers as appropriate.
3.Upon completion of the Schematic Plan, Landlord’s Interior Planner shall review the Schematic Plan with Tenant and Landlord, and shall make such final changes as may be necessary, on or before the deadline established by the Tenant Design Schedule.
4.Tenant shall approve, by signature, three (3) copies of the Schematic Plan, keeping one (1) and returning two (2) to Landlord.

B.	Construction Document Phase
1.When the Schematic Plan has been approved by Tenant and the Lease has been signed, Landlord’s Interior Planner shall prepare the construction documents (hereinafter the “Construction Documents”). Tenant shall provide Landlord’s Interior Planner, with the following information which shall be included in the Construction Documents:
a.The location of all locking hardware on doors.
b.The weight and location of exceptionally-heavy equipment (exceeding 95 pounds per square foot), such as filing cabinets, safes, libraries, etc.
c.The location of all electrical, telephone and computer cable outlets.
d.The location, power requirements, and BTU output for all special machines such as copiers, appliances, computer equipment, etc.
e.The location and identification of all non-standard lighting fixtures used in accordance with the Building Standard lighting layout.
f.The identification of heavy occupancy areas (such as conference rooms, etc.).
g.The location of all sink or plumbing fixtures.
h.The requirements for all built-in cabinetry.
i.The location and size of all slab penetrations.

2.When the above information has been collected from Tenant, Landlord’s Interior Planner shall prepare the Construction Documents, which shall define the following:
a.The location and type of all partitions.
b.The dimensions of all walls, openings, and other architectural features.
c.The location and dimensions of all slab penetrations or any structural or Building shell modifications.
d.The location and type of all doors and relites.
e.The door and hardware schedule.
f.The location and specifications of paint colors, wall and floor finishes.
g.The reflected ceiling plan locating the ceiling grid and all light fixtures.
h.The power and telephone plan, including all special requirements for the computers and other dedicated circuits.
i.The millwork and cabinet details and their locations.
j.The plumbing requirements.
k.Any HVAC modifications.
l.All corridor entrance details.
m.All appliances and signage.
3.All Tenant signage proposals shall be submitted to Landlord for approval.
4.Landlord shall review, and approve if acceptable, all Construction Documents.
5.Tenant shall review and sign four (4) sets of Construction Documents, subject to pricing by Landlord’s Contractor, keeping one (1) and returning three (3) to Landlord.
6.Landlord’s Interior Planner shall send copies of the approved Construction Documents to Landlord’s Electrical and Mechanical Consultants.
7.Landlord’s Interior Planner shall compile as a total package all final Construction Documents and all engineered documents, including all electrical, mechanical, and structural drawings (where applicable).
8.Landlord shall provide Tenant with a construction cost for Tenant’s Improvements.

9.Tenant shall give final approval by signing four (4) sets of the total Construction Document package described above, keeping one (1) and returning three (3) sets to Landlord.
10.Landlord shall then, and only then, instruct Landlord’s Contractor to proceed with construction of Tenant’s Improvements.
11.After the Construction Documents have been approved and signed by Tenant, any revisions or changes will require the approval of Landlord. Tenant shall be responsible for all construction costs resulting from any change, all additional space planning costs and shall pay Landlord a coordination fee of fifteen percent (15%) of the cost of the change.

5. CONSTRUCTION PHASE
1.Prior to commencement of construction, a Construction Schedule shall be established by Landlord and Landlord’s Contractor. Tenant shall be given a copy of the Construction Schedule.
2.Landlord’s Contractor shall obtain all permits necessary for Tenant’s Improvements.
3.After the Construction Documents have been approved by Tenant, Landlord’s Contractor shall improve the Leased Premises per the approved Construction Documents.
4.Changes after Construction Document approval:
a.Tenant-initiated changes to approved Construction Documents after commencement of Tenant’s Improvements may cause delays in occupancy and additional costs to Tenant.
b.Tenant-initiated changes shall be priced by Landlord’s Contractor and approved by Landlord before any work shall be done on such changes. Tenant must direct all requested changes through Landlord.
c.Tenant approval shall be sought for all field changes due to unforeseen site conditions, Landlord’s Contractor shall be given authority by Landlord, however, to make those changes necessary to complete Tenant’s Improvements on a timely basis if contact cannot be made with Tenant.
5.All site visits during the construction of Tenant’s Improvements must be scheduled in advance through Landlord.
6.Upon substantial completion of Tenant’s Improvements, Tenant and Landlord shall jointly inspect the Leased Premises for any deficiencies that may exist and Landlord shall prepare a Punch List noting-any deficiencies thereon of a nature commonly found on a Punch List (as that term is used in the construction industry). The existence of any Punch List items shall not postpone the Commencement Date of the Lease. If Tenant fails or refuses to inspect the Leased Premises, Tenant shall be deemed to have waived any and all rights regarding the condition of the Leased Premises, appurtenances thereto, improvements thereon, and equipment thereof, and Tenant thereafter shall save and hold Landlord harmless as provided in the Indemnification Provisions of the Lease.
7.Tenant shall accept the Leased Premises in writing subject to the Punch List.
8.Landlord’s Contractor shall correct all deficiencies noted on the Punch List within thirty (30) days.

6. LEASED PREMISES STANDARD SPECIFICATIONS
The Standard Specifications and Details relate to Tenant’s Improvements to be installed in and to the Leased Premises. Unless otherwise approved by Landlord, Tenant’s Improvements shall be designed to and installed in accordance with the following Standard Specifications and Details. (Tenant’s Improvements, however, may not necessarily include all of the following items.) Compliance with the following Standard Specifications and Details will help to minimize construction costs and avoid delays.

A.	Partitions
1.Standard Partition, Details 1 and 2, pages 21-22.
2-1/2” 25-gauge galvanized steel studs @ 24” on center.
Partition height shall be 8’6”.
5/8” gypsum wallboard each side, smooth finish.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
2.Demising Partition, Details 7 and 8, pages 27-28.
2-1/2” 25-gauge galvanized steel studs @ 24” on center.
Partition height shall be 8’6”.
5/8” gypsum wallboard each side, smooth finish.
Continuous acoustical sealant at base of GWB both sides.
Wall terminated at underside of acoustic ceiling
1/2” reveal to be painted black.
2-1/2” USG Thermafiber Sound attenuation batts floor to ceiling in stud cavity.
2-1/2” Thermafiber Sound attenuation blanket 2’0” each side of partition in ceiling plenum.
3.Corridor Partition, Detail 8, page 28.
1 hour construction.
Demising wall one side of corridor, core shaft
wall opposite side, with 1-hour rated ceiling above.
4.Column Finish Treatment, Detail 11, page 31.
5/8” GWB wrapped all exposed sides.
5.Perimeter Walls and Columns, Details 9 and 10, pages 29-30.
Ceiling height shall be 8’6”.

Sill height shall be 2’5” with 2” aluminum frame at windows.
GWB below sill installed with Tenant Improvements.
6.Mullion Closure, Detail 4, page 24.
1/2” thick x 1-1/2” foam tape at closure.

B.	Doors, Frames, Hardware
B/S wood finish on cherry: Medium stain with multiple coats of hand-rubbed lacquer.
1.Suite Entry Door, Details 12-15, pages 32-35.
3’0” x 7’10” x 1-3/4”.
Cherry, plain sliced, center bookmatched.
20-minute labeled door assembly, smoke tight.
Frame: cherry.
Hardware: US26 D satin chrome
One lockset with lever handles, two pair butts, one closer, wall bumper.
2.Standard Interior Door, Details 12-15, pages 32-35.
3’0” x full height x 1-3/4” .
Door opening size 3’0” x 8’4”.
Cherry, plain sliced, center bookmatched.
Frame: cherry.
Hardware: US26 D satin chrome
One latchset/lockset with lever handles, two pair butts, wall bumper.

C.	Paint
One coat latex primer-sealer.
Two coats latex eggshell emulsion.
Color as selected by Tenant from Leased Premises Standard finish selection.

D.	Floor Covering
Carpet from Leased Premises Standard finish selection.
Leased Premises - 30 ounce cut pile.

E.	Base
Resilient Base, Detail 1, page 21.
4” straight rubber base at carpeted floor.
Color as selected by Tenant from Leased Premises Standard finish selection.

F.	Acoustic Ceiling

Exposed thin grid system, 2’ x 4’.
Mineral fiber lay-in panels, 2’ x 4’, regular 2’ x 2’ edge detail, fissured pattern.

G.	Mechanical
1.Sprinklers
Flush head.
2.Fire extinguisher and cabinet
Semi-recessed cabinet with 1/2” stainless steel flat trim.

H.	Electrical
1.Fluorescent Light Fixtures
a.Bank of America Building
2’ x 4’ fluorescent, three tubes (octron), 86 watts per fixture total connected load. Deep cell parabolic louver, electronic ballast.
b.Corner Building
2’ x 4’ fluorescent, three tubes, 136 watts per fixture total connected load. Deep cell parabolic louver.
2.Outlets
Wall - mounted 12” above finished floor unless otherwise specified.
3.Telephone Outlets/CRT Outlets
Wall - mounted 12” above finished floor unless otherwise specified.
4.Exit Signs
Universal standard exit fixture with stencil face and arrows as required.
5.Emergency Speakers
Flush mounted, 6-1/2” square frame.
6.Smoke Detectors
Surface-mounted, color off-white.

LEASED PREMISES STANDARD DETAILS

5/8" G.W.B.
4" RUBBER BASE
2 1/2" METAL FLOOR TRACK
CONTINUOUS BEAD OF ACOUSTICAL SEALANT (AT DEMISING & SOUND INSULATED PARTITIONS)
CARPET & PAD
FLOOR FIN. AS NOTED
DOUBLE BACK FOAM TAPE

PARTITION TO FLOOR CONNECTION

arvinSteinAssociates.Inc.
planning design

PARTITION CONNECTION 86049-4

BELLEVUE PLACE Date Sheet No. 1

CEILING TEE
CLG. TILE
SCREW TRACK TO TEE
1"x NON-COMB. SHIM
CLG. TRACK PAINT BLACK
J-STRIP OR TAPED EDGE
5/8" PLAS'BD
7"/8
2 1/2"
1 1/2"

PARTITION TO CEILING TRACK

Marvin Stein & Associates, Inc.
planning & design

PARTITION TO CEILING	JOB# 96044-4
BELLEVUE PLACE	Date ___ Sheet No. 2

2½" METAL STUDS
5/8" G.W.B
INSIDE CORNER BEAD W/ PLASTER FILL
DRYWALL SCREWS
5/8" G.W.B.
2½" METAL STUD BOX COLUMN
DRYWALL SCREWS
PLASTER FILL
BEADEX B-1 OUTSIDE CORNER

PARTITION 'TEE' INTERSECTION/FINISHED END

Marvin Stein & Associates, Inc.
planning design

PARTITION 'TEE' INTERSECTION — JOB # 86004-4

BELLEVUE PLACE — Date ______ Sheet No. 3

WINDOW
2"
LINE OF SILL
1/2" THICK X 1 1/2" FOAM TAPE
PAINT
OUTSIDE CORNER BEAD
2 1/2" METAL STUD
5/8" PLAS'BD

PARTITION TO CHEVRON WINDOW MULLION

Marvin Stein Associates, Inc. planning & design

PARTITION TO WINDOW	JOB # 86 044-4
BELLEVUE PLACE	Date	Sheet No. 4

1 1/2" x 5 1/2" CHE
EASE CORNER
5/8" G.W.B

LOW-RISE PARTITION CAP

Marvin Stein Associates, Inc.
planning design

LOW-RISE PARTITION CAP JOB # 86044-4

BELLEVUE PLACE Date Sheet No. 4

2"x2"x1/4" STEEL ANGLES @ 32" O.C. MAX.
NON-COM WOOD BLOCKING
9/64" Ø RAMSET LOW VELOCITY FASTENER (1" PENETRATION INTO FLOOR SLAB OR EQUAL (TYP.)
2 1/2" METAL STUDS @ 16" O.C. W/5/8" G.W.B. EACH SIDE

HEIGHT VARIES 5'-0" MAX.
2"x2"x1/4" STL. ANGLES
3/16 TYP.
6"
2 1/4"
6"
4"
2"
1/4" STEEL BASE PLATES

LOW-RISE PARTITION SUPPORTS

Marvin Stein & Associates, Inc. planning design

LOW-RISE PART. SUPPORTS JOB# 86044-4

BELLEVUE PLACE Date Sheet No. 1

2'-0"
2'-0"
2½" THERMAFIBER SOUND ATTENUATION BLANKET ABOVE CEILING - DEMISING PARTITION ONLY
SCREW TRACK TO TEE
1" x NON-COMB. SHIM
CLG. TRACK PAINT BLACK
CEILING TILE
5/8" G.W.B.
2½" USG THERMAFIBER SOUND ATTENUATION BATTS
4" RUBBER BASE
FLOOR FIN. AS NOTED
CONTINUOUS BEAD OF ACCOUSTICAL SEALANT
DOUBLE BACK FOAM TAPE

SOUND PARTITION / DEMISING PARTITION

MarvinStein&Associates,Inc. planning & design

Title: SOUND PARTITION Job No. [illegible]

Job: BELLEVUE PLACE Date: Sheet No. 7

CORE SHAFTWALL
FIN. FLOOR
RATED CEILING: 1 HR.
CORRIDOR
TENANT
NON-RATED GRID

FIRE RATED CORRIDOR

Marvin Stein Associates, Inc.
planning design

FIRE RATED CORRIDOR
JOB # 86044-4
BELLEVUE PLACE
Date
Sheet No. 8

OFFICE SPACE
2"
1/4"
LINE OF COLUMN BEYOND
8'-6" CEILING HT.
SILL HT.
2'-5"
3'-8"
SEAFIRST BUILDING

TYPICAL EXTERIOR WALL SECTION

Marvin Stein Associates, Inc.
planning design

TYPICAL EXTERIOR WALL SECT. JOB# 86664-4

BELLEVUE PLACE Date Sheet No. 4

CEIL. LINE
5/8 GWB
LINE OF COLUMN BEYOND
CONC. SLAB
2"
2'-1 1/2" SILL HT.
8'-6" CEILING HT.
4'-5"
CORNER BUILDING

TYPICAL EXTERIOR WALL SECTION

Marvin Stein & Associates, Inc.
planning design

Title TYP. WALL — Job No. 86044-4

Job BELLEVUE BLDG — Date 5/8/03 — Sheet No. 10

VARIES
CONCRETE COLUMN
2½" METAL STUD
⅝" GWB
CORNER BEAD
W/ TAPE MUD
⅝" GWB

PARTITION TO CONCRETE COLUMN

Marvin Stein Associates, Inc.
planning & design

PARTITION TO COLUMN JOB # 86099-4

BELLEVUE PLACE Date Sheet No. 11

CHERRY JAMB
1 3/4" CHERRY DOOR
CARPET & PAD
1/4"

DOOR THRESHOLD

Marvin Stein & Associates, Inc. planning & design	DOOR THRESHOLD	JOB# 86044-4
	BELLEVUE PLACE	Date Sheet No. 12

5/8" G.W.B.
2 1/2" METAL STUDS
CHERRY JAMB
RUBBER BUMPER
4 PER DOOR
1 3/4" SOLID CORE
CHERRY DOOR

DOOR JAMB AT GWB PARTITION

Marvin Stein Associates, Inc.
planning design

DOOR JAMB AT GWB PART. JOB# 86044-4

BELLEVUE PLACE Date Sheet No 13

5 1/2"
3/4"
3/4"
2 1/2"
3/4"
3/4"
7/16"
7/16"
5/8"
1/2"
SOLID CHERRY
1/4"
1 1/2"
1/2"
CHERRY VENEER
SOLID CHERRY
1 1/2"
2"

NOTE:
SOLID CHERRY MAY BE USED THROUGHOUT
IN LIEU OF VENEERS AT CONTRACTORS OPTION

DOOR HEAD & JAMB

Marvin Stein Associates, Inc.
planning design

DOOR HEAD & JAMB	JOB # 86044-4
BELLEVUE PLACE	Date Sheet No. 14

CEILING TEE
1" x NON-COMB SHIM
ACOUSTICAL TILE
1/8" x 1" VINYL FOAM TAPE
1/2"
CEILING TRACK
CHERRY JAMB
SOLID CHERRY DOOR

FULL HEIGHT DOOR HEAD

Marvin Stein Associates, Inc.
planning design

FULL HEIGHT DOOR HEAD JOB# 86044-4

BELLEVUE PLACE Date Sheet No. 15

5/8" G.W.B
BOXED 2 1/2" METAL STUDS
BEND ONE OVER HEAD
CHERRY JAMB
5/8" CHERRY TRIM (ALIGN WITH
HEAD TRIM)
BOTTOM PIVOT BRACKET
FOLDING DOOR IN OPEN POSITION
1 3/8" FOLDING CHERRY DOOR

FOLDING DOOR JAMB

Marvin Stein & Associates, Inc.
planning & design

FOLDING DOOR JAMB — JOB # 86044-4

BELLEVUE PLACE — Date — Sheet No. 17

1½"
EQ.
1¼"
EQ.
1½"
3'-0 3/16"
1½"
1
22
ADDITIONAL RELITES AS NOTED ON DRAWINGS
1
24
1
21
1
23
1¾" SOLID CORE DOOR
7'-0"
1
20
RUBBER BASE
G.W.B

TYPICAL RELITE ELEVATION

MarvinSteinAssociates,Inc.
planning design

TYPICAL RELITE ELEV JOB # 86044-4

BELLEVUE PLACE Date Sheet No. 18

CEILING TILE
1 1/2"
8'6"
1/22
1/15
RELITE STOPS-VERTICALS SHALL BE FULL HEIGHT W/1/4" HORIZONTAL ROUT @ TOP & BOTTOM
PROVIDE 1/8"x1/8" JOINT @ HEAD TO JAMB INTERSECTION ON BOTH DOOR & RELITE FRAMES
RELITE
1/23
1 3/4" DOOR
1/20
4"
RUBBER BASE
DOOR STOPS-VERTICALS SHALL BE FULL LENGTH

RELITE CONNECTIONS

Marvin Stein Associates, Inc.
planning design

RELITE CONNECTIONS	JOB#	
BELLEVUE PLACE	Date	Sheet No. 19

1/4" TEMPERED FLOAT GLASS
GLAZING TA
CHERRY STO
1 1/2" x 5 1/2" CHERRY RELITE SILL
4"
4" RUBBER CARPET BASE
CARPET

RELITE SILL DETAIL

Marvin Stein Associates, Inc. planning design

RELITE SILL DETAIL	JOB # 86044-4	
BELLEVUE PLACE	Date	Sheet No. 20

1 1/2" x 1/2" CHERRY MULLION
CHERRY STOPS
GLAZING TAPE
1/4" FLOAT GLASS TEMPERED AS NOTED
1/8"x1/8" QUIRK JOINT (TOP & BELOW TYPICAL)

VERTICAL RELITE MULLION

Marvin Stein & Associates, Inc. planning & design

VERTICAL RELITE MULLION	JOB# 86040-4	
BELLEVUE PLACE	Date	Sheet No. 21

1/8"x1" VINYL FOAM TAPE
1" HON COMB SHIM
PROVIDE BLOCKING AND SCREW TO RELITE @ 1'-0" O.C.
CEILING TILE
1/8"
5/8"
1 1/2"
CHERRY STOP
GLAZING TAPE
1/4" FLOAT GLASS (TEMP. AS NOTED)

RELITE HEAD DETAIL

Marvin Stein Associates, Inc. planning & design

RELITE HEAD DETAIL JOB# 86044-4

BELLEVUE PLACE Date Sheet No. 22

SOLID CHERRY
CHERRY VENEER
SOLID CHERRY
CHERRY STOPS
GLAZING TAPE
1/4" TEMPERED FLOAT GLASS
1/8" x 1/8" QUIRK JOINT (TOP & BELOW TYPICAL)

NOTE: SOLID CHERRY MAY BE USED THROUGHOUT IN LEIU OF VENEERS AT CONTRACTORS OPTION.

RELITE & DOOR JAMB COMBINATION

Marvin Stein & Associates, Inc. planning design

RELITE & DOOR JAMB — JOB# 80094-4

BELLEVUE PLACE — Date — Sheet No. 23

CHERRY STOP
CHERRY TRIM
5/8" G.W.B. EACH SIDE
1/4" FLOAT GLASS
TEMP AS NOTED
BOX STUDS
2 1/2" METAL STUDS
1/8" x 1/8" QUIRK JOINT
(TOP & BELOW TYPICAL)

RELITE JAMB & WALL

Marvin Stein Associates, Inc.
planning design

RELITE JAMB & WALL	JOB# 86044-4
BELLEVUE PLACE	Date Sheet No. 24

5 1/2"
3/4"
3/4"
2 1/2"
3/4"
3/4"
1 1/2" x 5 1/2" CHERRY
5/8"
1 1/2"
1/4"
3/4"
3/8"
1 1/2"
1/4" FLOAT GLASS (TEMPERED AS NOTED ON PLAN)
3/4" x 1 1/2" CHERRY STOP
GLAZING TAPE

RELITE JAMB, HEAD & SILL

MarvinSteinAssociates,Inc. planning design

RELITE JAMB, HEAD & SILL	JOB# 86004-4		
BELLEVUE PLACE	Date	Sheet No. 25

5/8" CHERRY SET IN 3/4" STD. RGHT
CHERRY JAMB
1/4" FLOAT GLASS TEMP. AS NOTED
GLAZING TAPE
CHERRY STOP
2 1/2" METAL STUD
BLOCKING
1/4" FLOAT GLASS TEMP. AS NOTED

RELITE CORNER

Marvin Stein & Associates, Inc.
planning & design

RELITE CORNER	JOB # 96044-4
BELLEVUE PLACE	Date Sheet No. 26

AS PER PLAN
SUSP. CEILING
18"
OR AS NOTED
3/4" 'KORTRON' SHELF
& SIDE PANELS. W/ "T" EDGING
12"
TYPICAL ROD K&V 600
WITH FLANGE K&V 766
EACH END.
IF SPAN OVER 36", ADD
SUPPORT K&V 1195 AS REQ'D.
5'-6"

TYPICAL CLOSET DETAIL

MarvinStein&Associates,Inc.
planning design

TYPICAL CLOSET DETAIL JOB# 86044-4

BELLEVUE PLACE Date Sheet No. 27

2'-0"
3/4"
1"
PLASTIC LAM
PLASTIC LAM.
4"
1 1/2"
4"
DRAWER
1/4" HARDBOARD
ADJUSTABLE STANDARDS
3/4" 'KORTRON' W/ "T" EDGING
3'-4"
2'-2 1/4"
4 1/4"
RUBBER BASE
3"

NOTE: SEE PLANS FOR CABINET LENGTH

COUNTER & LOWER CABINET DETAIL

Marvin Stein & Associates, Inc.
planning design

COUNTER & LOWER CABINET JOB # 86044-4

BELLEVUE PLACE Date Sheet No. 25

2'-1 1/4"
3/4"
1"
PLASTIC LAM.
PLASTIC LAM.
CUTOUT PER SINK DIM.
1/4" HARDBOARD
3/4" 'KORTRON' W/ "T" EDGING
3'-4"
2'-2 1/4"
4 1/4"
RUBBER BASE
3"

COUNTER & SINK CABINET DETAIL

Marvin Stein & Associates, Inc.
planning design

COUNTER & SINK CABINET	JOB # 96044-4	
BELLEVUE PLACE	Date	Sheet No. 29

HON-COMB BLOCKING
1/4" HARDBOARD
ADJUSTABLE STANDARDS
PLASTIC LAM.
2 1/2" METAL STUD W/5/8" G.W.B.
2 SHELVES (TYP.)
3/4" 'KORTRON' W/ 'T' EDGING
1'-2"
Varies
1/4"

UPPER CABINET DETAIL

UPPER CABINET DETAIL JOB# 86044-4

Marvin Stein & Associates, Inc. planning design

BELLEVUE PLACE Date Sheet No. 30

2'-0"
1"
PLASTIC LAMINATE
PLASTIC LAMINATE
4"
1½"
SUPPORT AS REQUIRED (4' O.C.)
SUPPORTS TO BE PLYWOOD PAINTED TO MATCH ADJACENT WALLS
3'-4"
2'-10½"

NOTE: SEE PLANS FOR CABINET LENGTH

STANDARD WORK COUNTER

Marvin Stein & Associates, Inc. planning design

Title STANDARD WORK COUNTER Job No. 2/044-41

Job BELLEVUE PLACE Date Sheet No. 31

CABINETRY SPECIFICATIONS

A. All material to be 3/4" A B grade plywood unless noted.

B. All members to be joined with screws whenever possible.

C. Cabinet doors to be finished with plastic laminate; color to be specified on drawings.

D. Cabinet backs to be 1/4" temp. hardboard to match 'Kortron'.

E. Apply plastic laminate to top and front of counter and backsplash.

F. DRAWERS: Sides and backs to be 1/2" temp. hardboard to match 'Kortron'. Bottoms to be 1/4" temp. hardboard to match 'Korton'. Fronts to be finished with plastic laminate; color to be specified on drawings.

G. ADJUSTABLE SHELF STANDARDS: K & V end support #255 and 256, back support #87 and 187 (typical all shelf units).

H. Hinges to be 'Blum' #91.650 or equal.

I. Pulls to be 'Blum' #213 4" wire pulls or equal.

J. Catches to be Stanley #SP46 single door and #SP45 for double doors.

K. Drawer guides to be 'Blum' #BS230 or equal.

L. 3/4" x 1 1/2" plywood face frame typical at cabinet sides, finished with plastic laminate; color to be specified on drawings.

M. Provide box support for all cabinet bases, use 3/4" plywood.

N. Provide horizontal blocking at all wall hung cabinets for securing.

O. Provide complete shop drawings for all millwork.

MarvinSteinAssociates,Inc. planning design

Title CABINETRY SPECS. Job No. 30044-4

Job BELLEVUE PLACE Date Sheet No. 32

LIST OF DRAWING SYMBOLS

LIST OF DRAWING SYMBOLS

Partitions

A. **B/S Partition:** GWB both sides from floor to under side of hung ceiling.

B. **B/S Sound Partition:** GWB both sides and acoustic batt insulation from floor to underside of hung ceiling.

C. **B/S Demising Partition:** GWB both sides and acoustic batt insulation floor to underside of hung ceiling. 4'-0" wide acoustic batt insulation centered over partition above ceiling.

E. **B/S Partial Height Partition**, finish cap ___' - ___" AFF. Specify height and detail cap

- gypsum wall board
- other

F. Existing Wall

RELITES

A. **B/S Full Height Relite.** Indicate where safety glass or wire glass is required. Indicate aluminum or oak and finish. (See B/S details for more information.)

B. **B/S Partial Height Partition with Relite.** Indicate height of relite above finished floor. Provide section detail if not Building Standard.

ELECTRICAL

Duplex Receptacle, Building Standard, wall mounted

Fourplex Receptacle

Telephone Outlet, Building Standard, wall mounted

Floor Mounted Duplex Receptacle, Building Standard

Floor Mounted Fourplex Receptacle

Floor Mounted Telephone Outlet, Building Standard

Special Outlet, Wall Mounted, industry standard; indicate power requirements

Special Outlet, Floor Mounted, industry standard; indicate power requirements

Junction Box, Wall Mounted, industry standard

"Wiremold", Plug-Mold type, industry standard, 12" Above Finished Floor

Equipment Connection, Wall Mounted, industry standard, for dishwasher, domestic water heater or HVAC unit

Dedicated Telephone Outlet

Dedicated Telephone Outlet - Floor Mounted

Single-Pole Switch, Building Standard

Single-Pole Dimmer Switch, indicate lights to be controlled with lower case letters

EXHIBIT E
RULES AND REGULATIONS
1.If Landlord objects in writing to any curtains, blinds, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Leased Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Leased Premises.
2.The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Leased Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, may be prejudicial to the safety, character, reputation or best interests of the Building and its Tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in illegal activities. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building or any other restricted areas which are so posted.
3.The directory of the Building will be provided exclusively for the display of the name and location of Tenants only, and Landlord reserves the right to exclude any other names therefrom.
4.Tenant shall not employ any person or persons other than the janitor of Landlord for purposes of cleaning the Leased Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Leased Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary using and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture or other special services.
5.Landlord will furnish office tenants, free of charge, with two keys to each door lock in the Leased Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on the Leased Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors, which have been furnished, or shall pay Landlord therefor.
6.If Tenant requires telegraphic, telephonic, burglar alarm, music or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.
7.Any freight elevator shall be available for use by all Tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. All such deliveries shall enter the building through the loading dock on Garage Level P2.

8.Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought in to the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that maybe transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The person employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of the Tenant.
9.Tenant shall not use or keep in the Leased Premises any kerosene, gasoline or other flammable or combustible fluid or material other than those limited quantities necessary for the operation and maintenance of office equipment and cash registers. Tenant shall not use or permit to be used in the Leased Premises any foul, toxic or noxious gas or substance, or permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Leased Premises any birds or animals.
10.Tenant shall not use any method of heating or air-conditioning other than that supplied or approved by Landlord.
11.Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall close window Coverings and turn off lights at the end of each business day.
12.Landlord reserves the right, exercisable with thirty (30) days’ notice and without liability to Tenant, to change the name and street address of the Building.
13.Between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, Landlord reserves the right to exclude from the Building any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
14.Tenant shall close and lock the doors of the Leased Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Leased Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
15.Tenant shall not accept barbering or bootblacking service upon the Leased Premises.

16.The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
17.Tenant shall not use the Leased Premises for any business or activity other than that specifically provided for in Tenant’s Lease.
18.Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
19.Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Leased Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Leased Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Leased Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
20.Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent same.
21.Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.
22.Tenant shall store all its trash and garbage within the Leased Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
23.The Leased Premises shall not be used for any improper, immoral or objectional purpose. No cooking shall be done or permitted by Tenant on the Leased Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment such as equipment used for brewing coffee or dispensing hot water, and standard household refrigerators and microwave ovens shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations and in accordance with the use clause in Tenant’s Lease.
24.Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
25.Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
26.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

27.Tenant assumes any and all responsibility for protecting the Leased Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Premises closed.
28.The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without ‘specific instructions from Landlord.
29.Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks.
30.Landlord may, as Landlord in its sole discretion may deem appropriate, temporarily waive any one or more of these Rules and Regulations in favor of Tenant or any other tenant, but no such waiver of such Rules and Regulations in favor of Tenant or any other tenant, shall prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any or all of the tenants in the Building.
31.These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
32.Landlord reserves the right to charge and/or make such other reasonable Rules and Regulations as, in its judgment, may from time to time be appropriate, desired or needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
33.Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of Bellevue Place or its desirability as a first-class office and retail complex and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
34.The word “Building” as used herein means the entire Bellevue Place development of which the Leased Premises are a part.
35.Tenant shall be responsible for the observance of all the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT F
BELLEVUE PLACE TRANSPORTATION MANAGEMENT AGREEMENT

I.	OBJECTIVES
This Agreement describes the transportation management program for Bellevue Place. The objectives of this program are to:

A.	Make best use of the available parking supply;

B.	Control peak hour employee traffic generated by the project;

C.	Support the City’s transportation goals for downtown Bellevue; and
D.Provide a flexible program that allows adjustment to changing circumstances and patterns of success.

E.	To prevent a parking shortfall and spillover when the Building is 95% occupied.

II.	DEFINITIONS
A.Carpool. An employee vehicle, registered with the TMA, carrying two or more persons (of which at least two must be full-time Bellevue Place employees) to and from work on a regular basis.
B.Employee. A full-time employee whose place of work is Bellevue Place.
C.Employee Vehicle. A motor vehicle driven by a Bellevue Place employee.
D.Employer. A tenant of Bellevue Place with one or more employees.
E.Percent Occupancy. The percent of net rentable floor area actually occupied by tenants at any given time.
F.PM Peak Hour. The hour of highest traffic volume on streets adjacent to Bellevue Place in the p.m. peak period; this is currently defined as 4:30 to 5:30 p.m.
G.Net Rentable Floor Area. As defined in BCC 20.50.020.
H.Vanpool. An employee vehicle, registered with the TMA, carrying 5 or more persons (of which at least 4 must be full-time Bellevue Place employees) to and from work on a regular basis.

III.	CONDITIONS
A.The property owner shall seek to achieve “target maximums” for p.m. peak hour outbound employee vehicle trips and peak employee parking demand. These target maximums are related to building occupancy and will recognize the greater effectiveness of a Transportation Management Program (TMP) when building occupancies are higher. The target maximums are shown in Table 1.

Achievement toward target maximums will be evaluated every year beginning with the first October after reaching 50% occupancy and continuing until:
1. 4 years after 50% occupancy is reached, or
2. 6 years after the temporary certificate of occupancy is issued, whichever is later.
Table 1. Target Maximums

Target Maximums
Project Occupancy	Employee Vehicles Parked	Peak Hour Outbound Employee Vehicle Trips (PM)

0 to 49% Occupancy	(no targets)	(no targets)
50.0 to 54.9%	783	597
55.0 to 59.9%	829	632
60.0 to 64.9%	873	666
65.0 to 69.9%	918	700
70.0 to 74.9	962	734
75.0 to 79.9%	1003	765
80.0 to 84.9%	1044	797
85.0 to 89.9%	1083	826
90.0 to 94.9%	1117	852
95.0 to 100% (full Occupancy)	1117	852
B.The property owner shall measure peak hour outbound employee vehicle trips and peak employee parking demand every year, beginning with project occupancy and continuing until no longer required by the City of Bellevue and TMA. Measurements will be made by the TMA or other party approved by the City of Bellevue. The measurements shall be repeated annually during the month of October.
Peak hour employee traffic exit volumes will be counted manually or with the use of the mechanical exit control devices if possible. Employee parking demand will be counted during the peak period of accumulation or with the use of the mechanical garage control gate, if possible. These employee exit volumes and employee parking demands will be counted on 5 October weekdays, Tuesday through Thursday, selected by the TMA or other party jointly approved by the City and property owner. These selected days will exclude days of unusual events and may be modified by mutual agreement. (An example would be a day on which a large banquet meeting was expected to end during the p.m. peak hour). The mean of the five counts will be used for average employee vehicles parked and for average p.m. peak hour outbound employee vehicle trips.
Project occupancy will be recorded at the time of the parking and traffic surveys for use in evaluating the achievement toward target maximums. Project occupancy will be based on the percent of net rentable floor area occupied.

C.The property owner shall implement the Transportation Management program described herein to meet the objectives. This Transportation Management Program shall consist of a Base Level of activity and Activity Levels 1, 2 and 3.
D.The Transportation Management program shall provide a base level of activity. The base level of activity will begin with project occupancy and continue until no longer required by the City of Bellevue. In the base level of activity, the property owner shall agree that:
1.The property owner shall assign overall management responsibilities for transportation management services to a Transportation Management Association. Preferably, this would be the existing Bellevue TMA. However, if the Bellevue TMA should not be willing or able to perform, an on-site TMA would be established. The transportation services are subject to agreement by the TMA and will be based on operating costs for the TMA. The TMA’s responsibilities would include:
a.Serve as the Bellevue Place Transportation Coordinator. The coordinator will take the lead in initiating and maintaining Bellevue Place Transportation Management program and will work in collaboration with the designated representatives of owners, tenants and Metro.
b.Establish and maintain the Commuter Information Center.
c.Provide for certification of carpools and vanpools.
d.Administer the transit, carpool, and vanpool incentive payments, if any.
e.Provide periodic distribution of information materials (desk-top, door-to-door) such as, but not limited to, transit, carpool/vanpool, and flex-time promotional materials as well as information concerning parking rates, vanpool rates, or seasonal commuting information.
f.Provide semi-annual, building-wide promotions of High Occupancy Vehicle (HOV) travel and alternative work scheduling, such as flex-time, in collaboration with Metro. This may include underwriting and implementing special events related to Transportation Fairs or promotion.
g.Coordinate the employee travel/parking survey, previously described in paragraph III B of this agreement.
h.Provide new employees in the building with an orientation to the transportation incentives offered by Bellevue Place.
i.Coordinate with Metro for support services that could include Transportation Coordinator training sessions, program promotion services, and on-site displays and presentations.
j.j. Report on a periodic basis the results of the program to both the Owner/Developer and the City of Bellevue.
2.Both owners and tenants shall be member participants in the TMA. Membership will require a pledge of good faith efforts and payment of dues on the following basis:
a.The building owner will pay annual dues based on an average weekday p.m. peak hour outbound employee vehicle trips as defined and measured in paragraph III.B. Dues payment will begin at project occupancy. The peak hour outbound employee vehicle trips will be measured each

October and will be made using the same methods as for measuring target maximums. Dues will become effective on the January 1st following the October survey defined in paragraph III.B, based, on the results of such study. During the first year, or portion thereof, prior to the first January following the first October survey defined in paragraph IIIB, the number of peak hour outbound employee vehicle trips will be estimated based on average projected occupancy for the year. Annual dues will be by year starting with initial occupancy, as shown below, in Table 2:

Table 2. Annual TMA Dues Schedule for Peak Hour Outbound Employee Vehicle Trips

1st Year (or portion of)	$42/p.m. peak hour outbound trip
2nd Year	$37
3rd Year	$32
4th Year	$28
5th Year & Beyond	$24
In the event the Bellevue TMA provides these services, then in recognition of lower occupancies during the first years, these dues may be prepaid advances to the Bellevue TMA of up to $8,000 per quarter year up to an aggregate total not to exceed $60,000. These advances may be provided for any quarter year up to the end of 1990, and will be used only for direct expenses and allocated overhead related to the Bellevue Place Transportation Management program. Any such advance will be credited toward future dues payments.
b.Employer tenants, except the hotel, shall pay TMA dues at the rate of $10.00 per month for each additional employee parking space leased from the property owner in excess of 2 spaces per 1,000 net rentable floor area. This fee will be in addition to the normal parking rate charges. Should the Owner not wish to pass this responsibility on to his employer tenants, then he shall assume this responsibility to the TMA.
c.The purpose of these dues is to support the services and overhead related to the Bellevue Place Transportation Management program. In the event these services are provided by the existing Bellevue TMA, the Bellevue TMA shall reduce these dues if they are in excess of need. The dues may be raised only by the mutual consent of the Bellevue TMA and the property owner.
d.In the event the TMA services described are provided by the existing Bellevue TMA, Bellevue Place will have a continuing option to withdraw from the Bellevue TMA. For example, if Bellevue Place can, in its judgment, provide its own TMA that is equivalent or better at comparable lower costs, it may withdraw and firm its own TMA.
Continuing participation will also be contingent upon the Bellevue TMA also receiving by early 1989 significant funds on an ongoing basis from other sources in downtown Bellevue. If, by then, this other funding is not at least equal to twice the Bellevue Place share, then Bellevue Place may choose, at its option, to drop out of the Bellevue TMA and create its own project TMA. This project TMA would perform similar functions, and would not change the other aspects of the program. Withdrawal would take effect six months after giving such notice.
3.The property owner shall maintain a number of set-aside carpool and vanpool spaces sufficient to serve demand but not to exceed 224 spaces. Carpool or vanpool spaces not used by 9:30 a.m.

may be released for other uses. Spaces will be reserved for carpools and vanpools that are registered with the building transportation coordinator of TMA.
4.The property owner shall charge for employee parking at current downtown Bellevue market rates, but in no case at a rate less than the then current Metro two-zone pass.
E.The property owner shall implement levels of activity 1, 2 and 3 for calendar year beginning January 1st if target maximums measured in the previous October counts (defined in paragraph III.B) were not achieved.
1.Level 1 shall be implemented by the property owner the first calendar year following each October count (defined in paragraph III.B) in which maximums were not met. For example, if the project occupancy is between 60 and 65% and either the peak parking or outbound peak hour employee vehicles is greater than specified in the target maximum, level 1 activity would be triggered. Level 1 activity will be a continuation of base level activities plus:
a.The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 14% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
Table 3.
Maximum Transit Pass, Subsidies and Parking Discount

Project Occupancy	Maximum Number of Parking Discounts	Maximum Number of Transit Pass Subsidies
0 to 49.9%	0	0
50 to 54.9%	72	144
55 to 59.9%	87	176
60 to 64.9%	103	207
65 to 69.9%	119	238
70 to 74.9%	137	274
75 to 79.9%	157	315
80 to 84.0%	175	351
85 to 89.9	199	400
90 to 94.9%	224	450
95 to 100% (full)	224	450
2.The property owner, through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amounts of the discount for carpools will be 16.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).

Level 2 activity shall be implemented by the property owner in the calendar year following the second consecutive October measurement in which target maximums were not achieved. Level 2 activity will be a continuation of the base activity level plus:
a.The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 28% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employee; at intermediate stages, the maximum would be as shown in Table 3).
b.The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 66.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
3.Level 3 activity shall be implemented by the property owner in the calendar year following a third consecutive October measurement (defined in paragraph III.B) in which target maximums were not achieved. Level 3 activity will be a continuation of the base level of activity plus:
a.The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 42% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
b.The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 50% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 100.0% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
4.In the calendar year following an October count (defined in paragraphs III.B) in which both targets were achieved, the level of activity may drop by one level (from Level 2 to Level 1, for example) but not lower than the Base Level. The activity levels cannot drop or rise by more than one level per year except at the termination of the target maximum program. The end of the target maximum program will occur 4 years after the project reaches 50% occupancy or 6 years after the temporary certificate of occupancy is issued; whichever is later (as described in Section A). At the termination of the target maximum program, the activity levels will return to the base level.
5.If the experience shows that the relative use among transit, carpool and vanpool are different than expected, the number of transit passes subsidized or parking discounts offered can be modified so long as the maximum applicable expenditure would not exceed that required by paragraphs III.B(1), (2) and (3).

F.The property owner or applicant shall annually provide an assurance bond as a guarantee that the required financial incentives described in activity levels 1, 2, and 3 will be provided. This assurance bond will equal the cost of the maximum incentive levels and property owner dues that could be required for the following year.
The amount included in the assurance bond will be determined in October when the level of activity required is determined. The bond would be issued by the following January 1st.
A claim may be made on the bond only if and to the extent that the property owner fails to provide the required level of subsidies and dues.

DEFINITION OF TERMS
Outbound Vehicle Trip-ends. A vehicle that exits at any parking area at Bellevue Place and enters an adjacent street.
On-site Employee Parking. Parking for part- or full-time employees of the project located within the project.
On-site Short-term Parking. Parking within the project that is restricted for use by visitors, clients, shoppers and hotel use.
P.M. Peak Hour of Traffic. The hour with the highest two-way traffic volumes on streets adjacent to the project during the p.m. peak period.
Peak Hour of Parking Accumulation. The hour with the highest number of vehicles parked.
Project Occupancy. The percent of the project space that is leased and occupied based on the percent of net square feet and excludes hotel occupancy.
Parking Limits. The maximum number of parking spaces that can be allocated for employee parking.
P.M. Peak Hour Outbound Employee Vehicle Trip Limits. The maximum number of employee vehicle trips that are allowed to exit the project during the p.m. peak hour of traffic:
Target Maximum. A limit on the number of p.m. peak hour outbound employee vehicle trips and the number of parking spaces used for employee parking that is applied prior to full project occupancy but only after the occupancy of the project reaches 50% (excluding the hotel).
Achievement of Target Maximum. A target maximum is achieved when both intermediate employee parking and p.m. peak hour employee vehicle trip limits that were established for a percent of project occupancy are not exceeded.
Transportation Management Program. An assortment of policies and activities designed to discourage single occupancy vehicle (SOY) use by employees and peak hour vehicle trips generated by the project.
Transportation Management Association. An organization devoted to promoting transportation management programs as well as other transportation issues.
Base Level of Activity. The elements of the ongoing transportation management program which will be required of project owners and tenants and provided for employees.
Level 1 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the first time.
Level 2 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the second consecutive time.
Level 3 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the third consecutive time.

TMA Membership Dues. Fees required to be paid by the building owners and tenants to the TMA in return for the TMA providing transportation management program services.
Assurance Bond. A financial commitment made by the property owner or applicant to the City of Bellevue that will be forfeited if property owner or applicant fails to make financial contributions required in Level 1, 2, or 3 Activities.
Transit Pass Subsidies. A financial contribution to employees through a discount for monthly Metro, Community Transit or other transit passes.
Carpool and Vanpool Parking Discounts. Lower prices relative to SOV employee parking rates offered by the building owner or applicant to employees who commute in a registered vanpool of S or more persons.

EXHIBIT G
TENANT ESTOPPEL CERTIFICATE
_____________, 201_
Metropolitan Life Insurance Company
400 S. El Camino Real, 8th Floor
San Mateo, California 94402
Gentlemen:
The undersigned, _____________________________ (“Tenant”), as tenant under a lease (the “Lease”) of certain premises dated ______________ executed by Tenant and Bellevue Place Office Building I Limited Partnership (“Landlord”), does hereby state, declare, represent and warrant as follows:
1.The copy of the Lease attached hereto as Exhibit A is a true and correct copy of the Lease and the Lease is in full force and effect and has not been amended, supplemented or changed, except as follows [if none, so state]:
2.Tenant has accepted possession of the premises demised under the Lease, and all items of an executory nature have been completed under the terms of the Lease, including, but not limited to, completion of construction of the demised premises (and all other improvements required under the Lease) in accordance with applicable plans and specifications and within the time periods set forth in the Lease and otherwise in accordance with the Lease, and payment of any improvement allowance or other funds owing by Landlord to Tenant. Tenant further acknowledges that the term commenced on ___________ and shall expire on ___________, unless sooner terminated or extended in accordance with the terms of the Lease.
3.No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a “default”) on the part of the undersigned exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of the undersigned.
4.No default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.
5.Tenant has no option or right to purchase the property of which the premises are a part, or any part thereof.
6.No rentals are accrued and unpaid under the Lease.
7.No prepayments of rentals due under the Lease have been made and no security or deposits as security have been made thereunder, except as set forth in the Lease.
8.The undersigned has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord.

9.The undersigned has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.
10.The undersigned agrees to notify you of any default on the part of Landlord under the Lease which would entitle the undersigned to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancellation thereof shall be effective unless you have received said notice and have failed within thirty (30) days after the expiration of the cure period provided to Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation.
11.The undersigned understands and acknowledges that you are about to Make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust, Security Agreement and Fixture Filing encumbering Landlord’s fee interest in the property of which the leased premises are a portion and the rents, issues and profits of the Lease and (ii) an Assignment of Leases which affects the Lease, and that you are relying upon the representations and warranties contained herein in making such loan.

By
Name:
Its:

By
Name:
Its:

EXHIBIT A
TO TENANT ESTOPPEL CERTIFICATE
Copy of Lease and Amendments to Lease

EXHIBIT H
SUBORDINATION AGREEMENT
WHEN RECORDED RETURN TO:
PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579
SUBORDINATION AGREEMENT
____________________, a ________ corporation, as Tenant under that certain Lease dated ___________, 201_, wherein Tenant leases from Bellevue Place Office Building I Limited Partnership, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit “A” attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder’s No. 8709160449, records of King County, Washington as amended from time to time.
DATED this ________ day of _________, 201_.

TENANT:

By

Its President

By

Its Secretary

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
On this ______ day of _______________, 201_, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared _______________ and _______________, to me known to be the President and Secretary of ___________________, a _________ corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

NOTARY PUBLIC in and for the
State of Washington, residing
(SEAL)	at
	My commission expires	.

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
On this ______ day of _______________, 201_, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared _______________ known to me to be the individual named in and who executed the foregoing document, and acknowledged to me that he/she signed the same as his/her free and voluntary act and deed for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC in and for the
State of Washington, residing
(SEAL)	at
	My commission expires	.

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
Lots 1, 3, 4 and 5 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004.

FIRST LEASE ADDENDUM
THIS FIRST LEASE ADDENDUM is made this 30th day of December, 2011, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), successor in interest to BELLEVUE PLACE OFFICE BUILDING I LIMITED PARTNERSHIP (“BPOB”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.BPOB and Tenant entered into a nonresidential Lease dated December 7, 2010 (the “Lease”), for certain space on the fifteenth (15th) floor of the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is commonly referred to as Suite 1550 and more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this First Lease Addendum, to amend and supplement the Lease in certain material respects, which includes (i) relocating Tenant from Suite 1550 to Suite 1750 on the seventeenth (17th) floor of the Bank of America Building; (ii) providing for Tenant’s acceptance of Suite 1750; (iii) revising Tenant’s Share; (iv) providing for certain Options to Extend the Lease Term; (v) providing for Landlord’s Improvement Contribution; and (vi) providing for parking.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1 - Basic Lease Data, Terms and Exhibits. The following provisions of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:

1.1	Landlord. Bellevue Place Office, LLC, a Washington limited liability company

1.4	Principal Business Address of Tenant. 10500 NE 8th Street, Suite 1750, Bellevue, Washington 98004.
1.6       Leased Premises. Upon the Commencement Date for Suite 1750 (defined below), which Suite 1750 is as and where shown on Exhibit “C” attached hereto, which Exhibit “C” shall replace Exhibit C in the Lease.
1.7       Rentable Area of the Leased Premises.
(a) Suite 1550: Three thousand one hundred twenty-two (3,122) square feet, from the Commencement Date of the Lease through and including the day prior to the Commencement Date for Suite 1750; and
(b) Suite 1750: Five thousand four hundred forty-three (5,443) square feet, from the Commencement Date for Suite 1750, through and including the Expiration Date of the Lease.
1.9       Tenant’s Share. Sections 1.9(a) and (b) for Suite 1750 are hereby added at the

1

end of Section 1.9 of the Lease to read as follows:
Suite 1750 [Based on 5,443 square feet]
(a) Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: One point three one percent (1.31%) based on 413,664 rentable square feet pursuant to Section 1.8(a) of the Lease; and
(b) Operating, Repair and Maintenance Expenses for Bellevue Place: One point one zero percent (1.10%) based on 492,932 rentable square feet pursuant to Section 1.8(b) of the Lease.
1.10     Rent:
(a)       The reference to “January 31, 2012” in the first paragraph of Section 1.10 of the Lease is hereby amended to read “the day prior to the Commencement Date for Suite 1750”.
(b)      The second paragraph of Section 1.10 of the Lease is amended in its entirety and added to read as follows:
[Based on 5,443 rentable square feet]
From and including the Commencement Date for Suite 1750 through and including January 31, 2013, Rent shall be Twenty-one and 00/100 Dollars ($21.00) per Rentable Area of the Leased Premises for Suite 1750 per annum or Nine Thousand Five Hundred Twenty-five and 25/100 Dollars (9,525.25) per month.
From and including February 1, 2013 through and including April 30, 2013, the Rent shall be Twenty-two and 00/100 Dollars ($22.00) per Rentable Area of the Leased Premises for Suite 1750 per annum or Nine Thousand Nine Hundred Seventy-eight and 83/100 Dollars ($9,978.83) per month.

1.14
Security Deposit. Fifteen Thousand One Hundred Ninety-five and 00/100 Dollars ($15,195.00); Six Thousand Three Hundred Seventy-four and 08/100 Dollars ($6,374.08) of which is currently being held by Landlord and the balance of Eight Thousand Eight Hundred Twenty and 92/100 Dollars ($8,820.92) shall be paid to Landlord upon Tenant’s execution of this First Lease Addendum. If Tenant exercises its option to extend the Lease, the Security Deposit shall increase to Sixteen Thousand Five Hundred Fifty-five and 00/100 Dollars ($16,555.00) for the remainder of the Lease Term.

1.18
Commencement Date for Suite 1750. The earlier of (i) February 1, 2012, or (ii) Tenant’s occupancy of the Leased Premises for business purposes; provided, however, Tenant shall receive reasonable prior access to Suite 1750 for the sole purpose of installing data and telephone cabling and furniture.

2.Tenant’s Acceptance of Suite 1750. Tenant has inspected Suite 1750 and, subject to Landlord’s repair and maintenance obligations set forth in the Lease, accepts the same in its current condition and waives the right to make any claim against Landlord for any matter directly or indirectly

2

arising out of the condition of Suite 1750, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY. Landlord shall remove, at its sole cost and expense, the instant hot water dispenser located in the kitchen of the Leased Premises.
3.Surrender of Suite 1550. Notwithstanding anything in the Lease to the contrary, upon the Commencement Date for Suite 1750, Tenant shall surrender Suite 1550 AS IS and in broom clean condition.
4.Option to Extend Lease Term. During the period commencing January 1, 2012, through and including October 31, 2012 (the “Exercise Period”), Tenant may elect to exercise one of the following options to extend the Lease Term by providing written notice of such election to Landlord:
(a)       Extend the Lease Term for One (1) Year. Tenant shall have a one time option to extend the Lease Term for one (1) year (the “Extension Option No. 1”), to and including April 30, 2014. Monthly Rent during Extension Option No. 1 shall be Twenty-two and 50/100 Dollars ($22.50) per square foot of Rentable Area of the Leased Premises or Ten Thousand Two Hundred Five and 63/100 Dollars ($10,205.63) per month; or
(b)       Extend the Lease Term for Three (3) Years. Tenant shall have a one time option to extend the Lease Term for three (3) years (the “Extension Option No. 2”), to and including April 30, 2016. Monthly Rent during Extension Option No. 2 shall be as follows:
(i)       Months 1 - 12: $25.00 per square foot of Rentable Area of the Leased Premises or Eleven Thousand Three Hundred Thirty-nine and 58/100 Dollars ($11,339.58) per month;
(ii)       Months 13 - 24: $26.00 per square foot of Rentable Area of the Leased Premises or Eleven Thousand Seven Hundred Ninety-three and 17/100 Dollars ($11,793.17) per month; and
(iii)       Months 25-36: $27.00 per square foot of Rentable Area of the Leased Premises or Twelve Thousand Two Hundred Forty-six and 75/100 Dollars ($12,246.75) per month; or
(c)       Extend the Lease Term for Four (4) Years. Tenant shall have a one time option to extend the Lease Term for four (4) years (the “Extension Option No. 3”), to and including April 30, 2017. Monthly Rent during Extension Option No. 3 shall be as follows:
(i)       Months 1 - 12: $24.50 per square foot of Rentable Area of the Leased Premises or Eleven Thousand One Hundred Twelve and 79/100 Dollars ($11,112.79) per month;
(ii)       Months 13 - 24: $25.25 per square foot of Rentable Area of the Leased Premises or Eleven Thousand Four Hundred Fifty-two and 98/100 Dollars ($11,452.98) per month;
(iii)       Months 25 - 36: $26.00 per square foot of Rentable Area of the Leased Premises or Eleven Thousand Seven Hundred Ninety-three and 17/100 Dollars ($11,793.17) per month; and
(iv)      Months 37 - 48: $26.75 per square foot of Rentable Area of the Leased Premises or Twelve Thousand One Hundred Thirty-three and 35/100 Dollars ($12,133.35) per month.

3

Notwithstanding anything in the foregoing to the contrary, Extension Option No. 1, or Extension Option No. 2 or Extension Option No. 3 (collectively referred to as the “Extension Option”) may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise any Extension Option during the Exercise Period, the Extension Option shall thereafter be deemed null and void and of no further force or effect. The Exercise Period shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. All rights of Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.
The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.
5.Landlord’s Improvement Allowance for Extension Option. If Tenant exercises its option for either Extension Option No. 2 or Extension Option No. 3, as described in paragraphs 4(b) or 4(c) above, Landlord agrees to contribute a certain amount towards the cost of Tenant’s Improvements (described below) not to exceed Sixty-eight Thousand Thirty-seven and 50/100 Dollars ($68,037.50) (“Landlord’s Improvement Contribution”).
Landlord’s Improvement Contribution shall be used exclusively for improvements to the Leased Premises (“Tenant’s Improvements”), to be constructed by a Landlord approved contractor (including cost of construction, modification or interior improvements, architectural services, permits and other applicable taxes, and voice and data cabling not to exceed $8,000, but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility). Tenant’s Improvements shall be made during Tenant’s occupancy of the Leased Premises and finished to the Leased Premises Standard Specifications described in Exhibit “D” of the Lease. Tenant shall remove all voice and data cabling and other telecommunications equipment installed by or for Tenant as part of Tenant’s Improvements, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. If Tenant exercises its option for either Extension Option No. 2 or Extension Option No. 3, as described in paragraphs 4(b) or 4(c) above, Landlord’s Improvement Contribution may be used for Tenant’s Improvements made prior to Tenant’s exercise of any such option.
6.Section 34.1 Parking. The first sentence of Section 34.1 of the Leased is amended in its entirety to read as follows:
34.1       Parking. Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, (i) at the rate of One Hundred Fifty and 00/100 Dollars ($150.00) per parking permit per month (excluding tax) from the Commencement Date through and including January 31, 2012; (ii) at the rate of One Hundred Sixty and 00/100 Dollars ($160.00) per parking permit per month (excluding tax) commencing February 1, 2012 through and including April 30, 2013; and (iii) if Tenant exercises its right to any extension of the Lease, commencing May 1, 2013 through and including April 30, 2015, at the current rate of One Hundred Seventy-two and 00/100 Dollars ($172.00) per parking permit per month (excluding tax), which rate may increase from time to time for the remainder of the extended Lease Term.
7.Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

4

DATED as of the day and year first above written.

LANDLORD		TENANT
BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By KEMPER DEVELOPMENT COMPANY, a Washington corporation, Its Manager		By	/s/ Mark Mader
Mark Mader
		Its	President & CEO
By	/s/ James E. Melby
James E. Melby
President
By

Its

5

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 30th day of December, 2011, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Brooke C. Rawlings
Type Notary Name: Brooke C. Rawlings
Notary Public in and for the State of
(SEAL)	Washington, residing at	Kirkland	.
	My commission expires	1-11-15	.

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 29 day of December, 2011, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader and ______________, to me known to be the President/CEO and __________, respectively, of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Angela M. Pesce
Type Notary Name: Angela M. Pesce
Notary Public in and for the State of
(SEAL)	Washington, residing at	Seattle	.
	My commission expires	12/20/2014	.

6

EXHIBIT C
FLOOR PLAN OF LEASED PREMISES (Suite 1750)
(see attached)

7

BELLEVUE PLACE

Bank of America Building - 17th Floor
5,443 RSF - Suite 1750 - Available Now

Cascade Views
P.O.
P.O.
P.O.
P.O.
P.O.
P.O.
P.O.
P.O.
I.T. Room
Kitchen
P.O.
P.O.
Conf. Room
Work Room
Reception
P.O.
P.O.
P.O.
NORTH
Lake Washington & Seattle Skyline Views

SPACE FEATURES

- Elevator lobby exposure
- Western lake and Seattle views
- Very high-end finishes
- 13 private offices
- Conference room
- Interior work room
- Kitchen/break room
- IT room

8

SECOND LEASE ADDENDUM
THIS SECOND LEASE ADDENDUM is made this 20th day of November, 2012, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), successor in interest to BELLEVUE PLACE OFFICE BUILDING I LIMITED PARTNERSHIP (“BPOB”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.BPOB and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011 (collectively the “Lease”), for certain space on the seventeenth (17th) floor of the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is commonly referred to as Suite 1750 and more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this Second Lease Addendum, to amend and supplement the Lease in certain material respects, which includes (i) expanding the Leased Premises to include Suite 1900 on the nineteenth (19th) floor of the Bank of America Building (“Suite 1900”); and (ii) providing for Rent and Tenant’s Improvements in Suite 1900.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1 - Basic Lease Data, Terms and Exhibits. The following provisions of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:
1.6       Leased Premises. Upon the Commencement Date for Suite 1900 (defined below) through and including the Expiration Date of the Lease, as and where shown on Exhibit “A”, attached hereto and incorporated herein, Exhibit A shall be added to Exhibit C in the Lease.
1.7       Rentable Area of the Leased Premises. The following shall be added at the end of this Section 1.7 to read as follows:
Suite 1900; Four Thousand Three Hundred Twenty-four (4,324) square feet, from the Commencement Date for Suite 1900, through and including the Expiration Date of the Lease.
1.9       Tenant’s Share. On the Commencement Date for Suite 1900, Sections 1.9(b) and (c) of the Lease are hereby amended to read as follows:
[Based on 9,767 square feet]
(b) Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Two point three six percent (2.36%) based on 413,664 rentable square feet pursuant to Section 1.8(a) of the Lease; and

1

(c) Operating, Repair and Maintenance Expenses for Bellevue Place: One point nine eight percent (1.98%) based on 492,932 rentable square feet pursuant to Section 1.8(b) of the Lease.
1.10     Rent:
The following is hereby added at the end of the Rent Section of the Lease to read as follows:
Suite 1900 - 4,324 rentable square feet
From and including the Commencement Date for Suite 1900 through and including the Expiration Date of the Lease, Rent shall Twenty-five and 00/100 Dollars ($25.00) per rentable square feet for Suite 1900 or Nine Thousand Eight and 33/100 Dollars ($9,008.33) per month, which shall be prorated for any portion of a month.

1.14
Security Deposit. Twenty-eight Thousand Two Hundred Forty-nine and 88/100 Dollars ($28,249.88), Fifteen Thousand One Hundred Ninety-five and 00/100 Dollars ($15,195.00) of which is currently being held by Landlord and the balance of Thirteen Thousand Fifty-four and 88/100 Dollars ($13,054.88) shall be paid to Landlord upon Tenant’s execution of this Second Lease Addendum.

1.18	Commencement Date for Suite 1900. Upon completion of the re-carpeting in Suite 1900, estimated to be December 15, 2012.
2.Tenant’s Improvements.
Landlord shall re-carpet the Leased Premises with building standard carpet, Five Thousand and 00/100 Dollars ($5,000.00) of which shall be paid by the Tenant to Landlord, upon execution of this Second Lease Addendum, and the balance shall be paid by the Landlord; provided, however, if Tenant does not enter into an addendum with Landlord to lease space on the 20th floor of the Bank of America Building, Tenant shall pay Landlord an additional Six Thousand Four Hundred Fifty-three and 70/100 Dollars ($6,453.70) as a carpet cost prior to the Expiration Date of the Lease.
3.Tenant’s Acceptance of Suite 1900. Tenant has inspected Suite 1900 and, subject to Landlord’s installation of building standard carpet in Suite 1900, accepts the same in its current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of Suite 1900, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.
4.Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

2

DATED as of the day and year first above written.

LANDLORD		TENANT
BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By KEMPER DEVELOPMENT COMPANY, a Washington corporation, Its Manager		By	/s/ Mark Mader
Mark Mader
		Its	President & CEO
By	/s/ James E. Melby
James E. Melby
President
By

Its

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STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 20th day of November, 2012, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Brooke C. Rawlings
Type Notary Name: Brooke C. Rawlings
Notary Public in and for the State of
(SEAL)	Washington, residing at	Kirkland	.
	My commission expires	1-11-15	.

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 16th day of November, 2012, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark P. Mader and ______________, to me known to be the President/CEO and __________, respectively, of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Lauren Chierichetti
Type Notary Name: Lauren Chierichetti
Notary Public in and for the State of
(SEAL)	Washington, residing at	Port Angeles, WA	.
	My commission expires	Oct. 9, 2016	.

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EXHIBIT A
FLOOR PLAN OF LEASED PREMISES (Suite 1900)
(see attached)

BELLEVUE PLACE

Bank of America Building - 19th Floor
4,324 RSF - Suite 1900 - Available Now

Cascade Views
P.O.
P.O.
P.O.
Conf. Room
P.O.
Kitchen/ Break Area
Reception
P.O
P.O
P.O.
P.O.
P.O.
P.O.
Lake Washington & Seattle Skyline Views

SPACE FEATURES

- Northeast corner; elevator lobby exposure
- 7 perimeter private offices
- 3 internal private offices
- Large conference room
- Kitchen
- Reception

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THIRD LEASE ADDENDUM
THIS THIRD LEASE ADDENDUM is made this 26 day of December, 2012, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), successor in interest to BELLEVUE PLACE OFFICE BUILDING I LIMITED PARTNERSHIP (“BPOB”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.BPOB and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, and Second Lease Addendum dated November 20, 2012 (collectively the “Lease”), for certain space on the seventeenth (17th) and nineteenth (19th) floors of the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is commonly referred to as Suites 1750 and 1900 and more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this Third Lease Addendum, to amend and supplement the Lease in certain material respects, which includes (i) relocating Tenant from Suites 1750 and 1900 to Suite 2000 on the twentieth (20th) floor of the Bank of America Building; (ii) providing for Tenant’s Share and Rent for the extended Lease Term; (iii) providing for an Option to Extend Lease; (iv) providing for Landlord’s Improvement Contribution; (v) providing for a Right of First Opportunity; (vi) amending the parking section of the Lease; and (vii) providing for an opportunity for Tenant to expand the Leased Premises.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1 - Basic Lease Data, Terms and Exhibits. The following provisions of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:

1.4	Principal Business Address of Tenant. 10500 NE 8th Street, Suite 2000, Bellevue, Washington 98004.
1.6    Leased Premises. Upon the Commencement Date for Suite 2000 (defined below), as and where shown on Exhibit “A” attached hereto, Exhibit “A” shall replace Exhibit C in the Lease.
1.7    Rentable Area of the Leased Premises.
(i) Section 1.7(b) of the Lease is amended to read as follows:

(b)	Suite 1750: Five thousand four hundred forty-three (5,443) square feet, from the Commencement Date for Suite 1750, through and including the day prior to the Commencement Date for Suite 2000;

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Suite 1900: Four Thousand Three Hundred Twenty-four (4,324) square feet, from the Commencement Date for Suite 1900, through and including the day prior to the Commencement Date for Suite 2000.
(ii) Section 1.7(c) is hereby added at the end of the Rentable Area of the Leased Premises to read as follows:

(c)	Suite 2000: Thirteen Thousand Nine Hundred Eighty-five (13,985) square feet consisting of:
(i)    Eleven Thousand One Hundred Forty-five (11,145) square feet, commencing on the Commencement Date for Suite 2000; and
(ii)    Approximately 2,840 square feet (the “Pocket Space”). The Pocket Space consists of approximately Two Thousand Eight Hundred Forty (2,840) square feet of Rentable Area within the Leased Premises, as depicted on Exhibit “B” attached hereto. If Tenant desires to lease or occupy any portion of the Pocket Space during the initial Lease Term, then Tenant shall give Landlord written notice and the entire Pocket Space shall thereafter be and constitute a part of the Leased Premises for all purposes of the Lease. In no event may Tenant occupy all or any portion of the Pocket Space without first notifying Landlord in writing. Rent for the Pocket Space shall be the Rent set forth in Section 1.10(a), (b) and (c) below. Tenant’s Share shall be increased to include the entire Pocket Space on the date Tenant takes occupancy of all or any portion of the Pocket Space
1.9    Tenant’s Share. Sections 1.9(a) and (b) for Suite 2000 are hereby added at the end of Section 1.9 of the Lease to read as follows:
Suite 2000:

(a)
(i) Commencing on the Commencement Date for Space 2000 through and including March 31, 2014, Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Two point six nine percent (2.69%) based on 413,664 rentable square feet pursuant to Section 1.8(a) of the Lease, provided the Pocket Space is not occupied; and

(ii) Commencing April 1, 2014 through and including the Expiration Date, Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Three point three eight zero percent (3.380%) based on 413,664 rentable square feet pursuant to Section 1.8(a) of the Lease.

(b)
(i) Commencing on the Commencement Date for Space 2000 through and including March 31, 2014, Operating, Repair and Maintenance Expenses for Bellevue Place: Two point two six zero percent (2.260%) based on 492,932 rentable square feet pursuant to Section 1.8(b) of the Lease; and

(ii) Commencing April 1, 2014 through and including the Expiration Date, Operating, Repair and Maintenance Expenses for Bellevue Place: Two

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point eight three seven percent (2.837%) based on 492,932 rentable square feet pursuant to Section 1.8(b) of the Lease.
1.10    Rent:
The following paragraphs are hereby added at the end of Section 1.10 of the Lease to read as follows:
[Based on 11,145 rentable square feet]
(a) From and including the Commencement Date for Suite 2000 through and including March 31, 2014, Rent shall be Twenty-six and 00/100 Dollars ($26.00) per Rentable Area of the Leased Premises for Space 2000, excluding the Pocket Space, provided the Pocket Space is not occupied by the Tenant, per annum or Twenty-four Thousand One Hundred Forty-seven and 50/100 Dollars ($24,147.50) per month.
(b) Provided the Pocket Space is not occupied by the Tenant, no Additional Rent shall be due and owing for the Pocket Space from and including the Commencement Date for Suite 2000 through and including March 31, 2014.
[Based on 13,985 rentable square feet]
(c) From and including April 1, 2014 through and including March 31, 2015, Rent shall be Twenty-seven and 00/100 Dollars ($27.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-one Thousand Four Hundred Sixty-six and 25/100 Dollars ($31,466.25) per month.
From and including April 1, 2015 through and including March 31, 2016, Rent shall be Twenty-eight and 00/100 Dollars ($28.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-two Thousand Six Hundred Thirty-one and 67/100 Dollars ($32,631.67) per month.
From and including April 1, 2016 through and including March 31, 2017, Rent shall be Twenty-nine and 00/100 Dollars ($29.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-three Thousand Seven Hundred Ninety-seven and 08/100 Dollars ($33,797.08) per month.
From and including April 1, 2017 through and including March 31, 2018, Rent shall be Thirty and 00/100 Dollars ($30.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-four Thousand Nine Hundred Sixty-two and 50/100 Dollars ($34,962.50) per month.
From and including April 1, 2018 through and including the Expiration Date, Rent shall be Thirty-one and 00/100 Dollars ($31.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-six Thousand One Hundred Twenty-seven and 92/100 Dollars ($36,127.92) per month.

1.11	Lease Term. The Lease Term is hereby extended to expire on the Expiration Date below.

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1.13	Expiration Date. March 31, 2019.

1.14
Security Deposit. Within ten (10) business days of execution and delivery of this Third Lease Addendum to Landlord, Tenant will provide Landlord with a Letter of Credit in the initial amount of Five Hundred Thirty-three Thousand Four Hundred Eight and 00/100 Dollars ($533,408.00), which Letter of Credit is further described in Section 9 below.

1.18
Commencement Date for Suite 2000. Upon substantial completion of the Premises Improvements; provided, however, Tenant shall receive reasonable prior access to Suite 2000 for the sole purpose of installing data and telephone cabling and furniture.

Commencement Date for the Pocket Space. The earlier of (i) twelve (12) months following the Commencement Date for Suite 2000; or (ii) upon Tenant’s occupancy of the Pocket Space for business purposes.
2.Tenant’s Acceptance of Suite 2000. Tenant has inspected Suite 2000 and, subject to Landlord’s completion of the Premises Improvements referred to in Section 5 below, accepts the same in its current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of Suite 2000, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY. Notwithstanding the foregoing, Tenant’s acceptance of possession of Suite 2000 shall in no way diminish Landlord’s repair and maintenance obligations set forth elsewhere in this Lease.

3.Surrender of Suites 1750 and 1900. Notwithstanding anything in the Lease to the contrary, upon the Commencement Date for Suite 2000, Tenant shall surrender Suites 1750 and 1900 broom clean and otherwise in its current condition.

4.Option to Extend Lease Term.
(a)Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including March 31, 2024. The period of time shall be referred to herein as the “Option Period”. To exercise the Extension Option, Tenant must give Landlord unequivocal written notice of Tenant’s election to exercise the Extension Option at least ten (10) calendar months (but not earlier than twelve (12) calendar months) prior to the Expiration Date.

(b)If Tenant elects to exercise the Extension Option, the Rent for the Option Term (“New Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building (“Comparable Space”), but in no event shall the New Rent be less than the Rent payable during the last month of the Lease Term. If there is no Comparable Space in the Bank of America Building at the time, Tenant shall pay, as New Rent, whatever the fair market rent in the Bank of America Building would be if there was such Comparable Space in the Bank of America Building. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant renewing its lease for Comparable Space for a term of five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are renewing their leases in the Bank of America Building. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.

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(c)In the event Landlord and Tenant cannot agree on the New Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s proposed New Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant’s or Landlord’s notice to the other of its election to have the New Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s proposed New Rent and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord and Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally. The arbitration procedure shall not take more than thirty (30) days. However, if the arbitrators have not determined the New Rent prior to the beginning of the Option Period, Tenant shall pay the Rent previously in effect under the Lease plus a ten percent (10%) increase until such time as the arbitrators determine the New Rent. If the arbitration procedure results in a higher Rent, Tenant shall pay the difference with the next monthly rental payment due under the Lease. If the arbitration procedure results in a lower Rent, Tenant shall receive a credit against its next monthly Rent payments under the Lease, and any succeeding monthly rental payments, if necessary, in an amount equal to the overpayment.

(d)Notwithstanding anything in the foregoing to the contrary, the Extension Option may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise the Extension Option in any instance when such right is in effect, prior to the expiration of the applicable time period for the exercise of such right, the Extension Option shall thereafter be deemed null and void and of no further force or effect. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. All rights of Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.

(e)The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.

5.Landlord’s Improvement Contribution.

Prior to the Commencement Date for Suite 2000, the Leased Premises are to be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with the mutually agreed upon plans and specifications (the “Premises Plans”), attached hereto and incorporated herein as “Exhibit B”. Subject to Section 37.13 of the Lease and/or delays caused by Tenant, Landlord shall achieve substantial completion of the Premises Improvements on or before October 31, 2013. If Landlord fails to achieve substantial completion of the Premises Improvements on or

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before October 31, 2013, Tenant shall have the right to terminate this Lease upon written notice to Landlord delivered on or before November 15, 2013. The effective date of any such termination shall be November 30, 2013, unless Landlord achieves substantial completion of the Premises Improvements on or before such date in which event this Lease shall continue in full force and effect . Landlord shall contribute an amount not to exceed Twenty and 00/100 Dollars ($20.00) per rentable square foot at the Leased Premises or a total of Two Hundred Seventy-nine Thousand Seven Hundred and 00/100 Dollars ($279,700.00) towards the completion of the Premises Improvements (“Landlord’s Improvement Allowance”). Tenant has the right to use up to Two and 00/100 Dollars ($2.00) per rentable square foot at the Leased Premises (Twenty-seven Thousand Nine Hundred Seventy and 00/100 Dollars ($27,970.00)) of Landlord’s Improvement Allowance to offset data cabling and moving costs. Tenant shall not be required to install new building standard light fixtures. Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans (except the initial space plans), and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant when due. Tenant’s failure or refusal to pay any such Excess Improvement Cost within said three (3) business days shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs. Prior to the Commencement Date for Suite 2000, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant’s acts or omissions, design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date for Suite 2000 shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by Landlord in its sole discretion. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punchlist,” (meaning minor items that do not materially impact Tenant’s use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date for Suite 2000 or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punchlist items within ninety (90) days after Landlord’s receipt of Tenant’s punchlist, referred to below. Tenant’s occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises are in good condition and repair and that Landlord has caused the Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion. All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. Premises Improvements shall not include furniture, equipment and appliances (except a dishwasher), all of which shall be Tenant’s sole cost and responsibility. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.

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6.Right of First Opportunity.

(a)If, during that portion of the Lease Term that is after April 1, 2016, Landlord provides a written proposal, or is provided with a written proposal that Landlord is prepared to accept, to lease Suite 2020 and/or Suite 2026 on the twentieth (20th) floor of the Bank of America Building (the “First Opportunity Space”), to a prospective tenant, Landlord will notify Tenant in writing (“Landlord’s First Opportunity Notice”) and, except as otherwise set forth herein, Tenant shall have the right (“Right of First Opportunity”) to lease such First Opportunity Space on the terms and conditions as outlined in Landlord’s First Opportunity Notice, by notifying Landlord of its exercise of such right in accordance with Section (b) below.

(b)In the event Tenant desires to exercise its right to lease the First Opportunity Space, Tenant shall give Landlord unequivocal written notice thereof (“Tenant’s First Opportunity Notice”) within five (5) business days after receipt of Landlord’s First Opportunity Notice. Time is of the essence. If, for any reason, Tenant declines or does not so notify Landlord, then Tenant’s rights with respect to the First Opportunity Space which is the subject of Landlord’s First Opportunity Notice shall be deemed to be waived, and thereafter, after expiration of such five (5) business day period, Landlord may lease such space to any other party.

(c)The provisions of Section 6(a) shall apply with respect to any existing tenant(s) in the First Opportunity Space on the 20th floor of the Bank of America Building who desire to extend or renew their leases, or enter into a new lease for the First Opportunity Space on the 20th floor of the Bank of America Building. Landlord shall, however, have the express right to extend or renew leases with existing tenant(s) in the First Opportunity Space or enter into new leases with existing First Opportunity Space tenant(s), if the leases of such tenants provide for such right.

(d)Notwithstanding anything in the foregoing to the contrary, Tenant’s rights with respect to the First Opportunity Space shall not be exercisable during any period in which Tenant is in default (beyond any applicable cure period) under any provision of the Lease. Time is of the essence. The period of time within which the right of first opportunity for the First Opportunity Space may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. At Landlord’s sole option, all rights of Tenant to the First Opportunity Space shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the First Opportunity Space: (i) Tenant is in default under the Lease due to a failure to pay a monetary obligation to Landlord beyond the applicable notice and cure period; (ii) Landlord has given Tenant ten (10) days’ written notice of any other failure to perform (which notice specifically stated that the failure to perform as required by the Lease may result in the loss of Tenant’s Right of First Opportunity) and such failure is not fully cured within said ten (10) day period; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are reasonably required for its cure, then Landlord shall not have the right to terminate the Right of First Opportunity for said failure if Tenant begins to cure the failure within the ten (10) day period described above and, thereafter, diligently prosecutes such cure to completion; or (iii) Landlord gives Tenant a notice of default under the Lease (and Tenant is in fact in default) and Landlord has previously given to Tenant three (3) or more notices of default under the Lease (and Tenant was in fact in default in such instances), whether or not such default were ultimately cured, provided the notice that was issued prior to the notice establishing in Landlord the right to terminate the Right of First Opportunity hereunder specifically stated that the issuance of another notice of default may result in the loss of Tenant’s Right of First Opportunity. As used herein, the terms “default,” “failure to perform,” or “breach” shall mean a default as defined in Section 23.1 of this Lease.

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(e)The foregoing rights with respect to the right of first opportunity for the First Opportunity Space shall not be assignable separate and apart from the Lease.

7.Current Tenant. Tenant is aware that the Leased Premises is currently occupied by another tenant or tenants (collectively the “Current Tenant”) and the Current Tenant may fail or refuse to vacate the Leased Premises and relinquish all claims to the Leased Premises prior to February 1, 2013. Landlord shall have no responsibility under the Lease to take any action to remove the Current Tenant and shall not be liable for any damages, injuries or claims that may be suffered by Tenant relating to or rising out of directly or indirectly, the Current Tenant’s failure or refusal to vacate and release all interest in the Leased Premises.

8.Section 34.1 Parking. The first sentence of Section 34.1 of the Leased is amended in its entirety to read as follows:

34.1    Parking. Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, (i) at the rate of One Hundred Fifty and 00/100 Dollars ($150.00) per parking permit per month (excluding tax) from the Commencement Date through and including January 31, 2012; (ii) at the rate of One Hundred Sixty and 00/100 Dollars ($160.00) per parking permit per month (excluding tax) commencing February 1, 2012 through and including April 30, 2013; (iii) at the rate of One Hundred Seventy-two and 00/100 Dollars ($172.00) per parking permit per month (excluding tax) commencing May 1, 2013 through and including April 30, 2015; and (iv) and at the current rate being charged for the remainder of the extended Lease Term.
9.Letter of Credit.
Landlord and Tenant acknowledge that Tenant will occupy space in the Bank of America Building pursuant to the Lease and, as consideration for Landlord’s willingness to enter into this Third Lease Addendum, Tenant shall deliver or cause to be delivered to Landlord, and shall cause to be maintained at all times in effect without expiration or termination, one or more irrevocable standby letters of credit complying with the terms of this Section 9. Any failure by Tenant to perform or observe any term, covenant or agreement set forth in this Section 9 shall constitute a material default under the Lease.
Within ten (10) business days of execution of this Third Lease Addendum, Tenant shall deliver or cause to be delivered to Landlord an irrevocable standby letter of credit in a form acceptable to or provided by Landlord (the “Letter of Credit”), issued by a national banking association reasonably acceptable to Landlord, for the account of Tenant in favor of Landlord in the initial amount of Five Hundred Thirty-three Thousand Four Hundred Eight and 00/100 Dollars ($533,408.00), having an expiry date not earlier than the Expiration Date, and stating by its terms that it shall be automatically extended annually, without written amendment or modification, to the date that is one (1) year after the then current expiry date unless the issuer of the Letter of Credit gives Landlord, at least sixty (60) days prior to the then current expiry date, written notice that the issuer elects not to extend the Letter of Credit. If the issuer of the Letter of Credit at any times gives to Landlord notice that the issuer elects not to extend the Letter of Credit, then, not less than thirty (30) days prior to the then current expiry date of the Letter of Credit, Tenant shall deliver or cause to be delivered to Landlord a substitute irrevocable standby letter of credit issued in favor of Landlord by a national banking association reasonably acceptable to Landlord in an amount required by this Section 9. Not less than thirty (30) days prior to the expiry date of any substitute letter of credit delivered pursuant to this Section, Tenant shall deliver or cause to be delivered to Landlord a further substitute irrevocable standby letter of credit issued in favor of Landlord by a national

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banking association reasonably acceptable to Landlord in an amount required by this Section 9. Each substitute letter of credit delivered pursuant to this Section shall have a term of not less than one (1) year and shall be in a form acceptable to or provided by Landlord.
Notwithstanding the foregoing, the initial amount of the Letter of Credit shall be reduced as follows during the Lease Term, provided Tenant has not defaulted under the Lease beyond the applicable notice and cure period:

•	From and including the 25th month of the Lease Term though and including the 36th month of the Lease Term - $400,056.00;

•	From and including the 37th month of the Lease Term though and including the 48th month of the Lease Term - $266,704.00;

•	From and including the 49th month of the Lease Term though and including the 60th month of the Lease Term - $186,693.00; and

•	From and including the 61st month of the Lease Term though and including the Expiration Date - $80,011.00.

Upon the occurrence of any breach or default under the Lease including, but not limited to, any failure by Tenant timely to deliver or cause to be delivered to Landlord any substitute letter of credit required pursuant to this Section 9, Landlord, at its option, may draw against the Letter of Credit and any substitute letter of credit delivered pursuant to this Section 9 in an amount reasonably necessary to cure such breach or default and/or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach or default. The Letter of Credit and each substitute letter of credit (also referred to as a “Letter of Credit”) delivered pursuant to this Section 9 shall provide for payment against Landlord’s (or any transferee’s) draft at sight accompanied by a certificate stating substantially as follows: “Drawn under __________ Bank, N.A.’s Irrevocable Standby Letter of Credit No. _____, dated ______________, 2012, as a result of the occurrence of a default under the Lease dated ___________, 2012, between Bellevue Place Office, LLC, a Washington limited liability company, and SMARTSHEET.COM, INC., a Washington corporation. If Landlord draws against the Letter of Credit, Tenant shall, within ten (10) days of the date of such draw, restore the Letter of Credit or provide additional irrevocable standby letters of credit so that, at all times, there shall be an amount required by this Section 9 available for Landlord to draw against in the event of any further breach or default under the Lease.
If the Letter of Credit is not renewed or Tenant does not provide a substitute irrevocable standby letter of credit on or before the date that is thirty (30) days prior to the expiry date of the then current Letter of Credit, or in the event Landlord draws against the Letter of Credit, if Tenant does not restore the Letter of Credit or provide additional letters of credit so that an amount required by this Section 9 is available to Landlord to draw upon in the event of any further breach or default under the Lease, then in such event the amount of the draw against the Letter of Credit may be equal to the entire amount of the Letter of Credit. The proceeds of any draw against the Letter of Credit pursuant to the immediately preceding sentence shall be held by Landlord as an additional security deposit pursuant to the provisions of Section 8 of the Lease.
Upon Landlord’s receipt of the Letter of Credit in accordance with this Section 9, Landlord shall credit Tenant’s existing Security Deposit in the amount of $28,249.88 to sums then due and owing, or which may become due and owing, under the Lease.

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10.Tenant Expansion Right.

(a)Notwithstanding anything herein to the contrary, provided Tenant is not in default under this Lease beyond the applicable notice and cure period, and subject to this Section 10, Tenant shall have the one time opportunity (“Expansion Opportunity”) to lease, at Landlord’s option, (i) 17,000 contiguous square feet of office space in the Building on or above floor 13 (the “BP Space”), or (ii) 33,000 contiguous square feet of office space in Lincoln Square (the “LS Space”) or the proposed Lincoln Square expansion (the “LSE Space”), which lease shall be effective on the earlier of (i) the first day of the fifty-second (52nd) month following the Commencement Date, or (ii) the date Tenant first occupies the Expansion Space. The BP Space, LS Space, and LSE Space are collectively referred to herein as the “Expansion Space”. To exercise Tenant’s Expansion Opportunity, Tenant must give written notice to Landlord (“Tenant’s Expansion Notice”) prior to the last day of the thirty-sixth (36th) month following the Commencement Date. If Tenant exercises Tenant’s Expansion Opportunity, then Landlord shall have until the last day of the forty-second (42nd) month following the Commencement Date to determine whether either Expansion Space described in Section (i) or (ii) above will be available. If Landlord determines that the BP Space will be available and so notifies Tenant in writing (“Landlord’s Space Notice”), then this Lease shall be amended to, among other things, provide for the BP Space and set forth the Expansion Space Rent (defined below), effective date for such Expansion Space rent, and the Rentable Area for the BP Space. The BP Space shall become the Leased Premises for all purposes, including but not limited to the calculation of all Additional Rent and Other Charges due under the Lease, and shall be subject to all terms and conditions of the Lease. If Landlord delivers Landlord’s Space Notice with respect to the LS or LSE Space, then Landlord’s or Landlord’s affiliate, as the case may be, and Tenant shall exercise diligent good faith efforts to arrive at mutually acceptable lease terms setting forth the LS Space or LSE Space, as the case may be, the Expansion Space Rent, effective date for such Expansion Space Rent, and the Rentable Area for the LS Space or LSE Space, which terms shall be generally consistent with this Lease. Expansion Space Rent shall commence upon the earlier of (i) the date Tenant’s first occupies the Expansion Space for business, or (ii) substantial completion of any tenant improvements to the Expansion Space performed by Landlord or Landlord’s affiliate. Any tenant improvements performed by Landlord or Landlord’s affiliate in the Expansion Space shall be completed on or before July 31, 2017. If Landlord does not deliver Landlord’s Space Notice on or before the last day of the forty-second (42nd) month following the Commencement Date, then Tenant shall have the right to terminate this Lease effective on the last day of the forty-eighth (48th) month following the Commencement Date. To exercise such termination right, Tenant shall deliver written notice to Landlord on or before the end of the forty-third (43rd) month of the Lease Term. Tenant’s failure to provide the termination notice set forth in this Section 10 shall automatically terminate Tenant’s right to terminate this Lease pursuant to this Section 10.

(b)Notwithstanding anything herein to the contrary, if Landlord delivers Landlord’s Space Notice as provided herein, the Rent for the Expansion Space (“Expansion Space Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building, Lincoln Square or the Lincoln Square expansion, as the case may be (“Comparable Space”). If there is no Comparable Space in the Bank of America Building, Lincoln Square, or the Lincoln Square expansion at the time, Tenant shall pay, as Expansion Space Rent, whatever the fair market rent in the Bank of America Building, Lincoln Square, or Lincoln Square expansion would be if there was such Comparable Space in the Bank of America Building, Lincoln Square, or Lincoln Square expansion. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant entering into a new lease for Comparable Space for a term of not less than five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are entering into new leases at Bellevue Place, Lincoln

10

Square or the Lincoln Square expansion. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.

(c)If Landlord or Landlord’s affiliate and Tenant cannot agree on the Expansion Space Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord or Landlord’s affiliate and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place, Lincoln Square, or the Lincoln Square expansion and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Landlord’s affiliate or Tenant’s proposed Expansion Space Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant’s or Landlord’s or Landlord’s affiliate’s notice to the other of its election to have the Expansion Space Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Landlord’s affiliate or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord’s or Landlord’s affiliate’s or Tenant’s proposed Expansion Space Rent and shall notify Landlord or Landlord’s affiliate and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord or Landlord’s affiliate and Tenant. The cost of the arbitration shall be paid by Landlord or Landlord’s affiliate and Tenant equally. The arbitration procedure shall not take more than thirty (30) days.

(d)If Tenant enters into a new lease for LS Space or LSE Space, such lease shall provide for the termination of this Lease effective upon the rent commencement date of the lease for LS Space or LSE Space.

11.Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

DATED as of the day and year first above written.

LANDLORD		TENANT
BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By KEMPER DEVELOPMENT COMPANY, a Washington corporation, Its Manager		By	/s/ Mark Mader

		Its	President & CEO
By	/s/ James E. Melby
James E. Melby
President
By

Its

11

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 26th day of December, 2012, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Barbara Catt
Type Notary Name: Barbara Catt
Notary Public in and for the State of
(SEAL)	Washington, residing at	Newcastle	.
	My commission expires	4/10/14	.

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this 21st day of December, 2012, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader, to me known to be the President and CEO, respectively, of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Maegan Surbridge
Type Notary Name: Maegan Surbridge
Notary Public in and for the State of
(SEAL)	Washington, residing at	King County	.
	My commission expires	3-12-13	.

12

EXHIBIT A
Exhibit C to Lease
FLOOR PLAN OF LEASED PREMISES (Suite 2000)
(see attached)

1

TECH OPS
SERVER
IT WORK ROOM
SMALL CONFERENCE ROOM
LUNCH ROOM
CUSTOMER SVC
SALES
PHONE ROOM
OFFICE
BWE STORAGE
RECEPTION
MEDIUM CONF. RM
LARGE CONF. RM
DEV
FINANCE
MARKETING
COPY AREA
Floor Plan
Scale: Not to Scale

JPC ARCHITECTS

Exhibit A
smartsheet

Bank of America Bldg
Floor 20

Partition Legend:

EXISTING PARTITION/CONSTRUCTION TO REMAIN

NEW PARTITION

PROJ. MGR: AN
DRAWN BY: AN
JOB NO: 12-0804
DATE: 12/06/12

© 2011, JPC ARCHITECTS PLLC

2

EXHIBIT B
PLANS FOR PREMISES IMPROVEMENTS
(see attached)

1

Pocket Space
First Opportunity Space
First Opportunity Space
SERVER
LUNCH ROOM
PHONE ROOM
OFFICE
SALES
FINANCE
MARKETING
DEV
RECEPTION
MEDIUM CONF. RM.
LARGE CONF. RM.
COPY AREA
BIKE STORAGE
Floor Plan
Scale: Not to Scale

JPC ARCHITECTS

Exhibit B
smartsheet

Bank of America Bldg
Floor 20

Partition Legend:

EXISTING PARTITION/CONSTRUCTION TO REMAIN

NEW PARTITION

PROJ. MGR: AN
DRAWN BY: AN
JOB NO: 12-0804
DATE: 12/06/12

© 2011, JPC ARCHITECTS PLLC

2

FOURTH LEASE ADDENDUM
THIS FOURTH LEASE ADDENDUM is made this 5th day of March, 2013, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), successor in interest to BELLEVUE PLACE OFFICE BUILDING I LIMITED PARTNERSHIP (“BPOB”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.BPOB and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, Second Lease Addendum dated November 20, 2012, and Third Lease Addendum dated December 26, 2012 (collectively the “Lease”), for certain space in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.

B.Landlord and Tenant intend, by the execution and delivery of this Fourth Lease Addendum, to amend and supplement the Lease in certain material respects, which includes (i) deleting all references to the Pocket Space; (ii) revising Tenant’s Share and Rent for the Lease Term; (iii) revising Landlord’s Improvement Contribution; and (iv) requiring installation of new building standard light fixtures in Suite 2000.

C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1 - Basic Lease Data, Terms and Exhibits. The following provisions of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:

1.7	Rentable Area of the Leased Premises. Section 1.7(ii)(c) of the Lease is hereby amended in its entirety to read as follows:

(c)	Suite 2000: Thirteen Thousand Nine Hundred Eighty-five (13,985) square feet.
1.9    Tenant’s Share. Sections 1.9(a) and (b) of the Lease for Suite 2000 are hereby amended in their entirety to read as follows:
Suite 2000: [Based on 13,985 square feet]
(a) Commencing on the Commencement Date for Space 2000 through and including the Expiration Date, Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Three point three eight zero percent (3,380%) based on 413,664 rentable square feet.
(b) Commencing on the Commencement Date for Space 2000 through and including the Expiration Date, Operating, Repair and Maintenance Expenses for Bellevue Place: Two point eight three seven percent (2.837%) based on 492,932 rentable square feet.

3

1.10    Rent:
Section 1.10 of the Third Lease Addendum is hereby amended in its entirety to read as follows: [Based on 13,985 rentable square feet]
From and including the Commencement Date for Suite 2000 through and including March 31, 2014, Rent shall be Twenty-six and 00/100 Dollars ($26.00) per Rentable Area of the Leased Premises for Space 2000 per annum or Thirty Thousand Three Hundred and 83/100 Dollars ($30,300.83) per month.
From and including April 1, 2014 through and including March 31, 2015, Rent shall be Twenty-seven and 00/100 Dollars ($27.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-one Thousand Four Hundred Sixty-six and 25/100 Dollars ($31,466.25) per month.
From and including April 1, 2015 through and including March 31, 2016, Rent shall be Twenty-eight and 00/100 Dollars ($28.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-two Thousand Six Hundred Thirty-one and 67/100 Dollars ($32,631.67) per month.
From and including April 1, 2016 through and including March 31, 2017, Rent shall be Twenty-nine and 00/100 Dollars ($29.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-three Thousand Seven Hundred Ninety-seven and 08/100 Dollars ($33,797.08) per month.
From and including April 1, 2017 through and including March 31, 2018, Rent shall be Thirty and 00/100 Dollars ($30.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-four Thousand Nine Hundred Sixty-two and 50/100 Dollars ($34,962.50) per month.
From and including April 1, 2018 through and including the Expiration Date, Rent shall be Thirty-one and 00/100 Dollars ($31.00) per Rentable Area of the Leased Premises for Suite 2000 per annum or Thirty-six Thousand One Hundred Twenty-seven and 92/100 Dollars ($36,127.92) per month.

1.18	Commencement Date for Pocket Space. This second (2nd) paragraph of Section 1.18 of the Third Lease Addendum is hereby deleted in its entirety.
2.Landlord’s Improvement Contribution. The following sentences of Landlord’s Improvement Contribution for Suite 2000, in paragraph 5 of the Third Lease Addendum are hereby amended in their entirety to read as follows:

(a)The fifth (5th) sentence is hereby amended in its entirety to read as follows:

Landlord shall contribute an amount not to exceed Twenty-seven and 56/100 Dollars ($27.56) per rentable square foot at the Leased Premises or a total of Three Hundred Eighty-five Thousand Four Hundred Twenty-six and 60/100 Dollars ($385,426.60) towards the completion of the Premises Improvements (“Landlord’s Improvement Allowance”).

4

(b)The seventh (7th) sentence is hereby amended in its entirety to read as follows:

The Premises Improvements shall include the installation of new building standard light fixtures.
3.Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.
DATED as of the day and year first above written.
(signatures on following page)

5

LANDLORD		TENANT
BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By KEMPER DEVELOPMENT COMPANY, a Washington corporation, Its Manager		By	/s/ Mark Mader
Mark Mader
		Its	President & CEO
By	/s/ James E. Melby
James E. Melby
President
By

Its

6

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 5th day of March, 2013, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Brooke C. Rawlings
Type Notary Name: Brooke C. Rawlings
Notary Public in and for the State of
(SEAL)	Washington, residing at	Kirkland	.
	My commission expires	1-11-15	.

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this 25th day of February, 2013, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader and ______________, to me known to be the CEO/President and __________, respectively, of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Lauren Chierichetti
Type Notary Name: Lauren Chierichetti
Notary Public in and for the State of
(SEAL)	Washington, residing at	Port Angeles, WA	.
	My commission expires	Oct. 9, 2016	.

7

FIFTH LEASE ADDENDUM
THIS FIFTH LEASE ADDENDUM is made this 9 day of January, 2014, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), successor in interest to BELLEVUE PLACE OFFICE BUILDING I LIMITED PARTNERSHIP (“BPOB”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.BPOB and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, Second Lease Addendum dated November 20, 2012, Third Lease Addendum dated December 26, 2012, and Fourth Lease Addendum dated March 5, 2013 (collectively the “Lease”), for certain space in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this Fifth Lease Addendum, to amend and supplement the Lease in certain material respects, which includes (i) expanding the Leased Premises to include Suite 2020 on the twentieth (20th) floor of the Bank of America Building (“Suite 2020”); (ii) providing for Rent, Tenant’s Share and a Security Deposit for Suite 2020; and (iii) providing for Landlord’s Improvement Allowance for Suite 2020.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1 - Basic Lease Data, Terms and Exhibits. The following provisions of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:
1.6    Leased Premises. Upon the Commencement Date for Suite 2020 (defined below), as and where shown on Exhibit A, attached hereto and incorporated herein, through and including the Expiration Date of the Lease, Exhibit A shall replace Exhibit C in the Lease.
1.7    Rentable Area of the Leased Premises. Section 1.7 (d) is hereby added at the end of Section 1.7 of the Lease to read as follows:
(d) Suite 2020: Nine Hundred Thirty-two (932) square feet, from the Commencement Date for Suite 2020, through and including the Expiration Date of the Lease.
1.9    Tenant’s Share. On the Commencement Date for Suite 2020, Section 1.9 of the Lease is hereby amended in its entirety to read as follows:
[Based on 14,917 square feet]
(a) Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant’s Share appropriately comprises two components: (i) Operating, Repair and

1

Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set forth in Section 1.9(b); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(c).
(b) Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Three point six one percent (3.61%) based on 413,664 rentable square feet pursuant to Section 1.8(a) of the Lease.
(c) Operating, Repair and Maintenance Expenses for Bellevue Place: Three point zero three percent (3.03%) based on 492,932 rentable square feet pursuant to Section 1.8(b) of the Lease.
1.10    Rent.
The following paragraphs are hereby added at the end of the Rent Section of the Lease to read as follows:
[Based on 932 rentable square feet]
From and including the Commencement Date for Suite 2020 through and including March 31, 2015, Rent shall be Thirty-seven and 25/100 Dollars ($37.25) per rentable square foot for Suite 2020 or Two Thousand Eight Hundred Ninety-three and 08/100 Dollars ($2,893.08) per month, which shall be prorated for any portion of a month.
From and including April 1, 2015 through and including March 31, 2016, Rent shall be Thirty-eight and 25/100 Dollars ($38.25) per rentable square foot for Suite 2020 or Two Thousand Nine Hundred Seventy and 75/100 Dollars ($2,970.75) per month.
From and including April 1, 2016 through and including March 31, 2017, Rent shall be Thirty-nine and 25/100 Dollars ($39.25) per rentable square foot for Suite 2020 or Three Thousand Forty-eight and 42/100 Dollars ($3,048.42) per month.
From and including April 1, 2017 through and including March 31, 2018, Rent shall be Forty and 25/100 Dollars ($40.25) per rentable square foot for Suite 2020 or Three Thousand One Hundred Twenty-six and 08/100 Dollars ($3,126.08) per month.
From and including April 1, 2018 through and including the Expiration Date, Rent shall be Forty-one and 25/100 Dollars ($41.25) per rentable square foot for Suite 2020 or Three Thousand Two Hundred Three and 75/100 Dollars ($3,203.75) per month.

1.14
Security Deposit. In addition to the Letter of Credit required to be maintained by Tenant in accordance with the Third Lease Addendum, upon Tenant’s execution of this Fifth Lease Addendum, Tenant shall pay Landlord Seven Thousand Eight Hundred Forty-four and 33/100 Dollars ($7,844.33), Three Thousand Seven Hundred Sixty-six and 83/100 Dollars ($3,766.83) of which shall be applied to the first month’s Rent for Suite 2020 and the balance of Four Thousand Seventy-seven and 50/100 Dollars ($4,077.50) shall be held by Landlord for the Lease Term.

2

1.17	Section 1.17 Identification of Exhibits.
Exhibit D - Tenant Design & Construction Manual. The Tenant Design & Construction Manual, a copy of which is attached hereto as Exhibit B, shall replace the existing Tenant Information Manual attached as Exhibit D to the Lease. All references in the Lease to “Exhibit D” or the “Tenant Information Manual” shall refer to the Tenant Design & Construction Manual attached hereto as Exhibit B.

1.19	Commencement Date for Suite 2020. Upon substantial completion of the Premises Improvements (defined in paragraph 4 below) for Suite 2020, estimated to be April 1, 2014.
2.Section 6.2(e) Rentable Area of the Leased Premises. For Suite 2020 only, the BOMA Standard referenced in Section 6.2(e) of the Lease shall be one point two one seven (1.217).
3.Tenant’s Acceptance of Suite 2020. Tenant has inspected Suite 2020 and accepts the same in its current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of Suite 2020, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.
4.Landlord’s Improvement Allowance for Suite 2020. Prior to the Commencement Date for Suite 2020, Suite 2020 shall be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord’s subjective discretion. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with [JPC Architects] for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord’s Improvement Allowance”). Landlord’s Improvement Allowance is limited to Thirty-two and 00/100 Dollars ($32.00) per rentable square foot for Suite 2020, or a total amount not to exceed Twenty-nine Thousand Eight Hundred Twenty-four and 00/100 Dollars ($29,824.00). Landlord’s Improvement Allowance shall be used exclusively for Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility).
Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant promptly when due. Tenant’s failure or refusal to pay any such Excess Improvement Cost shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.
Prior to the Commencement Date for Suite 2020, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial

3

completion of the Premises Improvements is delayed by Tenant’s acts or omissions, change in design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant’s use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord’s receipt of Tenant’s punch list, referred to below. Tenant’s occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises are in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.
All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.
5.Current Tenant. Tenant is aware that Suite 2020 is currently occupied by another tenant or tenants (the “Current Tenant”) and the Current Tenant may fail or refuse to vacate Suite 2020 and relinquish all claims to Suite 2020 prior to the Commencement Date for Suite 2020. Landlord shall have no responsibility under the Lease to take any action to remove the Current Tenant and shall not be liable for any damages, injuries or claims that may be suffered by Tenant relating to or arising out of, directly or indirectly, the Current Tenant’s failure or refusal to vacate and release all interest in Suite 2020.
6.Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

4

DATED as of the day and year first above written.

LANDLORD		TENANT
BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By KEMPER DEVELOPMENT COMPANY, a Washington corporation, Its Manager		By	/s/ Mark Mader
Mark Mader
		Its	President & CEO
By	/s/ James E. Melby
James E. Melby
President
By

Its

5

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 9 day of January, 2014, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Kathrine Kirkness
Type Notary Name: Kathrine Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline	.
	My commission expires	9-20-17	.

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this 23 day of December, 2013, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader and          -         , to me known to be the President/CEO and          -         , respectively, of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Kathrine Kirkness
Type Notary Name: Kathrine Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline	.
	My commission expires	9-20-17	.

6

EXHIBIT A
FLOOR PLAN OF LEASED PREMISES

Cascade Views
ROOF DECK
P.O.
P.O.
P.O.
P.O.
P.O.
ROOF DECK
NORTH
Lake Washington & Seattle Skyline Views

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EXHIBIT B
TENANT DESIGN & CONSTRUCTION MANUAL
(see attached)

8

9

SIXTH LEASE ADDENDUM
THIS SIXTH LEASE ADDENDUM is made this 7 day of April, 2014, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”) and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.Bellevue Place Office Building I Limited Partnership, Landlord’s predecessor in interest, and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, Second Lease Addendum dated November 20, 2012, Third Lease Addendum dated December 26, 2012, Fourth Lease Addendum dated March 5, 2013, and Fifth Lease Addendum dated January 9, 2014 (collectively the “Lease”), for certain space in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this Sixth Lease Addendum, to amend and supplement the Lease in certain material respects, which includes (i) expanding the Leased Premises to include Suite 450 on the fourth (4th) floor of the Bank of America Building (“Suite 450”); (ii) adding Rent, Tenant’s Share and a Security Deposit for Suite 450; (iii) amending the Letter of Credit; and (iv) providing for Landlord’s Improvement Allowance for Suite 450.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1 - Basic Lease Data, Terms and Exhibits. The following provisions of Section 1 of the Lease are hereby amended, replaced, and/or added to read as follows:
1.6        Leased Premises. Upon the Commencement Date For Suite 450, that portion of the fourth (4th) floor of the Bank of America Building (Suite 450), as and where shown on Exhibit A, attached hereto and incorporated herein by this reference, shall be added to Exhibit C in the Lease.
1.7        Rentable Area of the Leased Premises. Section 1.7 (e) is hereby added at the end of Section 1.7 of the Lease to read as follows:
(e) Suite 450: Seven Thousand Three Hundred Twenty (7,320) square feet, from the Commencement Date For Suite 450, through and including the Expiration Date of the Lease.
1.9        Tenant’s Share. On the Commencement Date For Suite 450, Sections 1.9(b) and (c) of the Lease are hereby amended in their entirety to read as follows:
[Based on 22,237 rentable square feet]

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(b) Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Five point three eight percent (5.38%) based on 413,664 rentable square feet pursuant to Section 1.8(a) of the Lease.
(c) Operating, Repair and Maintenance Expenses for Bellevue Place: Four point five one percent (4.51%) based on 492,932 rentable square feet pursuant to Section 1.8(b) of the Lease.
1.10     Rent.
The following paragraphs are hereby added at the end of the Rent Section of the Lease to read as follows:
[Based on 7,320 rentable square feet]
From and including the earlier of: (i) one (1) week following substantial completion of the Premises Improvements (defined in paragraph 4 below) for Suite 450, estimated to be July 1, 2014, or (ii) the date of Tenant’s occupancy of the Leased Premises for business purposes, through and including June 30, 2015, Rent shall be Thirty-two and 25/100 Dollars ($32.25) per rentable square foot for Suite 450 or Nineteen Thousand Six Hundred Seventy-two and 50/100 Dollars ($19,672.50) per month, which shall be prorated for any portion of a month.
From and including July 1, 2015 through and including June 30, 2016, Rent shall be Thirty-three and 25/100 Dollars ($33.25) per rentable square foot for Suite 450 or Twenty Thousand Two Hundred Eighty-two and 50/100 Dollars ($20,282.50) per month.
From and including July 1, 2016 through and including June 30, 2017, Rent shall be Thirty-four and 25/100 Dollars ($34.25) per rentable square foot for Suite 450 or Twenty Thousand Eight Hundred Ninety-two and 50/100 Dollars ($20,892.50) per month.
From and including July 1, 2017 through and including June 30, 2018, Rent shall be Thirty-five and 25/100 Dollars ($35.25) per rentable square foot for Suite 450 or Twenty-one Thousand Five Hundred Two and 50/100 Dollars ($21,502.50) per month.
From and including July 1, 2018 through and including the Expiration Date, Rent shall be Thirty-six and 25/100 Dollars ($36.25) per rentable square foot for Suite 450 or Twenty-two Thousand One Hundred Twelve and 50/100 Dollars ($22,112.50) per month.

1.14
Security Deposit. In addition to the Letter of Credit required to be maintained by Tenant in accordance with the Third Lease Addendum, upon Tenant’s execution of this Sixth Lease Addendum, Tenant shall pay Landlord Twenty-seven Thousand Eighty-four and 00/100 Dollars ($27,084.00), which amount shall be applied to the first month’s Rent and Additional Rent for Suite 450.

2

1.20	Commencement Date For Suite 450. Upon substantial completion of the Premises Improvements (defined in paragraph 4 below) for Suite 450, estimated to be July 1, 2014.
2.Tenant’s Acceptance of Suite 450. Tenant has inspected Suite 450 and accepts the same in its current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of Suite 450, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.
3.Letter of Credit. The third paragraph of Paragraph 9 of the Third Lease Addendum is hereby amended in its entirety to read as follows:
Notwithstanding the foregoing, the initial amount of the Letter of Credit shall be as follows during the Lease Term, provided that Tenant has not defaulted under the Lease beyond the applicable notice and cure period:

•	From and including the Commencement Date For Suite 2000 through and including March 31, 2016 - $533,408.00;

•	From and including April 1, 2016 through and including March 31, 2017 - $400,000.00;

•	From and including April 1, 2017 through and including March 31, 2018 - $206,704.00; and

•	From and including April 1, 2018 through and including the Expiration Date - $186,693.00.

4.Landlord’s Improvement Allowance for Suite 450.
(a)Prior to the Commencement Date For Suite 450, Suite 450 shall be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord’s subjective discretion. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with JPC Architects for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord’s Improvement Allowance”). Landlord’s Improvement Allowance is limited to Thirty-three and 00/100 Dollars ($33.00) per rentable square foot for Suite 450, or a total amount not to exceed Two Hundred Forty-one Thousand Five Hundred Sixty and 00/100 Dollars ($241,560.00). Landlord’s Improvement Allowance shall be used exclusively for Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility); provided, however, Tenant has the right to use up to Two and 00/100 Dollars ($2.00) per rentable square foot for Suite 450 (Fourteen Thousand Six Hundred Forty and 00/100 Dollars ($14,640.00)) of Landlord’s Improvement Allowance to offset data, telephone, and similar communication cabling costs. The Premises Improvements shall include new building standard light fixtures. Any unused portion of Landlord’s Improvement Allowance, not to exceed $5.00 per rentable square foot for Suite 450 (Thirty-six Thousand Six Hundred and 00/100 Dollars ($36,600.00)), shall be credited by Landlord to the next payment or payments of Rent due under the Lease.

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(b)Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant promptly when due. Tenant’s failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Sixth Lease Addendum and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.
(c)Prior to the Commencement Date For Suite 450, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant’s acts or omissions, change in design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date For Suite 450 shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem Suite 450 approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant’s use of Suite 450), after turnover to Tenant, shall not postpone the Commencement Date For Suite 450 or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord’s receipt of Tenant’s punch list, referred to below. Tenant’s occupancy of Suite 450 shall be deemed an acknowledgement that Suite 450 is in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Sixth Lease Addendum, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.
(d)All improvements and fixtures made or installed in or to Suite 450, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of Suite 450, (ii) security and access control to Suite 450, (iii) data, telephone, and similar communications cabling in excess of the $2.00 allowance set forth in paragraph 4(a) above, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.
5.Additional Rent. Notwithstanding anything in the Lease or this Addendum to the contrary, Tenant’s obligation to pay Additional Rent for Suite 450 shall commence at the same time Tenant’s obligation to pay Rent for Suite 450 commences.
6.No Termination Right. Notwithstanding anything in Section 10(a) of the Third Lease Addendum to the contrary, Tenant shall have no right to terminate the Lease with respect to Suite 450 of the Leased Premises.
7.Section 34.1 Parking. The parking rate for Suite 450 shall be at the current rate of One Hundred Eighty-five and 00/100 Dollars ($185.00) per parking permit per month (excluding tax), which rate may

4

increase from time to time. Notwithstanding anything in the Lease to the contrary, effective July 1, 2014, any new parking permits shall be at the current rate being charged by Landlord.
8.Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.
DATED as of the day and year first above written.

LANDLORD		TENANT

BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By KEMPER DEVELOPMENT COMPANY, a Washington corporation, Its Manager		By	/s/ Mark Mader
Mark Mader
		Its	President & CEO
By	/s/ James E. Melby
James E. Melby
President
By

Its

5

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 7 day of April, 2014, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Kathrine Kirkness
Type Notary Name: Kathrine Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Kirkland	.
	My commission expires	9-20-17	.

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 4th day of April, 2014, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader, to me known to be the President, respectively, of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Maggie Surbridge
Type Notary Name: Maggie Surbridge
Notary Public in and for the State of
(SEAL)	Washington, residing at	King County	.
	My commission expires	3/12/17	.

6

EXHIBIT A
FLOOR PLAN OF LEASED PREMISES
Suite 450

7

SEVENTH LEASE ADDENDUM
THIS SEVENTH LEASE ADDENDUM is made this 27 day of October, 2014, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.Bellevue Place Office Building I Limited Partnership, Landlord’s predecessor in interest, and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, Second Lease Addendum dated November 20, 2012, Third Lease Addendum dated December 26, 2012, Fourth Lease Addendum dated March 5, 2013, Fifth Lease Addendum dated January 9, 2014, and Sixth Lease Addendum dated April 7, 2014 (collectively the “Lease”), for certain space in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this Seventh Lease Addendum, to amend and supplement the Lease in certain material respects, which includes the deletion of paragraph 10 of the Third Lease Addendum (Tenant Expansion Right) and providing for the termination of the Lease upon the occurrence of certain events.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Paragraph 10 of the Third Lease Addendum - Tenant Expansion Right. Paragraph 10 of the Third Lease Addendum (Tenant Expansion Right) is hereby deleted in its entirety.
2.Lease Termination. Notwithstanding anything herein or in the Lease to the contrary, the Lease shall terminate and be of no further force or effect upon the rent commencement date set forth in a lease executed by Landlord (or Landlord’s affiliate) and Tenant for approximately 72,000 rentable square feet of contiguous office space on no more than four (4) floors in either Lincoln Square or Lincoln Square Expansion. The termination shall operate as if it were the expiration date set forth in Section 1.13 of the Lease, and all references in the Lease to the original Expiration Date shall refer to such earlier termination date.
3.Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

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DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC		SMARTSHEET, INC.,
a Washington limited liability company		a Washington corporation

By: KEMPER DEVELOPMENT		By	/s/ Mark Mader
COMPANY, a Washington corporation;
Its Manager		Its	President & CEO

By:	/s/ James Melby	By
James Melby
	President	Its
2

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 27 day of October, 2014, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katherine Kirkness
Type Notary Name: Katherine Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline
	My commission expires	9∙20∙17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 23rd day of October, 2014, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader, to me known to be the President and CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Maggie Surbridge
Type Notary Name: Maggie Surbridge
Notary Public in and for the State of
(SEAL)	Washington, residing at	King County
	My commission expires	3/12/17

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EIGHTH LEASE ADDENDUM
THIS EIGHTH LEASE ADDENDUM is made this 19 day of October, 2015, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.Bellevue Place Office Building I Limited Partnership, Landlord’s predecessor in interest, and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, Second Lease Addendum dated November 20, 2012, Third Lease Addendum dated December 26, 2012, Fourth Lease Addendum dated March 5, 2013, Fifth Lease Addendum dated January 9, 2014, Sixth Lease Addendum dated April 7, 2014 and Seventh Lease Addendum dated October 27, 2014 (collectively the “Lease”), for certain space in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this Eighth Lease Addendum, to amend and supplement the Lease in certain material respects, which includes (i) expanding the Leased Premises to include Suite 2026 on the twentieth (20th) floor of the Bank of America Building (“Suite 2026”); (ii) providing for Rent, Tenant’s Share and a Security Deposit for Suite 2026; and (iii) providing for Landlord’s Improvement Allowance for Suite 2026.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1 - Basic Lease Data, Terms and Exhibits. The following provisions of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:
1.6    Leased Premises. Upon the Commencement Date for Suite 2026 (defined below) through and including the Expiration Date, the Leased Premises shall be as and where shown on Exhibit A, attached hereto and incorporated herein, and Exhibit A shall replace Exhibit C in the Lease.
1.7    Rentable Area of the Leased Premises. Section 1.7 (f) is hereby added at the end of Section 1.7 of the Lease to read as follows:
Suite 2026: From the Commencement Date for Suite 2026, through and including the Expiration Date, Two Thousand Seven Hundred Thirty (2,730) square feet.
1.9    Tenant’s Share. Upon the Commencement Date for Suite 2026, Section 1.9 of the Lease is hereby amended in its entirety to read as follows:
[Based on 17,647 square feet]
(a) Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant’s Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set

1

forth in Section 1.9(b); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(c).
(b) Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Four point two six six percent (4.266%) based on 413,664 rentable square feet pursuant to Section 1.8(a) of the Lease.
(c) Operating, Repair and Maintenance Expenses for Bellevue Place: Three point five eight percent (3.58%) based on 492,932 rentable square feet pursuant to Section 1.8(b) of the Lease.
1.10    Rent.
The following paragraphs are hereby added at the end of the Rent Section of the Lease to read as follows:
Suite 2026 [Based on 2,730 rentable square feet]
From and including the Commencement Date for Suite 2026 through and including the last day of the twelfth (12th) month of the Lease Term for Suite 2026, Rent shall be Thirty-seven and 25/100 Dollars ($37.25) per rentable square foot for Suite 2026 or Eight Thousand Four Hundred Seventy-four and 38/100 Dollars ($8,474.38) per month, which shall be prorated for any partial portion of a month.
From and including the first day of the thirteenth (13th) month through and including the last day of the twenty-fourth (24th) month of the Lease Term for Suite 2026, Rent shall be Thirty-eight and 37/100 Dollars ($38.37) per rentable square foot for Suite 2026 or Eight Thousand Seven Hundred Twenty-nine and 18/100 Dollars ($8,729.18) per month.
From and including the first day of the twenty-fifth (25th) month through and including the last day of the thirty-sixth (36th) month of the Lease Term for Suite 2026, Rent shall be Thirty-nine and 52/100 Dollars ($39.52) per rentable square foot for Suite 2026 or Eight Thousand Nine Hundred Ninety and 80/100 Dollars ($8,990.80) per month.
From and including the first day of the thirty-seventh (37th) month through and including the Expiration Date, Rent shall be Forty and 71/100 Dollars ($40.71) per rentable square foot for Suite 2026 or Nine Thousand Two Hundred Sixty-one and 53/100 Dollars ($9,261.53) per month.

1.14
Security Deposit. In addition to the Letter of Credit required to be maintained by Tenant in accordance with the Third Lease Addendum, upon Tenant’s execution of this Eighth Lease Addendum, Tenant shall pay Landlord Eight Thousand Four Hundred Seventy-four and 38/100 Dollars ($8,474.38), which amount shall be applied to the first month’s Rent for Suite 2026, so long as Tenant is not in default under the Lease beyond the applicable notice and cure period.

1.19	Commencement Date for Suite 2026. Upon the earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in paragraph 4 below)

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for Suite 2026, estimated to be between January 1, 2016 and April 1, 2016, or (ii) Tenant’s occupancy of Space 2026 for business purposes.
2.Section 6.2(e) Rentable Area of the Leased Premises. For the entire Leased Premises, the BOMA Standard referenced in Section 6.2(e) of the Lease shall be one point one seven four nine (1.1749).
3.Tenant’s Acceptance of Suite 2026. Tenant has inspected Suite 2026 and accepts the same in its current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of Suite 2026, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.
4.Landlord’s Improvement Allowance for Suite 2026. Prior to the Commencement Date for Suite 2026, Suite 2026 shall be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord’s subjective discretion. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with JPC Architects for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord’s Improvement Allowance”). Landlord’s Improvement Allowance is limited to Thirty-four and 00/100 Dollars ($34.00) per rentable square foot for Suite 2026, or a total amount not to exceed Ninety-two Thousand Eight Hundred Twenty and 00/100 Dollars ($92,820.00). Landlord’s Improvement Allowance shall be used exclusively for the Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility).
Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant promptly when due. Tenant’s failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Lease and a default hereunder. Landlord anticipates that Tenant will be obligated to pay for Excess Improvement Costs. To secure Tenant’s payment of Excess Improvement Costs, prior to the commencement of the Premises Improvements, Tenant shall deposit with Landlord the estimated amount of the Excess Improvement Costs determined by Landlord, to be held in escrow by Landlord for the payment of any Excess Improvement Costs. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs in excess of the deposit, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs. Any unused portion of the deposit for Excess Improvement Costs shall be returned to Tenant or applied to the next payment of Rent as elected by Tenant.
Prior to the Commencement Date for Suite 2026, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant’s acts or omissions, change in design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended

3

purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant’s use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord’s receipt of Tenant’s punch list, referred to below. Tenant’s occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises are in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.
All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.
5.Current Tenant. Tenant is aware that Suite 2026 is currently occupied by another tenant or tenants (the “Current Tenant”) and the Current Tenant may fail or refuse to vacate Suite 2026 and relinquish all claims to Suite 2026 prior to the Commencement Date for Suite 2026. Landlord shall have no responsibility under the Lease to take any action to remove the Current Tenant and shall not be liable for any damages, injuries or claims that may be suffered by Tenant relating to or arising out of, directly or indirectly, the Current Tenant’s failure or refusal to vacate and release all interest in Suite 2026.
6.Broker’s Commission. Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the execution of this Eighth Lease Addendum and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Eighth Lease Addendum except Broderick Group, Inc., which represents Landlord and Tenant. Provided this Eighth Lease Addendum is fully executed, Landlord agrees to pay a broker’s commission to Broderick Group, Inc. pursuant to a separate agreement. Each party agrees to indemnify and hold the other parties harmless from all such liabilities or claims (including, without limitation, attorneys’ fees) by anyone other than Broderick Group, Inc.
7.Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

4

DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC		SMARTSHEET, INC.,
a Washington limited liability company		a Washington corporation

By: KEMPER DEVELOPMENT		By	/s/ Mark P. Mader
COMPANY, a Washington corporation;
Its Manager		Its	CEO

By:	/s/ James Melby	By	Mark P. Mader
James Melby
	President	Its	CEO

5

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 19 day of October, 2015, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katherine Kirkness
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline
	My commission expires	9∙20∙17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 19th day of October, 2015, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader and         /        , to me known to be the CEO and         /        , respectively, of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Lauren Chierichetti
Type Notary Name: Lauren Chierichetti
Notary Public in and for the State of
(SEAL)	Washington, residing at	Seattle.
	My commission expires	10/9/16.

6

Exhibit A
Leased Premises

SUITE 2000 / SMARTSHEET
15,853 RSF
INTERIOR GROSS AREA
SUITE 2020 / MOBILIZE.NET
1,794 RSF

Floor - 20

NOT TO SCALE

JPC ARCHITECTS

ANSI / BOMA Z65.1-2010 Legacy Method
Bellevue Place - Bank of America Building

Legend

RETAIL AREAS	OCCUPANT AREAS
BUILDING SERVICE	BUILDING AMENITY
FLOOR SERVICE / AMENITY	FLOOR CIRCULATION
VERTICAL PEN. / VOID	PARKING TENANT STORAGE

JOB NO. 14-0796

7

NINTH LEASE ADDENDUM
THIS NINTH LEASE ADDENDUM is made this 3 day of March, 2016, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.Bellevue Place Office Building I Limited Partnership, Landlord’s predecessor in interest, and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, Second Lease Addendum dated November 20, 2012, Third Lease Addendum dated December 26, 2012, Fourth Lease Addendum dated March 5, 2013, Fifth Lease Addendum dated January 9, 2014, Sixth Lease Addendum dated April 7, 2014, Seventh Lease Addendum dated October 27, 2014 and Eighth Lease Addendum dated October 19, 2015 (collectively, the “Lease”), for certain space in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this Ninth Lease Addendum, to adjust the Letter of Credit schedule.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Letter of Credit. Section 3 of the Sixth Lease Addendum is hereby amended in its entirety to read as follows:
Notwithstanding the foregoing, the amount of the Letter of Credit shall be reduced as follows during the Lease Term, provided Tenant has not defaulted under the Lease beyond the applicable notice and cure period:

•	From and including the date hereof through and including March 31, 2017 - the amount of the Letter of Credit shall be $533,408.00;

•	From and including April 1, 2017 through and including March 31, 2018 - the amount of the Letter of Credit shall be $400,000.00; and

•	From and including April 1, 2018 through and including the Expiration Date - the amount of the Letter of Credit shall be $206,704.00.
2.Remaining Lease Provisions. Except as expressly modified in this Addendum, all other provisions of the Lease remain in full force and effect. In the event of a conflict between the terms of this Addendum and the Lease, the terms of this Addendum shall control.

1

DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC		SMARTSHEET, INC.,
a Washington limited liability company		a Washington corporation

By: KEMPER DEVELOPMENT		By	/s/ Mark Mader
COMPANY, a Washington corporation;			Mark Mader, CEO
Its Manager

By:	/s/ James Melby
James Melby
President

2

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 3 day of March, 2016, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
	Type Notary Name:	Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline
	My commission expires	9∙20∙17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 9th day of February, 2016, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader, to me known to be the CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and he acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Lauren Chierichetti
	Type Notary Name:	Lauren Chierichetti
Notary Public in and for the State of
(SEAL)	Washington, residing at	Seattle
	My commission expires	10/9/16

3

TENTH LEASE ADDENDUM
THIS TENTH LEASE ADDENDUM (this “Addendum”) is made this 12 day of September, 2016, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.Bellevue Place Office Building I Limited Partnership, Landlord’s predecessor in interest, and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, Second Lease Addendum dated November 20, 2012, Third Lease Addendum dated December 26, 2012, Fourth Lease Addendum dated March 5, 2013, Fifth Lease Addendum dated January 9, 2014, Sixth Lease Addendum dated April 7, 2014, Seventh Lease Addendum dated October 27, 2014, Eighth Lease Addendum dated October 19, 2015 and Ninth Lease Addendum dated March 3, 2016 (collectively, the “Lease”), for certain space in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects, which include reducing the size of the Leased Premises and Tenant’s Share.
C.Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:

1.	Section 1. BASIC LEASE DATA, TERMS AND EXHIBITS. The following paragraphs of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:
1.6    Leased Premises. Upon the commencement date for space on the fourth (4th) floor of the Bank of America Building (“Commencement Date for 4th Floor Space”), for which Landlord and Tenant will enter into a new lease simultaneously herewith, the Leased Premises shall be comprised of space solely on the 20th floor of the Bank of America Building, as and where shown on Exhibit A, attached hereto and incorporated herein, Exhibit A shall replace Exhibit C in the Lease.
1.7    Rentable Area of the Leased Premises. Effective as of the Commencement Date for the 4th Floor Space, Section 1.7 is hereby amended in its entirety to read as follows;
Floor 20: From the Commencement Date for 4th Floor Space, through and including the Expiration Date of the Lease, Seventeen Thousand Six Hundred Forty-seven (17,647) square feet.
1.9    Tenant’s Share: [based on 17,647 rentable square feet]
Effective the Commencement Date for 4th Floor Space, Sections 1.9(b) and 1.9(c) of the Lease are hereby amended in their entirety to read as follows:

(b)    Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Four point two seven percent (4.27%) based on 413,664 rentable square feet pursuant to Section 1.8(a) of the Lease; and
(c)    Operating, Repair and Maintenance Expenses for Bellevue Place: Three point five eight percent (3.58%) based on 492,932 rentable square feet pursuant to Section 1.8(b) of the Lease.
2.    Remaining Lease Provisions. Except as expressly modified in this Addendum, all other provisions of the Lease remain in full force and effect. In the event of a conflict between the terms of this Addendum and the Lease, the terms of this Addendum shall control.
DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC		SMARTSHEET, INC.,
a Washington limited liability company		a Washington corporation

By: KEMPER DEVELOPMENT		By	/s/ Mark Mader
COMPANY, a Washington corporation;			Mark Mader, CEO
Its Manager

By:	/s/ James Melby
James Melby
President

2

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 12 day of September, 2016, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
	Type Notary Name:	Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline
	My commission expires	9∙20∙17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 6th day of September, 2016, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Mark Mader, to me known to be the CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Maggie Surbridge
	Type Notary Name:	Maggie Surbridge
Notary Public in and for the State of
(SEAL)	Washington, residing at	King County.
	My commission expires	3/12/2017.

3

Exhibit A
Bellevue Place - Bank of America Building - Floor 20

SMARTSHEET
14,817 RSF
OC
SMARTSHEET EXPANSION
2,455 USF / 2,730 RSF
OC
INTERIOR GROSS AREA
GA

Floor - 20

NOT TO SCALE

JPC ARCHITECTS

ANSI / BOMA Z65.1-2010 Legacy Method

Bellevue Place - Bank of America Building

Legend			
	RETAIL AREAS		OCCUPANT AREAS
	BUILDING SERVICE		BUILDING AMENITY
	FLOOR SERVICE / AMENITY		FLOOR CIRCULATION
	VERTICAL PEN. / VOID		PARKING TENANT STORAGE

PROJ MGR:	AN
DRAWN BY:	PD
JOB NO:	15-0226
DATE:	05.13.2016

© 2016, JPC ARCHITECTS PLLC

4

BANK OF AMERICA BUILDING OFFICE LEASE
BETWEEN
BELLEVUE PLACE OFFICE, LLC,
a Washington limited liability company
(Landlord)
AND
SMARTSHEET.COM, INC.,
a Washington corporation
(Tenant)
SUITE 1300

Table of Contents

			Page

1	BASIC LEASE DATA, TERMS AND EXHIBITS.		1

2	PREMISES		3
	2.1	Generally	3
	2.2	Reserved to Landlord	4
	2.3	Intentionally Omitted	4

3	LEASE TERM		4
	3.1	Generally	4
	3.2	Termination	4
	3.3	Holding Over	4
	3.4	Option to Extend Lease Term	5
	3.5	Right of First Opportunity	6

4	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR		7
	4.1	Commencement Date	7
	4.2	Expiration Date	7
	4.3	Confirmation of Commencement and Expiration	7
	4.4	Lease Year	7

5	RENT		7

6	ADDITIONAL RENT		8
	6.1	Generally	8
	6.2	Definitions	8
	6.3	Payment	11
	6.4	Nonpayment	12
	6.5	Future Development of Bellevue Place	12
	6.6	Disputes Relating to Additional Rent	12

7	LATE CHARGES		12

8	SECURITY DEPOSIT		13

9	USES		13
	9.1	Permitted Uses	13
	9.2	Prohibited Uses	14
	9.3	Compliance with Laws, Rules and Regulations	14
	9.4	Hazardous Material	14

i

10	SERVICES AND UTILITIES		15
	10.1	Standard Services	15
	10.2	Interruption of Services	15
	10.3	Additional Services	15

11	IMPROVEMENTS, ALTERATIONS AND ADDITIONS		16
	11.1	Premises Improvements	16
	11.2	Alterations by Tenant	17
	11.3	Disability Laws	18

12	MAINTENANCE OF THE PREMISES		18
	12.1	Maintenance and Repair by Tenant	18
	12.2	Failure to Maintain	18
	12.3	Repair by Landlord	19
	12.4	Surrender of Leased Premises	19

13	ACCEPTANCE OF THE LEASED PREMISES		19

14	DEFAULT BY LANDLORD		20

15	ACCESS		20
	15.1	Right of Entry	20
	15.2	Excavation	20

16	DAMAGE OR DESTRUCTION		21
	16.1	Insured Loss	21
	16.2	Uninsured Loss	21
	16.3	No Obligation	21
	16.4	Partial Destruction of the Bank of America Building	21
	16.5	Business Interruption	22

17	MUTUAL RELEASE AND WAIVER OF SUBROGATION		22

18	INDEMNITY		22
	18.1	Generally	22
	18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities	23
	18.3	Waiver of Workers’ Compensation Immunity	23
	18.4	Provisions Specifically Negotiated	23

19	INSURANCE		23
	19.1	Liability Insurance	23
	19.2	Property Insurance	24

ii

	19.3	Failure to Maintain	24
	19.4	Increase in Insurance Premium	24

20	ASSIGNMENT AND SUBLEASING		25
	20.1	Assignment or Sublease	25
	20.2	Assignee Obligations	26
	20.3	Sublessee Obligations	26
	20.4	Conditional Consents	26
	20.5	Attorneys’ Fees and Costs	26

21	ADVERTISING		26

22	LIENS		26

23	TENANT’S DEFAULT		27
	23.1	Default	27
	23.2	Remedies in Default	28
	23.3	Legal Expenses	28
	23.4	Bankruptcy	28
	23.5	Remedies Cumulative - Waiver	30

24	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION		30
	24.1	Subordination - Notice to Mortgagee	30
	24.2	Mortgagee Protection Clause	30

25	SURRENDER OF POSSESSION		30

26	REMOVAL OF PROPERTY		31

27	VOLUNTARY SURRENDER		31

28	EMINENT DOMAIN		31
	28.1	Total Taking	31
	28.2	Constructive Taking of Entire Premises	31
	28.3	Partial Taking	31
	28.4	Damages	32

29	NOTICES		32

30	LANDLORD’S LIABILITY		32

31	TENANT’S CERTIFICATES		33

32	RIGHT TO PERFORM		34

iii

33	AUTHORITY		34

34	PARKING AND COMMON AREAS		34
	34.1	Parking	34
	34.2	Common Areas	35

35	TRANSPORTATION MANAGEMENT PROGRAM		35

36	QUIET ENJOYMENT		35

37	GENERAL		35
	37.1	Captions	35
	37.2	Bellevue Place Rent and Income	36
	37.3	Successors or Assigns	36
	37.4	Tenant Defined	36
	37.5	Lost Security or Access Key Card	36
	37.6	Landlord’s Consent	36
	37.7	Broker’s Commission	36
	37.8	Partial Invalidity	36
	37.9	Recording	37
	37.10	Joint Obligation	37
	37.11	Time	37
	37.12	Prior Agreements	37
	37.13	Inability to Perform	37
	37.14	Transfer of Landlord’s Interest	37
	37.15	No Light, Air or View Easement	38
	37.16	Reciprocal Easement Agreements	38
	37.17	Waiver	38
	37.18	Name	38
	37.19	Choice of Law - Venue	38
	37.20	OFAC Certification	38
	37.21	Current Tenant	39
	37.22	Letter of Credit	39
	37.23	Tenant Expansion Right	40
	37.24	Current Lease Amendment.	43

iv

BANK OF AMERICA BUILDING OFFICE LEASE
THIS LEASE is made this 27th day of October, 2014, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.    Landlord owns certain rights and interests in and to certain real property and improvements thereon in the City of Bellevue, King County, Washington, which real property is described in Exhibit “A,” attached hereto, and shown on the site plan attached hereto as Exhibit “B.” Said property and the improvements thereon are part of a first-class multi-use development commonly known and referred to herein as “Bellevue Place.” Bellevue Place currently consists of the Bank of America Building, Hotel Building, Corner Building, and Wintergarden Retail Center, as shown on Exhibit “B,” as well as a Parking Garage currently located beneath the foregoing.
B.    Bellevue Place Office Building I Limited Partnership, Landlord’s predecessor in interest, and Tenant entered into a nonresidential Lease dated December 7, 2010, and Landlord and Tenant entered into a First Lease Addendum dated December 30, 2011, Second Lease Addendum dated November 20, 2012, Third Lease Addendum dated December 26, 2012, Fourth Lease Addendum dated March 5, 2013, Fifth Lease Addendum dated January 9, 2014, and Sixth Lease Addendum dated April 7, 2014 (collectively the “Current Lease”), for certain space in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Current Lease.
C    Tenant desires to lease from Landlord a portion of the Bank of America Building and Landlord is willing to do so on certain terms and conditions, which are set forth herein.
NOW THEREFORE, for and in consideration of the promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	BASIC LEASE DATA, TERMS AND EXHIBITS.

1.1	Landlord: Bellevue Place Office, LLC, a Washington limited liability company.

1.2	Address of Landlord: P. 0. Box 4186, Bellevue, Washington 98009.

1.3	Tenant: Smartsheet.com, Inc., a Washington corporation.

1.4	Principal Business Address of Tenant: 10500 NE 8th Street, Suite 1300, Bellevue, WA 98004.

1.5	Tenant’s Permitted Trade Name: Smartsheet.com.

1.6	Leased Premises: That portion of the thirteenth (13th) floor of the Bank of America Building; as and where shown on Exhibit “C” attached hereto.

1.7	Rentable Area of the Leased Premises: Nineteen Thousand Three Hundred Nineteen (19,319) square feet.
1.8    Breakdown of Rentable Area at Bellevue Place:

(a)The total Rentable Area of the Bank of America Building and the Corner Building is Four Hundred Thirteen Thousand Six Hundred Sixty-four (413,664) square feet.
(b)The total Rentable Area of Bellevue Place is Four Hundred Ninety-two Thousand Nine Hundred Thirty-two (492,932) square feet.
1.9    Tenant’s Share: [based on 19,319 rentable square feet]
(a)Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant’s Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set forth in Section 1.9(b); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(c).
(b)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Four point six seven percent (4.67%) based on 413,664 rentable square feet pursuant to Section 1.8(a).
(c)Operating, Repair and Maintenance Expenses for Bellevue Place: Three point nine two percent (3.92%) based on 492,932 rentable square feet pursuant to Section 1.8(b).

1.10	Rent: [based on 19,319 rentable square feet]
From and including the earlier of (i) one (1) week following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), estimated to be March 1, 2015, or (ii) the date Tenant first occupies the Leased Premises for business purposes, through and including the last day of the twelfth (12th) month of the Lease Term, the Rent shall be Thirty-seven and 25/100 Dollars ($37.25), per square foot of the Rentable Area of the Leased Premises per annum or Fifty-nine Thousand Nine Hundred Sixty-nine and 40/100 Dollars ($59,969.40) per month.
From and including the first day of the thirteenth (13th) month of the Lease Term to and including the last day of the twenty-fourth (24th) month of the Lease Term, the Rent shall be Thirty-eight and 25/100 Dollars ($38.25), per square foot of the Rentable Area of the Leased Premises per annum or Sixty-one Thousand Five Hundred Seventy-nine and 31/100 Dollars ($61,579.31) per month.
From and including the first day of the twenty-fifth (25th) month of the Lease Term to and including the last day of the thirty-sixth (36th) month of the Lease Term, the Rent shall be Thirty-nine and 25/100 Dollars ($39.25) per square foot of the Rentable Area of the Leased Premises per annum or Sixty-three Thousand One Hundred Eighty-nine and 23/100 Dollars ($63,189.23) per month.
From and including the first day of the thirty-seventh (37th) month of the Lease Term to and including the last day of the forty-eighth (48th) month of the Lease Term, the Rent shall be Forty and 25/100 Dollars ($40.25) per square foot of Rentable Area of the Leased Premises per annum or Sixty-four Thousand Seven Hundred Ninety-nine and 15/100 Dollars ($64,799.15) per month.
From and including the first day of the forty-ninth (49th) month of the Lease Term to and including the last day of the sixtieth (60th) month of the Lease Term, the Rent shall be

Forty-one and 25/100 Dollars ($41.25) per square foot of Rentable Area of the Leased Premises per annum or Sixty-six Thousand Four Hundred Nine and 06/100 Dollars ($66,409.06) per month.
From and including the first day of the sixty-first (61st) month of the Lease Term to and including the Expiration Date, the Rent shall be Forty-two and 25/100 Dollars ($42.25) per square foot of Rentable Area of the Leased Premises per annum or Sixty-eight Thousand Eighteen and 98/100 Dollars ($68,018.98) per month.

1.11	Lease Term: Seventy-two (72) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.

1.12	Commencement Date: Upon Substantial Completion of the Premises Improvements (defined in Section 11.1(a) below), estimated to be March 1, 2015.

1.13	Expiration Date: February 28, 2021.

1.14
Security Deposit: One Million Three Hundred Forty-one Thousand Four Hundred Sixty-two and 00/100 Dollars ($1,341,462.00), in the form of a letter of credit as further described in Sections 8 and 37.22 below.

1.15	Deadline for Submission to Landlord of Tenant’s Final Working Drawings for Tenant’s Improvements: October 31, 2014.

1.16	Contingency: THIS LEASE IS CONTINGENT UPON ITS ACCEPTANCE AND APPROVAL BY LANDLORD’S LENDERS. If this Lease is acceptable to Landlord’s lenders, this contingency will be waived by Landlord.

1.17	Exhibits Incorporated by Reference:
Exhibit “A” - Legal Description of Bellevue Place.
Exhibit “B” - Site Plan of Bellevue Place.
Exhibit “C” - Floor Plan of the Leased Premises.
Exhibit “D” - Tenant Design & Construction Manual (including Base Building Finish Condition).
Exhibit “E” - Rules and Regulations.
Exhibit “F” - Bellevue Place Transportation Management Agreement.
Exhibit “G” - Form of Tenant Estoppel Certificate.
Exhibit “H” - Form of Subordination Agreement to Reciprocal Easement Agreement.

2.	PREMISES.

2.1	Generally.
Landlord does hereby lease and demise to Tenant, and Tenant hereby accepts from Landlord, upon the terms and conditions herein set forth, the Leased Premises described in Section 1.6 above and depicted in Exhibit “C,” together with rights of ingress and egress over and across the Common Areas and Facilities of the Bank of America Building and Bellevue Place.

2.2	Reserved to Landlord.
Landlord reserves the right, from time to time, to change the size and dimensions of Bellevue Place; add additional buildings and improvements to Bellevue Place; relocate, alter, and change the number of buildings and other improvements in, on and under Bellevue Place; change any building dimensions and the number of floors in any of the buildings and parking areas in Bellevue Place; change the identity and type of stores and tenancies in Bellevue Place; change the name and address of the buildings and other improvements in Bellevue Place; and change the Common Areas and Facilities in Bellevue Place. Landlord further reserves the use of, and all rights in and to, the exterior walls and roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of Bellevue Place. Landlord shall reasonably attempt to locate such items under the floor, above the ceiling, or adjacent to an interior wall. Such use shall not exceed one percent (1%) of the Useable Area of the Leased Premises unless otherwise agreed. If Landlord’s use hereunder exceeds one percent (1%) of the Useable Area of the Leased Premises, Tenant shall be entitled, as its sole and exclusive remedy, to a reduction in the stated Rentable Area for the Leased Premises, as set forth in Section 1.7 above, and a proportional reduction in Rent and Additional Rent (as defined in Sections 5 and 6 below) due hereunder. The Leased Premises shall not include the space above the suspended ceiling. Landlord shall retain the right to use the area immediately below the floor surface and the space above the suspended ceiling in any manner which does not permanently and materially interfere with Tenant’s use of the Leased Premises.

2.3	Intentionally Omitted.

3.	LEASE TERM.

3.1	Generally.
The term of this Lease (the “Term” or “Lease Term”) shall be the period of time set forth in Section 1.11 above and shall commence on the Commencement Date as provided in Section 4.1 below and shall end at 11:59 p.m. on the Expiration Date, as provided in Section 4.2 below.

3.2	Termination.
The Lease shall terminate on the Expiration Date, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant. If Tenant fails to surrender the Leased Premises at the end of the Lease Term, Tenant shall be liable for, and shall indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord founded upon delay by Landlord in delivering possession of the Leased Premises to such succeeding tenant.

3.3	Holding Over.
Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month-to-month. During such tenancy, Tenant shall pay to Landlord a monthly rental of one hundred fifty percent (150%) of the Rent payable during the last month of the Lease Term in addition to the Additional Rent and Other Charges set forth herein. Except as set forth herein, such month-to-month tenancy also shall be subject to all of the terms, covenants, and conditions of this Lease.

3.4	Option to Extend Lease Term.
(a)Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including February 28, 2026. The period of time shall be referred to herein as the “Option Period”. To exercise the Extension Option, Tenant must give Landlord unequivocal written notice of Tenant’s election to exercise the Extension Option at least ten (10) calendar months (but not earlier than twelve (12) calendar months) prior to the Expiration Date.
(b)If Tenant elects to exercise the Extension Option, the Rent for the Option Term (“New Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building (“Comparable Space”), but in no event shall the New Rent be less than the Rent payable during the last month of the Lease Term. If there is no Comparable Space in the Bank of America Building at the time, Tenant shall pay, as New Rent, whatever the fair market rent in the Bank of America Building would be if there was such Comparable Space in the Bank of America Building. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant renewing its lease for Comparable Space for a term of five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are renewing their leases in the Bank of America Building. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.
(c)In the event Landlord and Tenant cannot agree on the New Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s proposed New Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant’s or Landlord’s notice to the other of its election to have the New Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s proposed New Rent and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord and Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally. The arbitration procedure shall not take more than thirty (30) days. However, if the arbitrators have not determined the New Rent prior to the beginning of the Option Period, Tenant shall pay the Rent previously in effect under the Lease plus a ten percent (10%) increase until such time as the arbitrators determine the New Rent. If the arbitration procedure results in a higher Rent, Tenant shall pay the difference with the next monthly rental payment due under the Lease. If the arbitration procedure results in a lower Rent, Tenant shall receive a credit against its next monthly Rent payments under the Lease, and any succeeding monthly rental payments, if necessary, in an amount equal to the overpayment.
(d)Notwithstanding anything in the foregoing to the contrary, the Extension Option may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise the Extension Option in any instance when such right is in effect, prior to the expiration of the applicable time period for the exercise of such right, the Extension Option shall thereafter be deemed null and void and of no further force or effect. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. All rights of Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.
(e)The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.

3.5	Right of First Opportunity.
(a)If (i) Tenant exercises its Right of First Opportunity described in Section 6 of the Third Lease Addendum to the Current Lease, and (ii) the existing tenant occupying approximately 9,775 rentable square feet on floor 4 of the Bank of America Building and/or approximately 19,394 rentable square feet on floor 5 of the Bank of America Building (the “First Opportunity Space”) elects not to extend its existing lease term, then Landlord will notify Tenant in writing (“Landlord’s First Opportunity Notice”) and, except as otherwise set forth herein, Tenant shall have the right (“Right of First Opportunity”) to lease such First Opportunity Space on the terms and conditions as outlined in Landlord’s First Opportunity Notice, by notifying Landlord of its exercise of such right in accordance with Section (b) below. Notwithstanding anything herein to the contrary, Tenant’s Right of First Opportunity is expressly contingent upon the existing tenant in the First Opportunity Space electing not to extend or renew its existing lease. If the existing tenant in the First Opportunity Space elects to extend or renew its existing lease, this Right of First Opportunity shall be null and void and of no further force or effect. Landlord shall have the express right to extend or renew leases with existing tenant(s) in the First Opportunity Space or enter into new leases with existing First Opportunity Space tenant(s), if the leases of such tenants provide for such right.
(b)If Tenant desires to exercise its right to lease the First Opportunity Space, Tenant shall give Landlord unequivocal written notice thereof (“Tenant’s First Opportunity Notice”) within ten (10) business days after receipt of Landlord’s First Opportunity Notice. Time is of the essence. If, for any reason, Tenant declines or does not so notify Landlord, then Tenant’s rights with respect to the First Opportunity Space which is the subject of Landlord’s First Opportunity Notice shall be deemed to be waived, and thereafter, after expiration of such ten (10) business day period, Landlord may lease such space to any other party.
(c)Notwithstanding anything in the foregoing to the contrary, Tenant’s rights with respect to the First Opportunity Space shall not be exercisable during any period in which Tenant is in default (beyond any applicable cure period) under any provision of the Lease. Time is of the essence. The period of time within which the right of first opportunity for the First Opportunity Space may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. At Landlord’s sole option, all rights of Tenant to the First Opportunity Space shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the First Opportunity Space: (i) Tenant is in default under the Lease due to a failure to pay a monetary obligation to Landlord beyond the applicable notice and cure period; (ii) Landlord has given Tenant ten (10) days’ written notice of any other failure to perform (which notice specifically stated that the failure to perform as required by the Lease may result in the loss of Tenant’s Right of First Opportunity) and such failure is not fully cured within said ten (10) day period; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are reasonably required for its cure, then Landlord shall not have the right to terminate the Right of First Opportunity for said failure if Tenant begins to cure the failure within the ten (10) day period described above and, thereafter, diligently prosecutes such cure to completion; or (iii) Landlord gives Tenant a notice of default under the Lease (and Tenant is in fact in default) and Landlord has previously given to Tenant three (3) or more notices of default under the Lease (and Tenant was in fact in default in such instances), whether or not such default were ultimately cured, provided the notice that was issued prior to the notice establishing in Landlord the right to terminate the Right of First Opportunity hereunder specifically stated that the issuance of another notice of default may result in the loss of Tenant’s Right of First Opportunity. As used herein, the terms “default,” “failure to perform,” or “breach” shall mean a default as defined in Section 23.1 of this Lease.
(d)If Tenant does not exercise its Right of First Opportunity, and Landlord does not deliver Expansion Space (defined in Section 37.23 below), then Tenant shall have no right to terminate this Lease pursuant to Section 37.23 below.
(e)The foregoing rights with respect to the right of first opportunity for the First Opportunity Space shall not be assignable separate and apart from the Lease.

4.	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.

4.1	Commencement Date.
The Commencement Date shall be the date set forth in Section 1.12 above.

4.2	Expiration Date.
This Lease shall expire at 11:59 p.m. on the date set forth in Section 1.13 above.

4.3	Confirmation of Commencement and Expiration.
Within five (5) business days after Tenant’s occupancy of the Leased Premises, or upon Landlord’s request, Landlord and Tenant shall confirm the specific Commencement and Expiration Dates in writing, as well as the “as built” Rentable Area of the Leased Premises, as defined in Section 6.2(f), and the Rent payable hereunder, which shall be appended to and incorporated into this Lease.

4.4	Lease Year.
A “Lease Year” shall mean a calendar year commencing on January 1 and ending the following December 31. If the Commencement Date is a date other than January 1, the initial Lease Year shall be from and including the Commencement Date to and including December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from and including January 1 of the calendar year of the Final Lease Year to and including the Expiration Date.

5.	RENT.
Tenant shall pay to Landlord, without notice or demand and without setoff or deduction whatsoever, the sums stated in Section 1.10 above (the “Rent”), which shall be paid to Landlord in advance in lawful money of the United States, on or before the first day of each calendar month at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent (as defined in Section 6.1 below) for any partial month at the beginning or end of the Lease Term shall be prorated, based upon a thirty (30) day month. All amounts payable hereunder, other than Rent and Additional Rent, may be sometimes referred to as “Other Charges.” Landlord may (but shall not be required to) make available to Tenant procedures for the payment to Landlord by electronic funds transfer of any or all amounts required by the terms of this Lease to be paid by Tenant.

6.	ADDITIONAL RENT.

6.1	Generally.
In addition to the Rent provided for in Section 5 above, commencing on the earlier of (i) one (1) week following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), estimated to be March 1, 2015, or (ii) the date Tenant first occupies the Leased Premises for business purposes, Tenant shall pay to Landlord, without notice (other than notice advising Tenant of its share of the Additional Rent) or demand and without setoff or deduction, Tenant’s Share (as defined in Section 6.2(a) below) of the Operating Expenses (as defined in Section 6.2(b) below), which expenses include, but are not limited to, (i) Operating, Repair, and Maintenance Expenses for the Bank of America Building and the Corner Building; and (ii) Operating, Repair, and Maintenance Expenses for Bellevue Place during the Lease Term (the “Additional Rent”).

6.2	Definitions.
The following terms shall have the meanings hereinafter specified, unless the context otherwise specifies or clearly requires:
(a)Tenant’s Share. Tenant’s Share shall be equal to the percentages set forth in Section 1.9 above.
(b)Operating Expenses Generally. The Operating Expenses shall include (i) all Operating, Repair and Maintenance Expenses (defined in Section 6.2(c) below), and (ii) all Taxes (defined in Section 6.2(d) below).
(c)Operating, Repair and Maintenance Expenses. Operating, Repair and Maintenance Expenses shall include the actual costs and expenses that are paid or payable by Landlord in connection with the operation, repair and maintenance of Bellevue Place and its constituent parts, which include without limitation, the Bank of America Building, the Corner Building and the Wintergarden Retail Center, less all contributions for such costs received from the owner of the Hotel Tract as defined in and pursuant to the terms of that certain Construction, Operation and Reciprocal Easement Agreement recorded under King County Recorder’s File No. 8709160449, as amended from time to time (the “REA”), and shall include, but not be limited to, those costs and expenses that are paid or payable to the Transportation Management Association. Without limiting the generality of the foregoing and by way of illustration, Operating, Repair and Maintenance Expenses shall include costs and expenses of all utility, heating, air conditioning and ventilation costs and expenses; license, permit and inspection fees; planting and landscaping costs and expenses; janitorial services; direct physical damage insurance (including but not limited to loss of income insurance), liability and excess liability insurance, and other appropriate insurance policies, as determined solely by Landlord or Landlord’s lender, including but not limited to garage keeper’s legal liability, boiler and machinery and auto insurance; taxes and assessments on equipment; the cost and expense of repairs including, but not limited to, those of a capital nature necessary or appropriate to fulfill Landlord’s obligations to its tenants; the cost and expense of removing trash and other refuse; the cost and expense of supplies, tools and equipment; the cost and expense of cleaning, maintaining, repairing and replacing machinery and equipment, including but not limited to automatic door openers, lights and lighting fixtures, heating, air conditioning and ventilation equipment, fire and sprinkler systems and security systems; depreciation allowance on machinery and equipment (depreciation to be over the useful life of any such machinery and equipment in accordance with the guidelines and regulations established by the Internal Revenue Service, if any); the cost and expense of personnel to implement such services, including but not limited to security and traffic control; legal and accounting costs and expenses; customary management fees; the cost of any capital improvements necessary or appropriate to fulfill Landlord’s repair or maintenance obligations, required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises or made for the purpose of reducing operating, repair or maintenance costs (the cost of any such capital improvements shall be amortized over the useful life of such item (in accordance with the guidelines and regulations established by the Internal Revenue Service, if any, from time to time) as Landlord shall determine with a return on capital at the current market rate per annum on the unamortized balance or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of purchasing or constructing such improvements).
(d)Taxes. Taxes shall include all real estate taxes, personal property taxes and all other taxes, surcharges and assessments that are or may be levied upon, assessed against or attributable to Bellevue Place and all improvements, fixtures, equipment and other property of Landlord, real and personal, located on, in or under Bellevue Place and used in connection with the operation thereof, including the Bank of America Building, the Corner Building and land underlying the Bank of America Building and the Corner Building and including, although not limited to, the land, improvements, equipment, fixtures and other property used in connection with the operation of and comprising the Parking Garage and Wintergarden Retail Center and any rental, excise, sales, transaction or other privilege tax or levy, however denominated (excepting federal, state and local net income taxes) paid or payable during the Lease Term and taxes on all tenant improvements in the Wintergarden Retail Center owned by Landlord but excluding the Hotel Building and the land underlying the Hotel Building. Taxes also shall include any amounts paid or payable to any third party or incurred by Landlord for the purpose of obtaining a reduction in the Taxes as above defined.
(e)Rentable Area of the Leased Premises. For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996, otherwise known as the “BOMA Standard,” multiplied by a load factor of one point one four (1.14). The “as built” Rentable Area of the Leased Premises shall be the true Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.
(f)Rentable Area of Bellevue Place. For purposes of this Section 6, the Rentable Area of Bellevue Place shall include the total of all areas and spaces in (i) the Bank of America Building, (ii) the Corner Building, and (iii) all areas and spaces in and opening into the Wintergarden Retail Center (whether or not such areas or spaces in the Bank of America Building, the Corner Building, and the Wintergarden Retail Center are actually leased by Landlord) that are available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests and shall include, but not be limited to, all rest rooms, mezzanines, warehousing and storage areas, clerical and office areas, and employee areas within the leased premises of any tenant of Landlord in the Wintergarden Retail Center, Bank of America Building and Corner Building, but shall exclude all areas and spaces in the Hotel Building (other than those areas and spaces in or opening into the Wintergarden Retail Center and available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests) and the Common Areas and Facilities of Bellevue Place. If at any time, Landlord believes the Rentable Area of Bellevue Place is materially different than the Rentable Area of Bellevue

Place set forth in Section 1.8 above because of an error in calculation or additions, modifications or alterations to Bellevue Place and Landlord desires to amend this Lease to reflect the actual or changed Rentable Area of Bellevue Place, Landlord shall so notify Tenant in writing. If Tenant does not object in writing to Landlord’s notice within ten (10) days following receipt of Landlord’s notice, this Lease shall be deemed to be amended to incorporate the Rentable Area of Bellevue Place as set forth in Landlord’s notice to Tenant. If Tenant does object in writing to Landlord’s notice within said ten (10) days, and Landlord and Tenant are unable to agree upon the Rentable Area of Bellevue Place within ten (10) days following receipt of Tenant’s notice of objection, the matter shall be submitted for determination to the Project Architect for Bellevue Place. The decision of the Project Architect shall be final and binding on both Landlord and Tenant and this Lease shall be deemed to be amended to reflect the Rentable Area of Bellevue Place as and when decided by the Project Architect. The cost and expense of the Project Architect’s consideration of the matter, if any, shall be shared equally among Landlord and all tenants objecting to Landlord’s notice.
(g)Notwithstanding anything in this Section 6.2 to the contrary, the following costs shall not be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease:
Leasing commissions, advertising expenses, fees and costs incurred in procuring new tenants for portions of Bellevue Place.
Except as permitted in Section 6.2(c) of the Lease, interest or amortization payments on mortgages.
Rental on ground leases or other underlying leases.
Any costs or expenses associated with or incurred in connection with required environmental testing, removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances.
Costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance.
Charges for electricity, water, or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant.
Cost of correcting major defects in the design, construction or equipment of, or substantial latent defects in, the Bank of America Building or Bellevue Place (a defect, for the purposes of this subsection (h), is defined as a substantial condition that occurred because of negligence in the initial construction of Bellevue Place).
Any costs incurred in constructing any future material expansion of the Bank of America Building (as opposed to the costs of operating and maintaining the expanded Bank of America Building, which may be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease).
Costs of a capital nature, except for costs (a) reasonably necessary or appropriate to fulfill Landlord’s repair or maintenance obligations; (b) incurred as a result of any applicable governmental law or regulation enacted and enforced after the date of the Lease; and/or (c) made for the purpose of reducing operating, repair or maintenance costs.

Interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord.
Notwithstanding any reference in Section 6.2 to the contrary, the cost of any capital item shall not be expensed in a single year but shall be depreciated over the useful life of such item in a manner consistent with other Bellevue Class “A” office buildings.
Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any operating costs and maintenance expenses set forth in this Section 6.2 of the Lease, provided Landlord reserves the right to include a customary administrative fee and a customary management fee within operating costs and maintenance expenses.

6.3	Payment.
Landlord shall provide to Tenant, at or before the Commencement Date, an estimate of the annual Operating Expenses for the Lease Year in which the Commencement Date occurs. Within ninety (90) days after the expiration of each succeeding Lease Year of the Lease Term, or as soon thereafter as such information becomes available, Landlord shall give Tenant a written estimate of Tenant’s Share of the Operating Expenses for the then current Lease Year (“Tenant’s Estimated Share”). Tenant shall pay Tenant’s Estimated Share, in advance, in equal monthly installments on or before the first (1st) day of each calendar month of such Lease Year at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. During the period of time following the expiration of a Lease Year and Tenant’s receipt of Landlord’s estimate of Tenant’s Estimated Share, Tenant shall continue to pay Landlord Tenant’s Estimated Share from the prior Lease Year. Within ninety (90) days after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall furnish to Tenant a written statement summarizing the actual amount of Tenant’s Share of the Operating Expenses for the prior Lease Year (hereinafter sometimes referred to as the “Annual Reconciliation Statement”). If Tenant’s Share of the Operating Expenses exceeds the amount paid by Tenant, Tenant shall pay the deficiency to Landlord promptly upon receipt of a written notice of the amount thereof. If such statement shows Tenant’s Share of the Operating Expenses to be less than the amount paid by Tenant, the amount of overpayment by Tenant shall be credited by Landlord to the next payment or payments of Additional Rent due hereunder, if Tenant has otherwise complied with all of the terms and provisions of this Lease. If the Lease Term has expired and Tenant has vacated the Leased Premises and no amounts are or may become payable by Tenant, then any overpayment shall be returned to Tenant, or at Landlord’s option, to the last assignee of Tenant’s interest in the Leased Premises. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the Additional Rent for the remaining portion of the Lease Year based upon the number of days from the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If at any time during a Lease Year it appears to Landlord that any of the Operating Expenses payable for that Lease Year will vary from Landlord’s estimate by more than five percent (5%) on an individual or aggregate basis, Landlord may, at its election, adjust Tenant’s Estimated Share for the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

6.4	Nonpayment.
In the event of nonpayment of any item of Additional Rent or any Other Charge due hereunder, Landlord shall have the same rights and remedies as for failure to pay Rent.

6.5	Future Development of Bellevue Place.
Tenant is aware that Landlord, by itself or in combination with other persons, intends to further expand and develop Bellevue Place in one or more additional phases and Tenant has reviewed plans and other documents describing the intended expansion and development of Bellevue Place or has been provided with opportunities to review such plans and documents. In the event one or more such phases of the Bellevue Place project are completed during the Lease Term, any additional operating, repair or maintenance expenses and real estate and other taxes attributable to such other phases may be included in the Operating Expenses at Landlord’s discretion; provided that the denominator used to calculate Tenant’s proportionate share of such expenses is reasonably adjusted with respect to such phases.

6.6	Disputes Relating to Additional Rent.
If Tenant desires to contest any calculation by Landlord of Tenant’s Share or the amount of any Bellevue Place Operating Expense payable by Tenant, Tenant must give Landlord a written notice (an “Objection Notice”) stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after Tenant receives Landlord’s Annual Reconciliation Statement regarding Bellevue Place Operating Expenses, and set forth with particularity the reason why Tenant disputes Landlord’s calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord’s calculation and the inclusion and amount of any Bellevue Place Operating Expense. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant against future obligations under this Section 6 equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant’s Objection Notice relates. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all amounts owed hereunder based upon Landlord’s determination and calculation or until such calculation or amount has been established hereunder to be incorrect.

7.	LATE CHARGES.
If Tenant fails to pay, when the same is due and payable, any Rent, Additional Rent or Other Charges, such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment, unless such amount would violate any applicable usury law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any installment of Rent, Additional Rent or Other Charges will cause Landlord to incur certain costs and expenses not contemplated under this

Lease, the exact amount of such costs being extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative and collection costs, and processing and accounting expenses. Therefore, if any Rent, Additional Rent or Other Charge installment is not received by Landlord from Tenant by the fifth (5th) day after such installment is due, Tenant shall immediately pay to Landlord, in addition to the installment due, a late charge equal to twelve percent (12%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss and expense suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease. Landlord shall apply payments made by Tenant first to accrued charges, interest and rent in the following order: (a) Late Charges; (b) interest; (c) Rent; Other Charges and Additional Rent; and (d) any balance remaining to current Rent, Other Charges, and Additional Rent. Notwithstanding anything in this Section 7 to the contrary, provided Tenant pays all sums due hereunder by electronic funds transfer, Landlord shall waive the first (1st) late charge that may be incurred by Tenant during any twelve (12) month period during the Lease Term, provided the unpaid amount is in fact paid in full by Tenant on or before the fifteenth (15th) day of the month in which any such payment is due.

8.	SECURITY DEPOSIT.
As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the sum shown in Section 1.14 above. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following expiration of the Lease Term or Tenant’s return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the security deposit.

9.	USES.

9.1	Permitted Uses.
Tenant shall use and occupy the Premises only for general office purposes consistent with a first class office building (the “Permitted Use”) under the trade name set forth in Section 1.5 above, and for no other business or purpose or under any other trade name without the prior written consent of Landlord, which consent may be withheld if Landlord, in its sole discretion, determines that any proposed use or trade name is inconsistent with or detrimental to the maintenance and operation of the Building as a first-class office building. Landlord makes no representation or warranty as to the availability of Tenant’s Permitted Trade Name or that it will not infringe on any other person’s trademark, service mark or other rights or privileges.

9.2	Prohibited Uses.
Tenant shall not do or permit or suffer anything to be done in or about the Leased Premises, Bank of America Building or Bellevue Place which will in any way obstruct or interfere with the rights of other tenants or occupants of the Bank of America Building or Bellevue Place or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is objectionable or offensive in Landlord’s reasonable judgment or which is unlawful, nor shall Tenant do or permit or suffer anything to be done in or about the Leased Premises, the Bank of America Building or Bellevue Place which would cause Landlord to be in violation of any of its agreements with others. If Tenant permits or engages in any activity which, in Landlord’s reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to Landlord, the other tenants of the Bank of America Building or Bellevue Place, or their employees, customers, guests or invitees, Tenant shall immediately discontinue such activity or take action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant’s failure to comply with this Section shall constitute a material default of this Lease and entitle Landlord to pursue its remedies for such a breach or, in the alternative, undertake such work as may be appropriate to prevent such activity and recover, as additional rent, the cost thereof plus interest thereon at two percent (2%) over the prime rate of interest charged or published by Bank of America on the first day of each month, commencing on the date due through the date of payment.

9.3	Compliance with Laws, Rules and Regulations.
Tenant shall, at its sole cost and expense, promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force relating to Tenant’s use and occupancy of the Leased Premises and Tenant’s business conducted therein.

9.4	Hazardous Material.
Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Tenant results in contamination of the Leased Premises or any part of Bellevue Place or any other property, or if contamination of the Leased Premises or any part of Bellevue Place or any other property by Hazardous Material otherwise occurs for which Tenant may be legally liable for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or useable space or of any amenity of Bellevue Place or the Leased Premises or elsewhere, damages arising from any adverse impact on marketing of space at Bellevue Place or elsewhere, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under Bellevue Place. Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Leased Premises or Bellevue Place by Tenant, its agents, employees, contractors or invitees, results in any contamination of the Leased Premises or any part of Bellevue Place or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Leased Premises, Bellevue Place or any other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, Bellevue Place or other property. As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.

10.	SERVICES AND UTILITIES.

10.1	Standard Services.
As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 12.3) and the public and common areas of the Building, including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Bank of America Building as a first-class office and retail building in downtown Bellevue, except for damage occasioned by any act or omission of Tenant or Tenant’s officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays (“Regular Business Hours”), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service (the “Standard Services”). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord, shall be paid by Tenant in the same manner as provided in Section 5 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures, toilet room supplies, window washing at reasonable intervals and customary building janitorial service as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Bank of America Building tenants shall be paid by Tenant in the same manner as provided for payment in Section 5 above.

10.2	Interruption of Services.
Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption or failure of the Standard Services due to any cause whatsoever. No temporary interruption or failure of the Standard Services incident to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord’s reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder.

10.3	Additional Services.
Tenant shall not install lights and equipment in the Leased Premises with heating loads which in the aggregate exceed the Bank of America Building standard mechanical system. Landlord shall not arbitrarily withhold consent to Tenant’s installation of lights and equipment exceeding such amount but may condition its consent on Tenant’s payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant’s use of such equipment or lights. Such costs shall be paid by Tenant in the same manner as provided in Section 5 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant’s sole cost and expense, a monitoring or metering system in the Leased Premises to measure the added demands on electricity, heating, ventilation, and air conditioning systems resulting from such equipment and lights and from Tenant’s after-hours heating, ventilation and air conditioning service requirements. Tenant shall comply with Landlord’s instructions for the use of drapes, blinds and thermostats in the Bank of America Building.

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.

11.1	Premises Improvements.
(a)Prior to the Commencement Date, the Leased Premises shall be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord’s subjective discretion. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with JPC Architects for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord’s Improvement Allowance”). Landlord’s Improvement Allowance is limited to Forty-eight and 00/100 Dollars ($48.00) per rentable square foot, or a total amount not to exceed Nine Hundred Twenty-seven Thousand Three Hundred Twelve and 00/100 Dollars ($927,312.00). Landlord’s Improvement Allowance shall be used exclusively for the Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility); provided, however, Tenant has the right to use up to Two and 00/100 Dollars ($2.00) per rentable square foot (Thirty-eight Thousand Six Hundred Thirty-eight and 00/100 Dollars ($38,638.00)) of Landlord’s Improvement Allowance to offset data, telephone, and similar communication cabling costs. In addition to Landlord’s Improvement Allowance, Landlord agrees to contribute the amount of $0.15 per rentable square foot of the Leased Premises for an initial space plan and revisions prepared by JPC Architects, or a total of Two Thousand Eight Hundred Ninety-seven and 85/100 Dollars ($2,897.85). The Premises Improvements shall include new building standard light fixtures and ceiling tile. Any unused portion of Landlord’s Improvement Allowance, not to exceed $2.00 per rentable square foot (Thirty-eight Thousand Six Hundred Thirty-eight and 00/100 Dollars ($38,638.00)), shall be credited by Landlord to the next payment or payments of Rent due under the Lease.
(b)Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant promptly when due. Tenant’s failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.

(c)Prior to the Commencement Date, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant’s acts or omissions, change in design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant’s use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord’s receipt of Tenant’s punch list, referred to below. Tenant’s occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises is in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.
(d)All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling in excess of the $2.00 per rentable square foot allowance set forth in paragraph 4(a) above, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.

11.2	Alterations by Tenant.
After completion of Tenant’s Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on, or to the Leased Premises without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord may deem appropriate. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at Tenant’s sole cost and expense. Prior to the commencement of any such work, Tenant shall notify Landlord of the contractors that will be retained by Tenant to perform the work. Landlord shall have the right to approve or disapprove in advance any or all contractors to be retained by Tenant for such work. Landlord shall promptly be provided with complete “as built” drawings and specifications for all alterations, additions and improvements made by Tenant. Tenant shall secure all governmental permits, approvals or authorizations required for such work. All alterations, additions and improvements (including but not limited to all light fixtures and floor coverings but excluding any inventory, furniture and similar personal property which does not become a part of the Leased Premises) shall immediately become the property of Landlord, without any obligation on the part of Landlord to pay therefor, upon installation in the Leased Premises. Upon the expiration or sooner termination of the Lease Term, Tenant shall forthwith remove (at Tenant’s sole cost and expense) all alterations, additions or improvements made by Tenant (except original leasehold improvements constructed as part of Tenant’s Improvements) designated by

Landlord to be removed and Tenant shall repair (at its sole cost and expense) any damage to the Leased Premises caused by such removal. Notwithstanding anything herein or elsewhere in this Lease to the contrary, Tenant shall remove all voice and data cabling and other telecommunications equipment installed by Tenant, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. Tenant’s obligations hereunder shall survive the expiration or termination of this Lease.

11.3	Disability Laws.
Notwithstanding anything in this Lease to the contrary, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises, Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility (“Disability Law”), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant’s plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirect, by or for Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges, liabilities, obligations, penalties, damages, judgments, costs and expenses (including attorneys’ fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord’s judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.

12.	MAINTENANCE OF THE PREMISES.

12.1	Maintenance and Repair by Tenant.
Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased Premises (including all exterior doors and entrances, windows and moldings and trim on all doors and windows) and all partitions, door surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair consistent with a first-class office building, damage by unavoidable casualty excepted (but not excluding any damage caused by burglary, attempted burglary or vandalism of the Leased Premises).

12.2	Failure to Maintain.
If, after five (5) days’ prior written notice (except in emergencies) from Landlord, Tenant fails to keep, preserve and maintain the Leased Premises as set forth in Section 12.1 above, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the Leased Premises for the purpose of undertaking such work upon the failure of Tenant to do so.

12.3	Repair by Landlord.
Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air-conditioning and similar equipment) and building structure of the Leased Premises in a good state of repair, and shall accomplish such repairs as may be needed promptly after receipt of written notice from Tenant. If repairs are required by reason of Tenant’s acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 16 or 28, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appurtenances and equipment therein. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of Bellevue Place, or of any other third parties.

12.4	Surrender of Leased Premises.
At the expiration or sooner termination of this Lease, Tenant shall return the Leased Premises to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord’s consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other unavoidable casualty excepted (excluding burglary, attempted burglary and vandalism). Tenant shall remove all inventory, furniture and other personal property which does not become a part of the Leased Premises and all alterations and improvements which Landlord designates to be removed pursuant to Section 11.2 above, and shall restore the Leased Premises to the condition it was in prior to the installation of such items. Tenant’s obligations under this Section 12 shall survive the expiration or termination of this Lease.

13.	ACCEPTANCE OF THE LEASED PREMISES.
Except as otherwise provided in this Section 13, and subject to Landlord’s completion of the Premises Improvements in accordance with Section 11.1 above, Tenant has inspected the Leased Premises and accepts the same in their current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of the Leased Premises, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY. Notwithstanding the foregoing, Tenant’s acceptance of the Leased Premises upon delivery of possession shall in no way diminish Landlord’s repair and maintenance obligations as set forth elsewhere in the Lease. Prior to the Commencement Date, Landlord shall refurbish the 13th floor restrooms in a manner consistent with the refurbishment of the common area restrooms on other floors in the Bank of America Building. In addition, prior to the Commencement Date, Landlord shall remove or cause to be removed the prior tenant’s branding in the Leased Premises, which includes vinyl lettering, logos and stickers on the elevator cab doors. Tenant agrees and acknowledges that the existing low voltage wiring and service racks currently in the Leased Premises will remain and may be used by Tenant during the Lease Term. Upon the expiration or earlier termination of the Lease Term, Tenant shall remove said wiring and racks from the Leased Premises in accordance with the terms of this Lease.

14.	DEFAULT BY LANDLORD.
Landlord shall not be in default under this Lease unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event less than thirty (30) days after written notice by Tenant to Landlord and to the holder of all mortgages and deeds of trust covering the Leased Premises whose names and addresses shall have been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease and which Tenant otherwise may have until such thirty (30) days have elapsed. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and, subject to Section 30, Tenant’s remedies shall be limited to damages.

15.	ACCESS.

15.1	Right of Entry.
Tenant shall permit Landlord and its employees, agents and contractors to enter into and upon the Leased Premises at any time during normal business hours (8:00 a.m. to 6:00 p.m.) for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Leased Premises or the Bank of America Building. If Tenant is not personally present to permit entry, in case of emergency or urgent necessity Landlord may forcibly enter the same at any hour without rendering Landlord liable therefor. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of this Lease.

15.2	Excavation.
If an excavation is made of property adjacent to the Leased Premises, Tenant shall and does hereby afford to the person causing or authorized to cause such excavation, an irrevocable license to enter upon the Leased Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the wall of the building of which the Leased Premises are a part from injury or damage and to support the same by proper foundations or other means, without any claim for damages against Landlord or diminution or abatement of rent.

16.	DAMAGE OR DESTRUCTION.

16.1	Insured Loss.
Subject to Section 16.2, if the Leased Premises are damaged by perils covered by Landlord’s insurance coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to Landlord for the purpose of repairing such damage, Landlord agrees to forthwith repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent and Additional Rent from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Rent and Additional Rent shall abate only to the extent Landlord receives proceeds from Landlord’s rental income insurance policy to compensate Landlord for the loss of such rent.

16.2	Uninsured Loss.
If the Leased Premises are damaged as a result of any cause other than the perils covered by Landlord’s insurance coverage or if the insurance proceeds are not sufficient to cover the cost of repairs, Landlord shall forthwith repair the same provided the cost of repair is less than ten percent (10%) of the then replacement cost of the Leased Premises. If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord’s insurance coverage, or if the insurance proceeds from Landlord’s insurance are not made available to Landlord for the purpose of repairing the Leased Premises, or, if the cost of repair is equal to or greater than ten percent (10%) or more of the replacement cost of the Leased Premises, then Landlord shall have the option to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect but the Rent and Additional Rent shall be proportionately reduced as provided in Section 16.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant of the termination of this Lease as of the date specified in such notice, which date shall not be less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Rent and Additional Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination.

16.3	No Obligation.
Notwithstanding anything to the contrary contained in this Section 16, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises when the damage resulting from any casualty occurs during the last twenty-four (24) calendar months of the Lease Term.

16.4	Partial Destruction of the Bank of America Building.
If a portion of the Bank of America Building is damaged and the insurance proceeds therefrom are not sufficient to cover the cost of repairs or are not made available to Landlord for the purpose of repairing the same, or if thirty percent (30%) or more of the Rentable Area of the Bank of America Building is damaged, notwithstanding that the Leased Premises may be unaffected, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days’ prior written notice of Landlord’s election to terminate the tenancy; provided, however, that such notice shall be given, if at all, within one hundred twenty (120) days following the date of occurrence of such damage or destruction. Rent and Additional Rent shall be prorated as of the date of such termination.

16.5	Business Interruption.
No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Bank of America Building. Landlord shall use reasonable efforts to effect such repairs promptly.

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.
Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided that this Section shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. This Waiver only applies to insured property losses and does not limit the ability to recover for deductibles or other uninsured losses. Landlord and Tenant acknowledge that their current insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other party may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not apply to any claim by Landlord for any Rent, Additional Rent or Other Charges payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of Bellevue Place or any claim that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.

18.	INDEMNITY.

18.1	Generally.
Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises except and to the extent that such injury is caused by Landlord’s negligence. Except to the extent an injury to any person is caused by Landlord’s negligence, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including attorneys’ fees) arising, claimed, charged or incurred against or by Landlord from any matter or thing arising from Tenant’s use of the Leased Premises, the conduct of its business or from any activity, work or other things done, permitted or suffered by the Tenant in or about the Leased Premises, and Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part or to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorneys’ fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against

Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by legal counsel reasonably satisfactory to Landlord.

18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.
Notwithstanding Section 18.1 above, in the event of concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Leased Premises or Bellevue Place, Tenant’s obligation to indemnify Landlord as set forth in this Section 18 shall be limited to the extent of Tenant’s negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant’s proportional share of costs, and attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

18.3	Waiver of Workers’ Compensation Immunity.
The indemnification obligations contained in this Lease shall not be limited by any workers’ compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and similar workers’ compensation, benefit or disability laws.

18.4	Provisions Specifically Negotiated.
LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS’ COMPENSATION BENEFITS AND LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

19.	INSURANCE.

19.1	Liability Insurance.
(a)Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, a policy of comprehensive/commercial general liability insurance insuring Tenant’s activities with respect to the Leased Premises, Bank of America Building and Bellevue Place against loss, damage or liability for personal injury or death or loss or damage to property with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For policies with a general aggregate limit, such aggregate limit shall be not less than Two Million Dollars ($2,000,000) and include an endorsement providing that the foregoing limit shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Term, in Landlord’s reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best’s Insurance Guide. Landlord, Kemper Development Company, and any other parties in interest designated by Landlord, shall be named as additional insureds. The insurance policy shall bear an endorsement that the policy shall not be cancelled or the policy limits reduced by endorsement below the coverage required by this Lease for any reason other than nonpayment of premiums except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof, including applicable endorsements, showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.
(b)Service of Alcoholic Beverages. The insurance to be carried by Tenant pursuant to Section 19.1(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pertaining to the sale, gift, distribution or use of any alcoholic beverages, or liability by reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 18 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so-called dram shop liability insurance, (ii) host liquor liability insurance or (iii) liquor legal liability insurance or otherwise related to the sale, gift, distribution or use of alcoholic beverages.

19.2	Property Insurance.
In addition to the insurance required by Sections 19.1 and 19.2, Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, property insurance covering Tenant’s supplies, inventory and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to full replacement cost without co-insurance penalty. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non-payment of premiums, except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice to Landlord for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof

19.3	Failure to Maintain.
If Tenant fails or refuses to maintain any insurance required by this Section 19, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 19 shall constitute a material breach of this Lease.

19.4	Increase in Insurance Premium.
Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord’s insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant’s use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay immediately to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant’s use or occupancy of the Leased Premises, the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor.
20.    ASSIGNMENT AND SUBLEASING.

20.1	Assignment or Sublease.
Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise, without in each case first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such transaction undertaken without Landlord’s prior written consent shall be null and void.
In determining whether to grant consent to Tenant’s sublease or assignment request, Landlord may consider any factor, including but not limited to the experience and business reputation of the proposed assignee or sublessee in operating a business for the uses set forth in the Lease; whether the clientele, personnel and foot traffic generated by such proposed assignee or sublessee is satisfactory to Landlord; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee or sublessee has a net worth, and financial strength and credit record, reasonably satisfactory to Landlord; use of the Leased Premises by the proposed assignee or sublessee must be identical to the use permitted by the Lease; use of the Leased Premises by the proposed assignee or sublessee will not violate or create any potential violation of any laws; whether the quality of the business to be operated or likely to be operated by the proposed assignee or sublessee is satisfactory to Landlord; and whether Landlord’s consent might result in a breach of any other lease or agreement to which Landlord is a party; and whether the product mix and target customer base of the proposed assignee or sublessee is consistent with the product mix and target customer base that Landlord is trying to maintain or achieve within Bellevue Place.
No assignment, subleasing or other transfer shall relieve Tenant of any liability under this Lease. The prohibition set forth in this Section 20 includes, without limitation (and the following shall be deemed to be “assignments”): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any subleasing or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the specific assignment of this Lease; and (v) a change in control in any partnership tenant. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such assignment, subleasing or other transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subleasing or transfer. If Landlord’s consent is requested for an assignment or sublease of all or a portion of the Leased

Premises, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment or subleasing, and enter into the relationship of Landlord and Tenant with the proposed assignee or subtenant based on the rent (and/or other compensation) and term agreed to by such assignee or subtenant and otherwise upon the terms and conditions of this Lease. In connection with any sublease or assignment, Tenant shall promptly provide Landlord with fully executed copies of all assignment, sublease and assumption instruments.

20.2	Assignee Obligations.
As a condition to Landlord’s consent, any potential assignee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, Other Charges and the performance of all terms, covenants and conditions of this Lease.

20.3	Sublessee Obligations.
As a condition to Landlord’s consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the sublease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, and Other Charges, and the performance of all terms, covenants, and conditions of this Lease.

20.4	Conditional Consents.
Any consent by Landlord to any assignment or subleasing may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and all such terms and conditions shall be binding upon any person holding by, under or through Tenant.

20.5	Attorneys’ Fees and Costs.
Tenant shall reimburse Landlord for Landlord’s attorneys’ fees and costs incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subleasing or encumbrance.

21.	ADVERTISING.
Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, awning, canopy, marquee, decoration, graphics, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Leased Premises or the Bank of America Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Leased Premises without first obtaining Landlord’s written consent thereto, such consent to be at Landlord’s sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Leased Premises or the Bank of America Building caused thereby. All such signs and advertising matter shall comply with all applicable laws, governmental regulations, ordinances and orders.

22.	LIENS.
No work performed by Tenant pursuant to this Lease shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic’s, materialmen’s or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve, alter or repair the Leased Premises. Tenant shall keep the Leased Premises, the Bank of America Building and Bellevue Place free and clear of all liens and encumbrances arising out of any work performed for, materials furnished to and obligations incurred by or on behalf of Tenant and Tenant shall indemnify and hold Landlord harmless from any liability from any and all costs, liabilities and expenses (including but not limited to attorneys’ fees and Landlord’s reasonable administrative costs and expenses) arising therefrom. Prior to commencing any improvement, alteration or repair work to the Leased Premises, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, separate payment and performance bonds for such work and materials in an amount equal to either (i) the actual contract price if the contract price is fixed, or (ii) one and one-half (1-1/2) times the estimated cost of the improvements, alterations or repairs which Tenant desires to make within the Leased Premises if the contract price is not fixed. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any and all liability for mechanics’ and materialmen’s liens and other similar liens and insure the completion of such work. If any lien is filed against the Bank of America Building, Bellevue Place or the Leased Premises by any person claiming by, through or under Tenant, Tenant shall, at Tenant’s sole cost and expense, immediately discharge the same. If Tenant shall fail to cause such lien to be immediately discharged of record, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including any reasonable attorney’s fees incurred by Landlord in defending against or responding to such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.

23.	TENANT’S DEFAULT.

23.1	Default.
The following shall constitute defaults and breaches of this Lease by Tenant:
(a)Vacating the Leased Premises. The vacation or abandonment of the Leased Premises by Tenant or the failure of Tenant to be open for business on a fully-operational basis (except in the event of damage or destruction to the Leased Premises or when due to some other cause beyond Tenant’s reasonable control, which prevents Tenant from conducting its business within the Leased Premises) for five (5) days or more.
(b)Failure to Pay Rent. Tenant’s failure to make any payment of Rent, Additional Rent or Other Charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.
(c)Failure to Perform. Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure continues for a period of ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are required for its cure, Tenant shall not be deemed to be in default under this Section 23.1(c) if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.
(d)Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.
(e)Repeated Defaults. Tenant’s failure to perform or observe any of Tenant’s obligations under the Lease after Tenant has neglected or failed to perform or observe any of Tenant’s obligations under the Lease at least twice previously (although Tenant shall have cured any such previous failure after notice from Landlord, and within the notice period).

23.2	Remedies in Default.
In the event of any default or breach of this Lease by Tenant (whether or not set forth in Section 23.1 above), Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:
(a)Terminate the Lease. Terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from the Tenant all past due Rent, Additional Rent and Other Charges and all other amounts owed under the terms of this Lease; the expense of re-leasing the Leased Premises, including but not limited to the expense of renovating and alterations to the Leased Premises and any leasing commissions; reasonable attorneys’ fees and costs; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and Additional Rent called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the “worth at the time of award” shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and any and all other damages arising from Tenant’s default or breach; or,
(b)Continue the Lease. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover damages, Rent, Additional Rent, Other Charges, and any other payments as may become due hereunder; or,
(c)Other Remedies. Pursue any other remedy or remedies now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.

23.3	Legal Expenses.
If either party is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Lease to an attorney for the enforcement of any of the covenants, agreements, terms or conditions of this Lease, the prevailing party, in addition to all other remedies provided herein, shall receive from the other party all costs (including reasonable attorneys’ fees) incurred in the enforcement of the covenants, agreements, terms and conditions of this Lease (whether or not an action is instituted) and including any such costs and fees incurred by the prevailing party on any appeal.

23.4	Bankruptcy.
(a)Assumption of Lease. In the event Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
(1)Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with “Adequate Assurance” (as defined below) that: (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord’s reasonable costs, expenses, accrued interest, and attorneys’ fees incurred as a result of the default or breach; (B) within twenty (20) days from the date of such assumption, the Trustee or Tenant will cure all non-monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.
(2)For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, “Adequate Assurance” shall mean: (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the very minimum, shall deposit a sum equal to two (2) months’ Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.
(b)Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect to Additional Rent; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
(c)Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows: (1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to pay all monetary obligations required under this Lease, including without limitation, the payment of Rent and Additional Rent payable hereunder which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days’ prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord as otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.

23.5	Remedies Cumulative - Waiver.
Landlord’s remedies hereunder are cumulative and the Landlord’s exercise of or failure to exercise any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any breach, default or other event authorizing the cancellation or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, at any time that cause for cancellation or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.

24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.

24.1	Subordination - Notice to Mortgagee.
At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver all instruments which may be appropriate to subordinate this Lease to any existing or future mortgages or deeds of trust on Bellevue Place, the Bank of America Building or the Leased Premises, and to any extensions, renewals or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in breach or default under any provision of this Lease unless written notice specifying such breach or default is given to Landlord and to all persons who have an interest in all or part of Bellevue Place as mortgagees and/or deed of trust beneficiaries and whose names and addresses have been given to Tenant in writing or are recorded in the records of King County, and the provisions of Section 14 have been fully complied with.

24.2	Mortgagee Protection Clause.
Tenant shall give all mortgagees and deed of trust holders, by registered or certified mail, copies of all notices of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagees or deed of trust holders. If Landlord fails to cure such default within the time provided in this Lease, then the mortgagees or deed of trust holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, provided that within such thirty (30) days any mortgagee or deed of trust holder commences and diligently pursues the remedies necessary to cure such default (including but not limited to commencement of judicial or nonjudicial foreclosure proceedings, if necessary, to effect such cure).

25.	SURRENDER OF POSSESSION.
Subject to the terms of Sections 11 and 16, upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Leased Premises to

Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire or other casualty excepted.

26.	REMOVAL OF PROPERTY.
Tenant shall remove all of its personal property and improvements designated to be removed pursuant to Section 11.2 at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages for injury to the Leased Premises or Bank of America Building resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Leased Premises or the Bank of America Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

27.	VOLUNTARY SURRENDER.
The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, but, at the option of Landlord, shall terminate all or any existing subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

28.	EMINENT DOMAIN.

28.1.	Total Taking.
If all the Leased Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Rent, Additional Rent and Other Charges due hereunder shall be paid to that date. As used in this Section 28, the term “eminent domain” shall include the taking of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.

28.2.	Constructive Taking of Entire Premises.
In the event of a taking of a material part, but less than all, of the Bank of America Building, where Landlord shall reasonably determine that the remaining portions of the Bank of America Building cannot be economically or effectively used as desired by Landlord (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.

28.3.	Partial Taking.
If more than fifteen percent (15%) of the Rentable Area of the Leased Premises is taken or appropriated by the power of eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord and Tenant receive written notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the Common Area of the Bank of America Building is taken by the power of eminent domain, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty (60) days of the date of such taking. If this Lease is so terminated, all Rent, Additional Rent and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or Common Area is taken by the power of eminent domain and this Lease is not terminated, Landlord, at its expense, shall proceed with reasonable dispatch to restore, to the extent that it is reasonably prudent, the remainder of the Leased Premises and Common Area to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with reasonable dispatch to restore the fixtures and improvements installed by Tenant and Tenant’s furniture, furnishings, and equipment to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises so taken, the Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the area taken bears to the Rentable Area of the Leased Premises prior to the taking.

28.4.	Damages.
Landlord reserves all rights to the entire damages award or payment for taking by the power of eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants or and assigns to Landlord any right Tenant may now have or hereafter acquire to such awards and payments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant’s merchandise, furniture and other personal property that Tenant is entitled to remove at the termination of this Lease or for damage to Tenant’s business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord’s damages.

29.	NOTICES.
Any notices required in accordance with any of the provisions herein, if to Landlord, shall be delivered in person or mailed by certified mail, return receipt requested, to the address of Landlord as set forth in Section 1.2 above or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be delivered in person or sent by certified mail to Tenant at the Leased Premises. If Tenant is more than one person or entity, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof Any notices mailed to Tenant bearing the proper address and adequate postage for delivery shall be deemed effective upon deposit in the U.S. mail.

30.	LANDLORD’S LIABILITY.
Anything in this Lease to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord’s interest in the Leased Premises and Bank of America Building, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or its partners or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
(a)The sole and exclusive remedy of Tenant shall be against the Landlord’s interest in the Leased Premises and the Bank of America Building;
(b)No general or limited partner of Landlord, or any director, officer, agent or employee of any corporation if Landlord, or any general or limited partner of Landlord, is a corporation (collectively, for the purpose of this Section 30, referred to as “general or limited partner of Landlord”) shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant’s compliance with this Section 30;
(c)No general or limited partner of Landlord shall be required to answer or otherwise plead to any service or process;
(d)No judgment will be taken against any general or limited partner of Landlord;
(e)Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tunc;
(f)No writ of execution will ever be levied against the asset of Landlord or any general or limited partner of Landlord, other than Landlord’s interest in the Leased Premises or the Bank of America Building.
(g)These covenants and agreements are enforceable both by Landlord and also by any general or limited partner of Landlord.

31.	TENANT’S CERTIFICATES.
Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement substantially in the form of Exhibit “G” certifying, to the extent true, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements so affecting this Lease); (ii) all conditions under this Lease to be performed by the Landlord have been satisfied, if any; (iii) all required contributions by Landlord, if any, to Tenant on account of Tenant’s Improvements or additional improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets that the Tenant has against the enforcement of this Lease by the Landlord; (v) no Rent or other rent obligation has been paid more than one month in advance; and (vi) no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord’s interest, Landlord’s lenders, and other designees of Landlord and Landlord’s lenders. If Tenant fails to respond within ten (10) days of Tenant’s receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord’s performance, that the security deposit is as stated in the Lease and that no more than one month’s Rent has been paid in advance.

32.	RIGHT TO PERFORM.
If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

33.	AUTHORITY.
Each individual executing this Lease on behalf of Tenant personally represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms and, if Tenant is a corporation, in accordance with a duly adopted resolution of the Board of Directors of Tenant and that such action and execution is in accordance with the bylaws of Tenant. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

34.	PARKING AND COMMON AREAS.

34.1	Parking.
Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, at the current rate of One Hundred Eighty-five and 00/100 Dollars ($185.00) per parking permit per month (excluding tax), which monthly rate may increase from time to time during the Lease Term. If available, additional parking permits may be purchased by Tenant on a month to month basis at the rates set forth above. Tenant’s employees shall not park their vehicles in the automobile parking areas of the Common Areas and Facilities which may from time to time be designated for patrons of Bellevue Place. Landlord at all times shall have the right to designate the particular parking areas to be used by Tenant’s employees and any such designation may be changed from time to time. Tenant and its employees shall park their vehicles only in those portions of the Common Areas and Facilities, if any, designated for that purpose by Landlord. Tenant shall furnish Landlord with Tenant’s and Tenant’s employees’ state vehicle license numbers within fifteen (15) days after Tenant opens for business in the Leased Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after such change occurs. If Tenant or its employees fail to park their vehicles in designated parking areas, then Landlord, without limiting any other remedy Landlord may have, may charge Tenant a minimum of Ten Dollars ($10.00) per day for each day or partial day for each vehicle improperly parked; provided, however, Landlord shall give Tenant written notice of the first violation of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; and if not discontinued within such two-day period, then the vehicle fines shall commence. After notice of the first such violation, no notice of any subsequent violation shall be required prior to the imposition of any parking fine. All amounts due under the provisions of this Section shall be additional rent and due and payable by Tenant within ten (10) days after demand therefor. Tenant shall notify its employees in writing of the provisions of this Section.

34.2	Common Areas.
Landlord shall at all times have exclusive control and management of the Common Areas and Facilities of Bellevue Place. Tenant shall have the nonexclusive right in common with others to use the public areas of the Bank of America Building and the Common Areas and Facilities of Bellevue Place, subject to such nondiscriminatory rules and regulations as Landlord may adopt from time to time governing the use thereof including, but not limited to, the right to close the same from time to time to such an extent as may be legally sufficient, in Landlord’s opinion, to prevent a dedication thereof or the accrual of right to any person or to the public therein. Tenant shall comply with the rules and regulations that Landlord and the owner or ground lessee of Bellevue Place may from time to time promulgate and/or modify regarding use and operation of the Common Areas of the Bank of America Building and Common Areas and Facilities of Bellevue Place. The rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in either Bellevue Place or the Bank of America Building. The term “Common Areas and Facilities of Bellevue Place” refers to all on and off-site areas and/or related facilities which are made available or are used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in Bellevue Place, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, all parking structures and parking areas (including off-site parking), driveways, sidewalks, landscaped or planted areas, pedestrian areas, lobbies, walkways, the Wintergarden Retail Center and Parking Garage. The term “Common Areas and Facilities of Bellevue Place” also refers to all on-site and off-site areas and/or related facilities which may not be accessible to Tenant and other persons entitled to occupy space in Bellevue Place, but which are used in conjunction with the operation, management, repair or maintenance of Bellevue Place, including, but not limited to janitorial closets, on and/or off-site management offices and maintenance areas. The term “Common Areas and Facilities of the Bank of America Building” refers to the Common Areas and Facilities of Bellevue Place located within the Bank of America Building.

35.	TRANSPORTATION MANAGEMENT PROGRAM.
Tenant shall cooperate with Landlord and the designated Transportation Management Association in complying with the terms and conditions of the Bellevue Place Transportation Management Program, as set forth in the Bellevue Place Transportation Management Agreement, a copy of which is attached hereto as Exhibit “F” and incorporated herein, and shall become a member participant in the designated Transportation Management Association. Tenant shall designate one of its employees or agents as Tenant Transportation Coordinator, who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be immediately notified of any change in the Transportation Coordinator.

36.	QUIET ENJOYMENT.
Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its part and upon the prompt and timely payment of all sums due hereunder, shall have and possess the Leased Premises for the Lease Term set forth herein.

37.	GENERAL.

37.1	Captions.
Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof

37.2	Bellevue Place Rent and Income.
All amounts to be paid hereunder, specifically including all Rent, Additional Rent and Other Charges, shall be paid as and when due, and without any setoff or deduction whatsoever. Landlord shall be entitled to all rent and other payments on all leases and tenancies at Bellevue Place on all property owned or leased by Landlord and any other payments made to Landlord or its agents for any other activities, uses or operations at Bellevue Place.

37.3	Successors or Assigns.
All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law or otherwise, and shall be construed as covenants running with the land.

37.4	Tenant Defined.
The word “Tenant” as used herein shall mean each and every person, partnership, limited liability company or corporation who is mentioned as a Tenant herein or who executes this Lease as Tenant.

37.5	Lost Security or Access Key Card.
Tenant shall reimburse Landlord for any and all losses and expenses incurred or suffered by Landlord as a result of Tenant or any of Tenant’s agents, employees, licensees or contractors losing any security or access key card or similar device issued to Tenant, which losses or expenses are incurred or suffered by Landlord prior to Tenant notifying Landlord of the loss of such card or similar device.

37.6	Landlord’s Consent.
Unless otherwise specifically stated herein, whenever Landlord’s consent or approval is required, Landlord’s consent or approval may be withheld in Landlord’s sole subjective discretion.

37.7	Broker’s Commission.
Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the execution of this Lease and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease except Broderick Group, Inc., which represents both Landlord and Tenant. Each party agrees to indemnify and hold the other parties harmless from all such liabilities or claims (including, without limitation, attorneys’ fees) by anyone other than Broderick Group, Inc.

37.8	Partial Invalidity.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

37.9	Recording.
Tenant shall not record this Lease. Tenant also shall not record any memorandum of lease. However, upon the request of Landlord, Tenant shall execute and deliver to Landlord a memorandum in the form provided by Landlord. The memorandum shall describe the parties, the Leased Premises, the Lease Term and Tenant’s obligation to comply with the Transportation Management Agreement and City of Bellevue Land Use Code Paragraph 20.25A.030.C.1, or any similar or successor law, regulation, code or rule, if applicable.

37.10	Joint Obligation.
If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.

37.11	Time.
Time is of the essence of this Lease and each and all of its provisions which performance is a factor.

37.12	Prior Agreements.
It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement, or contradict this Lease. This Lease, and all mutually-executed written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants or warranties between Landlord and Tenant and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration, or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.

37.13	Inability to Perform.
The obligations of Landlord or Tenant hereunder shall be excused for a period equal to the time by which such performance is prevented or delayed due to acts of God or any other causes beyond the reasonable control of such party, financial inability or negligence excepted. The provisions of Section 37.13 shall not apply to any payment of Rent, Additional Rent or Other Charges.

37.14	Transfer of Landlord’s Interest.
In the event of any transfer or transfers of Landlord’s interest in the Leased Premises or Bellevue Place, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to such transferee.

37.15	No Light, Air or View Easement.
Any diminution or shutting off of light, air or view by any structure which may be erected on land on or adjacent to Bellevue Place shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord.

37.16	Reciprocal Easement Agreements.
This Lease shall be subordinate to any and all operating, maintenance and reciprocal easement agreements (“REAs”) entered into by and among Landlord and any other parties, including any amendments or modifications thereto. Tenant shall execute and return to Landlord within ten (10) days after written request therefor by Landlord, agreements in recordable form, substantially in the form of Exhibit “H”, subordinating this Lease to any such REAs.

37.17	Waiver.
The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent, Additional Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted, regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.

37.18	Name.
Tenant shall not, without the prior written consent of Landlord, use the name of the building or project for any purpose other than as the address of the Leased Premises, and in any event, Tenant shall not acquire any rights in or to such names.

37.19	Choice of Law - Venue.
This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.

37.20	OFAC Certification.
(a)Certification. Tenant certifies that:

(i)It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
(ii)It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.
(b)Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

37.21	Current Tenant.
Tenant is aware that Suite 1300 is currently occupied by another tenant or tenants (the “Current Tenant”) and the Current Tenant may fail or refuse to vacate Suite 1300 and relinquish all claims to Suite 1300 prior to the Commencement Date for Suite 1300. Landlord shall have no responsibility under this Lease to take any action to remove the Current Tenant and shall not be liable for any damages, injuries or claims that may be suffered by Tenant relating to or arising out of, directly or indirectly, the Current Tenant’s failure or refusal to vacate and release all interest in Suite 1300.

37.22	Letter of Credit.
Landlord and Tenant acknowledge that Tenant will occupy space in the Bank of America Building pursuant to this Lease and, as consideration for Landlord’s willingness to enter into this Lease, Tenant shall deliver or cause to be delivered to Landlord, and shall cause to be maintained at all times in effect without expiration or termination, one or more irrevocable standby letters of credit complying with the terms of this Section 37.22. Any failure by Tenant to perform or observe any term, covenant or agreement set forth in this Section 37.22 shall constitute a material default under this Lease.
Within ten (10) business days of execution of this Lease, Tenant shall deliver or cause to be delivered to Landlord an irrevocable standby letter of credit in a form acceptable to or provided by Landlord (the “Letter of Credit”), issued by a national banking association reasonably acceptable to Landlord, for the account of Tenant in favor of Landlord in the initial amount of One Million Three Hundred Forty-one Thousand Four Hundred Sixty-two and 00/100 Dollars ($1,341,462.00), having an expiry date not earlier than the Expiration Date, and stating by its terms that it shall be automatically extended annually, without written amendment or modification, to the date that is one (1) year after the then current expiry date unless the issuer of the Letter of Credit gives Landlord, at least sixty (60) days prior to the then current expiry date, written notice that the issuer elects not to extend the Letter of Credit. If the issuer of the Letter of Credit at any times gives to Landlord notice that the issuer elects not to extend the Letter of Credit, then, not less than thirty (30) days prior to the then current expiry date of the Letter of Credit, Tenant shall deliver or cause to be delivered to Landlord a substitute irrevocable standby letter of credit issued in favor of Landlord by a national banking association reasonably acceptable to Landlord in an amount required by this Section 37.22. Not less than thirty (30) days prior to the expiry date of any substitute letter of credit delivered pursuant to this Section, Tenant shall deliver or cause to be delivered to Landlord a further substitute irrevocable standby letter of credit issued in favor of Landlord by a national banking association reasonably acceptable to Landlord in an amount required by this Section 37.22. Each substitute letter of credit delivered pursuant to this Section shall have a term of not less than one (1) year and shall be in a form acceptable to or provided by Landlord.
Notwithstanding the foregoing, the initial amount of the Letter of Credit shall be reduced as follows during the Lease Term, provided Tenant has not defaulted under this Lease beyond the applicable notice and cure period:

•	From and including the 25th month of the Lease Term though and including the 36th month of the Lease Term - $1,006,096.00;

•	From and including the 37th month of the Lease Term though and including the 48th month of the Lease Term - $670,731.00;

•	From and including the 49th month of the Lease Term though and including the 60th month of the Lease Term - $469,511.00; and

•	From and including the 61st month of the Lease Term though and including the Expiration Date - $201,219.
Upon the occurrence of any breach or default under this Lease including, but not limited to, any failure by Tenant timely to deliver or cause to be delivered to Landlord any substitute letter of credit required pursuant to this Section 37.22, Landlord, at its option, may draw against the Letter of Credit and any substitute letter of credit delivered pursuant to this Section 37.22 in an amount reasonably necessary to cure such breach or default and/or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach or default. The Letter of Credit and each substitute letter of credit (also referred to as a “Letter of Credit”) delivered pursuant to this Section 37.22 shall provide for payment against Landlord’s (or any transferee’s) draft at sight accompanied by a certificate stating substantially as follows: “Drawn under _______ Bank, N.A.’s Irrevocable Standby Letter of Credit No. ______, dated ___________ , 2014, as a result of the occurrence of a default under the Lease dated __________, 2014, between Bellevue Place Office, LLC, a Washington limited liability company, and SMARTSHEET.COM, INC., a Washington corporation. If Landlord draws against the Letter of Credit, Tenant shall, within ten (10) days of the date of such draw, restore the Letter of Credit or provide additional irrevocable standby letters of credit so that, at all times, there shall be an amount required by this Section 37.22 available for Landlord to draw against in the event of any further breach or default under this Lease.
If the Letter of Credit is not renewed or Tenant does not provide a substitute irrevocable standby letter of credit on or before the date that is thirty (30) days prior to the expiry date of the then current Letter of Credit, or in the event Landlord draws against the Letter of Credit, if Tenant does not restore the Letter of Credit or provide additional letters of credit so that an amount required by this Section 37.22 is available to Landlord to draw upon in the event of any further breach or default under this Lease, then in such event the amount of the draw against the Letter of Credit may be equal to the entire amount of the Letter of Credit. The proceeds of any draw against the Letter of Credit pursuant to the immediately preceding sentence shall be held by Landlord as an additional security deposit pursuant to the provisions of Section 8 of this Lease.

37.23	Tenant Expansion Right
(a)Notwithstanding anything herein to the contrary, provided Tenant is not in default under this Lease beyond the applicable notice and cure period, and subject to this Section 37.23, Tenant shall have the one time opportunity (“Expansion Opportunity”) to lease, as mutually agreed by Landlord and Tenant, the following office space, (i) additional space in the Building so that Tenant will have approximately 72,000 rentable square feet of office space in the Building, which includes space Tenant currently occupies, or may in the future occupy (the “BP Space”), as described herein below, or (ii) approximately 72,000 rentable square feet of contiguous office space in Lincoln Square on no more than four (4) floors (the “LS Space”), or (iii) approximately 72,000 rentable square feet of contiguous office space on no more than four (4) floors in the proposed Lincoln Square Expansion (the “LSE Space”), which lease shall be effective on the date Tenant first occupies the Expansion Space for business. The BP Space, LS Space, and LSE Space are collectively referred to herein as the “Expansion Space”.
To exercise Tenant’s Expansion Opportunity with regard to the BP Space, Tenant must send a written request to Landlord no sooner than May 15, 2015, nor later than August 5, 2015 (“Tenant’s BP Space Expansion Notice”), (i) requesting that Landlord confirm in writing, within ninety (90) days of receipt of such notice, whether Landlord will make available to Tenant approximately 72,000 rentable square feet in the Building on or before September 30, 2016 (subject to Section 37.13), which BP Space is generally described as follows:

Location	RSF	Date Available	Total
Current Premises	22,237	N/A	22,237
Floor 13	19,319	10/31/14	41,556
Floor 20	1,696	2/1/16	43,252
Floor 4 (Vacant)	2,579	Now	45,831
Floor 4 (B of A)	9,775	5/31/16	55,606
Floor 5 (B of A)	19,169	5/31/16	74,775
and (ii) affirming its desire to lease additional space from Landlord or Landlord’s affiliate. If Landlord determines that it will make the BP Space available to Tenant and so notifies Tenant in writing (“Landlord’s Space Notice”), then this Lease shall be amended to, among other things, provide for the BP Space and set forth the Expansion Space Rent (defined below), effective date for such Expansion Space Rent, and the Rentable Area for the BP Space. The BP Space shall become the Leased Premises for all purposes, including but not limited to the calculation of all Additional Rent and Other Charges due under the Lease, and shall be subject to all terms and conditions of the Lease. If Landlord determines that the BP Space will not be made available to Tenant, this Lease shall continue in full force and effect, subject to Tenant’s Expansion Opportunity with regard to the LS Space or the LSE Space. If Tenant does not deliver Tenant’s BP Space Expansion Notice, then this Lease shall continue in full force and effect.
To exercise Tenant’s Expansion Opportunity with regard to the LS Space or the LSE Space, Tenant must send a written request to Landlord on or before December 31, 2015 (“Tenant’s LS/LSE Space Expansion Notice”), requesting that Landlord confirm in writing, within ninety (90) days of receipt of such notice, whether Landlord or Landlord’s affiliate will make available to Tenant approximately 72,000 contiguous rentable square feet in Lincoln Square or Lincoln Square expansion on or before June 30, 2017 (subject to Section 37.13). If Landlord delivers Landlord’s Space Notice with respect to the LS Space or LSE Space, then Landlord’s or Landlord’s affiliate, as the case may be, and Tenant shall exercise diligent good faith efforts to arrive at mutually acceptable lease terms setting forth the LS Space or LSE Space, as the case may be, the Expansion Space Rent, effective date for such Expansion Space Rent, and the Rentable Area for the LS Space or LSE Space, which terms shall be generally consistent with this Lease. If Landlord (or Landlord’s affiliate) and Tenant enter into a lease for the LS Space or LSE Space, Tenant may terminate this Lease and the Current Lease (subject to Section 37.23(d) below) upon written notice delivered to Landlord within thirty (30) days following the execution of such lease, in which event this Lease shall terminate and be of no further force or effect upon the rent commencement date set forth in a lease executed by Landlord (or Landlord’s affiliate) and Tenant for the LS Space or the LSE Space. The termination shall operate as if it were the expiration date set forth in Section 1.13 above, and all references in this Lease to the original Expiration Date shall refer to such earlier termination date.
Expansion Space Rent shall commence upon the earlier of (i) one (1) week following substantial completion of any tenant improvements to the Expansion Space performed by Landlord or Landlord’s affiliate, or (ii) the date Tenant first occupies the Leased Premises for business purposes. If Landlord does not deliver Landlord’s Space Notice within ninety (90) days of receipt of Tenant’s LS/LSE Space Expansion Notice or Tenant’s BP Space Expansion Notice, then Tenant shall have the right to terminate this Lease effective March 31, 2017. To exercise such termination right, Tenant shall deliver written notice to Landlord on or before April 30, 2016. Tenant’s failure to provide the termination notice set forth in this Section 37.23 shall automatically terminate Tenant’s right to terminate this Lease pursuant to this Section 37.23.
(b)Notwithstanding anything herein to the contrary, if Landlord delivers Landlord’s Space Notice as provided herein, the lease term for such Expansion Space shall not be less than five (5) years and the Rent for the Expansion Space (“Expansion Space Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building, Lincoln Square or the Lincoln Square expansion, as the case may be (“Comparable Space”). If there is no Comparable Space in the Bank of America Building, Lincoln Square, or the Lincoln Square expansion at the time, Tenant shall pay, as Expansion Space Rent, whatever the fair market rent in the Bank of America Building, Lincoln Square, or Lincoln Square expansion would be if there was such Comparable Space in the Bank of America Building, Lincoln Square, or Lincoln Square expansion. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant entering into a new lease for Comparable Space for a term of not less than five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are entering into new leases at Bellevue Place, Lincoln Square or the Lincoln Square expansion. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.
(c)If Landlord or Landlord’s affiliate and Tenant cannot agree on the Expansion Space Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord or Landlord’s affiliate and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place, Lincoln Square, or the Lincoln Square expansion and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Landlord’s affiliate or Tenant’s proposed Expansion Space Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant’s or Landlord’s or Landlord’s affiliate’s notice to the other of its election to have the Expansion Space Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Landlord’s affiliate or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord’s or Landlord’s affiliate’s or Tenant’s proposed Expansion Space Rent and shall notify Landlord or Landlord’s affiliate and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord or Landlord’s affiliate and Tenant. The cost of the arbitration shall be paid by Landlord or Landlord’s affiliate and Tenant equally. The arbitration procedure shall not take more than thirty (30) days.
(d)If Tenant (i) enters into a new lease for LS Space or LSE Space, and (ii) terminates this Lease pursuant to this Section 37.23, then Tenant shall pay to Landlord a termination fee equal to $5.00 per rentable square foot ($96,595.00), which payment shall be due on or before the effective date of termination. If Tenant (i) does not enter into a new lease for BP Space, LS Space or LSE Space, and (ii) terminates this Lease pursuant to this Section 37.23, then Tenant shall pay to Landlord, on or before the effective date of such termination, the unamortized balance of Landlord’s Improvement Allowance (described in Section 11.1) with interest on the unamortized balance at eight point five percent (8.5%) per annum calculated as follows: [Number of months remaining in the Lease Term at the time of the effective date of termination] / 72 (total number of months in Lease Term) x total of Landlord’s Improvement Allowance, with interest on the unamortized balance at the rate of eight point five percent (8.5%) per annum.

37.24	Current Lease Amendment.
Simultaneous with Tenant’s execution of this Lease, Landlord and Tenant shall execute an amendment to the Current Lease, which amendment shall terminate paragraph 10 of the Third Lease Addendum to the Current Lease.
IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC, a		SMARTSHEET, INC.,
Washington limited liability company		a Washington corporation
By:	KEMPER DEVELOPMENT
	COMPANY, a Washington	By:	/s/ Mark Mader
	corporation; Its Manager		Mark Mader
		Its:	President
By:	/s/ James E. Melby
	James E. Melby	By:
Its:	President		/s/ Mark Mader
		Its:	President & CEO

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 27th day of October, 2014, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katherine Kirkness
		Type Notary Name:	Katherine Kirkness
Notary Public in and for the State of
(SEAL)		Washington, residing at	Shoreline
		My commission expires	9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this 23rd day of October, 2014, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER, to me known to be the President of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Maggie Surbridge
	Type Notary Name:	Maggie Surbridge
Notary Public in and for the State of
(SEAL)	Washington, residing at	King County
	My commission expires	3/12/2017

OFFICE LEASE EXHIBITS
Exhibit “A” -    Legal Description of Bellevue Place.
Exhibit “B” -    Site Plan of Bellevue Place.
Exhibit “C” -    Floor Plan of the Leased Premises.
Exhibit “D” -    Tenant Design & Construction Manual (including Base Building Finish Condition).
Exhibit “E” -    Rules and Regulations.
Exhibit “F” -    Bellevue Place Transportation Management Agreement.
Exhibit “G” - Form of Tenant Estoppel Certificate.
Exhibit “H” -    Form of Subordination Agreement to Reciprocal Easement Agreement.

1

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

1

EXHIBIT B
SITE PLAN OF BELLEVUE PLACE
(see attached)

1

20071129900304

104th AVENUE N.E.
NEW LOT 1
NEW LOT 2
NEW LOT 3
NEW LOT 4
NEW LOT 5
NEW LOT 6
N.E. 10th STREET
N.E. 8th STREET
106th AVENUE N.E.
GRAPHIC SCALE
REFERENCES
City of Bellevue
BRH
SHEET 4 OF 4

2

EXHIBIT C
FLOOR PLAN OF THE LEASED PREMISES
(see attached)

1

The Bellevue Office Collection – Bellevue Place

Bank of America Building – 13th Floor

19,319 RSF – Suite 1300 – Available November 1, 2014

Cascade Views
Common Break Area
Server Room
Kitchenette
Kitchenette
Conf. Room
Lobby
Copy Center
Conference Room
NORTH
Lake Washington & Seattle Skyline Views

SPACE FEATURES

- Available 11/1/2014
- Full floor
- Approx. 23 private offices
- Conference rooms
- Large break area / café
- Cooled server room
- Approx. 70% of the space open area for cubicles

BRODERICK GROUP

The information contained herein has been given to us by the owner of sources which we deem reliable, we have no reason to doubt its accuracy, but we do not guarantee it. Prospective tenants should carefully verify all information contained herein.

Back to Space Overview

2

EXHIBIT D
TENANT DESIGN & CONSTRUCTION MANUAL
(see attached)

Tenant Design &
Construction Manual
2014

Bellevue Place Building
Bank of America Building
Bellevue, Washington
Exhibit “D” to the Lease
Office Criteria

Tenant Design & Construction Manual 2014	1

We wish to welcome you as a new Tenant to the Bellevue Place Office Building/Bank of America Building. This Tenant Design & Construction Manual has been prepared to assist you and your staff during the design and construction phases of your new office. The information in this manual is intended to help expedite your efforts to obtain the necessary approvals and subsequent completion of your space. Particular attention should be paid to the Design Process, Submittal Procedure and Construction Phase Information set forth in the Tenant Design & Construction Manual.
Thank you for choosing to locate your firm at Bellevue Place and we look forward to working with you during the design and construction of your Leased Premises.
Nothing in this manual is or shall be an express or implied warranty or representation by Bellevue Place Office, LLC or Kemper Development Company, or any of their agents, contractors, or employees. All warranties and representations, if any, are set forth in the Lease pertaining to the Leased Premises.

Tenant Design & Construction Manual 2014	2

Introduction

Contents
ARTICLE I: Building Description	5
Section 1.01: Design Concept	5
Section 1.02: Construction Type	6
Section 1.03: Vicinity Map, Site Plan	7
Article II: Directory Of Landlords Representatives, Consultants, And Government Agencies	8
A. Landlord’s Representatives	8
B. Government Agencies	9
C. Utility Services	9
Article III: Tenant Improvement Design And Landlord Approval Process	10
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria	10
Method of Measuring Tenant Spaces	10
Section 3.02: Design Criteria	11
Section 3.03: Standard Specifications	12
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings	12
Perimeter Walls	12
Corridor Walls	12
Demising Partitions	12
Standard Partitions	12
Column/finish Treatment	12
Ceiling	13
Doors, Frames and Hardware	13
Paint	13
Flooring	13
Penetrations, Welding and Hot Work	14
Waterproofing	14
Plumbing	14
Mechanical	15
Electrical	18
Structural and Roof	20
Fire/Life Safety, Fire Sprinklers and Testing	20
Communication System	21
Satellite Dish	21
Section 3.04: Existing Building Conditions	21
Section 3.05: Design Submittal Requirements	22
A. Preliminary Submittal	22
B. Final Submittal	22
Permits	23
Mechanical/Electrical Schedule	24
Start-up and air balance request	25

Tenant Design & Construction Manual 2014	3

Article IV: CONSTRUCTION PHASE	26
Section 4.01: Construction Agreement	26
Section 4.02: Preconstruction Meeting	26
Construction Contract and Schedule of Values	26
Bonds	26
Certificate of Insurance	27
Acceptance of Leased Premises	27
Construction Schedule	27
Building Permit	27
Subcontractor List	27
Construction Deposit	27
Signed Lease and Delivery of Security Deposit	27
Section 4.03: Tenant Contractor Rules and Regulations	27
General Contractor Responsibility	28
Superintendent	28
Subcontractors	28
Excessive Noise and Odors	28
Smoking	28
Damage	28
Storage	28
Trash and Dumpsters	28
Dust and Dirt	28
Delivery and Parking	28
Working Hours	28
Contractor Signage	29
Construction Barricade	29
Section 4.04: Demolition	29
Section 4.05: Penetrations, Welding and Hot Work	29
Section 4.06: Fire Pre-Test/Final Test Procedures	29
Section 4.07: Stopping the Work	30
Section 4.08: Construction Completion and Closeout	30
Section 4.09: Tenant Improvement Checklist	31
Article V: MISCELLANEOUS FORMS	32
Contractor Rules	34
Pre/Post Demo MEP Inspection Form	35
Emergency Fire Sprinkler Containment Kit Instructions	36
Fire System Sprinkler Drain and Re-fill Procedure	37
Hot Work Permit Sample	38
Article VI: TYPICAL DETAILS (11/22/2010)	39

Tenant Design & Construction Manual 2014	4

ARTICLE I: BUILDING DESCRIPTION
Section 1.01: Design Concept
Building Description
Bellevue Place is located on one of the region’s busiest intersections, situated on the corner of Bellevue Way NE and NE 8th Street, across from Bellevue Square and Lincoln Square. Together these projects are known as The Bellevue Collection.
Bellevue Place was the first mixed-use development in downtown Bellevue. Built in 1989, it features the 733 room Hyatt Regency Bellevue, the 21-story Bank of America Building, the 6-story Bellevue Place Building, boutique retail and restaurants, a 5-level below grade parking structure, and a grand atrium space known as the Wintergarden.
The Bank of America Building is a distinctive brick-clad, 458,000 square foot office tower that is adjoined to the Hyatt Regency through the Wintergarden on the first two floors. Floors 3 through 20 house class “A” office space and floors 1, 2 and 21 feature unique restaurants and retail.
The Bellevue Place Building is a distinctive brick-clad low-rise 127,000 square foot office building that sits on the corner of Bellevue Way and NE 8th Street. It is connected to the Hyatt Regency, the Wintergarden, and the Bank of America Building via the arrival plaza on the first floor. The Bellevue Place Building has distinctive retail and restaurants on the first level and the Hyatt Stay-Fit Fitness Center located on the second level. Floors 2-6 house class “A” office space.
Bellevue Place is connected to Lincoln Square by both a sky bridge and a tunnel for easy access to additional merchants of The Bellevue Collection.
Section 1.02: Construction Type
All designs must be consistent with the International Building Code and the City of Bellevue Amend- ments. The following general code information may assist in the design of the Leased Premises.
The design of the office building Leased Premises must comply with all requirements of a Type I - A fully sprinkled building as required by code. The occupancy group for an office space shall be “Group B” as defined in the International Building Code.
Bellevue Place Corner Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Bank of America Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Wintergarden:
Reinforced concrete slabs with concrete beams and joists or steel beams with concrete over steel deck floors.

Tenant Design & Construction Manual 2014	5

Section 1.03: Vicinity Map, Site Plan
Bellevue Place is located in the superblock in downtown Bellevue. It is bordered by NE 10th Street to the north, Bellevue Way NE to the west, NE 8th Street to the south, and 106th Avenue NE to the east.

Tenant Design & Construction Manual 2014	6

Article II: DIRECTORY OF LANDLORDS REPRESENTITIVES, CONSULTANTS, AND GOVERNMENT AGENCIES
Landlord is represented by Landlord’s Tenant Coordinator. Any questions regarding the Leased Premises, this Manual or the design and construction process should be directed to Landlord’s Tenant Coordinator.
Tenants are encouraged to utilize Landlord’s Representatives for their tenant improvements; however, if Tenant chooses to use their consultants/contractors, they must be approved by Landlord prior to commencing work.

A.	Landlord’s Representatives:

Landlord    Bellevue Place Office, LLC
Kemper Development Company
575 Bellevue Square
Bellevue, Washington 98004
Sr. VP of Design & Construction - Daniel P. Meyers, AIA
Tenant Coordinator/Project Manager - Tony Cook
(425) 646-3660 or tony.cook@kemperdc.com

Management Office    Bellevue Place Office Building
10500 NE 8th Street, Suite 215
Bellevue, Washington 98004
VP of Property Management - Phillip Scott
(425) 460-5840 or (206) 861-5770 or Phillip.scott@kemperdc.com
Security - (425) 460-5730

Landlord’s Legal Representative Perkins Coie LLP 0885 NE 4th Street, Suite 700 Bellevue, Washington 98004 Attn: Craig Gilbert (425) 635-1400 Fax (425) 635-2400
Project Architect Sclater Partners Architects, P.C. 414 Olive Way, Suite 300 Seattle, Washington 98101 Attn: Craig Kasman (206) 624-8682 Fax (206) 621-8445
Space Planner JPC Architects 909 112th Ave. NE, Suite 206 Bellevue, WA 98004 Attn: Amy Nichols (425) 641-9200
Structural Engineer Cary Kopczynski & Co. 10500 NE 8th Street, Suite 800 Bellevue, Washington 98004 (425) 455-2144 Fax (425) 455-2091
Electrical Contractor Nelson Electric 9620 Stone Avenue N, Suite 201 Seattle, Washington 98103 (206) 523-4525 Fax (206) 527-9539
Fire Protection Contractor Patriot Fire Protection Inc. 2707 70th Avenue E Tacoma, Washington 98424 (253) 926-2290 Fax (253) 922-6150

Tenant Design & Construction Manual 2014	7

Fire Alarm Contractor SimplexGrinnell 9520 10th Avenue S, Suite 100 Seattle, WA 98108 (206) 291-1400 Fax (206) 291-1500
Mechanical Engineer & Contractor MacDonald Miller Facility Solutions 7717 Detroit Avenue SW Seattle, Washington 98106 Attn: Jon Sigmund (206) 768-4222 Fax (206) 768-4223
Roofing Contractor Snyder Roofing 20203 Broadway Avenue Snohomish, Washington 98296 (425) 402-1848

B.	Government Agencies:

Building Department City of Bellevue - Design and Development P.O. Box 90012 Bellevue, Washington 98009 (425) 452-6864
Fire Department Bellevue Fire Prevention Bureau 766 Bellevue Way S.E. Bellevue, Washington 98004 (425) 452-6872

C.	Utility Services:

Water Water and Sewer Utilities City of Bellevue P.O. Box 90012 Bellevue, Washington 98009 (425) 455-6864
Electricity Puget Sound Energy 10608 NE Fourth Street Bellevue, Washington 98004 New Services (425) 455-5120
Telephone CenturyLink Business Services (800) 603-6000

Tenant Design & Construction Manual 2014	8

Article III: TENANT IMPROVEMENT DESIGN AND LANDLORD APPROVAL PROCESS
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria
This section describes the Tenant’s Additional Improvements and outlines the design phase of the tenant improvement process, including design criteria to meet both building requirements and those of the appropriate government agencies. Landlord reserves the right to change the design criteria from time to time.
Tenant shall inspect the Leased Premises and verify the existing conditions within the space prior to starting design work. Regardless of existing conditions, any work not specifically described as Landlord’s Work shall be a part of Tenant’s Additional Improvements.
To begin the design phase, Landlord shall send Tenant the “Tenant Information Package”. This package shall include this document (Tenant Design and Construction Manual) along with a plan of the Leased Premises and the previous “Tenant Improvement” drawings of the space, as available. This information will assist Tenant’s architect in the design phase. It is the Tenant’s responsibility to verify the existing conditions of their space.
All design work shall be done by an architect licensed in the State of Washington. It is Tenant’s sole responsibility to conform the design of the space to all applicable government rules, regulations and codes and to obtain all necessary permits and authorizations required for the construction of any and all improvements and alterations to the Leased Premises. Without limiting the generality of the foregoing, Tenant shall be solely responsible for ensuring that its design will not violate any local, state, or federal law pertaining to barriers to the disabled such as the federal Americans with Disabilities Act (the “ADA”) and the Americans With Disabilities Act Accessibility Guidelines (“ADAAG”).
Method of Measuring Tenant Spaces
Standard Building Owners and Managers Association International (BOMA) calculations are used to measure tenant spaces.

Tenant Design & Construction Manual 2014	9

Section 3.02: Design Criteria
Design Process
Planning and construction for the Leased Premises in both the Bank of America Building and Bellevue Place Corner Building are broken into two phases:

-	Schematic Phase (Space plan)

-	Construction Document Phase (Working drawings)
Depending on the Lease, there are two different ways the design and construction process will proceed:
Turn-Key by Landlord: If the Lease is a turn-key lease, Landlord will coordinate, oversee and manage the entire design and construction process of the space improvements. During lease negotiations, Tenant’s representative will meet with Landlord and Landlord’s space planner to come up with an agreed upon scope of work for the space. Landlord will be responsible for all bidding, contracting, coordination, and management of the project to achieve the agreed upon scope within the timeline set forth. Tenant will be responsible for all costs and delays due to Tenant changes to the scope after the scope is agreed upon. All changes must first be approved by Landlord.
Tenant Managed Tenant Improvements: Tenant will hire Landlord’s space planner (or another space planner approved by Landlord) to prepare design drawings and determine the scope of work for the build-out of the space. Tenant will follow the process outlined in the Tenant Design and Construction Manual for the design, planning, permitting, Landlord review, and construction of the space. Tenant will be responsible for all bidding, contracting, coordination, and management of the project.
The schematic plan shall be prepared and submitted to Landlord within 30 days of Lease execution, or as otherwise stated in the Lease, and shall define the layout of the Leased Premises showing the location of all physical features such as: walls, doors, rooms, etc. A finish board indicating colors and materials shall also be submitted.
Schematic Phase
The space planner, licensed as an architect in the State of Washington, shall prepare a schematic plan of the Leased Premises based on the information listed below. The space planner shall confirm the plan meets all current state, City of Bellevue, local fire, energy, ADA, and building code requirements. That Schematic Plan shall address the following:

•	Dimensions of all walls, openings and other space planning features

•	Reflected ceiling plan; locating the ceiling grid and light fixtures

•	Power and telephone plan; including specific requirements for computers and other dedicated circuits

•	Location and dimensions of all slab penetrations

•	HVAC modifications/requirements

•	Plumbing modifications/requirements

•	Number of personnel to occupy the space

•	Number, size and relationship of private offices

•	Conference room requirements

•	Reception area requirements

•	Storage and office support requirements

•	Equipment needs
Tenant shall submit load calculations for mechanical and electrical review (see Mechanical/Electrical schedule, page 23), and should work with structural, mechanical, and electrical engineers when appropriate.
Landlord shall review the Schematic Plan with Tenant and make necessary changes until requirements are met. Upon approval from Landlord, Tenant shall prepare construction documents based on the Schematic Phase.

Tenant Design & Construction Manual 2014	10

Section 3.03: Standard Specifications
The Standard Specifications and Details referenced below outline Tenant’s Improvements to be installed in and to the Leased Premises. Unless otherwise approved by Landlord, Tenant’s Improvements shall be designed and installed in accordance with the following Standard Specifications and Details. (Tenant’s Improvements, however, may not necessarily include all of the following items.) Compliance with the following information will help to minimize construction costs and avoid delays.
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings
Perimeter Walls
Tenant is responsible for replacing the batt insulation with rigid insulation if improvements affect shell perimeter walls.
Standard specification:
Sill height shall be 2’5” with 2” aluminum frame at windows with GWB installed below sill.
Corridor Walls
Corridor walls are as-is. However, after a full-floor tenant vacates, Landlord will install corridor walls throughout the space to a finish condition on the common area side, and open-stud condition on Tenant’s side.
Standard specification:
Corridor partitions must be built with one-hour construction rating with a demising wall on one side of the corridor, core shaft wall opposite side, with one-hour rated ceiling above.
Demising Partitions
Tenant shall finish demising walls to maintain integrity of sound insulation and fire ratings. Demising walls shall be 6” metal studs. No GWB provided by Landlord at interior demising walls. All shell and core fire ratings must be maintained throughout the project.
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
Continuous acoustical sealant at base of GWB on both sides.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
2 - 1/2” USG Thermafiber Sound attenuation batts floor to ceiling in stud cavity.
2 - 1/2” Thermafiber Sound attenuation blanket 2’0” each side of partition in ceiling plenum.
Standard Partitions
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
5/8” gypsum wallboard each side, smooth finishes.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
Column Finish Treatment
5/8” GWB wrapped all exposed sides.

Tenant Design & Construction Manual 2014	11

Ceiling
Tenants must maintain a ceiling system. If open ceiling structures are essential to Tenant’s design, Landlord approval must be obtained to ensure a high level of finish is achieved. Tenant shall not suspend anything from the structural deck other than ceiling light fixtures, ceiling diffusers, and grilles, to a maximum load of 5 lbs. per square foot, without the prior written consent of Landlord. Any system to be suspended from the deck must be submitted to Landlord’s engineer for acceptance of the system design, at Tenant’s cost. Tenant and Tenant’s engineer shall certify that the system installed is in conformance to local, state, and federal building codes relating to structural loading and seismic restraint under the authorities having jurisdiction.
All mechanical equipment suspended within the Leased Premises shall be designed and installed with vibration isolators.
Standard specification for Acoustic Ceiling:
Typical finished ceiling heights are 8’6” with an exposed thin grid system, 2’x4’.
Mineral fiber lay-in panels, 2’x4’, regular 2’x2’ edge detail, fissured pattern.
Doors, Frames, Hardware
Standard specification:
Suite entry doors - 3’0” x 7’10” x 1-3/4”.
Cherry, plain sliced, center book matched.
20-Minute labeled door assembly, smoke tight.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, one closer, and wall bumper. All proximity card readers must be black, surface mounted and approved by Landlord.
Standard interior door - 3’0” x 7’10” x 1-3/4”.
Door opening size - 3’0” x 7’0”.
Cherry, plain sliced, center book matched.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, and wall bumper.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion. Color to be selected by Tenant from the Leased Premises Standard Finish Selection or otherwise approved by Landlord.
Flooring
Tenant shall be responsible for provisions of ADA compliant transitions. Tenant shall be required to provide drawings for Landlord’s review and approval for all work that requires penetrations through structural slab floors to include, but not limited to: slab openings for elevators, associated pits, atria, mechanical shafts, venting shaft pathways, and risers. All such work will be performed by Landlord at Tenant’s cost. Any work required to provide for depression and/or raised areas, slots in floor slab for door tracks, door closures, door supports, and special floor finishes, is to be performed and completed by Tenant. No cutting into, coring, jack hammering, or loading of the floor will be permitted if such work impairs the structural capacity of the floor. Tenant shall install expansion joints where required. Any modifications (core drills, etc.) to the floor system shall be reviewed and approved by Landlord’s engineer, prior to commencing.
Such work will be required to be x-rayed by Tenant with written confirmation provided to Landlord prior to work commencing. All x-raying of the floor slabs are to be executed during non-working hours so as to not disrupt any ongoing work or tenant operations.
Any penetrations through a fire-rated assembly are to be minimally fire-rated to the equivalent of the original assembly.
Standard specification:
Carpets must be 30 ounce cut pile, chosen from the Leased Premises Standard Finish Selection or approved by Landlord.

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Base must be resilient, 4” rubber base at carpeted floor. Color selected by Tenant from the Leased Premises Standard Finish Selection or approved by Landlord.
Penetrations, Welding, Hot Work
All core drilling and cutting of the concrete slab will be done after “normal” business hours, and approved by Landlord before work is started. The general contractor is responsible for notifying Landlord so Landlord can coordinate with all adjoining tenants affected. All security required for entrance into another tenants leased space during “off” hours is the responsibility of the general contractor.
Any welding requires the prior authorization of Landlord and Hot Work Permits are required, which can be obtained through Bellevue Place Security (425) 460-5730. See page 38 to view a sample.
In addition, Tenant’s contractor must ensure that all appropriate safety requirements are met and the following items provided:

•	Protection screens to isolate the area from slashes and sparks

•	Flashback arrestor fitted to the inlet connection of the welding and cutting blowpipes

•	Fire extinguishers

•	Fire Watch by outside vendor or Bellevue Place Security
Waterproofing
All waterproofing shall be provided by Tenant. All tenants must install a waterproof membrane within the kitchen areas, toilet rooms, and mop sink areas within any office, retail or restaurant space. The membrane must extend up the wall and all plumbing, piping or electrical conduit, and any other floor penetration a minimum of six inches (6”). Landlord reserves the right to perform a waterproof membrane inspection at Tenant’s expense. Tenant is to provide an accurate installation schedule and coordinate the inspection with Landlord’s Tenant Coordinator prior to installing the final flooring finishes. Waterproof membranes may be required in areas other than stated above, if determined by Landlord that those areas require such protection.
Acceptable waterproofing products are manufactured by:
Siplast -- http://www.siplast-international.com
Local Representative -- Brad Viles (425) 391-6893
Kemper -- http://www.kempersystem.co.uk/p_fasttrack.html
Local Representative -- Roland Wieth (253) 606-6936
Installation shall comply with all written installation guidelines and published details.
Installing contractors shall be approved by the manufacturer.
Wetherholt and Associates shall be retained by Tenant to provide:

•	Pre-installation meeting of all parties associated with waterproofing.

•	Periodic part time inspection with a minimum of three site visits a week.

•	Review the start and end of all required water tests.
Contact Jeorge Hopkins, Wetherholt & Associates Inc. (425) 822-8397
Plumbing
All plumbing work, including but not limited to, the provision of plumbing fixtures, electric water heaters, etc., shall be designed and provided by Tenant. Domestic water piping should be Type K or Type L copper, depending on specifications and insulated per the City of Bellevue Energy Code. All scope must be reviewed and approved by Landlord.
Tenant shall provide shut-off valves in the supply piping to every fixture. Toilet rooms with flush valves shall have a dedicated shut off valve to isolate the toilet room from the larger system.
All heating of domestic water shall be accomplished using electric water heaters. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all work outside of the Leased Premises. The water heater temperature and pressure relief drain shall be piped to a floor drain or other approved receptacle provided by Tenant. Trap primers are required for all floor drains per City of Bellevue requirements. If a drain is existing, it is the Tenant’s responsibility to verify the trap

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primers exist and are functioning properly.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Where plumbing lines are not being reused, they must be demoed, capped, sealed, and/or in-filled. This work inside the Leased Premises shall be verified by Landlord’s plumbing contractor at Tenant’s expense. During construction, removable plugs or caps shall be used on all plumbing services to keep debris from entering the system. Tenant’s general contractor shall bear all costs associated with improper protection of waste, drain, and vent systems.
If Tenant use requirements dictate upsizing of services, all associated costs shall be borne by Tenant.
Tenant shall install air chambers or shock absorbers in piping system to prevent noise and damage due to water hammer.
Waste and vent piping, shall be service weight cast iron, with no-hub fittings. Alternate materials are not accepted.
Tenant shall provide and install an approved grease trap or traps, complying with the City of Bellevue’s requirements, in the waste line leading from sinks, drains and other fixtures or equipment where grease may be introduced into the sewage system. Tenant shall be required to provide an automatic chemical treatment system that injects grease dissolving chemicals into the piping system between the fixture and its P-trap. Where possible, above slab grease traps are recommended. Tenant shall contact the City of Bellevue for a list of approved chemical feed systems.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Mechanical
Landlord shall approve all schematic mechanical system designs as part of the acceptance of Tenant’s preliminary plans. Any additional work associated with new equipment, such as added electrical capacity or structural support systems, shall be by Landlord at Tenant’s cost. All work outside the Leased Premises, shall be contracted directly with Landlord’s mechanical contractor.
The mechanical contractor is responsible for the following:

·	Verify design criteria based on original design, ventilation ratios, and load calculations.

·	Inspect the existing space and compare the as-built records to the current conditions and notify Landlord of discrepancies. Landlord will make a determination of further work based on observations.

·	Removal of all existing fan coil units where there aren’t 24 hour cooling requirements, including all ductwork and piping. All removed equipment must be returned to Landlord.

·	When removing CWFC (fan coil units), the chilled water and condensate pipes must be removed back to the closest “T”. Valves with caps should be provided for future use if not already existing.

·	Re-balance all VAV zones in the remodeled space, regardless if diffuser modifications where made.

·	Verify all VAV bottom service access panels are accessible for future use.
·    Should for any reason the chilled water systems need to be drained down, the contractor shall provide Landlord’s mechanical contractor ethylene glycol for replenishment of the system to the current 15% by solution values. All costs to refill will be at Tenant’s sole expense.
Any existing HVAC equipment that is in poor operating condition, or is deemed by Landlord to be beyond it’s useful life, shall be replaced with new equipment upon prior approval by Landlord’s mechanical contractor at Tenant’s expense.
All existing PVC condensation drain piping inside Tenant’s space shall be replaced with copper piping and must have a clean out in the line. An auxiliary drain pan shall be installed below the fan/coil units, and a drain from the pan shall drain to a conspicuous location per City of Bellevue requirements.
Tenant shall provide low voltage control wiring and thermostats for proper operation of their HVAC equipment within the space. Thermostats specifications are required to be submitted for approval by Landlord’s mechanical contractor.
Tenant shall furnish and install all power wiring, disconnects, fuses, circuit breakers, electrical outlets, and safety devices necessary to comply with local mechanical, electrical and fire codes. (See Electrical section for further details). NEC

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electrical clearances must be maintained at all times, including for existing equipment. The Tenant’s mechanical engineer is responsible for verifying as-built conditions, comparing them to the new Tenant layouts and relocating equipment as needed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for any work on the roof and any work associated with the building fire/smoke control system.
Tenant shall provide and install return air smoke detectors in all air conditioning units providing air in excess of two thousand (2,000) CFM to automatically shut off unit if smoke is detected. The smoke detector shall be installed in the return duct. Smoke detectors shall be Simplex model #4098-9756. The detectors shall be furnished, wired and programmed by Landlord’s electrical contractor and installed by Landlord’s mechanical contractor at Tenant’s expense. Tenant shall bear all associated costs for programming and testing of duct mounted smoke detectors as required by the City of Bellevue prior to occupancy. If mechanical equipment is being reused, and the detectors are in the supply duct, they shall be replaced at Tenant’s expense.
Any additional Tenant required HVAC equipment and material to be installed outside the Leased Premises shall be installed by Landlord’s contractor at Tenant’s expense. These costs would include, without limitation, all aspects of the mechanical equipment change, upgrade, or addition and related roofing, electrical, structural, or general construction work. Tenant shall contract directly with Landlord’s contractors for the aforementioned work.
All HVAC equipment and material required by Tenant shall become the property of Landlord upon installation.
Tenant shall provide access panels in GWB ceilings, and walk platforms above, as required for servicing all HVAC equipment, including balancing dampers, fire dampers and smoke control dampers. Minimum access opening size shall be 24x24.
Access panels and walk platforms shall be shown on architectural plans and referenced on mechanical plans. Tenant  ust ensure that the ceiling structure or the work of any other trade does not block access to dampers and equipment above the ceiling so that periodic maintenance and testing can be performed.
Tenant shall contract with Landlord’s contractor at Tenant’s expense for all start-up, testing, and air balance work of HVAC equipment. Tenant shall complete the Start-up and Air Balance Request (referenced page 25), to ensure that each item on the request is completely finished, ensure the equipment is ready to run and contact the Building Engineer when ready for start-up and air balance of the HVAC system.
All HVAC and lighting work must comply with the Washington State Energy Code and Landlord’s HVAC Design Criteria as outlined in this manual. Energy conservation is of the utmost importance and shall be reflected as such in Tenant’s designs. Tenant shall submit mechanical designs for review and approval prior to beginning any work.
Smoke Control System:
Bellevue Place utilizes a floor by floor smoke control system. This system must be evaluated by Tenant’s mechanical engineer and a letter, stamped by a Professional Engineer licensed in the State of Washington, must be written for each tenant improvement and addressed to the building official. The letter must explain how the integrity of the smoke control system is being maintained for the project. This must be available and submitted, along with the mechanical permit documents, to the City of Bellevue by Tenant’s mechanical contractor.
All HVAC calculations shall be in accordance with the latest edition of the ASHRAE Fundamentals Guide and Data book, applicable codes, and good engineering practice. All calculations shall be submitted on the forms at the back of this manual for approval by Landlord’s mechanical engineer. All calculations and drawings shall be certified by a currently registered Professional Engineer in the State of Washington. The units were originally designed in accordance with the following HVAC design criteria:
Equipment replacement is recommended for any units that are oversized so as to promote energy conservation.
Environmental Design Conditions:
The cooling system will be based on the ASHRAE 2% design condition temperatures for Bellevue of 83/67°F DB/WB. The indoor design temperature set-point will be 78° +/- 2°F. Air conditioning will be provided in all occupied areas.

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The heating system will be based on the ASHRAE 99.6% design temperature of 24°F. The design will incorporate heating season indoor temperatures of 78° +/- 2°F in occupied areas.
Ventilation Rates:
Ventilation, pressurization, and air change rates will be provided in accordance with ASHRAE Standard 62-2010 (Ventilation for Acceptable Indoor Air Quality), and the current Washington State Energy Code.
Humidity Control:
Humidity control is not provided in the system. Tenant may need to provide humidity control as part of their system.
Building Internal Loads:
Building internal loads are based on ASHRAE recommendations. Factors impacting the building’s internal loads are:

•	Occupant Density - Densities will be based on 1 person for every 265 square feet.

•	Lighting Loads - Loads will be coordinated with the electrical engineer. Lighting loads will be in the approximate range of 0.5 to 2.0 watts per square foot depending on the space usage.

•	Miscellaneous Equipment Loads - Loads will be in the approximate range of 0.5 to 5.0 watts per square foot depending on use.
Heating System:
Shell and core and tenant system consist of electric heating at the VAV boxes.
It is Tenant’s responsibility to ensure that heating and cooling equipment serving the Leased Premises is capable of automatically maintaining a winter inside dry bulb temperature of seventy degrees (70o) Fahrenheit and a summer inside dry bulb temperature of seventy-eight degrees (78o) Fahrenheit as stated above. The supply and return air systems shall be ducted. The ceiling plenum can be used for return air.
Landlord shall select the manufacturer of any building materials or equipment in which all or part is to be installed outside of the Leased Premises, or affects Landlord or other tenants. All new mechanical equipment shall be submitted for approval by Landlord’s mechanical contractor.
All new and replacement equipment must exceed the current energy codes.
Variable Air Volume Boxes (VAV’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building standard VAV box is a Trane series fan powered box with ECM motor (no substitutions). Perimeter units have electric heat. Interior units may not have heat depending on use. Building supply air is delivered at 44oF but is reset seasonally up to 65oF based on outside air temperature and demand. Select VAV fan to be 120% of design maximum VAV valve airflow, in order to raise the air temperature delivered to the space.
Typical electrical must be 277/1. If providing a heater equal to or larger than 5KW, then specify 4-wire 460/3 power. ECM motor is 277/1 and requires a neutral wire. Tenant’s mechanical contractor must provide controls per building control standard. They must also provide one stage of heat for every 5KW of heat per box and no cross zoning between tenants is allowed.
The following rooms must have a dedicated VAV zone:

·	Conference rooms with 6 or more people

·	Training rooms

·	Corner offices
All new and replacement VAV’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval, prior installation.
Chilled Water Fan Coil Units (CHW FCU’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building utilizes a low temperature chilled water system with ice storage capabilities. The chilled water system is the primary source of 24/7 cooking and pot cooling in the building. All new chilled water loads must be submitted to

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Landlord’s mechanical contractor with associated load calculations for approval. Building standard chilled water fan coil is Trane or equivalent with ECM motor (if available). The supply temperature is 38o with a 25o delta T and contains 15% glycol, and can be reset up to 55oF.
All chilled water system piping, equipment and accessories installed at or below the 7th floor must be considered “high pressure” and be rated for greater than 150 psi working pressure.
Typical electrical must be 277/1.
Tenant’s mechanical contractor must provide controls per building standard with 2-way chilled water control valve.
Tenant’s mechanical contractor must also provide a line sized hose kit that includes braided stainless steel flex hoses, strainer, shut off valves and balancing valve. FDI VersaFlow kit B or equivalent.
Condensate must be sloped to an appropriate drain location per local codes and add a plenum rated condensate pump if required. Pan overflow alarm and connection to BMS should also be included.
Mechanical contractor must dispose of glycol/water mixture per EPA guidelines when draining and replace with equivalent mixture when re-filling the system. Mixture may be stored and re-used with building approval.
Existing CHW FCU’s that are not being re-used must be demolished including chilled water mains back to the main branch shut-off valves and lines must be capped. All new and replacement CHW FCU’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval prior to installation.
Condenser Water System for both the Bank of America Building & Bellevue Place Corner Building:
Both buildings utilize a condenser water system that is common to the main chillers and air handlers. It provides cooling for the chillers and/or waterside economizer or pre-heat to each floor by floor AHU as needed. As such, this stems should not be used for auxiliary cooking needs. The cooling tower is an open cooling tower and does not contain glycol.
The condenser water supply temperature is 79o with a 10o delta T with no glycol. At times, the temperature can reach 100o for AHU preheat. All condenser water system piping, equipment and accessories installed at or below the 5th floor must be considered “high pressure” and re-rated for greater than 150 psi working pressure.
Water source heat pumps shall not be connected to the condenser water system.
Thermostats shall be fully compatible with existing building DDC system. Battery back-up programmable thermostats are not permitted. All thermostats are required to be submitted to Landlord’s mechanical contractor for approval.
Grilles, registers, and diffusers shall be manufactured by Krueger, Titus, Shoemaker, or Price. Tenant’s mechanical engineer or contractor shall submit type and manufacturer of GRD’s to permit proper balance of equipment by Landlord’s contractor.
Electrical
Tenant is responsible for having a complete electrical power and lighting distribution system within the Leased Premises. This includes, but is not limited to: temporary power during construction, transformers, panels, lighting panels, breakers, branch circuits, outlets, battery back-up, emergency egress/exit lighting, and electrical circuits to signage, including wiring and connections. Tenant shall provide electrical equipment rooms if required to house Tenant’s systems (no space will be provided in building electrical equipment rooms to house Tenant’s electrical equipment). Provision and/or installation of telephone/communications cabling and wiring from the telecom equipment rooms to and within the Leased Premises are to be done and completed by Tenant.
Each tenant floor is furnished with a 480/277 volt panel board for high-volt usage that is typically used for “house” lighting. Tenants shall use Landlord’s electrical contractor to connect 277V lighting circuits to the common panels located in the electrical equipment rooms, which are located on every floor. Tenant will also install all supplemental lighting

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control relay panels and other lighting controls as required to meet Washington State Energy Code within the Leased Premises. Space will not be provided to Tenant in building electrical rooms.
Any supplemental HVAC units that must be installed outside the Leased Premises must be approved by Landlord for installation location and electrical capacity. Conduit routing outside of Tenant’s space must be approved prior to installation. Tenant shall provide all power wiring for HVAC equipment including conduit, conductors, safety disconnect switches, lights, and receptacles required for servicing HVAC equipment. Tenant’s contractor shall extend the conduit to the electrical panel and provide the branch circuit conductors from the panel to the disconnect switch and connections from the disconnect switch to the HVAC unit, including motor rated fuses to match the HVAC unit amperage rating.
The main electrical switch shall be sized for the following capacity: four (4) watts/square foot, safe for miscellaneous equipment (receptacles, etc.) and power sufficient for the installed lighting, water heater, and HVAC units. Lighting capacity may be limited by the HVAC cooling capacity available in the Leased Premises. Please refer to the mechanical section of this manual.
Installed lighting fixtures and control systems must comply with the Washington State Nonresidential Energy Code, and calculations showing compliance with code need to be specified on the drawings.
All construction power supplies used by Tenant’s contractor must be fitted with ground fault interrupters. Electrical leads must be placed on stands or suspended and should not be run along the ground where they may be damaged or create a trip hazard. By no means will extension cords be permitted outside the Leased Premises.
If you require information relating to the purpose or source of cables in your space, contact Landlord. Under no circumstances should any cables be cut.
Landlord’s electrical contractor is to perform all work outside of the Leased Premises, including tie-in to main electrical panels.
Panel schedules must be updated at the closeout of each project. Circuits in multi-tenant panels must be identified by Tenant name and description of area served.
Tenants with high energy usage (server rooms, multiple computers per desk, etc.) may be required to install an electrical sub meter at Landlord’s discretion at Tenant’s cost.
Lighting
Tenant shall be responsible for upgrading all lighting within the Leased Premises to the following specifications, if not already completed:
Fixture: LIGHTOLIER, Coffaire II Recessed Fluorescent Direct/Indirect - 2’x4’ with Perforated Basket, Air Return, 2 Lamp T8
Bulb: T8, 32 WATT, 3500K
Single-floor Tenant’s elevator lobby and corridor lighting to be reviewed and approved by Landlord and provided by Tenant.
Standard specification:
Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Telephone/CRT Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Exit signs - Universal standard exit sign with stencil face and arrows as required.

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Structural and Roofing
Structural
Any alterations, additions or reinforcements to the building to accommodate Tenant’s work shall be at Tenant’s sole cost and expense and require Landlord’s prior approval.
Roof
All roof penetrations or roof work shall be approved by Landlord. Tenant shall contract with Landlord’s contractor for engineering and installation at Tenant’s expense. (See mechanical section of this manual for further information regarding roof penetrations)
Fire and Life Safety, Fire Sprinklers, Fire Extinguishers
Tenant shall modify the sprinkler system within the Leased Premises to conform to all code and/or regulatory requirements. A minimum one hour fire resistance rating is to be maintained as per the City of Bellevue requirements. Any modification to the sprinkler system by Tenant is to be performed by Landlord’s contractor at Tenant’s expense, so as not to void any warranties, certificates and/or insurance underwriting requirements currently in place. Tenant shall be responsible to repair and/or replace any fireproofing already in place that is disturbed, damaged and/or related to Tenant work. Any firefighting, fire prevention, safety and emergency equipment or lighting in and about the Leased Premises, such as fire extinguishers, additional to that included in the base system provided by Landlord, and required by any authority having jurisdiction, shall be installed by the Tenant at Tenant’s expense.
Fire/Life Safety - Mechanical
The building is equipped with a smoke control system, that consists of dampers on each floor. The system must remain unaltered unless Landlord has permitted otherwise.
Fire/Life Safety - Electrical
Landlord provides a central Simplex alarm system for the space. Tenant shall be provided with Fire Alarm Voice and Alarm Circuits in a J-Box located within the Leased Premises for a single point connection to Landlord’s monitoring service as required by code and Landlord’s central system. Design and connection to Landlord’s fire protection system shall be made by Landlord’s contractor at Tenant’s expense. All fire alarm components used within the Leased Premises shall be U.L. approved and fully compatible with the base building Simplex system. The system shall be fully programmed, with graphics, for annunciation of the base building system. Tenant shall be responsible for any troubleshooting, investigation and/or repairs required to place the system in full working order. Fire system wiring is not allowed to be directly attached to all thread hangers, and must be attached using a secondary attachment method. Connection to the NAC panel and smoke detector circuits connected to the house panel, are to be completed by Nelson Electric at Tenant’s sole expense.
Standard specification:
Smoke detectors must be surface-mounted.
Emergency speakers should be flush-mounted, 6 1/2” square frame.
Automatic Sprinkler System
Tenant is responsible for upgrading all sprinklers to quick response heads, per current code, if not already installed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all automatic fire sprinkler system engineering, materials, and installation. Tenant is responsible for the cost of obtaining approvals from the City of Bellevue, Landlord and Landlord’s designated representative(s).
Where existing, in previously improved spaces, the automatic sprinkler system in the Leased Premises may be reused at Tenant’s discretion subject to adequate capacity, condition, acceptable location and code requirements.
The Leased Premises must remain fully sprinkled at all times. All sprinkler system modifications shall be made in accordance with the current International Building Code (IBC) and all applicable state and local codes.
Tenant is required to submit system design for review and approval prior to beginning work. Tenant shall not proceed with any ceiling work until notified of sprinkler rough-in and inspection.

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A vertical clearance of eighteen inches (18”) must be maintained from sprinkler heads to any shelf storage or materials that could impair water distribution.
Tenant must take note if sprinkler protection is required above the ceilings of the Leased Premises. If it is required, care must be taken in positioning equipment, ducts, and demising walls, so as not to impair the sprinkler distribution. When impairment is unavoidable, sprinkler coverage above the ceiling must be modified to maintain proper coverage, at Tenant’s expense. To assist with sprinkler layout, Tenant’s architect shall dimension all ceiling grid and elements such as lights, speakers, and other ceiling mounted items from building column lines.
Slab penetrations shall be core drilled, sleeved, fire-safe, and waterproofed. Tenant shall have all core drill locations approved by Landlord.
All materials shall be listed by Underwriter’s Laboratories. All sprinkler heads shall be quick response and manufactured by Reliable Automatic Sprinkler Co., Inc. Building standard sprinkler heads are as follows:
Finished Ceilings - Reliable “G4A” concealed, 165 degree, 1/2” orifice, white paint finish or equivalent, SIN: R5415.
Any other sprinkler finish must be specified by Tenant’s architect.
Impairment of the sprinkler systems requires drain and re-fill procedures to be followed. Please refer to the Fire System Sprinkler Drain and Re-Fill Procedure Form on page 35.
Fire Extinguishers
Tenant shall provide fire extinguishers as required by the City of Bellevue.
Fire Extinguishers shall be 2A10BC type. Fire extinguishers shall be mounted in semi-recessed 1/2” stainless steel flat trim type cabinets.
Communication System
Tenant shall provide all telephone wiring and equipment, including: all distribution and extensions of telephone conduit within the Leased Premises and all data, intercom, computer, communication, fire and burglar/security alarms, and signal systems required by Tenant. All Tenant equipment must be confined to Tenant’s Leased Premises.
Satellite Dish
Satellite dishes and certain forms of data and/or telecommunications equipment may be permitted or allowed to be provided and/or installed on the roof or other portions of the building exterior only after review and approval by Landlord. All work to be performed on the roof or other portions of the building exterior shall be performed by Landlord’s contractor at Tenant’s expense.
A Satellite Dish License Agreement must be executed prior to equipment being installed.
Section 3.04: Existing Building Conditions
·    Concrete floor slab is generally smooth-finished concrete without depressed or raised areas.
·    Structural framing is reinforced concrete.
·    Floor load capacity is ninety-five (95) pounds per square foot.
·    Typical structural bay size:
·    Bank of America Building: 30’ x 33’
·    Bellevue Place Building: Varies
·    Typical floor-to-floor heights:
·    Bank of America Building 2nd floor: 14’0”
·    Bank of America Building 3rd floor and above: 12’2”
·    Bellevue Place Corner Building 2nd floor: 14’0”
·    Bellevue Place Corner Building 3rd floor and above: 12’6”

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Doors, Frames, Hardware
Wood finish on cherry: medium stain with multiple coats of hand-rubbed lacquer.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion.
Section 3.05: Design Submittal Requirements
Landlord’s review and approval process of the complete Tenant Design Package must be completed prior to Tenant commencing any work.
Landlord’s approval of Tenant’s plans shall only acknowledge conformity to the aesthetic design objectives and criteria of Bellevue Place/Bank of America Building, and in no way signifies that Tenant’s plans comply with any ordinances, codes, laws, rules or regulations applicable to Tenant’s permitted uses, nor does such approval connote any professional assessment of the quality, durability or safety of Tenant’s design or the materials to be used in construction of Tenant’s leasehold improvements. Should a discrepancy occur between the Tenant Design & Construction Manual and the approved drawings, the Tenant Design & Construction Manual shall take precedence.
Any changes, modifications or alterations requested by Tenant must be reviewed and approved by Landlord, and any additional charges, expenses or costs, including architect’s or other consultant’s fees incurred by Landlord as a result of any such request shall be paid by Tenant. Landlord shall have the right to demand payment for such changes, modifications, or alterations prior to Landlord consenting to any work in the Leased Premises.
If the Leased Premises has not been constructed in accordance with the approved drawings, Tenant shall not be permitted to occupy the Leased Premises until the Leased Premises complies in all respects with the approved drawings. However, if Tenant is allowed to occupy the Leased Premises and notwithstanding any lapse of time, Tenant shall bring the Leased Premises into compliance with the approved drawings.
Note that in each place in this manual where Landlord’s consent or approval is required, unless otherwise specifically agreed to in writing, Landlord reserves the right to withhold its consent or approval for any reason, or no reason, in its sole subjective discretion.
A.    Preliminary Submittal
Tenant shall submit to Landlord an electronic Preliminary Submittal (PDF format):
Floor Plan, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Entry Elevation, at 1/4” = 1’-0” scale
Mechanical Plan, at 1/4” = 1’0” scale
Finish Schedule with Color Samples
The purpose of the Preliminary Submittal is to determine general conformity with the design criteria.
An electronic set of drawings, with Landlord’s preliminary notes, shall be returned to Tenant. In the event of any changes, additional preliminary drawings may be required. Should the drawing not meet Landlord’s minimum requirements or industry standards, new drawings shall be required.
B.    Final Submittal
Within thirty (30) days of receiving the floor plan for the Leased Premises from Landlord, Tenant must electronically submit to Landlord final drawings prepared by Tenant’s licensed architect. All mechanical and electrical drawings and calculations shall be certified by currently registered State of Washington Professional Engineers.
Tenant shall submit a Final Submittal, in PDF format, to Landlord. It shall include the following:
Architectural Drawings:
Floor Plan, at 1/4” = 1’-0” scale

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Longitudinal Section, at 1/4” = 1’-0” scale
Interior Elevations, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Partition Wall Sections, at 1/2” = 1’-0” scale
Door, Finish and Color Schedules and Samples
Specifications
Mechanical Drawings:
HVAC Distribution Plan, at 1/4” = 1’- 0” scale
Controls Plan
Reflected Ceiling Plan, at 1/4” = 1’- 0” scale
Mechanical/Electrical Schedule
Plumbing Plan, at 1/4” = 1’- 0” scale
Plumbing Fixture Units Schedule
Specifications
Plumbing and Mechanical plans must be stamped by a professional engineer currently licensed in the State of Washington.
Complete Mechanical/Electrical Schedule and Plumbing Fixture Units Schedule, located in this manual.
Electrical Drawings:
Floor Plan showing light fixtures, switches, receptacles and equipment
Branch circuit wiring and circuiting
Riser diagram and load summary
Panel Schedules
Specifications
Light Fixture Schedule
Fire Alarm Plan
Fire Sprinkler Layout/Plan
Calculations showing compliance with the Washington State Energy Code
Permits
Tenant shall provide all required permits, plan check fees, and all other required government approvals. It is the Tenant’s responsibility to contact the local governing agencies to obtain current permit requirements. Below is a list of contact information for local agencies having jurisdiction over the property:
Building Department City of Bellevue - Design and Development
P.O. Box 90012
Bellevue, Washington 98009
(425) 452-6864
Fire Department Bellevue Fire Prevention Bureau
766 Bellevue Way S.E.
Bellevue, Washington 98004
(425) 452-6872
After the construction documents have been approved and signed by both parties, any revisions or changes will require Landlord’s approval. Tenant shall be responsible for all costs associated with said changes.

Tenant Design & Construction Manual 2014	22

MECHANICAL/ELECTRICAL SCHEDULE
Submit only one completed form.

Prepared by:

Mechanical	Phone	Date

Electrical	Phone	Date
1.    Tenant Name _____________________________________________ Space# ___________
2.    Tenant Drawing #’s: Mechanical ____________________________ Electrical ___________
3.    Floor Area _______________________ Square Feet
4.    Electrical Load Breakdown
A.    Interior Lighting __________ Watts
B.    Signage __________ Watts
C.    Appliances __________ Watts
D.    Receptacles __________ Watts
E.    HVAC Equipment __________ Watts
F.    Electric Water Heater ___________ Watts
G.    Miscellaneous Elect. Equipment ___________ Watts
H.    Total Connected Electrical Load __________ Watts, _______ Watts per Square Foot
5.    Cooling Load Breakdown
A.    Lighting In Space __________ BTUH
B.    People __________ BTUH
C.    Infiltration __________ BTUH
D.    Ventilation __________ BTUH
E.    Solar and Transmission Gains __________ BTUH
F.    Electrical Transformer __________ BTUH
G.    Misc. Heat Generating Equipment Watts or __________ BTUH
H.    Space Sensible Cooling Load __________ BTUH
I.    Space Latent Cooling Load __________ BTUH
J.    Total Space Cooling Load __________ BTUH
6.    Toilet Exhaust __________ CFM
Note: Please attach to this sheet any special exhaust or make-up air system(s) data. Use CFM, H.P., method of operation, etc. Miscellaneous heat generating equipment must be also be attached to this sheet, complete with heat output generated and applicable diversity factor.
PLUMBING FIXTURE UNITS SCHEDULE
Prepared by: _________________________________________________________
Engineer __________________________________ Phone ______________ Date ____________
1.    Tenant Name ________________________________________________ Space# ___________
2.    Tenant Drawing #’s: Plumbing ________________________________________________________
3.    Fixture units

Water closets	Total fixture units	Grease waste fixture units
Lavatories	Total fixture units	Sanitary waste fixture units
Sinks	Total fixture units	Vent Fixture Units
Water fountains	Total fixture units
Other
Total fixture units
Total fixture units
Total fixture units

Tenant Design & Construction Manual 2014	23

START-UP AND AIR BALANCE REQUEST
In order to save time during start-up, inspection, and balance of your Tenant space HVAC units, the following checklist is to be completed and returned to Landlord when requesting start-up:

1.	Tenant Name	Space#

2.	Contractor Contace	Phone

3.	Mech. Contractor Contact	Phone

4.	Elec. Contractor Contact	Phone

5.	Electrical Yes No Remarks
AC or FCU/CU Unit numbers
Disconnects mounted?
Power to the disconnects?
Voltage to the disconnects correct?
Correct size wire to the unit?
Proper size fuses installed?
Thermostat mounted and wired?
Duct heaters disconnects/fuses installed?

6.	Sheet Metal Yes No Remarks
Mech. design review passed?
Duct work complete?
Diffusers in?
Damper installed for each supply grill?
Return air system installed?
Restroom exhaust installed?

Date	Signed
Contractor

Start-up Remarks (for Landlord’s use)

Tenant Design & Construction Manual 2014	24

Article IV: CONSTRUCTION PHASE
Section 4.01: Construction Agreement
During the construction process, ultimately the Tenant is responsible for the contractor’s activities as it relates to the building, unless Landlord is carrying the construction contract. It is strongly suggested that the tenant improvements agreement include the requirement that the contractor comply with all of the conditions contained in Tenant’s Lease Agreement.
Tenant must use only general contractors who are bondable, reputable and have an understanding of local codes and subcontractors. All contractors must be approved by Landlord.
Tenant shall contract with Landlord’s specified contractor at Tenant’s expense for the following work:
Snyder Roofing:

•	Roofing, flashing, counter-flashing, roof penetrations, roof repairs and curbs
Patriot Fire Protection Inc.:

•	Automatic Fire Sprinkler System including engineering
MacDonald Miller Facility Solutions:

•	Low voltage control wiring between the energy management system and Tenant’s HVAC equipment

•	Installation of HVAC equipment and mechanical work outside of the Leased Premises

•	Start-up, testing, and air balance of HVAC equipment
Nelson Electric:

•	Connection to building fire alarm system and building house panels

•	Electrical rooftop work
Section 4.02: Preconstruction Meeting
Tenant’s contractor is required to contact Landlord’s Tenant Coordinator to setup a preconstruction meeting. Prior to the meeting, all submittal requirements must be submitted and approved by Landlord and a signed Lease between Landlord and Tenant must be in place. Certificate of Insurance, bonds, construction deposit, copy of the owner’s contract, Schedule of Values, sub-contractor list, and construction schedule as required from the contractor will be given to Landlord at this time. All items must be submitted prior to the start of construction, without exception.
Construction Contract and Schedule of Values
Tenant shall provide Landlord with a copy of the contract between Tenant and contractor, including the Schedule of Values.
Payment and Performance Bonds
Tenant shall obtain or cause its contractor to obtain, at Tenant’s expense, separate labor and material payment and performance bonds. The amount of each of the bonds must be equal to the actual contract price. In lieu of the bonds either a certified check or a line of credit accessible solely by Landlord may be obtained in the amount of one and one-half times (1 1/2) the estimated cost of construction, alteration, or improvement work. The bonds shall require Landlord’s signature for cancellation. Each bond shall remain in force for no less than three hundred sixty- five (365) days following completion of the work. Such bonds shall cover the faithful performance of the contract for the construction of Tenant’s work and the payment of all obligations arising there from and insure Landlord against any liability for mechanic’s and material man’s liens arising from Tenant’s work.
If, at any time prior to completion of Tenant’s work, Tenant or Tenant’s contractor requests a change order or orders, which in the aggregate exceed ten percent (10%) of the separate payment and performance bonds, Landlord’s approval may be conditioned upon Tenant causing the amount of the bonds to be increased to cover the cost of the additional work.
Contractor shall notify Landlord immediately in writing if Tenant fails to pay such contractor in accordance with the terms of the contract.

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Certificate of Insurance
Prior to starting work, Tenant’s contractor shall submit to Landlord evidence of liability insurance with a reputable insurance company or companies with a combined single limit of three million dollars ($3,000,000) for personal injuries or property damage to indemnify both Landlord and Tenant against any such claims, demands, losses, damages, liabilities, and expenses. Tenant’s contractor shall also have Automobile Liability, Workers Compensation, and Employers’ Liability coverage. All subcontractors must have insurance coverage as well. Both Landlord (Kemper Development Company, Kemper Holdings LLC, Bellevue Place Office, LLC) and Tenant shall be listed as “additional insured”. See page 34 for an example.
Acceptance of Leased Premises
Tenant and Tenant’s contractor shall accept the Leased Premises prior to starting any demolition or construction.
Construction Schedule
Tenant’s contractor shall provide Landlord with a standard construction schedule on paper and in an electronic format (MS project or similar) in “bar graph” form indicating the completion date of all phases of Tenant’s work. Schedule should also include major deliveries and any shutdowns.
Building Permit
A building permit must be issued by the City of Bellevue prior to commencing work. The permit must be prominently displayed in the Leased Premises throughout the construction period.
Subcontractor List
Contractors shall supply Landlord’s Tenant Coordinator with a list of all subcontractors to be used with both contact names and phone numbers.
Construction Deposit
A check in the amount of $5,000 written to Bellevue Place Office, LLC for a construction deposit is required unless otherwise stated in the Lease, and must be given to Landlord prior to any work commencing. Construction deposits cover costs associated with maintenance or construction incurred by Landlord during the course of the job. This includes, but is not limited to: fire watch, cleanup, repairs, unattended punch list items, and any costs associated with rectifying non-compliance issues with Bellevue Place standards and practices.
If there are no costs or charges, the deposit will be returned in full upon completion of the project.
There will be no interest paid on the deposit. If charges are incurred, that amount will be deducted from the deposit with an explanation of expenses, and the remaining deposit will be mailed back to the contractor. If charges exceed the amount of the deposit, Tenant’s contractor will be billed for the outstanding amount.
Signed Lease and Delivery of Security Deposit
The Lease shall be fully signed, delivered and Tenant’s security deposit tendered to Bellevue Place Office, LLC before Tenant will be allowed to take possession of any space in the building or begin any construction, alteration, or improvement work.
Section 4.03: Tenant Contractor Rules and Regulations
Tenant’s contractors shall comply with the following regulations established by Bellevue Place:
General Contractor Responsibility
The general contractor is responsible for the supervision and quality control of all onsite contractors, subcontractors, suppliers, venders, etc., doing work on the project, as well as confirming that all subcontractors, suppliers and venders are properly licensed and insured. The general contractor must enforce Bellevue Place’s policies and procedures, as well as all governmental laws including, but not limited to, properly documented workers for all trades on-site. Landlord assumes no responsibility for any subcontractor, vendor, or suppliers hired by the general contractor and Tenant further agrees to save and hold Landlord harmless with respect to such work as provided in the Lease. Tenant’s contractor(s) shall diligently perform the work of constructing Tenant’s improvements in the Leased remises. The Leased Premises must be constructed in accordance with the drawings approved by Landlord, and Tenant agrees to comply with all city, county and state

Tenant Design & Construction Manual 2014	26

ordinances, rules and regulations relating thereto. Any delays in the completion of the improvements shall be at Tenant’s expense and shall not delay the commencement of the monthly rent.
Superintendent
The superintendent must be on the job site at all times when work is taking place. If the superintendent is not on the job site while work is taking place, the job will be shut down. The subcontractor’s foreman will not be acceptable as the on-site superintendent. Contractor is responsible for all scheduling, managing, and quality control on the job. Superintendent is also responsible for ensuring all of its employees, agents, subcontractors, and other hired parties adhere to the rules and regulations of the building.
Subcontractors
The contractor’s employees and/or subcontractors must not curse, expectorate, or otherwise act unprofessionally. Proper construction attire is required while working in the building. The superintendent is responsible for the actions and supervision of their subcontractors.
Excessive Noise and Odors
Tenant’s contractor(s) shall perform the work in a manner and at times that do not interfere with the normal operations of other tenants. Any construction work that will produce high levels of noise, odors, or is the source of complaints from visitors, tenants, or as determined by Landlord’s sole judgment, will be stopped and may not continue at any time during hours of operation.
Smoking
Bellevue Place is a non-smoking facility. Smoking inside tenant spaces is PROHIBITED! Anyone repeatedly told about smoking will be banned from working at the building. Smoking is permitted in designated areas only.
Damage
Protection of Tenant’s Leased Premises and materials is the responsibility of Tenant and Tenant’s contractor. Tenant’s contractor shall be responsible for the repair or replacement and clean up of any damage and other consequences caused by the contractor, which shall include, without limitation; access ways to the Leased Premises even if they are used concurrently by Tenant’s contractor and others. If service corridors are modified all finishes must be brought back to the original condition.
Storage
Tenant’s contractor shall contain its operation and shall store its materials within the Leased Premises.
Trash and Dumpsters
Tenant’s contractor shall promptly remove all trash and provide a dumpster for storing trash outside the Leased Premises. Trash must be separated in accordance with city and county regulations. The location of the dumpster shall be approved by Landlord. There is to be no dumping of debris in building receptacles.
Dust and Dirt
Tracking dirt and dust into the common area is prohibited. Contractor’s employees should remove as much dirt and dust as possible before entering the common area.
Delivery and Parking
Delivery of construction materials to the Leased Premises or removal of trash from the Leased Premises shall be done at a time other than normal business hours. The parking garage loading area on level P-2, has been provided for Tenant’s non-exclusive use. All loading and unloading is to be confined to loading stalls within the designated loading area during hours specified by Landlord or Landlord’s agent. The loading area is only accessible from 106th Avenue NE. There is to be no parking of vehicles that are not actively loading or unloading. Vehicles parked for extended periods of time are subject to towing at the owner’s expense.
Contractors shall only utilize the freight elevator for access, not passenger elevators.
No on-site parking will be made available for contractors or their subcontractors, employees, agents, or invitees. Landlord has provided “construction” parking in the southwest corner of the west parking garage of Bellevue Square.

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Working Hours and Access
Tenant’s contractor shall notify Landlord of any work to be done on weekends or at any time other than normal working hours. All after-hours work coordination should be scheduled through Landlord at least (3) days in advance. Any work that requires contractors to be in another tenant’s space, regardless of time frame, may require additional security at contractor’s expense, and must be scheduled with Landlord (3) days prior to work taking place.
Contractor keys are not issued to contractors unless previously approved by Landlord.
Under no circumstances are any doors, locks, or latches to be tampered with, taped, or disabled outside of the construction space.
Contractor Signage
Tenant’s contractor or subcontractor shall not post signs on any part of the building or Leased Premises.
Construction Barricade
A construction barricade is required for all new/remodel tenant improvement projects that alter the Tenant’s entry. The barricade will be installed by the contractor, as directed by Landlord at Tenant’s expense, prior to the start of any work, after it is approved by Landlord.
Metal Stud & Drywall Structure
The barricade will be constructed of metal studs and drywall. It is to be taped, sanded, and painted.
Section 4.04: Demolition
Tenant is responsible for any demolition of existing improvements required by Tenant’s design. Any demolition that would alter the structure or property outside Tenant’s lease line requires authorization from Landlord’s representative.  Tenant’s contractor is responsible for protection of all fire sprinkler heads within the space. Tenant is responsible for contacting Patriot Fire for sprinkler shutdown and fire watch in the space during the duration of the demolition. Landlord’s Fire, Life, Safety representative will deliver an Emergency Sprinkler Containment Kit to the site at the pre-construction meeting. The Pre/Post Demo Form must be filled out and signed off by each respective party before and after demolition. See pages 35 and 36 for examples.
Section 4.05: Penetrations, Welding and Hot Work
All core drilling and cutting of the concrete slab will be done during “off” hours and the area must be x-rayed or scanned prior to drilling. Landlord’s Tenant Coordinator is responsible for coordinating all work with all effected surrounding tenants. All security required for entrance into another tenants leased space at off hours is the responsibility of the general contractor and their agreement with the adjoining tenant. All piping and conduit that penetrates the second floor shall be sleeved. Sleeves shall be sealed to the second floor and shall project a minimum of six inches (6”) above the floor. Any welding requires the prior authorization of Landlord and requires a Hot Work Permit from Bellevue Place Security (425) 460-5730. The permit is to be completely filled out and submitted to the Security Dispatch/Control Center prior to work commencing. Appropriate fire watch needs to be conducted while the work is being done, and then the permit needs to be returned to the Security Control Office to confirm the work is completed. See page 36 to view a sample.
Section 4.06: Fire Pre-Test/Final Test Procedures
Tenant’s general contractor is to contact Landlord’s Technical Service Manager, or another assigned Fire, Life, Safety representative, to schedule fire system pre-testing prior to scheduling fire final with the City of Bellevue. Pre-test must be scheduled at least 48 hours prior to requested appointment time. Pre-test appointment hours are Monday through Friday, 6:00am-7:30am. The following items must be installed and functioning prior to the pre- test appointment: horns, strobes, smoke detectors, HVAC on-line, music cut-off relay, Simplex programming, and any other fire system devices.
Section 4.07: Stopping the Work
Landlord and any of its employees have the authority to stop work for any reason. If any of these conditions are being violated, or if in their estimation the work is not being executed to the standards and/or quality set by the building

Tenant Design & Construction Manual 2014	28

management, they will stop the work. It is the responsibility of Tenant’s construction manager and contractor to rectify any adverse impact to the schedule caused by any such stoppage of work.
Section 4.08: Construction Completion and Closeout
Upon construction completion, Tenant shall obtain final signatures on the permit inspection record from the City of Bellevue Building Department promptly following completion of Tenant’s Work, and provide a copy of the permit inspection record to Landlord.
Upon completion of construction, the general contractor shall contact Landlord’s Tenant Improvement Coordinator to do a final punch list of the construction. A copy of the Landlord approved plans must be on the construction site.
Tenant shall provide Landlord with a complete set (1 CD in AutoCAD and PDF format) of as-built drawings including architectural, mechanical, plumbing, electrical, and fire protection drawings upon construction completion. Marked- up drawings will not be accepted and all changes (ASI’s, RFI’s, etc.) must be re-drawn in both CAD and PDF formats by the architect/MEP engineers of record. The Start-Up and Air Balance Report is also required upon closeout. All drawings are to be updated at Tenant’s sole expense.
Section 4.09: Tenant Improvement Checklist
Prior to construction, the following list must be satisfied and/or submitted to the Landlord:

•	Lease signed

•	Security Deposit received

•	Preliminary Submittal

•	Landlord Approval

•	Final Submittal

•	Mechanical Approval

•	Electrical Approval
Tenant or Tenant’s contractor delivers to Landlord:

•	Copy of Building Permit

•	Construction Contract, including Schedule of Values

•	Certificate of Insurance

•	Payment Bond

•	Performance Bond

•	Construction Schedule

•	Construction Deposit

•	Subcontractor List
Prior to occupancy, the following must be submitted to Landlord:

•	Copy of signed Permit Inspection Record from the City of Bellevue

•	Certificate of Substantial Completion

•	Completed Punch List signed off by Landlord

•	As-Built drawings (AutoCAD and PDF format) to Landlord

•	Waterproofing Certificate/Warranty

Tenant Design & Construction Manual 2014	29

Article V: MISCELLANEOUS FORMS
Contractor Rules
The following are the rules for contractors working in tenant spaces at Bellevue Place:
1.    Barricade. Unless installed by Landlord, the contractor shall be responsible for erecting a safe and neat barricade before construction begins. Tenant shall use a modular enclosure system from the Boston Barricade Company or construction drywall structure. No door access through either type of barricade is allowed unless Tenant’s space is not serviced with a rear service door. All graphics are to be installed within 48 hours of the construction of the barricade.
2.    Parking. All loading, unloading, and parking for vehicles of the contractor and its employees shall be done only in areas designated by Landlord.
3.    Trash. No trash may be placed in the building compactors or dumpsters. No trash may be put in the common area receptacles. All trash must be stored in the tenant space being worked on, and must be removed daily, after business hours.
4.    Dust and dirt. Tracking dirt and dust into the common area is prohibited. Contractors’ employees should remove as much dirt and dust as possible before entering the common area.
5.    Damage. Any damage to the building walls, floors, or ceiling must be repaired by the contractor before construction is completed.
6.    Storage of equipment. Storage of all the contractors’ tools, equipment, and supplies is limited to Tenant’s space.
7.    Entry to Tenant space. Deliveries and all entries by contractor shall be made through the rear entrance of the Tenant space, if possible, by using the freight elevators. Passenger elevators are not to be used to bring construction materials to the space. If items are too large to fit, contractor shall request and get the Landlord’s prior permission to deliver through the main entrance.
8.    Outside work. All work is to be completed in Tenant’s space. No work is to be performed in the common area or other tenant spaces without Landlord’s approval.
9.    Loaning of equipment. No building equipment will be loaned to the contractor.
10.    Quality of work. Contractor work shall be performed in a thorough, first-class, and workmanlike manner and shall be in good and usable condition at the date of completion thereof. If, in Landlord’s judgment, the work fails to comply with this standard, Tenant will not be allowed to open until all discrepancies are fixed.
11.    Smells. Proper care must be taken when working with glues, paints, and any other material requiring special ventilation. Such smells must not waft into the common area and other tenant spaces.
12.    Welding and penetrations. All welding and slab penetrations require Landlord’s prior approval. Hot Work Permits are required before any hot work is done. Hot Works Permits and Impairment Forms must be obtained through Security Control.
13.    Sprinklers. At no time shall the sprinkler system be shut down without Landlord’s approval. Any impairment of the system requires a fire watch to be present at a rate of $40/hour. Bellevue Place sprinkler drain and re-fill procedures must be followed. Please reference page 37 for further information and instructions.
Also, please review the Emergency Sprinkler Containment Kit direction on page 36.
14.    Irregular hours. Contractor cannot perform any work before and/or after regular business hours without prior approval of Landlord.

Tenant Design & Construction Manual 2014	30

15.    Noise. Loud noises, particularly those created by the use of jackhammers, rivet guns, and grinding equipment shall not be used during business hours. No radios and/or music are allowed during normal business hours. Any and all noise must be kept at a low volume that cannot be heard outside Tenant’s space.
16.    Roof. Contractor shall not go on the roof without the prior approval of Landlord.
17.    Asbestos. All materials incorporated in Tenant’s space shall be 100 percent (100%) free of asbestos-containing material.
18.    Electrical room. The contractor shall not enter the electrical room without Landlord’s permission.
19.    Fire extinguisher. The contractor shall keep a fire extinguisher in Tenant’s space at all times.
20.    Professional behavior. The general contractor, their employees, and all subcontractors must not curse, expectorate, or otherwise act unprofessionally and must wear shirts at all times.
21.    Maintenance. Anytime maintenance personnel must do work to maintain Bellevue Place standards, the charges will be paid by Tenant’s general contractor at the rate of $80/hour.
22.    Security Guard Service. Security guard service may be required at Landlord’s discretion at a rate of $40/hour. When requesting security, 24 hour notice is required, and we have a 4-hour minimum for security service. If contractor cancels service, they are required to give 24 hours notice of such cancellation in order to avoid the 4-hour minimum charge.
Landlord may fine the contractor whatever amount is needed to repair any property damages that the contractor does not fix on their own. Landlord reserves the right to stop work if any of the above rules or regulations are violated by said contractor or any of their subcontractors.
I have read and understand all of the above conditions and regulations and agree to abide by the same.

Tenant Space No:	Tenant;
General Contractor:
Signature:
Print Name:
Email Address:
Cell Phone Number:

Tenant Design & Construction Manual 2014	31

# ACORD CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YYYY): 4/5/11

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AFFIRMATIVELY OR NEGATIVELY AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW. THIS CERTIFICATE OF INSURANCE DOES NOT CONSTITUTE A CONTRACT BETWEEN THE ISSUING INSURER(S), AUTHORIZED REPRESENTATIVE OR PRODUCER, AND THE CERTIFICATE HOLDER.

IMPORTANT: If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

| PRODUCER | |
|---|---|
| PARKER, SMITH & FEEK, INC.<br>2233 112th Avenue N.E.<br>Bellevue, Washington 98004<br>Phone: 425-709-3600 Fax: 425-709-7460 | CONTACT NAME:<br>PHONE (A/C, No, Ext): FAX (A/C, No):<br>E-MAIL ADDRESS:<br>PRODUCER CUSTOMER ID #: |

| INSURED | INSURER(S) AFFORDING COVERAGE | | NAIC # |
|---|---|---|---|
| «Entity»<br>INSURED NAME<br>ADDRESS<br>CITY, STATE 00000-0000 | INSURER A: INSURANCE COMPANY | A- VII | |
| | INSURER B: INSURANCE COMPANY | A- VII | |
| | INSURER C: INSURANCE COMPANY | A- VII | |
| | INSURER D: INSURANCE COMPANY | A- VII | |
| | INSURER E: | | |
| | INSURER F: | | |

## COVERAGES

CERTIFICATE NUMBER: REVISION NUMBER:

THIS IS TO CERTIFY THAT THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

| INSR LTR | TYPE OF INSURANCE | ADDL INSR | SUBR WVD | POLICY NUMBER | POLICY EFF (MM/DD/YYYY) | POLICY EXP (MM/DD/YYYY) | LIMITS | |
|---|---|---|---|---|---|---|---|---|
| A | GENERAL LIABILITY<br>X COMMERCIAL GENERAL LIABILITY<br>CLAIMS-MADE X OCCUR<br>GEN'L AGGREGATE LIMIT APPLIES PER:<br>POLICY X PRO-JECT LOC | X | X | POLICY NUMBER | 00/00/0000 | 00/00/0000 | EACH OCCURRENCE | $ 1,000,000 |
| | | | | | | | DAMAGE TO RENTED PREMISES (Ea occurrence) | $ 300,000 |
| | | | | | | | MED EXP (Any one person) | $ 5,000 |
| | | | | | | | PERSONAL & ADV INJURY | $ 1,000,000 |
| | | | | | | | GENERAL AGGREGATE | $ 2,000,000 |
| | | | | | | | PRODUCTS - COMP/OP AGG | $ 2,000,000 |
| | | | | | | | | $ |
| B | AUTOMOBILE LIABILITY<br>X ANY AUTO<br>ALL OWNED AUTOS<br>SCHEDULED AUTOS<br>HIRED AUTOS<br>NON-OWNED AUTOS | | | POLICY NUMBER | 00/00/0000 | 00/00/0000 | COMBINED SINGLE LIMIT (Ea accident) | $ 1,000,000 |
| | | | | | | | BODILY INJURY (Per person) | $ |
| | | | | | | | BODILY INJURY (Per accident) | $ |
| | | | | | | | PROPERTY DAMAGE (Per accident) | $ |
| | | | | | | | | $ |
| | | | | | | | | $ |
| C | UMBRELLA LIAB X OCCUR<br>X EXCESS LIAB CLAIMS-MADE<br>DEDUCTIBLE<br>X RETENTION $ 0 | X | X | POLICY NUMBER | 00/00/0000 | 00/00/0000 | EACH OCCURRENCE | $ 2,000,000 |
| | | | | | | | AGGREGATE | $ 2,000,000 |
| | | | | | | | | $ |
| | | | | | | | | $ |
| A | WORKERS COMPENSATION AND EMPLOYERS' LIABILITY<br>ANY PROPRIETOR/PARTNER/EXECUTIVE OFFICER/MEMBER EXCLUDED? (Mandatory in NH) Y/N<br>If yes, describe under SPECIAL PROVISIONS below | N/A | | POLICY NUMBER<br>WASHINGTON STOP GAP | 00/00/0000 | 00/00/0000 | WC STATU-TORY LIMITS X OTH-ER | |
| | | | | | | | E.L. EACH ACCIDENT | $ 1,000,000 |
| | | | | | | | E.L. DISEASE - EA EMPLOYEE | $ 1,000,000 |
| | | | | | | | E.L. DISEASE - POLICY LIMIT | $ 1,000,000 |
| D | PROPERTY – Special Form, Replacement Cost, Tenant Improvements & Betterments | | | POLICY NUMBER | 00/00/0000 | 00/00/0000 | Business Personal Property – 100% of Replacement Cost | |

DESCRIPTION OF OPERATIONS / LOCATIONS / VEHICLES (Attach ACORD 101, Additional Remarks Schedule, if more space is required)

Leased Premises at: (specify location)
Landlord (put actual Landlord name) and Kemper Development Company are included as Additional Insureds and coverage is primary and non-contributory per Endorsement(s) attached. Waiver of Subrogation in favor of all Additional Insureds per Endorsement(s) attached.

| CERTIFICATE HOLDER | CANCELLATION |
|---|---|
| Kemper Development Company<br>575 Bellevue Square<br>Bellevue, WA 98004 | SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, NOTICE WILL BE DELIVERED IN ACCORDANCE WITH THE POLICY PROVISIONS.<br><br>AUTHORIZED REPRESENTATIVE |

© 1988- 2009 ACORD CORPORATION. All rights reserved.

ACORD 25 (2009/09)

The ACORD name and logo are registered marks of ADORD

Tenant Design & Construction Manual 2014	32

Pre/Post Demo MEP Inspection Form

Tenant Design & Construction Manual 2014	33

Emergency Fire Sprinkler Containment Kit Instructions
EMERGENCY USE ONLY
Purpose
This kit is to be utilized as needed in the event of a fire sprinkler line break during tenant construction activity. The items can be used to control the water flow into the 55 gal. can or any other water tight item such as a gondola on site. In the event of a fire sprinkler line break, all contractors and subcontractors are to utilize the containment kit to minimize water escape from the work site. This is particularly critical in second level spaces, or any space that is not slab on grade. The object is to contain the water and in doing so to allow enough time to shut off the fire sprinkler main valve, controlling water flow to the work zone. The fire sprinkler water containment kit includes the following items:

•	One (1) red, 55 gal. Rubbermaid can

•	One (1) 100 foot roll of a poly-tube

•	One (1) roll of Gorilla Tape

•	One (1) roll of galvanized wire

•	One (1) carpenters knife
Procedure
The site superintendent and all subcontractors shall be aware of this Emergency Fire Sprinkler Containment Kit and know its use, to prevent excessive water spillage into the TI space, adja-cent spaces and common areas. This kit is to minimize water damage by controlling the water into the 55 gal. bucket and/or other water tight containers such as a gondola. KDC Security staff will be trained in the use of this kit and may be available to assist in case of a fire sprin-kler break emergency. The use of this kit is primarily for the TI team and subcontractors that are onsite in the event of a fire sprinkler line break or damage.
1.    Utilize the poly-tube, cut to needed length and place one end over the broken sprinkler pipe and the other end were you want the water to drain to (55 gal. rubber maid can or gondola, out- side building, etc.)
2.    Use the gorilla tape or galvanized wire to seal the poly-tube to the sprinkler break, making sure the poly-tube stays in place until draining of system is completed.
3.    Continue to drain poly-tube /broken sprinkler pipe until water stops flowing from pipe. A fire sprinkler vendor will be contacted to make immediate repairs.
The Emergency Sprinkler Containment Kit is supplied to the TI space/Tenant’s general con-tractor, and shall remain in place with all delivered contents for the duration of the project. Tenant’s general contractor is responsible to maintain the kit in its original operable condition.
Fire System Sprinkler Drain and Re-fill Procedure
Any tenant improvement or construction activity that requires draining of the fire sprinkler system within Kemper Development Properties must follow the guidelines/procedure below:

Tenant Design & Construction Manual 2014	34

Sprinkler System Draining Procedure
Follow established impairment guidelines as follows:
(a.) Go to the Security Control Office, located in the Bank of America Building, and fill out an “Impairment Form”.
(b.) Arrange appropriate fire watch if applicable.
(c.) Disable specific fire alarm devices.
(d.) Go on test hold with our off-site monitoring company.
Prior to any sprinkler systems being turned off, the appropriate “RED TAG*” will be attached to the con-trol valve or device effected by work being done. Sprinkler fitter-vendor will communicate with Security Control via Fire Watch Officer assigned to their work area prior to closing the sprinkler valve. If a Fire Watch Officer is unavailable, sprinkler fitter-vendor will call Security Control at: (425) 460-5730 prior to closing any fire system sprinkler valve(s). Drain the system as needed and perform necessary work in-dicated on the Impairment Form.
Sprinkler System Re-filling Procedure
Contact Security Control via Fire Watch Officer that a refill is requested. (If Fire Watch Officer is unavail- able, Security Control will be called at: (425) 460-5730.) KDC Fire, Life, Safety representative will turn pumps off prior to refill.
Security Control will relay the approval to refill the impaired system to the sprinkler fitter-vendor performing the work. (The control valve must be opened slowly to minimize water-hammers to the system.)  Once the impaired system is up to normal pressure and impaired system piping has been checked for water leaks, the Fire Watch Officer will advise the sprinkler fitter-vendor and Security Control. The system is now online and the sprinkler fitter-vendor must return to Security Control, sign the Impairment Form for completion of work and return the “RED TAG”. After the system is back online, a Fire, Life, Safety representative will turn the pumps back on

* = RED TAG impairment tagging system (FM Global)

Tenant Design & Construction Manual 2014	35

Hot Work Permit Sample

Tenant Design & Construction Manual 2014	36

ARTICLE VI: TYPICAL DETAILS (11/22/2010)

A-0	REFERENCE FLOOR PLAN
A-1	STANDARD PARTITION
A-2	SOUND/DEMISING PARTITION
A-3	TYPICAL WINDOW SILL
A-4	LOW WALL SUPPORT
A-5	LOW WALL END BRACING
A-6	PARTITION HEAD BRACING
A-7	PARTITION TO CORE WALL
A-8	PARTITION ‘T’ INTERSECTION & FINISHED END
A-9	PARTITION TO MULLION
A-10	PARTITION TO CHEVRON
A-11	CONCRETE COLUMN FURRING AND PARTITION
A-12	PARTITION BASE
A-13	PARTITION BASE-ALTERNATIVE
A-14	LOW WALL TOP CAP

B-0	TYPICAL DOOR-RELITE ELEVATION
B-1	RELITE HEAD, JAMB & SILL
B-2	RELITE HEAD, JAMB & SILL-ALTERNATIVE
B-3	RELITE HEAD CONNECTION
B-4	RELITE JAMB-GWB PARTITION
B-5	RELITE SILL DETAIL
B-6	RELITE VERTICAL MULLION
B-7	RELITE VERTICAL MULLION-ALTERNATIVE
B-8	RELITE VERTICAL CORNER
B-9	TYPICAL BUTT GLAZING JOINT
B-10	DOOR/RELITE JAMB
B-11	DOOR/RELITE JAMB-ALTERNATIVE
B-12	DOOR JAMB & HEAD
B-13	DOOR JAMB TO PARTITION CONNECTION
B-14	DOOR HEAD
B-15	DOOR HINGE-SIDE JAMB
B-16	DOOR THRESHOLD
B-17	FOLDING DOOR JAMB

C-0	TYPICAL CASEWORK ELEVATION
C-1	UPPER CASEWORK
C-2	LOWER CASEWORK
C-3	ADA SINK & CASEWORK
C-4	WORK COUNTER

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C-5	ADA CLOSET ROD & SHELF

D-1	SUSPENDED CEILING SUPPORT
D-2	CEILING PARIMETER DETAIL

E-1	CARPET/VCT TRANSITION DETAIL
E-2	CARPET/WOOD TRANSITION DETAIL
E-3	CARPET/VINYL TRANSITION DETAIL
E-4	CARPET/STONE TRANSITION DETAIL

Tenant Design & Construction Manual 2014	38

EXHIBIT E
RULES AND REGULATIONS
1.    If Landlord objects in writing to any curtains, blinds, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Leased Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Leased Premises.
2.    The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Leased Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, may be prejudicial to the safety, character, reputation or best interests of the Building and its Tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in illegal activities. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building or any other restricted areas which are so posted.
3.    The directory of the Building will be provided exclusively for the display of the name and location of Tenants only, and Landlord reserves the right to exclude any other names therefrom.
4.    Tenant shall not employ any person or persons other than the janitor of Landlord for purposes of cleaning the Leased Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Leased Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary using and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture or other special services.
5.    Landlord will furnish office tenants, free of charge, with two keys to each door lock in the Leased Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on the Leased Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors which have been furnished, or shall pay Landlord therefor.
6.    If Tenant requires telegraphic, telephonic, burglar alarm, music or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.
7.    Any freight elevator shall be available for use by all Tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. All such deliveries shall enter the building through the loading dock on Garage Level P2.

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8.    Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought in to the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that maybe transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The person employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of the Tenant.
9.    Tenant shall not use or keep in the Leased Premises any kerosene, gasoline or other flammable or combustible fluid or material other than those limited quantities necessary for the operation and maintenance of office equipment and cash registers. Tenant shall not use or permit to be used in the Leased Premises any foul, toxic or noxious gas or substance, or permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Leased Premises any birds or animals.
10.    Tenant shall not use any method of heating or air-conditioning other than that supplied or approved by Landlord.
11.    Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall close window coverings and turn off lights at the end of each business day.
12.    Landlord reserves the right, exercisable with thirty (30) days’ notice and without liability to Tenant, to change the name and street address of the Building.
13.    Between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, Landlord reserves the right to exclude from the Building any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
14.    Tenant shall close and lock the doors of the Leased Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Leased Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
15.    Tenant shall not accept barbering or bootblacking service upon the Leased Premises.

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16.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
17.    Tenant shall not use the Leased Premises for any business or activity other than that specifically provided for in Tenant’s Lease.
18.    Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
19.    Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Leased Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Leased Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Leased Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
20.    Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent same.
21.    Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.
22.    Tenant shall store all its trash and garbage within the Leased Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
23.    The Leased Premises shall not be used for any improper, immoral or objectional purpose. No cooking shall be done or permitted by Tenant on the Leased Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment such as equipment used for brewing coffee or dispensing hot water, and standard household refrigerators and microwave ovens shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations and in accordance with the use clause in Tenant’s Lease.
24.    Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
25.    Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
26.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

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27.    Tenant assumes any and all responsibility for protecting the Leased Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Premises closed.
28.    The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.
29.    Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks.
30.    Landlord may, as Landlord in its sole discretion may deem appropriate, temporarily waive any one or more of these Rules and Regulations in favor of Tenant or any other tenant, but no such waiver of such Rules and Regulations in favor of Tenant or any other tenant, shall prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any or all of the tenants in the Building.
31.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
32.    Landlord reserves the right to charge and/or make such other reasonable Rules and Regulations as, in its judgment, may from time to time be appropriate, desired or needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
33.    Landlord shall have the right to prohibit any adve1tising by Tenant which, in Landlord’s opinion, tends to impair the reputation of Bellevue Place or its desirability as a first-class office and retail complex and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
34.    The word “Building” as used herein means the entire Bellevue Place development of which the Leased Premises are a part.
35.    Tenant shall be responsible for the observance of all the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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EXHIBIT F
BELLEVUE PLACE TRANSPORTATION MANAGEMENT AGREEMENT

I.	OBJECTIVES
This Agreement describes the transportation management program for Bellevue Place. The objectives of this program are to:
A.    Make best use of the available parking supply;
B.    Control peak hour employee traffic generated by the project;
C.    Support the City’s transportation goals for downtown Bellevue; and
D.    Provide a flexible program that allows adjustment to changing circumstances and patterns of success.
E.    To prevent a parking shortfall and spillover when the Building is 95% occupied.

II.	DEFINITIONS
A.    Carpool. An employee vehicle, registered with the TMA, carrying two or more persons (of which at least two must be full-time Bellevue Place employees) to and from work on a regular basis.
B.    Employee. A full-time employee whose place of work is Bellevue Place.
C.    Employee Vehicle. A motor vehicle driven by a Bellevue Place employee.
D.    Employer. A tenant of Bellevue Place with one or more employees.
E.    Percent Occupancy. The percent of net rentable floor area actually occupied by tenants at any given time.
F.    PM Peak Hour. The hour of highest traffic volume on streets adjacent to Bellevue Place in the p.m. peak period; this is currently defined as 4:30 to 5:30 p.m.
G.    Net Rentable Floor Area. As defined in BCC 20.50.020.
H.    Vanpool. An employee vehicle, registered with the TMA, carrying 5 or more persons (of which at least 4 must be full-time Bellevue Place employees) to and from work on a regular basis.

III.	CONDITIONS
A.    The property owner shall seek to achieve “target maximums” for p.m. peak hour outbound employee vehicle trips and peak employee parking demand. These target maximums are related to building occupancy and will recognize the greater effectiveness of a Transportation Management Program (TMP) when building occupancies are higher. The target maximums are shown in Table 1. Achievement toward target maximums will be evaluated every year beginning with the first October after reaching 50% occupancy and continuing until:

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1.    4 years after 50% occupancy is reached, or
2.    6 years after the temporary certificate of occupancy is issued, whichever is later.
Table 1. Target Maximums
Target Maximums

Project Occupancy	Employee Vehicles Parked	Peak Hour Outbound Employee Vehicle Trips (PM)
0 to 49% Occupancy	(no targets)	(no targets)
50.0 to 54.9%	783	597
55.0 to 59.9%	829	632
60.0 to 64.9%	873	666
65.0 to 69.9%	918	700
70.0 to 74.9%	962	734
75.0 to 79.9%	1003	765
80.0 to 84.9%	1044	797
85.0 to 89.9%	1083	826
90.0 to 94.9%	1117	852
95.0 to 100% (full Occupancy)	1117	852

B.    The property owner shall measure peak hour outbound employee vehicle trips and peak employee parking demand eve1y year, beginning with project occupancy and continuing until no longer required by the City of Bellevue and TMA. Measurements will be made by the TMA or other party approved by the City of Bellevue. The measurements shall be repeated annually during the month of October.
Peak hour employee traffic exit volumes will be counted manually or with the use of the mechanical exit control devices if possible. Employee parking demand will be counted during the peak period of accumulation or with the use of the mechanical garage control gate, if possible. These employee exit volumes and employee parking demands will be counted on 5 October weekdays, Tuesday through Thursday, selected by the TMA or other party jointly approved by the City and property owner. These selected days will exclude days of unusual events and may be modified by mutual agreement. (An example would be a day on which a large banquet meeting was expected to end during the p.m. peak hour). The mean of the five counts will be used for average employee vehicles parked and for average p.m. peak hour outbound employee vehicle trips.
Project occupancy will be recorded at the time of the parking and traffic surveys for use in evaluating the achievement toward target maximums. Project occupancy will be based on the percent of net rentable floor area occupied.
C.    The property owner shall implement the Transportation Management program described herein to meet the objectives. This Transportation Management Program shall consist of a Base Level of activity and Activity Levels 1, 2 and 3.

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D.    The Transportation Management program shall provide a base level of activiy. The base level of activity will begin with project occupancy and continue until no longer required by the City of Bellevue. In the base level of activity, the property owner shall agree that:
1.    The property owner shall assign overall management responsibilities for transportation management services to a Transportation Management Association. Preferably, this would be the existing Bellevue TMA. However, if the Bellevue TMA should not be willing or able to perform, an on-site TMA would be established. The transportation services are subject to agreement by the TMA and will be based on operating costs for the TMA. The TMA’s responsibilities would include:
a.    Serve as the Bellevue Place Transportation Coordinator. The coordinator will take the lead in initiating and maintaining Bellevue Place Transportation Management program and will work in collaboration with the designated representatives of owners, tenants and Metro.
b.    Establish and maintain the Commuter Information Center.
c.    Provide for certification of carpools and vanpools.
d.    Administer the transit, carpool, and vanpool incentive payments, if any.
e.    Provide periodic distribution of information materials (desk-top, door-to-door) such as, but not limited to, transit, carpool/vanpool, and flex-time promotional materials as well as information concerning parking rates, vanpool rates, or seasonal commuting information.
f.    Provide semi-annual, building-wide promotions of High Occupancy Vehicle (HOV) travel and alternative work scheduling, such as flex-time, in collaboration with Metro. This may include underwriting and implementing special events related to Transportation Fairs or promotion.
g.    Coordinate the employee travel/parking survey, previously described in paragraph III B of this agreement.
h.    Provide new employees in the building with an orientation to the transportation incentives offered by Bellevue Place.
i.    Coordinate with Metro for support services that could include Transportation Coordinator training sessions, program promotion services, and on-site displays and presentations.
j.    Report on a periodic basis the results of the program to both the Owner/Developer and the City of Bellevue.
2.    Both owners and tenants shall be member participants in the TMA. Membership will require a pledge of good faith efforts and payment of dues on the following basis:
a.    The building owner will pay annual dues based on an average weekday p.m. peak hour outbound employee vehicle trips as defined and measured in paragraph III.B. Dues payment will begin at project occupancy. The peak hour outbound employee vehicle trips will be measured each October and will be made using the same methods as for measuring target maximums. Dues will become effective on the January 1st following the October survey defined in paragraph III.B, based on the results of such study. During the first year, or portion thereof, prior to the first January following the first

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October survey defined in paragraph III.B, the number of peak hour outbound employee vehicle trips will be estimated based on average projected occupancy for the year. Annual dues will be by year starting with initial occupancy, as shown below, in Table 2:
Table 2.
Annual TMA Dues Schedule for Peak Hour
Outbound Employee Vehicle Trips

1st Year (or portion of)	$42/p.m. peak hour outbound trip
2nd Year	$37
3rd Year	$32
4th Year	$28
5th Year & Beyond	$24

In the event the Bellevue TMA provides these services, then in recognition of lower occupancies during the first years, these dues may be prepaid advances to the Bellevue TMA of up to $8,000 per quarter year up to an aggregate total not to exceed $60,000. These advances may be provided for any quarter year up to the end of 1990, and will be used only for direct expenses and allocated overhead related to the Bellevue Place Transportation Management program. Any such advance will be credited toward future dues payments.
b.    Employer tenants, except the hotel, shall pay TMA dues at the rate of $10.00 per month for each additional employee parking space leased from the property owner in excess of 2 spaces per 1,000 net rentable floor area. This fee will be in addition to the normal parking rate charges. Should the Owner not wish to pass this responsibility on to his employer tenants, then he shall assume this responsibility to the TMA.
c.    The purpose of these dues is to suppo1t the services and overhead related to the Bellevue Place Transportation Management program. In the event these services are provided by the existing Bellevue TMA, the Bellevue TMA shall reduce these dues if they are in excess of need. The dues may be raised only by the mutual consent of the Bellevue TMA and the property owner.
d.    In the event the TMA se1vices described are provided by the existing Bellevue TMA, Bellevue Place will have a continuing option to withdraw from the Bellevue TMA. For example, if Bellevue Place can, in its judgment, provide its own TMA that is equivalent or better at comparable lower costs, it may withdraw and firm its own TMA.
Continuing participation will also be contingent upon the Bellevue TMA also receiving by early 1989 significant funds on an ongoing basis from other sources in downtown Bellevue. If, by then, this other funding is not at least equal to twice the Bellevue Place share, then Bellevue Place may choose, at its option, to drop out of the Bellevue TMA and create its own project TMA. This project TMA would perform similar functions, and would not change the other aspects of the program. Withdrawal would take effect six months after giving such notice.
3.    The property owner shall maintain a number of set-aside carpool and vanpool spaces sufficient to serve demand but not to exceed 224 spaces. Carpool or vanpool spaces

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not used by 9:30 a.m. may be released for other uses. Spaces will be reserved for carpools and vanpools that are registered with the building transportation coordinator of TMA.
4.    The property owner shall charge for employee parking at current downtown Bellevue market rates, but in no case at a rate less than the then current Metro two-zone pass.
E.    The property owner shall implement levels of activity 1, 2 and 3 for calendar year beginning January 1st if target maximums measured in the previous October counts (defined in paragraph III.B) were not achieved.
1.    Level 1 shall be implemented by the property owner the first calendar year following each October count (defined in paragraph III.B) in which maximums were not met. For example, if the project occupancy is between 60 and 65% and either the peak parking or outbound peak hour employee vehicles is greater than specified in the target maximum, level I activity would be triggered. Level 1 activity will be a continuation of base level activities plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 14% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
Table 3.
Maximum Transit Pass, Subsidies and Parking Discount

Project Occupancy	Maximum Number of Parking Discounts	Maximum Number of Transit Pass Subsidies
0 to 49.9%	0	0
50 to 54.9%	72	144
55 to 59.9%	87	176
60 to 64.9%	103	207
65 to 69.9%	119	238
70 to 74.9%	137	274
75 to 79.9%	157	315
80 to 84.0%	175	351
85 to 89.9%	199	400
90 to 94.9%	224	450
95 to 100% (full)	224	450

2.    The property owner, through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amounts of the discount for carpools will be 16.7% of the then current Bellevue Place monthly parking rates, rounded to the

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nearest dollar. For vanpools, the discount will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted pe1mits will not exceed the minimum number of ride share vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
Level 2 activity shall be implemented by the property owner in the calendar year following the second consecutive October measurement in which target maximums were not achieved. Level 2 activity will be a continuation of the base activity level plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 28% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employee; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 66.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
3.    Level 3 activity shall be implemented by the prope1ty owner in the calendar year following a third consecutive October measurement (defined in paragraph III.B) in which target maximums were not achieved. Level 3 activity will be a continuation of the base level of activity plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 42% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 50% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 100.0% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).

6

4.    In the calendar year following an October count (defined in paragraphs III.B) in which both targets were achieved, the level of activity may drop by one level (from Level 2 to Level l, for example) but not lower than the Base Level. The activity levels cannot drop or rise by more than one level per year except at the termination of the target maximum program. The end of the target maximum program will occur 4 years after the project reaches 50% occupancy or 6 years after the temporary certificate of occupancy is issued, whichever is later (as described in Section A). At the termination of the target maximum program, the activity levels will return to the base level.
5.    If the experience shows that the relative use among transit, carpool and vanpool are different than expected, the number of transit passes subsidized or parking discounts offered can be modified so long as the maximum applicable expenditure would not exceed that required by paragraphs III.B(l), (2) and (3).
F.    The property owner or applicant shall annually provide an assurance bond as a guarantee that the required financial incentives described in activity levels l, 2, and 3 will be provided. This assurance bond will equal the cost of the maximum incentive levels and property owner dues that could be required for the following year.
The amount included in the assurance bond will be determined in October when the level of activity required is determined. The bond would be issued by the following January 1st.
A claim may be made on the bond only if and to the extent that the property owner fails to provide the required level of subsidies and dues.

7

DEFINITION OF TERMS
Outbound Vehicle Trip-ends. A vehicle that exits at any parking area at Bellevue Place and enters an adjacent street.
On-site Employee Parking. Parking for part- or full-time employees of the project located within the project.
On-site Short-term Parking. Parking within the project that is restricted for use by visitors, clients, shoppers and hotel use.
P.M. Peak Hour of Traffic. The hour with the highest two-way traffic volumes on streets adjacent to the project during the p.m. peak period.
Peak Hour of Parking Accumulation. The hour with the highest number of vehicles parked.
Project Occupancy. The percent of the project space that is leased and occupied based on the percent of net square feet and excludes hotel occupancy.
Parking Limits. The maximum number of parking spaces that can be allocated for employee parking.
P.M. Peak Hour Outbound Employee Vehicle Trip Limits. The maximum number of employee vehicle trips that are allowed to exit the project during the p.m. peak hour of traffic.
Target Maximum. A limit on the number of p.m. peak hour outbound employee vehicle trips and the number of parking spaces used for employee parking that is applied prior to full project occupancy but only after the occupancy of the project reaches 50% (excluding the hotel).
Achievement of Target Maximum. A target maximum is achieved when both intermediate employee parking and p.m. peak hour employee vehicle trip limits that were established for a percent of project occupancy are not exceeded.
Transportation Management Program. An assortment of policies and activities designed to discourage single occupancy vehicle (SOV) use by employees and peak hour vehicle trips generated by the project.
Transportation Management Association. An organization devoted to promoting transportation management programs as well as other transportation issues.
Base Level of Activity. The elements of the ongoing transportation management program which will be required of project owners and tenants and provided for employees.
Level 1 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the first time.
Level 2 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the second consecutive time.

8

Level 3 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the third consecutive time.
TMA Membership Dues. Fees required to be paid by the building owners and tenants to the TMA in return for the TMA providing transportation management program services.
Assurance Bond. A financial commitment made by the prope1ty owner or applicant to the City of Bellevue that will be forfeited if property owner or applicant fails to make financial contributions required in Level 1, 2, or 3 Activities.
Transit Pass Subsidies. A financial contribution to employees through a discount for monthly Metro, Community Transit or other transit passes.
Carpool and Vanpool Parking Discounts. Lower prices relative to SOY employee parking rates offered by the building owner or applicant to employees who commute in a registered vanpool of 5 or more persons.

9

EXHIBIT G
FORM OF TENANT ESTOPPEL CERTIFICATE
_______________, 201_
Metropolitan Life Insurance Company
400 S. El Camino Real, 8th Floor
San Mateo, California 94402
Gentlemen:
The undersigned, _______________________________ (“Tenant’’), as tenant under a lease (the “Lease”) of certain premises dated ____________executed by Tenant and Bellevue Place Office, LLC (“Landlord”), does hereby state, declare, represent and warrant as follows:
1.The copy of the Lease attached hereto as Exhibit A is a true and correct copy of the Lease and the Lease is in full force and effect and has not been amended, supplemented or changed, except as follows [if none, so state]:
2.Tenant has accepted possession of the premises demised under the Lease, and all items of an executory nature have been completed under the terms of the Lease, including, but not limited to, completion of construction of the demised premises (and all other improvements required under the Lease) in accordance with applicable plans and specifications and within the time periods set forth in the Lease and otherwise in accordance with the Lease, and payment of any improvement allowance or other funds owing by Landlord to Tenant. Tenant further acknowledges that the term commenced on ____________ and shall expire on ___________, unless sooner terminated or extended in accordance with the terms of the Lease.
3.No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a “default’’) on the part of the undersigned exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of the undersigned.
4.No default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.
5.Tenant has no option or right to purchase the property of which the premises are a part, or any part thereof.
6.No rentals are accrued and unpaid under the Lease.
7.No prepayments of rentals due under the Lease have been made and no security or deposits as security have been made thereunder, except as set forth in the Lease.
8.The undersigned has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord.

1

9.The undersigned has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.
10.The undersigned agrees to notify you of any default on the part of Landlord under the Lease which would entitle the undersigned to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancellation thereof shall be effective unless you have received said notice and have failed within thirty (30) days after the expiration of the cure period provided to Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation.
11.The undersigned understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust, Security Agreement and Fixture Filing encumbering Landlord’s fee interest in the prope1ty of which the leased premises are a portion and the rents, issues and profits of the Lease and (ii) an Assignment of Leases which affects the Lease, and that you are relying upon the representations and warranties contained herein in making such loan.

By
Name:
Its:

By
Name:
Its:

2

EXHIBIT A
TO TENANT ESTOPPEL CERTIFICATE
Copy of Lease and Amendments to Lease

3

EXHIBIT H
SUBORDINATION AGREEMENT TO
RECIPROCAL EASEMENT AGREEMENT
WHEN RECORDED RETURN TO:
PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579
SUBORDINATION AGREEMENT
____________________, a ____________ corporation, as Tenant under that certain Lease dated _______________, 201_, wherein Tenant leases from Bellevue Place Office, LLC, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit “A” attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder’s No. 8709160449, records of King County, Washington as amended from time to time.
DATED this __________ day of __________, 201_.

TENANT

By

Its President

By

Its President

1

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this day _______ of _________________, 201_, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared __________________, and ________________ to me known to be the President and Secretary of _____________________, a ___________ corporation, the corporation named in and which executed the foregoing instrument; and acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

NOTARY PUBLIC in and for the
State of Washington, residing
(SEAL)	at
My Commission expires

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this day _______ of _________________, 201_, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared __________________ known to me to be the individual named in and who executed the foregoing document, and acknowledged to me that he/she signed the same as his/her free and voluntary act and deed for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC in and for the
(SEAL)	State of Washington, residing
at
My Commission expires

2

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

3

FIRST LEASE ADDENDUM
THIS FIRST LEASE ADDENDUM is made this 17 day of March 2016, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into a nonresidential Lease dated October 27, 2014 (the “Lease”), for Suite 1300 in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.    Landlord and Tenant intend, by the execution and delivery of this First Lease Addendum, to adjust the Letter of Credit schedule.
C.    Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.    Letter of Credit. The third paragraph in Section 37.22 of the Lease is hereby amended in its entirety to read as follows:
Notwithstanding the foregoing, the initial amount of the Letter of Credit shall be reduced as follows during the Lease Term (the “LOC Reduction”), provided Tenant has not defaulted under this Lease beyond the applicable notice and cure period:

•	From and including April 1, 2016 through and including March 31, 2017 - the amount of the Letter of Credit shall be $1,006,097;

•	From and including April 1, 2017 through and including March 31, 2018 - the amount of the Letter of Credit shall be $754,572;

•	From and including April 1, 2018 through and including March 31, 2019 - the amount of the Letter of Credit shall be $503,048;

•	From and including April 1, 2019 through and including March 31, 2020 - the amount of the Letter of Credit shall be $352,133; and

•	From and including April 1, 2020 through and including the Expiration Date - the amount of the Letter of Credit shall be $150,914.
No later than thirty (30) days prior to the scheduled LOC Reduction, and within three (3) business days of Landlord’s written request made not more than once during each Lease Year during the Lease Term, Tenant shall deliver to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $20,000,000. If Tenant fails to deliver such information, or if such information does not reflect readily available cash or cash equivalents totaling at least $20,000,000, then the LOC Reduction shall not occur and Tenant shall immediately restore the Letter of Credit to an amount determined in accordance with the following schedule:

•	For the period from and including March 9, 2015, though and including March 31, 2017, the amount of the Letter of Credit shall be $1,341,462;

•	For the period from and including April 1, 2017, though and including March 31, 2018, the amount of the Letter of Credit shall be $1,006,097;

1

•	For the period from and including April 1, 2018 though and including March 31, 2019, the amount of the Letter of Credit shall be $670,731;

•	For the period from and including April 1, 2019, though and including March 31, 2020, the amount of the Letter of Credit shall be $469,511; and

•	For the period from and including April 1, 2020, through and including the Expiration Date, the amount of the Letter of Credit shall be $201,219.
Tenant shall promptly deliver to Landlord a Letter of Credit reflecting an amount determined in accordance with the above.
2.    Remaining Lease Provisions. Except as expressly modified in this Addendum, all other provisions of the Lease remain in full force and effect. In the event of a conflict between the terms of this Addendum and the Lease, the terms of this Addendum shall control.
DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC,		SMARTSHEET, INC.,
a Washington limited liability company		a Washington corporation

By	KEMPER DEVELOPMENT COMPANY	By	/s/ Mark Mader
	a Washington limited liability company, Its		Mark Mader, President and CEO
Manager

By	/s/ James E. Melby
James E. Melby
President

2

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 17 day of March, 2016 before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at Shoreline
My commission expires 7-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this 15th day of March, 2016, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER, to me known to be the President and CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Lauren Chierichetti
Type Notary Name: Lauren Chierichetti
Notary Public in and for the State of
(SEAL)	Washington, residing at Seattle
My commission expires 10/9/16

3

13th Floor Lease

SECOND LEASE ADDENDUM

THIS SECOND LEASE ADDENDUM (this “Addendum”) is made this 12 day of September, 2016, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).

RECITALS
A.    Landlord and Tenant entered into a nonresidential Lease dated October 27, 2014, and a First Lease Addendum dated March 17, 2016 (collectively, the “Lease”), for Suite 1300 in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.    Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects which shall include (i) extending the Lease Term and adding Rent for the extended Lease Term; and (ii) revising the duration of Tenant's Extension Option.
C.    Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.    Section 1. BASIC LEASE DATA, TERMS AND EXHIBITS. The following paragraphs of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:
1.10    Rent:
(a)    The reference to “Expiration Date” in the last paragraph of Section 1.10 of the Lease is hereby amended to read “seventy-second (72nd) month of the Lease Term.”
(b)    The following paragraph is hereby added at the end of Section 1.10 of the Lease to read as follows:

[based on 19,319 rentable square feet]
From and including the first day of the seventy-third (73rd) month of the Lease Term through and including the Expiration Date, Rent shall be Forty-three and 50/100 Dollars ($43.50) per rentable square foot of Rentable Area of the Leased Premises per annum or Seventy Thousand Thirty-one and 38/100 Dollars ($70,031.38) per month.
1.11    Lease Term: The Lease Term is hereby extended to expire on the Expiration Date below.
1.13    Expiration Date: March 31, 2022.

1

13th Floor Lease

2.    Section 3.4(a) - Option to Extend. The first sentence of Section 3.4(a) of the Lease is amended to read as follows:
Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including March 31, 2027.
3.    Remaining Lease Provisions. Except as expressly modified in this Addendum, all other provisions of the Lease remain in full force and effect. In the event of a conflict between the terms of this Addendum and the Lease, the terms of this Addendum shall control.
DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC,		SMARTSHEET, INC.,
a Washington limited liability company		a Washington corporation

By	KEMPER DEVELOPMENT COMPANY	By	/s/ Mark Mader
	a Washington limited liability company,		Mark Mader, President and CEO
Its Manager

By	/s/ James E. Melby
James E. Melby
President

2

13th Floor Lease

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 12 day of September, 2016, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at Shoreline
My commission expires 9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this 6th day of September, 2016, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER, to me known to be the President and CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Maggie Surbridge
Type Notary Name: Maggie Surbridge
Notary Public in and for the State of
(SEAL)	Washington, residing at King County
My commission expires 3/12/2017

3

13th Floor Lease

THIRD LEASE ADDENDUM
THIS THIRD LEASE ADDENDUM (this “Addendum”) is made this 21 day of June, 2017, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET, INC., a Washington corporation (formerly known as Smaitsheet.com, Inc.) (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into a nonresidential Lease dated October 27, 2014, a First Lease Addendum dated March 17, 2016, and a Second Lease Addendum dated September 12, 2016 (collectively, the “Lease”), for Suite 1300 in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.    Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects which shall include (i) extending the Lease Term and adding Rent for the extended Lease Term; and (ii) revising the duration of Tenant’s Extension Option.
C.    Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1. BASIC LEASE DATA, TERMS AND EXHIBITS. The following paragraphs of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:
1.3    Tenant: Smartsheet, Inc., a Washington corporation
1.5    Tenant’s Permitted Trade Name: Smartsheet
1.10    Rent:
(a)    The reference to “the Expiration Date” in Section 1.10(b) of the Second Lease Addendum is hereby amended to read “the last day of the eighty-fourth (84th) month of the Lease Term.”
(b)    The following paragraphs are hereby added at the end of Section 1.10 of the Lease to read as follows:
[based on 19,319 rentable square feet]
From and including the first day of the eighty-fifth (85th) month of the Lease Term through and including the last day of the ninetysixth (96th) month of the Lease Term, Rent shall be Forty-four and 59/100 Dollars ($44.59) per rentable square foot of Rentable Area of the Leased Premises per annum or Seventy-one Thousand Seven Hundred Eighty-six and 18/100 Dollars ($71,786.18) per month.
From and including the first day of the ninety-seventh (97th) month of the Lease Term through and including the Expiration Date, Rent shall be Forty-five and 70/100 Dollars ($45.70) per rentable square foot of Rentable Area of the Leased Premises per annum or Seventy-three

1

13th Floor Lease

Thousand Five Hundred Seventy-three and 19/100 Dollars ($73,573.19) per month.
1.11    Lease Term: The Lease Term is hereby extended to expire on the Expiration Date below.
1.13    Expiration Date: August 31, 2023.
2.    Section 3.4(a) - Option to Extend. The first sentence of Section 3.4(a) of the Lease is amended to read as follows:
Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including August 31, 2028.
3.    Remaining Lease Provisions. Except as expressly modified in this Addendum, all other provisions of the Lease remain in full force and effect. In the event of a conflict between the terms of this Addendum and the Lease, the terms of this Addendum shall control.
DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC,		SMARTSHEET, INC.,
a Washington limited liability company		a Washington corporation

By	KEMPER DEVELOPMENT	By	/s/ Jennifer Ceran
	COMPANY, a Washington corporation,		Jennifer Ceran, Chief Financial Officer
Its Manager

By	/s/ James E. Melby
James E. Melby
President

2

13th Floor Lease

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 21 day of June, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at Shoreline
My commission expires 9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 1st day of June, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JENNIFER CERAN, to me known to be the Chief Financial Officer of SMARTSHEET, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Lauren Kingston
Type Notary Name: Lauren Kingston
Notary Public in and for the State of
(SEAL)	Washington, residing at Seattle, WA
My commission expires 10-9-2020

3

BANK OF AMERICA BUILDING OFFICE LEASE
BETWEEN
BELLEVUE PLACE OFFICE, LLC,
a Washington limited liability company

(Landlord)
AND
SMARTSHEET.COM, INC.
a Washington corporation
(Tenant)
SUITE 960

1

		CONTENTS
1	BASIC LEASE DATA, TERMS AND EXHIBITS.		1
2	PREMISES.		3
	2.1	Generally.	3
	2.2	Reserved to Landlord.	4
	2.3	Intentionally Omitted.	4
3	LEASE TERM.		4
	3.1	Generally.	4
	3.2	Termination.	4
	3.3	Holding Over.	5
	3.4	Option to Extend Lease Term.	5
4	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.		6
	4.1	Commencement Date.	6
	4.2	Expiration Date.	6
	4.3	Confirmation of Commencement and Expiration.	7
	4.4	Lease Year.	7
5	RENT.		7
6	ADDITIONAL RENT.		7
	6.1	Generally.	7
	6.2	Definitions.	8
	6.3	Payment.	11
	6.4	Nonpayment.	12
	6.5	Future Development of Bellevue Place.	12
	6.6	Disputes Relating to Additional Rent,	12
7	LATE CHARGES.		13
8	SECURITY DEPOSIT.		14
9	USES.		14
	9.1	Permitted Uses.	14
	9.2	Prohibited Uses.	15
	9.3	Compliance with Laws, Rules and Regulations.	15
	9.4	Hazardous Material.	15
10	SERVICES AND UTILITIES.		16
	10.1	Standard Services.	16
	10.2	Interruption of Services.	17
	10.3	Additional Services.	17
11	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.		17
	11.1	Premises Improvements.	17
	11.2	Alterations by Tenant	19
	11.3	Disability Laws.	20
12	MAINTENANCE OF THE PREMISES.		20
	12.1	Maintenance and Repair by Tenant.	20
	12.2	Failure to Maintain.	21

i

	12.3	Repair by Landlord.	21
	12.4	Surrender of Leased Premises.	21
13	ACCEPTANCE OF THE LEASED PREMISES.		22
14	DEFAULT BY LANDLORD.		22
15	ACCESS.		22
	15.1	Right of Entry.	22
	15.2	Excavation.	23
16	DAMAGE OR DESTRUCTION.		23
	16.1	Insured Loss.	23
	16.2	Uninsured Loss.	23
	16.3	No Obligation.	24
	16.4	Partial Destruction of the Bank of America Building.	24
	16.5	Business Interruption.	24
17	MUTUAL RELEASE AND WAIVER OF SUBROGATION.		24
18	INDEMNITY.		25
	18.1	Generally.	25
	18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.	26
	18.3	Waiver of Workers’ Compensation Immunity.	26
	18.4	Provisions Specifically Negotiated.	26
19	INSURANCE.		27
	19.1	Liability Insurance.	27
	19.2	Property Insurance.	28
	19.3	Failure to Maintain.	28
	19.4	Increase in Insurance Premium.	28
20	ASSIGNMENT AND SUBLEASING.		29
	20.1	Assignment or Sublease.	29
	20.2	Assignee Obligations.	30
	20.3	Sublessee Obligations.	30
	20.4	Conditional Consents.	30
	20.5	Attorneys’ Fees and Costs.	30
21	ADVERTISING.		30
22	LIENS.		31
23	TENANT’S DEFAULT.		31
	23.1	Default.	31
	23.2	Remedies in Default.	32
	23.3	Legal Expenses.	33
	23.4	Bankruptcy.	33
	23.5	Remedies Cumulative - Waiver.	34
24	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION		35
	24.1	Subordination - Notice to Mortgagee.	35
	24.2	Mortgagee Protection Clause.	35
25	SURRENDER OF POSSESSION.		35
26	REMOVAL OF PROPERTY.		36
27	VOLUNTARY SURRENDER.		36
28	EMINENT DOMAIN.		36
	28.1	Total Taking.	36

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	28.2	Constructive Taking of Entire Premises.	37
	28.3	Partial Taking.	37
	28.4	Damages.	37
29	NOTICES.		38
30	LANDLORD’S LIABILITY,		38
31	TENANT’S CERTIFICATES.		39
32	RIGHT TO PERFORM.		39
33	AUTHORITY.		40
34	PARKING AND COMMON AREAS.		40
	34.1	Parking.	40
	34.2	Common Areas.	41
35	TRANSPORTATION MANAGEMENT PROGRAM.		41
36	QUIET ENJOYMENT.		42
37	GENERAL.		42
	37.1	Captions.	42
	37.2	Bellevue Place Rent and Income.	42
	37.3	Successors or Assigns.	42
	37.4	Tenant Defined.	42
	37.5	Lost Security or Access Key Card.	42
	37.6	Landlord’s Consent.	43
	37.7	Broker’s Commission.	43
	37.8	Partial Invalidity.	43
	37.9	Recording.	43
	37.1	Joint Obligation.	43
	37.11	Time.	43
	37.12	Prior Agreements.	44
	37.13	Inability to Perform.	44
	37.14	Transfer of Landlord’s Interest.	44
	37.15	No Light, Air or View Easement.	44
	37.16	Reciprocal Easement Agreements.	45
	37.17	Waiver	45
	37.18	Name.	45
	37.19	Choice of Law - Venue.	45
	37.20	OFAC Certification.	45

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BANK OF AMERICA BUILDING OFFICE LEASE
THIS LEASE is made this 3 day of March, 2016, by and between BELLEVUE PLACE  OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.    Landlord owns certain rights and interests in and to certain real property and improvements thereon in the City of Bellevue, King County, Washington, which real property is described in Exhibit “A,” attached hereto, and shown on the site plan attached hereto as Exhibit “B.” Said property and the improvements thereon are part of a first-class multi-use development commonly known and referred to herein as “Bellevue Place.” Bellevue Place currently consists of the Bank of America Building, Hotel Building, Corner Building, and Wintergarden Retail Center, as shown on Exhibit “B,” as well as a Parking Garage currently located beneath the foregoing.
B.    Tenant desires to lease from Landlord a portion of the Bank of America Building and Landlord is willing to do so on certain terms and conditions, which are set forth herein.
NOW THEREFORE, for and in consideration of the promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.    BASIC LEASE DATA, TERMS AND EXHIBITS.
1.1    Landlord: Bellevue Place Office, LLC, a Washington limited liability company.
1.2    Address of Landlord: P.O. Box 4186, Bellevue, Washington 98009.
1.3    Tenant: Smartsheet.com, Inc., a Washington corporation.

1.4	Principal Business Address of Tenant: 10500 NE 8th Street, Suite 1300, Bellevue, WA 98004.
1.5    Tenant’s Permitted Trade Name: Smartsheet.com.

1.6	Leased Premises: That portion of the ninth (9th) floor of the Bank of America Building; as and where shown on Exhibit “C” attached hereto.

1.7	Rentable Area of the Leased Premises: Seven Thousand Eight Hundred Eight (7,808) square feet.
1.8    Breakdown of Rentable Area at Bellevue Place:
(a)The total Rentable Area of the Bank of America Building and the Corner Building is Four Hundred Sixty-three Thousand Five Hundred Ninety-nine (463,599) square feet.
(b)The total Rentable Area of Bellevue Place is Five Hundred Nineteen Thousand Five Hundred Forty-nine (519,549) square feet.

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1.9    Tenant’s Share: [based on 7,808 rentable square feet]
(a)Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant’s Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set forth in Section 1.9(b); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(c).
(b)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: One point six eight percent (1.68%) based on 463,599 rentable square feet pursuant to Section 1.8(a).
(c)Operating, Repair and Maintenance Expenses for Bellevue Place: One point five zero percent (1.50%) based on 519,549 rentable square feet pursuant to Section 1.8(b).
1.10    Rent: [based on 7,808 rentable square feet]
From and including the earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), estimated to be April 1, 2016, or (ii) the date Tenant first occupies the Leased Premises for business purposes, through and including the last day of the twelfth (12th) month of the Lease Term, the Rent shall be Thirty-six and 50/100 Dollars ($36.50), per square foot of the Rentable Area of the Leased Premises per annum or Twenty-three Thousand Seven Hundred Forty-nine and 33/100 Dollars ($23,749.33) per month.
From and including the first day of the thirteenth (13th) month of the Lease Term to and including the last day of the twenty-fourth (24th) month of the Lease Term, the Rent shall be Thirty-seven and 60/100 Dollars ($37.60), per square foot of the Rentable Area of the Leased Premises per annum or Twenty-four Thousand Four Hundred Sixty-five and 07/100 Dollars ($24,465.07) per month.
From and including the first day of the twenty-fifth (25th) month of the Lease Term to and including the Expiration Date, the Rent shall be Thirty-eight and 73/100 Dollars ($38.73) per square foot of the Rentable Area of the Leased Premises per annum or Twenty-five Thousand Two Hundred and 32/100 Dollars ($25,200.32) per month.

1.11	Lease Term: Thirty-six (36) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.

1.12	Commencement Date: Upon substantial completion of the Premises Improvements (defined in Section 11.1(a) below), estimated to be April 1, 2016.
1.13    Expiration Date: March 31, 2019.

1.14
Security Deposit: Upon execution of this Lease, Tenant shall pay Landlord Thirty-two Thousand Two Hundred Eight and 00/100 Dollars ($32,208.00), which amount shall be applied to Rent and Additional Rent due for the first (1st) month of the Lease Term.

1.15	Deadline for Submission to Landlord of Premises Plans for Tenant’s Improvements. February 26, 2016.

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1.16	Contingency: THIS LEASE IS CONTINGENT UPON ITS ACCEPTANCE AND APPROVAL BY LANDLORD’S LENDERS. If this Lease is acceptable to Landlord’s lenders, this contingency will be waived by Landlord.
1.17    Exhibits Incorporated by Reference:

Exhibit “A” ‑	Legal Description of Bellevue Place.

Exhibit “B” ‑	Site Plan of Bellevue Place.

Exhibit “C” ‑	Floor Plan of the Leased Premises.

Exhibit “D” ‑	Tenant Design & Construction Manual (including Base Building Finish Condition).

Exhibit “E” ‑	Rules and Regulations.

Exhibit “F” ‑	Bellevue Place Transportation Management Agreement.

Exhibit “G” ‑	Form of Tenant Estoppel Certificate.

Exhibit “H” ‑	Form of Subordination Agreement to Reciprocal Easement Agreement.
2.    PREMISES.
2.1    Generally.
Landlord does hereby lease and demise to Tenant, and Tenant hereby accepts from Landlord, upon the terms and conditions herein set forth, the Leased Premises described in Section 1.6 above and depicted in Exhibit “C,” together with rights of ingress and egress over and across the Common Areas and Facilities of the Bank of America Building and Bellevue Place.
2.2    Reserved to Landlord.
Landlord reserves the right, from time to time, to change the size and dimensions of Bellevue Place; add additional buildings and improvements to Bellevue Place; relocate, alter, and change the number of buildings and other improvements in, on and under Bellevue Place; change any building dimensions and the number of floors in any of the buildings and parking areas in Bellevue Place; change the identity and type of stores and tenancies in Bellevue Place; change the name and address of the buildings and other improvements in Bellevue Place; and change the Common Areas and Facilities in Bellevue Place. Landlord further reserves the use of, and all rights in and to, the exterior walls and roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of Bellevue Place. Landlord shall reasonably attempt to locate such items under the floor, above the ceiling, or adjacent to an interior wall. Such use shall not exceed one percent (1%) of the Useable Area of the Leased Premises unless otherwise agreed. If Landlord’s use hereunder exceeds one percent (1%) of the Useable Area of the Leased Premises, Tenant shall be entitled, as its sole and exclusive remedy, to a reduction in the stated Rentable Area for the Leased Premises, as set forth in Section 1.7 above, and a proportional reduction in Rent and Additional Rent (as defined in Sections 5 and 6 below) due hereunder. The Leased Premises shall not include the space above the suspended ceiling. Landlord shall retain the right to use the area immediately below the floor surface and the space above the suspended ceiling in any manner which does not permanently and materially interfere with Tenant’s use of the Leased Premises.
2.3    Intentionally Omitted.
3.    LEASE TERM.

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3.1    Generally.
The term of this Lease (the “Term” or “Lease Term”) shall be the period of time set forth in Section 1.11 above and shall commence on the Commencement Date as provided in Section 4.1 below and shall end at 11:59 p.m. on the Expiration Date, as provided in Section 4.2 below.
3.2    Termination.
The Lease shall terminate on the Expiration Date, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant. If Tenant fails to surrender the Leased Premises at the end of the Lease Term, Tenant shall be liable for, and shall indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord founded upon delay by Landlord in delivering possession of the Leased Premises to such succeeding tenant.
3.3    Holding Over.
Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month-to-month. During such tenancy, Tenant shall pay to Landlord a monthly rental of one hundred fifty percent (150%) of the Rent payable during the last month of the Lease Term in addition to the Additional Rent and Other Charges set forth herein. Except as set forth herein, such month-to-month tenancy also shall be subject to all of the terms, covenants, and conditions of this Lease.
3.4    Option to Extend Lease Term.
(a)Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including March 31, 2024. The period of time shall be referred to herein as the “Option Period”. To exercise the Extension Option, Tenant must give Landlord unequivocal written notice of Tenant’s election to exercise the Extension Option at least ten (10) calendar months (but not earlier than twelve (12) calendar months) prior to the Expiration Date,
(b)If Tenant elects to exercise the Extension Option, the Rent for the Option Period (“New Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building (“Comparable Space”), but in no event shall the New Rent be less than the Rent payable during the last month of the Lease Term. If there is no Comparable Space in the Bank of America Building at the time, Tenant shall pay, as New Rent, whatever the fair market rent in the Bank of America Building would be if there was such Comparable Space in the Bank of America Building. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant renewing its lease for Comparable Space for a term of five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are renewing their leases in the Bank of America Building. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.
(c)In the event Landlord and Tenant cannot agree on the New Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s proposed New Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant’s or Landlord’s notice to the other of its election to have the New Rent be

4

determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s proposed New Rent and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord and Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally. The arbitration procedure shall not take more than thirty (30) days. However, if the arbitrators have not determined the New Rent prior to the beginning of the Option Period, Tenant shall pay the Rent previously in effect under the Lease plus a ten percent (10%) increase until such time as the arbitrators determine the New Rent. If the arbitration procedure results in a higher Rent, Tenant shall pay the difference with the next monthly rental payment due under the Lease. If the arbitration procedure results in a lower Rent, Tenant shall receive a credit against its next monthly Rent payments under the Lease, and any succeeding monthly rental payments, if necessary, in an amount equal to the overpayment.
(d)Notwithstanding anything in the foregoing to the contrary, the Extension Option may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise the Extension Option in any instance when such right is in effect, prior to the expiration of the applicable time period for the exercise of such right, the Extension Option shall thereafter be deemed null and void and of no further force or effect. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. All rights of Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.
(e)The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.
4.    COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.
4.1    Commencement Date.
The Commencement Date shall be the date set forth in Section 1.12 above.
4.2    Expiration Date.
This Lease shall expire at 11:59 p.m. on the date set forth in Section 1.13 above.
4.3    Confirmation of Commencement and Expiration.
Within five (5) business days after Tenant’s occupancy of the Leased Premises, or upon Landlord’s request, Landlord and Tenant shall confirm the specific Commencement and Expiration Dates in writing, as well as the “as built” Rentable Area of the Leased Premises, as defined in Section 6.2(f), and the Rent payable hereunder, which shall be appended to and incorporated into this Lease.

5

4.4    Lease Year.
A “Lease Year” shall mean a calendar year commencing on January 1 and ending the following December 31. If the Commencement Date is a date other than January 1, the initial Lease Year shall be from and including the Commencement Date to and including December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from and including January 1 of the calendar year of the Final Lease Year to and including the Expiration Date.
5.    RENT.
Tenant shall pay to Landlord, without notice or demand and without setoff or deduction whatsoever, the sums stated in Section 1.10 above (the “Rent”), which shall be paid to Landlord in advance in lawful money of the United States, on or before the first day of each calendar month at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent (as defined in Section 6.1 below) for any partial month at the beginning or end of the Lease Term shall be prorated, based upon a thirty (30) day month. All amounts payable hereunder, other than Rent and Additional Rent, may be sometimes referred to as “Other Charges.” Landlord may (but shall not be required to) make available to Tenant procedures for the payment to Landlord by electronic funds transfer of any or all amounts required by the terms of this Lease to be paid by Tenant.
6.    ADDITIONAL RENT.
6.1    Generally.
In addition to the Rent provided for in Section 5 above, commencing on the earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), estimated to be April 1, 2016, or (ii) the date Tenant first occupies the Leased Premises for business purposes, Tenant shall pay to Landlord, without notice (other than notice advising Tenant of its share of the Additional Rent) or demand and without setoff or deduction, Tenant’s Share (as defined in Section 6.2(a) below) of the Operating Expenses (as defined in Section 6.2(b) below), which expenses include, but are not limited to, (i) Operating, Repair, and Maintenance Expenses for the Bank of America Building and the Corner Building; and (ii) Operating, Repair, and Maintenance Expenses for Bellevue Place during the Lease Term (the “Additional Rent”).
6.2    Definitions.
The following terms shall have the meanings hereinafter specified, unless the context otherwise specifies or clearly requires:
(a)Tenant’s Share. Tenant’s Share shall be equal to the percentages set forth in Section 1.9 above,
(b)Operating Expenses Generally. The Operating Expenses shall include (i) all Operating, Repair and Maintenance Expenses (defined in Section 6.2(c) below), and (ii) all Taxes (defined in Section 6.2(d) below).
(c)Operating, Repair and Maintenance Expenses. Operating, Repair and Maintenance Expenses shall include the actual costs and expenses that are paid or payable by Landlord in connection with the operation, repair and maintenance of Bellevue Place and its constituent parts, which include without limitation, the Bank of America Building, the Corner Building and the Wintergarden Retail

6

Center, less all contributions for such costs received from the owner of the Hotel Tract as defined in and pursuant to the terms of that certain Construction, Operation and Reciprocal Easement Agreement recorded under King County Recorder’s File No. 8709160449, as amended from time to time (the “REA”), and shall include, but not be limited to, those costs and expenses that are paid or payable to the Transportation Management Association. Without limiting the generality of the foregoing and by way of illustration, Operating, Repair and Maintenance Expenses shall include costs and expenses of all utility, heating, air conditioning and ventilation costs and expenses; license, permit and inspection fees; planting and landscaping costs and expenses; janitorial services; direct physical damage insurance (including but not limited to loss of income insurance), liability and excess liability insurance, and other appropriate insurance policies, as determined solely by Landlord or Landlord’s lender, including but not limited to garage keeper’s legal liability, boiler and machinery and auto insurance; taxes and assessments on equipment; the cost and expense of repairs including, but not limited to, those of a capital nature necessary or appropriate to fulfill Landlord’s obligations to its tenants; the cost and expense of removing trash and other refuse; the cost and expense of supplies, tools and equipment; the cost and expense of cleaning, maintaining, repairing and replacing machinery and equipment, including but not limited to automatic door openers, lights and lighting fixtures, heating, air conditioning and ventilation equipment, fire and sprinkler systems and security systems; depreciation allowance on machinery and equipment (depreciation to be over the useful life of any such machinery and equipment in accordance with the guidelines and regulations established by the Internal Revenue Service, if any); the cost and expense of personnel to implement such services, including but not limited to security and traffic control; legal and accounting costs and expenses; customary management fees; the cost of any capital improvements necessary or appropriate to fulfill Landlord’s repair or maintenance obligations, required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises or made for the purpose of reducing operating, repair or maintenance costs (the cost of any such capital improvements shall be amortized over the useful life of such item (in accordance with the guidelines and regulations established by the Internal Revenue Service, if any, from time to time) as Landlord shall determine with a return on capital at the current market rate per annum on the unamortized balance or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of purchasing or constructing such improvements).
(d)Taxes. Taxes shall include all real estate taxes, personal property taxes and all other taxes, surcharges and assessments that are or may be levied upon, assessed against or attributable to Bellevue Place and all improvements, fixtures, equipment and other property of Landlord, real and personal, located on, in or under Bellevue Place and used in connection with the operation thereof, including the Bank of America Building, the Corner Building and land underlying the Bank of America Building and the Corner Building and including, although not limited to, the land, improvements, equipment, fixtures and other property used in connection with the operation of and comprising the Parking Garage and Wintergarden Retail Center and any rental, excise, sales, transaction or other privilege tax or levy, however denominated (excepting federal, state and local net income taxes) paid or payable during the Lease Term and taxes on all tenant improvements in the Wintergarden Retail Center owned by Landlord but excluding the Hotel Building and the land underlying the Hotel Building. Taxes also shall include any amounts paid or payable to any third party or incurred by Landlord for the purpose of obtaining a reduction in the Taxes as above defined.
(e)Rentable Area of the Leased Premises. For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA z65. 1-2010, otherwise known as the “BOMA Standard,” multiplied by a load factor of one point two five zero three (1.2503%). The “as built” Rentable Area of the Leased Premises shall be the true

7

Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.
(f)Rentable Area of Bellevue Place. For purposes of this Section 6, the Rentable Area of Bellevue Place shall include the total of all areas and spaces in (i) the Bank of America Building, (ii) the Corner Building, and (iii) all areas and spaces in and opening into the Wintergarden Retail Center (whether or not such areas or spaces in the Bank of America Building, the Corner Building, and the Wintergarden Retail Center are actually leased by Landlord) that are available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests and shall include, but not be limited to, all rest rooms, mezzanines, warehousing and storage areas, clerical and office areas, and employee areas within the leased premises of any tenant of Landlord in the Wintergarden Retail Center, Bank of America Building and Corner Building, but shall exclude all areas and spaces in the Hotel Building (other than those areas and spaces in or opening into the Wintergarden Retail Center and available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests) and the Common Areas and Facilities of Bellevue Place. If at any time, Landlord believes the Rentable Area of Bellevue Place is materially different than the Rentable Area of Bellevue Place set forth in Section 1.8 above because of an error in calculation or additions, modifications or alterations to Bellevue Place and Landlord desires to amend this Lease to reflect the actual or changed Rentable Area of Bellevue Place, Landlord shall so notify Tenant in writing. If Tenant does not object in writing to Landlord’s notice within ten (10) days following receipt of Landlord’s notice, this Lease shall be deemed to be amended to incorporate the Rentable Area of Bellevue Place as set forth in Landlord’s notice to Tenant. If Tenant does object in writing to Landlord’s notice within said ten (10) days, and Landlord and Tenant are unable to agree upon the Rentable Area of Bellevue Place within ten (10) days following receipt of Tenant’s notice of objection, the matter shall be submitted for determination to the Project Architect for Bellevue Place. The decision of the Project Architect shall be final and binding on both Landlord and Tenant and this Lease shall be deemed to be amended to reflect the Rentable Area of Bellevue Place as and when decided by the Project Architect. The cost and expense of the Project Architect’s consideration of the matter, if any, shall be shared equally among Landlord and all tenants objecting to Landlord’s notice.
(g)Notwithstanding anything in this Section 6.2 to the contrary, the following costs shall not be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease:
Leasing commissions, advertising expenses, fees and costs incurred in procuring new tenants for portions of Bellevue Place.
Except as permitted in Section 6.2(c) of the Lease, interest or amortization payments on mortgages.
Rental on ground leases or other underlying leases.
Any costs or expenses associated with or incurred in connection with required environmental testing, removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances.
Costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance.
Charges for electricity, water, or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant.

8

Cost of correcting major defects in the design, construction or equipment of, or substantial latent defects in, the Bank of America Building or Bellevue Place (a defect, for the purposes of this subsection (g), is defined as a substantial condition that occurred because of negligence in the initial construction of Bellevue Place).
Any costs incurred in constructing any future material expansion of the Bank of America Building (as opposed to the costs of operating and maintaining the expanded Bank of America Building, which may be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease).
Costs of a capital nature, except for costs (a) reasonably necessary or appropriate to fulfill Landlord’s repair or maintenance obligations; (b) incurred as a result of any applicable governmental law or regulation enacted and enforced after the date of the Lease; and/or (c) made for the purpose of reducing operating, repair or maintenance costs.
Interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord.
Notwithstanding any reference in Section 6.2 to the contrary, the cost of any capital item shall not be expensed in a single year but shall be depreciated over the useful life of such item in a manner consistent with other Bellevue Class “A” office buildings.
Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any operating costs and maintenance expenses set forth in this Section 6.2 of the Lease, provided Landlord reserves the right to include a customary administrative fee and a customary management fee within operating costs and maintenance expenses.
6.3    Payment.
Landlord shall provide to Tenant, at or before the Commencement Date, an estimate of the annual Operating Expenses for the Lease Year in which the Commencement Date occurs. Within ninety (90) days after the expiration of each succeeding Lease Year of the Lease Term, or as soon thereafter as such information becomes available, Landlord shall give Tenant a written estimate of Tenant’s Share of the Operating Expenses for the then current Lease Year (“Tenant’s Estimated Share”). Tenant shall pay Tenant’s Estimated Share, in advance, in equal monthly installments on or before the first (1st) day of each calendar month of such Lease Year at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. During the period of time following the expiration of a Lease Year and Tenant’s receipt of Landlord’s estimate of Tenant’s Estimated Share, Tenant shall continue to pay Landlord Tenant’s Estimated Share from the prior Lease Year. Within ninety (90) days after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall furnish to Tenant a written statement summarizing the actual amount of Tenant’s Share of the Operating Expenses for the prior Lease Year (hereinafter sometimes referred to as the “Annual Reconciliation Statement”). If Tenant’s Share of the Operating Expenses exceeds the amount paid by Tenant, Tenant shall pay the deficiency to Landlord promptly upon receipt of a written notice of the amount thereof. If such statement shows Tenant’s Share of the Operating Expenses to be less than the amount paid by Tenant, the amount of overpayment by Tenant shall be credited by Landlord to the next payment or payments of Additional Rent due hereunder, if Tenant has otherwise complied with all of the teens and provisions of this Lease. If the Lease Term has expired and Tenant has vacated the Leased Premises and no amounts are or may become

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payable by Tenant, then any overpayment shall be returned to Tenant, or at Landlord’s option, to the last assignee of Tenant’s interest in the Leased Premises. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the Additional Rent for the remaining portion of the Lease Year based upon the number of days from the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If at any time during a Lease Year it appears to Landlord that any of the Operating Expenses payable for that Lease Year will vary from Landlord’s estimate by more than five percent (5%) on an individual or aggregate basis, Landlord may, at its election, adjust Tenant’s Estimated Share for the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.
6.4    Nonpayment.
In the event of nonpayment of any item of Additional Rent or any Other Charge due hereunder, Landlord shall have the same rights and remedies as for failure to pay Rent.
6.5    Future Development of Bellevue Place.
Tenant is aware that Landlord, by itself or in combination with other persons, intends to further expand and develop Bellevue Place in one or more additional phases and Tenant has reviewed plans and other documents describing the intended expansion and development of Bellevue Place or has been provided with opportunities to review such plans and documents. In the event one or more such phases of the Bellevue Place project are completed during the Lease Term, any additional operating, repair or maintenance expenses and real estate and other taxes attributable to such other phases may be included in the Operating Expenses at Landlord’s discretion; provided that the denominator used to calculate Tenant’s proportionate share of such expenses is reasonably adjusted with respect to such phases.
6.6    Disputes Relating to Additional Rent.
If Tenant desires to contest any calculation by Landlord of Tenant’s Share or the amount of any Bellevue Place Operating Expense payable by Tenant, Tenant must give Landlord a written notice (an “Objection Notice”) stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after Tenant receives Landlord’s Annual Reconciliation Statement regarding Bellevue Place Operating Expenses, and set forth with particularity the reason why Tenant disputes Landlord’s calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord’s calculation and the inclusion and amount of any Bellevue Place Operating Expense. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant against future obligations under

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this Section 6 equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant’s Objection Notice relates. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all amounts owed hereunder based upon Landlord’s determination and calculation or until such calculation or amount has been established hereunder to be incorrect.
7.    LATE CHARGES.
If Tenant fails to pay, when the same is due and payable, any Rent, Additional Rent or Other Charges, such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment, unless such amount would violate any applicable usury law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any installment of Rent, Additional Rent or Other Charges will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative and collection costs, and processing and accounting expenses. Therefore, if any Rent, Additional Rent or Other Charge installment is not received by Landlord from Tenant by the fifth (5th) day after such installment is due, Tenant shall immediately pay to Landlord, in addition to the installment due, a late charge equal to twelve percent (12%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss and expense suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease. Landlord shall apply payments made by Tenant first to accrued charges, interest and rent in the following order: (a) Late Charges; (b) interest; (c) Rent; Other Charges and Additional Rent; and (d) any balance remaining to current Rent, Other Charges, and Additional Rent. Notwithstanding anything in this Section 7 to the contrary, provided Tenant pays all sums due hereunder by electronic funds transfer, Landlord shall waive the first (Pt) late charge that may be incurred by Tenant during any twelve (12) month period during the Lease Term, provided the unpaid amount is in fact paid in full by Tenant on or before the fifteenth (15th) day of the month in which any such payment is due.
8.    SECURITY DEPOSIT.
As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the sum shown in Section 1.14 above. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following expiration of the Lease Term or Tenant’s return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the security deposit.

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9.    USES.
9.1    Permitted Uses.
Tenant shall use and occupy the Premises only for general office purposes consistent with a first class office building (the “Permitted Use”) under the trade name set forth in Section 1.5 above, and for no other business or purpose or under any other trade name without the prior written consent of Landlord, which consent may be withheld if Landlord, in its sole discretion, determines that any proposed use or trade name is inconsistent with or detrimental to the maintenance and operation of the Building as a first-class office building. Landlord makes no representation or warranty as to the availability of Tenant’s Permitted Trade Name or that it will not infringe on any other person’s trademark, service mark or other rights or privileges.
9.2    Prohibited Uses.
Tenant shall not do or permit or suffer anything to be done in or about the Leased Premises, Bank of America Building or Bellevue Place which will in any way obstruct or interfere with the rights of other tenants or occupants of the Bank of America Building or Bellevue Place or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is objectionable or offensive in Landlord’s reasonable judgment or which is unlawful, nor shall Tenant do or permit or suffer anything to be done in or about the Leased Premises, the Bank of America Building or Bellevue Place which would cause Landlord to be in violation of any of its agreements with others. If Tenant permits or engages in any activity which, in Landlord’s reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to Landlord, the other tenants of the Bank of America Building or Bellevue Place, or their employees, customers, guests or invitees, Tenant shall immediately discontinue such activity or take action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant’s failure to comply with this Section shall constitute a material default of this Lease and entitle Landlord to pursue its remedies for such a breach or, in the alternative, undertake such work as may be appropriate to prevent such activity and recover, as additional rent, the cost thereof plus interest thereon at two percent (2%) over the prime rate of interest charged or published by Bank of America on the first day of each month, commencing on the date due through the date of payment.
9.3    Compliance with Laws, Rules and Regulations.
Tenant shall, at its sole cost and expense, promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force relating to Tenant’s use and occupancy of the Leased Premises and Tenant’s business conducted therein.
9.4    Hazardous Material.
Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Tenant results in contamination of the Leased Premises or any part of Bellevue Place or any other property, or if contamination of the Leased Premises or any part of Bellevue Place or any other property by Hazardous Material otherwise occurs for which Tenant may be legally liable for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including,

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without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or useable space or of any amenity of Bellevue Place or the Leased Premises or elsewhere, damages arising from any adverse impact on marketing of space at Bellevue Place or elsewhere, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under Bellevue Place. Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Leased Premises or Bellevue Place by Tenant, its agents, employees, contractors or invitees, results in any contamination of the Leased Premises or any part of Bellevue Place or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Leased Premises, Bellevue Place or any other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, Bellevue Place or other property. As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.
10.    SERVICES AND UTILITIES.
10.1    Standard Services.
As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 12.3) and the public and common areas of the Building, including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Bank of America Building as a first-class office and retail building in downtown Bellevue, except for damage occasioned by any act or omission of Tenant or Tenant’s officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays (“Regular Business Hours”), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service (the “Standard Services”). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord, shall be paid by Tenant in the same manner as provided in Section 5 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures, toilet room supplies, window washing at reasonable intervals and customary building janitorial service as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Bank of America Building tenants shall be paid by Tenant in the same manner as provided for payment in Section 5 above.
10.2    Interruption of Services.
Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption or failure of the Standard Services due to any cause whatsoever. No temporary interruption or failure of the Standard Services incident to the making of repairs,

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alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord’s reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder.
10.3    Additional Services.
Tenant shall not install lights and equipment in the Leased Premises with heating loads which in the aggregate exceed the Bank of America Building standard mechanical system, Landlord shall not arbitrarily withhold consent to Tenant’s installation of lights and equipment exceeding such amount but may condition its consent on Tenant’s payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant’s use of such equipment or lights. Such costs shall be paid by Tenant in the same manner as provided in Section 5 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant’s sole cost and expense, a monitoring or metering system in the Leased Premises to measure the added demands on electricity, heating, ventilation, and air conditioning systems resulting from such equipment and lights and from Tenant’s after-hours heating, ventilation and air conditioning service requirements. Tenant shall comply with Landlord’s instructions for the use of drapes, blinds and thermostats in the Bank of America Building.
11.    IMPROVEMENTS, ALTERATIONS AND ADDITIONS.
11.1    Premises Improvements.
(a)Prior to the Commencement Date, the Leased Premises shall be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord’s subjective discretion, and shall be performed in accordance with the requirements set forth in Exhibit “D”. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with JPC Architects (“JPC”) for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord’s Improvement Allowance”). Landlord’s Improvement Allowance is limited to Fifteen and 00/100 Dollars ($15.00) per rentable square foot, or a total amount not to exceed One Hundred Seventeen Thousand One Hundred Twenty and 00/100 Dollars ($117,120.00). Landlord’s Improvement Allowance shall be used exclusively for the Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility); provided, however, Tenant has the right to use up to Two and 00/100 Dollars ($2.00) per rentable square foot (Fifteen Thousand Six Hundred Sixteen and 00/100 Dollars ($15,616.00) of Landlord’s Improvement Allowance to offset data, telephone, and similar communication cabling costs. In addition to Landlord’s Improvement Allowance, Landlord agrees to contribute the amount of $0.15 per rentable square foot of the Leased Premises for an initial space plan prepared by JPC, or a total of One Thousand One Hundred Seventy-one and 20/100 Dollars ($1,171.20). In addition, Landlord shall, at its sole expense, replace the east exit door in the Leased Premises.

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(b)Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant promptly when due. Tenant’s failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.
(c)Prior to the Commencement Date, the Project Architect or JPC shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant’s acts or omissions, change in design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect or JPC. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect or JPC, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant’s use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord’s receipt of Tenant’s punch list, referred to below. Tenant’s occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises is in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.
(d)All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling in excess of the $2.00 per rentable square foot allowance set forth in paragraph 11.1(a) above, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.
11.2    Alterations by Tenant
After completion of Tenant’s Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on, or to the Leased Premises without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord may deem appropriate. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at Tenant’s sole cost and expense. Prior to the commencement of any such work, Tenant shall notify Landlord of the contractors that will be retained by Tenant to perform the work. Landlord shall

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have the right to approve or disapprove in advance any or all contractors to be retained by Tenant for such work. Landlord shall promptly be provided with complete “as built” drawings and specifications for all alterations, additions and improvements made by Tenant. Tenant shall secure all governmental permits, approvals or authorizations required for such work. All alterations, additions and improvements (including but not limited to all light fixtures and floor coverings but excluding any inventory, furniture and similar personal property which does not become a part of the Leased Premises) shall immediately become the property of Landlord, without any obligation on the part of Landlord to pay therefor, upon installation in the Leased Premises. Upon the expiration or sooner termination of the Lease Term, Tenant shall forthwith remove (at Tenant’s sole cost and expense) all alterations, additions or improvements made by Tenant (except original leasehold improvements constructed as part of Tenant’s Improvements) designated by Landlord to be removed and Tenant shall repair (at its sole cost and expense) any damage to the Leased Premises caused by such removal. Notwithstanding anything herein or elsewhere in this Lease to the contrary, Tenant shall remove all voice and data cabling and other telecommunications equipment installed by Tenant, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. Tenant’s obligations hereunder shall survive the expiration or termination of this Lease. Tenant shall be permitted to install card readers on the stairwell doors adjacent to floors 4, 9, 13 and 20 of the Bank of America Building, subject to approval by Landlord and the City of Bellevue.
11.3    Disability Laws.
Notwithstanding anything in this Lease to the contrary, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises, Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility (“Disability Law”), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant’s plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirect, by or for Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges, liabilities, obligations, penalties, damages, judgments, costs and expenses (including attorneys’ fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord’s judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.
12.    MAINTENANCE OF THE PREMISES.

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12.1    Maintenance and Repair by Tenant.
Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased Premises (including all exterior doors and entrances, windows and moldings and trim on all doors and windows) and all partitions, door surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair consistent with a first-class office building, damage by unavoidable casualty excepted (but not excluding any damage caused by burglary, attempted burglary or vandalism of the Leased Premises).
12.2    Failure to Maintain.
If, after five (5) days’ prior written notice (except in emergencies) from Landlord, Tenant fails to keep, preserve and maintain the Leased Premises as set forth in Section 12.1 above, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the Leased Premises for the purpose of undertaking such work upon the failure of Tenant to do so.
12.3    Repair by Landlord.
Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air- conditioning and similar equipment) and building structure of the Leased Premises in a good state of repair, and shall accomplish such repairs as may be needed promptly after receipt of written notice from Tenant. If repairs are required by reason of Tenant’s acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 16 or 28, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appurtenances and equipment therein. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of Bellevue Place, or of any other third parties.
12.4    Surrender of Leased Premises.
At the expiration or sooner termination of this Lease, Tenant shall return the Leased Premises to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord’s consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other unavoidable casualty excepted (excluding burglary, attempted burglary and vandalism). Tenant shall remove the items specified in Section 13 below, all inventory, furniture and other personal property which does not become a part of the Leased Premises, and all alterations and improvements which Landlord designates to be removed pursuant to Section 11.2 above, and shall restore the Leased Premises to the condition it was in prior to the installation of such items. Tenant’s obligations under this Section 12 shall survive the expiration or termination of this Lease.

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13.    ACCEPTANCE OF THE LEASED PREMISES.
Except as otherwise provided in this Section 13, and subject to Landlord’s completion of the Premises Improvements in accordance with Section 11.1 above, Tenant has inspected the Leased Premises and accepts the same in their current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of the Leased Premises, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY. Tenant agrees and acknowledges that the existing (i) low voltage wiring and server racks; (ii) DIRRT furniture system; and (iii) card reader system, currently in the Leased Premises, will all remain and may be used by Tenant during the Lease Term. Upon the expiration or earlier termination of the Lease Term, Tenant shall remove said low voltage wiring and server racks, DIRRT furniture system, and card reader system from the Leased Premises in accordance with the terms of this Lease.
14.    DEFAULT BY LANDLORD.
Landlord shall not be in default under this Lease unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event less than thirty (30) days after written notice by Tenant to Landlord and to the holder of all mortgages and deeds of trust covering the Leased Premises whose names and addresses shall have been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease and which Tenant otherwise may have until such thirty (30) days have elapsed. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and, subject to Section 30, Tenant’s remedies shall be limited to damages.
15.    ACCESS.
15.1    Right of Entry.
Tenant shall permit Landlord and its employees, agents and contractors to enter into and upon the Leased Premises at any time during normal business hours (8:00 a.m. to 6:00 p.m.) for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Leased Premises or the Bank of America Building. If Tenant is not personally present to permit entry, in case of emergency or urgent necessity Landlord may forcibly enter the same at any hour without rendering Landlord liable therefor. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of this Lease.

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15.2    Excavation.
If an excavation is made of property adjacent to the Leased Premises, Tenant shall and does hereby afford to the person causing or authorized to cause such excavation, an irrevocable license to enter upon the Leased Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the wall of the building of which the Leased Premises are a part from injury or damage and to support the same by proper foundations or other means, without any claim for damages against Landlord or diminution or abatement of rent.
16.    DAMAGE OR DESTRUCTION.
16.1    Insured Loss.
Subject to Section 16.2, if the Leased Premises are damaged by perils covered by Landlord’s insurance coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to Landlord for the purpose of repairing such damage, Landlord agrees to forthwith repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent and Additional Rent from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Rent and Additional Rent shall abate only to the extent Landlord receives proceeds from Landlord’s rental income insurance policy to compensate Landlord for the loss of such rent.
16.2    Uninsured Loss.
If the Leased Premises are damaged as a result of any cause other than the perils covered by Landlord’s insurance coverage or if the insurance proceeds are not sufficient to cover the cost of repairs, Landlord shall forthwith repair the same provided the cost of repair is less than ten percent (10%) of the then replacement cost of the Leased Premises. If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord’s insurance coverage, or if the insurance proceeds from Landlord’s insurance are not made available to Landlord for the purpose of repairing the Leased Premises, or, if the cost of repair is equal to or greater than ten percent (10%) or more of the replacement cost of the Leased Premises, then Landlord shall have the option to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect but the Rent and Additional Rent shall be proportionately reduced as provided in Section 16.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant of the termination of this Lease as of the date specified in such notice, which date shall not be less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Rent and Additional Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination.
16.3    No Obligation.
Notwithstanding anything to the contrary contained in this Section 16, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises when the damage resulting from any casualty occurs during the last twenty-four (24) calendar months of the Lease Term.

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16.4    Partial Destruction of the Bank of America Building.
If a portion of the Bank of America Building is damaged and the insurance proceeds therefrom are not sufficient to cover the cost of repairs or are not made available to Landlord for the purpose of repairing the same, or if thirty percent (30%) or more of the Rentable Area of the Bank of America Building is damaged, notwithstanding that the Leased Premises may be unaffected, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days’ prior written notice of Landlord’s election to terminate the tenancy; provided, however, that such notice shall be given, if at all, within one hundred twenty (120) days following the date of occurrence of such damage or destruction. Rent and Additional Rent shall be prorated as of the date of such termination.
16.5    Business Interruption.
No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Bank of America Building. Landlord shall use reasonable efforts to effect such repairs promptly.
17.    MUTUAL RELEASE AND WAIVER OF SUBROGATION.
Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided that this Section shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. This Waiver only applies to insured property losses and does not limit the ability to recover for deductibles or other uninsured losses. Landlord and Tenant acknowledge that their current insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other party may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not, apply to any claim by Landlord for any Rent, Additional Rent or Other Charges payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of Bellevue Place or any claim that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.
18.    INDEMNITY.
18.1    Generally.
Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises except and to the extent that such injury is caused by Landlord’s negligence. Except to the extent an injury to any person is caused by Landlord’s negligence, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including

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attorneys’ fees) arising, claimed, charged or incurred against or by Landlord from any matter or thing arising from Tenant’s use of the Leased Premises, the conduct of its business or from any activity, work or other things done, permitted or suffered by the Tenant in or about the Leased Premises, and Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part or to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorneys’ fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by legal counsel reasonably satisfactory to Landlord.
18.2    Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.
Notwithstanding Section 18.1 above, in the event of concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Leased Premises or Bellevue Place, Tenant’s obligation to indemnify Landlord as set forth in this Section 18 shall be limited to the extent of Tenant’s negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant’s proportional share of costs, and attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.
18.3    Waiver of Workers’ Compensation Immunity.
The indemnification obligations contained in this Lease shall not be limited by any workers’ compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and similar workers’ compensation, benefit or disability laws.
18.4    Provisions Specifically Negotiated.
LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS’ COMPENSATION BENEFITS AND LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.
19.    INSURANCE.
19.1    Liability Insurance.
(a)Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, a policy of comprehensive/commercial general liability insurance insuring Tenant’s activities with respect to the Leased Premises, Bank of America Building and Bellevue Place against loss, damage or liability for personal injury or death or loss or damage to property with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For policies with a general aggregate limit, such aggregate limit shall be not less than Two Million Dollars ($2,000,000) and include an endorsement providing that the foregoing limit

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shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Term, in Landlord’s reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best’s Insurance Guide. Landlord, Kemper Development Company, and any other parties in interest designated by Landlord, shall be named as additional insureds. The insurance policy shall bear an endorsement that the policy shall not be cancelled or the policy limits reduced by endorsement below the coverage required by this Lease for any reason other than nonpayment of premiums except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof, including applicable endorsements, showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.
(b)Service of Alcoholic Beverages. The insurance to be carried by Tenant pursuant to Section 19.1(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pertaining to the sale, gift, distribution or use of any alcoholic beverages, or liability by reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 18 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so‑called dram shop liability insurance, (ii) host liquor liability insurance or (iii) liquor legal liability insurance or otherwise related to the sale, gift, distribution or use of alcoholic beverages.
19.2    Property Insurance.
In addition to the insurance required by Sections 19.1 and 19.2, Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, property insurance covering Tenant’s supplies, inventory and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to full replacement cost without co-insurance penalty. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non-payment of premiums, except upon forty- five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice to Landlord for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof.
19.3    Failure to Maintain.
If Tenant fails or refuses to maintain any insurance required by this Section 19, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next

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installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 19 shall constitute a material breach of this Lease.
19.4    Increase in Insurance Premium.
Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord’s insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant’s use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay immediately to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant’s use or occupancy of the Leased Premises, the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor.
20.    ASSIGNMENT AND SUBLEASING.
20.1    Assignment or Sublease.
Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise, without in each case first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such transaction undertaken without Landlord’s prior written consent shall be null and void.
In determining whether to grant consent to Tenant’s sublease or assignment request, Landlord may consider any factor, including but not limited to the experience and business reputation of the proposed assignee or sublessee in operating a business for the uses set forth in the Lease; whether the clientele, personnel and foot traffic generated by such proposed assignee or sublessee is satisfactory to Landlord; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee or sublessee has a net worth, and financial strength and credit record, reasonably satisfactory to Landlord; use of the Leased Premises by the proposed assignee or sublessee must be identical to the use permitted by the Lease; use of the Leased Premises by the proposed assignee or sublessee will not violate or create any potential violation of any laws; whether the quality of the business to be operated or likely to be operated by the proposed assignee or sublessee is satisfactory to Landlord; and whether Landlord’s consent might result in a breach of any other lease or agreement to which Landlord is a party; and whether the product mix and target customer base of the proposed assignee or sublessee is consistent with the product mix and target customer base that Landlord is trying to maintain or achieve within Bellevue Place,
No assignment, subleasing or other transfer shall relieve Tenant of any liability under this Lease. The prohibition set forth in this Section 20 includes, without limitation (and the following shall be deemed to be “assignments”): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any subleasing or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the

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specific assignment of this Lease; and (v) a change in control in any partnership tenant. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such assignment, subleasing or other transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subleasing or transfer. If Landlord’s consent is requested for an assignment or sublease of all or a portion of the Leased Premises, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment or subleasing, and enter into the relationship of Landlord and Tenant with the proposed assignee or subtenant based on the rent (and/or other compensation) and term agreed to by such assignee or subtenant and otherwise upon the terms and conditions of this Lease. In connection with any sublease or assignment, Tenant shall promptly provide Landlord with fully executed copies of all assignment, sublease and assumption instruments.
20.2    Assignee Obligations.
As a condition to Landlord’s consent, any potential assignee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, Other Charges and the performance of all terms, covenants and conditions of this Lease.
20.3    Sublessee Obligations.
As a condition to Landlord’s consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the sublease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, and Other Charges, and the performance of all terms, covenants, and conditions of this Lease.
20.4    Conditional Consents.
Any consent by Landlord to any assignment or subleasing may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and all such terms and conditions shall be binding upon any person holding by, under or through Tenant.
20.5    Attorneys’ Fees and Costs.
Tenant shall reimburse Landlord for Landlord’s attorneys’ fees and costs incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subleasing or encumbrance.
21.    ADVERTISING.
Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, awning, canopy, marquee, decoration, graphics, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Leased Premises or the Bank of America Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Leased Premises without first obtaining Landlord’s written consent thereto, such consent to be at Landlord’s sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Leased Premises or the Bank of America Building caused thereby. All such signs and advertising matter shall comply with all applicable laws, governmental regulations, ordinances and orders.

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22.    LIENS.
No work performed by Tenant pursuant to this Lease shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic’s, materialmen’s or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve, alter or repair the Leased Premises. Tenant shall keep the Leased Premises, the Bank of America Building and Bellevue Place free and clear of all liens and encumbrances arising out of any work performed for, materials furnished to and obligations incurred by or on behalf of Tenant and Tenant shall indemnify and hold Landlord harmless from any liability from any and all costs, liabilities and expenses (including but not limited to attorneys’ fees and Landlord’s reasonable administrative costs and expenses) arising therefrom, Prior to commencing any improvement, alteration or repair work to the Leased Premises, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, separate payment and performance bonds for such work and materials in an amount equal to either (i) the actual contract price if the contract price is fixed, or (ii) one and one-half (1-1/2) times the estimated cost of the improvements, alterations or repairs which Tenant desires to make within the Leased Premises if the contract price is not fixed. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any and all liability for mechanics’ and materialmen’s liens and other similar liens and insure the completion of such work. If any lien is filed against the Bank of America Building, Bellevue Place or the Leased Premises by any person claiming by, through or under Tenant, Tenant shall, at Tenant’s sole cost and expense, immediately discharge the same. If Tenant shall fail to cause such lien to be immediately discharged of record, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including any reasonable attorney’s fees incurred by Landlord in defending against or responding to such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.
23.    TENANT’S DEFAULT.
23.1    Default.
The following shall constitute defaults and breaches of this Lease by Tenant:
(a)Vacating the Leased Premises. The vacation or abandonment of the Leased Premises by Tenant or the failure of Tenant to be open for business on a fully-operational basis (except in the event of damage or destruction to the Leased Premises or when due to some other cause beyond Tenant’s reasonable control, which prevents Tenant from conducting its business within the Leased Premises) for five (5) days or more.
(b)Failure to Pay Rent. Tenant’s failure to make any payment of Rent, Additional Rent or Other Charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.
(c)Failure to Perform. Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure continues for a period of ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are required for its cure, Tenant shall not be deemed to be in default under this Section 23.1(c) if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.

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(d)Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.
(e)Repeated Defaults. Tenant’s failure to perform or observe any of Tenant’s obligations under the Lease after Tenant has neglected or failed to perform or observe any of Tenant’s obligations under the Lease at least twice previously (although Tenant shall have cured any such previous failure after notice from Landlord, and within the notice period).
23.2    Remedies in Default.
In the event of any default or breach of this Lease by Tenant (whether or not set forth in Section 23.1 above), Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:
(a)Terminate the Lease. Terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from the Tenant all past due Rent, Additional Rent and Other Charges and all other amounts owed under the terms of this Lease; the expense of re-leasing the Leased Premises, including but not limited to the expense of renovating and alterations to the Leased Premises and any leasing commis-sions; reasonable attorneys’ fees and costs; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and Additional Rent called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the “worth at the time of award” shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and any and all other damages arising from Tenant’s default or breach; or,
(b)Continue the Lease. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover damages, Rent, Additional Rent, Other Charges, and any other payments as may become due hereunder; or,
(c)Other Remedies. Pursue any other remedy or remedies now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.
23.3    Legal Expenses.
If either party is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Lease to an attorney for the enforcement of any of the covenants, agreements, terms or conditions of this Lease, the prevailing party, in addition to all other remedies provided herein, shall receive from the other party all costs (including reasonable attorneys’

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fees) incurred in the enforcement of the covenants, agreements, terms and conditions of this Lease (whether or not an action is instituted) and including any such costs and fees incurred by the prevailing party on any appeal.
23.4    Bankruptcy.
(a)Assumption of Lease. In the event Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
(1)    Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with “Adequate Assurance” (as defined below) that: (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord’s reasonable costs, expenses, accrued interest, and attorneys’ fees incurred as a result of the default or breach; (B) within twenty (20) days from the date of such assumption, the Trustee or Tenant will cure all non-monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.
(2)    For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, “Adequate Assurance” shall mean: (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the very minimum, shall deposit a sum equal to two (2) months’ Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.
(b)Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect to Additional Rent; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
(c)Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows: (1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to

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pay all monetary obligations required under this Lease, including without limitation, the payment of Rent and Additional Rent payable hereunder which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days’ prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord as otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.
23.5    Remedies Cumulative - Waiver.
Landlord’s remedies hereunder are cumulative and the Landlord’s exercise of or failure to exercise any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any breach, default or other event authorizing the cancellation or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, at any time that cause for cancellation or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.
24.    SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.
24.1    Subordination - Notice to Mortgagee.
At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver all instruments which may be appropriate to subordinate this Lease to any existing or future mortgages or deeds of trust on Bellevue Place, the Bank of America Building or the Leased Premises, and to any extensions, renewals or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in breach or default under any provision of this Lease unless written notice specifying such breach or default is given to Landlord and to all persons who have an interest in all or part of Bellevue Place as mortgagees and/or deed of trust beneficiaries and whose names and addresses have been given to Tenant in writing or are recorded in the records of King County, and the provisions of Section 14 have been fully complied with.
24.2    Mortgagee Protection Clause.
Tenant shall give all mortgagees and deed of trust holders, by registered or certified mail, copies of all notices of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagees or deed of trust holders. If Landlord fails to cure such default within the time provided in this Lease, then the mortgagees or deed of trust holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, provided that within such thirty (30) days any mortgagee or deed of trust holder commences and diligently pursues the remedies necessary to cure such default (including but not limited to commencement of judicial or nonjudicial foreclosure proceedings, if necessary, to effect such cure).

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25.    SURRENDER OF POSSESSION.
Subject to the terms of Sections 11, 13 and 16, upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Leased Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire or other casualty excepted.
26.    REMOVAL OF PROPERTY.
Tenant shall remove all of its personal property and improvements designated to be removed pursuant to Section 11.2 at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages for injury to the Leased Premises or Bank of America Building resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Leased Premises or the Bank of America Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.
27.    VOLUNTARY SURRENDER.
The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, but, at the option of Landlord, shall terminate all or any existing subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.
28.    EMINENT DOMAIN.
28.1    Total Taking.
If all the Leased Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Rent, Additional Rent and Other Charges due hereunder shall be paid to that date. As used in this Section 28, the term “eminent domain” shall include the taking of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.
28.2    Constructive Taking of Entire Premises.
In the event of a taking of a material part, but less than all, of the Bank of America Building, where Landlord shall reasonably determine that the remaining portions of the Bank of America Building cannot be economically or effectively used as desired by Landlord (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire

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upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.
28.3    Partial Taking.
If more than fifteen percent (15%) of the Rentable Area of the Leased Premises is taken or appropriated by the power of eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord and Tenant receive written notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the Common Area of the Bank of America Building is taken by the power of eminent domain, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty (60) days of the date of such taking. If this Lease is so terminated, all Rent, Additional Rent and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or Common Area is taken by the power of eminent domain and this Lease is not terminated, Landlord, at its expense, shall proceed with reasonable dispatch to restore, to the extent that it is reasonably prudent, the remainder of the Leased Premises and Common Area to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with reasonable dispatch to restore the fixtures and improvements installed by Tenant and Tenant’s furniture, furnishings, and equipment to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises so taken, the Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the area taken bears to the Rentable Area of the Leased Premises prior to the taking.
28.4    Damages.
Landlord reserves all rights to the entire damages award or payment for taking by the power of eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants or and assigns to Landlord any right Tenant may now have or hereafter acquire to such awards and payments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant’s merchandise, furniture and other personal property that Tenant is entitled to remove at the termination of this Lease or for damage to Tenant’s business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord’s damages.
29.    NOTICES.
Any notices required in accordance with any of the provisions herein, if to Landlord, shall be delivered in person or mailed by an express mail service, such as Federal Express or UPS, to the address of Landlord as set forth in Section 1.2 above or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be delivered in person or sent by an express mail service, such as Federal Express or UPS, to Tenant at the Leased Premises. If Tenant is more than one person or entity, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any notices mailed to Tenant bearing the proper address and adequate postage for delivery shall be deemed effective upon deposit in the U.S. mail.

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30.    LANDLORD’S LIABILITY.
Anything in this Lease to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord’s interest in the Leased Premises and Bank of America Building, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or its partners or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
(a)The sole and exclusive remedy of Tenant shall be against the Landlord’s interest in the Leased Premises and the Bank of America Building;
(b)No general or limited partner of Landlord, or any director, officer, agent or employee of any corporation if Landlord, or any general or limited partner of Landlord, is a corporation (collectively, for the purpose of this Section 30, referred to as “general or limited partner of Landlord”) shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant’s compliance with this Section 30;
(c)No general or limited partner of Landlord shall be required to answer or otherwise plead to any service or process;
(d)No judgment will be taken against any general or limited partner of Landlord;
(e)Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tunc;
(f)No writ of execution will ever be levied against the asset of Landlord or any general or limited partner of Landlord, other than Landlord’s interest in the Leased Premises or the Bank of America Building.
(g)These covenants and agreements are enforceable both by Landlord and also by any general or limited partner of Landlord,
31.    TENANT’S CERTIFICATES.
Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement substantially in the form of Exhibit “G” certifying, to the extent true, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements so affecting this Lease); (ii) all conditions under this Lease to be performed by the Landlord have been satisfied, if any; (iii) all required contributions by Landlord, if any, to Tenant on account of Tenant’s Improvements or additional improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets that the Tenant has against the enforcement of this Lease by the Landlord; (v) no Rent or other rent obligation has been paid more than one month in advance; and (vi) no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord’s interest, Landlord’s lenders, and other designees of Landlord and

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Landlord’s lenders. If Tenant fails to respond within ten (10) days of Tenant’s receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord’s performance, that the security deposit is as stated in the Lease and that no more than one month’s Rent has been paid in advance.
32.    RIGHT TO PERFORM.
If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.
33.    AUTHORITY.
Each individual executing this Lease on behalf of Tenant personally represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms and, if Tenant is a corporation, in accordance with a duly adopted resolution of the Board of Directors of Tenant and that such action and execution is in accordance with the bylaws of Tenant. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.
34.    PARKING AND COMMON AREAS.
34.1    Parking.
Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, at the current rate of One Hundred Ninety-one and 78/100 Dollars ($191.78) per parking permit per month (excluding tax), which monthly rate may increase from time to time during the Lease Term. If available, additional parking permits may be purchased by Tenant on a month to month basis at the rates set forth above. Tenant’s employees shall not park their vehicles in the automobile parking areas of the Common Areas and Facilities which may from time to time be designated for patrons of Bellevue Place. Landlord at all times shall have the right to designate the particular parking areas to be used by Tenant’s employees and any such designation may be changed from time to time. Tenant and its employees shall park their vehicles only in those portions of the Common Areas and Facilities, if any, designated for that purpose by Landlord. Tenant shall furnish Landlord with Tenant’s and Tenant’s employees’ state vehicle license numbers within fifteen (15) days after Tenant opens for business in the Leased Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after such change occurs. If Tenant or its employees fail to park their vehicles in designated parking areas, then Landlord, without limiting any other remedy Landlord may have, may charge Tenant a minimum of Ten Dollars ($10.00) per day for each day or partial day for each vehicle improperly parked; provided, however, Landlord shall give Tenant written notice of the first violation of this provision and Tenant shall have two (2) days thereafter within which to cause the

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violation to be discontinued; and if not discontinued within such two-day period, then the vehicle fines shall commence. After notice of the first such violation, no notice of any subsequent violation shall be required prior to the imposition of any parking fine. All amounts due under the provisions of this Section shall be additional rent and due and payable by Tenant within ten (10) days after demand therefor. Tenant shall notify its employees in writing of the provisions of this Section.
34.2    Common Areas.
Landlord shall at all times have exclusive control and management of the Common Areas and Facilities of Bellevue Place. Tenant shall have the nonexclusive right in common with others to use the public areas of the Bank of America Building and the Common Areas and Facilities of Bellevue Place, subject to such nondiscriminatory rules and regulations as Landlord may adopt from time to time governing the use thereof including, but not limited to, the right to close the same from time to time to such an extent as may be legally sufficient, in Landlord’s opinion, to prevent a dedication thereof or the accrual of right to any person or to the public therein. Tenant shall comply with the rules and regulations that Landlord and the owner or ground lessee of Bellevue Place may from time to time promulgate and/or modify regarding use and operation of the Common Areas of the Bank of America Building and Common Areas and Facilities of Bellevue Place. The rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in either Bellevue Place or the Bank of America Building. The term “Common Areas and Facilities of Bellevue Place” refers to all on and off-site areas and/or related facilities which are made available or are used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in Bellevue Place, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, all parking structures and parking areas (including off-site parking), driveways, sidewalks, landscaped or planted areas, pedestrian areas, lobbies, walkways, the Wintergarden Retail Center and Parking Garage. The term “Common Areas and Facilities of Bellevue Place” also refers to all on-site and off-site areas and/or related facilities which may not be accessible to Tenant and other persons entitled to occupy space in Bellevue Place, but which are used in conjunction with the operation, management, repair or maintenance of Bellevue Place, including, but not limited to janitorial closets, on and/or off-site management offices and maintenance areas. The term “Common Areas and Facilities of the Bank of America Building” refers to the Common Areas and Facilities of Bellevue Place located within the Bank of America Building.
35.    TRANSPORTATION MANAGEMENT PROGRAM.
Tenant shall cooperate with Landlord and the designated Transportation Management Association in complying with the terms and conditions of the Bellevue Place Transportation Management Program, as set forth in the Bellevue Place Transportation Management Agreement, a copy of which is attached hereto as Exhibit “F” and incorporated herein, and shall become a member participant in the designated Transportation Management Association. Tenant shall designate one of its employees or agents as Tenant Transportation Coordinator, who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be immediately notified of any change in the Transportation Coordinator.
36.    QUIET ENJOYMENT.
Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its part and upon the prompt and timely payment of all sums due hereunder, shall have and possess the Leased Premises for the Lease Term set forth herein.

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37.    GENERAL.
37.1    Captions.
Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof.
37.2    Bellevue Place Rent and Income.
All amounts to be paid hereunder, specifically including all Rent, Additional Rent and Other Charges, shall be paid as and when due, and without any setoff or deduction whatsoever. Landlord shall be entitled to all rent and other payments on all leases and tenancies at Bellevue Place on all property owned or leased by Landlord and any other payments made to Landlord or its agents for any other activities, uses or operations at Bellevue Place.
37.3    Successors or Assigns.
All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law or otherwise, and shall be construed as covenants running with the land.
37.4    Tenant Defined.
The word “Tenant” as used herein shall mean each and every person, partnership, limited liability company or corporation who is mentioned as a Tenant herein or who executes this Lease as Tenant.
37.5    Lost Security or Access Key Card.
Tenant shall reimburse Landlord for any and all losses and expenses incurred or suffered by Landlord as a result of Tenant or any of Tenant’s agents, employees, licensees or contractors losing any security or access key card or similar device issued to Tenant, which losses or expenses are incurred or suffered by Landlord prior to Tenant notifying Landlord of the loss of such card or similar device.
37.6    Landlord’s Consent.
Unless otherwise specifically stated herein, whenever Landlord’s consent or approval is required, Landlord’s consent or approval may be withheld in Landlord’s sole subjective discretion.
37.7    Broker’s Commission.
Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the execution of this Lease and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease except Broderick Group, Inc., which represents both Landlord and Tenant. Each party agrees to indemnify and hold the other parties harmless from all such liabilities or claims (including, without limitation, attorneys’ fees) by anyone other than Broderick Group, Inc.
37.8    Partial Invalidity.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application

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of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.
37.9    Recording.
Tenant shall not record this Lease. Tenant also shall not record any memorandum of lease. However, upon the request of Landlord, Tenant shall execute and deliver to Landlord a memorandum in the form provided by Landlord. The memorandum shall describe the parties, the Leased Premises, the Lease Term and Tenant’s obligation to comply with the Transportation Management Agreement and City of Bellevue Land Use Code Paragraph 20.25A.030.C.1, or any similar or successor law, regulation, code or rule, if applicable.
37.10    Joint Obligation.
If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.
37.11    Time.
Time is of the essence of this Lease and each and all of its provisions which performance is a factor.
37.12    Prior Agreements.
It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement, or contradict this Lease. This Lease, and all mutually-executed written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants or warranties between Landlord and Tenant and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration, or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.
37.13    Inability to Perform.
The obligations of Landlord or Tenant hereunder shall be excused for a period equal to the time by which such performance is prevented or delayed due to acts of God or any other causes beyond the reasonable control of such party, financial inability or negligence excepted. The provisions of Section 37.13 shall not apply to any payment of Rent, Additional Rent or Other Charges.

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37.14    Transfer of Landlord’s Interest.
In the event of any transfer or transfers of Landlord’s interest in the Leased Premises or Bellevue Place, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to such transferee.
37.15    No Light, Air or View Easement.
Any diminution or shutting off of light, air or view by any structure which may be erected on land on or adjacent to Bellevue Place shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord.
37.16    Reciprocal Easement Agreements.
This Lease shall be subordinate to any and all operating, maintenance and reciprocal easement agreements (“REAs”) entered into by and among Landlord and any other parties, including any amendments or modifications thereto. Tenant shall execute and return to Landlord within ten (10) days after written request therefor by Landlord, agreements in recordable form, substantially in the form of Exhibit “H”, subordinating this Lease to any such REAs.
37.17    Waiver.
The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent, Additional Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted, regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.
37.18    Name.
Tenant shall not, without the prior written consent of Landlord, use the name of the building or project for any purpose other than as the address of the Leased Premises, and in any event, Tenant shall not acquire any rights in or to such names.
37.19    Choice of Law - Venue.
This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.
37.20    OFAC Certification.
(a)Certification. Tenant certifies that:

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(i)    It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
(ii)    It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.
(b)Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

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IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

LANDLORD		TENANT

BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By:	KEMPER DEVELOPMENT	By:	/s/ Mark Mader
	COMPANY, a Washington corporation,		Mark Mader, CEO
Its Manager

By:	/s/ James E. Melby
James E. Melby
Its President

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STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this   3  day of   March  , 2016, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, the limited liability company that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

	/s/ Katie Kirkness
(SEAL)	Type Notary Name:	Katie Kirkness
	Notary Public in and for the State of
	Washington, residing at	Shoreline
	My commission expires	9.20.17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this     9th      day of            February        , 2016, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER, to me known to be the CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument, and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized to do so.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Lauren Chievichetti
(SEAL)	Type Notary Name:	Lauren Chievichetti
Notary Public in and for the State of
	Washington, residing at	Seattle
	My commission expires	10/9/16

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OFFICE LEASE EXHIBITS

Exhibit “A” ‑	Legal Description of Bellevue Place.

Exhibit “B” ‑	Site Plan of Bellevue Place.

Exhibit “C” ‑	Floor Plan of the Leased Premises.

Exhibit “D” ‑	Tenant Design & Construction Manual (including Base Building Finish Condition).

Exhibit “E” ‑	Rules and Regulations.

Exhibit “F” ‑	Bellevue Place Transportation Management Agreement.

Exhibit “G” ‑	Form of Tenant Estoppel Certificate.

Exhibit “H” ‑	Form of Subordination Agreement to Reciprocal Easement Agreement.

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EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE

New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

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EXHIBIT B
SITE PLAN OF BELLEVUE PLACE
(see attached)

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20071129000304

104th AVENUE N.E.
N.E. 10th STREET
N.E. 8th STREET
108th AVENUE N.E.
NEW LOT
NEW LOT
NEW LOT
NEW LOT
NEW LOT
NEW LOT
GRAPHIC SCALE
City of Bellevue
BRH

2

EXHIBIT C
FLOOR PLAN OF THE LEASED PREMISES

The Bellevue Office Collection – Bellevue Place

Bank of America Building – 9th Floor

7,808 RSF – Suite 960 – Available Now

Cascade Views
Storage
Server
Reception
Kitchen / Break Area
Conf. Room
Conf. Room
Conf. Room
Lake Washington & Seattle Skyline Views
NORTH

SPACE FEATURES

- Available now
- Space in new condition
- West views
- Reception
- 3 conference rooms
- Kitchen / break area
- Server / storage
- Balance open space

BRODERICK GROUP

The information contained herein has been given to us by the owner or sources which we deem reliable. We have no reason to doubt its accuracy, but we do not guarantee it. Prospective tenants should carefully verify all information contained herein.

1

EXHIBIT D
TENANT DESIGN & CONSTRUCTION MANUAL
(including Base Building Finish Condition)
(see attached)

Tenant Design & Construction Manual 2014	1

Tenant Design &
Construction Manual
2014

Bellevue Place Building
Bank of America Building
Bellevue, Washington
Exhibit “D” to the Lease
Office Criteria

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We wish to welcome you as a new Tenant to the Bellevue Place Office Building/Bank of America Building. This Tenant Design & Construction Manual has been prepared to assist you and your staff during the design and construction phases of your new office. The information in this manual is intended to help expedite your efforts to obtain the necessary approvals and subsequent completion of your space. Particular attention should be paid to the Design Process, Submittal Procedure and Construction Phase Information set forth in the Tenant Design & Construction Manual.
Thank you for choosing to locate your firm at Bellevue Place and we look forward to working with you during the design and construction of your Leased Premises.
Nothing in this manual is or shall be an express or implied warranty or representation by Bellevue Place Office, LLC or Kemper Development Company, or any of their agents, contractors, or employees. All warranties and representations, if any, are set forth in the Lease pertaining to the Leased Premises.

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Introduction

Contents
ARTICLE I: Building Description	5
Section 1.01: Design Concept	5
Section 1.02: Construction Type	6
Section 1.03: Vicinity Map, Site Plan	7
Article II: Directory Of Landlords Representatives, Consultants, And Government Agencies	8
A. Landlord’s Representatives	8
B. Government Agencies	9
C. Utility Services	9
Article III: Tenant Improvement Design And Landlord Approval Process	10
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria	10
Method of Measuring Tenant Spaces	10
Section 3.02: Design Criteria	11
Section 3.03: Standard Specifications	12
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings	12
Perimeter Walls	12
Corridor Walls	12
Demising Partitions	12
Standard Partitions	12
Column/finish Treatment	12
Ceiling	13
Doors, Frames and Hardware	13
Paint	13
Flooring	13
Penetrations, Welding and Hot Work	14
Waterproofing	14
Plumbing	14
Mechanical	15
Electrical	18
Structural and Roof	20
Fire/Life Safety, Fire Sprinklers and Testing	20
Communication System	21
Satellite Dish	21
Section 3.04: Existing Building Conditions	21
Section 3.05: Design Submittal Requirements	22
A. Preliminary Submittal	22
B. Final Submittal	22
Permits	23
Mechanical/Electrical Schedule	24
Start-up and air balance request	25

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Article IV: CONSTRUCTION PHASE	26
Section 4.01: Construction Agreement	26
Section 4.02: Preconstruction Meeting	26
Construction Contract and Schedule of Values	26
Bonds	26
Certificate of Insurance	27
Acceptance of Leased Premises	27
Construction Schedule	27
Building Permit	27
Subcontractor List	27
Construction Deposit	27
Signed Lease and Delivery of Security Deposit	27
Section 4.03: Tenant Contractor Rules and Regulations	27
General Contractor Responsibility	28
Superintendent	28
Subcontractors	28
Excessive Noise and Odors	28
Smoking	28
Damage	28
Storage	28
Trash and Dumpsters	28
Dust and Dirt	28
Delivery and Parking	28
Working Hours	28
Contractor Signage	29
Construction Barricade	29
Section 4.04: Demolition	29
Section 4.05: Penetrations, Welding and Hot Work	29
Section 4.06: Fire Pre-Test/Final Test Procedures	29
Section 4.07: Stopping the Work	30
Section 4.08: Construction Completion and Closeout	30
Section 4.09: Tenant Improvement Checklist	31
Article V: MISCELLANEOUS FORMS	32
Contractor Rules	34
Pre/Post Demo MEP Inspection Form	35
Emergency Fire Sprinkler Containment Kit Instructions	36
Fire System Sprinkler Drain and Re-fill Procedure	37
Hot Work Permit Sample	38
Article VI: TYPICAL DETAILS (11/22/2010)	39

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ARTICLE I: BUILDING DESCRIPTION
Section 1.01: Design Concept
Building Description
Bellevue Place is located on one of the region’s busiest intersections, situated on the corner of Bellevue Way NE and NE 8th Street, across from Bellevue Square and Lincoln Square. Together these projects are known as The Bellevue Collection.
Bellevue Place was the first mixed-use development in downtown Bellevue. Built in 1989, it features the 733 room Hyatt Regency Bellevue, the 21-story Bank of America Building, the 6-story Bellevue Place Building, boutique retail and restaurants, a 5-level below grade parking structure, and a grand atrium space known as the Wintergarden.
The Bank of America Building is a distinctive brick-clad, 458,000 square foot office tower that is adjoined to the Hyatt Regency through the Wintergarden on the first two floors. Floors 3 through 20 house class “A” office space and floors 1, 2 and 21 feature unique restaurants and retail.
The Bellevue Place Building is a distinctive brick-clad low-rise 127,000 square foot office building that sits on the corner of Bellevue Way and NE 8th Street. It is connected to the Hyatt Regency, the Wintergarden, and the Bank of America Building via the arrival plaza on the first floor. The Bellevue Place Building has distinctive retail and restaurants on the first level and the Hyatt Stay-Fit Fitness Center located on the second level. Floors 2-6 house class “A” office space.
Bellevue Place is connected to Lincoln Square by both a sky bridge and a tunnel for easy access to additional merchants of The Bellevue Collection.
Section 1.02: Construction Type
All designs must be consistent with the International Building Code and the City of Bellevue Amend- ments. The following general code information may assist in the design of the Leased Premises.
The design of the office building Leased Premises must comply with all requirements of a Type I - A fully sprinkled building as required by code. The occupancy group for an office space shall be “Group B” as defined in the International Building Code.
Bellevue Place Corner Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Bank of America Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Wintergarden:
Reinforced concrete slabs with concrete beams and joists or steel beams with concrete over steel deck floors.

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Section 1.03: Vicinity Map, Site Plan
Bellevue Place is located in the superblock in downtown Bellevue. It is bordered by NE 10th Street to the north, Bellevue Way NE to the west, NE 8th Street to the south, and 106th Avenue NE to the east.

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Article II: DIRECTORY OF LANDLORDS REPRESENTITIVES, CONSULTANTS, AND GOVERNMENT AGENCIES
Landlord is represented by Landlord’s Tenant Coordinator. Any questions regarding the Leased Premises, this Manual or the design and construction process should be directed to Landlord’s Tenant Coordinator.
Tenants are encouraged to utilize Landlord’s Representatives for their tenant improvements; however, if Tenant chooses to use their consultants/contractors, they must be approved by Landlord prior to commencing work.

A.	Landlord’s Representatives:

Landlord    Bellevue Place Office, LLC
Kemper Development Company
575 Bellevue Square
Bellevue, Washington 98004
Sr. VP of Design & Construction - Daniel P. Meyers, AIA
Tenant Coordinator/Project Manager - Tony Cook
(425) 646-3660 or tony.cook@kemperdc.com

Management Office    Bellevue Place Office Building
10500 NE 8th Street, Suite 215
Bellevue, Washington 98004
VP of Property Management - Phillip Scott
(425) 460-5840 or (206) 861-5770 or Phillip.scott@kemperdc.com
Security - (425) 460-5730

Landlord’s Legal Representative Perkins Coie LLP 0885 NE 4th Street, Suite 700 Bellevue, Washington 98004 Attn: Craig Gilbert (425) 635-1400 Fax (425) 635-2400
Project Architect Sclater Partners Architects, P.C. 414 Olive Way, Suite 300 Seattle, Washington 98101 Attn: Craig Kasman (206) 624-8682 Fax (206) 621-8445
Space Planner JPC Architects 909 112th Ave. NE, Suite 206 Bellevue, WA 98004 Attn: Amy Nichols (425) 641-9200
Structural Engineer Cary Kopczynski & Co. 10500 NE 8th Street, Suite 800 Bellevue, Washington 98004 (425) 455-2144 Fax (425) 455-2091
Electrical Contractor Nelson Electric 9620 Stone Avenue N, Suite 201 Seattle, Washington 98103 (206) 523-4525 Fax (206) 527-9539
Fire Protection Contractor Patriot Fire Protection Inc. 2707 70th Avenue E Tacoma, Washington 98424 (253) 926-2290 Fax (253) 922-6150

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Fire Alarm Contractor SimplexGrinnell 9520 10th Avenue S, Suite 100 Seattle, WA 98108 (206) 291-1400 Fax (206) 291-1500
Mechanical Engineer & Contractor MacDonald Miller Facility Solutions 7717 Detroit Avenue SW Seattle, Washington 98106 Attn: Jon Sigmund (206) 768-4222 Fax (206) 768-4223
Roofing Contractor Snyder Roofing 20203 Broadway Avenue Snohomish, Washington 98296 (425) 402-1848

B.	Government Agencies:

Building Department City of Bellevue - Design and Development P.O. Box 90012 Bellevue, Washington 98009 (425) 452-6864
Fire Department Bellevue Fire Prevention Bureau 766 Bellevue Way S.E. Bellevue, Washington 98004 (425) 452-6872

C.	Utility Services:

Water Water and Sewer Utilities City of Bellevue P.O. Box 90012 Bellevue, Washington 98009 (425) 455-6864
Electricity Puget Sound Energy 10608 NE Fourth Street Bellevue, Washington 98004 New Services (425) 455-5120
Telephone CenturyLink Business Services (800) 603-6000

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Article III: TENANT IMPROVEMENT DESIGN AND LANDLORD APPROVAL PROCESS
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria
This section describes the Tenant’s Additional Improvements and outlines the design phase of the tenant improvement process, including design criteria to meet both building requirements and those of the appropriate government agencies. Landlord reserves the right to change the design criteria from time to time.
Tenant shall inspect the Leased Premises and verify the existing conditions within the space prior to starting design work. Regardless of existing conditions, any work not specifically described as Landlord’s Work shall be a part of Tenant’s Additional Improvements.
To begin the design phase, Landlord shall send Tenant the “Tenant Information Package”. This package shall include this document (Tenant Design and Construction Manual) along with a plan of the Leased Premises and the previous “Tenant Improvement” drawings of the space, as available. This information will assist Tenant’s architect in the design phase. It is the Tenant’s responsibility to verify the existing conditions of their space.
All design work shall be done by an architect licensed in the State of Washington. It is Tenant’s sole responsibility to conform the design of the space to all applicable government rules, regulations and codes and to obtain all necessary permits and authorizations required for the construction of any and all improvements and alterations to the Leased Premises. Without limiting the generality of the foregoing, Tenant shall be solely responsible for ensuring that its design will not violate any local, state, or federal law pertaining to barriers to the disabled such as the federal Americans with Disabilities Act (the “ADA”) and the Americans With Disabilities Act Accessibility Guidelines (“ADAAG”).
Method of Measuring Tenant Spaces
Standard Building Owners and Managers Association International (BOMA) calculations are used to measure tenant spaces.

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Section 3.02: Design Criteria
Design Process
Planning and construction for the Leased Premises in both the Bank of America Building and Bellevue Place Corner Building are broken into two phases:

-	Schematic Phase (Space plan)

-	Construction Document Phase (Working drawings)
Depending on the Lease, there are two different ways the design and construction process will proceed:
Turn-Key by Landlord: If the Lease is a turn-key lease, Landlord will coordinate, oversee and manage the entire design and construction process of the space improvements. During lease negotiations, Tenant’s representative will meet with Landlord and Landlord’s space planner to come up with an agreed upon scope of work for the space. Landlord will be responsible for all bidding, contracting, coordination, and management of the project to achieve the agreed upon scope within the timeline set forth. Tenant will be responsible for all costs and delays due to Tenant changes to the scope after the scope is agreed upon. All changes must first be approved by Landlord.
Tenant Managed Tenant Improvements: Tenant will hire Landlord’s space planner (or another space planner approved by Landlord) to prepare design drawings and determine the scope of work for the build-out of the space. Tenant will follow the process outlined in the Tenant Design and Construction Manual for the design, planning, permitting, Landlord review, and construction of the space. Tenant will be responsible for all bidding, contracting, coordination, and management of the project.
The schematic plan shall be prepared and submitted to Landlord within 30 days of Lease execution, or as otherwise stated in the Lease, and shall define the layout of the Leased Premises showing the location of all physical features such as: walls, doors, rooms, etc. A finish board indicating colors and materials shall also be submitted.
Schematic Phase
The space planner, licensed as an architect in the State of Washington, shall prepare a schematic plan of the Leased Premises based on the information listed below. The space planner shall confirm the plan meets all current state, City of Bellevue, local fire, energy, ADA, and building code requirements. That Schematic Plan shall address the following:

•	Dimensions of all walls, openings and other space planning features

•	Reflected ceiling plan; locating the ceiling grid and light fixtures

•	Power and telephone plan; including specific requirements for computers and other dedicated circuits

•	Location and dimensions of all slab penetrations

•	HVAC modifications/requirements

•	Plumbing modifications/requirements

•	Number of personnel to occupy the space

•	Number, size and relationship of private offices

•	Conference room requirements

•	Reception area requirements

•	Storage and office support requirements

•	Equipment needs
Tenant shall submit load calculations for mechanical and electrical review (see Mechanical/Electrical schedule, page 23), and should work with structural, mechanical, and electrical engineers when appropriate.
Landlord shall review the Schematic Plan with Tenant and make necessary changes until requirements are met. Upon approval from Landlord, Tenant shall prepare construction documents based on the Schematic Phase.

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Section 3.03: Standard Specifications
The Standard Specifications and Details referenced below outline Tenant’s Improvements to be installed in and to the Leased Premises. Unless otherwise approved by Landlord, Tenant’s Improvements shall be designed and installed in accordance with the following Standard Specifications and Details. (Tenant’s Improvements, however, may not necessarily include all of the following items.) Compliance with the following information will help to minimize construction costs and avoid delays.
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings
Perimeter Walls
Tenant is responsible for replacing the batt insulation with rigid insulation if improvements affect shell perimeter walls.
Standard specification:
Sill height shall be 2’5” with 2” aluminum frame at windows with GWB installed below sill.
Corridor Walls
Corridor walls are as-is. However, after a full-floor tenant vacates, Landlord will install corridor walls throughout the space to a finish condition on the common area side, and open-stud condition on Tenant’s side.
Standard specification:
Corridor partitions must be built with one-hour construction rating with a demising wall on one side of the corridor, core shaft wall opposite side, with one-hour rated ceiling above.
Demising Partitions
Tenant shall finish demising walls to maintain integrity of sound insulation and fire ratings. Demising walls shall be 6” metal studs. No GWB provided by Landlord at interior demising walls. All shell and core fire ratings must be maintained throughout the project.
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
Continuous acoustical sealant at base of GWB on both sides.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
2 - 1/2” USG Thermafiber Sound attenuation batts floor to ceiling in stud cavity.
2 - 1/2” Thermafiber Sound attenuation blanket 2’0” each side of partition in ceiling plenum.
Standard Partitions
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
5/8” gypsum wallboard each side, smooth finishes.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
Column Finish Treatment
5/8” GWB wrapped all exposed sides.

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Ceiling
Tenants must maintain a ceiling system. If open ceiling structures are essential to Tenant’s design, Landlord approval must be obtained to ensure a high level of finish is achieved. Tenant shall not suspend anything from the structural deck other than ceiling light fixtures, ceiling diffusers, and grilles, to a maximum load of 5 lbs. per square foot, without the prior written consent of Landlord. Any system to be suspended from the deck must be submitted to Landlord’s engineer for acceptance of the system design, at Tenant’s cost. Tenant and Tenant’s engineer shall certify that the system installed is in conformance to local, state, and federal building codes relating to structural loading and seismic restraint under the authorities having jurisdiction.
All mechanical equipment suspended within the Leased Premises shall be designed and installed with vibration isolators.
Standard specification for Acoustic Ceiling:
Typical finished ceiling heights are 8’6” with an exposed thin grid system, 2’x4’.
Mineral fiber lay-in panels, 2’x4’, regular 2’x2’ edge detail, fissured pattern.
Doors, Frames, Hardware
Standard specification:
Suite entry doors - 3’0” x 7’10” x 1-3/4”.
Cherry, plain sliced, center book matched.
20-Minute labeled door assembly, smoke tight.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, one closer, and wall bumper. All proximity card readers must be black, surface mounted and approved by Landlord.
Standard interior door - 3’0” x 7’10” x 1-3/4”.
Door opening size - 3’0” x 7’0”.
Cherry, plain sliced, center book matched.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, and wall bumper.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion. Color to be selected by Tenant from the Leased Premises Standard Finish Selection or otherwise approved by Landlord.
Flooring
Tenant shall be responsible for provisions of ADA compliant transitions. Tenant shall be required to provide drawings for Landlord’s review and approval for all work that requires penetrations through structural slab floors to include, but not limited to: slab openings for elevators, associated pits, atria, mechanical shafts, venting shaft pathways, and risers. All such work will be performed by Landlord at Tenant’s cost. Any work required to provide for depression and/or raised areas, slots in floor slab for door tracks, door closures, door supports, and special floor finishes, is to be performed and completed by Tenant. No cutting into, coring, jack hammering, or loading of the floor will be permitted if such work impairs the structural capacity of the floor. Tenant shall install expansion joints where required. Any modifications (core drills, etc.) to the floor system shall be reviewed and approved by Landlord’s engineer, prior to commencing.
Such work will be required to be x-rayed by Tenant with written confirmation provided to Landlord prior to work commencing. All x-raying of the floor slabs are to be executed during non-working hours so as to not disrupt any ongoing work or tenant operations.
Any penetrations through a fire-rated assembly are to be minimally fire-rated to the equivalent of the original assembly.
Standard specification:
Carpets must be 30 ounce cut pile, chosen from the Leased Premises Standard Finish Selection or approved by Landlord.

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Base must be resilient, 4” rubber base at carpeted floor. Color selected by Tenant from the Leased Premises Standard Finish Selection or approved by Landlord.
Penetrations, Welding, Hot Work
All core drilling and cutting of the concrete slab will be done after “normal” business hours, and approved by Landlord before work is started. The general contractor is responsible for notifying Landlord so Landlord can coordinate with all adjoining tenants affected. All security required for entrance into another tenants leased space during “off” hours is the responsibility of the general contractor.
Any welding requires the prior authorization of Landlord and Hot Work Permits are required, which can be obtained through Bellevue Place Security (425) 460-5730. See page 38 to view a sample.
In addition, Tenant’s contractor must ensure that all appropriate safety requirements are met and the following items provided:

•	Protection screens to isolate the area from slashes and sparks

•	Flashback arrestor fitted to the inlet connection of the welding and cutting blowpipes

•	Fire extinguishers

•	Fire Watch by outside vendor or Bellevue Place Security
Waterproofing
All waterproofing shall be provided by Tenant. All tenants must install a waterproof membrane within the kitchen areas, toilet rooms, and mop sink areas within any office, retail or restaurant space. The membrane must extend up the wall and all plumbing, piping or electrical conduit, and any other floor penetration a minimum of six inches (6”). Landlord reserves the right to perform a waterproof membrane inspection at Tenant’s expense. Tenant is to provide an accurate installation schedule and coordinate the inspection with Landlord’s Tenant Coordinator prior to installing the final flooring finishes. Waterproof membranes may be required in areas other than stated above, if determined by Landlord that those areas require such protection.
Acceptable waterproofing products are manufactured by:
Siplast -- http://www.siplast-international.com
Local Representative -- Brad Viles (425) 391-6893
Kemper -- http://www.kempersystem.co.uk/p_fasttrack.html
Local Representative -- Roland Wieth (253) 606-6936
Installation shall comply with all written installation guidelines and published details.
Installing contractors shall be approved by the manufacturer.
Wetherholt and Associates shall be retained by Tenant to provide:

•	Pre-installation meeting of all parties associated with waterproofing.

•	Periodic part time inspection with a minimum of three site visits a week.

•	Review the start and end of all required water tests.
Contact Jeorge Hopkins, Wetherholt & Associates Inc. (425) 822-8397
Plumbing
All plumbing work, including but not limited to, the provision of plumbing fixtures, electric water heaters, etc., shall be designed and provided by Tenant. Domestic water piping should be Type K or Type L copper, depending on specifications and insulated per the City of Bellevue Energy Code. All scope must be reviewed and approved by Landlord.
Tenant shall provide shut-off valves in the supply piping to every fixture. Toilet rooms with flush valves shall have a dedicated shut off valve to isolate the toilet room from the larger system.
All heating of domestic water shall be accomplished using electric water heaters. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all work outside of the Leased Premises. The water heater temperature and pressure relief drain shall be piped to a floor drain or other approved receptacle provided by Tenant. Trap primers are required for all floor drains per City of Bellevue requirements. If a drain is existing, it is the Tenant’s responsibility to verify the trap

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primers exist and are functioning properly.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Where plumbing lines are not being reused, they must be demoed, capped, sealed, and/or in-filled. This work inside the Leased Premises shall be verified by Landlord’s plumbing contractor at Tenant’s expense. During construction, removable plugs or caps shall be used on all plumbing services to keep debris from entering the system. Tenant’s general contractor shall bear all costs associated with improper protection of waste, drain, and vent systems.
If Tenant use requirements dictate upsizing of services, all associated costs shall be borne by Tenant.
Tenant shall install air chambers or shock absorbers in piping system to prevent noise and damage due to water hammer.
Waste and vent piping, shall be service weight cast iron, with no-hub fittings. Alternate materials are not accepted.
Tenant shall provide and install an approved grease trap or traps, complying with the City of Bellevue’s requirements, in the waste line leading from sinks, drains and other fixtures or equipment where grease may be introduced into the sewage system. Tenant shall be required to provide an automatic chemical treatment system that injects grease dissolving chemicals into the piping system between the fixture and its P-trap. Where possible, above slab grease traps are recommended. Tenant shall contact the City of Bellevue for a list of approved chemical feed systems.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Mechanical
Landlord shall approve all schematic mechanical system designs as part of the acceptance of Tenant’s preliminary plans. Any additional work associated with new equipment, such as added electrical capacity or structural support systems, shall be by Landlord at Tenant’s cost. All work outside the Leased Premises, shall be contracted directly with Landlord’s mechanical contractor.
The mechanical contractor is responsible for the following:

·	Verify design criteria based on original design, ventilation ratios, and load calculations.

·	Inspect the existing space and compare the as-built records to the current conditions and notify Landlord of discrepancies. Landlord will make a determination of further work based on observations.

·	Removal of all existing fan coil units where there aren’t 24 hour cooling requirements, including all ductwork and piping. All removed equipment must be returned to Landlord.

·	When removing CWFC (fan coil units), the chilled water and condensate pipes must be removed back to the closest “T”. Valves with caps should be provided for future use if not already existing.

·	Re-balance all VAV zones in the remodeled space, regardless if diffuser modifications where made.

·	Verify all VAV bottom service access panels are accessible for future use.
·    Should for any reason the chilled water systems need to be drained down, the contractor shall provide Landlord’s mechanical contractor ethylene glycol for replenishment of the system to the current 15% by solution values. All costs to refill will be at Tenant’s sole expense.
Any existing HVAC equipment that is in poor operating condition, or is deemed by Landlord to be beyond it’s useful life, shall be replaced with new equipment upon prior approval by Landlord’s mechanical contractor at Tenant’s expense.
All existing PVC condensation drain piping inside Tenant’s space shall be replaced with copper piping and must have a clean out in the line. An auxiliary drain pan shall be installed below the fan/coil units, and a drain from the pan shall drain to a conspicuous location per City of Bellevue requirements.
Tenant shall provide low voltage control wiring and thermostats for proper operation of their HVAC equipment within the space. Thermostats specifications are required to be submitted for approval by Landlord’s mechanical contractor.
Tenant shall furnish and install all power wiring, disconnects, fuses, circuit breakers, electrical outlets, and safety devices necessary to comply with local mechanical, electrical and fire codes. (See Electrical section for further details). NEC

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electrical clearances must be maintained at all times, including for existing equipment. The Tenant’s mechanical engineer is responsible for verifying as-built conditions, comparing them to the new Tenant layouts and relocating equipment as needed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for any work on the roof and any work associated with the building fire/smoke control system.
Tenant shall provide and install return air smoke detectors in all air conditioning units providing air in excess of two thousand (2,000) CFM to automatically shut off unit if smoke is detected. The smoke detector shall be installed in the return duct. Smoke detectors shall be Simplex model #4098-9756. The detectors shall be furnished, wired and programmed by Landlord’s electrical contractor and installed by Landlord’s mechanical contractor at Tenant’s expense. Tenant shall bear all associated costs for programming and testing of duct mounted smoke detectors as required by the City of Bellevue prior to occupancy. If mechanical equipment is being reused, and the detectors are in the supply duct, they shall be replaced at Tenant’s expense.
Any additional Tenant required HVAC equipment and material to be installed outside the Leased Premises shall be installed by Landlord’s contractor at Tenant’s expense. These costs would include, without limitation, all aspects of the mechanical equipment change, upgrade, or addition and related roofing, electrical, structural, or general construction work. Tenant shall contract directly with Landlord’s contractors for the aforementioned work.
All HVAC equipment and material required by Tenant shall become the property of Landlord upon installation.
Tenant shall provide access panels in GWB ceilings, and walk platforms above, as required for servicing all HVAC equipment, including balancing dampers, fire dampers and smoke control dampers. Minimum access opening size shall be 24x24.
Access panels and walk platforms shall be shown on architectural plans and referenced on mechanical plans. Tenant  ust ensure that the ceiling structure or the work of any other trade does not block access to dampers and equipment above the ceiling so that periodic maintenance and testing can be performed.
Tenant shall contract with Landlord’s contractor at Tenant’s expense for all start-up, testing, and air balance work of HVAC equipment. Tenant shall complete the Start-up and Air Balance Request (referenced page 25), to ensure that each item on the request is completely finished, ensure the equipment is ready to run and contact the Building Engineer when ready for start-up and air balance of the HVAC system.
All HVAC and lighting work must comply with the Washington State Energy Code and Landlord’s HVAC Design Criteria as outlined in this manual. Energy conservation is of the utmost importance and shall be reflected as such in Tenant’s designs. Tenant shall submit mechanical designs for review and approval prior to beginning any work.
Smoke Control System:
Bellevue Place utilizes a floor by floor smoke control system. This system must be evaluated by Tenant’s mechanical engineer and a letter, stamped by a Professional Engineer licensed in the State of Washington, must be written for each tenant improvement and addressed to the building official. The letter must explain how the integrity of the smoke control system is being maintained for the project. This must be available and submitted, along with the mechanical permit documents, to the City of Bellevue by Tenant’s mechanical contractor.
All HVAC calculations shall be in accordance with the latest edition of the ASHRAE Fundamentals Guide and Data book, applicable codes, and good engineering practice. All calculations shall be submitted on the forms at the back of this manual for approval by Landlord’s mechanical engineer. All calculations and drawings shall be certified by a currently registered Professional Engineer in the State of Washington. The units were originally designed in accordance with the following HVAC design criteria:
Equipment replacement is recommended for any units that are oversized so as to promote energy conservation.
Environmental Design Conditions:
The cooling system will be based on the ASHRAE 2% design condition temperatures for Bellevue of 83/67°F DB/WB. The indoor design temperature set-point will be 78° +/- 2°F. Air conditioning will be provided in all occupied areas.

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The heating system will be based on the ASHRAE 99.6% design temperature of 24°F. The design will incorporate heating season indoor temperatures of 78° +/- 2°F in occupied areas.
Ventilation Rates:
Ventilation, pressurization, and air change rates will be provided in accordance with ASHRAE Standard 62-2010 (Ventilation for Acceptable Indoor Air Quality), and the current Washington State Energy Code.
Humidity Control:
Humidity control is not provided in the system. Tenant may need to provide humidity control as part of their system.
Building Internal Loads:
Building internal loads are based on ASHRAE recommendations. Factors impacting the building’s internal loads are:

•	Occupant Density - Densities will be based on 1 person for every 265 square feet.

•	Lighting Loads - Loads will be coordinated with the electrical engineer. Lighting loads will be in the approximate range of 0.5 to 2.0 watts per square foot depending on the space usage.

•	Miscellaneous Equipment Loads - Loads will be in the approximate range of 0.5 to 5.0 watts per square foot depending on use.
Heating System:
Shell and core and tenant system consist of electric heating at the VAV boxes.
It is Tenant’s responsibility to ensure that heating and cooling equipment serving the Leased Premises is capable of automatically maintaining a winter inside dry bulb temperature of seventy degrees (70o) Fahrenheit and a summer inside dry bulb temperature of seventy-eight degrees (78o) Fahrenheit as stated above. The supply and return air systems shall be ducted. The ceiling plenum can be used for return air.
Landlord shall select the manufacturer of any building materials or equipment in which all or part is to be installed outside of the Leased Premises, or affects Landlord or other tenants. All new mechanical equipment shall be submitted for approval by Landlord’s mechanical contractor.
All new and replacement equipment must exceed the current energy codes.
Variable Air Volume Boxes (VAV’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building standard VAV box is a Trane series fan powered box with ECM motor (no substitutions). Perimeter units have electric heat. Interior units may not have heat depending on use. Building supply air is delivered at 44oF but is reset seasonally up to 65oF based on outside air temperature and demand. Select VAV fan to be 120% of design maximum VAV valve airflow, in order to raise the air temperature delivered to the space.
Typical electrical must be 277/1. If providing a heater equal to or larger than 5KW, then specify 4-wire 460/3 power. ECM motor is 277/1 and requires a neutral wire. Tenant’s mechanical contractor must provide controls per building control standard. They must also provide one stage of heat for every 5KW of heat per box and no cross zoning between tenants is allowed.
The following rooms must have a dedicated VAV zone:

·	Conference rooms with 6 or more people

·	Training rooms

·	Corner offices
All new and replacement VAV’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval, prior installation.
Chilled Water Fan Coil Units (CHW FCU’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building utilizes a low temperature chilled water system with ice storage capabilities. The chilled water system is the primary source of 24/7 cooking and pot cooling in the building. All new chilled water loads must be submitted to

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Landlord’s mechanical contractor with associated load calculations for approval. Building standard chilled water fan coil is Trane or equivalent with ECM motor (if available). The supply temperature is 38o with a 25o delta T and contains 15% glycol, and can be reset up to 55oF.
All chilled water system piping, equipment and accessories installed at or below the 7th floor must be considered “high pressure” and be rated for greater than 150 psi working pressure.
Typical electrical must be 277/1.
Tenant’s mechanical contractor must provide controls per building standard with 2-way chilled water control valve.
Tenant’s mechanical contractor must also provide a line sized hose kit that includes braided stainless steel flex hoses, strainer, shut off valves and balancing valve. FDI VersaFlow kit B or equivalent.
Condensate must be sloped to an appropriate drain location per local codes and add a plenum rated condensate pump if required. Pan overflow alarm and connection to BMS should also be included.
Mechanical contractor must dispose of glycol/water mixture per EPA guidelines when draining and replace with equivalent mixture when re-filling the system. Mixture may be stored and re-used with building approval.
Existing CHW FCU’s that are not being re-used must be demolished including chilled water mains back to the main branch shut-off valves and lines must be capped. All new and replacement CHW FCU’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval prior to installation.
Condenser Water System for both the Bank of America Building & Bellevue Place Corner Building:
Both buildings utilize a condenser water system that is common to the main chillers and air handlers. It provides cooling for the chillers and/or waterside economizer or pre-heat to each floor by floor AHU as needed. As such, this stems should not be used for auxiliary cooking needs. The cooling tower is an open cooling tower and does not contain glycol.
The condenser water supply temperature is 79o with a 10o delta T with no glycol. At times, the temperature can reach 100o for AHU preheat. All condenser water system piping, equipment and accessories installed at or below the 5th floor must be considered “high pressure” and re-rated for greater than 150 psi working pressure.
Water source heat pumps shall not be connected to the condenser water system.
Thermostats shall be fully compatible with existing building DDC system. Battery back-up programmable thermostats are not permitted. All thermostats are required to be submitted to Landlord’s mechanical contractor for approval.
Grilles, registers, and diffusers shall be manufactured by Krueger, Titus, Shoemaker, or Price. Tenant’s mechanical engineer or contractor shall submit type and manufacturer of GRD’s to permit proper balance of equipment by Landlord’s contractor.
Electrical
Tenant is responsible for having a complete electrical power and lighting distribution system within the Leased Premises. This includes, but is not limited to: temporary power during construction, transformers, panels, lighting panels, breakers, branch circuits, outlets, battery back-up, emergency egress/exit lighting, and electrical circuits to signage, including wiring and connections. Tenant shall provide electrical equipment rooms if required to house Tenant’s systems (no space will be provided in building electrical equipment rooms to house Tenant’s electrical equipment). Provision and/or installation of telephone/communications cabling and wiring from the telecom equipment rooms to and within the Leased Premises are to be done and completed by Tenant.
Each tenant floor is furnished with a 480/277 volt panel board for high-volt usage that is typically used for “house” lighting. Tenants shall use Landlord’s electrical contractor to connect 277V lighting circuits to the common panels located in the electrical equipment rooms, which are located on every floor. Tenant will also install all supplemental lighting

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control relay panels and other lighting controls as required to meet Washington State Energy Code within the Leased Premises. Space will not be provided to Tenant in building electrical rooms.
Any supplemental HVAC units that must be installed outside the Leased Premises must be approved by Landlord for installation location and electrical capacity. Conduit routing outside of Tenant’s space must be approved prior to installation. Tenant shall provide all power wiring for HVAC equipment including conduit, conductors, safety disconnect switches, lights, and receptacles required for servicing HVAC equipment. Tenant’s contractor shall extend the conduit to the electrical panel and provide the branch circuit conductors from the panel to the disconnect switch and connections from the disconnect switch to the HVAC unit, including motor rated fuses to match the HVAC unit amperage rating.
The main electrical switch shall be sized for the following capacity: four (4) watts/square foot, safe for miscellaneous equipment (receptacles, etc.) and power sufficient for the installed lighting, water heater, and HVAC units. Lighting capacity may be limited by the HVAC cooling capacity available in the Leased Premises. Please refer to the mechanical section of this manual.
Installed lighting fixtures and control systems must comply with the Washington State Nonresidential Energy Code, and calculations showing compliance with code need to be specified on the drawings.
All construction power supplies used by Tenant’s contractor must be fitted with ground fault interrupters. Electrical leads must be placed on stands or suspended and should not be run along the ground where they may be damaged or create a trip hazard. By no means will extension cords be permitted outside the Leased Premises.
If you require information relating to the purpose or source of cables in your space, contact Landlord. Under no circumstances should any cables be cut.
Landlord’s electrical contractor is to perform all work outside of the Leased Premises, including tie-in to main electrical panels.
Panel schedules must be updated at the closeout of each project. Circuits in multi-tenant panels must be identified by Tenant name and description of area served.
Tenants with high energy usage (server rooms, multiple computers per desk, etc.) may be required to install an electrical sub meter at Landlord’s discretion at Tenant’s cost.
Lighting
Tenant shall be responsible for upgrading all lighting within the Leased Premises to the following specifications, if not already completed:
Fixture: LIGHTOLIER, Coffaire II Recessed Fluorescent Direct/Indirect - 2’x4’ with Perforated Basket, Air Return, 2 Lamp T8
Bulb: T8, 32 WATT, 3500K
Single-floor Tenant’s elevator lobby and corridor lighting to be reviewed and approved by Landlord and provided by Tenant.
Standard specification:
Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Telephone/CRT Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Exit signs - Universal standard exit sign with stencil face and arrows as required.

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Structural and Roofing
Structural
Any alterations, additions or reinforcements to the building to accommodate Tenant’s work shall be at Tenant’s sole cost and expense and require Landlord’s prior approval.
Roof
All roof penetrations or roof work shall be approved by Landlord. Tenant shall contract with Landlord’s contractor for engineering and installation at Tenant’s expense. (See mechanical section of this manual for further information regarding roof penetrations)
Fire and Life Safety, Fire Sprinklers, Fire Extinguishers
Tenant shall modify the sprinkler system within the Leased Premises to conform to all code and/or regulatory requirements. A minimum one hour fire resistance rating is to be maintained as per the City of Bellevue requirements. Any modification to the sprinkler system by Tenant is to be performed by Landlord’s contractor at Tenant’s expense, so as not to void any warranties, certificates and/or insurance underwriting requirements currently in place. Tenant shall be responsible to repair and/or replace any fireproofing already in place that is disturbed, damaged and/or related to Tenant work. Any firefighting, fire prevention, safety and emergency equipment or lighting in and about the Leased Premises, such as fire extinguishers, additional to that included in the base system provided by Landlord, and required by any authority having jurisdiction, shall be installed by the Tenant at Tenant’s expense.
Fire/Life Safety - Mechanical
The building is equipped with a smoke control system, that consists of dampers on each floor. The system must remain unaltered unless Landlord has permitted otherwise.
Fire/Life Safety - Electrical
Landlord provides a central Simplex alarm system for the space. Tenant shall be provided with Fire Alarm Voice and Alarm Circuits in a J-Box located within the Leased Premises for a single point connection to Landlord’s monitoring service as required by code and Landlord’s central system. Design and connection to Landlord’s fire protection system shall be made by Landlord’s contractor at Tenant’s expense. All fire alarm components used within the Leased Premises shall be U.L. approved and fully compatible with the base building Simplex system. The system shall be fully programmed, with graphics, for annunciation of the base building system. Tenant shall be responsible for any troubleshooting, investigation and/or repairs required to place the system in full working order. Fire system wiring is not allowed to be directly attached to all thread hangers, and must be attached using a secondary attachment method. Connection to the NAC panel and smoke detector circuits connected to the house panel, are to be completed by Nelson Electric at Tenant’s sole expense.
Standard specification:
Smoke detectors must be surface-mounted.
Emergency speakers should be flush-mounted, 6 1/2” square frame.
Automatic Sprinkler System
Tenant is responsible for upgrading all sprinklers to quick response heads, per current code, if not already installed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all automatic fire sprinkler system engineering, materials, and installation. Tenant is responsible for the cost of obtaining approvals from the City of Bellevue, Landlord and Landlord’s designated representative(s).
Where existing, in previously improved spaces, the automatic sprinkler system in the Leased Premises may be reused at Tenant’s discretion subject to adequate capacity, condition, acceptable location and code requirements.
The Leased Premises must remain fully sprinkled at all times. All sprinkler system modifications shall be made in accordance with the current International Building Code (IBC) and all applicable state and local codes.
Tenant is required to submit system design for review and approval prior to beginning work. Tenant shall not proceed with any ceiling work until notified of sprinkler rough-in and inspection.

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A vertical clearance of eighteen inches (18”) must be maintained from sprinkler heads to any shelf storage or materials that could impair water distribution.
Tenant must take note if sprinkler protection is required above the ceilings of the Leased Premises. If it is required, care must be taken in positioning equipment, ducts, and demising walls, so as not to impair the sprinkler distribution. When impairment is unavoidable, sprinkler coverage above the ceiling must be modified to maintain proper coverage, at Tenant’s expense. To assist with sprinkler layout, Tenant’s architect shall dimension all ceiling grid and elements such as lights, speakers, and other ceiling mounted items from building column lines.
Slab penetrations shall be core drilled, sleeved, fire-safe, and waterproofed. Tenant shall have all core drill locations approved by Landlord.
All materials shall be listed by Underwriter’s Laboratories. All sprinkler heads shall be quick response and manufactured by Reliable Automatic Sprinkler Co., Inc. Building standard sprinkler heads are as follows:
Finished Ceilings - Reliable “G4A” concealed, 165 degree, 1/2” orifice, white paint finish or equivalent, SIN: R5415.
Any other sprinkler finish must be specified by Tenant’s architect.
Impairment of the sprinkler systems requires drain and re-fill procedures to be followed. Please refer to the Fire System Sprinkler Drain and Re-Fill Procedure Form on page 35.
Fire Extinguishers
Tenant shall provide fire extinguishers as required by the City of Bellevue.
Fire Extinguishers shall be 2A10BC type. Fire extinguishers shall be mounted in semi-recessed 1/2” stainless steel flat trim type cabinets.
Communication System
Tenant shall provide all telephone wiring and equipment, including: all distribution and extensions of telephone conduit within the Leased Premises and all data, intercom, computer, communication, fire and burglar/security alarms, and signal systems required by Tenant. All Tenant equipment must be confined to Tenant’s Leased Premises.
Satellite Dish
Satellite dishes and certain forms of data and/or telecommunications equipment may be permitted or allowed to be provided and/or installed on the roof or other portions of the building exterior only after review and approval by Landlord. All work to be performed on the roof or other portions of the building exterior shall be performed by Landlord’s contractor at Tenant’s expense.
A Satellite Dish License Agreement must be executed prior to equipment being installed.
Section 3.04: Existing Building Conditions
·    Concrete floor slab is generally smooth-finished concrete without depressed or raised areas.
·    Structural framing is reinforced concrete.
·    Floor load capacity is ninety-five (95) pounds per square foot.
·    Typical structural bay size:
·    Bank of America Building: 30’ x 33’
·    Bellevue Place Building: Varies
·    Typical floor-to-floor heights:
·    Bank of America Building 2nd floor: 14’0”
·    Bank of America Building 3rd floor and above: 12’2”
·    Bellevue Place Corner Building 2nd floor: 14’0”
·    Bellevue Place Corner Building 3rd floor and above: 12’6”

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Doors, Frames, Hardware
Wood finish on cherry: medium stain with multiple coats of hand-rubbed lacquer.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion.
Section 3.05: Design Submittal Requirements
Landlord’s review and approval process of the complete Tenant Design Package must be completed prior to Tenant commencing any work.
Landlord’s approval of Tenant’s plans shall only acknowledge conformity to the aesthetic design objectives and criteria of Bellevue Place/Bank of America Building, and in no way signifies that Tenant’s plans comply with any ordinances, codes, laws, rules or regulations applicable to Tenant’s permitted uses, nor does such approval connote any professional assessment of the quality, durability or safety of Tenant’s design or the materials to be used in construction of Tenant’s leasehold improvements. Should a discrepancy occur between the Tenant Design & Construction Manual and the approved drawings, the Tenant Design & Construction Manual shall take precedence.
Any changes, modifications or alterations requested by Tenant must be reviewed and approved by Landlord, and any additional charges, expenses or costs, including architect’s or other consultant’s fees incurred by Landlord as a result of any such request shall be paid by Tenant. Landlord shall have the right to demand payment for such changes, modifications, or alterations prior to Landlord consenting to any work in the Leased Premises.
If the Leased Premises has not been constructed in accordance with the approved drawings, Tenant shall not be permitted to occupy the Leased Premises until the Leased Premises complies in all respects with the approved drawings. However, if Tenant is allowed to occupy the Leased Premises and notwithstanding any lapse of time, Tenant shall bring the Leased Premises into compliance with the approved drawings.
Note that in each place in this manual where Landlord’s consent or approval is required, unless otherwise specifically agreed to in writing, Landlord reserves the right to withhold its consent or approval for any reason, or no reason, in its sole subjective discretion.
A.    Preliminary Submittal
Tenant shall submit to Landlord an electronic Preliminary Submittal (PDF format):
Floor Plan, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Entry Elevation, at 1/4” = 1’-0” scale
Mechanical Plan, at 1/4” = 1’0” scale
Finish Schedule with Color Samples
The purpose of the Preliminary Submittal is to determine general conformity with the design criteria.
An electronic set of drawings, with Landlord’s preliminary notes, shall be returned to Tenant. In the event of any changes, additional preliminary drawings may be required. Should the drawing not meet Landlord’s minimum requirements or industry standards, new drawings shall be required.
B.    Final Submittal
Within thirty (30) days of receiving the floor plan for the Leased Premises from Landlord, Tenant must electronically submit to Landlord final drawings prepared by Tenant’s licensed architect. All mechanical and electrical drawings and calculations shall be certified by currently registered State of Washington Professional Engineers.
Tenant shall submit a Final Submittal, in PDF format, to Landlord. It shall include the following:
Architectural Drawings:
Floor Plan, at 1/4” = 1’-0” scale

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Longitudinal Section, at 1/4” = 1’-0” scale
Interior Elevations, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Partition Wall Sections, at 1/2” = 1’-0” scale
Door, Finish and Color Schedules and Samples
Specifications
Mechanical Drawings:
HVAC Distribution Plan, at 1/4” = 1’- 0” scale
Controls Plan
Reflected Ceiling Plan, at 1/4” = 1’- 0” scale
Mechanical/Electrical Schedule
Plumbing Plan, at 1/4” = 1’- 0” scale
Plumbing Fixture Units Schedule
Specifications
Plumbing and Mechanical plans must be stamped by a professional engineer currently licensed in the State of Washington.
Complete Mechanical/Electrical Schedule and Plumbing Fixture Units Schedule, located in this manual.
Electrical Drawings:
Floor Plan showing light fixtures, switches, receptacles and equipment
Branch circuit wiring and circuiting
Riser diagram and load summary
Panel Schedules
Specifications
Light Fixture Schedule
Fire Alarm Plan
Fire Sprinkler Layout/Plan
Calculations showing compliance with the Washington State Energy Code
Permits
Tenant shall provide all required permits, plan check fees, and all other required government approvals. It is the Tenant’s responsibility to contact the local governing agencies to obtain current permit requirements. Below is a list of contact information for local agencies having jurisdiction over the property:
Building Department City of Bellevue - Design and Development
P.O. Box 90012
Bellevue, Washington 98009
(425) 452-6864
Fire Department Bellevue Fire Prevention Bureau
766 Bellevue Way S.E.
Bellevue, Washington 98004
(425) 452-6872
After the construction documents have been approved and signed by both parties, any revisions or changes will require Landlord’s approval. Tenant shall be responsible for all costs associated with said changes.

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MECHANICAL/ELECTRICAL SCHEDULE
Submit only one completed form.

Prepared by:

Mechanical	Phone	Date

Electrical	Phone	Date
1.    Tenant Name _____________________________________________ Space# ___________
2.    Tenant Drawing #’s: Mechanical ____________________________ Electrical ___________
3.    Floor Area _______________________ Square Feet
4.    Electrical Load Breakdown
A.    Interior Lighting __________ Watts
B.    Signage __________ Watts
C.    Appliances __________ Watts
D.    Receptacles __________ Watts
E.    HVAC Equipment __________ Watts
F.    Electric Water Heater ___________ Watts
G.    Miscellaneous Elect. Equipment ___________ Watts
H.    Total Connected Electrical Load __________ Watts, _______ Watts per Square Foot
5.    Cooling Load Breakdown
A.    Lighting In Space __________ BTUH
B.    People __________ BTUH
C.    Infiltration __________ BTUH
D.    Ventilation __________ BTUH
E.    Solar and Transmission Gains __________ BTUH
F.    Electrical Transformer __________ BTUH
G.    Misc. Heat Generating Equipment Watts or __________ BTUH
H.    Space Sensible Cooling Load __________ BTUH
I.    Space Latent Cooling Load __________ BTUH
J.    Total Space Cooling Load __________ BTUH
6.    Toilet Exhaust __________ CFM
Note: Please attach to this sheet any special exhaust or make-up air system(s) data. Use CFM, H.P., method of operation, etc. Miscellaneous heat generating equipment must be also be attached to this sheet, complete with heat output generated and applicable diversity factor.
PLUMBING FIXTURE UNITS SCHEDULE
Prepared by: _________________________________________________________
Engineer __________________________________ Phone ______________ Date ____________
1.    Tenant Name ________________________________________________ Space# ___________
2.    Tenant Drawing #’s: Plumbing ________________________________________________________
3.    Fixture units

Water closets	Total fixture units	Grease waste fixture units
Lavatories	Total fixture units	Sanitary waste fixture units
Sinks	Total fixture units	Vent Fixture Units
Water fountains	Total fixture units
Other
Total fixture units
Total fixture units
Total fixture units

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START-UP AND AIR BALANCE REQUEST
In order to save time during start-up, inspection, and balance of your Tenant space HVAC units, the following checklist is to be completed and returned to Landlord when requesting start-up:

1.	Tenant Name	Space#

2.	Contractor Contace	Phone

3.	Mech. Contractor Contact	Phone

4.	Elec. Contractor Contact	Phone

5.	Electrical Yes No Remarks
AC or FCU/CU Unit numbers
Disconnects mounted?
Power to the disconnects?
Voltage to the disconnects correct?
Correct size wire to the unit?
Proper size fuses installed?
Thermostat mounted and wired?
Duct heaters disconnects/fuses installed?

6.	Sheet Metal Yes No Remarks
Mech. design review passed?
Duct work complete?
Diffusers in?
Damper installed for each supply grill?
Return air system installed?
Restroom exhaust installed?

Date	Signed
Contractor

Start-up Remarks (for Landlord’s use)

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Article IV: CONSTRUCTION PHASE
Section 4.01: Construction Agreement
During the construction process, ultimately the Tenant is responsible for the contractor’s activities as it relates to the building, unless Landlord is carrying the construction contract. It is strongly suggested that the tenant improvements agreement include the requirement that the contractor comply with all of the conditions contained in Tenant’s Lease Agreement.
Tenant must use only general contractors who are bondable, reputable and have an understanding of local codes and subcontractors. All contractors must be approved by Landlord.
Tenant shall contract with Landlord’s specified contractor at Tenant’s expense for the following work:
Snyder Roofing:

•	Roofing, flashing, counter-flashing, roof penetrations, roof repairs and curbs
Patriot Fire Protection Inc.:

•	Automatic Fire Sprinkler System including engineering
MacDonald Miller Facility Solutions:

•	Low voltage control wiring between the energy management system and Tenant’s HVAC equipment

•	Installation of HVAC equipment and mechanical work outside of the Leased Premises

•	Start-up, testing, and air balance of HVAC equipment
Nelson Electric:

•	Connection to building fire alarm system and building house panels

•	Electrical rooftop work
Section 4.02: Preconstruction Meeting
Tenant’s contractor is required to contact Landlord’s Tenant Coordinator to setup a preconstruction meeting. Prior to the meeting, all submittal requirements must be submitted and approved by Landlord and a signed Lease between Landlord and Tenant must be in place. Certificate of Insurance, bonds, construction deposit, copy of the owner’s contract, Schedule of Values, sub-contractor list, and construction schedule as required from the contractor will be given to Landlord at this time. All items must be submitted prior to the start of construction, without exception.
Construction Contract and Schedule of Values
Tenant shall provide Landlord with a copy of the contract between Tenant and contractor, including the Schedule of Values.
Payment and Performance Bonds
Tenant shall obtain or cause its contractor to obtain, at Tenant’s expense, separate labor and material payment and performance bonds. The amount of each of the bonds must be equal to the actual contract price. In lieu of the bonds either a certified check or a line of credit accessible solely by Landlord may be obtained in the amount of one and one-half times (1 1/2) the estimated cost of construction, alteration, or improvement work. The bonds shall require Landlord’s signature for cancellation. Each bond shall remain in force for no less than three hundred sixty- five (365) days following completion of the work. Such bonds shall cover the faithful performance of the contract for the construction of Tenant’s work and the payment of all obligations arising there from and insure Landlord against any liability for mechanic’s and material man’s liens arising from Tenant’s work.
If, at any time prior to completion of Tenant’s work, Tenant or Tenant’s contractor requests a change order or orders, which in the aggregate exceed ten percent (10%) of the separate payment and performance bonds, Landlord’s approval may be conditioned upon Tenant causing the amount of the bonds to be increased to cover the cost of the additional work.
Contractor shall notify Landlord immediately in writing if Tenant fails to pay such contractor in accordance with the terms of the contract.

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Certificate of Insurance
Prior to starting work, Tenant’s contractor shall submit to Landlord evidence of liability insurance with a reputable insurance company or companies with a combined single limit of three million dollars ($3,000,000) for personal injuries or property damage to indemnify both Landlord and Tenant against any such claims, demands, losses, damages, liabilities, and expenses. Tenant’s contractor shall also have Automobile Liability, Workers Compensation, and Employers’ Liability coverage. All subcontractors must have insurance coverage as well. Both Landlord (Kemper Development Company, Kemper Holdings LLC, Bellevue Place Office, LLC) and Tenant shall be listed as “additional insured”. See page 34 for an example.
Acceptance of Leased Premises
Tenant and Tenant’s contractor shall accept the Leased Premises prior to starting any demolition or construction.
Construction Schedule
Tenant’s contractor shall provide Landlord with a standard construction schedule on paper and in an electronic format (MS project or similar) in “bar graph” form indicating the completion date of all phases of Tenant’s work. Schedule should also include major deliveries and any shutdowns.
Building Permit
A building permit must be issued by the City of Bellevue prior to commencing work. The permit must be prominently displayed in the Leased Premises throughout the construction period.
Subcontractor List
Contractors shall supply Landlord’s Tenant Coordinator with a list of all subcontractors to be used with both contact names and phone numbers.
Construction Deposit
A check in the amount of $5,000 written to Bellevue Place Office, LLC for a construction deposit is required unless otherwise stated in the Lease, and must be given to Landlord prior to any work commencing. Construction deposits cover costs associated with maintenance or construction incurred by Landlord during the course of the job. This includes, but is not limited to: fire watch, cleanup, repairs, unattended punch list items, and any costs associated with rectifying non-compliance issues with Bellevue Place standards and practices.
If there are no costs or charges, the deposit will be returned in full upon completion of the project.
There will be no interest paid on the deposit. If charges are incurred, that amount will be deducted from the deposit with an explanation of expenses, and the remaining deposit will be mailed back to the contractor. If charges exceed the amount of the deposit, Tenant’s contractor will be billed for the outstanding amount.
Signed Lease and Delivery of Security Deposit
The Lease shall be fully signed, delivered and Tenant’s security deposit tendered to Bellevue Place Office, LLC before Tenant will be allowed to take possession of any space in the building or begin any construction, alteration, or improvement work.
Section 4.03: Tenant Contractor Rules and Regulations
Tenant’s contractors shall comply with the following regulations established by Bellevue Place:
General Contractor Responsibility
The general contractor is responsible for the supervision and quality control of all onsite contractors, subcontractors, suppliers, venders, etc., doing work on the project, as well as confirming that all subcontractors, suppliers and venders are properly licensed and insured. The general contractor must enforce Bellevue Place’s policies and procedures, as well as all governmental laws including, but not limited to, properly documented workers for all trades on-site. Landlord assumes no responsibility for any subcontractor, vendor, or suppliers hired by the general contractor and Tenant further agrees to save and hold Landlord harmless with respect to such work as provided in the Lease. Tenant’s contractor(s) shall diligently perform the work of constructing Tenant’s improvements in the Leased remises. The Leased Premises must be constructed in accordance with the drawings approved by Landlord, and Tenant agrees to comply with all city, county and state

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ordinances, rules and regulations relating thereto. Any delays in the completion of the improvements shall be at Tenant’s expense and shall not delay the commencement of the monthly rent.
Superintendent
The superintendent must be on the job site at all times when work is taking place. If the superintendent is not on the job site while work is taking place, the job will be shut down. The subcontractor’s foreman will not be acceptable as the on-site superintendent. Contractor is responsible for all scheduling, managing, and quality control on the job. Superintendent is also responsible for ensuring all of its employees, agents, subcontractors, and other hired parties adhere to the rules and regulations of the building.
Subcontractors
The contractor’s employees and/or subcontractors must not curse, expectorate, or otherwise act unprofessionally. Proper construction attire is required while working in the building. The superintendent is responsible for the actions and supervision of their subcontractors.
Excessive Noise and Odors
Tenant’s contractor(s) shall perform the work in a manner and at times that do not interfere with the normal operations of other tenants. Any construction work that will produce high levels of noise, odors, or is the source of complaints from visitors, tenants, or as determined by Landlord’s sole judgment, will be stopped and may not continue at any time during hours of operation.
Smoking
Bellevue Place is a non-smoking facility. Smoking inside tenant spaces is PROHIBITED! Anyone repeatedly told about smoking will be banned from working at the building. Smoking is permitted in designated areas only.
Damage
Protection of Tenant’s Leased Premises and materials is the responsibility of Tenant and Tenant’s contractor. Tenant’s contractor shall be responsible for the repair or replacement and clean up of any damage and other consequences caused by the contractor, which shall include, without limitation; access ways to the Leased Premises even if they are used concurrently by Tenant’s contractor and others. If service corridors are modified all finishes must be brought back to the original condition.
Storage
Tenant’s contractor shall contain its operation and shall store its materials within the Leased Premises.
Trash and Dumpsters
Tenant’s contractor shall promptly remove all trash and provide a dumpster for storing trash outside the Leased Premises. Trash must be separated in accordance with city and county regulations. The location of the dumpster shall be approved by Landlord. There is to be no dumping of debris in building receptacles.
Dust and Dirt
Tracking dirt and dust into the common area is prohibited. Contractor’s employees should remove as much dirt and dust as possible before entering the common area.
Delivery and Parking
Delivery of construction materials to the Leased Premises or removal of trash from the Leased Premises shall be done at a time other than normal business hours. The parking garage loading area on level P-2, has been provided for Tenant’s non-exclusive use. All loading and unloading is to be confined to loading stalls within the designated loading area during hours specified by Landlord or Landlord’s agent. The loading area is only accessible from 106th Avenue NE. There is to be no parking of vehicles that are not actively loading or unloading. Vehicles parked for extended periods of time are subject to towing at the owner’s expense.
Contractors shall only utilize the freight elevator for access, not passenger elevators.
No on-site parking will be made available for contractors or their subcontractors, employees, agents, or invitees. Landlord has provided “construction” parking in the southwest corner of the west parking garage of Bellevue Square.

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Working Hours and Access
Tenant’s contractor shall notify Landlord of any work to be done on weekends or at any time other than normal working hours. All after-hours work coordination should be scheduled through Landlord at least (3) days in advance. Any work that requires contractors to be in another tenant’s space, regardless of time frame, may require additional security at contractor’s expense, and must be scheduled with Landlord (3) days prior to work taking place.
Contractor keys are not issued to contractors unless previously approved by Landlord.
Under no circumstances are any doors, locks, or latches to be tampered with, taped, or disabled outside of the construction space.
Contractor Signage
Tenant’s contractor or subcontractor shall not post signs on any part of the building or Leased Premises.
Construction Barricade
A construction barricade is required for all new/remodel tenant improvement projects that alter the Tenant’s entry. The barricade will be installed by the contractor, as directed by Landlord at Tenant’s expense, prior to the start of any work, after it is approved by Landlord.
Metal Stud & Drywall Structure
The barricade will be constructed of metal studs and drywall. It is to be taped, sanded, and painted.
Section 4.04: Demolition
Tenant is responsible for any demolition of existing improvements required by Tenant’s design. Any demolition that would alter the structure or property outside Tenant’s lease line requires authorization from Landlord’s representative.  Tenant’s contractor is responsible for protection of all fire sprinkler heads within the space. Tenant is responsible for contacting Patriot Fire for sprinkler shutdown and fire watch in the space during the duration of the demolition. Landlord’s Fire, Life, Safety representative will deliver an Emergency Sprinkler Containment Kit to the site at the pre-construction meeting. The Pre/Post Demo Form must be filled out and signed off by each respective party before and after demolition. See pages 35 and 36 for examples.
Section 4.05: Penetrations, Welding and Hot Work
All core drilling and cutting of the concrete slab will be done during “off” hours and the area must be x-rayed or scanned prior to drilling. Landlord’s Tenant Coordinator is responsible for coordinating all work with all effected surrounding tenants. All security required for entrance into another tenants leased space at off hours is the responsibility of the general contractor and their agreement with the adjoining tenant. All piping and conduit that penetrates the second floor shall be sleeved. Sleeves shall be sealed to the second floor and shall project a minimum of six inches (6”) above the floor. Any welding requires the prior authorization of Landlord and requires a Hot Work Permit from Bellevue Place Security (425) 460-5730. The permit is to be completely filled out and submitted to the Security Dispatch/Control Center prior to work commencing. Appropriate fire watch needs to be conducted while the work is being done, and then the permit needs to be returned to the Security Control Office to confirm the work is completed. See page 36 to view a sample.
Section 4.06: Fire Pre-Test/Final Test Procedures
Tenant’s general contractor is to contact Landlord’s Technical Service Manager, or another assigned Fire, Life, Safety representative, to schedule fire system pre-testing prior to scheduling fire final with the City of Bellevue. Pre-test must be scheduled at least 48 hours prior to requested appointment time. Pre-test appointment hours are Monday through Friday, 6:00am-7:30am. The following items must be installed and functioning prior to the pre- test appointment: horns, strobes, smoke detectors, HVAC on-line, music cut-off relay, Simplex programming, and any other fire system devices.
Section 4.07: Stopping the Work
Landlord and any of its employees have the authority to stop work for any reason. If any of these conditions are being violated, or if in their estimation the work is not being executed to the standards and/or quality set by the building

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management, they will stop the work. It is the responsibility of Tenant’s construction manager and contractor to rectify any adverse impact to the schedule caused by any such stoppage of work.
Section 4.08: Construction Completion and Closeout
Upon construction completion, Tenant shall obtain final signatures on the permit inspection record from the City of Bellevue Building Department promptly following completion of Tenant’s Work, and provide a copy of the permit inspection record to Landlord.
Upon completion of construction, the general contractor shall contact Landlord’s Tenant Improvement Coordinator to do a final punch list of the construction. A copy of the Landlord approved plans must be on the construction site.
Tenant shall provide Landlord with a complete set (1 CD in AutoCAD and PDF format) of as-built drawings including architectural, mechanical, plumbing, electrical, and fire protection drawings upon construction completion. Marked- up drawings will not be accepted and all changes (ASI’s, RFI’s, etc.) must be re-drawn in both CAD and PDF formats by the architect/MEP engineers of record. The Start-Up and Air Balance Report is also required upon closeout. All drawings are to be updated at Tenant’s sole expense.
Section 4.09: Tenant Improvement Checklist
Prior to construction, the following list must be satisfied and/or submitted to the Landlord:

•	Lease signed

•	Security Deposit received

•	Preliminary Submittal

•	Landlord Approval

•	Final Submittal

•	Mechanical Approval

•	Electrical Approval
Tenant or Tenant’s contractor delivers to Landlord:

•	Copy of Building Permit

•	Construction Contract, including Schedule of Values

•	Certificate of Insurance

•	Payment Bond

•	Performance Bond

•	Construction Schedule

•	Construction Deposit

•	Subcontractor List
Prior to occupancy, the following must be submitted to Landlord:

•	Copy of signed Permit Inspection Record from the City of Bellevue

•	Certificate of Substantial Completion

•	Completed Punch List signed off by Landlord

•	As-Built drawings (AutoCAD and PDF format) to Landlord

•	Waterproofing Certificate/Warranty

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Article V: MISCELLANEOUS FORMS
Contractor Rules
The following are the rules for contractors working in tenant spaces at Bellevue Place:
1.    Barricade. Unless installed by Landlord, the contractor shall be responsible for erecting a safe and neat barricade before construction begins. Tenant shall use a modular enclosure system from the Boston Barricade Company or construction drywall structure. No door access through either type of barricade is allowed unless Tenant’s space is not serviced with a rear service door. All graphics are to be installed within 48 hours of the construction of the barricade.
2.    Parking. All loading, unloading, and parking for vehicles of the contractor and its employees shall be done only in areas designated by Landlord.
3.    Trash. No trash may be placed in the building compactors or dumpsters. No trash may be put in the common area receptacles. All trash must be stored in the tenant space being worked on, and must be removed daily, after business hours.
4.    Dust and dirt. Tracking dirt and dust into the common area is prohibited. Contractors’ employees should remove as much dirt and dust as possible before entering the common area.
5.    Damage. Any damage to the building walls, floors, or ceiling must be repaired by the contractor before construction is completed.
6.    Storage of equipment. Storage of all the contractors’ tools, equipment, and supplies is limited to Tenant’s space.
7.    Entry to Tenant space. Deliveries and all entries by contractor shall be made through the rear entrance of the Tenant space, if possible, by using the freight elevators. Passenger elevators are not to be used to bring construction materials to the space. If items are too large to fit, contractor shall request and get the Landlord’s prior permission to deliver through the main entrance.
8.    Outside work. All work is to be completed in Tenant’s space. No work is to be performed in the common area or other tenant spaces without Landlord’s approval.
9.    Loaning of equipment. No building equipment will be loaned to the contractor.
10.    Quality of work. Contractor work shall be performed in a thorough, first-class, and workmanlike manner and shall be in good and usable condition at the date of completion thereof. If, in Landlord’s judgment, the work fails to comply with this standard, Tenant will not be allowed to open until all discrepancies are fixed.
11.    Smells. Proper care must be taken when working with glues, paints, and any other material requiring special ventilation. Such smells must not waft into the common area and other tenant spaces.
12.    Welding and penetrations. All welding and slab penetrations require Landlord’s prior approval. Hot Work Permits are required before any hot work is done. Hot Works Permits and Impairment Forms must be obtained through Security Control.
13.    Sprinklers. At no time shall the sprinkler system be shut down without Landlord’s approval. Any impairment of the system requires a fire watch to be present at a rate of $40/hour. Bellevue Place sprinkler drain and re-fill procedures must be followed. Please reference page 37 for further information and instructions.
Also, please review the Emergency Sprinkler Containment Kit direction on page 36.
14.    Irregular hours. Contractor cannot perform any work before and/or after regular business hours without prior approval of Landlord.

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15.    Noise. Loud noises, particularly those created by the use of jackhammers, rivet guns, and grinding equipment shall not be used during business hours. No radios and/or music are allowed during normal business hours. Any and all noise must be kept at a low volume that cannot be heard outside Tenant’s space.
16.    Roof. Contractor shall not go on the roof without the prior approval of Landlord.
17.    Asbestos. All materials incorporated in Tenant’s space shall be 100 percent (100%) free of asbestos-containing material.
18.    Electrical room. The contractor shall not enter the electrical room without Landlord’s permission.
19.    Fire extinguisher. The contractor shall keep a fire extinguisher in Tenant’s space at all times.
20.    Professional behavior. The general contractor, their employees, and all subcontractors must not curse, expectorate, or otherwise act unprofessionally and must wear shirts at all times.
21.    Maintenance. Anytime maintenance personnel must do work to maintain Bellevue Place standards, the charges will be paid by Tenant’s general contractor at the rate of $80/hour.
22.    Security Guard Service. Security guard service may be required at Landlord’s discretion at a rate of $40/hour. When requesting security, 24 hour notice is required, and we have a 4-hour minimum for security service. If contractor cancels service, they are required to give 24 hours notice of such cancellation in order to avoid the 4-hour minimum charge.
Landlord may fine the contractor whatever amount is needed to repair any property damages that the contractor does not fix on their own. Landlord reserves the right to stop work if any of the above rules or regulations are violated by said contractor or any of their subcontractors.
I have read and understand all of the above conditions and regulations and agree to abide by the same.

Tenant Space No:	Tenant;
General Contractor:
Signature:
Print Name:
Email Address:
Cell Phone Number:

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Tenant Design & Construction Manual 2014	33

Pre/Post Demo MEP Inspection Form

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Emergency Fire Sprinkler Containment Kit Instructions
EMERGENCY USE ONLY
Purpose
This kit is to be utilized as needed in the event of a fire sprinkler line break during tenant construction activity. The items can be used to control the water flow into the 55 gal. can or any other water tight item such as a gondola on site. In the event of a fire sprinkler line break, all contractors and subcontractors are to utilize the containment kit to minimize water escape from the work site. This is particularly critical in second level spaces, or any space that is not slab on grade. The object is to contain the water and in doing so to allow enough time to shut off the fire sprinkler main valve, controlling water flow to the work zone. The fire sprinkler water containment kit includes the following items:

•	One (1) red, 55 gal. Rubbermaid can

•	One (1) 100 foot roll of a poly-tube

•	One (1) roll of Gorilla Tape

•	One (1) roll of galvanized wire

•	One (1) carpenters knife
Procedure
The site superintendent and all subcontractors shall be aware of this Emergency Fire Sprinkler Containment Kit and know its use, to prevent excessive water spillage into the TI space, adja-cent spaces and common areas. This kit is to minimize water damage by controlling the water into the 55 gal. bucket and/or other water tight containers such as a gondola. KDC Security staff will be trained in the use of this kit and may be available to assist in case of a fire sprin-kler break emergency. The use of this kit is primarily for the TI team and subcontractors that are onsite in the event of a fire sprinkler line break or damage.
1.    Utilize the poly-tube, cut to needed length and place one end over the broken sprinkler pipe and the other end were you want the water to drain to (55 gal. rubber maid can or gondola, out- side building, etc.)
2.    Use the gorilla tape or galvanized wire to seal the poly-tube to the sprinkler break, making sure the poly-tube stays in place until draining of system is completed.
3.    Continue to drain poly-tube /broken sprinkler pipe until water stops flowing from pipe. A fire sprinkler vendor will be contacted to make immediate repairs.
The Emergency Sprinkler Containment Kit is supplied to the TI space/Tenant’s general con-tractor, and shall remain in place with all delivered contents for the duration of the project. Tenant’s general contractor is responsible to maintain the kit in its original operable condition.
Fire System Sprinkler Drain and Re-fill Procedure
Any tenant improvement or construction activity that requires draining of the fire sprinkler system within Kemper Development Properties must follow the guidelines/procedure below:

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Sprinkler System Draining Procedure
Follow established impairment guidelines as follows:
(a.) Go to the Security Control Office, located in the Bank of America Building, and fill out an “Impairment Form”.
(b.) Arrange appropriate fire watch if applicable.
(c.) Disable specific fire alarm devices.
(d.) Go on test hold with our off-site monitoring company.
Prior to any sprinkler systems being turned off, the appropriate “RED TAG*” will be attached to the con-trol valve or device effected by work being done. Sprinkler fitter-vendor will communicate with Security Control via Fire Watch Officer assigned to their work area prior to closing the sprinkler valve. If a Fire Watch Officer is unavailable, sprinkler fitter-vendor will call Security Control at: (425) 460-5730 prior to closing any fire system sprinkler valve(s). Drain the system as needed and perform necessary work in-dicated on the Impairment Form.
Sprinkler System Re-filling Procedure
Contact Security Control via Fire Watch Officer that a refill is requested. (If Fire Watch Officer is unavail- able, Security Control will be called at: (425) 460-5730.) KDC Fire, Life, Safety representative will turn pumps off prior to refill.
Security Control will relay the approval to refill the impaired system to the sprinkler fitter-vendor performing the work. (The control valve must be opened slowly to minimize water-hammers to the system.)  Once the impaired system is up to normal pressure and impaired system piping has been checked for water leaks, the Fire Watch Officer will advise the sprinkler fitter-vendor and Security Control. The system is now online and the sprinkler fitter-vendor must return to Security Control, sign the Impairment Form for completion of work and return the “RED TAG”. After the system is back online, a Fire, Life, Safety representative will turn the pumps back on

* = RED TAG impairment tagging system (FM Global)

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Hot Work Permit Sample

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ARTICLE VI: TYPICAL DETAILS (11/22/2010)

A-0	REFERENCE FLOOR PLAN
A-1	STANDARD PARTITION
A-2	SOUND/DEMISING PARTITION
A-3	TYPICAL WINDOW SILL
A-4	LOW WALL SUPPORT
A-5	LOW WALL END BRACING
A-6	PARTITION HEAD BRACING
A-7	PARTITION TO CORE WALL
A-8	PARTITION ‘T’ INTERSECTION & FINISHED END
A-9	PARTITION TO MULLION
A-10	PARTITION TO CHEVRON
A-11	CONCRETE COLUMN FURRING AND PARTITION
A-12	PARTITION BASE
A-13	PARTITION BASE-ALTERNATIVE
A-14	LOW WALL TOP CAP

B-0	TYPICAL DOOR-RELITE ELEVATION
B-1	RELITE HEAD, JAMB & SILL
B-2	RELITE HEAD, JAMB & SILL-ALTERNATIVE
B-3	RELITE HEAD CONNECTION
B-4	RELITE JAMB-GWB PARTITION
B-5	RELITE SILL DETAIL
B-6	RELITE VERTICAL MULLION
B-7	RELITE VERTICAL MULLION-ALTERNATIVE
B-8	RELITE VERTICAL CORNER
B-9	TYPICAL BUTT GLAZING JOINT
B-10	DOOR/RELITE JAMB
B-11	DOOR/RELITE JAMB-ALTERNATIVE
B-12	DOOR JAMB & HEAD
B-13	DOOR JAMB TO PARTITION CONNECTION
B-14	DOOR HEAD
B-15	DOOR HINGE-SIDE JAMB
B-16	DOOR THRESHOLD
B-17	FOLDING DOOR JAMB

C-0	TYPICAL CASEWORK ELEVATION
C-1	UPPER CASEWORK
C-2	LOWER CASEWORK
C-3	ADA SINK & CASEWORK
C-4	WORK COUNTER

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C-5	ADA CLOSET ROD & SHELF

D-1	SUSPENDED CEILING SUPPORT
D-2	CEILING PARIMETER DETAIL

E-1	CARPET/VCT TRANSITION DETAIL
E-2	CARPET/WOOD TRANSITION DETAIL
E-3	CARPET/VINYL TRANSITION DETAIL
E-4	CARPET/STONE TRANSITION DETAIL

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EXHIBIT E
RULES AND REGULATIONS
1.    If Landlord objects in writing to any curtains, blinds, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Leased Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Leased Premises.
2.    The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Leased Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, may be prejudicial to the safety, character, reputation or best interests of the Building and its Tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in illegal activities. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building or any other restricted areas which are so posted.
3.    The directory of the Building will be provided exclusively for the display of the name and location of Tenants only, and Landlord reserves the right to exclude any other names therefrom.
4.    Tenant shall not employ any person or persons other than the janitor of Landlord for purposes of cleaning the Leased Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Leased Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary using and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture or other special services.
5.    Landlord will furnish office tenants, free of charge, with two keys to each door lock in the Leased Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on the Leased Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors which have been furnished, or shall pay Landlord therefor.
6.    If Tenant requires telegraphic, telephonic, burglar alarm, music or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.
7.    Any freight elevator shall be available for use by all Tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. All such deliveries shall enter the building through the loading dock on Garage Level P2.
8.    Tenant shall not place a load upon any floor of the Leased Premises which exceeds

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the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought in to the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that maybe transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The person employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of the Tenant.
9.    Tenant shall not use or keep in the Leased Premises any kerosene, gasoline or other flammable or combustible fluid or material other than those limited quantities necessary for the operation and maintenance of office equipment and cash registers. Tenant shall not use or permit to be used in the Leased Premises any foul, toxic or noxious gas or substance, or permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Leased Premises any birds or animals.
10.    Tenant shall not use any method of heating or air-conditioning other than that supplied or approved by Landlord.
11.    Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall close window coverings and turn off lights at the end of each business day.
12.    Landlord reserves the right, exercisable with thirty (30) days’ notice and without liability to Tenant, to change the name and street address of the Building.
13.    Between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, Landlord reserves the right to exclude from the Building any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
14.    Tenant shall close and lock the doors of the Leased Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Leased Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
15.    Tenant shall not accept barbering or bootblacking service upon the Leased Premises.

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16.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
17.    Tenant shall not use the Leased Premises for any business or activity other than that specifically provided for in Tenant’s Lease.
18.    Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
19.    Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Leased Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Leased Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Leased Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
20.    Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent same.
21.    Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.
22.    Tenant shall store all its trash and garbage within the Leased Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
23.    The Leased Premises shall not be used for any improper, immoral or objectional purpose. No cooking shall be done or permitted by Tenant on the Leased Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment such as equipment used for brewing coffee or dispensing hot water, and standard household refrigerators and microwave ovens shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations and in accordance with the use clause in Tenant’s Lease.
24.    Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
25.    Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
26.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
27.    Tenant assumes any and all responsibility for protecting the Leased Premises from

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theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Premises closed.
28.    The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.
29.    Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks.
30.    Landlord may, as Landlord in its sole discretion may deem appropriate, temporarily waive any one or more of these Rules and Regulations in favor of Tenant or any other tenant, but no such waiver of such Rules and Regulations in favor of Tenant or any other tenant, shall prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any or all of the tenants in the Building.
31.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
32.    Landlord reserves the right to charge and/or make such other reasonable Rules and Regulations as, in its judgment, may from time to time be appropriate, desired or needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
33.    Landlord shall have the right to prohibit any adve1tising by Tenant which, in Landlord’s opinion, tends to impair the reputation of Bellevue Place or its desirability as a first-class office and retail complex and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
34.    The word “Building” as used herein means the entire Bellevue Place development of which the Leased Premises are a part.
35.    Tenant shall be responsible for the observance of all the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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EXHIBIT F
BELLEVUE PLACE TRANSPORTATION MANAGEMENT AGREEMENT

I.	OBJECTIVES
This Agreement describes the transportation management program for Bellevue Place. The objectives of this program are to:
A.    Make best use of the available parking supply;
B.    Control peak hour employee traffic generated by the project;
C.    Support the City’s transportation goals for downtown Bellevue; and
D.    Provide a flexible program that allows adjustment to changing circumstances and patterns of success.
E.    To prevent a parking shortfall and spillover when the Building is 95% occupied.

II.	DEFINITIONS
A.    Carpool. An employee vehicle, registered with the TMA, carrying two or more persons (of which at least two must be full-time Bellevue Place employees) to and from work on a regular basis.
B.    Employee. A full-time employee whose place of work is Bellevue Place.
C.    Employee Vehicle. A motor vehicle driven by a Bellevue Place employee.
D.    Employer. A tenant of Bellevue Place with one or more employees.
E.    Percent Occupancy. The percent of net rentable floor area actually occupied by tenants at any given time.
F.    PM Peak Hour. The hour of highest traffic volume on streets adjacent to Bellevue Place in the p.m. peak period; this is currently defined as 4:30 to 5:30 p.m.
G.    Net Rentable Floor Area. As defined in BCC 20.50.020.
H.    Vanpool. An employee vehicle, registered with the TMA, carrying 5 or more persons (of which at least 4 must be full-time Bellevue Place employees) to and from work on a regular basis.

III.	CONDITIONS
A.    The property owner shall seek to achieve “target maximums” for p.m. peak hour outbound employee vehicle trips and peak employee parking demand. These target maximums are related to building occupancy and will recognize the greater effectiveness of a Transportation Management Program (TMP) when building occupancies are higher. The target maximums are shown in Table 1. Achievement toward target maximums will be evaluated every year beginning with the first October after reaching 50% occupancy and continuing until:

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1.    4 years after 50% occupancy is reached, or
2.    6 years after the temporary certificate of occupancy is issued, whichever is later.
Table 1. Target Maximums
Target Maximums

Project Occupancy	Employee Vehicles Parked	Peak Hour Outbound Employee Vehicle Trips (PM)
0 to 49% Occupancy	(no targets)	(no targets)
50.0 to 54.9%	783	597
55.0 to 59.9%	829	632
60.0 to 64.9%	873	666
65.0 to 69.9%	918	700
70.0 to 74.9%	962	734
75.0 to 79.9%	1003	765
80.0 to 84.9%	1044	797
85.0 to 89.9%	1083	826
90.0 to 94.9%	1117	852
95.0 to 100% (full Occupancy)	1117	852
B.    The property owner shall measure peak hour outbound employee vehicle trips and peak employee parking demand eve1y year, beginning with project occupancy and continuing until no longer required by the City of Bellevue and TMA. Measurements will be made by the TMA or other party approved by the City of Bellevue. The measurements shall be repeated annually during the month of October.
Peak hour employee traffic exit volumes will be counted manually or with the use of the mechanical exit control devices if possible. Employee parking demand will be counted during the peak period of accumulation or with the use of the mechanical garage control gate, if possible. These employee exit volumes and employee parking demands will be counted on 5 October weekdays, Tuesday through Thursday, selected by the TMA or other party jointly approved by the City and property owner. These selected days will exclude days of unusual events and may be modified by mutual agreement. (An example would be a day on which a large banquet meeting was expected to end during the p.m. peak hour). The mean of the five counts will be used for average employee vehicles parked and for average p.m. peak hour outbound employee vehicle trips.
Project occupancy will be recorded at the time of the parking and traffic surveys for use in evaluating the achievement toward target maximums. Project occupancy will be based on the percent of net rentable floor area occupied.
C.    The property owner shall implement the Transportation Management program described herein to meet the objectives. This Transportation Management Program shall consist of a Base Level of activity and Activity Levels 1, 2 and 3.
D.    The Transportation Management program shall provide a base level of activiy. The base level of activity will begin with project occupancy and continue until no longer required by the City

2

of Bellevue. In the base level of activity, the property owner shall agree that:
1.    The property owner shall assign overall management responsibilities for transportation management services to a Transportation Management Association. Preferably, this would be the existing Bellevue TMA. However, if the Bellevue TMA should not be willing or able to perform, an on-site TMA would be established. The transportation services are subject to agreement by the TMA and will be based on operating costs for the TMA. The TMA’s responsibilities would include:
a.    Serve as the Bellevue Place Transportation Coordinator. The coordinator will take the lead in initiating and maintaining Bellevue Place Transportation Management program and will work in collaboration with the designated representatives of owners, tenants and Metro.
b.    Establish and maintain the Commuter Information Center.
c.    Provide for certification of carpools and vanpools.
d.    Administer the transit, carpool, and vanpool incentive payments, if any.
e.    Provide periodic distribution of information materials (desk-top, door-to-door) such as, but not limited to, transit, carpool/vanpool, and flex-time promotional materials as well as information concerning parking rates, vanpool rates, or seasonal commuting information.
f.    Provide semi-annual, building-wide promotions of High Occupancy Vehicle (HOV) travel and alternative work scheduling, such as flex-time, in collaboration with Metro. This may include underwriting and implementing special events related to Transportation Fairs or promotion.
g.    Coordinate the employee travel/parking survey, previously described in paragraph III B of this agreement.
h.    Provide new employees in the building with an orientation to the transportation incentives offered by Bellevue Place.
i.    Coordinate with Metro for support services that could include Transportation Coordinator training sessions, program promotion services, and on-site displays and presentations.
j.    Report on a periodic basis the results of the program to both the Owner/Developer and the City of Bellevue.
2.    Both owners and tenants shall be member participants in the TMA. Membership will require a pledge of good faith efforts and payment of dues on the following basis:
a.    The building owner will pay annual dues based on an average weekday p.m. peak hour outbound employee vehicle trips as defined and measured in paragraph III.B. Dues payment will begin at project occupancy. The peak hour outbound employee vehicle trips will be measured each October and will be made using the same methods as for measuring target maximums. Dues will become effective on the January 1st following the October survey defined in paragraph III.B, based on the results of such study. During the first year, or portion thereof, prior to the first January following the first October survey defined in paragraph III.B, the number of peak hour outbound employee vehicle trips will

3

be estimated based on average projected occupancy for the year. Annual dues will be by year starting with initial occupancy, as shown below, in Table 2:
Table 2.
Annual TMA Dues Schedule for Peak Hour
Outbound Employee Vehicle Trips

1st Year (or portion of)	$42/p.m. peak hour outbound trip
2nd Year	$37
3rd Year	$32
4th Year	$28
5th Year & Beyond	$24
In the event the Bellevue TMA provides these services, then in recognition of lower occupancies during the first years, these dues may be prepaid advances to the Bellevue TMA of up to $8,000 per quarter year up to an aggregate total not to exceed $60,000. These advances may be provided for any quarter year up to the end of 1990, and will be used only for direct expenses and allocated overhead related to the Bellevue Place Transportation Management program. Any such advance will be credited toward future dues payments.
b.    Employer tenants, except the hotel, shall pay TMA dues at the rate of $10.00 per month for each additional employee parking space leased from the property owner in excess of 2 spaces per 1,000 net rentable floor area. This fee will be in addition to the normal parking rate charges. Should the Owner not wish to pass this responsibility on to his employer tenants, then he shall assume this responsibility to the TMA.
c.    The purpose of these dues is to suppo1t the services and overhead related to the Bellevue Place Transportation Management program. In the event these services are provided by the existing Bellevue TMA, the Bellevue TMA shall reduce these dues if they are in excess of need. The dues may be raised only by the mutual consent of the Bellevue TMA and the property owner.
d.    In the event the TMA se1vices described are provided by the existing Bellevue TMA, Bellevue Place will have a continuing option to withdraw from the Bellevue TMA. For example, if Bellevue Place can, in its judgment, provide its own TMA that is equivalent or better at comparable lower costs, it may withdraw and firm its own TMA.
Continuing participation will also be contingent upon the Bellevue TMA also receiving by early 1989 significant funds on an ongoing basis from other sources in downtown Bellevue. If, by then, this other funding is not at least equal to twice the Bellevue Place share, then Bellevue Place may choose, at its option, to drop out of the Bellevue TMA and create its own project TMA. This project TMA would perform similar functions, and would not change the other aspects of the program. Withdrawal would take effect six months after giving such notice.
3.    The property owner shall maintain a number of set-aside carpool and vanpool spaces sufficient to serve demand but not to exceed 224 spaces. Carpool or vanpool spaces not used by 9:30 a.m. may be released for other uses. Spaces will be reserved for carpools and vanpools that are registered with the building transportation coordinator of TMA.

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4.    The property owner shall charge for employee parking at current downtown Bellevue market rates, but in no case at a rate less than the then current Metro two-zone pass.
E.    The property owner shall implement levels of activity 1, 2 and 3 for calendar year beginning January 1st if target maximums measured in the previous October counts (defined in paragraph III.B) were not achieved.
1.    Level 1 shall be implemented by the property owner the first calendar year following each October count (defined in paragraph III.B) in which maximums were not met. For example, if the project occupancy is between 60 and 65% and either the peak parking or outbound peak hour employee vehicles is greater than specified in the target maximum, level I activity would be triggered. Level 1 activity will be a continuation of base level activities plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 14% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
Table 3.
Maximum Transit Pass, Subsidies and Parking Discount

Project Occupancy	Maximum Number of Parking Discounts	Maximum Number of Transit Pass Subsidies
0 to 49.9%	0	0
50 to 54.9%	72	144
55 to 59.9%	87	176
60 to 64.9%	103	207
65 to 69.9%	119	238
70 to 74.9%	137	274
75 to 79.9%	157	315
80 to 84.0%	175	351
85 to 89.9%	199	400
90 to 94.9%	224	450
95 to 100% (full)	224	450

2.    The property owner, through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amounts of the discount for carpools will be 16.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted pe1mits will not exceed the minimum number of ride share vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
Level 2 activity shall be implemented by the property owner in the calendar year following the second consecutive October measurement in which target maximums were not achieved. Level 2

5

activity will be a continuation of the base activity level plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 28% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employee; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 66.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
3.    Level 3 activity shall be implemented by the prope1ty owner in the calendar year following a third consecutive October measurement (defined in paragraph III.B) in which target maximums were not achieved. Level 3 activity will be a continuation of the base level of activity plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 42% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 50% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 100.0% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
4.    In the calendar year following an October count (defined in paragraphs III.B) in which both targets were achieved, the level of activity may drop by one level (from Level 2 to Level l, for example) but not lower than the Base Level. The activity levels ca1111ot drop or rise by more than one level per year except at the termination of the target maximum program. The end of the target maximum program will occur 4 years after the project reaches 50% occupancy or 6 years after the tempora1y ce11ificate of occupancy is issued, whichever is later (as described in Section A). At the termination of the target maximum program, the activity levels will return to the base level.
5.    If the experience shows that the relative use among transit, carpool and vanpool are different than expected, the number of transit passes subsidized or parking discounts offered can be modified so long as the maximum applicable expenditure would not exceed that required by paragraphs III.B(l), (2) and (3).
F.    The property owner or applicant shall annually provide an assurance bond as a

6

guarantee that the required financial incentives described in activity levels l, 2, and 3 will be provided. This assurance bond will equal the cost of the maximum incentive levels and property owner dues that could be required for the following year.
The amount included in the assurance bond will be determined in October when the level of activity required is determined. The bond would be issued by the following January 1st.
A claim may be made on the bond only if and to the extent that the property owner fails to provide the required level of subsidies and dues.

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DEFINITION OF TERMS
Outbound Vehicle Trip-ends. A vehicle that exits at any parking area at Bellevue Place and enters an adjacent street.
On-site Employee Parking. Parking for part- or full-time employees of the project located within the project.
On-site Short-term Parking. Parking within the project that is restricted for use by visitors, clients, shoppers and hotel use.
P.M. Peak Hour of Traffic. The hour with the highest two-way traffic volumes on streets adjacent to the project during the p.m. peak period.
Peak Hour of Parking Accumulation. The hour with the highest number of vehicles parked.
Project Occupancy. The percent of the project space that is leased and occupied based on the percent of net square feet and excludes hotel occupancy.
Parking Limits. The maximum number of parking spaces that can be allocated for employee parking.
P.M. Peak Hour Outbound Employee Vehicle Trip Limits. The maximum number of employee vehicle trips that are allowed to exit the project during the p.m. peak hour of traffic.
Target Maximum. A limit on the number of p.m. peak hour outbound employee vehicle trips and the number of parking spaces used for employee parking that is applied prior to full project occupancy but only after the occupancy of the project reaches 50% (excluding the hotel).
Achievement of Target Maximum. A target maximum is achieved when both intermediate employee parking and p.m. peak hour employee vehicle trip limits that were established for a percent of project occupancy are not exceeded.
Transportation Management Program. An assortment of policies and activities designed to discourage single occupancy vehicle (SOV) use by employees and peak hour vehicle trips generated by the project.
Transportation Management Association. An organization devoted to promoting transportation management programs as well as other transportation issues.
Base Level of Activity. The elements of the ongoing transportation management program which will be required of project owners and tenants and provided for employees.
Level 1 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the first time.
Level 2 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the second consecutive time.
Level 3 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the

8

third consecutive time.
TMA Membership Dues. Fees required to be paid by the building owners and tenants to the TMA in return for the TMA providing transportation management program services.
Assurance Bond. A financial commitment made by the prope1ty owner or applicant to the City of Bellevue that will be forfeited if property owner or applicant fails to make financial contributions required in Level 1, 2, or 3 Activities.
Transit Pass Subsidies. A financial contribution to employees through a discount for monthly Metro, Community Transit or other transit passes.
Carpool and Vanpool Parking Discounts. Lower prices relative to SOY employee parking rates offered by the building owner or applicant to employees who commute in a registered vanpool of 5 or more persons.

9

EXHIBIT G
FORM OF TENANT ESTOPPEL CERTIFICATE
_______________, 201_
Metropolitan Life Insurance Company
400 S. El Camino Real, 8th Floor
San Mateo, California 94402
Gentlemen:
The undersigned, _______________________________ (“Tenant’’), as tenant under a lease (the “Lease”) of certain premises dated ____________executed by Tenant and Bellevue Place Office, LLC (“Landlord”), does hereby state, declare, represent and warrant as follows:
1.The copy of the Lease attached hereto as Exhibit A is a true and correct copy of the Lease and the Lease is in full force and effect and has not been amended, supplemented or changed, except as follows [if none, so state]:

2.Tenant has accepted possession of the premises demised under the Lease, and all items of an executory nature have been completed under the terms of the Lease, including, but not limited to, completion of construction of the demised premises (and all other improvements required under the Lease) in accordance with applicable plans and specifications and within the time periods set forth in the Lease and otherwise in accordance with the Lease, and payment of any improvement allowance or other funds owing by Landlord to Tenant. Tenant further acknowledges that the term commenced on ____________ and shall expire on ___________, unless sooner terminated or extended in accordance with the terms of the Lease.

3.No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a “default’’) on the part of the undersigned exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of the undersigned.

4.No default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.

5.Tenant has no option or right to purchase the property of which the premises are a part, or any part thereof.

6.No rentals are accrued and unpaid under the Lease.

7.No prepayments of rentals due under the Lease have been made and no security or deposits as security have been made thereunder, except as set forth in the Lease.

8.The undersigned has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord.

1

9.The undersigned has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.

10.The undersigned agrees to notify you of any default on the part of Landlord under the Lease which would entitle the undersigned to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancellation thereof shall be effective unless you have received said notice and have failed within thirty (30) days after the expiration of the cure period provided to Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation.

11.The undersigned understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust, Security Agreement and Fixture Filing encumbering Landlord’s fee interest in the prope1ty of which the leased premises are a portion and the rents, issues and profits of the Lease and (ii) an Assignment of Leases which affects the Lease, and that you are relying upon the representations and warranties contained herein in making such loan.

By
Name:
Its:

By
Name:
Its:

2

EXHIBIT A
TO TENANT ESTOPPEL CERTIFICATE
Copy of Lease and Amendments to Lease

3

EXHIBIT H
SUBORDINATION AGREEMENT TO
RECIPROCAL EASEMENT AGREEMENT
WHEN RECORDED RETURN TO:
PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579
SUBORDINATION AGREEMENT
____________________, a ____________ corporation, as Tenant under that certain Lease dated _______________, 201_, wherein Tenant leases from Bellevue Place Office, LLC, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit “A” attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder’s No. 8709160449, records of King County, Washington as amended from time to time.
DATED this __________ day of __________, 201_.

TENANT:

By

Its President

By

Its Secretary

1

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this day _______ of _________________, 201_, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared __________________, and ________________ to me known to be the President and Secretary of _____________________, a ___________ corporation, the corporation named in and which executed the foregoing instrument; and acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

NOTARY PUBLIC in and for the State of Washington, residing
(SEAL)	at
	My commission expires	.

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this day _______ of _________________, 201_, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared __________________ known to me to be the individual named in and who executed the foregoing document, and acknowledged to me that he/she signed the same as his/her free and voluntary act and deed for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

NOTARY PUBLIC in and for the State of Washington, residing
(SEAL)	at
	My commission expires	.

2

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

3

FIRST LEASE ADDENDUM
THIS FIRST LEASE ADDENDUM (the "Addendum") is made this 11th day of November, 2016 ("Effective Date"), by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company ("Landlord"), and SMARTSHEET.COM, INC., a Washington corporation ("Tenant").
RECITALS
A.    Landlord and Tenant entered into a nonresidential Lease dated March 3, 2016 (he "Lease"), for Suite 960 in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.    Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects, which includes (i) adding Suite 1405 to the Leased Premises; (ii) providing Rent for such suite; and (iii) providing for Landlord's Improvements (as defined below) to such suite.
C.    Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.    Section 1 - Basic Lease Data, Terms and Exhibits. The following provisions of Section 1 of the Lease are hereby amended in their entirety/and or added to read as follows:
1.6    Leased Premises. Upon the Commencement Date For Suite 1405 through and including the Expiration Date for Suite 1405, that portion of the fourteenth (14th) floor of the Bank of America Building, as and where shown on Exhibit A, attached hereto and incorporated herein by this reference, shall be added to Exhibit C in the Lease.
1.7    Rentable Area of the Leased Premises. Upon the Commencement Date For Suites 1405, the following is added to Section 1.7 of the Lease:
Suite 1405: A total of One Thousand Seven Hundred Eighty (1,780) square feet, from the Commencement Date For Suite 1405, through and including the Expiration Date For Suite 1405.
1.9    Tenant's Share For Suite 1405. From the Commencement Date For Suites 1405, through and including the Expiration Date For Suite 1405, Tenant's Share For Suite 1405 shall be as follows:

(b)
Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: Zero point three eight four percent (0.384%) based on 463,599 rentable square feet pursuant to Section 1.8(a) of the Lease.

(c)	Operating, Repair and Maintenance Expenses for Bellevue Place: Zero point three four three percent (0.343%) based on 519,549 rentable square feet pursuant to Section 1.8(b) of the Lease.
1.10    Rent:
The following paragraph is hereby added to the end of Section 1.10 of the Lease:

1

[Based on 1,780 rentable square feet]
From and including the Commencement Date For Suite 1405, through and including the Expiration Date For Suite 1405, Rent shall be Thirty-eight and 00/100 Dollars ($38.00) per rentable square foot for Suites 1405 per annum or Five Thousand Six Hundred Thirty-six and 67/100 Dollars ($5,636.67) per month.

1.18	Commencement Date For Suite 1405. Upon the earlier of (i) November 28, 2016 or (ii) the date Tenant occupies Suite 1405 for business purposes.

1.19	Expiration Date For Suite 1405: January 31, 2017. The Lease shall continue thereafter with respect to the remaining Leased Premises under the Lease.
2.    Landlord's Improvements. Landlord shall add duplex outlets in mutually agreeable locations in Suite 1405 ("Landlord's Improvement"). Landlord shall pay certain amounts toward the cost of the Landlord's Improvements ("Landlord's Improvement Allowance"). Landlord's Improvement Allowance is limited to One Thousand Five Hundred and 00/100 dollars ($1,500.00). Any and all costs for the construction and installation of the Landlord's Improvements in excess of Landlord's Improvement Allowance shall be Tenant's sole responsibility and shall be paid by Tenant promptly when due.
3.    Tenant's Acceptance of Suite 1405. Tenant has inspected Suite 1405 and accepts the same in their current condition, provided Landlord delivers Suite 1405 vacant, with Landlord's Improvements complete and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of Suite 1405, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.
4.    Return of Suites 1405. At the expiration or sooner termination of this Lease, solely with respect to Suite 1045, Tenant shall return Suite 1405 to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord's consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other casualty excepted. Tenant shall remove all inventory, furniture, data cabling, and other personal property which does not become a part of the Leased Premises.
5.    Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

2

DATED as of the day and year first above written.

LANDLORD		TENANT

BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation

By:	KEMPER DEVELOPMENT	By:	/s/ Mark Mader
	COMPANY, a Washington corporation,		Mark Mader
	Its Manager	Its President and CEO

By:	/s/ James E. Melby
James E. Melby
President

3

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 11 day of November, 2016, before me personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Katie Kirkness
	Type Notary Name:	Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline
	My commission expires	9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 11th day of November, 2016, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER, to me known to be the President and CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Matthew Harrison
(SEAL)	Print Name:	Matthew Harrison
Notary Public in and for the State of
	Washington, residing at	King County
	My commission expires	6-10-2019

4

EXHIBIT A
Suite 1405

5

SECOND LEASE ADDENDUM
THIS SECOND LEASE ADDENDUM (the “Addendum”) is made this 10th day of January, 2017, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into a nonresidential Lease dated March 3, 2016 and First Lease Addendum dated November 11, 2016 (collectively referred to as the “Lease”), for Suite 960 and 1405 in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.    Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects, which includes revising the Expiration Date for Suite 1405.
C.    Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.    Section 1 - Basic Lease Data, Terms and Exhibits. The following provision of Section 1 of the Lease is hereby amended in its entirety to read as follows:

1.19	Expiration Date For Suite 1405: April 30, 2017. The Lease shall continue thereafter with respect to the remaining Leased Premises under the Lease.
2.    Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.

(signatures on the following page)

1

DATED as of the day and year first above written.

LANDLORD		TENANT

BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By:	KEMPER DEVELOPMENT	By:	/s/Jennifer Ceran
	COMPANY, a Washington corporation,		Jennifer Ceran
	Its Manager		CFO

By:	/s/ James E. Melby
James E. Melby
President

2

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 10 day of January, 2017, before me personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Katie Kirkness
(SEAL)	Type Notary Name:	Katie Kirkness
Notary Public in and for the State of
	Washington, residing at	Shoreline
	My commission expires	9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 6th day of January, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Jennifer Ceran, to me known to be the CFO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and they acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Casey Jackson
(SEAL)	Print Name:	Casey Jackson
Notary Public in and for the State of
	Washington, residing at	Bellavue
	My commission expires	8/16/20

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THIRD LEASE ADDENDUM
THIS THIRD LEASE ADDENDUM (the “Addendum”) is made this 3rd day of February, 2017, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into a nonresidential Lease dated March 3, 2016, First Lease Addendum dated November 11, 2016 and Second Lease Addendum dated January 10, 2017 (collectively referred to as the “Lease”), for Suite 960 and 1405 in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.    Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects, which includes revising the Expiration Date for Suite 1405,
C.    Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.    Section 1 - Basic Lease Data, Terms and Exhibits. The following provision of Section 1 of the Lease is hereby amended in its entirety to read as follows:

1.19	Expiration Date For Suite 1405: December 31, 2017. The Lease shall continue thereafter with respect to the remaining Leased Premises under the Lease.
2.    Remaining Lease Provisions Unchanged. All other terms, conditions, provisions and covenants of the Lease shall remain unchanged.
(signatures on the following page)

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DATED as of the day and year first above written.

LANDLORD		TENANT

BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET.COM, INC., a Washington corporation
By:	KEMPER DEVELOPMENT	By:	/s/ Jennifer Cerean
	COMPANY, a Washington limited liability company, Its Manager		Jennifer Ceran
		Its	CFO

By:	/s/ James E. Melby
James E. Melby
President

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STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 3 day of February, 2017, before me personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Katie Kirkness
	Type Notary Name:	Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline
	My commission expires	9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 2nd day of February, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Jennifer Ceran, to me known to be the CFO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Tiffany C. Granger
	Type Notary Name:	Tiffany C. Granger
Notary Public in and for the State of
(SEAL)	Washington, residing at	Issaquah
	My commission expires	August 16, 2020

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BANK OF AMERICA BUILDING OFFICE LEASE
BETWEEN
BELLEVUE PLACE OFFICE, LLC,
a Washington limited liability company
(Landlord)
AND
SMARTSHEET.COM, INC.,
a Washington corporation
(Tenant)
SUITES 400, 425 and 450

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Contents

1	BASIC LEASE DATA, TERMS AND EXHIBITS.		1

2	PREMISES		5
	2.1	Generally	5
	2.2	Reserved to Landlord	6
	2.3	Intentionally Omitted	6

3	LEASE TERM		6
	3.1	Generally	6
	3.2	Termination	6
	3.3	Holding Over	6
	3.4	Option to Extend Lease Term	6
	3.5	Right of First Opportunity	8

4	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR		8
	4.1	Commencement Date	8
	4.2	Expiration Date	8
	4.3	Confirmation of Commencement and Expiration	8
	4.4	Lease Year	8

5	RENT		8

6	ADDITIONAL RENT		9
	6.1	Generally	9
	6.2	Definitions	12
	6.3	Payment	13
	6.4	Nonpayment	13
	6.5	Future Development of Bellevue Place	13
	6.6	Disputes Relating to Additional Rent	13

7	LATE CHARGES		13

8	SECURITY DEPOSIT		14

9	USES		14
	9.1	Permitted Uses	14
	9.2	Prohibited Uses	15
	9.3	Compliance with Laws, Rules and Regulations	15
	9.4	Hazardous Material	15

10	SERVICES AND UTILITIES		16

	10.1	Standard Services	16
	10.2	Interruption of Services	16
	10.3	Additional Services	16

11	IMPROVEMENTS, ALTERATIONS AND ADDITIONS		17
	11.1	Premises Improvements	17
	11.2	Alterations by Tenant	18
	11.3	Disability Laws	18

12	MAINTENANCE OF THE PREMISES		19
	12.1	Maintenance and Repair by Tenant	19
	12.2	Failure to Maintain	19
	12.3	Repair by Landlord	20
	12.4	Surrender of Leased Premises	20

13	ACCEPTANCE OF THE LEASED PREMISES		20

14	DEFAULT BY LANDLORD		20

15	ACCESS		21
	15.1	Right of Entry	21
	15.2	Excavation	21

16	DAMAGE OR DESTRUCTION		21
	16.1	Insured Loss	21
	16.2	Uninsured Loss	22
	16.3	No Obligation	22
	16.4	Partial Destruction of the Bank of America Building	22
	16.5	Business Interruption	22

17	MUTUAL RELEASE AND WAIVER OF SUBROGATION		22

18	INDEMNITY		23
	18.1	Generally	23
	18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities	23
	18.3	Waiver of Workers’ Compensation Immunity	24
	18.4	Provisions Specifically Negotiated	24

19	INSURANCE		24
	19.1	Liability Insurance	24
	19.2	Property Insurance	25
	19.3	Failure to Maintain	25
	19.4	Increase in Insurance Premium	25

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20	ASSIGNMENT AND SUBLEASING		25
	20.1	Assignment or Sublease	25
	20.2	Assignee Obligations	26
	20.3	Sublessee Obligations	26
	20.4	Conditional Consents	27
	20.5	Attorneys’ Fees and Costs	27

21	ADVERTISING		27

22	LIENS		27

23	TENANT’S DEFAULT		28
	23.1	Default	28
	23.2	Remedies in Default	28
	23.3	Legal Expenses	29
	23.4	Bankruptcy	29
	23.5	Remedies Cumulative - Waiver	30

24	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION		31
	24.1	Subordination - Notice to Mortgagee	31
	24.2	Mortgagee Protection Clause	31

25	SURRENDER OF POSSESSION		31

26	REMOVAL OF PROPERTY		31

27	VOLUNTARY SURRENDER		32

28	EMINENT DOMAIN		32
	28.1	Total Taking	32
	28.2	Constructive Taking of Entire Premises	32
	28.3	Partial Taking	32
	28.4	Damages	33

29	NOTICES		33

30	LANDLORD’S LIABILITY		33

31	TENANT’S CERTIFICATES		34

32	RIGHT TO PERFORM		34

33	AUTHORITY		34

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34	PARKING AND COMMON AREAS		35
	34.1	Parking	35
	34.2	Common Areas	35

35	TRANSPORTATION MANAGEMENT PROGRAM		36

36	QUIET ENJOYMENT		36

37	GENERAL		36
	37.1	Captions	36
	37.2	Bellevue Place Rent and Income	36
	37.3	Successors or Assigns	36
	37.4	Tenant Defined	36
	37.5	Lost Security or Access Key Card	37
	37.6	Landlord’s Consent	37
	37.7	Broker’s Commission	37
	37.8	Partial Invalidity	37
	37.9	Recording	37
	37.10	Joint Obligation	37
	37.11	Time	37
	37.12	Prior Agreements	37
	37.13	Inability to Perform	38
	37.14	Transfer of Landlord’s Interest	38
	37.15	No Light, Air or View Easement	38
	37.16	Reciprocal Easement Agreements	38
	37.17	Waiver	38
	37.18	Name	39
	37.19	Choice of Law - Venue	39
	37.20	OFAC Certification	39
	37.21	Letter of Credit	39
	37.22	Current Tenant	39

iv

BANK OF AMERICA BUILDING OFFICE LEASE
THIS LEASE is made this 12 day of September, 2016, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.Landlord owns certain rights and interests in and to certain real property and improvements thereon in the City of Bellevue, King County, Washington, which real property is described in Exhibit “A,” attached hereto, and shown on the site plan attached hereto as Exhibit “B.” Said property and the improvements thereon are part of a first-class multi-use development commonly known and referred to herein as “Bellevue Place.” Bellevue Place currently consists of the Bank of America Building, Hotel Building, Corner Building, and Wintergarden Retail Center, as shown on Exhibit “B,” as well as a Parking Garage currently located beneath the foregoing.
B.Tenant desires to lease from Landlord a portion of the Bank of America Building and Landlord is willing to do so on certain terms and conditions, which are set forth herein.
NOW THEREFORE, for and in consideration of the promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1.BASIC LEASE DATA, TERMS AND EXHIBITS.

1.1	Landlord: Bellevue Place Office, LLC, a Washington limited liability company.

1.2	Address of Landlord: P.O. Box 4186, Bellevue, Washington 98009.

1.3	Tenant: Smartsheet.com, Inc., a Washington corporation.

1.4	Principal Business Address of Tenant: 10500 NE 8th Street, Suite 1300, Bellevue, WA 98004.

1.5	Tenant’s Permitted Trade Name: Smartsheet.com.

1.6	Leased Premises: That portion of the fourth (4th) floor of the Bank of America Building; as and where shown on Exhibit “C” attached hereto.

1.7	Rentable Area of the Leased Premises:
Leased Premises 450 shall be comprised of Suite 450, consisting of Seven Thousand Three Hundred Twenty (7,320) square feet, and; effective April 1, 2019, Leased Premises 450 shall be comprised of Suite 450, consisting of Seven Thousand Three Eighty-four (7,384) square feet.
From and including the Leased Premises 400 Commencement Date: Leased Premises 400 shall be comprised of Suite 400, consisting of Ten Thousand Three Hundred Thirty-four (10,334) square feet.
From and including the Leased Premises 425 Commencement Date: Leased Premises 425 shall be comprised of Suite 425, consisting of Two Thousand Six Hundred Thirty-two (2,632) square feet.

1.8	Breakdown of Rentable Area at Bellevue Place:
(a)The total Rentable Area of the Bank of America Building and the Corner Building is Four Hundred Sixty-three Thousand Five Hundred Ninety-nine (463,599) square feet.
(b)The total Rentable Area of Bellevue Place is Five Hundred Nineteen Thousand Five Hundred Forty-nine (519,549) square feet.
1.9Tenant’s Share:
Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant’s Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set forth in Section 1.9(a); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(b).
[Leased Premises 450 - based on 7,320 rentable square feet]
(a)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: one point five eight percent (1.58%) based on 463,599 rentable square feet pursuant to Section 1.8(a), and: effective April 1, 2019, one point five nine percent (1.59%).
(b)Operating, Repair and Maintenance Expenses for Bellevue Place: one point four one percent (1.41%) based on 519,549 rentable square feet pursuant to Section 1.8(b), and: effective April 1, 2019, one point four two percent (1.42%).
[Leased Premises 400 - based on 10,334 rentable square feet]
From and including the Leased Premises 400 Commencement Date:
(a)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Comer Building: two point two three percent (2.23%) based on 463,599 rentable square feet pursuant to Section 1.8(a).
(b)Operating, Repair and Maintenance Expenses for Bellevue Place: one point nine nine percent (1.99%) based on 519,549 rentable square feet pursuant to Section 1.8(b).
[Leased Premises 425 - based on 2,632 rentable square feet]
From and including the Leased Premises 425 Commencement Date:
(a)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: point five seven percent (.57%) based on 463,599 rentable square feet pursuant to Section 1.8(a).
(b)Operating, Repair and Maintenance Expenses for Bellevue Place: point five one percent (.51%) based on 519,549 rentable square feet pursuant to Section 1.8(b).

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1.10Rent:
[Leased Premises 450 - based on 7,320 rentable square feet and, effective April 1, 2019, based on 7,384 rentable square feet]
From and including the Leased Premises 450 Commencement Date to and including June 30, 2017, the Rent shall be Thirty-four and 25/100 Dollars ($34.25), per square foot of the Rentable Area of the Leased Premises per annum or Twenty Thousand Eight Hundred Ninety-two and 50/100 Dollars ($20,892.50) per month.
From and including the first day of July, 2017 to and including June 30, 2018, the Rent shall be Thirty-five and 25/100 Dollars ($35.25) per square foot of the Rentable Area of the Leased Premises per annum or Twenty-one Thousand Five Hundred Two and 50/100 Dollars ($21,502.50) per month.
From and including the first day of July, 2018 to and including March 31, 2019, the Rent shall be Thirty-six and 25/100 Dollars ($36.25) per square foot of the Rentable Area of the Leased Premises per annum or Twenty-two Thousand One Hundred Twelve and 50/100 Dollars ($22,112.50) per month.
From and including the first day of April, 2019 to and including March 31, 2020, the Rent shall be Thirty-seven and 35/100 Dollars ($37.35) per square foot of the Rentable Area of the Leased Premises per annum or Twenty-two Thousand Nine Hundred Eighty-two and 70/100 Dollars ($22,982.70) per month.
From and including the first day of April, 2020 to and including March 31, 2021, the Rent shall be Thirty-eight and 47/100 Dollars ($38.47) per square foot of the Rentable Area of the Leased Premises per annum or Twenty-three Thousand Six Hundred Seventy-one and 87/100 Dollars ($23,671.87) per month.
From and including the first day of April, 2021 to and including the Expiration Date, the Rent shall be Thirty-nine and 62/100 Dollars ($39.62) per square foot of the Rentable Area of the Leased Premises per annum or Twenty-four Thousand Three Hundred Seventy-nine and 51/100 Dollars ($24,379.51) per month.
[Leased Premises 400 - based on 10,334 rentable square feet]
From and including the Leased Premises 400 Commencement Date, through and including December 31, 2017, the Rent shall be Thirty-six and 50/100 Dollars ($36.50), per square foot of the Rentable Area of the Leased Premises per annum or Thirty-one Thousand Four Hundred Thirty-two and 58/100 Dollars ($31,432.58) per month.
From and including the first day of January, 2018, to and including December 31, 2018, the Rent shall be Thirty-seven and 60/100 Dollars ($37.60), per square foot of the Rentable Area of the Leased Premises per annum or Thirty‑two Thousand Three Hundred Seventy-nine and 87/100 Dollars ($32,379.87) per month.
From and including the first day of January, 2019, to and including December 31, 2019, the Rent shall be Thirty-eight and 73/100 Dollars ($38.73) per square foot of the Rentable Area of the Leased Premises per annum or Thirty‑three Thousand Three Hundred Fifty-two and 99/100 Dollars ($33,352.99) per month.

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From and including the first day of January, 2020, to and including December 31, 2020, the Rent shall be Thirty-nine and 89/100 Dollars ($39.89) per square foot of the Rentable Area of the Leased Premises per annum or Thirty‑four Thousand Three Hundred Fifty-one and 94/100 Dollars ($34,351.94) per month.
From and including the first day of January, 2021, to and including December 31, 2021, the Rent shall be Forty-one and 09/100 Dollars ($41.09) per square foot of the Rentable Area of the Leased Premises per annum or Thirty‑five Thousand Three Hundred Eighty-five and 34/100 Dollars ($35,385.34) per month.
From and including the first day of January, 2022, to and including the Expiration Date, the Rent shall be Forty-two and 32/100 Dollars ($42.32) per square foot of the Rentable Area of the Leased Premises per annum or Thirty‑six Thousand Four Hundred Forty-four and 57/l00 Dollars ($36,444.57) per month.
[Leased Premises 425 - based on 2,632 rentable square feet]
From and including the Leased Premises 425 Commencement Date, through and including December 31, 2017, the Rent shall be Thirty-six and 50/100 Dollars ($36.50), per square foot of the Rentable Area of the Leased Premises per annum or Eight Thousand Five and 67/100 Dollars ($8,005.67) per month.
From and including the first day of January, 2018, to and including December 31, 2018, the Rent shall be Thirty-seven and 60/100 Dollars ($37.60), per square foot of the Rentable Area of the Leased Premises per annum or Eight Thousand Two Hundred Forty-six and 93/100 Dollars ($8,246.93) per month.
From and including the first day of January, 2019, to and including December 31, 2019, the Rent shall be Thirty-eight and 73/100 Dollars ($38.73) per square foot of the Rentable Area of the Leased Premises per annum or Eight Thousand Four Hundred Ninety-four and 78/100 Dollars ($8,494.78) per month.
From and including the first day of January, 2020, to and including December 31, 2020, the Rent shall be Thirty-nine and 89/100 Dollars ($39.89) per square foot of the Rentable Area of the Leased Premises per annum or Eight Thousand Seven Hundred Forty-nine and 21/100 Dollars ($8,749.21) per month.
From and including the first day of January, 2021, to and including December 31, 2021, the Rent shall be Forty-one and 09/100 Dollars ($41.09) per square foot of the Rentable Area of the Leased Premises per annum or Nine Thousand Twelve and 41/100 Dollars ($9,012.41) per month.
From and including the first day of January, 2022, to and including the Expiration Date, the Rent shall be Forty-two and 32/100 Dollars ($42.32) per square foot of the Rentable Area of the Leased Premises per annum or Nine Thousand Two Hundred Eighty-two and 19/100 Dollars ($9,282.19) per month.

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1.11	Lease Term: Approximately sixty-seven (67) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.

1.12	Commencement Date:
Leased Premises 450: Upon the date of this Lease.
Leased Premises 400: From and including the earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.l(a) below), estimated to be January 1, 2017, or (ii) the date Tenant first occupies the Leased Premises for business purposes.
Leased Premises 425: From and including the earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.l(a) below), estimated to be June 1, 2017, or (ii) the date Tenant first occupies the Leased Premises for business purposes.

1.13	Expiration Date: March 31, 2022.

1.14
Security Deposit: Within ten (10) business days of execution and delivery of this Lease to Landlord, Tenant will provide Landlord with a Letter of Credit in the initial amount of Six Hundred Twelve Thousand Six Hundred Forty-three and 00/100 Dollars ($612,643.00), which Letter of Credit is further described in Section 37.21 below.

1.15	Deadline for Submission to Landlord of Premises Plans for Tenant’s Improvements. September 15, 2016.

1.16	Contingency: THIS LEASE IS CONTINGENT UPON ITS ACCEPTANCE AND APPROVAL BY LANDLORD’S LENDERS. If this Lease is acceptable to Landlord’s lenders, this contingency will be waived by Landlord.

1.17	Project Architect: JPC Architects, or as otherwise designated by Landlord.

1.18	Exhibits Incorporated by Reference:
Exhibit “A” -    Legal Description of Bellevue Place.

Exhibit “B” -	Site Plan of Bellevue Place.

Exhibit “C” -	Floor Plan of the Leased Premises.

Exhibit “D” -	Tenant Design & Construction Manual (including Base Building Finish Condition).

Exhibit “E” -	Rules and Regulations.

Exhibit “F” -	Bellevue Place Transportation Management Agreement.

Exhibit “G” -	Form of Tenant Estoppel Certificate.

Exhibit “H” -	Form of Subordination Agreement to Reciprocal Easement Agreement.

2.	PREMISES.
2.1Generally.
Landlord does hereby lease and demise to Tenant, and Tenant hereby accepts from Landlord, upon the terms and conditions herein set forth, the Leased Premises described in Section 1.6 above and depicted

5

in Exhibit “C,” together with rights of ingress and egress over and across the Common Areas and Facilities of the Bank of America Building and Bellevue Place.
2.2Reserved to Landlord.
Landlord reserves the right, from time to time, to change the size and dimensions of Bellevue Place; add additional buildings and improvements to Bellevue Place; relocate, alter, and change the number of buildings and other improvements in, on and under Bellevue Place; change any building dimensions and the number of floors in any of the buildings and parking areas in Bellevue Place; change the identity and type of stores and tenancies in Bellevue Place; change the name and address of the buildings and other improvements in Bellevue Place; and change the Common Areas and Facilities in Bellevue Place. Landlord further reserves the use of, and all rights in and to, the exterior walls and roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of Bellevue Place. Landlord shall reasonably attempt to locate such items under the floor, above the ceiling, or adjacent to an interior wall. Such use shall not exceed one percent (1%) of the Useable Area of the Leased Premises unless otherwise agreed. If Landlord’s use hereunder exceeds one percent (1%) of the Useable Area of the Leased Premises, Tenant shall be entitled, as its sole and exclusive remedy, to a reduction in the stated Rentable Area for the Leased Premises, as set forth in Section 1.7 above, and a proportional reduction in Rent and Additional Rent (as defined in Sections 5 and 6 below) due hereunder. The Leased Premises shall not include the space above the suspended ceiling. Landlord shall retain the right to use the area immediately below the floor surface and the space above the suspended ceiling in any manner which does not permanently and materially interfere with Tenant’s use of the Leased Premises.
2.3Intentionally Omitted.
3.LEASE TERM.
3.1Generally.
The term of this Lease (the “Term” or “Lease Term”) shall be the period of time set forth in Section 1.11 above and shall commence on the Commencement Date as provided in Section 4.1 below and shall end at 11:59 p.m. on the Expiration Date, as provided in Section 4.2 below.
3.2Termination.
The Lease shall terminate on the Expiration Date, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant. If Tenant fails to surrender the Leased Premises at the end of the Lease Term, Tenant shall be liable for, and shall indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord founded upon delay by Landlord in delivering possession of the Leased Premises to such succeeding tenant.
3.3Holding Over.
Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month-to-month. During such tenancy, Tenant shall pay to Landlord a monthly rental of one hundred fifty percent (150%) of the Rent payable during the last month of the Lease Term in addition to the Additional Rent and Other Charges set forth herein. Except as set forth herein, such month-to-month tenancy also shall be subject to all of the terms, covenants, and conditions of this Lease.

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3.4Option to Extend Lease Term.
(a)Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including March 31, 2027. The period of time shall be referred to herein as the “Option Period”. To exercise the Extension Option, Tenant must give Landlord unequivocal written notice of Tenant’s election to exercise the Extension Option at least ten (10) calendar months (but not earlier than twelve (12) calendar months) prior to the Expiration Date.
(b)If Tenant elects to exercise the Extension Option, the Rent for the Option Period (“New Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building (“Comparable Space”), but in no event shall the New Rent be less than the Rent payable during the last month of the Lease Term. If there is no Comparable Space in the Bank of America Building at the time, Tenant shall pay, as New Rent, whatever the fair market rent in the Bank of America Building would be if there was such Comparable Space in the Bank of America Building. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant renewing its lease for Comparable Space for a term of five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are renewing their leases in the Bank of America Building. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.
(c)In the event Landlord and Tenant cannot agree on the New Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s proposed New Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant’s or Landlord’s notice to the other of its election to have the New Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s proposed New Rent and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord and Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally. The arbitration procedure shall not take more than thirty (30) days. However, if the arbitrators have not determined the New Rent prior to the beginning of the Option Period, Tenant shall pay the Rent previously in effect under the Lease plus a ten percent (10%) increase until such time as the arbitrators determine the New Rent. If the arbitration procedure results in a higher Rent, Tenant shall pay the difference with the next monthly rental payment due under the Lease. If the arbitration procedure results in a lower Rent, Tenant shall receive a credit against its next monthly Rent payments under the Lease, and any succeeding monthly rental payments, if necessary, in an amount equal to the overpayment.
(d)Notwithstanding anything in the foregoing to the contrary, the Extension Option may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise the Extension Option in any instance when such right is in effect, prior to the expiration of the applicable time period for the exercise of such right, the Extension Option shall thereafter be deemed null and void and of no fu1ther force or effect. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. All rights of

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Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.
(e)The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.
(f)Notwithstanding anything herein to the contrary, if Tenant exercises its Extension Option, the Rentable Area of the Leased Premises for the Option Period shall be 20,350 (i.e., Suites 400, 425 and 450) and the load factor for the Option Period shall be as set forth in Section 6.2(e) below.
4.COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.
4.1Commencement Date.
The Commencement Date shall be the date set forth in Section 1.12 above.
4.2Expiration Date.
This Lease shall expire at 11:59 p.m. on the date set forth in Section 1.13 above.
4.3Confirmation of Commencement and Expiration.
Within five (5) business days after Tenant’s occupancy of the Leased Premises, or upon Landlord’s request, Landlord and Tenant shall confirm the specific Commencement and Expiration Dates in writing, as well as the “as built” Rentable Area of the Leased Premises, as defined in Section 6.2(f), and the Rent payable hereunder, which shall be appended to and incorporated into this Lease.
4.4Lease Year.
A “Lease Year” shall mean a calendar year commencing on January 1 and ending the following December 31. If the Commencement Date is a date other than January 1, the initial Lease Year shall be from and including the Commencement Date to and including December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from and including January 1 of the calendar year of the Final Lease Year to and including the Expiration Date.
5.RENT.
Tenant shall pay to Landlord, without notice or demand and without setoff or deduction whatsoever, the sums stated in Section 1.10 above (the “Rent”), which shall be paid to Landlord in advance in lawful money of the United States, on or before the first day of each calendar month at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent (as defined in Section 6.1 below) for any partial month at the beginning or end of the Lease Term shall be prorated, based upon a thirty (30) day month. All amounts payable hereunder, other than Rent and Additional Rent, may be sometimes referred to as “Other Charges.”  Landlord may (but shall not be required to) make available to Tenant procedures for the payment to Landlord by electronic funds transfer of any or all amounts required by the terms of this Lease to be paid by Tenant.

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6.ADDITIONAL RENT.
6.1Generally.
In addition to the Rent provided for in Section 5 above, commencing on (i) the date of mutual execution of this Lease with regard to Leased Premises 450; (ii) the Leased Premises 400 Commencement Date with regard to Leased Premises 400; and (iii) the Leased Premises 425 Commencement Date with regard to Leased Premises 425, Tenant shall pay to Landlord, without notice (other than notice advising Tenant of its share of the Additional Rent) or demand and without setoff or deduction, Tenant’s Share (as defined in Section 6.2(a) below) of the Operating Expenses (as defined in Section 6.2(b) below), which expenses include, but are not limited to, (i) Operating, Repair, and Maintenance Expenses for the Bank of America Building and the Corner Building; and (ii) Operating, Repair, and Maintenance Expenses for Bellevue Place during the Lease Term (the “Additional Rent”).
6.2Definitions.
The following terms shall have the meanings hereinafter specified, unless the context otherwise specifies or clearly requires:
(a)Tenant’s Share. Tenant’s Share shall be equal to the percentages set forth in Section 1.9 above.
(b)Operating Expenses Generally. The Operating Expenses shall include (i) all Operating, Repair and Maintenance Expenses (defined in Section 6.2(c) below), and (ii) all Taxes (defined in Section 6.2(d) below).
(c)Operating, Repair and Maintenance Expenses. Operating, Repair and Maintenance Expenses shall include the actual costs and expenses that are paid or payable by Landlord in connection with the operation, repair and maintenance of Bellevue Place and its constituent parts, which include without limitation, the Bank of America Building, the Corner Building and the Wintergarden Retail Center, less all contributions for such costs received from the owner of the Hotel Tract as defined in and pursuant to the terms of that certain Construction, Operation and Reciprocal Easement Agreement recorded under King County Recorder’s File No. 8709160449, as amended from time to time (the “REA”), and shall include, but not be limited to, those costs and expenses that are paid or payable to the Transportation Management Association. Without limiting the generality of the foregoing and by way of illustration, Operating, Repair and Maintenance Expenses shall include costs and expenses of all utility, heating, air conditioning and ventilation costs and expenses; license, permit and inspection fees; planting and landscaping costs and expenses; janitorial services; direct physical damage insurance (including but not limited to Joss of income insurance), liability and excess liability insurance, and other appropriate insurance policies, as determined solely by Landlord or Landlord’s lender, including but not limited to garage keeper’s legal liability, boiler and machinery and auto insurance; taxes and assessments on equipment; the cost and expense of repairs including, but not limited to, those of a capital nature necessary or appropriate to fulfill Landlord’s obligations to its tenants; the cost and expense of removing trash and other refuse; the cost and expense of supplies, tools and equipment; the cost and expense of cleaning, maintaining, repairing and replacing machinery and equipment, including but not limited to automatic door openers, lights and lighting fixtures, heating, air conditioning and ventilation equipment, fire and sprinkler systems and security systems; depreciation allowance on machinery and equipment (depreciation to be over the useful life of any such machinery and equipment in accordance with the guidelines and regulations established by the Internal Revenue Service, if any); the cost and expense of personnel to implement such se1vices, including but not limited to security and traffic control; legal and accounting costs and expenses; customa1y management fees; the cost of any

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capital improvements necessary or appropriate to fulfill Landlord’s repair or maintenance obligations, required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises or made for the purpose of reducing operating, repair or maintenance costs (the cost of any such capital improvements shall be amortized over the useful life of such item (in accordance with the guidelines and regulations established by the Internal Revenue Service, if any, from time to time) as Landlord shall determine with a return on capital at the current market rate per annum on the unamortized balance or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of purchasing or constructing such improvements).
(d)Taxes. Taxes shall include all real estate taxes, personal property taxes and all other taxes, surcharges and assessments that are or may be levied upon, assessed against or attributable to Bellevue Place and all improvements, fixtures, equipment and other property of Landlord, real and personal, located on, in or under Bellevue Place and used in connection with the operation thereof, including the Bank of America Building, the Corner Building and land underlying the Bank of America Building and the Corner Building and including, although not limited to, the land, improvements, equipment, fixtures and other property used in connection with the operation of and comprising the Parking Garage and Wintergarden Retail Center and any rental, excise, sales, transaction or other privilege tax or levy, however denominated (excepting federal, state and local net income taxes) paid or payable during the Lease Term and taxes on all tenant improvements in the Wintergarden Retail Center owned by Landlord but excluding the Hotel Building and the land underlying the Hotel Building. Taxes also shall include any amounts paid or payable to any third party or incurred by Landlord for the purpose of obtaining a reduction in the Taxes as above defined.
(e)Rentable Area of the Leased Premises. For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA z65.l-2010, otherwise known as the “BOMA Standard,” multiplied by a load factor of as follows:
Leased Premises 450: one point two three zero percent (1.2330%); and, effective April 1, 2019, the load factor for Leased Premises 450 shall be one point two four three seven percent (1.2437%),
Leased Premises 400 and 425: one point two four three seven percent (1.2437%).
If Tenant exercises its Extension Option as provided in Section 3.4 above, Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA z65.l-2010, otherwise known as the “BOMA Standard,” multiplied by a load factor of one point six seven three percent (1.673%) (for the entire Leased Premises, i.e., Suites, 400, 425, and 450).
The “as built” Rentable Area of the Leased Premises shall be the true Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.
(f)Rentable Area of Bellevue Place. For purposes of this Section 6, the Rentable Area of Bellevue Place shall include the total of all areas and spaces in (i) the Bank of America Building, (ii) the Corner Building, and (iii) all areas and spaces in and opening into the Wintergarden Retail Center (whether or not such areas or spaces in the Bank of America Building, the Corner Building, and the Wintergarden Retail Center are actually leased by Landlord) that are available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests and shall include, but not be limited to, all rest rooms, mezzanines, warehousing and storage areas, clerical and office areas, and employee areas within the leased premises of any tenant of Landlord in the Wintergarden Retail Center, Bank of America Building and Corner Building, but shall exclude all areas and spaces in the Hotel Building (other

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than those areas and spaces in or opening into the Wintergarden Retail Center and available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests) and the Common Areas and Facilities of Bellevue Place. If at any time, Landlord believes the Rentable Area of Bellevue Place is materially different than the Rentable Area of Bellevue Place set forth in Section 1.8 above because of an error in calculation or additions, modifications or alterations to Bellevue Place and Landlord desires to amend this Lease to reflect the actual or changed Rentable Area of Bellevue Place, Landlord shall so notify Tenant in writing. If Tenant does not object in writing to Landlord’s notice within ten (10) days following receipt of Landlord’s notice, this Lease shall be deemed to be amended to incorporate the Rentable Area of Bellevue Place as set forth in Landlord’s notice to Tenant. If Tenant does object in writing to Landlord’s notice within said ten (10) days, and Landlord and Tenant are unable to agree upon the Rentable Area of Bellevue Place within ten (10) days following receipt of Tenant’s notice of objection, the matter shall be submitted for determination to the Project Architect for Bellevue Place. The decision of the Project Architect shall be final and binding on both Landlord and Tenant and this Lease shall be deemed to be amended to reflect the Rentable Area of Bellevue Place as and when decided by the Project Architect. The cost and expense of the Project Architect’s consideration of the matter, if any, shall be shared equally among Landlord and all tenants objecting to Landlord’s notice.
(g)Notwithstanding anything in this Section 6.2 to the contrary, the following costs shall not be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease:
Leasing commissions, advertising expenses, fees and costs incurred in procuring new tenants for portions of Bellevue Place.
Except as permitted in Section 6.2(c) of the Lease, interest or amortization payments on mortgages.
Rental on ground leases or other underlying leases.
Any costs or expenses associated with or incurred in connection with required environmental testing, removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances.
Costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance.
Charges for electricity, water, or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant.
Cost of correcting major defects in the design, construction or equipment of, or substantial latent defects in, the Bank of America Building or Bellevue Place (a defect, for the purposes of this subsection (g), is defined as a substantial condition that occurred because of negligence in the initial construction of Bellevue Place).
Any costs incurred in constructing any future material expansion of the Bank of America Building (as opposed to the costs of operating and maintaining the expanded Bank of America Building, which may be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease).
Costs of a capital nature, except for costs (a) reasonably necessary or appropriate to fulfill Landlord’s repair or maintenance obligations; (b) incurred as a result of any applicable

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governmental law or regulation enacted and enforced after the date of the Lease; and/or (c) made for the purpose of reducing operating, repair or maintenance costs.
Interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord.
Notwithstanding any reference in Section 6.2 to the contrary, the cost of any capital item shall not be expensed in a single year but shall be depreciated over the useful life of such item in a manner consistent with other Bellevue Class “A” office buildings.
Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any operating costs and maintenance expenses set forth in this Section 6.2 of the Lease, provided Landlord reserves the right to include a customary administrative fee and a customary management fee within operating costs and maintenance expenses.
6.3Payment.
Landlord shall provide to Tenant, at or before the Commencement Date, an estimate of the annual Operating Expenses for the Lease Year in which the Commencement Date occurs. Within ninety (90) days after the expiration of each succeeding Lease Year of the Lease Term, or as soon thereafter as such information becomes available, Landlord shall give Tenant a written estimate of Tenant’s Share of the Operating Expenses for the then current Lease Year (“Tenant’s Estimated Share”). Tenant shall pay Tenant’s Estimated Share, in advance, in equal monthly installments on or before the first (1st) day of each calendar month of such Lease Year at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. During the period of time following the expiration of a Lease Year and Tenant’s receipt of Landlord’s estimate of Tenant’s Estimated Share, Tenant shall continue to pay Landlord Tenant’s Estimated Share from the prior Lease Year. Within ninety (90) days after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall furnish to Tenant a written statement summarizing the actual amount of Tenant’s Share of the Operating Expenses for the prior Lease Year (hereinafter sometimes referred to as the “Annual Reconciliation Statement”). If Tenant’s Share of the Operating Expenses exceeds the amount paid by Tenant, Tenant shall pay the deficiency to Landlord promptly upon receipt of a written notice of the amount thereof. If such statement shows Tenant’s Share of the Operating Expenses to be less than the amount paid by Tenant, the amount of overpayment by Tenant shall be credited by Landlord to the next payment or payments of Additional Rent due hereunder, if Tenant has otherwise complied with all of the terms and provisions of this Lease. If the Lease Term has expired and Tenant has vacated the Leased Premises and no amounts are or may become payable by Tenant, then any overpayment shall be returned to Tenant, or at Landlord’s option, to the last assignee of Tenant’s interest in the Leased Premises. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the Additional Rent for the remaining portion of the Lease Year based upon the number of days from the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If at any time during a Lease Year it appears to Landlord that any of the Operating Expenses payable for that Lease Year will vary from Landlord’s estimate by more than five percent (5%) on an individual or aggregate basis, Landlord may, at its election, adjust Tenant’s Estimated Share for the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

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6.4Nonpayment.
In the event of nonpayment of any item of Additional Rent or any Other Charge due hereunder, Landlord shall have the same rights and remedies as for failure to pay Rent.
6.5Future Development of Bellevue Place.
Tenant is aware that Landlord, by itself or in combination with other persons, intends to further expand and develop Bellevue Place in one or more additional phases and Tenant has reviewed plans and other documents describing the intended expansion and development of Bellevue Place or has been provided with opportunities to review such plans and documents. In the event one or more such phases of the Bellevue Place project are completed during the Lease Term, any additional operating, repair or maintenance expenses and real estate and other taxes attributable to such other phases may be included in the Operating Expenses at Landlord’s discretion; provided that the denominator used to calculate Tenant’s proportionate share of such expenses is reasonably adjusted with respect to such phases.
6.6Disputes Relating to Additional Rent.
If Tenant desires to contest any calculation by Landlord of Tenant’s Share or the amount of any Bellevue Place Operating Expense payable by Tenant, Tenant must give Landlord a written notice (an “Objection Notice”) stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after Tenant receives Landlord’s Annual Reconciliation Statement regarding Bellevue Place Operating Expenses, and set forth with particularity the reason why Tenant disputes Landlord’s calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord’s calculation and the inclusion and amount of any Bellevue Place Operating Expense. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant against future obligations under this Section 6 equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant’s Objection Notice relates. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all amounts owed hereunder based upon Landlord’s determination and calculation or until such calculation or amount has been established hereunder to be incorrect.
7.LATE CHARGES.
If Tenant fails to pay, when the same is due and payable, any Rent, Additional Rent or Other Charges, such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment, unless such amount would violate any applicable usury law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any installment of Rent, Additional Rent or Other Charges will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount

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of such costs being extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative and collection costs, and processing and accounting expenses. Therefore, if any Rent, Additional Rent or Other Charge installment is not received by Landlord from Tenant by the fifth (5th) day after such installment is due, Tenant shall immediately pay to Landlord, in addition to the installment due, a late charge equal to twelve percent (12%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss and expense suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease. Landlord shall apply payments made by Tenant fast to accrued charges, interest and rent in the following order: (a) Late Charges; (b) interest; (c) Rent; Other Charges and Additional Rent; and (d) any balance remaining to current Rent, Other Charges, and Additional Rent. Notwithstanding anything in this Section 7 to the contrary, provided Tenant pays all sums due hereunder by electronic funds transfer, Landlord shall waive the first (1st) late charge that may be incurred by Tenant during any twelve (12) month period during the Lease Term, provided the unpaid amount is in fact paid in full by Tenant on or before the fifteenth (15th) day of the month in which any such payment is due.
8.SECURITY DEPOSIT.
As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the sum shown in Section 1.14 above. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform eve1y provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thi1ty (30) days following expiration of the Lease Term or Tenant’s return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No bust relationship is created hereby between Landlord and Tenant with respect to the security deposit.
9.USES.
9.1Permitted Uses.
Tenant shall use and occupy the Premises only for general office purposes consistent with a first class office building (the “Permitted Use”) under the trade name set forth in Section 1.5 above, and for no other business or purpose or under any other trade name without the prior written consent of Landlord, which consent may be withheld if Landlord, in its sole discretion, determines that any proposed use or trade name is inconsistent with or detrimental to the maintenance and operation of the Building as a first-class office building. Landlord makes no representation or warranty as to the availability of Tenant’s Permitted Trade Name or that it will not infringe on any other person’s trademark, service mark or other rights or privileges.

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9.2Prohibited Uses.
Tenant shall not do or permit or suffer anything to be done in or about the Leased Premises, Bank of America Building or Bellevue Place which will in any way obstruct or interfere with the rights of other tenants or occupants of the Bank of America Building or Bellevue Place or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is objectionable or offensive in Landlord’s reasonable judgment or which is unlawful, nor shall Tenant do or permit or suffer anything to be done in or about the Leased Premises, the Bank of America Building or Bellevue Place which would cause Landlord to be in violation of any of its agreements with others. If Tenant permits or engages in any activity which, in Landlord’s reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to Landlord, the other tenants of the Bank of America Building or Bellevue Place, or their employees, customers, guests or invitees, Tenant shall immediately discontinue such activity or take action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant’s failure to comply with this Section shall constitute a material default of this Lease and entitle Landlord to pursue its remedies for such a breach or, in the alternative, undertake such work as may be appropriate to prevent such activity and recover, as additional rent, the cost thereof plus interest thereon at two percent (2%) over the prime rate of interest charged or published by Bank of America on the first day of each month, commencing on the date due through the date of payment.
9.3Compliance with Laws, Rules and Regulations.
Tenant shall, at its sole cost and expense, promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force relating to Tenant’s use and occupancy of the Leased Premises and Tenant’s business conducted therein.
9.4Hazardous Material.
Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Tenant results in contamination of the Leased Premises or any part of Bellevue Place or any other property, or if contamination of the Leased Premises or any part of Bellevue Place or any other property by Hazardous Material otherwise occurs for which Tenant may be legally liable for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or useable space or of any amenity of Bellevue Place or the Leased Premises or elsewhere, damages arising from any adverse impact on marketing of space at Bellevue Place or elsewhere, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under Bellevue Place. Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Leased Premises or Bellevue Place by Tenant, its agents, employees, contractors or invitees, results in any contamination of the Leased Premises or any part of Bellevue Place or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Leased Premises, Bellevue Place or any other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long

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as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, Bellevue Place or other property. As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.
10.SERVICES AND UTILITIES.
10.1Standard Services.
As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 12.3) and the public and common areas of the Building, including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Bank of America Building as a first-class office and retail building in downtown Bellevue, except for damage occasioned by any act or omission of Tenant or Tenant’s officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays (“Regular Business Hours”), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service (the “Standard Services”). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord, shall be paid by Tenant in the same manner as provided in Section 5 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures, toilet room supplies, window washing at reasonable intervals and customary building janitorial service as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Bank of America Building tenants shall be paid by Tenant in the same manner as provided for payment in Section 5 above.
10.2Interruption of Services.
Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption or failure of the Standard Services due to any cause whatsoever. No temporary interruption or failure of the Standard Services incident to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord’s reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder.
10.3Additional Services.
Tenant shall not install lights and equipment in the Leased Premises with heating loads which in the aggregate exceed the Bank of America Building standard mechanical system. Landlord shall not arbitrarily withhold consent to Tenant’s installation of lights and equipment exceeding such amount but may condition its consent on Tenant’s payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant’s use of such equipment or lights. Such costs shall be paid by Tenant in the same

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manner as provided in Section 5 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant’s sole cost and expense, a monitoring or metering system in the Leased Premises to measure the added demands on electricity, heating, ventilation, and air conditioning systems resulting from such equipment and lights and from Tenant’s after-hours heating, ventilation and air conditioning service requirements. Tenant shall comply with Landlord’s instructions for the use of drapes, blinds and thermostats in the Bank of America Building.

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.
11.1Premises Improvements.
(a)Prior to the Leased Premises 400 Commencement Date and Leased Premises 425 Commencement Date, Leased Premises 400 and Leased Premises 425 shall be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord’s subjective discretion, and shall be performed in accordance with the requirements set forth in Exhibit “D”. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with the Project Architect for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord’s Improvement Allowance”). Landlord’s Improvement Allowance is limited to Six Hundred Eighty Thousand Seven Hundred Fifteen and 00/100 Dollars ($680,715.00). Landlord’s Improvement Allowance shall be used exclusively for the Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility); provided, however, Tenant has the right to use up to Twenty-five Thousand Nine Hundred Thirty-two and 00/100 Dollars ($25,932.00) of Landlord’s Improvement Allowance to offset data, telephone, and similar communication cabling costs. In addition to Landlord’s Improvement Allowance, Landlord agrees to contribute the amount of One Thousand Nine Hundred Forty-four and 90/100 Dollars ($1,944.90) for an initial space plan prepared by the Project Architect.
(b)Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant promptly when due. Tenant’s failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.
(c)Prior to the Leased Premises 400 Commencement Date and Leased Premises 425 Commencement Date, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant’s acts or omissions, change in design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect.

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The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant’s use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord’s receipt of Tenant’s punch list, referred to below. Tenant’s occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises is in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within Thirty (30) days following substantial completion.
(d)All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling in excess of Twenty-five Thousand Nine Hundred Thirty-two and 00/100 Dollars ($25,932.00), as set forth in paragraph 11.1(a) above, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.
11.2Alterations by Tenant
After completion of Tenant’s Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on, or to the Leased Premises without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord may deem appropriate. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at Tenant’s sole cost and expense. Prior to the commencement of any such work, Tenant shall notify Landlord of the contractors that will be retained by Tenant to perform the work. Landlord shall have the right to approve or disapprove in advance any or all contractors to be retained by Tenant for such work. Landlord shall promptly be provided with complete “as built” drawings and specifications for all alterations, additions and improvements made by Tenant. Tenant shall secure all governmental permits, approvals or authorizations required for such work. All alterations, additions and improvements (including but not limited to all light fixtures and floor coverings but excluding any inventory, furniture and similar personal property which does not become a pat1 of the Leased Premises) shall immediately become the property of Landlord, without any obligation on the part of Landlord to pay therefor, upon installation in the Leased Premises. Upon the expiration or sooner termination of the Lease Term, Tenant shall forthwith remove (at Tenant’s sole cost and expense) all alterations, additions or improvements made by Tenant (except original leasehold improvements constructed as part of Tenant’s Improvements) designated by Landlord to be removed and Tenant shall repair (at its sole cost and expense) any damage to the Leased Premises caused by such removal. Notwithstanding anything herein or elsewhere in this Lease to the contrary, Tenant shall remove all voice and data cabling and other telecommunications equipment installed by Tenant, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. Tenant’s obligations hereunder shall survive the expiration or termination of this Lease. Tenant shall be permitted

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to install card readers on the stairwell doors adjacent to floors 4, 9, 13 and 20 of the Bank of America Building, subject to approval by Landlord and the City of Bellevue.
11.3Disability Laws.
Notwithstanding anything in this Lease to the contra1y, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises, Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility (“Disability Law”), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant’s plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirect, by or for Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges, liabilities, obligations, penalties, damages, judgments, costs and expenses (including attorneys’ fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord’s judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.

12.	MAINTENANCE OF THE PREMISES.
12.1Maintenance and Repair by Tenant.
Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased Premises (including all exterior doors and entrances, windows and moldings and trim on all doors and windows) and all partitions, door surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair consistent with a first-class office building, damage by unavoidable casualty excepted (but not excluding any damage caused by burglary, attempted burglary or vandalism of the Leased Premises).
12.2Failure to Maintain.
If, after five (5) days’ prior written notice (except in emergencies) from Landlord, Tenant fails to keep, preserve and maintain the Leased Premises as set forth in Section 12.1 above, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the Leased Premises for the purpose ofunde1taking such work upon the failure of Tenant to do so.

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12.3Repair by Landlord.
Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air- conditioning and similar equipment) and building structure of the Leased Premises in a good state of repair, and shall accomplish such repairs as may be needed promptly after receipt of written notice from Tenant. If repairs are required by reason of Tenant’s acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 16 or 28, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appurtenances and equipment therein. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of Bellevue Place, or of any other third parties.
12.4Surrender of Leased Premises.
At the expiration or sooner termination of this Lease, Tenant shall return the Leased Premises to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord’s consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other unavoidable casualty excepted (excluding burgla1y, attempted burglary and vandalism). Tenant shall remove all inventory, furniture and other personal property which does not become a part of the Leased Premises, and all alterations and improvements which Landlord designates to be removed pursuant to Section 11.2 above, and shall restore the Leased Premises to the condition it was in prior to the installation of such items. Tenant’s obligations under this Section 12 shall survive the expiration or termination of this Lease.

13.	ACCEPTANCE OF THE LEASED PREMISES.
Except as otherwise provided in this Section 13, and subject to Landlord’s completion of the Premises Improvements in accordance with Section 11.1 above, Tenant has inspected the Leased Premises and accepts the same in their current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of the Leased Premises, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.

14.	DEFAULT BY LANDLORD.
Landlord shall not be in default under this Lease unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event less than Thirty (30) days after written notice by Tenant to Landlord and to the holder of all mortgages and deeds of trust covering the Leased Premises whose names and addresses shall have been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default

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if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease and which Tenant otherwise may have until such thirty (30) days have elapsed. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and, subject to Section 30, Tenant’s remedies shall be limited to damages.

15.	ACCESS.
15.1Right of Entry.
Tenant shall permit Landlord and its employees, agents and contractors to enter into and upon the Leased Premises at any time during normal business hours (8:00 a.m. to 6:00 p.m.) for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Leased Premises or the Bank of America Building. If Tenant is not personally present to permit entry, in case of emergency or urgent necessity Landlord may forcibly enter the same at any hour without rendering Landlord liable therefor. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of this Lease.
15.2Excavation.
If an excavation is made of property adjacent to the Leased Premises, Tenant shall and does hereby afford to the person causing or authorized to cause such excavation, an irrevocable license to enter upon the Leased Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the wall of the building of which the Leased Premises are apart from injury or damage and to support the same by proper foundations or other means, without any claim for damages against Landlord or diminution or abatement of rent.

16.	DAMAGE OR DESTRUCTION.
16.1Insured Loss.
Subject to Section 16.2, if the Leased Premises are damaged by perils covered by Landlord’s insurance coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to Landlord for the purpose of repairing such damage, Landlord agrees to forthwith repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent and Additional Rent from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Rent and Additional Rent shall abate only to the extent Landlord receives proceeds from Landlord’s rental income insurance policy to compensate Landlord for the loss of such rent.

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16.2Uninsured Loss.
If the Leased Premises are damaged as a result of any cause other than the perils covered by Landlord’s insurance coverage or if the insurance proceeds are not sufficient to cover the cost of repairs, Landlord shall forthwith repair the same provided the cost of repair is less than ten percent (10%) of the then replacement cost of the Leased Premises. If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord’s insurance coverage, or if the insurance proceeds from Landlord’s insurance are not made available to Landlord for the purpose of repairing the Leased Premises, or, if the cost of repair is equal to or greater than ten percent (10%) or more of the replacement cost of the Leased Premises, then Landlord shall have the option to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect but the Rent and Additional Rent shall be proportionately reduced as provided in Section 16.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant of the termination of this Lease as of the date specified in such notice, which date shall not be less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Rent and Additional Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination.
16.3No Obligation.
Notwithstanding anything to the contrary contained in this Section 16, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises when the damage resulting from any casualty occurs during the last twenty-four (24) calendar months of the Lease Term.
16.4Partial Destruction of the Bank of America Building.
If a portion of the Bank of America Building is damaged and the insurance proceeds therefrom are not sufficient to cover the cost of repairs or are not made available to Landlord for the purpose of repairing the same, or if thirty percent (30%) or more of the Rentable Area of the Bank of America Building is damaged, notwithstanding that the Leased Premises may be unaffected, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days’ prior written notice of Landlord’s election to terminate the tenancy; provided, however, that such notice shall be given, if at all, within one hundred twenty (120) days following the date of occurrence of such damage or destruction. Rent and Additional Rent shall be prorated as of the date of such termination.
16.5Business Interruption.
No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Bank of America Building. Landlord shall use reasonable efforts to effect such repairs promptly.

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.
Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided that this Section shall

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be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. This Waiver only applies to insured property losses and does not limit the ability to recover for deductibles or other uninsured losses. Landlord and Tenant acknowledge that their content insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other patty may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not apply to any claim by Landlord for any Rent, Additional Rent or Other Charges payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of Bellevue Place or any claim that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.

18.	INDEMNITY.
18.1Generally.
Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises except and to the extent that such injury is caused by Landlord’s negligence. Except to the extent an injury to any person is caused by Landlord’s negligence, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including attorneys’ fees) arising, claimed, charged or incurred against or by Landlord from any matter or thing arising from Tenant’s use of the Leased Premises, the conduct of its business or from any activity, work or other things done, permitted or suffered by the Tenant in or about the Leased Premises, and Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part or to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorneys’ fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by legal counsel reasonably satisfactory to Landlord.

18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.
Notwithstanding Section 18.1 above, in the event of concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Leased Premises or Bellevue Place, Tenant’s obligation to indemnify Landlord as set forth in this Section 18 shall be limited to the extent of Tenant’s negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant’s proportional share of costs, and attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

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18.3	Waiver of Workers’ Compensation Immunity.
The indemnification obligations contained in this Lease shall not be limited by any workers’ compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and similar workers’ compensation, benefit or disability laws.

18.4	Provisions Specifically Negotiated.
LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS’ COMPENSATION BENEFITS AND LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

19.	INSURANCE.

19.1	Liability Insurance.
(a)Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, a policy of comprehensive/commercial general liability insurance insuring Tenant’s activities with respect to the Leased Premises, Bank of America Building and Bellevue Place against loss, damage or liability for personal injury or death or loss or damage to prope1iy with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For policies with a general aggregate limit, such aggregate limit shall be not less than Two Million Dollars ($2,000,000) and include an endorsement providing that the foregoing limit shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Term, in Landlord’s reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best’s Insurance Guide. Landlord, Kemper Development Company, and any other parties in interest designated by Landlord, shall be named as additional insureds. The insurance policy shall bear an endorsement that the policy shall not be cancelled or the policy limits reduced by endorsement below the coverage required by this Lease for any reason other than nonpayment of premiums except upon Forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof, including applicable endorsements, showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.
(b)Service of Alcoholic Beverages. The insurance to be carried by Tenant pursuant to Section 19.1(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pe1taining to the sale, gift, distribution or use of any alcoholic beverages, or liability by

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reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 18 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so- called dram shop liability insurance, (ii) host liquor liability insurance or (iii) liquor legal liability insurance or otherwise related to the sale, gift, distribution or use of alcoholic beverages.
19.2Property Insurance.
In addition to the insurance required by Sections 19.1 and 19.2, Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, property insurance covering Tenant’s supplies, invent01y and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to full replacement cost without co-insurance penalty. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non-payment of premiums, except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice to Landlord for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof.
19.3Failure to Maintain.
If Tenant fails or refuses to maintain any insurance required by this Section 19, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 19 shall constitute a material breach of this Lease.
19.4Increase in Insurance Premium.
Notwithstanding anything in this Lease to the contra1y, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord’s insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant’s use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay immediately to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant’s use or occupancy of the Leased Premises, the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor.

20.	ASSIGNMENT AND SUBLEASING.
20.1Assignment or Sublease.
Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this

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Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise, without in each case first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such transaction unde1taken without Landlord’s prior written consent shall be null and void.
In determining whether to grant consent to Tenant’s sublease or assignment request, Landlord may consider any factor, including but not limited to the experience and business reputation of the proposed assignee or sublessee in operating a business for the uses set forth in the Lease; whether the clientele, personnel and foot traffic generated by such proposed assignee or sublessee is satisfactory to Landlord; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee or sublessee has a net worth, and financial strength and credit record, reasonably satisfactory to Landlord; use of the Leased Premises by the proposed assignee or sublessee must be identical to the use permitted by the Lease; use of the Leased Premises by the proposed assignee or sublessee will not violate or create any potential violation of any laws; whether the quality of the business to be operated or likely to be operated by the proposed assignee or sublessee is satisfactory to Landlord; and whether Landlord’s consent might result in a breach of any other lease or agreement to which Landlord is a party; and whether the product mix and target customer base of the proposed assignee or sublessee is consistent with the product mix and target customer base that Landlord is trying to maintain or achieve within Bellevue Place.
No assignment, subleasing or other transfer shall relieve Tenant of any liability under this Lease. The prohibition set forth in this Section 20 includes, without limitation ( and the following shall be deemed to be “assignments”): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any subleasing or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the specific assignment of this Lease; and (v) a change in control in any partnership tenant. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such assignment, subleasing or other transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subleasing or transfer. If Landlord’s consent is requested for an assignment or sublease of all or a portion of the Leased Premises, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment or subleasing, and enter into the relationship of Landlord and Tenant with the proposed assignee or subtenant based on the rent (and/or other compensation) and term agreed to by such assignee or subtenant and otherwise upon the terms and conditions of this Lease. In com1ection with any sublease or assignment, Tenant shall promptly provide Landlord with fully executed copies of all assignment, sublease and assumption instruments.
20.2Assignee Obligations.
As a condition to Landlord’s consent, any potential assignee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, Other Charges and the performance of all terms, covenants and conditions of this Lease.
20.3Sublessee Obligations.
As a condition to Landlord’s consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the

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sublease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, and Other Charges, and the performance of all terms, covenants, and conditions of this Lease.
20.4Conditional Consents.
Any consent by Landlord to any assignment or subleasing may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and all such terms and conditions shall be binding upon any person holding by, under or through Tenant.
20.5Attorneys’ Fees and Costs.
Tenant shall reimburse Landlord for Landlord’s attorneys’ fees and costs incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subleasing or encumbrance.

21.	ADVERTISING.
Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, awning, canopy, marquee, decoration, graphics, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Leased Premises or the Bank of America Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Leased Premises without first obtaining Landlord’s written consent thereto, such consent to be at Landlord’s sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Leased Premises or the Bank of America Building caused thereby. All such signs and advertising matter shall comply with all applicable laws, governmental regulations, ordinances and orders.

22.	LIENS.
No work performed by Tenant pursuant to this Lease shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic’s, materialmen’s or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve, alter or repair the Leased Premises. Tenant shall keep the Leased Premises, the Bank of America Building and Bellevue Place free and clear of all liens and encumbrances arising out of any work performed for, materials furnished to and obligations incurred by or on behalf of Tenant and Tenant shall indemnify and hold Landlord harmless from any liability from any and all costs, liabilities and expenses (including but not limited to attorneys’ fees and Landlord’s reasonable administrative costs and expenses) arising therefrom. Prior to commencing any improvement, alteration or repair work to the Leased Premises, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, separate payment and performance bonds for such work and materials in an amount equal to either (i) the actual contract price if the contract price is fixed, or (ii) one and one-half (1-1/2) times the estimated cost of the improvements, alterations or repairs which Tenant desires to make within the Leased Premises if the contract price is not fixed. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any and all liability for mechanics’ and materialmen’s liens and other similar liens and insure the completion of such work. If any lien is filed against the Bank of America Building, Bellevue Place or the Leased Premises by any person claiming by, through or under Tenant, Tenant shall, at Tenant’s sole cost and expense, immediately discharge the same. If Tenant shall fail to cause such lien to be immediately discharged of record, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including any reasonable

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attorney’s fees incurred by Landlord in defending against or responding to such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.

23.	TENANT’S DEFAULT.
23.1Default.
The following shall constitute defaults and breaches of this Lease by Tenant:
(a)Vacating the Leased Premises. The vacation or abandonment of the Leased Premises by Tenant or the failure of Tenant to be open for business on a fully-operational basis (except in the event of damage or destruction to the Leased Premises or when due to some other cause beyond Tenant’s reasonable control, which prevents Tenant from conducting its business within the Leased Premises) for five (5) days or more.
(b)Failure to Pay Rent. Tenant’s failure to make any payment of Rent, Additional Rent or Other Charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.
(c)Failure to Perform. Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure continues for a period of ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are required for its cure, Tenant shall not be deemed to be in default under this Section 23.1(c) if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.
(d)Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in Thirty (30) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.
(e)Repeated Defaults. Tenant’s failure to perform or observe any of Tenant’s obligations under the Lease after Tenant has neglected or failed to perform or observe any of Tenant’s obligations under the Lease at least twice previously (although Tenant shall have cured any such previous failure after notice from Landlord, and within the notice period).
23.2Remedies in Default.
In the event of any default or breach of this Lease by Tenant (whether or not set forth in Section 23.1 above), Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:
(a)Terminate the Lease. Terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from the Tenant all past due Rent, Additional Rent and Other Charges and all other amounts owed under the terms of this Lease; the expense of re-leasing

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the Leased Premises, including but not limited to the expense of renovating and alterations to the Leased Premises and any leasing commissions; reasonable attorneys’ fees and costs; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and Additional Rent called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the “worth at the time of award” shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and any and all other damages arising from Tenant’s default or breach; or,
(b)Continue the Lease. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover damages, Rent, Additional Rent, Other Charges, and any other payments as may become due hereunder; or,
(c)Other Remedies. Pursue any other remedy or remedies now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.
23.3Legal Expenses.
If either party is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Lease to an attorney for the enforcement of any of the covenants, agreements, terms or conditions of this Lease, the prevailing party, in addition to all other remedies provided herein, shall receive from the other party all costs (including reasonable attorneys’ fees) incurred in the enforcement of the covenants, agreements, terms and conditions of this Lease (whether or not an action is instituted) and including any such costs and fees incurred by the prevailing party on any appeal.
23.4Bankruptcy.
(a)Assumption of Lease. In the event Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
(1)Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with “Adequate Assurance” (as defined below) that: (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord’s reasonable costs, expenses, accrued interest, and attorneys’ fees incurred as a result of the default or breach; (B) within twenty (20) days from the date of such assumption, the Trustee or Tenant will cure all non-monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.
(2)For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, “Adequate Assurance” shall mean: (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will

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have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-moneta1y defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the ve1y minimum, shall deposit a sum equal to two (2) months’ Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.
(b)Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect to Additional Rent; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
(c)Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows: (1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to pay all monetary obligations required under this Lease, including without limitation, the payment of Rent and Additional Rent payable hereunder which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days’ prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord as otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.
23.5Remedies Cumulative - Waiver.
Landlord’s remedies hereunder are cumulative and the Landlord’s exercise of or failure to exercise any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any breach, default or other event authorizing the cancellation or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, at any time that cause for cancellation or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.

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24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.
24.1 Subordination - Notice to Mortgagee.
At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver all instruments which may be appropriate to subordinate this Lease to any existing or future mortgages or deeds of trust on Bellevue Place, the Bank of America Building or the Leased Premises, and to any extensions, renewals or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in breach or default under any provision of this Lease unless written notice specifying such breach or default is given to Landlord and to all persons who have an interest in all or part of Bellevue Place as mortgagees and/or deed of trust beneficiaries and whose names and addresses have been given to Tenant in writing or are recorded in the records of King County, and the provisions of Section 14 have been fully complied with.
24.2Mortgagee Protection Clause.
Tenant shall give all mortgagees and deed of trust holders, by registered or certified mail, copies of all notices of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagees or deed of trust holders. If Landlord fails to cure such default within the time provided in this Lease, then the mortgagees or deed of trust holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, provided that within such thirty (30) days any m01tgagee or deed of trust holder commences and diligently pursues the remedies necessary to cure such default (including but not limited to commencement of judicial or nonjudicial foreclosure proceedings, if necessary, to effect such cure).

25.	SURRENDER OF POSSESSION.
Subject to the terms of Sections 11, 13 and 16, upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Leased Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire or other casualty excepted.

26.	REMOVAL OF PROPERTY.
Tenant shall remove all of its personal property and improvements designated to be removed pursuant to Section 11.2 at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages for injury to the Leased Premises or Bank of America Building resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Leased Premises or the Bank of America Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of Thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any

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other sums of money which may then be or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

27.	VOLUNTARY SURRENDER.
The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, but, at the option of Landlord, shall terminate all or any existing subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

28.	EMINENT DOMAIN.
28.1Total Taking.
If all the Leased Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Rent, Additional Rent and Other Charges due hereunder shall be paid to that date. As used in this Section 28, the term “eminent domain” shall include the taking of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.
28.2Constructive Taking of Entire Premises.
In the event of a taking of a material part, but Jess than all, of the Bank of America Building, where Landlord shall reasonably determine that the remaining portions of the Bank of America Building cannot be economically or effectively used as desired by Landlord (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.
28.3Partial Taking.
If more than fifteen percent (15%) of the Rentable Area of the Leased Premises is taken or appropriated by the power of eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than Thirty (30) days after Landlord and Tenant receive written notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the Common Area of the Bank of America Building is taken by the power of eminent domain, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty (60) days of the date of such taking. If this Lease is so terminated, all Rent, Additional Rent and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or Common Area is taken by the power of eminent domain and this Lease is not te1minated, Landlord, at its expense, shall proceed with reasonable dispatch to restore, to the extent that it is reasonably prudent, the remainder of the Leased Premises and Common Area to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with reasonable dispatch to restore the fixtures and improvements installed by Tenant and Tenant’s furniture, furnishings, and equipment to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises so taken, the Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the area taken bears to the Rentable Area of the Leased Premises prior to the taking.

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28.4Damages.
Landlord reserves all rights to the entire damages award or payment for taking by the power of eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants or and assigns to Landlord any right Tenant may now have or hereafter acquire to such awards and payments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant’s merchandise, furniture and other personal property that Tenant is entitled to remove at the termination of this Lease or for damage to Tenant’s business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord’s damages.

29.	NOTICES.
Any notices required in accordance with any of the provisions herein, if to Landlord, shall be delivered in person or mailed by an express mail service, such as Federal Express or UPS, to the address of Landlord as set forth in Section 1.2 above or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be delivered in person or sent by an express mail service, such as Federal Express or UPS, to Tenant at the Leased Premises. If Tenant is more than one person or entity, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any notices mailed to Tenant bearing the proper address and adequate postage for delive1y shall be deemed effective upon deposit in the U.S. mail.

30.	LANDLORD’S LIABILITY.
Anything in this Lease to the contra1y notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord’s interest in the Leased Premises and Bank of America Building, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asse1ied or enforceable against Landlord or its partners or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
(a)The sole and exclusive remedy of Tenant shall be against the Landlord’s interest in the Leased Premises and the Bank of America Building;
(b)No general or limited partner of Landlord, or any director, officer, agent or employee of any corporation if Landlord, or any general or limited partner of Landlord, is a corporation (collectively, for the purpose of this Section 30, referred to as “general or limited partner of Landlord”) shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant’s compliance with this Section 30;
(c)No general or limited partner of Landlord shall be required to answer or otherwise plead to any service or process;

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(d)No judgment will be taken against any general or limited partner of Landlord;
(e)Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tunc;
(f)No writ of execution will ever be levied against the asset of Landlord or any general or limited partner of Landlord, other than Landlord’s interest in the Leased Premises or the Bank of An1erica Building.
(g)These covenants and agreements are enforceable both by Landlord and also by any general or limited partner of Landlord.

31.	TENANT’S CERTIFICATES.
Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement substantially in the form of Exhibit “G” certifying, to the extent true, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements so affecting this Lease); (ii) all conditions under this Lease to be performed by the Landlord have been satisfied, if any; (iii) all required contributions by Landlord, if any, to Tenant on account of Tenant’s Improvements or additional improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets that the Tenant has against the enforcement of this Lease by the Landlord; (v) no Rent or other rent obligation has been paid more than one month in advance; and (vi) no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord’s interest, Landlord’s lenders, and other designees of Landlord and Landlord’s lenders. If Tenant fails to respond within ten (10) days of Tenant’s receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such ce1iificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord’s performance, that the security deposit is as stated in the Lease and that no more than one month’s Rent has been paid in advance.

32.	RIGHT TO PERFORM.
If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

33.	AUTHORITY.
Each individual executing this Lease on behalf of Tenant personally represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms and, if Tenant is a corporation, in accordance with a duly adopted

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resolution of the Board of Directors of Tenant and that such action and execution is in accordance with the bylaws of Tenant. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

34.	PARKING AND COMMON AREAS.
34.1Parking.
Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, at the current rate of One Hundred Ninety-one and 78/100 Dollars ($191.78) per parking permit per month (excluding tax), which monthly rate may increase from time to time during the Lease Term. If available, additional parking permits may be purchased by Tenant on a month to month basis at the rates set forth above. Tenant’s employees shall not park their vehicles in the automobile parking areas of the Common Areas and Facilities which may from time to time be designated for patrons of Bellevue Place. Landlord at all times shall have the right to designate the particular parking areas to be used by Tenant’s employees and any such designation may be changed from time to time. Tenant and its employees shall park their vehicles only in those portions of the Common Areas and Facilities, if any, designated for that purpose by Landlord. Tenant shall furnish Landlord with Tenant’s and Tenant’s employees’ state vehicle license numbers within fifteen (15) days after Tenant opens for business in the Leased Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after such change occurs. If Tenant or its employees fail to park their vehicles in designated parking areas, then Landlord, without limiting any other remedy Landlord may have, may charge Tenant a minimum of Ten Dollars ($10.00) per day for each day or partial day for each vehicle improperly parked; provided, however, Landlord shall give Tenant written notice of the first violation of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; and if not discontinued within such two-day period, then the vehicle fines shall commence. After notice of the first such violation, no notice of any subsequent violation shall be required prior to the imposition of any parking fine. All amounts due under the provisions of this Section shall be additional rent and due and payable by Tenant within ten (10) days after demand therefor. Tenant shall notify its employees in writing of the provisions of this Section.
34.2Common Areas.
Landlord shall at all times have exclusive control and management of the Common Areas and Facilities of Bellevue Place. Tenant shall have the nonexclusive right in common with others to use the public areas of the Bank of America Building and the Common Areas and Facilities of Bellevue Place, subject to such nondiscriminatory rules and regulations as Landlord may adopt from time to time governing the use thereof including, but not limited to, the right to close the same from time to time to such an extent as may be legally sufficient, in Landlord’s opinion, to prevent a dedication thereof or the accrual of right to any person or to the public therein. Tenant shall comply with the rules and regulations that Landlord and the owner or ground lessee of Bellevue Place may from time to time promulgate and/or modify regarding use and operation of the Common Areas of the Bank of America Building and Common Areas and Facilities of Bellevue Place. The rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in either Bellevue Place or the Bank of America Building. The term “Common Areas and Facilities of Bellevue Place” refers to all on and off-site areas and/or related facilities which are made available or are used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in Bellevue Place, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, all parking structures and

35

parking areas (including off-site parking), driveways, sidewalks, landscaped or planted areas, pedestrian areas, lobbies, walkways, the Wintergarden Retail Center and Parking Garage. The term “Common Areas and Facilities of Bellevue Place” also refers to all on-site and off-site areas and/or related facilities which may not be accessible to Tenant and other persons entitled to occupy space in Bellevue Place, but which are used in conjunction with the operation, management, repair or maintenance of Bellevue Place, including, but not limited to janitorial closets, on and/or off-site management offices and maintenance areas. The term “Common Areas and Facilities of the Bank of America Building” refers to the Common Areas and Facilities of Bellevue Place located within the Bank of America Building.

35.	TRANSPORTATION MANAGEMENT PROGRAM.
Tenant shall cooperate with Landlord and the designated Transpo1tation Management Association in complying with the terms and conditions of the Bellevue Place Transportation Management Program, as set forth in the Bellevue Place Transportation Management Agreement, a copy of which is attached hereto as Exhibit “F” and incorporated herein, and shall become a member participant in the designated Transportation Management Association. Tenant shall designate one of its employees or agents as Tenant Transportation Coordinator, who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be immediately notified of any change in the Transportation Coordinator.

36.	QUIET ENJOYMENT.
Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its port and upon the prompt and timely payment of all sums due hereunder, shall have and possess the Leased Premises for the Lease Term set forth herein.

37.	GENERAL.
37.1Captions.
Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof.
37.2Bellevue Place Rent and Income.
All amounts to be paid hereunder, specifically including all Rent, Additional Rent and Other Charges, shall be paid as and when due, and without any setoff or deduction whatsoever. Landlord shall be entitled to all rent and other payments on all leases and tenancies at Bellevue Place on all property owned or leased by Landlord and any other payments made to Landlord or its agents for any other activities, uses or operations at Bellevue Place.
37.3Successors or Assigns.
All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law or otherwise, and shall be construed as covenants running with the land.
37.4Tenant Defined.
The word “Tenant” as used herein shall mean each and eve1y person, partnership, limited liability company or corporation who is mentioned as a Tenant herein or who executes this Lease as Tenant.

36

37.5Lost Security or Access Key Card.
Tenant shall reimburse Landlord for any and all losses and expenses incurred or suffered by Landlord as a result of Tenant or any of Tenant’s agents, employees, licensees or contractors losing any security or access key card or similar device issued to Tenant, which losses or expenses are incurred or suffered by Landlord prior to Tenant notifying Landlord of the loss of such card or similar device.
37.6Landlord’s Consent.
Unless otherwise specifically stated herein, whenever Landlord’s consent or approval is required, Landlord’s consent or approval may be withheld in Landlord’s sole subjective discretion.
37.7Broker’s Commission.
Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the execution of this Lease and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease except Broderick Group, Inc., which represents both Landlord and Tenant. Each party agrees to indemnify and hold the other parties harmless from all such liabilities or claims (including, without limitation, attorneys’ fees) by anyone other than Broderick Group, Inc.
37.8Partial Invalidity.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.
37.9Recording.
Tenant shall not record this Lease. Tenant also shall not record any memorandum of lease. However, upon the request of Landlord, Tenant shall execute and deliver to Landlord a memorandum in the form provided by Landlord. The memorandum shall describe the patties, the Leased Premises, the Lease Term and Tenant’s obligation to comply with the Transportation Management Agreement and City of Bellevue Land Use Code Paragraph 20.25A.030.C.1, or any similar or successor law, regulation, code or rule, if applicable.
37.10Joint Obligation.
If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.
37.11Time.
Time is of the essence of this Lease and each and all of its provisions which performance is a factor
37.12Prior Agreements.
It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings,

37

if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement, or contradict this Lease. This Lease, and all mutually-executed written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants or warranties between Landlord and Tenant and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration, or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.
37.13Inability to Perform.
The obligations of Landlord or Tenant hereunder shall be excused for a period equal to the time by which such performance is prevented or delayed due to acts of God or any other causes beyond the reasonable control of such party, financial inability or negligence excepted. The provisions of Section 37.13 shall not apply to any payment of Rent, Additional Rent or Other Charges.
37.14Transfer of Landlord’s Interest.
In the event of any transfer or transfers of Landlord’s interest in the Leased Premises or Bellevue Place, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to such transferee.
37.15No Light, Air or View Easement
Any diminution or shutting off of light, air or view by any structure which may be erected on land on or adjacent to Bellevue Place shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord.
37.16Reciprocal Easement Agreements.
This Lease shall be subordinate to any and all operating, maintenance and reciprocal easement agreements (“REAs”) entered into by and among Landlord and any other parties, including any amendments or modifications thereto. Tenant shall execute and return to Landlord within ten (10) days after written request therefor by Landlord, agreements in recordable form, substantially in the form of Exhibit “H”, subordinating this Lease to any such REAs.
37.17Waiver.
The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent, Additional Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted,

38

regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.
37.18Name.
Tenant shall not, without the prior written consent of Landlord, use the name of the building or project for any purpose other than as the address of the Leased Premises, and in any event, Tenant shall not acquire any rights in or to such names.
37.19Choice of Law - Venue.
This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.
37.20OFAC Certification.
(a)Certification. Tenant certifies that:
(i)It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
(ii)It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.
(b)Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.
37.21Letter of Credit.
Landlord and Tenant acknowledge that Tenant will occupy space in the Bank of America Building pursuant to the Lease and, as consideration for Landlord’s willingness to enter into this Lease, Tenant shall deliver or cause to be delivered to Landlord, and shall cause to be maintained at all times in effect without expiration or termination, one or more irrevocable standby letters of credit complying with the terms of this Section 37.21. Any failure by Tenant to perform or observe any term, covenant or agreement set forth in this Section 37.21 shall constitute a material default under the Lease.
Within ten (10) business days of execution of this Lease, Tenant shall deliver or cause to be delivered to Landlord an irrevocable standby letter of credit in a form acceptable to or provided by Landlord (the “Letter of Credit”), issued by a national banking association reasonably acceptable to Landlord, for the account of Tenant in favor of Landlord in the initial amount of Six Hundred Twelve Thousand Six Hundred Forty-three and 00/100 Dollars ($612,643.00), having an expiry date not earlier than the Expiration Date, and stating by its terms that it shall be automatically extended annually, without written amendment or

39

modification, to the date that is one (1) year after the then current expiry date unless the issuer of the Letter of Credit gives Landlord, at least sixty (60) days prior to the then current expiry date, written notice that the issuer elects not to extend the Letter of Credit. If the issuer of the Letter of Credit at any times gives to Landlord notice that the issuer elects not to extend the Letter of Credit, then, not less than Thirty (30) days prior to the then current expiry date of the Letter of Credit, Tenant shall deliver or cause to be delivered to Landlord a substitute irrevocable standby letter of credit issued in favor of Landlord by a national banking association reasonably acceptable to Landlord in an amount required by this Section 37.21. Not less than Thirty (30) days prior to the expiry date of any substitute letter of credit delivered pursuant to this Section, Tenant shall deliver or cause to be delivered to Landlord a further substitute irrevocable standby letter of credit issued in favor of Landlord by a national banking association reasonably acceptable to Landlord in an amount required by this Section 37.21. Each substitute letter of credit delivered pursuant to this Section shall have a term of not less than one (1) year and shall be in a form acceptable to or provided by Landlord.
Notwithstanding the foregoing, the initial amount of the Letter of Credit shall be reduced as follows during the Lease Term, provided Tenant has not defaulted under this Lease beyond the applicable notice and cure period:

•	From and including January 1, 2019, through and including December 31, 2019 - $459,482.00;

•	From and including January 1, 2020, through and including December 31, 2020 - $306,321.00;

•	From and including January 1, 2021, through and including December 31, 2021 - $214,425.00; and

•	From and including Janua1y 1, 2022, through and including the Expiration Date - $91,896.00.
Upon the occurrence of any breach or default under the Lease including, but not limited to, any failure by Tenant timely to deliver or cause to be delivered to Landlord any substitute letter of credit required pursuant to this Section 37.21, Landlord, at its option, may draw against the Letter of Credit and any substitute letter of credit delivered pursuant to this Section 37 .21 in an amount reasonably necessary to cure such breach or default and/or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach or default. The Letter of Credit and each substitute letter of credit (also referred to as a “Letter of Credit”) delivered pursuant to this Section 37.21 shall provide for payment against Landlord’s (or any transferee’s) draft at sight accompanied by a certificate stating substantially as follows: “Drawn under _________________ Bank, N.A.’s Irrevocable Standby Letter of Credit No. ____, dated _______________, 201_, as a result of the occurrence of a default under the Lease dated _____________, 201_, between Bellevue Place Office, LLC, a Washington limited liability company, and SMARTSHEET.COM, INC., a Washington corporation. If Landlord draws against the Letter of Credit, Tenant shall, within ten (10) days of the date of such draw, restore the Letter of Credit or provide additional irrevocable standby letters of credit so that, at all times, there shall be an amount required by this Section 37.21 available for Landlord to draw against in the event of any further breach or default under the Lease.
If the Letter of Credit is not renewed or Tenant does not provide a substitute irrevocable standby letter of credit on or before the date that is thirty (30) days prior to the expiry date of the then current Letter of Credit, or in the event Landlord draws against the Letter of Credit, if Tenant does not restore the Letter of Credit or provide additional letters of credit so that an amount required by this Section 37.21 is available to Landlord to draw upon in the event of any further breach or default under the Lease, then in such event the amount of the draw against the Letter of Credit may be equal to the entire amount of the Letter of Credit.

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The proceeds of any draw against the Letter of Credit pursuant to the immediately preceding sentence shall be held by Landlord as an additional security deposit pursuant to the provisions of Section 8 of this Lease.
37.22Current Tenant.
Tenant is aware that Leased Premises 425 is currently occupied by another tenant or tenants (the “Current Tenant”) and the Current Tenant may fail or refuse to vacate Leased Premises 425 and relinquish all claims to Leased Premises 425 prior to the Leased Premises 425 Commencement Date. Landlord shall have no responsibility under this Lease to take any action to remove the Current Tenant and shall not be liable for any damages, injuries or claims that may be suffered by Tenant relating to or arish1g out of, directly or indirectly, the Current Tenant’s failure or refusal to vacate and release all interest in Leased Premises 425.
IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET, INC. a Washington corporation

By:	KEMPER DEVELOPMENT COMPANY, a Washington corporation; Its Manager	By:	/s/ Mark Mader
Mark Mader, CEO

By:	/s/ James E. Melby
James E. Melby
Its	President

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STATE OF WASHINGTON,	)
) ss:
COUNTY OF KING	)
On this     12     day of        September        , 2016, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, the limited liability company that executed the foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation and partnerships for the uses and purposes therein mentioned.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Katie Kirkness
	Type Notary Name:	Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at	Shoreline
	My commission expires 9-20-17	9/20/2017

STATE OF WASHINGTON,	)
) ss:
COUNTY OF KING	)
On this      6th      day of          September         , 2016, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER to me known to be the CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument, and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized to do so.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Maggie Surbridge
	Type Notary Name:	Maggie Surbridge
Notary Public in and for the State of
(SEAL)	Washington, residing at	King County.
	My commission expires 9-20-17	3/12/2017

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OFFICE LEASE EXHIBITS
Exhibit “A” - Legal Description of Bellevue Place.
Exhibit “B” - Site Plan of Bellevue Place.
Exhibit “C” - Floor Plan of the Leased Premises.
Exhibit “D” - Tenant Design & Construction Manual (including Base Building Finish Condition).
Exhibit “E” - Rules and Regulations.
Exhibit “F” - Bellevue Place Transportation Management Agreement.
Exhibit “G” - Form of Tenant Estoppel Certificate.
Exhibit “H” - Form of Subordination Agreement to Reciprocal Easement Agreement.

1

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

1

EXHIBIT B
SITE PLAN OF BELLEVUE PLACE
(see attached)

N.E. 10th STREET
N.E. 8th STREET
104th AVENUE N.E.
106th AVENUE N.E.
NEW LOT
NEW LOT
NEW LOT
NEW LOT
NEW LOT
NEW LOT
GRAPHIC SCALE

GENERAL NOTES

REFERENCES

PARCEL / LOT AREAS

BRH

City of Bellevue

1

EXHIBITC
FLOOR PLAN OF THE LEASED PREMISES

1

EXHIBIT D
TENANT DESIGN & CONSTRUCTION MANUAL
(including Base Building Finish Condition)
(see attached)

Tenant Design & Construction Manual 2014	1

Tenant Design &
Construction Manual
2014

Bellevue Place Building
Bank of America Building
Bellevue, Washington
Exhibit “D” to the Lease
Office Criteria

Tenant Design & Construction Manual 2014	1

We wish to welcome you as a new Tenant to the Bellevue Place Office Building/Bank of America Building. This Tenant Design & Construction Manual has been prepared to assist you and your staff during the design and construction phases of your new office. The information in this manual is intended to help expedite your efforts to obtain the necessary approvals and subsequent completion of your space. Particular attention should be paid to the Design Process, Submittal Procedure and Construction Phase Information set forth in the Tenant Design & Construction Manual.
Thank you for choosing to locate your firm at Bellevue Place and we look forward to working with you during the design and construction of your Leased Premises.
Nothing in this manual is or shall be an express or implied warranty or representation by Bellevue Place Office, LLC or Kemper Development Company, or any of their agents, contractors, or employees. All warranties and representations, if any, are set forth in the Lease pertaining to the Leased Premises.

Tenant Design & Construction Manual 2014	2

Introduction

Contents
ARTICLE I: Building Description	5
Section 1.01: Design Concept	5
Section 1.02: Construction Type	6
Section 1.03: Vicinity Map, Site Plan	7
Article II: Directory Of Landlords Representatives, Consultants, And Government Agencies	8
A. Landlord’s Representatives	8
B. Government Agencies	9
C. Utility Services	9
Article III: Tenant Improvement Design And Landlord Approval Process	10
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria	10
Method of Measuring Tenant Spaces	10
Section 3.02: Design Criteria	11
Section 3.03: Standard Specifications	12
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings	12
Perimeter Walls	12
Corridor Walls	12
Demising Partitions	12
Standard Partitions	12
Column/finish Treatment	12
Ceiling	13
Doors, Frames and Hardware	13
Paint	13
Flooring	13
Penetrations, Welding and Hot Work	14
Waterproofing	14
Plumbing	14
Mechanical	15
Electrical	18
Structural and Roof	20
Fire/Life Safety, Fire Sprinklers and Testing	20
Communication System	21
Satellite Dish	21
Section 3.04: Existing Building Conditions	21
Section 3.05: Design Submittal Requirements	22
A. Preliminary Submittal	22
B. Final Submittal	22
Permits	23
Mechanical/Electrical Schedule	24
Start-up and air balance request	25

Tenant Design & Construction Manual 2014	3

Article IV: CONSTRUCTION PHASE	26
Section 4.01: Construction Agreement	26
Section 4.02: Preconstruction Meeting	26
Construction Contract and Schedule of Values	26
Bonds	26
Certificate of Insurance	27
Acceptance of Leased Premises	27
Construction Schedule	27
Building Permit	27
Subcontractor List	27
Construction Deposit	27
Signed Lease and Delivery of Security Deposit	27
Section 4.03: Tenant Contractor Rules and Regulations	27
General Contractor Responsibility	28
Superintendent	28
Subcontractors	28
Excessive Noise and Odors	28
Smoking	28
Damage	28
Storage	28
Trash and Dumpsters	28
Dust and Dirt	28
Delivery and Parking	28
Working Hours	28
Contractor Signage	29
Construction Barricade	29
Section 4.04: Demolition	29
Section 4.05: Penetrations, Welding and Hot Work	29
Section 4.06: Fire Pre-Test/Final Test Procedures	29
Section 4.07: Stopping the Work	30
Section 4.08: Construction Completion and Closeout	30
Section 4.09: Tenant Improvement Checklist	31
Article V: MISCELLANEOUS FORMS	32
Contractor Rules	34
Pre/Post Demo MEP Inspection Form	35
Emergency Fire Sprinkler Containment Kit Instructions	36
Fire System Sprinkler Drain and Re-fill Procedure	37
Hot Work Permit Sample	38
Article VI: TYPICAL DETAILS (11/22/2010)	39

Tenant Design & Construction Manual 2014	4

ARTICLE I: BUILDING DESCRIPTION
Section 1.01: Design Concept
Building Description
Bellevue Place is located on one of the region’s busiest intersections, situated on the corner of Bellevue Way NE and NE 8th Street, across from Bellevue Square and Lincoln Square. Together these projects are known as The Bellevue Collection.
Bellevue Place was the first mixed-use development in downtown Bellevue. Built in 1989, it features the 733 room Hyatt Regency Bellevue, the 21-story Bank of America Building, the 6-story Bellevue Place Building, boutique retail and restaurants, a 5-level below grade parking structure, and a grand atrium space known as the Wintergarden.
The Bank of America Building is a distinctive brick-clad, 458,000 square foot office tower that is adjoined to the Hyatt Regency through the Wintergarden on the first two floors. Floors 3 through 20 house class “A” office space and floors 1, 2 and 21 feature unique restaurants and retail.
The Bellevue Place Building is a distinctive brick-clad low-rise 127,000 square foot office building that sits on the corner of Bellevue Way and NE 8th Street. It is connected to the Hyatt Regency, the Wintergarden, and the Bank of America Building via the arrival plaza on the first floor. The Bellevue Place Building has distinctive retail and restaurants on the first level and the Hyatt Stay-Fit Fitness Center located on the second level. Floors 2-6 house class “A” office space.
Bellevue Place is connected to Lincoln Square by both a sky bridge and a tunnel for easy access to additional merchants of The Bellevue Collection.
Section 1.02: Construction Type
All designs must be consistent with the International Building Code and the City of Bellevue Amend- ments. The following general code information may assist in the design of the Leased Premises.
The design of the office building Leased Premises must comply with all requirements of a Type I - A fully sprinkled building as required by code. The occupancy group for an office space shall be “Group B” as defined in the International Building Code.
Bellevue Place Corner Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Bank of America Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Wintergarden:
Reinforced concrete slabs with concrete beams and joists or steel beams with concrete over steel deck floors.

Tenant Design & Construction Manual 2014	5

Section 1.03: Vicinity Map, Site Plan
Bellevue Place is located in the superblock in downtown Bellevue. It is bordered by NE 10th Street to the north, Bellevue Way NE to the west, NE 8th Street to the south, and 106th Avenue NE to the east.

Tenant Design & Construction Manual 2014	6

Article II: DIRECTORY OF LANDLORDS REPRESENTITIVES, CONSULTANTS, AND GOVERNMENT AGENCIES
Landlord is represented by Landlord’s Tenant Coordinator. Any questions regarding the Leased Premises, this Manual or the design and construction process should be directed to Landlord’s Tenant Coordinator.
Tenants are encouraged to utilize Landlord’s Representatives for their tenant improvements; however, if Tenant chooses to use their consultants/contractors, they must be approved by Landlord prior to commencing work.

A.	Landlord’s Representatives:

Landlord    Bellevue Place Office, LLC
Kemper Development Company
575 Bellevue Square
Bellevue, Washington 98004
Sr. VP of Design & Construction - Daniel P. Meyers, AIA
Tenant Coordinator/Project Manager - Tony Cook
(425) 646-3660 or tony.cook@kemperdc.com

Management Office    Bellevue Place Office Building
10500 NE 8th Street, Suite 215
Bellevue, Washington 98004
VP of Property Management - Phillip Scott
(425) 460-5840 or (206) 861-5770 or Phillip.scott@kemperdc.com
Security - (425) 460-5730

Landlord’s Legal Representative Perkins Coie LLP 0885 NE 4th Street, Suite 700 Bellevue, Washington 98004 Attn: Craig Gilbert (425) 635-1400 Fax (425) 635-2400
Project Architect Sclater Partners Architects, P.C. 414 Olive Way, Suite 300 Seattle, Washington 98101 Attn: Craig Kasman (206) 624-8682 Fax (206) 621-8445
Space Planner JPC Architects 909 112th Ave. NE, Suite 206 Bellevue, WA 98004 Attn: Amy Nichols (425) 641-9200
Structural Engineer Cary Kopczynski & Co. 10500 NE 8th Street, Suite 800 Bellevue, Washington 98004 (425) 455-2144 Fax (425) 455-2091
Electrical Contractor Nelson Electric 9620 Stone Avenue N, Suite 201 Seattle, Washington 98103 (206) 523-4525 Fax (206) 527-9539
Fire Protection Contractor Patriot Fire Protection Inc. 2707 70th Avenue E Tacoma, Washington 98424 (253) 926-2290 Fax (253) 922-6150

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Fire Alarm Contractor SimplexGrinnell 9520 10th Avenue S, Suite 100 Seattle, WA 98108 (206) 291-1400 Fax (206) 291-1500
Mechanical Engineer & Contractor MacDonald Miller Facility Solutions 7717 Detroit Avenue SW Seattle, Washington 98106 Attn: Jon Sigmund (206) 768-4222 Fax (206) 768-4223
Roofing Contractor Snyder Roofing 20203 Broadway Avenue Snohomish, Washington 98296 (425) 402-1848

B.	Government Agencies:

Building Department City of Bellevue - Design and Development P.O. Box 90012 Bellevue, Washington 98009 (425) 452-6864
Fire Department Bellevue Fire Prevention Bureau 766 Bellevue Way S.E. Bellevue, Washington 98004 (425) 452-6872

C.	Utility Services:

Water Water and Sewer Utilities City of Bellevue P.O. Box 90012 Bellevue, Washington 98009 (425) 455-6864
Electricity Puget Sound Energy 10608 NE Fourth Street Bellevue, Washington 98004 New Services (425) 455-5120
Telephone CenturyLink Business Services (800) 603-6000

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Article III: TENANT IMPROVEMENT DESIGN AND LANDLORD APPROVAL PROCESS
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria
This section describes the Tenant’s Additional Improvements and outlines the design phase of the tenant improvement process, including design criteria to meet both building requirements and those of the appropriate government agencies. Landlord reserves the right to change the design criteria from time to time.
Tenant shall inspect the Leased Premises and verify the existing conditions within the space prior to starting design work. Regardless of existing conditions, any work not specifically described as Landlord’s Work shall be a part of Tenant’s Additional Improvements.
To begin the design phase, Landlord shall send Tenant the “Tenant Information Package”. This package shall include this document (Tenant Design and Construction Manual) along with a plan of the Leased Premises and the previous “Tenant Improvement” drawings of the space, as available. This information will assist Tenant’s architect in the design phase. It is the Tenant’s responsibility to verify the existing conditions of their space.
All design work shall be done by an architect licensed in the State of Washington. It is Tenant’s sole responsibility to conform the design of the space to all applicable government rules, regulations and codes and to obtain all necessary permits and authorizations required for the construction of any and all improvements and alterations to the Leased Premises. Without limiting the generality of the foregoing, Tenant shall be solely responsible for ensuring that its design will not violate any local, state, or federal law pertaining to barriers to the disabled such as the federal Americans with Disabilities Act (the “ADA”) and the Americans With Disabilities Act Accessibility Guidelines (“ADAAG”).
Method of Measuring Tenant Spaces
Standard Building Owners and Managers Association International (BOMA) calculations are used to measure tenant spaces.

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Section 3.02: Design Criteria
Design Process
Planning and construction for the Leased Premises in both the Bank of America Building and Bellevue Place Corner Building are broken into two phases:

-	Schematic Phase (Space plan)

-	Construction Document Phase (Working drawings)
Depending on the Lease, there are two different ways the design and construction process will proceed:
Turn-Key by Landlord: If the Lease is a turn-key lease, Landlord will coordinate, oversee and manage the entire design and construction process of the space improvements. During lease negotiations, Tenant’s representative will meet with Landlord and Landlord’s space planner to come up with an agreed upon scope of work for the space. Landlord will be responsible for all bidding, contracting, coordination, and management of the project to achieve the agreed upon scope within the timeline set forth. Tenant will be responsible for all costs and delays due to Tenant changes to the scope after the scope is agreed upon. All changes must first be approved by Landlord.
Tenant Managed Tenant Improvements: Tenant will hire Landlord’s space planner (or another space planner approved by Landlord) to prepare design drawings and determine the scope of work for the build-out of the space. Tenant will follow the process outlined in the Tenant Design and Construction Manual for the design, planning, permitting, Landlord review, and construction of the space. Tenant will be responsible for all bidding, contracting, coordination, and management of the project.
The schematic plan shall be prepared and submitted to Landlord within 30 days of Lease execution, or as otherwise stated in the Lease, and shall define the layout of the Leased Premises showing the location of all physical features such as: walls, doors, rooms, etc. A finish board indicating colors and materials shall also be submitted.
Schematic Phase
The space planner, licensed as an architect in the State of Washington, shall prepare a schematic plan of the Leased Premises based on the information listed below. The space planner shall confirm the plan meets all current state, City of Bellevue, local fire, energy, ADA, and building code requirements. That Schematic Plan shall address the following:

•	Dimensions of all walls, openings and other space planning features

•	Reflected ceiling plan; locating the ceiling grid and light fixtures

•	Power and telephone plan; including specific requirements for computers and other dedicated circuits

•	Location and dimensions of all slab penetrations

•	HVAC modifications/requirements

•	Plumbing modifications/requirements

•	Number of personnel to occupy the space

•	Number, size and relationship of private offices

•	Conference room requirements

•	Reception area requirements

•	Storage and office support requirements

•	Equipment needs
Tenant shall submit load calculations for mechanical and electrical review (see Mechanical/Electrical schedule, page 23), and should work with structural, mechanical, and electrical engineers when appropriate.
Landlord shall review the Schematic Plan with Tenant and make necessary changes until requirements are met. Upon approval from Landlord, Tenant shall prepare construction documents based on the Schematic Phase.

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Section 3.03: Standard Specifications
The Standard Specifications and Details referenced below outline Tenant’s Improvements to be installed in and to the Leased Premises. Unless otherwise approved by Landlord, Tenant’s Improvements shall be designed and installed in accordance with the following Standard Specifications and Details. (Tenant’s Improvements, however, may not necessarily include all of the following items.) Compliance with the following information will help to minimize construction costs and avoid delays.
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings
Perimeter Walls
Tenant is responsible for replacing the batt insulation with rigid insulation if improvements affect shell perimeter walls.
Standard specification:
Sill height shall be 2’5” with 2” aluminum frame at windows with GWB installed below sill.
Corridor Walls
Corridor walls are as-is. However, after a full-floor tenant vacates, Landlord will install corridor walls throughout the space to a finish condition on the common area side, and open-stud condition on Tenant’s side.
Standard specification:
Corridor partitions must be built with one-hour construction rating with a demising wall on one side of the corridor, core shaft wall opposite side, with one-hour rated ceiling above.
Demising Partitions
Tenant shall finish demising walls to maintain integrity of sound insulation and fire ratings. Demising walls shall be 6” metal studs. No GWB provided by Landlord at interior demising walls. All shell and core fire ratings must be maintained throughout the project.
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
Continuous acoustical sealant at base of GWB on both sides.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
2 - 1/2” USG Thermafiber Sound attenuation batts floor to ceiling in stud cavity.
2 - 1/2” Thermafiber Sound attenuation blanket 2’0” each side of partition in ceiling plenum.
Standard Partitions
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
5/8” gypsum wallboard each side, smooth finishes.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
Column Finish Treatment
5/8” GWB wrapped all exposed sides.

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Ceiling
Tenants must maintain a ceiling system. If open ceiling structures are essential to Tenant’s design, Landlord approval must be obtained to ensure a high level of finish is achieved. Tenant shall not suspend anything from the structural deck other than ceiling light fixtures, ceiling diffusers, and grilles, to a maximum load of 5 lbs. per square foot, without the prior written consent of Landlord. Any system to be suspended from the deck must be submitted to Landlord’s engineer for acceptance of the system design, at Tenant’s cost. Tenant and Tenant’s engineer shall certify that the system installed is in conformance to local, state, and federal building codes relating to structural loading and seismic restraint under the authorities having jurisdiction.
All mechanical equipment suspended within the Leased Premises shall be designed and installed with vibration isolators.
Standard specification for Acoustic Ceiling:
Typical finished ceiling heights are 8’6” with an exposed thin grid system, 2’x4’.
Mineral fiber lay-in panels, 2’x4’, regular 2’x2’ edge detail, fissured pattern.
Doors, Frames, Hardware
Standard specification:
Suite entry doors - 3’0” x 7’10” x 1-3/4”.
Cherry, plain sliced, center book matched.
20-Minute labeled door assembly, smoke tight.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, one closer, and wall bumper. All proximity card readers must be black, surface mounted and approved by Landlord.
Standard interior door - 3’0” x 7’10” x 1-3/4”.
Door opening size - 3’0” x 7’0”.
Cherry, plain sliced, center book matched.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, and wall bumper.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion. Color to be selected by Tenant from the Leased Premises Standard Finish Selection or otherwise approved by Landlord.
Flooring
Tenant shall be responsible for provisions of ADA compliant transitions. Tenant shall be required to provide drawings for Landlord’s review and approval for all work that requires penetrations through structural slab floors to include, but not limited to: slab openings for elevators, associated pits, atria, mechanical shafts, venting shaft pathways, and risers. All such work will be performed by Landlord at Tenant’s cost. Any work required to provide for depression and/or raised areas, slots in floor slab for door tracks, door closures, door supports, and special floor finishes, is to be performed and completed by Tenant. No cutting into, coring, jack hammering, or loading of the floor will be permitted if such work impairs the structural capacity of the floor. Tenant shall install expansion joints where required. Any modifications (core drills, etc.) to the floor system shall be reviewed and approved by Landlord’s engineer, prior to commencing.
Such work will be required to be x-rayed by Tenant with written confirmation provided to Landlord prior to work commencing. All x-raying of the floor slabs are to be executed during non-working hours so as to not disrupt any ongoing work or tenant operations.
Any penetrations through a fire-rated assembly are to be minimally fire-rated to the equivalent of the original assembly.
Standard specification:
Carpets must be 30 ounce cut pile, chosen from the Leased Premises Standard Finish Selection or approved by Landlord.

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Base must be resilient, 4” rubber base at carpeted floor. Color selected by Tenant from the Leased Premises Standard Finish Selection or approved by Landlord.
Penetrations, Welding, Hot Work
All core drilling and cutting of the concrete slab will be done after “normal” business hours, and approved by Landlord before work is started. The general contractor is responsible for notifying Landlord so Landlord can coordinate with all adjoining tenants affected. All security required for entrance into another tenants leased space during “off” hours is the responsibility of the general contractor.
Any welding requires the prior authorization of Landlord and Hot Work Permits are required, which can be obtained through Bellevue Place Security (425) 460-5730. See page 38 to view a sample.
In addition, Tenant’s contractor must ensure that all appropriate safety requirements are met and the following items provided:

•	Protection screens to isolate the area from slashes and sparks

•	Flashback arrestor fitted to the inlet connection of the welding and cutting blowpipes

•	Fire extinguishers

•	Fire Watch by outside vendor or Bellevue Place Security
Waterproofing
All waterproofing shall be provided by Tenant. All tenants must install a waterproof membrane within the kitchen areas, toilet rooms, and mop sink areas within any office, retail or restaurant space. The membrane must extend up the wall and all plumbing, piping or electrical conduit, and any other floor penetration a minimum of six inches (6”). Landlord reserves the right to perform a waterproof membrane inspection at Tenant’s expense. Tenant is to provide an accurate installation schedule and coordinate the inspection with Landlord’s Tenant Coordinator prior to installing the final flooring finishes. Waterproof membranes may be required in areas other than stated above, if determined by Landlord that those areas require such protection.
Acceptable waterproofing products are manufactured by:
Siplast -- http://www.siplast-international.com
Local Representative -- Brad Viles (425) 391-6893
Kemper -- http://www.kempersystem.co.uk/p_fasttrack.html
Local Representative -- Roland Wieth (253) 606-6936
Installation shall comply with all written installation guidelines and published details.
Installing contractors shall be approved by the manufacturer.
Wetherholt and Associates shall be retained by Tenant to provide:

•	Pre-installation meeting of all parties associated with waterproofing.

•	Periodic part time inspection with a minimum of three site visits a week.

•	Review the start and end of all required water tests.
Contact Jeorge Hopkins, Wetherholt & Associates Inc. (425) 822-8397
Plumbing
All plumbing work, including but not limited to, the provision of plumbing fixtures, electric water heaters, etc., shall be designed and provided by Tenant. Domestic water piping should be Type K or Type L copper, depending on specifications and insulated per the City of Bellevue Energy Code. All scope must be reviewed and approved by Landlord.
Tenant shall provide shut-off valves in the supply piping to every fixture. Toilet rooms with flush valves shall have a dedicated shut off valve to isolate the toilet room from the larger system.
All heating of domestic water shall be accomplished using electric water heaters. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all work outside of the Leased Premises. The water heater temperature and pressure relief drain shall be piped to a floor drain or other approved receptacle provided by Tenant. Trap primers are required for all floor drains per City of Bellevue requirements. If a drain is existing, it is the Tenant’s responsibility to verify the trap

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primers exist and are functioning properly.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Where plumbing lines are not being reused, they must be demoed, capped, sealed, and/or in-filled. This work inside the Leased Premises shall be verified by Landlord’s plumbing contractor at Tenant’s expense. During construction, removable plugs or caps shall be used on all plumbing services to keep debris from entering the system. Tenant’s general contractor shall bear all costs associated with improper protection of waste, drain, and vent systems.
If Tenant use requirements dictate upsizing of services, all associated costs shall be borne by Tenant.
Tenant shall install air chambers or shock absorbers in piping system to prevent noise and damage due to water hammer.
Waste and vent piping, shall be service weight cast iron, with no-hub fittings. Alternate materials are not accepted.
Tenant shall provide and install an approved grease trap or traps, complying with the City of Bellevue’s requirements, in the waste line leading from sinks, drains and other fixtures or equipment where grease may be introduced into the sewage system. Tenant shall be required to provide an automatic chemical treatment system that injects grease dissolving chemicals into the piping system between the fixture and its P-trap. Where possible, above slab grease traps are recommended. Tenant shall contact the City of Bellevue for a list of approved chemical feed systems.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Mechanical
Landlord shall approve all schematic mechanical system designs as part of the acceptance of Tenant’s preliminary plans. Any additional work associated with new equipment, such as added electrical capacity or structural support systems, shall be by Landlord at Tenant’s cost. All work outside the Leased Premises, shall be contracted directly with Landlord’s mechanical contractor.
The mechanical contractor is responsible for the following:

·	Verify design criteria based on original design, ventilation ratios, and load calculations.

·	Inspect the existing space and compare the as-built records to the current conditions and notify Landlord of discrepancies. Landlord will make a determination of further work based on observations.

·	Removal of all existing fan coil units where there aren’t 24 hour cooling requirements, including all ductwork and piping. All removed equipment must be returned to Landlord.

·	When removing CWFC (fan coil units), the chilled water and condensate pipes must be removed back to the closest “T”. Valves with caps should be provided for future use if not already existing.

·	Re-balance all VAV zones in the remodeled space, regardless if diffuser modifications where made.

·	Verify all VAV bottom service access panels are accessible for future use.
·    Should for any reason the chilled water systems need to be drained down, the contractor shall provide Landlord’s mechanical contractor ethylene glycol for replenishment of the system to the current 15% by solution values. All costs to refill will be at Tenant’s sole expense.
Any existing HVAC equipment that is in poor operating condition, or is deemed by Landlord to be beyond it’s useful life, shall be replaced with new equipment upon prior approval by Landlord’s mechanical contractor at Tenant’s expense.
All existing PVC condensation drain piping inside Tenant’s space shall be replaced with copper piping and must have a clean out in the line. An auxiliary drain pan shall be installed below the fan/coil units, and a drain from the pan shall drain to a conspicuous location per City of Bellevue requirements.
Tenant shall provide low voltage control wiring and thermostats for proper operation of their HVAC equipment within the space. Thermostats specifications are required to be submitted for approval by Landlord’s mechanical contractor.
Tenant shall furnish and install all power wiring, disconnects, fuses, circuit breakers, electrical outlets, and safety devices necessary to comply with local mechanical, electrical and fire codes. (See Electrical section for further details). NEC

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electrical clearances must be maintained at all times, including for existing equipment. The Tenant’s mechanical engineer is responsible for verifying as-built conditions, comparing them to the new Tenant layouts and relocating equipment as needed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for any work on the roof and any work associated with the building fire/smoke control system.
Tenant shall provide and install return air smoke detectors in all air conditioning units providing air in excess of two thousand (2,000) CFM to automatically shut off unit if smoke is detected. The smoke detector shall be installed in the return duct. Smoke detectors shall be Simplex model #4098-9756. The detectors shall be furnished, wired and programmed by Landlord’s electrical contractor and installed by Landlord’s mechanical contractor at Tenant’s expense. Tenant shall bear all associated costs for programming and testing of duct mounted smoke detectors as required by the City of Bellevue prior to occupancy. If mechanical equipment is being reused, and the detectors are in the supply duct, they shall be replaced at Tenant’s expense.
Any additional Tenant required HVAC equipment and material to be installed outside the Leased Premises shall be installed by Landlord’s contractor at Tenant’s expense. These costs would include, without limitation, all aspects of the mechanical equipment change, upgrade, or addition and related roofing, electrical, structural, or general construction work. Tenant shall contract directly with Landlord’s contractors for the aforementioned work.
All HVAC equipment and material required by Tenant shall become the property of Landlord upon installation.
Tenant shall provide access panels in GWB ceilings, and walk platforms above, as required for servicing all HVAC equipment, including balancing dampers, fire dampers and smoke control dampers. Minimum access opening size shall be 24x24.
Access panels and walk platforms shall be shown on architectural plans and referenced on mechanical plans. Tenant  ust ensure that the ceiling structure or the work of any other trade does not block access to dampers and equipment above the ceiling so that periodic maintenance and testing can be performed.
Tenant shall contract with Landlord’s contractor at Tenant’s expense for all start-up, testing, and air balance work of HVAC equipment. Tenant shall complete the Start-up and Air Balance Request (referenced page 25), to ensure that each item on the request is completely finished, ensure the equipment is ready to run and contact the Building Engineer when ready for start-up and air balance of the HVAC system.
All HVAC and lighting work must comply with the Washington State Energy Code and Landlord’s HVAC Design Criteria as outlined in this manual. Energy conservation is of the utmost importance and shall be reflected as such in Tenant’s designs. Tenant shall submit mechanical designs for review and approval prior to beginning any work.
Smoke Control System:
Bellevue Place utilizes a floor by floor smoke control system. This system must be evaluated by Tenant’s mechanical engineer and a letter, stamped by a Professional Engineer licensed in the State of Washington, must be written for each tenant improvement and addressed to the building official. The letter must explain how the integrity of the smoke control system is being maintained for the project. This must be available and submitted, along with the mechanical permit documents, to the City of Bellevue by Tenant’s mechanical contractor.
All HVAC calculations shall be in accordance with the latest edition of the ASHRAE Fundamentals Guide and Data book, applicable codes, and good engineering practice. All calculations shall be submitted on the forms at the back of this manual for approval by Landlord’s mechanical engineer. All calculations and drawings shall be certified by a currently registered Professional Engineer in the State of Washington. The units were originally designed in accordance with the following HVAC design criteria:
Equipment replacement is recommended for any units that are oversized so as to promote energy conservation.
Environmental Design Conditions:
The cooling system will be based on the ASHRAE 2% design condition temperatures for Bellevue of 83/67°F DB/WB. The indoor design temperature set-point will be 78° +/- 2°F. Air conditioning will be provided in all occupied areas.

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The heating system will be based on the ASHRAE 99.6% design temperature of 24°F. The design will incorporate heating season indoor temperatures of 78° +/- 2°F in occupied areas.
Ventilation Rates:
Ventilation, pressurization, and air change rates will be provided in accordance with ASHRAE Standard 62-2010 (Ventilation for Acceptable Indoor Air Quality), and the current Washington State Energy Code.
Humidity Control:
Humidity control is not provided in the system. Tenant may need to provide humidity control as part of their system.
Building Internal Loads:
Building internal loads are based on ASHRAE recommendations. Factors impacting the building’s internal loads are:

•	Occupant Density - Densities will be based on 1 person for every 265 square feet.

•	Lighting Loads - Loads will be coordinated with the electrical engineer. Lighting loads will be in the approximate range of 0.5 to 2.0 watts per square foot depending on the space usage.

•	Miscellaneous Equipment Loads - Loads will be in the approximate range of 0.5 to 5.0 watts per square foot depending on use.
Heating System:
Shell and core and tenant system consist of electric heating at the VAV boxes.
It is Tenant’s responsibility to ensure that heating and cooling equipment serving the Leased Premises is capable of automatically maintaining a winter inside dry bulb temperature of seventy degrees (70o) Fahrenheit and a summer inside dry bulb temperature of seventy-eight degrees (78o) Fahrenheit as stated above. The supply and return air systems shall be ducted. The ceiling plenum can be used for return air.
Landlord shall select the manufacturer of any building materials or equipment in which all or part is to be installed outside of the Leased Premises, or affects Landlord or other tenants. All new mechanical equipment shall be submitted for approval by Landlord’s mechanical contractor.
All new and replacement equipment must exceed the current energy codes.
Variable Air Volume Boxes (VAV’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building standard VAV box is a Trane series fan powered box with ECM motor (no substitutions). Perimeter units have electric heat. Interior units may not have heat depending on use. Building supply air is delivered at 44oF but is reset seasonally up to 65oF based on outside air temperature and demand. Select VAV fan to be 120% of design maximum VAV valve airflow, in order to raise the air temperature delivered to the space.
Typical electrical must be 277/1. If providing a heater equal to or larger than 5KW, then specify 4-wire 460/3 power. ECM motor is 277/1 and requires a neutral wire. Tenant’s mechanical contractor must provide controls per building control standard. They must also provide one stage of heat for every 5KW of heat per box and no cross zoning between tenants is allowed.
The following rooms must have a dedicated VAV zone:

·	Conference rooms with 6 or more people

·	Training rooms

·	Corner offices
All new and replacement VAV’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval, prior installation.
Chilled Water Fan Coil Units (CHW FCU’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building utilizes a low temperature chilled water system with ice storage capabilities. The chilled water system is the primary source of 24/7 cooking and pot cooling in the building. All new chilled water loads must be submitted to

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Landlord’s mechanical contractor with associated load calculations for approval. Building standard chilled water fan coil is Trane or equivalent with ECM motor (if available). The supply temperature is 38o with a 25o delta T and contains 15% glycol, and can be reset up to 55oF.
All chilled water system piping, equipment and accessories installed at or below the 7th floor must be considered “high pressure” and be rated for greater than 150 psi working pressure.
Typical electrical must be 277/1.
Tenant’s mechanical contractor must provide controls per building standard with 2-way chilled water control valve.
Tenant’s mechanical contractor must also provide a line sized hose kit that includes braided stainless steel flex hoses, strainer, shut off valves and balancing valve. FDI VersaFlow kit B or equivalent.
Condensate must be sloped to an appropriate drain location per local codes and add a plenum rated condensate pump if required. Pan overflow alarm and connection to BMS should also be included.
Mechanical contractor must dispose of glycol/water mixture per EPA guidelines when draining and replace with equivalent mixture when re-filling the system. Mixture may be stored and re-used with building approval.
Existing CHW FCU’s that are not being re-used must be demolished including chilled water mains back to the main branch shut-off valves and lines must be capped. All new and replacement CHW FCU’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval prior to installation.
Condenser Water System for both the Bank of America Building & Bellevue Place Corner Building:
Both buildings utilize a condenser water system that is common to the main chillers and air handlers. It provides cooling for the chillers and/or waterside economizer or pre-heat to each floor by floor AHU as needed. As such, this stems should not be used for auxiliary cooking needs. The cooling tower is an open cooling tower and does not contain glycol.
The condenser water supply temperature is 79o with a 10o delta T with no glycol. At times, the temperature can reach 100o for AHU preheat. All condenser water system piping, equipment and accessories installed at or below the 5th floor must be considered “high pressure” and re-rated for greater than 150 psi working pressure.
Water source heat pumps shall not be connected to the condenser water system.
Thermostats shall be fully compatible with existing building DDC system. Battery back-up programmable thermostats are not permitted. All thermostats are required to be submitted to Landlord’s mechanical contractor for approval.
Grilles, registers, and diffusers shall be manufactured by Krueger, Titus, Shoemaker, or Price. Tenant’s mechanical engineer or contractor shall submit type and manufacturer of GRD’s to permit proper balance of equipment by Landlord’s contractor.
Electrical
Tenant is responsible for having a complete electrical power and lighting distribution system within the Leased Premises. This includes, but is not limited to: temporary power during construction, transformers, panels, lighting panels, breakers, branch circuits, outlets, battery back-up, emergency egress/exit lighting, and electrical circuits to signage, including wiring and connections. Tenant shall provide electrical equipment rooms if required to house Tenant’s systems (no space will be provided in building electrical equipment rooms to house Tenant’s electrical equipment). Provision and/or installation of telephone/communications cabling and wiring from the telecom equipment rooms to and within the Leased Premises are to be done and completed by Tenant.
Each tenant floor is furnished with a 480/277 volt panel board for high-volt usage that is typically used for “house” lighting. Tenants shall use Landlord’s electrical contractor to connect 277V lighting circuits to the common panels located in the electrical equipment rooms, which are located on every floor. Tenant will also install all supplemental lighting

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control relay panels and other lighting controls as required to meet Washington State Energy Code within the Leased Premises. Space will not be provided to Tenant in building electrical rooms.
Any supplemental HVAC units that must be installed outside the Leased Premises must be approved by Landlord for installation location and electrical capacity. Conduit routing outside of Tenant’s space must be approved prior to installation. Tenant shall provide all power wiring for HVAC equipment including conduit, conductors, safety disconnect switches, lights, and receptacles required for servicing HVAC equipment. Tenant’s contractor shall extend the conduit to the electrical panel and provide the branch circuit conductors from the panel to the disconnect switch and connections from the disconnect switch to the HVAC unit, including motor rated fuses to match the HVAC unit amperage rating.
The main electrical switch shall be sized for the following capacity: four (4) watts/square foot, safe for miscellaneous equipment (receptacles, etc.) and power sufficient for the installed lighting, water heater, and HVAC units. Lighting capacity may be limited by the HVAC cooling capacity available in the Leased Premises. Please refer to the mechanical section of this manual.
Installed lighting fixtures and control systems must comply with the Washington State Nonresidential Energy Code, and calculations showing compliance with code need to be specified on the drawings.
All construction power supplies used by Tenant’s contractor must be fitted with ground fault interrupters. Electrical leads must be placed on stands or suspended and should not be run along the ground where they may be damaged or create a trip hazard. By no means will extension cords be permitted outside the Leased Premises.
If you require information relating to the purpose or source of cables in your space, contact Landlord. Under no circumstances should any cables be cut.
Landlord’s electrical contractor is to perform all work outside of the Leased Premises, including tie-in to main electrical panels.
Panel schedules must be updated at the closeout of each project. Circuits in multi-tenant panels must be identified by Tenant name and description of area served.
Tenants with high energy usage (server rooms, multiple computers per desk, etc.) may be required to install an electrical sub meter at Landlord’s discretion at Tenant’s cost.
Lighting
Tenant shall be responsible for upgrading all lighting within the Leased Premises to the following specifications, if not already completed:
Fixture: LIGHTOLIER, Coffaire II Recessed Fluorescent Direct/Indirect - 2’x4’ with Perforated Basket, Air Return, 2 Lamp T8
Bulb: T8, 32 WATT, 3500K
Single-floor Tenant’s elevator lobby and corridor lighting to be reviewed and approved by Landlord and provided by Tenant.
Standard specification:
Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Telephone/CRT Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Exit signs - Universal standard exit sign with stencil face and arrows as required.

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Structural and Roofing
Structural
Any alterations, additions or reinforcements to the building to accommodate Tenant’s work shall be at Tenant’s sole cost and expense and require Landlord’s prior approval.
Roof
All roof penetrations or roof work shall be approved by Landlord. Tenant shall contract with Landlord’s contractor for engineering and installation at Tenant’s expense. (See mechanical section of this manual for further information regarding roof penetrations)
Fire and Life Safety, Fire Sprinklers, Fire Extinguishers
Tenant shall modify the sprinkler system within the Leased Premises to conform to all code and/or regulatory requirements. A minimum one hour fire resistance rating is to be maintained as per the City of Bellevue requirements. Any modification to the sprinkler system by Tenant is to be performed by Landlord’s contractor at Tenant’s expense, so as not to void any warranties, certificates and/or insurance underwriting requirements currently in place. Tenant shall be responsible to repair and/or replace any fireproofing already in place that is disturbed, damaged and/or related to Tenant work. Any firefighting, fire prevention, safety and emergency equipment or lighting in and about the Leased Premises, such as fire extinguishers, additional to that included in the base system provided by Landlord, and required by any authority having jurisdiction, shall be installed by the Tenant at Tenant’s expense.
Fire/Life Safety - Mechanical
The building is equipped with a smoke control system, that consists of dampers on each floor. The system must remain unaltered unless Landlord has permitted otherwise.
Fire/Life Safety - Electrical
Landlord provides a central Simplex alarm system for the space. Tenant shall be provided with Fire Alarm Voice and Alarm Circuits in a J-Box located within the Leased Premises for a single point connection to Landlord’s monitoring service as required by code and Landlord’s central system. Design and connection to Landlord’s fire protection system shall be made by Landlord’s contractor at Tenant’s expense. All fire alarm components used within the Leased Premises shall be U.L. approved and fully compatible with the base building Simplex system. The system shall be fully programmed, with graphics, for annunciation of the base building system. Tenant shall be responsible for any troubleshooting, investigation and/or repairs required to place the system in full working order. Fire system wiring is not allowed to be directly attached to all thread hangers, and must be attached using a secondary attachment method. Connection to the NAC panel and smoke detector circuits connected to the house panel, are to be completed by Nelson Electric at Tenant’s sole expense.
Standard specification:
Smoke detectors must be surface-mounted.
Emergency speakers should be flush-mounted, 6 1/2” square frame.
Automatic Sprinkler System
Tenant is responsible for upgrading all sprinklers to quick response heads, per current code, if not already installed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all automatic fire sprinkler system engineering, materials, and installation. Tenant is responsible for the cost of obtaining approvals from the City of Bellevue, Landlord and Landlord’s designated representative(s).
Where existing, in previously improved spaces, the automatic sprinkler system in the Leased Premises may be reused at Tenant’s discretion subject to adequate capacity, condition, acceptable location and code requirements.
The Leased Premises must remain fully sprinkled at all times. All sprinkler system modifications shall be made in accordance with the current International Building Code (IBC) and all applicable state and local codes.
Tenant is required to submit system design for review and approval prior to beginning work. Tenant shall not proceed with any ceiling work until notified of sprinkler rough-in and inspection.

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A vertical clearance of eighteen inches (18”) must be maintained from sprinkler heads to any shelf storage or materials that could impair water distribution.
Tenant must take note if sprinkler protection is required above the ceilings of the Leased Premises. If it is required, care must be taken in positioning equipment, ducts, and demising walls, so as not to impair the sprinkler distribution. When impairment is unavoidable, sprinkler coverage above the ceiling must be modified to maintain proper coverage, at Tenant’s expense. To assist with sprinkler layout, Tenant’s architect shall dimension all ceiling grid and elements such as lights, speakers, and other ceiling mounted items from building column lines.
Slab penetrations shall be core drilled, sleeved, fire-safe, and waterproofed. Tenant shall have all core drill locations approved by Landlord.
All materials shall be listed by Underwriter’s Laboratories. All sprinkler heads shall be quick response and manufactured by Reliable Automatic Sprinkler Co., Inc. Building standard sprinkler heads are as follows:
Finished Ceilings - Reliable “G4A” concealed, 165 degree, 1/2” orifice, white paint finish or equivalent, SIN: R5415.
Any other sprinkler finish must be specified by Tenant’s architect.
Impairment of the sprinkler systems requires drain and re-fill procedures to be followed. Please refer to the Fire System Sprinkler Drain and Re-Fill Procedure Form on page 35.
Fire Extinguishers
Tenant shall provide fire extinguishers as required by the City of Bellevue.
Fire Extinguishers shall be 2A10BC type. Fire extinguishers shall be mounted in semi-recessed 1/2” stainless steel flat trim type cabinets.
Communication System
Tenant shall provide all telephone wiring and equipment, including: all distribution and extensions of telephone conduit within the Leased Premises and all data, intercom, computer, communication, fire and burglar/security alarms, and signal systems required by Tenant. All Tenant equipment must be confined to Tenant’s Leased Premises.
Satellite Dish
Satellite dishes and certain forms of data and/or telecommunications equipment may be permitted or allowed to be provided and/or installed on the roof or other portions of the building exterior only after review and approval by Landlord. All work to be performed on the roof or other portions of the building exterior shall be performed by Landlord’s contractor at Tenant’s expense.
A Satellite Dish License Agreement must be executed prior to equipment being installed.
Section 3.04: Existing Building Conditions
·    Concrete floor slab is generally smooth-finished concrete without depressed or raised areas.
·    Structural framing is reinforced concrete.
·    Floor load capacity is ninety-five (95) pounds per square foot.
·    Typical structural bay size:
·    Bank of America Building: 30’ x 33’
·    Bellevue Place Building: Varies
·    Typical floor-to-floor heights:
·    Bank of America Building 2nd floor: 14’0”
·    Bank of America Building 3rd floor and above: 12’2”
·    Bellevue Place Corner Building 2nd floor: 14’0”
·    Bellevue Place Corner Building 3rd floor and above: 12’6”

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Doors, Frames, Hardware
Wood finish on cherry: medium stain with multiple coats of hand-rubbed lacquer.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion.
Section 3.05: Design Submittal Requirements
Landlord’s review and approval process of the complete Tenant Design Package must be completed prior to Tenant commencing any work.
Landlord’s approval of Tenant’s plans shall only acknowledge conformity to the aesthetic design objectives and criteria of Bellevue Place/Bank of America Building, and in no way signifies that Tenant’s plans comply with any ordinances, codes, laws, rules or regulations applicable to Tenant’s permitted uses, nor does such approval connote any professional assessment of the quality, durability or safety of Tenant’s design or the materials to be used in construction of Tenant’s leasehold improvements. Should a discrepancy occur between the Tenant Design & Construction Manual and the approved drawings, the Tenant Design & Construction Manual shall take precedence.
Any changes, modifications or alterations requested by Tenant must be reviewed and approved by Landlord, and any additional charges, expenses or costs, including architect’s or other consultant’s fees incurred by Landlord as a result of any such request shall be paid by Tenant. Landlord shall have the right to demand payment for such changes, modifications, or alterations prior to Landlord consenting to any work in the Leased Premises.
If the Leased Premises has not been constructed in accordance with the approved drawings, Tenant shall not be permitted to occupy the Leased Premises until the Leased Premises complies in all respects with the approved drawings. However, if Tenant is allowed to occupy the Leased Premises and notwithstanding any lapse of time, Tenant shall bring the Leased Premises into compliance with the approved drawings.
Note that in each place in this manual where Landlord’s consent or approval is required, unless otherwise specifically agreed to in writing, Landlord reserves the right to withhold its consent or approval for any reason, or no reason, in its sole subjective discretion.
A.    Preliminary Submittal
Tenant shall submit to Landlord an electronic Preliminary Submittal (PDF format):
Floor Plan, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Entry Elevation, at 1/4” = 1’-0” scale
Mechanical Plan, at 1/4” = 1’0” scale
Finish Schedule with Color Samples
The purpose of the Preliminary Submittal is to determine general conformity with the design criteria.
An electronic set of drawings, with Landlord’s preliminary notes, shall be returned to Tenant. In the event of any changes, additional preliminary drawings may be required. Should the drawing not meet Landlord’s minimum requirements or industry standards, new drawings shall be required.
B.    Final Submittal
Within thirty (30) days of receiving the floor plan for the Leased Premises from Landlord, Tenant must electronically submit to Landlord final drawings prepared by Tenant’s licensed architect. All mechanical and electrical drawings and calculations shall be certified by currently registered State of Washington Professional Engineers.
Tenant shall submit a Final Submittal, in PDF format, to Landlord. It shall include the following:
Architectural Drawings:
Floor Plan, at 1/4” = 1’-0” scale

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Longitudinal Section, at 1/4” = 1’-0” scale
Interior Elevations, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Partition Wall Sections, at 1/2” = 1’-0” scale
Door, Finish and Color Schedules and Samples
Specifications
Mechanical Drawings:
HVAC Distribution Plan, at 1/4” = 1’- 0” scale
Controls Plan
Reflected Ceiling Plan, at 1/4” = 1’- 0” scale
Mechanical/Electrical Schedule
Plumbing Plan, at 1/4” = 1’- 0” scale
Plumbing Fixture Units Schedule
Specifications
Plumbing and Mechanical plans must be stamped by a professional engineer currently licensed in the State of Washington.
Complete Mechanical/Electrical Schedule and Plumbing Fixture Units Schedule, located in this manual.
Electrical Drawings:
Floor Plan showing light fixtures, switches, receptacles and equipment
Branch circuit wiring and circuiting
Riser diagram and load summary
Panel Schedules
Specifications
Light Fixture Schedule
Fire Alarm Plan
Fire Sprinkler Layout/Plan
Calculations showing compliance with the Washington State Energy Code
Permits
Tenant shall provide all required permits, plan check fees, and all other required government approvals. It is the Tenant’s responsibility to contact the local governing agencies to obtain current permit requirements. Below is a list of contact information for local agencies having jurisdiction over the property:
Building Department City of Bellevue - Design and Development
P.O. Box 90012
Bellevue, Washington 98009
(425) 452-6864
Fire Department Bellevue Fire Prevention Bureau
766 Bellevue Way S.E.
Bellevue, Washington 98004
(425) 452-6872
After the construction documents have been approved and signed by both parties, any revisions or changes will require Landlord’s approval. Tenant shall be responsible for all costs associated with said changes.

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MECHANICAL/ELECTRICAL SCHEDULE
Submit only one completed form.

Prepared by:

Mechanical	Phone	Date

Electrical	Phone	Date
1.    Tenant Name _____________________________________________ Space# ___________
2.    Tenant Drawing #’s: Mechanical ____________________________ Electrical ___________
3.    Floor Area _______________________ Square Feet
4.    Electrical Load Breakdown
A.    Interior Lighting __________ Watts
B.    Signage __________ Watts
C.    Appliances __________ Watts
D.    Receptacles __________ Watts
E.    HVAC Equipment __________ Watts
F.    Electric Water Heater ___________ Watts
G.    Miscellaneous Elect. Equipment ___________ Watts
H.    Total Connected Electrical Load __________ Watts, _______ Watts per Square Foot
5.    Cooling Load Breakdown
A.    Lighting In Space __________ BTUH
B.    People __________ BTUH
C.    Infiltration __________ BTUH
D.    Ventilation __________ BTUH
E.    Solar and Transmission Gains __________ BTUH
F.    Electrical Transformer __________ BTUH
G.    Misc. Heat Generating Equipment Watts or __________ BTUH
H.    Space Sensible Cooling Load __________ BTUH
I.    Space Latent Cooling Load __________ BTUH
J.    Total Space Cooling Load __________ BTUH
6.    Toilet Exhaust __________ CFM
Note: Please attach to this sheet any special exhaust or make-up air system(s) data. Use CFM, H.P., method of operation, etc. Miscellaneous heat generating equipment must be also be attached to this sheet, complete with heat output generated and applicable diversity factor.
PLUMBING FIXTURE UNITS SCHEDULE
Prepared by: _________________________________________________________
Engineer __________________________________ Phone ______________ Date ____________
1.    Tenant Name ________________________________________________ Space# ___________
2.    Tenant Drawing #’s: Plumbing ________________________________________________________
3.    Fixture units

Water closets	Total fixture units	Grease waste fixture units
Lavatories	Total fixture units	Sanitary waste fixture units
Sinks	Total fixture units	Vent Fixture Units
Water fountains	Total fixture units
Other
Total fixture units
Total fixture units
Total fixture units

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START-UP AND AIR BALANCE REQUEST
In order to save time during start-up, inspection, and balance of your Tenant space HVAC units, the following checklist is to be completed and returned to Landlord when requesting start-up:

1.	Tenant Name	Space#

2.	Contractor Contace	Phone

3.	Mech. Contractor Contact	Phone

4.	Elec. Contractor Contact	Phone

5.	Electrical Yes No Remarks
AC or FCU/CU Unit numbers
Disconnects mounted?
Power to the disconnects?
Voltage to the disconnects correct?
Correct size wire to the unit?
Proper size fuses installed?
Thermostat mounted and wired?
Duct heaters disconnects/fuses installed?

6.	Sheet Metal Yes No Remarks
Mech. design review passed?
Duct work complete?
Diffusers in?
Damper installed for each supply grill?
Return air system installed?
Restroom exhaust installed?

Date	Signed
Contractor

Start-up Remarks (for Landlord’s use)

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Article IV: CONSTRUCTION PHASE
Section 4.01: Construction Agreement
During the construction process, ultimately the Tenant is responsible for the contractor’s activities as it relates to the building, unless Landlord is carrying the construction contract. It is strongly suggested that the tenant improvements agreement include the requirement that the contractor comply with all of the conditions contained in Tenant’s Lease Agreement.
Tenant must use only general contractors who are bondable, reputable and have an understanding of local codes and subcontractors. All contractors must be approved by Landlord.
Tenant shall contract with Landlord’s specified contractor at Tenant’s expense for the following work:
Snyder Roofing:

•	Roofing, flashing, counter-flashing, roof penetrations, roof repairs and curbs
Patriot Fire Protection Inc.:

•	Automatic Fire Sprinkler System including engineering
MacDonald Miller Facility Solutions:

•	Low voltage control wiring between the energy management system and Tenant’s HVAC equipment

•	Installation of HVAC equipment and mechanical work outside of the Leased Premises

•	Start-up, testing, and air balance of HVAC equipment
Nelson Electric:

•	Connection to building fire alarm system and building house panels

•	Electrical rooftop work
Section 4.02: Preconstruction Meeting
Tenant’s contractor is required to contact Landlord’s Tenant Coordinator to setup a preconstruction meeting. Prior to the meeting, all submittal requirements must be submitted and approved by Landlord and a signed Lease between Landlord and Tenant must be in place. Certificate of Insurance, bonds, construction deposit, copy of the owner’s contract, Schedule of Values, sub-contractor list, and construction schedule as required from the contractor will be given to Landlord at this time. All items must be submitted prior to the start of construction, without exception.
Construction Contract and Schedule of Values
Tenant shall provide Landlord with a copy of the contract between Tenant and contractor, including the Schedule of Values.
Payment and Performance Bonds
Tenant shall obtain or cause its contractor to obtain, at Tenant’s expense, separate labor and material payment and performance bonds. The amount of each of the bonds must be equal to the actual contract price. In lieu of the bonds either a certified check or a line of credit accessible solely by Landlord may be obtained in the amount of one and one-half times (1 1/2) the estimated cost of construction, alteration, or improvement work. The bonds shall require Landlord’s signature for cancellation. Each bond shall remain in force for no less than three hundred sixty- five (365) days following completion of the work. Such bonds shall cover the faithful performance of the contract for the construction of Tenant’s work and the payment of all obligations arising there from and insure Landlord against any liability for mechanic’s and material man’s liens arising from Tenant’s work.
If, at any time prior to completion of Tenant’s work, Tenant or Tenant’s contractor requests a change order or orders, which in the aggregate exceed ten percent (10%) of the separate payment and performance bonds, Landlord’s approval may be conditioned upon Tenant causing the amount of the bonds to be increased to cover the cost of the additional work.
Contractor shall notify Landlord immediately in writing if Tenant fails to pay such contractor in accordance with the terms of the contract.

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Certificate of Insurance
Prior to starting work, Tenant’s contractor shall submit to Landlord evidence of liability insurance with a reputable insurance company or companies with a combined single limit of three million dollars ($3,000,000) for personal injuries or property damage to indemnify both Landlord and Tenant against any such claims, demands, losses, damages, liabilities, and expenses. Tenant’s contractor shall also have Automobile Liability, Workers Compensation, and Employers’ Liability coverage. All subcontractors must have insurance coverage as well. Both Landlord (Kemper Development Company, Kemper Holdings LLC, Bellevue Place Office, LLC) and Tenant shall be listed as “additional insured”. See page 34 for an example.
Acceptance of Leased Premises
Tenant and Tenant’s contractor shall accept the Leased Premises prior to starting any demolition or construction.
Construction Schedule
Tenant’s contractor shall provide Landlord with a standard construction schedule on paper and in an electronic format (MS project or similar) in “bar graph” form indicating the completion date of all phases of Tenant’s work. Schedule should also include major deliveries and any shutdowns.
Building Permit
A building permit must be issued by the City of Bellevue prior to commencing work. The permit must be prominently displayed in the Leased Premises throughout the construction period.
Subcontractor List
Contractors shall supply Landlord’s Tenant Coordinator with a list of all subcontractors to be used with both contact names and phone numbers.
Construction Deposit
A check in the amount of $5,000 written to Bellevue Place Office, LLC for a construction deposit is required unless otherwise stated in the Lease, and must be given to Landlord prior to any work commencing. Construction deposits cover costs associated with maintenance or construction incurred by Landlord during the course of the job. This includes, but is not limited to: fire watch, cleanup, repairs, unattended punch list items, and any costs associated with rectifying non-compliance issues with Bellevue Place standards and practices.
If there are no costs or charges, the deposit will be returned in full upon completion of the project.
There will be no interest paid on the deposit. If charges are incurred, that amount will be deducted from the deposit with an explanation of expenses, and the remaining deposit will be mailed back to the contractor. If charges exceed the amount of the deposit, Tenant’s contractor will be billed for the outstanding amount.
Signed Lease and Delivery of Security Deposit
The Lease shall be fully signed, delivered and Tenant’s security deposit tendered to Bellevue Place Office, LLC before Tenant will be allowed to take possession of any space in the building or begin any construction, alteration, or improvement work.
Section 4.03: Tenant Contractor Rules and Regulations
Tenant’s contractors shall comply with the following regulations established by Bellevue Place:
General Contractor Responsibility
The general contractor is responsible for the supervision and quality control of all onsite contractors, subcontractors, suppliers, venders, etc., doing work on the project, as well as confirming that all subcontractors, suppliers and venders are properly licensed and insured. The general contractor must enforce Bellevue Place’s policies and procedures, as well as all governmental laws including, but not limited to, properly documented workers for all trades on-site. Landlord assumes no responsibility for any subcontractor, vendor, or suppliers hired by the general contractor and Tenant further agrees to save and hold Landlord harmless with respect to such work as provided in the Lease. Tenant’s contractor(s) shall diligently perform the work of constructing Tenant’s improvements in the Leased remises. The Leased Premises must be constructed in accordance with the drawings approved by Landlord, and Tenant agrees to comply with all city, county and state

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ordinances, rules and regulations relating thereto. Any delays in the completion of the improvements shall be at Tenant’s expense and shall not delay the commencement of the monthly rent.
Superintendent
The superintendent must be on the job site at all times when work is taking place. If the superintendent is not on the job site while work is taking place, the job will be shut down. The subcontractor’s foreman will not be acceptable as the on-site superintendent. Contractor is responsible for all scheduling, managing, and quality control on the job. Superintendent is also responsible for ensuring all of its employees, agents, subcontractors, and other hired parties adhere to the rules and regulations of the building.
Subcontractors
The contractor’s employees and/or subcontractors must not curse, expectorate, or otherwise act unprofessionally. Proper construction attire is required while working in the building. The superintendent is responsible for the actions and supervision of their subcontractors.
Excessive Noise and Odors
Tenant’s contractor(s) shall perform the work in a manner and at times that do not interfere with the normal operations of other tenants. Any construction work that will produce high levels of noise, odors, or is the source of complaints from visitors, tenants, or as determined by Landlord’s sole judgment, will be stopped and may not continue at any time during hours of operation.
Smoking
Bellevue Place is a non-smoking facility. Smoking inside tenant spaces is PROHIBITED! Anyone repeatedly told about smoking will be banned from working at the building. Smoking is permitted in designated areas only.
Damage
Protection of Tenant’s Leased Premises and materials is the responsibility of Tenant and Tenant’s contractor. Tenant’s contractor shall be responsible for the repair or replacement and clean up of any damage and other consequences caused by the contractor, which shall include, without limitation; access ways to the Leased Premises even if they are used concurrently by Tenant’s contractor and others. If service corridors are modified all finishes must be brought back to the original condition.
Storage
Tenant’s contractor shall contain its operation and shall store its materials within the Leased Premises.
Trash and Dumpsters
Tenant’s contractor shall promptly remove all trash and provide a dumpster for storing trash outside the Leased Premises. Trash must be separated in accordance with city and county regulations. The location of the dumpster shall be approved by Landlord. There is to be no dumping of debris in building receptacles.
Dust and Dirt
Tracking dirt and dust into the common area is prohibited. Contractor’s employees should remove as much dirt and dust as possible before entering the common area.
Delivery and Parking
Delivery of construction materials to the Leased Premises or removal of trash from the Leased Premises shall be done at a time other than normal business hours. The parking garage loading area on level P-2, has been provided for Tenant’s non-exclusive use. All loading and unloading is to be confined to loading stalls within the designated loading area during hours specified by Landlord or Landlord’s agent. The loading area is only accessible from 106th Avenue NE. There is to be no parking of vehicles that are not actively loading or unloading. Vehicles parked for extended periods of time are subject to towing at the owner’s expense.
Contractors shall only utilize the freight elevator for access, not passenger elevators.
No on-site parking will be made available for contractors or their subcontractors, employees, agents, or invitees. Landlord has provided “construction” parking in the southwest corner of the west parking garage of Bellevue Square.

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Working Hours and Access
Tenant’s contractor shall notify Landlord of any work to be done on weekends or at any time other than normal working hours. All after-hours work coordination should be scheduled through Landlord at least (3) days in advance. Any work that requires contractors to be in another tenant’s space, regardless of time frame, may require additional security at contractor’s expense, and must be scheduled with Landlord (3) days prior to work taking place.
Contractor keys are not issued to contractors unless previously approved by Landlord.
Under no circumstances are any doors, locks, or latches to be tampered with, taped, or disabled outside of the construction space.
Contractor Signage
Tenant’s contractor or subcontractor shall not post signs on any part of the building or Leased Premises.
Construction Barricade
A construction barricade is required for all new/remodel tenant improvement projects that alter the Tenant’s entry. The barricade will be installed by the contractor, as directed by Landlord at Tenant’s expense, prior to the start of any work, after it is approved by Landlord.
Metal Stud & Drywall Structure
The barricade will be constructed of metal studs and drywall. It is to be taped, sanded, and painted.
Section 4.04: Demolition
Tenant is responsible for any demolition of existing improvements required by Tenant’s design. Any demolition that would alter the structure or property outside Tenant’s lease line requires authorization from Landlord’s representative.  Tenant’s contractor is responsible for protection of all fire sprinkler heads within the space. Tenant is responsible for contacting Patriot Fire for sprinkler shutdown and fire watch in the space during the duration of the demolition. Landlord’s Fire, Life, Safety representative will deliver an Emergency Sprinkler Containment Kit to the site at the pre-construction meeting. The Pre/Post Demo Form must be filled out and signed off by each respective party before and after demolition. See pages 35 and 36 for examples.
Section 4.05: Penetrations, Welding and Hot Work
All core drilling and cutting of the concrete slab will be done during “off” hours and the area must be x-rayed or scanned prior to drilling. Landlord’s Tenant Coordinator is responsible for coordinating all work with all effected surrounding tenants. All security required for entrance into another tenants leased space at off hours is the responsibility of the general contractor and their agreement with the adjoining tenant. All piping and conduit that penetrates the second floor shall be sleeved. Sleeves shall be sealed to the second floor and shall project a minimum of six inches (6”) above the floor. Any welding requires the prior authorization of Landlord and requires a Hot Work Permit from Bellevue Place Security (425) 460-5730. The permit is to be completely filled out and submitted to the Security Dispatch/Control Center prior to work commencing. Appropriate fire watch needs to be conducted while the work is being done, and then the permit needs to be returned to the Security Control Office to confirm the work is completed. See page 36 to view a sample.
Section 4.06: Fire Pre-Test/Final Test Procedures
Tenant’s general contractor is to contact Landlord’s Technical Service Manager, or another assigned Fire, Life, Safety representative, to schedule fire system pre-testing prior to scheduling fire final with the City of Bellevue. Pre-test must be scheduled at least 48 hours prior to requested appointment time. Pre-test appointment hours are Monday through Friday, 6:00am-7:30am. The following items must be installed and functioning prior to the pre- test appointment: horns, strobes, smoke detectors, HVAC on-line, music cut-off relay, Simplex programming, and any other fire system devices.
Section 4.07: Stopping the Work
Landlord and any of its employees have the authority to stop work for any reason. If any of these conditions are being violated, or if in their estimation the work is not being executed to the standards and/or quality set by the building

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management, they will stop the work. It is the responsibility of Tenant’s construction manager and contractor to rectify any adverse impact to the schedule caused by any such stoppage of work.
Section 4.08: Construction Completion and Closeout
Upon construction completion, Tenant shall obtain final signatures on the permit inspection record from the City of Bellevue Building Department promptly following completion of Tenant’s Work, and provide a copy of the permit inspection record to Landlord.
Upon completion of construction, the general contractor shall contact Landlord’s Tenant Improvement Coordinator to do a final punch list of the construction. A copy of the Landlord approved plans must be on the construction site.
Tenant shall provide Landlord with a complete set (1 CD in AutoCAD and PDF format) of as-built drawings including architectural, mechanical, plumbing, electrical, and fire protection drawings upon construction completion. Marked- up drawings will not be accepted and all changes (ASI’s, RFI’s, etc.) must be re-drawn in both CAD and PDF formats by the architect/MEP engineers of record. The Start-Up and Air Balance Report is also required upon closeout. All drawings are to be updated at Tenant’s sole expense.
Section 4.09: Tenant Improvement Checklist
Prior to construction, the following list must be satisfied and/or submitted to the Landlord:

•	Lease signed

•	Security Deposit received

•	Preliminary Submittal

•	Landlord Approval

•	Final Submittal

•	Mechanical Approval

•	Electrical Approval
Tenant or Tenant’s contractor delivers to Landlord:

•	Copy of Building Permit

•	Construction Contract, including Schedule of Values

•	Certificate of Insurance

•	Payment Bond

•	Performance Bond

•	Construction Schedule

•	Construction Deposit

•	Subcontractor List
Prior to occupancy, the following must be submitted to Landlord:

•	Copy of signed Permit Inspection Record from the City of Bellevue

•	Certificate of Substantial Completion

•	Completed Punch List signed off by Landlord

•	As-Built drawings (AutoCAD and PDF format) to Landlord

•	Waterproofing Certificate/Warranty

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Article V: MISCELLANEOUS FORMS
Contractor Rules
The following are the rules for contractors working in tenant spaces at Bellevue Place:
1.    Barricade. Unless installed by Landlord, the contractor shall be responsible for erecting a safe and neat barricade before construction begins. Tenant shall use a modular enclosure system from the Boston Barricade Company or construction drywall structure. No door access through either type of barricade is allowed unless Tenant’s space is not serviced with a rear service door. All graphics are to be installed within 48 hours of the construction of the barricade.
2.    Parking. All loading, unloading, and parking for vehicles of the contractor and its employees shall be done only in areas designated by Landlord.
3.    Trash. No trash may be placed in the building compactors or dumpsters. No trash may be put in the common area receptacles. All trash must be stored in the tenant space being worked on, and must be removed daily, after business hours.
4.    Dust and dirt. Tracking dirt and dust into the common area is prohibited. Contractors’ employees should remove as much dirt and dust as possible before entering the common area.
5.    Damage. Any damage to the building walls, floors, or ceiling must be repaired by the contractor before construction is completed.
6.    Storage of equipment. Storage of all the contractors’ tools, equipment, and supplies is limited to Tenant’s space.
7.    Entry to Tenant space. Deliveries and all entries by contractor shall be made through the rear entrance of the Tenant space, if possible, by using the freight elevators. Passenger elevators are not to be used to bring construction materials to the space. If items are too large to fit, contractor shall request and get the Landlord’s prior permission to deliver through the main entrance.
8.    Outside work. All work is to be completed in Tenant’s space. No work is to be performed in the common area or other tenant spaces without Landlord’s approval.
9.    Loaning of equipment. No building equipment will be loaned to the contractor.
10.    Quality of work. Contractor work shall be performed in a thorough, first-class, and workmanlike manner and shall be in good and usable condition at the date of completion thereof. If, in Landlord’s judgment, the work fails to comply with this standard, Tenant will not be allowed to open until all discrepancies are fixed.
11.    Smells. Proper care must be taken when working with glues, paints, and any other material requiring special ventilation. Such smells must not waft into the common area and other tenant spaces.
12.    Welding and penetrations. All welding and slab penetrations require Landlord’s prior approval. Hot Work Permits are required before any hot work is done. Hot Works Permits and Impairment Forms must be obtained through Security Control.
13.    Sprinklers. At no time shall the sprinkler system be shut down without Landlord’s approval. Any impairment of the system requires a fire watch to be present at a rate of $40/hour. Bellevue Place sprinkler drain and re-fill procedures must be followed. Please reference page 37 for further information and instructions.
Also, please review the Emergency Sprinkler Containment Kit direction on page 36.
14.    Irregular hours. Contractor cannot perform any work before and/or after regular business hours without prior approval of Landlord.

Tenant Design & Construction Manual 2014	30

15.    Noise. Loud noises, particularly those created by the use of jackhammers, rivet guns, and grinding equipment shall not be used during business hours. No radios and/or music are allowed during normal business hours. Any and all noise must be kept at a low volume that cannot be heard outside Tenant’s space.
16.    Roof. Contractor shall not go on the roof without the prior approval of Landlord.
17.    Asbestos. All materials incorporated in Tenant’s space shall be 100 percent (100%) free of asbestos-containing material.
18.    Electrical room. The contractor shall not enter the electrical room without Landlord’s permission.
19.    Fire extinguisher. The contractor shall keep a fire extinguisher in Tenant’s space at all times.
20.    Professional behavior. The general contractor, their employees, and all subcontractors must not curse, expectorate, or otherwise act unprofessionally and must wear shirts at all times.
21.    Maintenance. Anytime maintenance personnel must do work to maintain Bellevue Place standards, the charges will be paid by Tenant’s general contractor at the rate of $80/hour.
22.    Security Guard Service. Security guard service may be required at Landlord’s discretion at a rate of $40/hour. When requesting security, 24 hour notice is required, and we have a 4-hour minimum for security service. If contractor cancels service, they are required to give 24 hours notice of such cancellation in order to avoid the 4-hour minimum charge.
Landlord may fine the contractor whatever amount is needed to repair any property damages that the contractor does not fix on their own. Landlord reserves the right to stop work if any of the above rules or regulations are violated by said contractor or any of their subcontractors.
I have read and understand all of the above conditions and regulations and agree to abide by the same.

Tenant Space No:	Tenant;
General Contractor:
Signature:
Print Name:
Email Address:
Cell Phone Number:

Tenant Design & Construction Manual 2014	31

Tenant Design & Construction Manual 2014	32

Pre/Post Demo MEP Inspection Form

Tenant Design & Construction Manual 2014	33

Emergency Fire Sprinkler Containment Kit Instructions
EMERGENCY USE ONLY
Purpose
This kit is to be utilized as needed in the event of a fire sprinkler line break during tenant construction activity. The items can be used to control the water flow into the 55 gal. can or any other water tight item such as a gondola on site. In the event of a fire sprinkler line break, all contractors and subcontractors are to utilize the containment kit to minimize water escape from the work site. This is particularly critical in second level spaces, or any space that is not slab on grade. The object is to contain the water and in doing so to allow enough time to shut off the fire sprinkler main valve, controlling water flow to the work zone. The fire sprinkler water containment kit includes the following items:

•	One (1) red, 55 gal. Rubbermaid can

•	One (1) 100 foot roll of a poly-tube

•	One (1) roll of Gorilla Tape

•	One (1) roll of galvanized wire

•	One (1) carpenters knife
Procedure
The site superintendent and all subcontractors shall be aware of this Emergency Fire Sprinkler Containment Kit and know its use, to prevent excessive water spillage into the TI space, adja-cent spaces and common areas. This kit is to minimize water damage by controlling the water into the 55 gal. bucket and/or other water tight containers such as a gondola. KDC Security staff will be trained in the use of this kit and may be available to assist in case of a fire sprin-kler break emergency. The use of this kit is primarily for the TI team and subcontractors that are onsite in the event of a fire sprinkler line break or damage.
1.    Utilize the poly-tube, cut to needed length and place one end over the broken sprinkler pipe and the other end were you want the water to drain to (55 gal. rubber maid can or gondola, out- side building, etc.)
2.    Use the gorilla tape or galvanized wire to seal the poly-tube to the sprinkler break, making sure the poly-tube stays in place until draining of system is completed.
3.    Continue to drain poly-tube /broken sprinkler pipe until water stops flowing from pipe. A fire sprinkler vendor will be contacted to make immediate repairs.
The Emergency Sprinkler Containment Kit is supplied to the TI space/Tenant’s general con-tractor, and shall remain in place with all delivered contents for the duration of the project. Tenant’s general contractor is responsible to maintain the kit in its original operable condition.
Fire System Sprinkler Drain and Re-fill Procedure
Any tenant improvement or construction activity that requires draining of the fire sprinkler system within Kemper Development Properties must follow the guidelines/procedure below:

Tenant Design & Construction Manual 2014	34

Sprinkler System Draining Procedure
Follow established impairment guidelines as follows:
(a.) Go to the Security Control Office, located in the Bank of America Building, and fill out an “Impairment Form”.
(b.) Arrange appropriate fire watch if applicable.
(c.) Disable specific fire alarm devices.
(d.) Go on test hold with our off-site monitoring company.
Prior to any sprinkler systems being turned off, the appropriate “RED TAG*” will be attached to the con-trol valve or device effected by work being done. Sprinkler fitter-vendor will communicate with Security Control via Fire Watch Officer assigned to their work area prior to closing the sprinkler valve. If a Fire Watch Officer is unavailable, sprinkler fitter-vendor will call Security Control at: (425) 460-5730 prior to closing any fire system sprinkler valve(s). Drain the system as needed and perform necessary work in-dicated on the Impairment Form.
Sprinkler System Re-filling Procedure
Contact Security Control via Fire Watch Officer that a refill is requested. (If Fire Watch Officer is unavail- able, Security Control will be called at: (425) 460-5730.) KDC Fire, Life, Safety representative will turn pumps off prior to refill.
Security Control will relay the approval to refill the impaired system to the sprinkler fitter-vendor performing the work. (The control valve must be opened slowly to minimize water-hammers to the system.)  Once the impaired system is up to normal pressure and impaired system piping has been checked for water leaks, the Fire Watch Officer will advise the sprinkler fitter-vendor and Security Control. The system is now online and the sprinkler fitter-vendor must return to Security Control, sign the Impairment Form for completion of work and return the “RED TAG”. After the system is back online, a Fire, Life, Safety representative will turn the pumps back on

* = RED TAG impairment tagging system (FM Global)

Tenant Design & Construction Manual 2014	35

Hot Work Permit Sample

Tenant Design & Construction Manual 2014	36

ARTICLE VI: TYPICAL DETAILS (11/22/2010)

A-0	REFERENCE FLOOR PLAN
A-1	STANDARD PARTITION
A-2	SOUND/DEMISING PARTITION
A-3	TYPICAL WINDOW SILL
A-4	LOW WALL SUPPORT
A-5	LOW WALL END BRACING
A-6	PARTITION HEAD BRACING
A-7	PARTITION TO CORE WALL
A-8	PARTITION ‘T’ INTERSECTION & FINISHED END
A-9	PARTITION TO MULLION
A-10	PARTITION TO CHEVRON
A-11	CONCRETE COLUMN FURRING AND PARTITION
A-12	PARTITION BASE
A-13	PARTITION BASE-ALTERNATIVE
A-14	LOW WALL TOP CAP

B-0	TYPICAL DOOR-RELITE ELEVATION
B-1	RELITE HEAD, JAMB & SILL
B-2	RELITE HEAD, JAMB & SILL-ALTERNATIVE
B-3	RELITE HEAD CONNECTION
B-4	RELITE JAMB-GWB PARTITION
B-5	RELITE SILL DETAIL
B-6	RELITE VERTICAL MULLION
B-7	RELITE VERTICAL MULLION-ALTERNATIVE
B-8	RELITE VERTICAL CORNER
B-9	TYPICAL BUTT GLAZING JOINT
B-10	DOOR/RELITE JAMB
B-11	DOOR/RELITE JAMB-ALTERNATIVE
B-12	DOOR JAMB & HEAD
B-13	DOOR JAMB TO PARTITION CONNECTION
B-14	DOOR HEAD
B-15	DOOR HINGE-SIDE JAMB
B-16	DOOR THRESHOLD
B-17	FOLDING DOOR JAMB

C-0	TYPICAL CASEWORK ELEVATION
C-1	UPPER CASEWORK
C-2	LOWER CASEWORK
C-3	ADA SINK & CASEWORK
C-4	WORK COUNTER

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C-5	ADA CLOSET ROD & SHELF

D-1	SUSPENDED CEILING SUPPORT
D-2	CEILING PARIMETER DETAIL

E-1	CARPET/VCT TRANSITION DETAIL
E-2	CARPET/WOOD TRANSITION DETAIL
E-3	CARPET/VINYL TRANSITION DETAIL
E-4	CARPET/STONE TRANSITION DETAIL

Tenant Design & Construction Manual 2014	38

EXHIBIT E
RULES AND REGULATIONS
1.    If Landlord objects in writing to any curtains, blinds, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Leased Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Leased Premises.
2.    The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Leased Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, may be prejudicial to the safety, character, reputation or best interests of the Building and its Tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in illegal activities. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building or any other restricted areas which are so posted.
3.    The directory of the Building will be provided exclusively for the display of the name and location of Tenants only, and Landlord reserves the right to exclude any other names therefrom.
4.    Tenant shall not employ any person or persons other than the janitor of Landlord for purposes of cleaning the Leased Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Leased Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary using and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture or other special services.
5.    Landlord will furnish office tenants, free of charge, with two keys to each door lock in the Leased Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on the Leased Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors which have been furnished, or shall pay Landlord therefor.
6.    If Tenant requires telegraphic, telephonic, burglar alarm, music or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.
7.    Any freight elevator shall be available for use by all Tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. All such deliveries shall enter the building through the loading dock on Garage Level P2.
8.    Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall

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have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought in to the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that maybe transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The person employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of the Tenant.
9.    Tenant shall not use or keep in the Leased Premises any kerosene, gasoline or other flammable or combustible fluid or material other than those limited quantities necessary for the operation and maintenance of office equipment and cash registers. Tenant shall not use or permit to be used in the Leased Premises any foul, toxic or noxious gas or substance, or permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Leased Premises any birds or animals.
10.    Tenant shall not use any method of heating or air-conditioning other than that supplied or approved by Landlord.
11.    Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall close window coverings and turn off lights at the end of each business day.
12.    Landlord reserves the right, exercisable with thirty (30) days’ notice and without liability to Tenant, to change the name and street address of the Building.
13.    Between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, Landlord reserves the right to exclude from the Building any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
14.    Tenant shall close and lock the doors of the Leased Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Leased Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
15.    Tenant shall not accept barbering or bootblacking service upon the Leased Premises.
16.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the

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violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
17.    Tenant shall not use the Leased Premises for any business or activity other than that specifically provided for in Tenant’s Lease.
18.    Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
19.    Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Leased Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Leased Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Leased Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
20.    Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent same.
21.    Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.
22.    Tenant shall store all its trash and garbage within the Leased Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
23.    The Leased Premises shall not be used for any improper, immoral or objectional purpose. No cooking shall be done or permitted by Tenant on the Leased Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment such as equipment used for brewing coffee or dispensing hot water, and standard household refrigerators and microwave ovens shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations and in accordance with the use clause in Tenant’s Lease.
24.    Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
25.    Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
26.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
27.    Tenant assumes any and all responsibility for protecting the Leased Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Premises closed.

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28.    The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.
29.    Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks.
30.    Landlord may, as Landlord in its sole discretion may deem appropriate, temporarily waive any one or more of these Rules and Regulations in favor of Tenant or any other tenant, but no such waiver of such Rules and Regulations in favor of Tenant or any other tenant, shall prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any or all of the tenants in the Building.
31.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
32.    Landlord reserves the right to charge and/or make such other reasonable Rules and Regulations as, in its judgment, may from time to time be appropriate, desired or needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
33.    Landlord shall have the right to prohibit any adve1tising by Tenant which, in Landlord’s opinion, tends to impair the reputation of Bellevue Place or its desirability as a first-class office and retail complex and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
34.    The word “Building” as used herein means the entire Bellevue Place development of which the Leased Premises are a part.
35.    Tenant shall be responsible for the observance of all the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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EXHIBIT F
BELLEVUE PLACE TRANSPORTATION MANAGEMENT AGREEMENT

I.	OBJECTIVES
This Agreement describes the transportation management program for Bellevue Place. The objectives of this program are to:
A.    Make best use of the available parking supply;
B.    Control peak hour employee traffic generated by the project;
C.    Support the City’s transportation goals for downtown Bellevue; and
D.    Provide a flexible program that allows adjustment to changing circumstances and patterns of success.
E.    To prevent a parking shortfall and spillover when the Building is 95% occupied.

II.	DEFINITIONS
A.    Carpool. An employee vehicle, registered with the TMA, carrying two or more persons (of which at least two must be full-time Bellevue Place employees) to and from work on a regular basis.
B.    Employee. A full-time employee whose place of work is Bellevue Place.
C.    Employee Vehicle. A motor vehicle driven by a Bellevue Place employee.
D.    Employer. A tenant of Bellevue Place with one or more employees.
E.    Percent Occupancy. The percent of net rentable floor area actually occupied by tenants at any given time.
F.    PM Peak Hour. The hour of highest traffic volume on streets adjacent to Bellevue Place in the p.m. peak period; this is currently defined as 4:30 to 5:30 p.m.
G.    Net Rentable Floor Area. As defined in BCC 20.50.020.
H.    Vanpool. An employee vehicle, registered with the TMA, carrying 5 or more persons (of which at least 4 must be full-time Bellevue Place employees) to and from work on a regular basis.

III.	CONDITIONS
A.    The property owner shall seek to achieve “target maximums” for p.m. peak hour outbound employee vehicle trips and peak employee parking demand. These target maximums are related to building occupancy and will recognize the greater effectiveness of a Transportation Management Program (TMP) when building occupancies are higher. The target maximums are shown in Table 1. Achievement toward target maximums will be evaluated every year beginning with the first October after reaching 50% occupancy and continuing until:
1.    4 years after 50% occupancy is reached, or

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2.    6 years after the temporary certificate of occupancy is issued, whichever is later.
Table 1. Target Maximums
Target Maximums

Project Occupancy	Employee Vehicles Parked	Peak Hour Outbound Employee Vehicle Trips (PM)
0 to 49% Occupancy	(no targets)	(no targets)
50.0 to 54.9%	783	597
55.0 to 59.9%	829	632
60.0 to 64.9%	873	666
65.0 to 69.9%	918	700
70.0 to 74.9%	962	734
75.0 to 79.9%	1003	765
80.0 to 84.9%	1044	797
85.0 to 89.9%	1083	826
90.0 to 94.9%	1117	852
95.0 to 100% (full Occupancy)	1117	852
B.    The property owner shall measure peak hour outbound employee vehicle trips and peak employee parking demand eve1y year, beginning with project occupancy and continuing until no longer required by the City of Bellevue and TMA. Measurements will be made by the TMA or other party approved by the City of Bellevue. The measurements shall be repeated annually during the month of October.
Peak hour employee traffic exit volumes will be counted manually or with the use of the mechanical exit control devices if possible. Employee parking demand will be counted during the peak period of accumulation or with the use of the mechanical garage control gate, if possible. These employee exit volumes and employee parking demands will be counted on 5 October weekdays, Tuesday through Thursday, selected by the TMA or other party jointly approved by the City and property owner. These selected days will exclude days of unusual events and may be modified by mutual agreement. (An example would be a day on which a large banquet meeting was expected to end during the p.m. peak hour). The mean of the five counts will be used for average employee vehicles parked and for average p.m. peak hour outbound employee vehicle trips.
Project occupancy will be recorded at the time of the parking and traffic surveys for use in evaluating the achievement toward target maximums. Project occupancy will be based on the percent of net rentable floor area occupied.
C.    The property owner shall implement the Transportation Management program described herein to meet the objectives. This Transportation Management Program shall consist of a Base Level of activity and Activity Levels 1, 2 and 3.
D.    The Transportation Management program shall provide a base level of activiy. The base level of activity will begin with project occupancy and continue until no longer required by the City of Bellevue. In the base level of activity, the property owner shall agree that:
1.    The property owner shall assign overall management responsibilities for transportation management services to a Transportation Management Association. Preferably, this would be the existing

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Bellevue TMA. However, if the Bellevue TMA should not be willing or able to perform, an on-site TMA would be established. The transportation services are subject to agreement by the TMA and will be based on operating costs for the TMA. The TMA’s responsibilities would include:
a.    Serve as the Bellevue Place Transportation Coordinator. The coordinator will take the lead in initiating and maintaining Bellevue Place Transportation Management program and will work in collaboration with the designated representatives of owners, tenants and Metro.
b.    Establish and maintain the Commuter Information Center.
c.    Provide for certification of carpools and vanpools.
d.    Administer the transit, carpool, and vanpool incentive payments, if any.
e.    Provide periodic distribution of information materials (desk-top, door-to-door) such as, but not limited to, transit, carpool/vanpool, and flex-time promotional materials as well as information concerning parking rates, vanpool rates, or seasonal commuting information.
f.    Provide semi-annual, building-wide promotions of High Occupancy Vehicle (HOV) travel and alternative work scheduling, such as flex-time, in collaboration with Metro. This may include underwriting and implementing special events related to Transportation Fairs or promotion.
g.    Coordinate the employee travel/parking survey, previously described in paragraph III B of this agreement.
h.    Provide new employees in the building with an orientation to the transportation incentives offered by Bellevue Place.
i.    Coordinate with Metro for support services that could include Transportation Coordinator training sessions, program promotion services, and on-site displays and presentations.
j.    Report on a periodic basis the results of the program to both the Owner/Developer and the City of Bellevue.
2.    Both owners and tenants shall be member participants in the TMA. Membership will require a pledge of good faith efforts and payment of dues on the following basis:
a.    The building owner will pay annual dues based on an average weekday p.m. peak hour outbound employee vehicle trips as defined and measured in paragraph III.B. Dues payment will begin at project occupancy. The peak hour outbound employee vehicle trips will be measured each October and will be made using the same methods as for measuring target maximums. Dues will become effective on the January 1st following the October survey defined in paragraph III.B, based on the results of such study. During the first year, or portion thereof, prior to the first January following the first October survey defined in paragraph III.B, the number of peak hour outbound employee vehicle trips will be estimated based on average projected occupancy for the year. Annual dues will be by year starting with initial occupancy, as shown below, in Table 2:

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Table 2.

Annual TMA Dues Schedule for Peak Hour
Outbound Employee Vehicle Trips
1st Year (or portion of)	$42/p.m. peak hour outbound trip
2nd Year	$37
3rd Year	$32
4th Year	$28
5th Year & Beyond	$24
In the event the Bellevue TMA provides these services, then in recognition of lower occupancies during the first years, these dues may be prepaid advances to the Bellevue TMA of up to $8,000 per quarter year up to an aggregate total not to exceed $60,000. These advances may be provided for any quarter year up to the end of 1990, and will be used only for direct expenses and allocated overhead related to the Bellevue Place Transportation Management program. Any such advance will be credited toward future dues payments.
b.    Employer tenants, except the hotel, shall pay TMA dues at the rate of $10.00 per month for each additional employee parking space leased from the property owner in excess of 2 spaces per 1,000 net rentable floor area. This fee will be in addition to the normal parking rate charges. Should the Owner not wish to pass this responsibility on to his employer tenants, then he shall assume this responsibility to the TMA.
c.    The purpose of these dues is to suppo1t the services and overhead related to the Bellevue Place Transportation Management program. In the event these services are provided by the existing Bellevue TMA, the Bellevue TMA shall reduce these dues if they are in excess of need. The dues may be raised only by the mutual consent of the Bellevue TMA and the property owner.
d.    In the event the TMA se1vices described are provided by the existing Bellevue TMA, Bellevue Place will have a continuing option to withdraw from the Bellevue TMA. For example, if Bellevue Place can, in its judgment, provide its own TMA that is equivalent or better at comparable lower costs, it may withdraw and firm its own TMA.
Continuing participation will also be contingent upon the Bellevue TMA also receiving by early 1989 significant funds on an ongoing basis from other sources in downtown Bellevue. If, by then, this other funding is not at least equal to twice the Bellevue Place share, then Bellevue Place may choose, at its option, to drop out of the Bellevue TMA and create its own project TMA. This project TMA would perform similar functions, and would not change the other aspects of the program. Withdrawal would take effect six months after giving such notice.
3.    The property owner shall maintain a number of set-aside carpool and vanpool spaces sufficient to serve demand but not to exceed 224 spaces. Carpool or vanpool spaces not used by 9:30 a.m. may be released for other uses. Spaces will be reserved for carpools and vanpools that are registered with the building transportation coordinator of TMA.
4.    The property owner shall charge for employee parking at current downtown Bellevue market rates, but in no case at a rate less than the then current Metro two-zone pass.

4

E.    The property owner shall implement levels of activity 1, 2 and 3 for calendar year beginning January 1st if target maximums measured in the previous October counts (defined in paragraph III.B) were not achieved.
1.    Level 1 shall be implemented by the property owner the first calendar year following each October count (defined in paragraph III.B) in which maximums were not met. For example, if the project occupancy is between 60 and 65% and either the peak parking or outbound peak hour employee vehicles is greater than specified in the target maximum, level I activity would be triggered. Level 1 activity will be a continuation of base level activities plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 14% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).

Table 3.

Maximum Transit Pass, Subsidies and Parking Discount

Project Occupancy	Maximum Number of Parking Discounts	Maximum Number of Transit Pass Subsidies
0 to 49.9%	0	0
50 to 54.9%	72	144
55 to 59.9%	87	176
60 to 64.9%	103	207
65 to 69.9%	119	238
70 to 74.9%	137	274
75 to 79.9%	157	315
80 to 84.0%	175	351
85 to 89.9%	199	400
90 to 94.9%	224	450
95 to 100% (full)	224	450

2.    The property owner, through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amounts of the discount for carpools will be 16.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted pe1mits will not exceed the minimum number of ride share vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).

5

Level 2 activity shall be implemented by the property owner in the calendar year following the second consecutive October measurement in which target maximums were not achieved. Level 2 activity will be a continuation of the base activity level plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 28% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employee; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 66.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
3.    Level 3 activity shall be implemented by the prope1ty owner in the calendar year following a third consecutive October measurement (defined in paragraph III.B) in which target maximums were not achieved. Level 3 activity will be a continuation of the base level of activity plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 42% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 50% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 100.0% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
4.    In the calendar year following an October count (defined in paragraphs III.B) in which both targets were achieved, the level of activity may drop by one level (from Level 2 to Level l, for example) but not lower than the Base Level. The activity levels ca1111ot drop or rise by more than one level per year except at the termination of the target maximum program. The end of the target maximum program will occur 4 years after the project reaches 50% occupancy or 6 years after the tempora1y ce11ificate of occupancy is issued, whichever is later (as described in Section A). At the termination of the target maximum program, the activity levels will return to the base level.

6

5.    If the experience shows that the relative use among transit, carpool and vanpool are different than expected, the number of transit passes subsidized or parking discounts offered can be modified so long as the maximum applicable expenditure would not exceed that required by paragraphs III.B(l), (2) and (3).
F.    The property owner or applicant shall annually provide an assurance bond as a guarantee that the required financial incentives described in activity levels l, 2, and 3 will be provided. This assurance bond will equal the cost of the maximum incentive levels and property owner dues that could be required for the following year.
The amount included in the assurance bond will be determined in October when the level of activity required is determined. The bond would be issued by the following January 1st.
A claim may be made on the bond only if and to the extent that the property owner fails to provide the required level of subsidies and dues.

7

DEFINITION OF TERMS
Outbound Vehicle Trip-ends. A vehicle that exits at any parking area at Bellevue Place and enters an adjacent street.
On-site Employee Parking. Parking for part- or full-time employees of the project located within the project.
On-site Short-term Parking. Parking within the project that is restricted for use by visitors, clients, shoppers and hotel use.
P.M. Peak Hour of Traffic. The hour with the highest two-way traffic volumes on streets adjacent to the project during the p.m. peak period.
Peak Hour of Parking Accumulation. The hour with the highest number of vehicles parked.
Project Occupancy. The percent of the project space that is leased and occupied based on the percent of net square feet and excludes hotel occupancy.
Parking Limits. The maximum number of parking spaces that can be allocated for employee parking.
P.M. Peak Hour Outbound Employee Vehicle Trip Limits. The maximum number of employee vehicle trips that are allowed to exit the project during the p.m. peak hour of traffic.
Target Maximum. A limit on the number of p.m. peak hour outbound employee vehicle trips and the number of parking spaces used for employee parking that is applied prior to full project occupancy but only after the occupancy of the project reaches 50% (excluding the hotel).
Achievement of Target Maximum. A target maximum is achieved when both intermediate employee parking and p.m. peak hour employee vehicle trip limits that were established for a percent of project occupancy are not exceeded.
Transportation Management Program. An assortment of policies and activities designed to discourage single occupancy vehicle (SOV) use by employees and peak hour vehicle trips generated by the project.
Transportation Management Association. An organization devoted to promoting transportation management programs as well as other transportation issues.
Base Level of Activity. The elements of the ongoing transportation management program which will be required of project owners and tenants and provided for employees.
Level 1 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the first time.
Level 2 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the second consecutive time.
Level 3 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the

8

third consecutive time.
TMA Membership Dues. Fees required to be paid by the building owners and tenants to the TMA in return for the TMA providing transportation management program services.
Assurance Bond. A financial commitment made by the prope1ty owner or applicant to the City of Bellevue that will be forfeited if property owner or applicant fails to make financial contributions required in Level 1, 2, or 3 Activities.
Transit Pass Subsidies. A financial contribution to employees through a discount for monthly Metro, Community Transit or other transit passes.
Carpool and Vanpool Parking Discounts. Lower prices relative to SOY employee parking rates offered by the building owner or applicant to employees who commute in a registered vanpool of 5 or more persons.

9

EXHIBIT G
FORM OF TENANT ESTOPPEL CERTIFICATE
_______________, 201_
Metropolitan Life Insurance Company
400 S. El Camino Real, 8th Floor
San Mateo, California 94402

Gentlemen:
The undersigned, _______________________________ (“Tenant’’), as tenant under a lease (the “Lease”) of certain premises dated ____________executed by Tenant and Bellevue Place Office, LLC (“Landlord”), does hereby state, declare, represent and warrant as follows:
1.The copy of the Lease attached hereto as Exhibit A is a true and correct copy of the Lease and the Lease is in full force and effect and has not been amended, supplemented or changed, except as follows [if none, so state]:
2.Tenant has accepted possession of the premises demised under the Lease, and all items of an executory nature have been completed under the terms of the Lease, including, but not limited to, completion of construction of the demised premises (and all other improvements required under the Lease) in accordance with applicable plans and specifications and within the time periods set forth in the Lease and otherwise in accordance with the Lease, and payment of any improvement allowance or other funds owing by Landlord to Tenant. Tenant further acknowledges that the term commenced on ____________ and shall expire on ___________, unless sooner terminated or extended in accordance with the terms of the Lease.
3.No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a “default’’) on the part of the undersigned exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of the undersigned.
4.No default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.
5.Tenant has no option or right to purchase the property of which the premises are a part, or any part thereof.
6.No rentals are accrued and unpaid under the Lease.
7.No prepayments of rentals due under the Lease have been made and no security or deposits as security have been made thereunder, except as set forth in the Lease.
8.The undersigned has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord.

1

9.The undersigned has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.
10.The undersigned agrees to notify you of any default on the part of Landlord under the Lease which would entitle the undersigned to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancellation thereof shall be effective unless you have received said notice and have failed within thirty (30) days after the expiration of the cure period provided to Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation.
11.The undersigned understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust, Security Agreement and Fixture Filing encumbering Landlord’s fee interest in the prope1ty of which the leased premises are a portion and the rents, issues and profits of the Lease and (ii) an Assignment of Leases which affects the Lease, and that you are relying upon the representations and warranties contained herein in making such loan.

By
Name:
Its:

By
Name:
Its:

2

EXHIBIT A
TO TENANT ESTOPPEL CERTIFICATE
Copy of Lease and Amendments to Lease

3

EXHIBIT H
SUBORDINATION AGREEMENT TO
RECIPROCAL EASEMENT AGREEMENT
WHEN RECORDED RETURN TO:
PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579
SUBORDINATION AGREEMENT
____________________, a ____________ corporation, as Tenant under that certain Lease dated _______________, 2016, wherein Tenant leases from Bellevue Place Office, LLC, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit “A” attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder’s No. 8709160449, records of King County, Washington as amended from time to time.
DATED this __________ day of __________, 2016.

TENANT:

SMARTSHEET, INC.
a Washington corporation

By
Mark Mader, CEO

1

STATE OF WASHINGTON,	)
) ss:
COUNTY OF KING	)
On this day _______ of _________________, 201_, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared __________________, and ________________ to me known to be the President and Secretary of _____________________, a ___________ corporation, the corporation named in and which executed the foregoing instrument; and acknowledged to me that they signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

NOTARY PUBLIC in and for the
State of Washington, residing
(SEAL)	at
	My commission expires	.

2

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

3

4th Floor Lease

FIRST LEASE ADDENDUM
THIS FIRST LEASE ADDENDUM (this “Addendum”) is made this 21 day of June, 2017, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET, INC., a Washington corporation (formerly known as Smartsheet.com, Inc.) (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into a nonresidential Lease dated September 12, 2016 (the “Lease”), for Suites 400, 425 and 450 in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.    Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects which shall include (i) extending the Lease Term and adding Rent for the extended Lease Term; and (ii) revising the duration of Tenant’s Extension Option.
C.    Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.    Section 1. BASIC LEASE DATA, TERMS AND EXHIBITS. The following paragraphs of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:
1.3    Tenant: Smartsheet, Inc., a Washington corporation
1.5    Tenant’s Permitted Trade Name: Smartsheet
1.10    Rent:
[Leased Premises 450 - based on 7,320 rentable square feet and, effective April 1, 2019, based on 7,384 rentable square feet]
(a)    The reference to “the Expiration Date” in the last paragraph is hereby amended to read “March 31, 2022.”
(b)    The following paragraphs are hereby added at the end of Section 1.10 of the Lease to read as follows:
From and including the first day of April, 2022, to and including March 31, 2023, Rent shall be Forty and 61/100 Dollars ($40.61) per rentable square foot of Rentable Area of the Leased Premises per annum or Twenty-four Thousand Nine Hundred Eighty-eight and 69/100 Dollars ($24,988.69) per month.
From and including the first day of April, 2023, to and including the Expiration Date, Rent shall be Forty-one and 63/100 Dollars ($41.63) per rentable square foot of Rentable Area of the Leased Premises per annum or Twenty-five Thousand Six Hundred Sixteen and 33/100 Dollars ($25,616.33) per month.
[Leased Premises 400 - based on 10,334 rentable square feet]

4th Floor Lease

(a)    The reference to “the Expiration Date” in the last paragraph is hereby amended to read “March 31, 2022.”
(b)    The following paragraphs are hereby added at the end of Section 1.10 of the Lease to read as follows:
From and including the first day of April 2022, to and including March 31, 2023, Rent shall be Forty-three and 38/100 Dollars ($43.38) per rentable square foot of Rentable Area of the Leased Premises per annum or Thirty-seven Thousand Three Hundred Fifty-seven and 41/100 Dollars ($37,357.41) per month.
From and including the first day of April 2023, and including the Expiration Date, Rent shall be Forty-four and 46/100 Dollars ($44.46) per rentable square foot of Rentable Area of the Leased Premises per annum or Thirty-eight Thousand Two Hundred Eighty-seven and 47/100 Dollars ($38,287.47) per month.
[Leased Premises 425 - based on 2,632 rentable square feet]
(a)    The reference to “the Expiration Date” in the last paragraph is hereby amended to read “March 31, 2022.”
(b)    The following paragraphs are hereby added at the end of Section 1.10 of the Lease to read as follows:
From and including the first day of April 2022, to and including March 31, 2023, Rent shall be Forty-three and 38/100 Dollars ($43.38) per rentable square foot of Rentable Area of the Leased Premises per annum or Nine Thousand Five Hundred Fourteen and 68/100 Dollars ($9,514.68) per month.
From and including the first day of April 2023, and including the Expiration Date, Rent shall be Forty-four and 46/100 Dollars ($44.46) per rentable square foot of Rentable Area of the Leased Premises per annum or Nine Thousand Seven Hundred Fifty-one and 56/100 Dollars ($9,751.56) per month.
1.11    Lease Term: The Lease Term is hereby extended to expire on the Expiration Date below.
1.13    Expiration Date: March 31, 2024.
2.    Section 3.4(a) - Option to Extend. The first sentence of Section 3.4(a) of the Lease is amended to read as follows:
Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including March 31, 2029.
3.    Remaining Lease Provisions. Except as expressly modified in this Addendum, all other provisions of the Lease remain in full force and effect. In the event of a conflict between the terms of this Addendum and the Lease, the terms of this Addendum shall control.

4th Floor Lease

DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC		SMARTSHEET, INC.,
a Washington limited liability company		a Washington corporation

By: KEMPER DEVELOPMENT
COMPANY, a Washington corporation,		By:	/s/ Jennifer Ceran
Its Manager			Jennifer Ceran, Chief Financial Officer

By:	/s/ James E. Melby
James E. Melby
President

4th Floor Lease

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 21 day of June, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at Shoreline
My commission expires 9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 1st day of June, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JENNIFER CERAN, to me known to be the Chief Financial Officer of SMARTSHEET, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Lauren Kingston
Type Notary Name: Lauren Kingston
Notary Public in and for the State of
(SEAL)	Washington, residing at Seattle, WA
My commission expires 10/9/2020

BANK OF AMERICA BUILDING OFFICE LEASE
BETWEEN
BELLEVUE PLACE OFFICE, LLC,
a Washington limited liability company
(Landlord)
AND
SMARTSHEET.COM, INC.,
a Washington corporation
(Tenant)
SUITES 300 and 350

5

i

10.	SERVICES AND UTILITIES.		16
	10.1	Standard Services.	16
	10.2	Interruption of Services.	16
	10.3	Additional Services.	17

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.		17
	11.1	Premises Improvements.	17
	11.2	Alterations by Tenant	18
	11.3	Disability Laws.	19

12.	MAINTENANCE OF THE PREMISES.		19
	12.1	Maintenance and Repair by Tenant.	19
	12.2	Failure to Maintain.	20
	12.3	Repair by Landlord.	20
	12.4	Surrender of Leased Premises and Restoration Fee.	20

13.	ACCEPTANCE OF THE LEASED PREMISES.		21

14.	DEFAULT BY LANDLORD.		21

15.	ACCESS.		21
	15.1	Right of Entry.	21
	15.2	Excavation.	21

16.	DAMAGE OR DESTRUCTION.		22
	16.1	Insured Loss.	22
	16.2	Uninsured Loss.	22
	16.3	No Obligation.	22
	16.4	Partial Destruction of the Bank of America Building.	22
	16.5	Business Interruption.	23

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.		23

18.	INDEMNITY.		23
	18.1	Generally.	23
	18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.	24
	18.3	Waiver of Workers’ Compensation Immunity.	24
	18.4	Provisions Specifically Negotiated.	24

19.	INSURANCE.		24
	19.1	Liability Insurance.	24
	19.2	Property Insurance.	25
	19.3	Failure to Maintain.	25

ii

	19.4	Increase in Insurance Premium.	25

20.	ASSIGNMENT AND SUBLEASING.		26
	20.1	Assignment or Sublease.	26
	20.2	Assignee Obligations.	27
	20.3	Sublessee Obligations.	27
	20.4	Conditional Consents.	27
	20.5	Attorneys’ Fees and Costs.	27

21.	ADVERTISING.		27

22.	LIENS.		27

23.	TENANT’S DEFAULT.		28
	23.1	Default.	28
	23.2	Remedies in Default.	29
	23.3	Legal Expenses.	29
	23.4	Bankruptcy.	29
	23.5	Remedies Cumulative - Waiver.	30

24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.		31
	24.1	Subordination - Notice to Mortgagee.	31
	24.2	Mortgagee Protection Clause.	31

25.	SURRENDER OF POSSESSION.		31

26.	REMOVAL OF PROPERTY.		31

27.	VOLUNTARY SURRENDER.		32

28.	EMINENT DOMAIN.		32
	28.1	Total Taking.	32
	28.2	Constructive Taking of Entire Premises.	32
	28.3	Partial Taking.	32
	28.4	Damages.	33

29.	NOTICES.		33

30.	LANDLORD’S LIABILITY.		33

31.	TENANT’S CERTIFICATES.		34

32.	RIGHT TO PERFORM.		34

iii

33.	AUTHORITY.		35

34.	PARKING AND COMMON AREAS.		35
	34.1	Parking.	35
	34.2	Common Areas.	35

35.	TRANSPORTATION MANAGEMENT PROGRAM.		35

36.	QUIET ENJOYMENT.		36

37.	GENERAL.		36
	37.1	Captions.	36
	37.2	Bellevue Place Rent and Income.	36
	37.3	Successors or Assigns.	36
	37.4	Tenant Defined.	37
	37.5	Lost Security or Access Key Card.	37
	37.6	Landlord’s Consent.	37
	37.7	Broker’s Commission.	37
	37.8	Partial Invalidity.	37
	37.9	Recording.	37
	37.10	Joint Obligation.	37
	37.11	Time.	37
	37.12	Prior Agreements.	38
	37.13	Inability to Perform.	38
	37.14	Transfer of Landlord’s Interest.	38
	37.15	No Light, Air or View Easement.	38
	37.16	Reciprocal Easement Agreements.	38
	37.17	Waiver.	39
	37.18	Name.	39
	37.19	Choice of Law - Venue.	39
	37.20	OFAC Certification.	39
	37.21	Current Tenant.	39
	37.22	Interior Signage and Privacy Window Bands.	40

iv

BANK OF AMERICA BUILDING OFFICE LEASE
THIS LEASE is made this 3rd day of February, 2017, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET.COM, INC., a Washington corporation (“Tenant”).
RECITALS
A.    Landlord owns certain rights and interests in and to certain real property and improvements thereon in the City of Bellevue, King County, Washington, which real property is described in Exhibit “A,” attached hereto, and shown on the site plan attached hereto as Exhibit “B.” Said property and the improvements thereon are part of a first-class multi-use development commonly known and referred to herein as “Bellevue Place.” Bellevue Place currently consists of the Bank of America Building, Hotel Building, Corner Building, and Wintergarden Retail Center, as shown on Exhibit “B,” as well as a Parking Garage currently located beneath the foregoing.
B.    Tenant desires to lease from Landlord a portion of the Bank of America Building and Landlord is willing to do so on certain terms and conditions, which are set forth herein.
NOW THEREFORE, for and in consideration of the promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	BASIC LEASE DATA, TERMS AND EXHIBITS.

1.1	Landlord: Bellevue Place Office, LLC, a Washington limited liability company.

1.2	Address of Landlord: P.0. Box 4186, Bellevue, Washington 98009.

1.3	Tenant: Smartsheet.com, Inc., a Washington corporation.

1.4	Principal Business Address of Tenant: 10500 NE 8th Street, Suite 1300, Bellevue, WA 98004.

1.5	Tenant’s Permitted Trade Name: Smartsheet.com.

1.6	Leased Premises: That portion of the third (3rd) floor of the Bank of America Building; as and where shown on Exhibit “C” attached hereto.

1.7	Rentable Area of the Leased Premises:
From and including the Leased Premises 300 Commencement Date: Leased Premises 300 shall be comprised of Suite 300, consisting of Twelve Thousand Six Hundred Ninety-four (12,694) square feet.
From and including the Leased Premises 350 Commencement Date: Leased Premises 350 shall be comprised of Suite 350, consisting of Three Thousand Two Hundred Forty-six (3,246) square feet.

1.8	Breakdown of Rentable Area at Bellevue Place:

(a)The total Rentable Area of the Bank of America Building and the Corner Building is Four Hundred Sixty-three Thousand Five Hundred Ninety-nine (463,599) square feet.
(b)The total Rentable Area of Bellevue Place is Five Hundred Nineteen Thousand Five Hundred Ninety-nine (519,549) square feet.

1.9	Tenant’s Share:
Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant’s Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set forth in Section 1.9(a); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(b).
[Leased Premises 300 - based on 12,694 rentable square feet]
From and including the Leased Premises 300 Commencement Date:
(a)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: two point seven four percent (2.74%) based on 463,599 rentable square feet pursuant to Section 1.8(a).
(b)Operating, Repair and Maintenance Expenses for Bellevue Place: two point forty-four percent (2.44%) based on 519,549 rentable square feet pursuant to Section 1.8(b).
(c)[Leased Premises 350- based on 3,246 rentable square feet]
From and including the Leased Premises 350 Commencement Date:
(d)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: point seven zero percent (.70%) based on 463,599 rentable square feet pursuant to Section 1.8(a).
(e)Operating, Repair and Maintenance Expenses for Bellevue Place: point six two percent (.62%) based on 519,549 rentable square feet pursuant to Section 1.8(b).

1.10	Rent:
[Leased Premises 300 - based on 12,694 rentable square feet]
From and including the Leased Premises 300 Commencement Date to and including April 30, 2018, the Rent shall be Thirty-seven and 00/100 Dollars ($37.00), per square foot of the Rentable Area of the Leased Premises per annum or Thirty-nine Thousand One Hundred Thirty-nine and 83/100 Dollars ($39,139.83) per month.
From and including the first day of May, 2018, to and including April 30, 2019, the Rent shall be Thirty-eight and 11/100 Dollars ($38.11) per square foot of the Rentable Area of the Leased Premises per annum or Forty Thousand Three Hundred Fourteen and 03/100 Dollars ($40,314.03) per month.

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From and including the first day of May, 2019, to and including April 30, 2020, the Rent shall be Thirty-nine and 25/100 Dollars ($39.25) per square foot of the Rentable Area of the Leased Premises per annum or Forty-one Thousand Five Hundred Nineteen and 96/100 Dollars ($41,519.96) per month.
From and including the first day of May, 2020, to and including April 30, 2021, the Rent shall be Forty and 43/100 Dollars ($40.43) per square foot of the Rentable Area of the Leased Premises per annum or Forty-two Thousand Seven Hundred Sixty-eight and 20/100 Dollars ($42,768.20) per month.
From and including the first day of May, 2021, to and including April 30, 2022, the Rent shall be Forty-one and 64/100 Dollars ($41.64) per square foot of the Rentable Area of the Leased Premises per annum or Forty-four Thousand Forty eight and 18/100 Dollars ($44,048.18) per month.
From and including the first day of May, 2022, to and including the Expiration Date, the Rent shall be Forty-two and 89/100 Dollars ($42.89) per square foot of the Rentable Area of the Leased Premises per annum or Forty-five Thousand Three Hundred Seventy and 47/100 Dollars ($45,370.47) per month.
[Leased Premises 350 - based on 3,246 rentable square feet]
From and including the Leased Premises 350 Commencement Date, through and including April 30, 2018, the Rent shall be Thirty-seven and 00/100 Dollars ($37.00), per square foot of the Rentable Area of the Leased Premises per annum or Ten Thousand Eight and 50/100 Dollars ($10,008.50) per month.
From and including the first day of May, 2018, to and including April 30, 2019, the Rent shall be Thirty-eight and 11/100 Dollars ($38.11), per square foot of the Rentable Area of the Leased Premises per annum or Ten Thousand Three Hundred Eight and 76/100 Dollars ($10,308.76) per month.
From and including the first day of May, 2019, to and including April 30, 2020, the Rent shall be Thirty-nine and 25/100 Dollars ($39.25) per square foot of the Rentable Area of the Leased Premises per annum or Ten Thousand Six Hundred Seventeen and 13/100 Dollars ($10,617.13) per month.
From and including the first day of May, 2020, to and including April 30, 2021, the Rent shall be Forty and 43/100 Dollars ($40.43) per square foot of the Rentable Area of the Leased Premises per annum or Ten Thousand Nine Hundred Thirty-six and 32/100 Dollars ($10,936.32) per month.
From and including the first day of May, 2021, to and including April 30, 2022, the Rent shall be Forty-one and 64/100 Dollars ($41.64) per square foot of the Rentable Area of the Leased Premises per annum or Eleven Thousand Two Hundred Sixty-three and 62/100 Dollars ($11,263.62) per month.
From and including the first day of May, 2022, to and including the Expiration Date, the Rent shall be Forty-two and 89/100 Dollars ($42.89) per square foot of the Rentable Area of the Leased Premises per annum or Eleven Thousand Six Hundred One and 75/100 Dollars ($11,601.75) per month.

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1.11	Lease Term: Approximately seventy-one (71) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.
1.12Commencement Date:
Leased Premises 300: From and including the earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), but no later than May 1, 2017, or (ii) the date Tenant first occupies the Leased Premises for business purposes.
Leased Premises 350: From and including the earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), but no later than June 1, 2017, or (ii) the date Tenant first occupies the Leased Premises for business purposes.
1.13Expiration Date: March 31, 2023.

1.14
Security Deposit: Upon execution of this Lease, Tenant shall pay Landlord Two Hundred Fourteen Thousand Six Hundred Thirteen and 23/100 Dollars ($214,613.23), of which Sixty-six Thousand Two Hundred Four and 13/100 Dollars ($66,204.13) shall be applied to Rent and Additional Rent due for the first (1st) month of the Lease Term, and One Hundred Forty-eight Thousand Four Hundred Nine and 10/100 Dollars ($148,409.10) representing Rent and Additional Rent due for the last month of the Lease Term, shall be held as a security deposit.

1.15	Deadline for Submission to Landlord of Premises Plans for Premises Improvements. N/A.

1.16	Contingency: THIS LEASE IS CONTINGENT UPON ITS ACCEPTANCE AND APPROVAL BY LANDLORD’S LENDERS. If this Lease is acceptable to Landlord’s lenders, this contingency will be waived by Landlord.
1.17Project Architect: JPC Architects, or as otherwise designated by Landlord.
1.18Exhibits Incorporated by Reference:
Exhibit “A” - Legal Description of Bellevue Place.
Exhibit “B” - Site Plan of Bellevue Place.
Exhibit “C” - Floor Plan of the Leased Premises.
Exhibit “D” - Tenant Design & Construction Manual (including Base Building Finish Condition).
Exhibit “E” - Rules and Regulations.
Exhibit “F” - Bellevue Place Transportation Management Agreement.
Exhibit “G” - Form of Tenant Estoppel Certificate.
Exhibit “H” - Form of Subordination Agreement to Reciprocal Easement Agreement.

2.	PREMISES.
2.1Generally.

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Landlord does hereby lease and demise to Tenant, and Tenant hereby accepts from Landlord, upon the terms and conditions herein set forth, the Leased Premises described in Section 1.6 above and depicted in Exhibit “C,” together with rights of ingress and egress over and across the Common Areas and Facilities of the Bank of America Building and Bellevue Place.
2.2Reserved to Landlord.
Landlord reserves the right, from time to time, to change the size and dimensions of Bellevue Place; add additional buildings and improvements to Bellevue Place; relocate, alter, and change the number of buildings and other improvements in, on and under Bellevue Place; change any building dimensions and the number of floors in any of the buildings and parking areas in Bellevue Place; change the identity and type of stores and tenancies in Bellevue Place; change the name and address of the buildings and other improvements in Bellevue Place; and change the Common Areas and Facilities in Bellevue Place. Landlord further reserves the use of, and all rights in and to, the exterior walls and roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of Bellevue Place. Landlord shall reasonably attempt to locate such items under the floor, above the ceiling, or adjacent to an interior wall. Such use shall not exceed one percent (1%) of the Useable Area of the Leased Premises unless otherwise agreed. If Landlord’s use hereunder exceeds one percent (1%) of the Useable Area of the Leased Premises, Tenant shall be entitled, as its sole and exclusive remedy, to a reduction in the stated Rentable Area for the Leased Premises, as set forth in Section 1.7 above, and a proportional reduction in Rent and Additional Rent (as defined in Sections 5 and 6 below) due hereunder. The Leased Premises shall not include the space above the suspended ceiling. Landlord shall retain the right to use the area immediately below the floor surface and the space above the suspended ceiling in any manner which does not permanently and materially interfere with Tenant’s use of the Leased Premises.
2.3Intentionally Omitted.
2.4Right of First Opportunity.
(a)If Landlord provides a written proposal, or is provided with a written proposal that Landlord is prepared to accept, to lease Suite 301 on the third (3rd) floor of the Bank of America Building (the “First Opportunity Space”), to a prospective tenant, including Tenant, Landlord will notify Tenant in writing (“Landlord’s First Opportunity Notice”) and, except as otherwise set forth herein, Tenant shall have the right (“Right of First Opportunity”) to lease such First Opportunity Space on the terms and conditions as outlined in Landlord’s First Opportunity Notice, by notifying Landlord of its exercise of such right in accordance with Section (b) below.
(b)In the event Tenant desires to exercise its right to lease the First Opportunity Space, Tenant shall give Landlord unequivocal written notice thereof (“Tenant’s First Opportunity Notice”) within five (5) business days after receipt of Landlord’s First Opportunity Notice. Time is of the essence. If, for any reason, Tenant declines or does not so notify Landlord, then Tenant’s rights with respect to the First Opportunity Space which is the subject of Landlord’s First Opportunity Notice shall be deemed to be waived, and thereafter, after expiration of such five (5) business day period, Landlord may lease such space to any other party.
(c)The provisions of Section 37.22(a) shall apply with respect to any existing tenant(s) in the First Opportunity Space who desire to extend or renew their leases, or enter into a new lease for the First Opportunity Space. Landlord shall, however, have the express right to extend or renew leases with

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existing tenant(s) in the First Opportunity Space or enter into new leases with existing First Opportunity Space tenant(s), if the leases of such tenants provide for such right.
(d)Notwithstanding anything in the foregoing to the contrary, Tenant’s rights with respect to the First Opportunity Space shall not be exercisable during any period in which Tenant is in default (beyond any applicable cure period) under any provision of the Lease. Time is of the essence. The period of time within which the Right of First Opportunity for the First Opportunity Space may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. At Landlord’s sole option, all rights of Tenant to the First Opportunity Space shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the First Opportunity Space: (i) Tenant is in default under the Lease due to a failure to pay a monetary obligation to Landlord beyond the applicable notice and cure period; (ii) Landlord has given Tenant ten (10) days’ written notice of any other failure to perform (which notice specifically stated that the failure to perform as required by the Lease may result in the loss of Tenant’s Right of First Opportunity) and such failure is not fully cured within said ten (10) day period; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are reasonably required for its cure, then Landlord shall not have the right to terminate the Right of First Opportunity for said failure if Tenant begins to cure the failure within the ten (10) day period described above and, thereafter, diligently prosecutes such cure to completion; or (iii) Landlord gives Tenant a notice of default under the Lease (and Tenant is in fact in default) and Landlord has previously given to Tenant three (3) or more notices of default under the Lease (and Tenant was in fact in default in such instances), whether or not such default were ultimately cured, provided the notice that was issued prior to the notice establishing in Landlord the right to terminate the Right of First Opportunity hereunder specifically stated that the issuance of another notice of default may result in the loss of Tenant’s Right of First Opportunity. As used herein, the terms “default,” “failure to perform,” or “breach” shall mean a default as defined in Section 23.1 of this Lease.
(e)The foregoing rights with respect to the right of first opportunity for the First Opportunity Space shall not be assignable separate and apart from the Lease.
3.LEASE TERM.
3.1Generally.
The term of this Lease (the “Term” or “Lease Term”) shall be the period of time set forth in Section 1.11 above and shall commence on the Commencement Date as provided in Section 4.1 below and shall end at 11:59 p.m. on the Expiration Date, as provided in Section 4.2 below.
3.2Termination.
The Lease shall terminate on the Expiration Date, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant. If Tenant fails to surrender the Leased Premises at the end of the Lease Term, Tenant shall be liable for, and shall indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord founded upon delay by Landlord in delivering possession of the Leased Premises to such succeeding tenant.
3.3Holding Over.
Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month-to-month. During such tenancy, Tenant shall pay to Landlord a monthly rental of one hundred fifty percent (150%) of the Rent payable during the last month of the Lease Term in addition to the Additional

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Rent and Other Charges set forth herein. Except as set forth herein, such month-to-month tenancy also shall be subject to all of the terms, covenants, and conditions of this Lease.
3.4Option to Extend Lease Term.
(a)Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including March 31, 2028. The period of time shall be referred to herein as the “Option Period”. To exercise the Extension Option, Tenant must give Landlord unequivocal written notice of Tenant’s election to exercise the Extension Option at least ten (I 0) calendar months (but not earlier than twelve (12) calendar months) prior to the Expiration Date.
(b)If Tenant elects to exercise the Extension Option, the Rent for the Option Period (“New Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building (“Comparable Space”), but in no event shall the New Rent be less than the Rent payable during the last month of the Lease Term. If there is no Comparable Space in the Bank of America Building at the time, Tenant shall pay, as New Rent, whatever the fair market rent in the Bank of America Building would be if there was such Comparable Space in the Bank of America Building. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant renewing its lease for Comparable Space for a term of five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are renewing their leases in the Bank of America Building. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.
(c)In the event Landlord and Tenant cannot agree on the New Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s proposed New Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant’s or Landlord’s notice to the other of its election to have the New Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s proposed New Rent and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord and Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally. The arbitration procedure shall not take more than thirty (30) days. However, if the arbitrators have not determined the New Rent prior to the beginning of the Option Period, Tenant shall pay the Rent previously in effect under the Lease plus a ten percent (10%) increase until such time as the arbitrators determine the New Rent. If the arbitration procedure results in a higher Rent, Tenant shall pay the difference with the next monthly rental payment due under the Lease. If the arbitration procedure results in a lower Rent, Tenant shall receive a credit against its next monthly Rent payments under the Lease, and any succeeding monthly rental payments, if necessary, in an amount equal to the overpayment.
(d)Notwithstanding anything in the foregoing to the contrary, the Extension Option may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise the Extension Option in any instance when such right is in effect, prior to the expiration of the applicable time period for the exercise of

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such right, the Extension Option shall thereafter be deemed null and void and of no further force or effect. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. All rights of Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.
(e)The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.
4.COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.
4.1Commencement Date.
The Commencement Date shall be the date set forth in Section 1.12 above.
4.2Expiration Date.
This Lease shall expire at 11:59 p.m. on the date set forth in Section 1.13 above.
4.3Confirmation of Commencement and Expiration.
Within five (5) business days after Tenant’s occupancy of the Leased Premises, or upon Landlord’s request, Landlord and Tenant shall confirm the specific Commencement and Expiration Dates in writing, as well as the “as built” Rentable Area of the Leased Premises, as defined in Section 6.2(f), and the Rent payable hereunder, which shall be appended to and incorporated into this Lease.
4.4Lease Year.
A “Lease Year” shall mean a calendar year commencing on January 1 and ending the following December 31. If the Commencement Date is a date other than January 1, the initial Lease Year shall be from and including the Commencement Date to and including December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from and including January 1 of the calendar year of the Final Lease Year to and including the Expiration Date.

5.	RENT.
Tenant shall pay to Landlord, without notice or demand and without setoff or deduction whatsoever, the sums stated in Section 1.10 above (the “Rent”), which shall be paid to Landlord in advance in lawful money of the United States, on or before the first day of each calendar month at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent (as defined in Section 6.1 below) for any partial month at the beginning or end of the Lease Term shall be prorated, based upon a thirty (30) day month. All amounts payable hereunder, other than Rent and Additional Rent, may be sometimes referred to as “Other Charges.” Landlord may (but shall not be required to) make available to Tenant procedures for the payment to Landlord by electronic funds transfer of any or all amounts required by the terms of this Lease to be paid by Tenant.

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6.	ADDITIONAL RENT.
6.1Generally.
In addition to the Rent provided for in Section 5 above, commencing on (i) the Leased Premises 300 Commencement Date with regard to Leased Premises 300; and (ii) the Leased Premises 350 Commencement Date with regard to Leased Premises 350, Tenant shall pay to Landlord, without notice (other than notice advising Tenant of its share of the Additional Rent) or demand and without setoff or deduction, Tenant’s Share (as defined in Section 6.2(a) below) of the Operating Expenses (as defined in Section 6.2(b) below), which expenses include, but are not limited to, (i) Operating, Repair, and Maintenance Expenses for the Bank of America Building and the Corner Building; and (ii) Operating, Repair, and Maintenance Expenses for Bellevue Place during the Lease Term (the “Additional Rent”).
6.2Definitions.
The following terms shall have the meanings hereinafter specified, unless the context otherwise specifies or clearly requires:
(a)Tenant’s Share. Tenant’s Share shall be equal to the percentages set forth in Section 1.9 above.
(b)Operating Expenses Generally. The Operating Expenses shall include (i) all Operating, Repair and Maintenance Expenses (defined in Section 6.2(c) below), and (ii) all Taxes (defined in Section 6.2(d) below).
(c)Operating, Repair and Maintenance Expenses. Operating, Repair and Maintenance Expenses shall include the actual costs and expenses that are paid or payable by Landlord in connection with the operation, repair and maintenance of Bellevue Place and its constituent parts, which include without limitation, the Bank of America Building, the Corner Building and the Wintergarden Retail Center, less all contributions for such costs received from the owner of the Hotel Tract as defined in and pursuant to the terms of that certain Construction, Operation and Reciprocal Easement Agreement recorded under King County Recorder’s File No. 8709160449, as amended from time to time (the “REA”), and shall include, but not be limited to, those costs and expenses that are paid or payable to the Transportation Management Association. Without limiting the generality of the foregoing and by way of illustration, Operating, Repair and Maintenance Expenses shall include costs and expenses of all utility, heating, air conditioning and ventilation costs and expenses; license, permit and inspection fees; planting and landscaping costs and expenses; janitorial services; direct physical damage insurance (including but not limited to loss of income insurance), liability and excess liability insurance, and other appropriate insurance policies, as determined solely by Landlord or Landlord’s lender, including but not limited to garage keeper’s legal liability, boiler and machinery and auto insurance; taxes and assessments on equipment; the cost and expense of repairs including, but not limited to, those of a capital nature necessary or appropriate to fulfill Landlord’s obligations to its tenants; the cost and expense of removing trash and other refuse; the cost and expense of supplies, tools and equipment; the cost and expense of cleaning, maintaining, repairing and replacing machinery and equipment, including but not limited to automatic door openers, lights and lighting fixtures, heating, air conditioning and ventilation equipment, fire and sprinkler systems and security systems; depreciation allowance on machinery and equipment (depreciation to be over the useful life of any such machinery and equipment in accordance with the guidelines and regulations established by the Internal Revenue Service, if any); the cost and expense of personnel to implement such services, including but not limited to security and traffic control; legal and accounting costs and expenses; customary management fees; the cost of any capital improvements necessary or appropriate to fulfill Landlord’s repair or maintenance obligations,

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required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises or made for the purpose of reducing operating, repair or maintenance costs (the cost of any such capital improvements shall be amortized over the useful life of such item (in accordance with the guidelines and regulations established by the Internal Revenue Service, if any, from time to time) as Landlord shall determine with a return on capital at the current market rate per annum on the unamortized balance or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of purchasing or constructing such improvements).
(d)Taxes. Taxes shall include all real estate taxes, personal property taxes and all other taxes, surcharges and assessments that are or may be levied upon, assessed against or attributable to Bellevue Place and all improvements, fixtures, equipment and other property of Landlord, real and personal, located on, in or under Bellevue Place and used in connection with the operation thereof, including the Bank of America Building, the Corner Building and land underlying the Bank of America Building and the Corner Building and including, although not limited to, the land, improvements, equipment, fixtures and other property used in com1ection with the operation of and comprising the Parking Garage and Wintergarden Retail Center and any rental, excise, sales, transaction or other privilege tax or levy, however denominated (excepting federal, state and local net income taxes) paid or payable during the Lease Term and taxes on all tenant improvements in the Wintergarden Retail Center owned by Landlord but excluding the Hotel Building and the land underlying the Hotel Building. Taxes also shall include any amounts paid or payable to any third party or incurred by Landlord for the purpose of obtaining a reduction in the Taxes as above defined.
(e)Rentable Area of the Leased Premises. For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA z65.l-2010, otherwise known as the “BOMA Standard,” multiplied by a load factor of one point two five four six percent (1.2546%). The “as built” Rentable Area of the Leased Premises shall be the hue Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.
(f)Rentable Area of Bellevue Place. For purposes of this Section 6, the Rentable Area of Bellevue Place shall include the total of all areas and spaces in (i) the Bank of America Building, (ii) the Corner Building, and (iii) all areas and spaces in and opening into the Wintergarden Retail Center (whether or not such areas or spaces in the Bank of America Building, the Corner Building, and the Wintergarden Retail Center are actually leased by Landlord) that are available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests and shall include, but not be limited to, all rest rooms, mezzanines, warehousing and storage areas, clerical and office areas, and employee areas within the leased premises of any tenant of Landlord in the Wintergarden Retail Center, Bank of America Building and Corner Building, but shall exclude all areas and spaces in the Hotel Building (other than those areas and spaces in or opening into the Wintergarden Retail Center and available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests) and the Common Areas and Facilities of Bellevue Place. If at any time, Landlord believes the Rentable Area of Bellevue Place is materially different than the Rentable Area of Bellevue Place set forth in Section 1.8 above because of an error in calculation or additions, modifications or alterations to Bellevue Place and Landlord desires to amend this Lease to reflect the actual or changed Rentable Area of Bellevue Place, Landlord shall so notify Tenant in writing. If Tenant does not object in writing to Landlord’s notice within ten (10) days following receipt of Landlord’s notice, this Lease shall be deemed to be amended to incorporate the Rentable Area of Bellevue Place as set forth in Landlord’s notice to Tenant. If Tenant does object in writing to Landlord’s notice within said ten (10) days, and Landlord and Tenant are unable to agree upon the Rentable Area of Bellevue Place within ten (10) days following receipt of Tenant’s notice of objection, the matter shall be submitted for determination to the Project Architect for Bellevue Place. The decision of the Project Architect shall be final

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and binding on both Landlord and Tenant and this Lease shall be deemed to be amended to reflect the Rentable Area of Bellevue Place as and when decided by the Project Architect. The cost and expense of the Project Architect’s consideration of the matter, if any, shall be shared equally among Landlord and all tenants objecting to Landlord’s notice.
(g)Notwithstanding anything in this Section 6.2 to the contrary, the following costs shall not be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease:
Leasing commissions, advertising expenses, fees and costs incurred in procuring new tenants for portions of Bellevue Place.
Except as permitted in Section 6.2(c) of the Lease, interest or amortization payments on mortgages.
Rental on ground leases or other underlying leases.
Any costs or expenses associated with or incurred in connection with required environmental testing, removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances.
Costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance.
Charges for electricity, water, or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant.
Cost of correcting major defects in the design, construction or equipment of, or substantial latent defects in, the Bank of America Building or Bellevue Place (a defect, for the purposes of this subsection (g), is defined as a substantial condition that occurred because of negligence in the initial construction of Bellevue Place).
Any costs incurred in constructing any future material expansion of the Bank of America Building (as opposed to the costs of operating and maintaining the expanded Bank of America Building, which may be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease).
Costs of a capital nature, except for costs (a) reasonably necessary or appropriate to fulfill Landlord’s repair or maintenance obligations; (b) incurred as a result of any applicable governmental law or regulation enacted and enforced after the date of the Lease; and/or (c) made for the purpose of reducing operating, repair or maintenance costs.
Interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord.
Notwithstanding any reference in Section 6.2 to the contrary, the cost of any capital item shall not be expensed in a single year but shall be depreciated over the useful life of such item in a manner consistent with other Bellevue Class “A” office buildings.
Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any operating costs and maintenance expenses set forth in this Section 6.2 of the Lease, provided Landlord reserves the right to include a customary

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administrative fee and a customary management fee within operating costs and maintenance expenses.
6.3Payment.
Landlord shall provide to Tenant, at or before the Commencement Date, an estimate of the annual Operating Expenses for the Lease Year in which the Commencement Date occurs. Within ninety (90) days after the expiration of each succeeding Lease Year of the Lease Term, or as soon thereafter as such information becomes available, Landlord shall give Tenant a written estimate of Tenant’s Share of the Operating Expenses for the then current Lease Year (“Tenant’s Estimated Share”). Tenant shall pay Tenant’s Estimated Share, in advance, in equal monthly installments on or before the first (1st) day of each calendar month of such Lease Year at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. During the period of time following the expiration of a Lease Year and Tenant’s receipt of Landlord’s estimate of Tenant’s Estimated Share, Tenant shall continue to pay Landlord Tenant’s Estimated Share from the prior Lease Year. Within ninety (90) days after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall furnish to Tenant a written statement summarizing the actual amount of Tenant’s Share of the Operating Expenses for the prior Lease Year (hereinafter sometimes referred to as the “Annual Reconciliation Statement”). If Tenant’s Share of the Operating Expenses exceeds the amount paid by Tenant, Tenant shall pay the deficiency to Landlord promptly upon receipt of a written notice of the amount thereof. If such statement shows Tenant’s Share of the Operating Expenses to be less than the amount paid by Tenant, the amount of overpayment by Tenant shall be credited by Landlord to the next payment or payments of Additional Rent due hereunder, if Tenant has otherwise complied with all of the terms and provisions of this Lease. If the Lease Term has expired and Tenant has vacated the Leased Premises and no amounts are or may become payable by Tenant, then any overpayment shall be returned to Tenant, or at Landlord’s option, to the last assignee of Tenant’s interest in the Leased Premises. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the Additional Rent for the remaining portion of the Lease Year based upon the number of days from the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If at any time during a Lease Year it appears to Landlord that any of the Operating Expenses payable for that Lease Year will vary from Landlord’s estimate by more than five percent (5%) on an individual or aggregate basis, Landlord may, at its election, adjust Tenant’s Estimated Share for the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.
6.4Nonpayment.
In the event of nonpayment of any item of Additional Rent or any Other Charge due hereunder, Landlord shall have the same rights and remedies as for failure to pay Rent.
6.5Future Development of Bellevue Place.
Tenant is aware that Landlord, by itself or in combination with other persons, intends to further expand and develop Bellevue Place in one or more additional phases and Tenant has reviewed plans and other documents describing the intended expansion and development of Bellevue Place or has been provided with opportunities to review such plans and documents. In the event one or more such phases of the Bellevue Place project are completed during the Lease Term, any additional operating, repair or maintenance expenses and real estate and other taxes attributable to such other phases may be included in the Operating Expenses

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at Landlord’s discretion; provided that the denominator used to calculate Tenant’s proportionate share of such expenses is reasonably adjusted with respect to such phases.
6.6Disputes Relating to Additional Rent.
If Tenant desires to contest any calculation by Landlord of Tenant’s Share or the amount of any Bellevue Place Operating Expense payable by Tenant, Tenant must give Landlord a written notice (an “Objection Notice”) stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after Tenant receives Landlord’s Annual Reconciliation Statement regarding Bellevue Place Operating Expenses, and set forth with particularity the reason why Tenant disputes Landlord’s calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord’s calculation and the inclusion and amount of any Bellevue Place Operating Expense. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant against future obligations under this Section 6 equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant’s Objection Notice relates. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all amounts owed hereunder based upon Landlord’s determination and calculation or until such calculation or amount has been established hereunder to be incorrect.

7.	LATE CHARGES.
If Tenant fails to pay, when the same is due and payable, any Rent, Additional Rent or Other Charges, such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment, unless such amount would violate any applicable usury law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any installment of Rent, Additional Rent or Other Charges will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative and collection costs, and processing and accounting expenses. Therefore, if any Rent, Additional Rent or Other Charge installment is not received by Landlord from Tenant by the fifth (5th) day after such installment is due, Tenant shall immediately pay to Landlord, in addition to the installment due, a late charge equal to twelve percent (12%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss and expense suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease. Landlord shall apply payments made by Tenant first to accrued charges, interest and rent in the following order: (a) Late Charges; (b) interest; (c) Rent; Other Charges and Additional Rent; and (d) any balance remaining to current Rent, Other Charges, and Additional Rent. Notwithstanding anything in this Section 7 to the contrary, provided Tenant pays all sums due hereunder by electronic funds transfer, Landlord shall waive the first (1st) late

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charge that may be incurred by Tenant during any twelve (12) month period during the Lease Term, provided the unpaid amount is in fact paid in full by Tenant on or before the fifteenth (15th) day of the month in which any such payment is due.

8.	SECURITY DEPOSIT.
As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the sum shown in Section 1.14 above. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following expiration of the Lease Term or Tenant’s return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the security deposit.

9.	USES.
9.1Permitted Uses.
Tenant shall use and occupy the Premises only for general office purposes consistent with a first class office building (the “Permitted Use”) under the trade name set forth in Section 1.5 above, and for no other business or purpose or under any other trade name without the prior written consent of Landlord, which consent may be withheld if Landlord, in its sole discretion, determines that any proposed use or trade name is inconsistent with or detrimental to the maintenance and operation of the Building as a first-class office building. Landlord makes no representation or warranty as to the availability of Tenant’s Permitted Trade Name or that it will not infringe on any other person’s trademark, service mark or other rights or privileges.
9.2Prohibited Uses.
Tenant shall not do or permit or suffer anything to be done in or about the Leased Premises, Bank of America Building or Bellevue Place which will in any way obstruct or interfere with the rights of other tenants or occupants of the Bank of America Building or Bellevue Place or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is objectionable or offensive in Landlord’s reasonable judgment or which is unlawful, nor shall Tenant do or permit or suffer anything to be done in or about the Leased Premises, the Bank of America Building or Bellevue Place which would cause Landlord to be in violation of any of its agreements with others. If Tenant permits or engages in any activity which, in Landlord’s reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to Landlord, the other tenants of the Bank of America Building or Bellevue Place, or their employees, customers, guests or invitees, Tenant shall immediately discontinue such activity or take action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant’s failure to comply with this Section shall constitute a material default of this Lease

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and entitle Landlord to pursue its remedies for such a breach or, in the alternative, undertake such work as may be appropriate to prevent such activity and recover, as additional rent, the cost thereof plus interest thereon at two percent (2%) over the prime rate of interest charged or published by Bank of America on the first day of each month, commencing on the date due through the date of payment.
9.3Compliance with Laws, Rules and Regulations.
Tenant shall, at its sole cost and expense, promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force relating to Tenant’s use and occupancy of the Leased Premises and Tenant’s business conducted therein.
9.4Hazardous Material.
Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Tenant results in contamination of the Leased Premises or any part of Bellevue Place or any other property, or if contamination of the Leased Premises or any part of Bellevue Place or any other property by Hazardous Material otherwise occurs for which Tenant may be legally liable for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or useable space or of any amenity of Bellevue Place or the Leased Premises or elsewhere, damages arising from any adverse impact on marketing of space at Bellevue Place or elsewhere, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under Bellevue Place. Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Leased Premises or Bellevue Place by Tenant, its agents, employees, contractors or invitees, results in any contamination of the Leased Premises or any part of Bellevue Place or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Leased Premises, Bellevue Place or any other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, Bellevue Place or other property. As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.

10.	SERVICES AND UTILITIES.
10.1Standard Services.
As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 12.3) and the public and common areas of the Building, including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Bank of America Building as a first-class office and retail building in downtown Bellevue, except for damage occasioned by any act or omission of

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Tenant or Tenant’s officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays (“Regular Business Hours”), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service (the “Standard Services”). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord, shall be paid by Tenant in the same manner as provided in Section 5 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures, toilet room supplies, window washing at reasonable intervals and customary building janitorial service as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Bank of America Building tenants shall be paid by Tenant in the same manner as provided for payment in Section 5 above.
10.2Interruption of Services.
Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption or failure of the Standard Services due to any cause whatsoever. No temporary interruption or failure of the Standard Services incident to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord’s reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder.
10.3Additional Services.
Tenant shall not install lights and equipment in the Leased Premises with heating loads which in the aggregate exceed the Bank of America Building standard mechanical system. Landlord shall not arbitrarily withhold consent to Tenant’s installation of lights and equipment exceeding such amount but may condition its consent on Tenant’s payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant’s use of such equipment or lights. Such costs shall be paid by Tenant in the same manner as provided in Section 5 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant’s sole cost and expense, a monitoring or metering system in the Leased Premises to measure the added demands on electricity, heating, ventilation, and air conditioning systems resulting from such equipment and lights and from Tenant’s after-hours heating, ventilation and air conditioning service requirements. Tenant shall comply with Landlord’s instructions for the use of drapes, blinds and thermostats in the Barile of America Building.

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.
11.1Premises Improvements.
(a)Prior to the Leased Premises 300 Commencement Date and Leased Premises 350 Commencement Date, Leased Premises 300 and Leased Premises 350 shall be improved by Landlord (the

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“Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord’s subjective discretion, and shall be performed in accordance with the requirements set forth in Exhibit “D”. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with the Project Architect for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord’s Improvement Allowance”). Landlord’s Improvement Allowance is limited to Two Hundred Thirty-nine Thousand One Hundred and 00/100 Dollars ($239,100.00). Landlord’s Improvement Allowance shall be used exclusively for the Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility); provided, however, Tenant has the right to use up to Thirty-one Thousand Eight Hundred Eighty and 00/100 Dollars ($31,880.00) of Landlord’s Improvement Allowance to offset data, telephone, and similar communication cabling costs. In addition to Landlord’s Improvement Allowance, Landlord agrees to contribute the amount of Two Thousand Three Hundred Ninety-one and 00/100 Dollars ($2,391.00) for an initial space plan prepared by the Project Architect.
(b)Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant promptly when due. Tenant’s failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.
(c)Prior to the Leased Premises 300 Commencement Date and Leased Premises 350 Commencement Date, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant’s acts or omissions, change in design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant’s use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord’s receipt of Tenant’s punch list, referred to below. Tenant’s occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises is in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.

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(d)All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling in excess of Thirty-one Thousand Eight Hundred Eighty and 00/100 Dollars ($31,880.00), as set forth in paragraph 11.1(a) above, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.
11.2Alterations by Tenant
After completion of Premises Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on, or to the Leased Premises without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord may deem appropriate. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at Tenant’s sole cost and expense. Prior to the commencement of any such work, Tenant shall notify Landlord of the contractors that will be retained by Tenant to perform the work. Landlord shall have the right to approve or disapprove in advance any or all contractors to be retained by Tenant for such work. Landlord shall promptly be provided with complete “as built” drawings and specifications for all alterations, additions and improvements made by Tenant. Tenant shall secure all governmental permits, approvals or authorizations required for such work. All alterations, additions and improvements (including but not limited to all light fixtures and floor coverings but excluding any inventory, furniture and similar personal property which does not become a part of the Leased Premises) shall immediately become the property of Landlord, without any obligation on the part of Landlord to pay therefor, upon installation in the Leased Premises. Upon the expiration or sooner termination of the Lease Term, Tenant shall forthwith remove (at Tenant’s sole cost and expense) all alterations, additions or improvements made by Tenant (except original leasehold improvements constructed as part of Premises Improvements) designated by Landlord to be removed and Tenant shall repair (at its sole cost and expense) any damage to the Leased Premises caused by such removal. Notwithstanding anything herein or elsewhere in this Lease to the contrary, Tenant shall remove all voice and data cabling and other telecommunications equipment installed by Tenant, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. Tenant’s obligations hereunder shall survive the expiration or termination of this Lease. Tenant shall be permitted to install card readers on the stairwell doors adjacent to floors 3, 4, 9, 13 and 20 of the Bank of America Building, subject to approval by Landlord and the City of Bellevue.
11.3Disability Laws.
Notwithstanding anything in this Lease to the contrary, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises, Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility (“Disability Law”), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant’s plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirect, by or for Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges,

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liabilities, obligations, penalties, damages, judgments, costs and expenses (including attorneys’ fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord’s judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.

12.	MAINTENANCE OF THE PREMISES.
12.1Maintenance and Repair by Tenant.
Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased Premises (including all exterior doors and entrances, windows and moldings and trim on all doors and windows) and all partitions, door surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair consistent with a first-class office building, damage by unavoidable casualty excepted (but not excluding any damage caused by burglary, attempted burglary or vandalism of the Leased Premises).
12.2Failure to Maintain.
If, after five (5) days’ prior written notice (except in emergencies) from Landlord, Tenant fails to keep, preserve and maintain the Leased Premises as set forth in Section 12.1 above, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the Leased Premises for the purpose of undertaking such work upon the failure of Tenant to do so.
12.3Repair by Landlord.
Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air-conditioning and similar equipment) and building structure of the Leased Premises in a good state of repair, and shall accomplish such repairs as may be needed promptly after receipt of written notice from Tenant. If repairs are required by reason of Tenant’s acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 16 or 28, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appurtenances and equipment therein.
In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons,

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which may be caused by theft, or by any act or neglect of any tenant or occupant of Bellevue Place, or of any other third parties.
12.4Surrender of Leased Premises and Restoration Fee.
(a)Surrender. At the expiration or sooner termination of this Lease, Tenant shall return the Leased Premises to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord’s consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other unavoidable casualty excepted (excluding burglary, attempted burglary and vandalism). Tenant shall remove all inventory, furniture and other personal property which does not become a part of the Leased Premises, and all alterations and improvements which Landlord designates to be removed pursuant to Section 11.2 above, and shall restore the Leased Premises to the condition it was in prior to the installation of such items. Tenant’s obligations under this Section 12 shall survive the expiration or termination of this Lease.
(b)Restoration Fee. If not later than thirty (30) days prior to the Expiration Date, Tenant and Landlord have not entered into an agreement to extend the Lease Term for an additional term of a minimum of three (3) years on terms that are mutual acceptable to both parties, then Tenant shall pay to Landlord Thirty Thousand and 00/100 Dollars ($30,000.00) (“Restoration Fee”) for Landlord’s removal of certain leasehold improvements and related costs to restore the Leased Premises. The Restoration Fee shall be paid by Tenant on the Expiration Date.

13.	ACCEPTANCE OF THE LEASED PREMISES.
Except as otherwise provided in this Section 13, and subject to Landlord’s completion of the Premises Improvements in accordance with Section 11.1 above, Tenant has inspected the Leased Premises and accepts the same in their current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of the Leased Premises, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY. Notwithstanding the above, Landlord shall remove all of the furniture from Leased Premises 300 prior to Tenant’s occupancy of Leased Premises 300.

14.	DEFAULT BY LANDLORD.
Landlord shall not be in default under this Lease unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event less than thirty (30) days after written notice by Tenant to Landlord and to the holder of all mortgages and deeds of trust covering the Leased Premises whose names and addresses shall have been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease and which Tenant otherwise may have until such thirty (30) days have elapsed. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and, subject to Section 30, Tenant’s remedies shall be limited to damages.

15.	ACCESS.
15.1Right of Entry.

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Tenant shall permit Landlord and its employees, agents and contractors to enter into and upon the Leased Premises at any time during normal business hours (8:00 a.m. to 6:00 p.m.) for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Leased Premises or the Bank of America Building. If Tenant is not personally present to permit entry, in case of emergency or urgent necessity Landlord may forcibly enter the same at any hour without rendering Landlord liable therefor. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of this Lease.
15.2Excavation.
If an excavation is made of property adjacent to the Leased Premises, Tenant shall and does hereby afford to the person causing or authorized to cause such excavation, an irrevocable license to enter upon the Leased Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the wall of the building of which the Leased Premises are a part from injury or damage and to support the same by proper foundations or other means, without any claim for damages against Landlord or diminution or abatement of rent.

16.	DAMAGE OR DESTRUCTION.
16.1Insured Loss.
Subject to Section 16.2, if the Leased Premises are damaged by perils covered by Landlord’s insurance coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to Landlord for the purpose of repairing such damage, Landlord agrees to forthwith repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent and Additional Rent from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Rent and Additional Rent shall abate only to the extent Landlord receives proceeds from Landlord’s rental income insurance policy to compensate Landlord for the loss of such rent.
16.2Uninsured Loss.
If the Leased Premises are damaged as a result of any cause other than the perils covered by Landlord’s insurance coverage or if the insurance proceeds are not sufficient to cover the cost of repairs, Landlord shall forthwith repair the same provided the cost of repair is less than ten percent (10%) of the then replacement cost of the Leased Premises. If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord’s insurance coverage, or if the insurance proceeds from Landlord’s insurance are not made available to Landlord for the purpose of repairing the Leased Premises, or, if the cost of repair is equal to or greater than ten percent (10%) or more of the replacement cost of the Leased Premises, then Landlord shall have the option to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect but the Rent and Additional Rent shall be proportionately reduced as provided in Section 16.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant

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of the termination of this Lease as of the date specified in such notice, which date shall not be less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Rent and Additional Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination.
16.3No Obligation.
Notwithstanding anything to the contra1y contained in this Section 16, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises when the damage resulting from any casualty occurs during the last twenty-four (24) calendar months of the Lease Term.
16.4Partial Destruction of the Bank of America Building.
If a portion of the Bank of America Building is damaged and the insurance proceeds therefrom are not sufficient to cover the cost of repairs or are not made available to Landlord for the purpose of repairing the same, or if thirty percent (30%) or more of the Rentable Area of the Bank of America Building is damaged, notwithstanding that the Leased Premises may be unaffected, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days’ prior written notice of Landlord’s election to terminate the tenancy; provided, however, that such notice shall be given, if at all, within one hundred twenty (120) days following the date of occurrence of such damage or destruction. Rent and Additional Rent shall be prorated as of the date of such termination.
16.5Business Interruption.
No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Bank of America Building. Landlord shall use reasonable efforts to effect such repairs promptly.

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.
Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided that this Section shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. This Waiver only applies to insured property losses and does not limit the ability to recover for deductibles or other uninsured losses. Landlord and Tenant acknowledge that their current insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other party may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not apply to any claim by Landlord for any Rent, Additional Rent or Other Charges payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of Bellevue Place or any claim

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that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.

18.	INDEMNITY.
18.1Generally.
Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises except and to the extent that such injury is caused by Landlord’s negligence. Except to the extent an injury to any person is caused by Landlord’s negligence, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including attorneys’ fees) arising, claimed, charged or incurred against or by Landlord from any matter or thing arising from Tenant’s use of the Leased Premises, the conduct of its business or from any activity, work or other things done, permitted or suffered by the Tenant in or about the Leased Premises, and Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part or to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorneys’ fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by legal counsel reasonably satisfactory to Landlord.

18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.
Notwithstanding Section 18.1 above, in the event of concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Leased Premises or Bellevue Place, Tenant’s obligation to indemnify Landlord as set forth in this Section 18 shall be limited to the extent of Tenant’s negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant’s proportional share of costs, and attorneys’ fees and expenses incurred in com1ection with any claim, action or proceeding brought with respect to such injury or damage.
18.3Waiver of Workers’ Compensation Immunity.
The indemnification obligations contained in this Lease shall not be limited by any workers’ compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and similar workers’ compensation, benefit or disability laws.
18.4Provisions Specifically Negotiated.
LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS’

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COMPENSATION BENEFITS AND LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

19.	INSURANCE.
19.1Liability Insurance.
(a)Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, a policy of comprehensive/commercial general liability insurance insuring Tenant’s activities with respect to the Leased Premises, Bank of America Building and Bellevue Place against loss, damage or liability for personal injury or death or loss or damage to property with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For policies with a general aggregate limit, such aggregate limit shall be not less than Two Million Dollars ($2,000,000) and include an endorsement providing that the foregoing limit shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Term, in Landlord’s reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best’s Insurance Guide. Landlord, Kemper Development Company, and any other parties in interest designated by Landlord, shall be named as additional insureds. The insurance policy shall bear an endorsement that the policy shall not be cancelled or the policy limits reduced by endorsement below the coverage required by this Lease for any reason other than nonpayment of premiums except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof, including applicable endorsements, showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.
(b)Service of Alcoholic Beverages. The insurance to be carried by Tenant pursuant to Section 19.1(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pertaining to the sale, gift, distribution or use of any alcoholic beverages, or liability by reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 18 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so-called dram shop liability insurance, (ii) host liquor liability insurance or (iii) liquor legal liability insurance or otherwise related to the sale, gift, distribution or use of alcoholic beverages.
19.2Property Insurance.
In addition to the insurance required by Sections 19.1 and 19.2, Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, property insurance covering Tenant’s supplies, inventory and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to full replacement cost without co-insurance

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penalty. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non-payment of premiums, except upon forty five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice to Landlord for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or cet1ificates thereof.
19.3Failure to Maintain.
If Tenant fails or refuses to maintain any insurance required by this Section 19, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 19 shall constitute a material breach of this Lease.
19.4Increase in Insurance Premium.
Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord’s insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant’s use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay immediately to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant’s use or occupancy of the Leased Premises, the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor.

20.	ASSIGNMENT AND SUBLEASING.
20.1Assignment or Sublease.
Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise, without in each case first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such transaction undertaken without Landlord’s prior written consent shall be null and void.
In determining whether to grant consent to Tenant’s sublease or assignment request, Landlord may consider any factor, including but not limited to the experience and business reputation of the proposed assignee or sublessee in operating a business for the uses set forth in the Lease; whether the clientele, personnel and foot traffic generated by such proposed assignee or sublessee is satisfactory to Landlord; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee or sublessee has a net worth, and financial strength and credit record, reasonably satisfactory to Landlord; use of the Leased Premises by the proposed assignee or sublessee must be identical to the use permitted by the Lease; use of the Leased Premises by the proposed assignee or sublessee will not violate or create any potential violation

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of any laws; whether the quality of the business to be operated or likely to be operated by the proposed assignee or sublessee is satisfactory to Landlord; and whether Landlord’s consent might result in a breach of any other lease or agreement to which Landlord is a party; and whether the product mix and target customer base of the proposed assignee or sublessee is consistent with the product mix and target customer base that Landlord is trying to maintain or achieve within Bellevue Place.
No assignment, subleasing or other transfer shall relieve Tenant of any liability under this Lease. The prohibition set forth in this Section 20 includes, without limitation (and the following shall be deemed to be “assignments”): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any subleasing or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprieta1y structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the specific assignment of this Lease; and (v) a change in control in any partnership tenant. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such assignment, subleasing or other transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subleasing or transfer. If Landlord’s consent is requested for an assignment or sublease of all or a portion of the Leased Premises, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment or subleasing, and enter into the relationship of Landlord and Tenant with the proposed assignee or subtenant based on the rent (and/or other compensation) and term agreed to by such assignee or subtenant and otherwise upon the terms and conditions of this Lease. In connection with any sublease or assignment, Tenant shall promptly provide Landlord with fully executed copies of all assignment, sublease and assumption instruments.
20.2Assignee Obligations.
As a condition to Landlord’s consent, any potential assignee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, Other Charges and the performance of all terms, covenants and conditions of this Lease.
20.3Sublessee Obligations.
As a condition to Landlord’s consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the sublease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, and Other Charges, and the performance of all terms, covenants, and conditions of this Lease.
20.4Conditional Consents.
Any consent by Landlord to any assignment or subleasing may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and all such terms and conditions shall be binding upon any person holding by, under or through Tenant.
20.5Attorneys’ Fees and Costs.

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Tenant shall reimburse Landlord for Landlord’s attorneys’ fees and costs incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subleasing or encumbrance.

21.	ADVERTISING.
Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, awning, canopy, marquee, decoration, graphics, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Leased Premises or the Bank of America Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Leased Premises without first obtaining Landlord’s written consent thereto, such consent to be at Landlord’s sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Leased Premises or the Bank of America Building caused thereby. All such signs and advertising matter shall comply with all applicable laws, governmental regulations, ordinances and orders.

22.	LIENS.
No work performed by Tenant pursuant to this Lease shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic’s, materialmen’s or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve, alter or repair the Leased Premises. Tenant shall keep the Leased Premises, the Bank of America Building and Bellevue Place free and clear of all liens and encumbrances arising out of any work performed for, materials furnished to and obligations incurred by or on behalf of Tenant and Tenant shall indemnify and hold Landlord harmless from any liability from any and all costs, liabilities and expenses (including but not limited to attorneys’ fees and Landlord’s reasonable administrative costs and expenses) arising therefrom. Prior to commencing any improvement, alteration or repair work to the Leased Premises, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, separate payment and performance bonds for such work and materials in an amount equal to either (i) the actual contract price if the contract price is fixed, or (ii) one and one-half (1-1/2) times the estimated cost of the improvements, alterations or repairs which Tenant desires to make within the Leased Premises if the contract price is not fixed. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any and all liability for mechanics’ and materialmen’s liens and other similar liens and insure the completion of such work. If any lien is filed against the Bank of America Building, Bellevue Place or the Leased Premises by any person claiming by, through or under Tenant, Tenant shall, at Tenant’s sole cost and expense, immediately discharge the same. If Tenant shall fail to cause such lien to be immediately discharged of record, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including any reasonable attorney’s fees incurred by Landlord in defending against or responding to such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.

23.	TENANT’S DEFAULT.
23.1Default.
The following shall constitute defaults and breaches of this Lease by Tenant:
(a)Vacating the Leased Premises. The vacation or abandonment of the Leased Premises by Tenant or the failure of Tenant to be open for business on a fully-operational basis (except in the event of damage or destruction to the Leased Premises or when due to some other cause beyond Tenant’s reasonable

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control, which prevents Tenant from conducting its business within the Leased Premises) for five (5) days or more.
(b)Failure to Pay Rent. Tenant’s failure to make any payment of Rent, Additional Rent or Other Charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.
(c)Failure to Perform. Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure continues for a period of ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are required for its cure, Tenant shall not be deemed to be in default under this Section 23.1(c) if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.
(d)Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.
(e)Repeated Defaults. Tenant’s failure to perform or observe any of Tenant’s obligations under the Lease after Tenant has neglected or failed to perform or observe any of Tenant’s obligations under the Lease at least twice previously (although Tenant shall have cured any such previous failure after notice from Landlord, and within the notice period).
23.2Remedies in Default.
In the event of any default or breach of this Lease by Tenant (whether or not set forth in Section 23.1 above), Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:
(a)Terminate the Lease. Terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from the Tenant all past due Rent, Additional Rent and Other Charges and all other amounts owed under the terms of this Lease; the expense of re-leasing the Leased Premises, including but not limited to the expense of renovating and alterations to the Leased Premises and any leasing commissions; reasonable attorneys’ fees and costs; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and Additional Rent called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the “worth at the time of award” shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and any and all other damages arising from Tenant’s default or breach; or,
(b)Continue the Lease. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises. In such event, Landlord

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shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover damages, Rent, Additional Rent, Other Charges, and any other payments as may become due hereunder; or,
(c)Other Remedies. Pursue any other remedy or remedies now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.
23.3Legal Expenses.
If either party is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Lease to an attorney for the enforcement of any of the covenants, agreements, terms or conditions of this Lease, the prevailing party, in addition to all other remedies provided herein, shall receive from the other party all costs (including reasonable attorneys’ fees) incurred in the enforcement of the covenants, agreements, terms and conditions of this Lease (whether or not an action is instituted) and including any such costs and fees incurred by the prevailing party on any appeal.
23.4Bankruptcy.
(a)Assumption of Lease. In the event Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
(1)Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with “Adequate Assurance” (as defined below) that: (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord’s reasonable costs, expenses, accrued interest, and attorneys’ fees incurred as a result of the default or breach; (B) within twenty (20) days from the date of such assumption, the Trustee or Tenant will cure all non-monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.
(2)For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, “Adequate Assurance” shall mean: (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the very minimum, shall deposit a sum equal to two (2) months’ Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.
(b)Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect

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to Additional Rent; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
(c)Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows: (1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to pay all monetary obligations required under this Lease, including without limitation, the payment of Rent and Additional Rent payable hereunder which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days’ prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord as otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.
23.5Remedies Cumulative - Waiver.
Landlord’s remedies hereunder are cumulative and the Landlord’s exercise of or failure to exercise any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any breach, default or other event authorizing the cancellation or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, at any time that cause for cancellation or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.

24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.
24.1Subordination - Notice to Mortgagee.
At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver all instruments which may be appropriate to subordinate this Lease to any existing or future mortgages or deeds of trust on Bellevue Place, the Bank of America Building or the Leased Premises, and to any extensions, renewals or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in breach or default under any provision of this Lease unless written notice specifying such breach or default is given to Landlord and to all persons who have an interest in all or part of Bellevue Place as mortgagees and/or deed of trust beneficiaries and whose names and addresses have been given to Tenant in writing or are recorded in the records of King County, and the provisions of Section 14 have been fully complied with.
24.2Mortgagee Protection Clause.

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Tenant shall give all mortgagees and deed of trust holders, by registered or certified mail, copies of all notices of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagees or deed of trust holders. If Landlord fails to cure such default within the time provided in this Lease, then the mortgagees or deed of trust holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, provided that within such thirty (30) days any mortgagee or deed of trust holder commences and diligently pursues the remedies necessary to cure such default (including but not limited to commencement of judicial or nonjudicial foreclosure proceedings, if necessary, to effect such cure).

25.	SURRENDER OF POSSESSION.
Subject to the terms of Sections 11, 13 and 16, upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Leased Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire or other casualty excepted.

26.	REMOVAL OF PROPERTY.
Tenant shall remove all of its personal property and improvements designated to be removed pursuant to Section 11.2 at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages for injury to the Leased Premises or Bank of America Building resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Leased Premises or the Bank of America Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

27.	VOLUNTARY SURRENDER.
The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, but, at the option of Landlord, shall terminate all or any existing subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

28.	EMINENT DOMAIN.
28.1Total Taking.
If all the Leased Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Rent, Additional Rent and Other Charges due hereunder shall be paid to that date. As used in this Section 28, the term “eminent domain” shall include the taking of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof,

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whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.
28.2Constructive Taking of Entire Premises.
In the event of a taking of a material part, but less than all, of the Bank of America Building, where Landlord shall reasonably determine that the remaining portions of the Bank of America Building cannot be economically or effectively used as desired by Landlord (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.
28.3Partial Taking.
If more than fifteen percent (15%) of the Rentable Area of the Leased Premises is taken or appropriated by the power of eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord and Tenant receive written notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the Common Area of the Bank of America Building is taken by the power of eminent domait1, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty (60) days of the date of such taking. If this Lease is so terminated, all Rent, Additional Rent and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or Common Area is taken by the power of eminent domain and this Lease is not terminated, Landlord, at its expense, shall proceed with reasonable dispatch to restore, to the extent that it is reasonably prudent, the remainder of the Leased Premises and Common Area to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with reasonable dispatch to restore the fixtures and improvements installed by Tenant and Tenant’s furniture, furnishings, and equipment to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises so taken, the Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the area taken bears to the Rentable Area of the Leased Premises prior to the taking.
28.4Damages.
Landlord reserves all rights to the entire damages award or payment for taking by the power of eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants or and assigns to Landlord any right Tenant may now have or hereafter acquire to such awards and payments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall have the right to claim from the condenn1ing authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant’s merchandise, furniture and other personal property that Tenant is entitled to remove at the termination of this Lease or for damage to Tenant’s business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as pat1 of Landlord’s damages.

29.	NOTICES.
Any notices required in accordance with any of the provisions herein, if to Landlord, shall be delivered in person or mailed by an express mail service, such as Federal Express or UPS, to the address of Landlord

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as set forth in Section 1.2 above or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be delivered in person or sent by an express mail service, such as Federal Express or UPS, to Tenant at the Leased Premises. If Tenant is more than one person or entity, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any notices mailed to Tenant bearing the proper address and adequate postage for delivery shall be deemed effective upon deposit in the U.S. mail.

30.	LANDLORD’S LIABILITY.
Anything in this Lease to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord’s interest in the Leased Premises and Bank of America Building, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or its partners or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
(a)The sole and exclusive remedy of Tenant shall be against the Landlord’s interest in the Leased Premises and the Bank of America Building;
(b)No general or limited partner of Landlord, or any director, officer, agent or employee of any corporation if Landlord, or any general or limited partner of Landlord, is a corporation (collectively, for the purpose of this Section 30, referred to as “general or limited partner of Landlord”) shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant’s compliance with this Section 30;
(c)No general or limited pm1ner of Landlord shall be required to answer or otherwise plead to any service or process;
(d)No judgment will be taken against any general or limited partner of Landlord;
(e)Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tunc;
(f)No writ of execution will ever be levied against the asset of Landlord or any general or limited partner of Landlord, other than Landlord’s interest in the Leased Premises or the Bank of America Building;
(g)These covenants and agreements are enforceable both by Landlord and also by any general or limited partner of Landlord.

31.	TENANT’S CERTIFICATES.
Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement substantially in the form of Exhibit “G” certifying, to the extent hue, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements so affecting this Lease); (ii) all conditions under this Lease to be performed by the Landlord have been

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satisfied, if any; (iii) all required contributions by Landlord, if any, to Tenant on account of Premises Improvements or additional improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets that the Tenant has against the enforcement of this Lease by the Landlord; (v) no Rent or other rent obligation has been paid more than one month in advance; and (vi) no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord’s interest, Landlord’s lenders, and other designees of Landlord and Landlord’s lenders. If Tenant fails to respond within ten (10) days of Tenant’s receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord’s performance, that the security deposit is as stated in the Lease and that no more than one month’s Rent has been paid in advance.

32.	RIGHT TO PERFORM.
If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, an without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

33.	AUTHORITY.
Each individual executing this Lease on behalf of Tenant personally represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms and, if Tenant is a corporation, in accordance with a duly adopted resolution of the Board of Directors of Tenant and that such action and execution is in accordance with the bylaws of Tenant. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

34.	PARKING AND COMMON AREAS.
34.1Parking.
Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, at the current rate of One Hundred Ninety-one and 78/100 Dollars ($191.78) per parking permit per month (excluding tax), which monthly rate may increase from time to time during the Lease Term. If available, additional parking permits may be purchased by Tenant on a month to month basis at the rates set forth above. Tenant’s employees shall not park their vehicles in the automobile parking areas of the Common Areas and Facilities which may from time to time be designated for patrons of Bellevue Place. Landlord at all times shall have the right to designate the particular parking areas to be used by Tenant’s employees and any such designation may be changed from time to time. Tenant and its employees shall park their vehicles only in those portions of the Common Areas and Facilities, if any, designated for that purpose by Landlord. Tenant shall furnish Landlord with Tenant’s and Tenant’s employees’ state vehicle license numbers within fifteen (15) days after Tenant opens for business in the Leased Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after

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such change occurs. If Tenant or its employees fail to park their vehicles in designated parking areas, then Landlord, without limiting any other remedy Landlord may have, may charge Tenant a minimum of Ten Dollars ($10.00) per day for each day or partial day for each vehicle improperly parked; provided, however, Landlord shall give Tenant written notice of the first violation of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; and if not discontinued within such two-day period, then the vehicle fines shall commence. After notice of the first such violation, no notice of any subsequent violation shall be required prior to the imposition of any parking fine. All amounts due under the provisions of this Section shall be additional rent and due and payable by Tenant within ten (10) days after demand therefor. Tenant shall notify its employees in writing of the provisions of this Section.
34.2Common Areas.
Landlord shall at all times have exclusive control and management of the Common Areas and Facilities of Bellevue Place. Tenant shall have the nonexclusive right in common with others to use the public areas of the Bank of America Building and the Common Areas and Facilities of Bellevue Place, subject to such nondiscriminatory rules and regulations as Landlord may adopt from time to time governing the use thereof including, but not limited to, the right to close the same from time to time to such an extent as may be legally sufficient, in Landlord’s opinion, to prevent a dedication thereof or the accrual of right to any person or to the public therein. Tenant shall comply with the rules and regulations that Landlord and the owner or ground lessee of Bellevue Place may from time to time promulgate and/or modify regarding use and operation of the Common Areas of the Bank of America Building and Common Areas and Facilities of Bellevue Place. The rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in either Bellevue Place or the Bank of America Building. The term “Common Areas and Facilities of Bellevue Place” refers to all on and off-site areas and/or related facilities which are made available or are used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in Bellevue Place, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, all parking structures and parking areas (including off-site parking), driveways, sidewalks, landscaped or planted areas, pedestrian areas, lobbies, walkways, the Wintergarden Retail Center and Parking Garage. The term “Common Areas and Facilities of Bellevue Place” also refers to all on-site and off-site areas and/or related facilities which may not be accessible to Tenant and other persons entitled to occupy space in Bellevue Place, but which are used in conjunction with the operation, management, repair or maintenance of Bellevue Place, including, but not limited to janitorial closets, on and/or off-site management offices and maintenance areas. The term “Common Areas and Facilities of the Bank of America Building” refers to the Common Areas and Facilities of Bellevue Place located within the Bank of America Building.

35.	TRANSPORTATION MANAGEMENT PROGRAM.
Tenant shall cooperate with Landlord and the designated Transportation Management Association in complying with the terms and conditions of the Bellevue Place Transportation Management Program, as set forth in the Bellevue Place Transportation Management Agreement, a copy of which is attached hereto as Exhibit “F” and incorporated herein, and shall become a member participant in the designated Transportation Management Association. Tenant shall designate one of its employees or agents as Tenant Transportation Coordinator, who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be immediately notified of any change in the Transportation Coordinator.

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36.	QUIET ENJOYMENT.
Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its part and upon the prompt and timely payment of all sums due hereunder, shall have and possess the Leased Premises for the Lease Term set forth herein.

37.	GENERAL.
37.1Captions.
Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof.
37.2Bellevue Place Rent and Income.
All amounts to be paid hereunder, specifically including all Rent, Additional Rent and Other Charges, shall be paid as and when due, and without any setoff or deduction whatsoever. Landlord shall be entitled to all rent and other payments on all leases and tenancies at Bellevue Place on all property owned or leased by Landlord and any other payments made to Landlord or its agents for any other activities, uses or operations at Bellevue Place.
37.3Successors or Assigns.
All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law or otherwise, and shall be construed as covenants running with the land.
37.4Tenant Defined.
The word “Tenant” as used herein shall mean each and every person, partnership, limited liability company or corporation who is mentioned as a Tenant herein or who executes this Lease as Tenant.
37.5Lost Security or Access Key Card.
Tenant shall reimburse Landlord for any and all losses and expenses incurred or suffered by Landlord as a result of Tenant or any of Tenant’s agents, employees, licensees or contractors losing any security or access key card or similar device issued to Tenant, which losses or expenses are incurred or suffered by Landlord prior to Tenant notifying Landlord of the loss of such card or similar device.
37.6Landlord’s Consent.
Unless otherwise specifically stated herein, whenever Landlord’s consent or approval is required, Landlord’s consent or approval may be withheld in Landlord’s sole subjective discretion.
37.7Broker’s Commission.
Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the execution of this Lease and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease except Broderick Group, Inc., which represents both Landlord and Tenant. Each party agrees to indemnify and hold the other

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parties harmless from all such liabilities or claims (including, without limitation, attorneys’ fees) by anyone other than Broderick Group, Inc.
37.8Partial Invalidity.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.
37.9Recording.
Tenant shall not record this Lease. Tenant also shall not record any memorandum of lease. However, upon the request of Landlord, Tenant shall execute and deliver to Landlord a memorandum in the form provided by Landlord. The memorandum shall describe the parties, the Leased Premises, the Lease Term and Tenant’s obligation to comply with the Transportation Management Agreement and City of Bellevue Land Use Code Paragraph 20.25A.030.C.1, or any similar or successor law, regulation, code or rule, if applicable.
37.10Joint Obligation.
If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.
37.11Time.
Time is of the essence of this Lease and each and all of its provisions which performance is a factor.
37.12Prior Agreements.
It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement, or contradict this Lease. This Lease, and all mutually-executed written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants or warranties between Landlord and Tenant and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration, or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.
37.13Inability to Perform.

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The obligations of Landlord or Tenant hereunder shall be excused for a period equal to the time by which such performance is prevented or delayed due to acts of God or any other causes beyond the reasonable control of such party, financial inability or negligence excepted. The provisions of Section 37.13 shall not apply to any payment of Rent, Additional Rent or Other Charges.
37.14Transfer of Landlord’s Interest.
In the event of any transfer or transfers of Landlord’s interest in the Leased Premises or Bellevue Place, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to such transferee.
37.15No Light, Air or View Easement.
Any diminution or shutting off of light, air or view by any structure which may be erected on land on or adjacent to Bellevue Place shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord.
37.16Reciprocal Easement Agreements.
This Lease shall be subordinate to any and all operating, maintenance and reciprocal easement agreements (“REAs”) entered into by and among Landlord and any other parties, including any amendments or modifications thereto. Tenant shall execute and return to Landlord within ten (10) days after written request therefor by Landlord, agreements in recordable form, substantially in the form of Exhibit “H”, subordinating this Lease to any such REAs.
37.17Waiver.
The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent, Additional Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted, regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.
37.18Name.
Tenant shall not, without the prior written consent of Landlord, use the name of the building or project for any purpose other than as the address of the Leased Premises, and in any event, Tenant shall not acquire any rights in or to such names.
37.19Choice of Law - Venue.
This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.
37.20OFAC Certification.

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(a)Certification. Tenant certifies that:
(i)It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
(ii)It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.
(b)Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.
37.21Current Tenant.
Tenant is aware that Leased Premises 350 is currently occupied by another tenant or tenants (the “Current Tenant”) and the Current Tenant may fail or refuse to vacate Leased Premises 350 and relinquish all claims to Leased Premises 350 prior to the Leased Premises 350 Commencement Date. Landlord shall have no responsibility under this Lease to take any action to remove the Current Tenant and shall not be liable for any damages, injuries or claims that may be suffered by Tenant relating to or arising out of, directly or indirectly, the Current Tenant’s failure or refusal to vacate and release all interest in Leased Premises 350.
37.22Interior Signage and Privacy Window Bands.
(a)Interior Signage. At Tenant’s sole expense, Landlord shall provide interior signage displaying Tenant’s logo, the design and location of such signage to be mutually agreed to by Landlord and Tenant.
(b)Privacy Window Bands. At Tenant’s sole expense, and subject to Landlord’s prior written approval, Tenant shall install privacy window bands on the exterior windows of the Leased Premises that face the Wintergarden Retail Center.

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IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC, a		SMARTSHEET, INC.,
Washington limited liability company		a Washington corporation

By:	KEMPER DEVELOPMENT
COMPANY, a Washington
	corporation; Its Manager	By:	/s/ Jennifer Ceran
Jennifer Ceran
By:	/s/James E. Melby	Its:	CFO
James E. Melby
Its:	President

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 3 day of February, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, the limited liability company that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Katie Kirknes
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at Shoreline
My commission expires 9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 2nd day of February, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Jennifer Ceran, to me known to be the CFO of SMARTSHEET.COM, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Tiffany C Granger
Type Notary Name: Tiffany C Granger
Notary Public in and for the State of
(SEAL)	Washington, residing at Issaquah
My commission expires August 16, 2020

OFFICE LEASE EXHIBITS

Exhibit “A” - Legal Description of Bellevue Place.
Exhibit “B” - Site Plan of Bellevue Place.
Exhibit “C” - Floor Plan of the Leased Premises.
Exhibit “D” - Tenant Design & Construction Manual (including Base Building Finish Condition).
Exhibit “E” - Rules and Regulations.
Exhibit “F” - Bellevue Place Transportation Management Agreement.
Exhibit “G” - Form of Tenant Estoppel Certificate.
Exhibit “H” - Form of Subordination Agreement to Reciprocal Easement Agreement.

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

EXHIBIT B
SITE PLAN OF BELLEVUE PLACE
(see attached)

1

N.E. 10th STREET
104th AVENUE N.E.
100th AVENUE N.E.
N.E. 8th STREET
NEW LOT 1
NEW LOT 2
NEW LOT 3
NEW LOT 4
NEW LOT 5
NEW LOT 6
GENERAL NOTES
REFERENCES
PARCEL / LOT AREAS
GRAPHIC SCALE
City of Bellevue
BRH
SHEET 4 OF 4
20071129900004

2

EXHIBIT C
FLOOR PLAN OF THE LEASED PREMISES

SUITE 300 / DISNEY SOCIAL
12,694 RSF
SUITE 305 / CURTIS CAPITAL GROUP
Floor - 3
NOT TO SCALE
INTERIOR GROSS AREA

JPC ARCHITECTS

# ANSI / BOMA Z65.1-2010 Legacy Method
## Bellevue Place - Bank of America Building

Legend

| | |
|---|---|
| RETAIL AREAS | OCCUPANT AREAS |
| BUILDING SERVICE | BUILDING AMENITY |
| FLOOR SERVICE / AMENITY | FLOOR CIRCULATION |
| VERTICAL PEN. / VOID | PARKING TENANT STORAGE |

EXHIBIT D
TENANT DESIGN & CONSTRUCTION MANUAL
(including Base Building Finish Condition)
(see attached)

Tenant Design & Construction Manual 2014	1

Tenant Design &
Construction Manual
2014

Bellevue Place Building
Bank of America Building
Bellevue, Washington
Exhibit “D” to the Lease
Office Criteria

Tenant Design & Construction Manual 2014	1

We wish to welcome you as a new Tenant to the Bellevue Place Office Building/Bank of America Building. This Tenant Design & Construction Manual has been prepared to assist you and your staff during the design and construction phases of your new office. The information in this manual is intended to help expedite your efforts to obtain the necessary approvals and subsequent completion of your space. Particular attention should be paid to the Design Process, Submittal Procedure and Construction Phase Information set forth in the Tenant Design & Construction Manual.
Thank you for choosing to locate your firm at Bellevue Place and we look forward to working with you during the design and construction of your Leased Premises.
Nothing in this manual is or shall be an express or implied warranty or representation by Bellevue Place Office, LLC or Kemper Development Company, or any of their agents, contractors, or employees. All warranties and representations, if any, are set forth in the Lease pertaining to the Leased Premises.

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Contents
ARTICLE I: Building Description	5
Section 1.01: Design Concept	5
Section 1.02: Construction Type	6
Section 1.03: Vicinity Map, Site Plan	7
Article II: Directory Of Landlords Representatives, Consultants, And Government Agencies	8
A. Landlord’s Representatives	8
B. Government Agencies	9
C. Utility Services	9
Article III: Tenant Improvement Design And Landlord Approval Process	10
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria	10
Method of Measuring Tenant Spaces	10
Section 3.02: Design Criteria	11
Section 3.03: Standard Specifications	12
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings	12
Perimeter Walls	12
Corridor Walls	12
Demising Partitions	12
Standard Partitions	12
Column/finish Treatment	12
Ceiling	13
Doors, Frames and Hardware	13
Paint	13
Flooring	13
Penetrations, Welding and Hot Work	14
Waterproofing	14
Plumbing	14
Mechanical	15
Electrical	18
Structural and Roof	20
Fire/Life Safety, Fire Sprinklers and Testing	20
Communication System	21
Satellite Dish	21
Section 3.04: Existing Building Conditions	21
Section 3.05: Design Submittal Requirements	22
A. Preliminary Submittal	22
B. Final Submittal	22
Permits	23
Mechanical/Electrical Schedule	24
Start-up and air balance request	25

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Article IV: CONSTRUCTION PHASE	26
Section 4.01: Construction Agreement	26
Section 4.02: Preconstruction Meeting	26
Construction Contract and Schedule of Values	26
Bonds	26
Certificate of Insurance	27
Acceptance of Leased Premises	27
Construction Schedule	27
Building Permit	27
Subcontractor List	27
Construction Deposit	27
Signed Lease and Delivery of Security Deposit	27
Section 4.03: Tenant Contractor Rules and Regulations	27
General Contractor Responsibility	28
Superintendent	28
Subcontractors	28
Excessive Noise and Odors	28
Smoking	28
Damage	28
Storage	28
Trash and Dumpsters	28
Dust and Dirt	28
Delivery and Parking	28
Working Hours	28
Contractor Signage	29
Construction Barricade	29
Section 4.04: Demolition	29
Section 4.05: Penetrations, Welding and Hot Work	29
Section 4.06: Fire Pre-Test/Final Test Procedures	29
Section 4.07: Stopping the Work	30
Section 4.08: Construction Completion and Closeout	30
Section 4.09: Tenant Improvement Checklist	31
Article V: MISCELLANEOUS FORMS	32
Contractor Rules	34
Pre/Post Demo MEP Inspection Form	35
Emergency Fire Sprinkler Containment Kit Instructions	36
Fire System Sprinkler Drain and Re-fill Procedure	37
Hot Work Permit Sample	38
Article VI: TYPICAL DETAILS (11/22/2010)	39

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ARTICLE I: BUILDING DESCRIPTION
Section 1.01: Design Concept
Building Description
Bellevue Place is located on one of the region’s busiest intersections, situated on the corner of Bellevue Way NE and NE 8th Street, across from Bellevue Square and Lincoln Square. Together these projects are known as The Bellevue Collection.
Bellevue Place was the first mixed-use development in downtown Bellevue. Built in 1989, it features the 733 room Hyatt Regency Bellevue, the 21-story Bank of America Building, the 6-story Bellevue Place Building, boutique retail and restaurants, a 5-level below grade parking structure, and a grand atrium space known as the Wintergarden.
The Bank of America Building is a distinctive brick-clad, 458,000 square foot office tower that is adjoined to the Hyatt Regency through the Wintergarden on the first two floors. Floors 3 through 20 house class “A” office space and floors 1, 2 and 21 feature unique restaurants and retail.
The Bellevue Place Building is a distinctive brick-clad low-rise 127,000 square foot office building that sits on the corner of Bellevue Way and NE 8th Street. It is connected to the Hyatt Regency, the Wintergarden, and the Bank of America Building via the arrival plaza on the first floor. The Bellevue Place Building has distinctive retail and restaurants on the first level and the Hyatt Stay-Fit Fitness Center located on the second level. Floors 2-6 house class “A” office space.
Bellevue Place is connected to Lincoln Square by both a sky bridge and a tunnel for easy access to additional merchants of The Bellevue Collection.
Section 1.02: Construction Type
All designs must be consistent with the International Building Code and the City of Bellevue Amend- ments. The following general code information may assist in the design of the Leased Premises.
The design of the office building Leased Premises must comply with all requirements of a Type I - A fully sprinkled building as required by code. The occupancy group for an office space shall be “Group B” as defined in the International Building Code.
Bellevue Place Corner Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Bank of America Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Wintergarden:
Reinforced concrete slabs with concrete beams and joists or steel beams with concrete over steel deck floors.

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Section 1.03: Vicinity Map, Site Plan
Bellevue Place is located in the superblock in downtown Bellevue. It is bordered by NE 10th Street to the north, Bellevue Way NE to the west, NE 8th Street to the south, and 106th Avenue NE to the east.

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Article II: DIRECTORY OF LANDLORDS REPRESENTITIVES, CONSULTANTS, AND GOVERNMENT AGENCIES
Landlord is represented by Landlord’s Tenant Coordinator. Any questions regarding the Leased Premises, this Manual or the design and construction process should be directed to Landlord’s Tenant Coordinator.
Tenants are encouraged to utilize Landlord’s Representatives for their tenant improvements; however, if Tenant chooses to use their consultants/contractors, they must be approved by Landlord prior to commencing work.

A.	Landlord’s Representatives:

Landlord    Bellevue Place Office, LLC
Kemper Development Company
575 Bellevue Square
Bellevue, Washington 98004
Sr. VP of Design & Construction - Daniel P. Meyers, AIA
Tenant Coordinator/Project Manager - Tony Cook
(425) 646-3660 or tony.cook@kemperdc.com

Management Office    Bellevue Place Office Building
10500 NE 8th Street, Suite 215
Bellevue, Washington 98004
VP of Property Management - Phillip Scott
(425) 460-5840 or (206) 861-5770 or Phillip.scott@kemperdc.com
Security - (425) 460-5730

Landlord’s Legal Representative Perkins Coie LLP 0885 NE 4th Street, Suite 700 Bellevue, Washington 98004 Attn: Craig Gilbert (425) 635-1400 Fax (425) 635-2400
Project Architect Sclater Partners Architects, P.C. 414 Olive Way, Suite 300 Seattle, Washington 98101 Attn: Craig Kasman (206) 624-8682 Fax (206) 621-8445
Space Planner JPC Architects 909 112th Ave. NE, Suite 206 Bellevue, WA 98004 Attn: Amy Nichols (425) 641-9200
Structural Engineer Cary Kopczynski & Co. 10500 NE 8th Street, Suite 800 Bellevue, Washington 98004 (425) 455-2144 Fax (425) 455-2091
Electrical Contractor Nelson Electric 9620 Stone Avenue N, Suite 201 Seattle, Washington 98103 (206) 523-4525 Fax (206) 527-9539
Fire Protection Contractor Patriot Fire Protection Inc. 2707 70th Avenue E Tacoma, Washington 98424 (253) 926-2290 Fax (253) 922-6150

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Fire Alarm Contractor SimplexGrinnell 9520 10th Avenue S, Suite 100 Seattle, WA 98108 (206) 291-1400 Fax (206) 291-1500
Mechanical Engineer & Contractor MacDonald Miller Facility Solutions 7717 Detroit Avenue SW Seattle, Washington 98106 Attn: Jon Sigmund (206) 768-4222 Fax (206) 768-4223
Roofing Contractor Snyder Roofing 20203 Broadway Avenue Snohomish, Washington 98296 (425) 402-1848

B.	Government Agencies:

Building Department City of Bellevue - Design and Development P.O. Box 90012 Bellevue, Washington 98009 (425) 452-6864
Fire Department Bellevue Fire Prevention Bureau 766 Bellevue Way S.E. Bellevue, Washington 98004 (425) 452-6872

C.	Utility Services:

Water Water and Sewer Utilities City of Bellevue P.O. Box 90012 Bellevue, Washington 98009 (425) 455-6864
Electricity Puget Sound Energy 10608 NE Fourth Street Bellevue, Washington 98004 New Services (425) 455-5120
Telephone CenturyLink Business Services (800) 603-6000

Tenant Design & Construction Manual 2014	8

Article III: TENANT IMPROVEMENT DESIGN AND LANDLORD APPROVAL PROCESS
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria
This section describes the Tenant’s Additional Improvements and outlines the design phase of the tenant improvement process, including design criteria to meet both building requirements and those of the appropriate government agencies. Landlord reserves the right to change the design criteria from time to time.
Tenant shall inspect the Leased Premises and verify the existing conditions within the space prior to starting design work. Regardless of existing conditions, any work not specifically described as Landlord’s Work shall be a part of Tenant’s Additional Improvements.
To begin the design phase, Landlord shall send Tenant the “Tenant Information Package”. This package shall include this document (Tenant Design and Construction Manual) along with a plan of the Leased Premises and the previous “Tenant Improvement” drawings of the space, as available. This information will assist Tenant’s architect in the design phase. It is the Tenant’s responsibility to verify the existing conditions of their space.
All design work shall be done by an architect licensed in the State of Washington. It is Tenant’s sole responsibility to conform the design of the space to all applicable government rules, regulations and codes and to obtain all necessary permits and authorizations required for the construction of any and all improvements and alterations to the Leased Premises. Without limiting the generality of the foregoing, Tenant shall be solely responsible for ensuring that its design will not violate any local, state, or federal law pertaining to barriers to the disabled such as the federal Americans with Disabilities Act (the “ADA”) and the Americans With Disabilities Act Accessibility Guidelines (“ADAAG”).
Method of Measuring Tenant Spaces
Standard Building Owners and Managers Association International (BOMA) calculations are used to measure tenant spaces.

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Section 3.02: Design Criteria
Design Process
Planning and construction for the Leased Premises in both the Bank of America Building and Bellevue Place Corner Building are broken into two phases:

-	Schematic Phase (Space plan)

-	Construction Document Phase (Working drawings)
Depending on the Lease, there are two different ways the design and construction process will proceed:
Turn-Key by Landlord: If the Lease is a turn-key lease, Landlord will coordinate, oversee and manage the entire design and construction process of the space improvements. During lease negotiations, Tenant’s representative will meet with Landlord and Landlord’s space planner to come up with an agreed upon scope of work for the space. Landlord will be responsible for all bidding, contracting, coordination, and management of the project to achieve the agreed upon scope within the timeline set forth. Tenant will be responsible for all costs and delays due to Tenant changes to the scope after the scope is agreed upon. All changes must first be approved by Landlord.
Tenant Managed Tenant Improvements: Tenant will hire Landlord’s space planner (or another space planner approved by Landlord) to prepare design drawings and determine the scope of work for the build-out of the space. Tenant will follow the process outlined in the Tenant Design and Construction Manual for the design, planning, permitting, Landlord review, and construction of the space. Tenant will be responsible for all bidding, contracting, coordination, and management of the project.
The schematic plan shall be prepared and submitted to Landlord within 30 days of Lease execution, or as otherwise stated in the Lease, and shall define the layout of the Leased Premises showing the location of all physical features such as: walls, doors, rooms, etc. A finish board indicating colors and materials shall also be submitted.
Schematic Phase
The space planner, licensed as an architect in the State of Washington, shall prepare a schematic plan of the Leased Premises based on the information listed below. The space planner shall confirm the plan meets all current state, City of Bellevue, local fire, energy, ADA, and building code requirements. That Schematic Plan shall address the following:

•	Dimensions of all walls, openings and other space planning features

•	Reflected ceiling plan; locating the ceiling grid and light fixtures

•	Power and telephone plan; including specific requirements for computers and other dedicated circuits

•	Location and dimensions of all slab penetrations

•	HVAC modifications/requirements

•	Plumbing modifications/requirements

•	Number of personnel to occupy the space

•	Number, size and relationship of private offices

•	Conference room requirements

•	Reception area requirements

•	Storage and office support requirements

•	Equipment needs
Tenant shall submit load calculations for mechanical and electrical review (see Mechanical/Electrical schedule, page 23), and should work with structural, mechanical, and electrical engineers when appropriate.
Landlord shall review the Schematic Plan with Tenant and make necessary changes until requirements are met. Upon approval from Landlord, Tenant shall prepare construction documents based on the Schematic Phase.

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Section 3.03: Standard Specifications
The Standard Specifications and Details referenced below outline Tenant’s Improvements to be installed in and to the Leased Premises. Unless otherwise approved by Landlord, Tenant’s Improvements shall be designed and installed in accordance with the following Standard Specifications and Details. (Tenant’s Improvements, however, may not necessarily include all of the following items.) Compliance with the following information will help to minimize construction costs and avoid delays.
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings
Perimeter Walls
Tenant is responsible for replacing the batt insulation with rigid insulation if improvements affect shell perimeter walls.
Standard specification:
Sill height shall be 2’5” with 2” aluminum frame at windows with GWB installed below sill.
Corridor Walls
Corridor walls are as-is. However, after a full-floor tenant vacates, Landlord will install corridor walls throughout the space to a finish condition on the common area side, and open-stud condition on Tenant’s side.
Standard specification:
Corridor partitions must be built with one-hour construction rating with a demising wall on one side of the corridor, core shaft wall opposite side, with one-hour rated ceiling above.
Demising Partitions
Tenant shall finish demising walls to maintain integrity of sound insulation and fire ratings. Demising walls shall be 6” metal studs. No GWB provided by Landlord at interior demising walls. All shell and core fire ratings must be maintained throughout the project.
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
Continuous acoustical sealant at base of GWB on both sides.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
2 - 1/2” USG Thermafiber Sound attenuation batts floor to ceiling in stud cavity.
2 - 1/2” Thermafiber Sound attenuation blanket 2’0” each side of partition in ceiling plenum.
Standard Partitions
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
5/8” gypsum wallboard each side, smooth finishes.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
Column Finish Treatment
5/8” GWB wrapped all exposed sides.

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Ceiling
Tenants must maintain a ceiling system. If open ceiling structures are essential to Tenant’s design, Landlord approval must be obtained to ensure a high level of finish is achieved. Tenant shall not suspend anything from the structural deck other than ceiling light fixtures, ceiling diffusers, and grilles, to a maximum load of 5 lbs. per square foot, without the prior written consent of Landlord. Any system to be suspended from the deck must be submitted to Landlord’s engineer for acceptance of the system design, at Tenant’s cost. Tenant and Tenant’s engineer shall certify that the system installed is in conformance to local, state, and federal building codes relating to structural loading and seismic restraint under the authorities having jurisdiction.
All mechanical equipment suspended within the Leased Premises shall be designed and installed with vibration isolators.
Standard specification for Acoustic Ceiling:
Typical finished ceiling heights are 8’6” with an exposed thin grid system, 2’x4’.
Mineral fiber lay-in panels, 2’x4’, regular 2’x2’ edge detail, fissured pattern.
Doors, Frames, Hardware
Standard specification:
Suite entry doors - 3’0” x 7’10” x 1-3/4”.
Cherry, plain sliced, center book matched.
20-Minute labeled door assembly, smoke tight.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, one closer, and wall bumper. All proximity card readers must be black, surface mounted and approved by Landlord.
Standard interior door - 3’0” x 7’10” x 1-3/4”.
Door opening size - 3’0” x 7’0”.
Cherry, plain sliced, center book matched.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, and wall bumper.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion. Color to be selected by Tenant from the Leased Premises Standard Finish Selection or otherwise approved by Landlord.
Flooring
Tenant shall be responsible for provisions of ADA compliant transitions. Tenant shall be required to provide drawings for Landlord’s review and approval for all work that requires penetrations through structural slab floors to include, but not limited to: slab openings for elevators, associated pits, atria, mechanical shafts, venting shaft pathways, and risers. All such work will be performed by Landlord at Tenant’s cost. Any work required to provide for depression and/or raised areas, slots in floor slab for door tracks, door closures, door supports, and special floor finishes, is to be performed and completed by Tenant. No cutting into, coring, jack hammering, or loading of the floor will be permitted if such work impairs the structural capacity of the floor. Tenant shall install expansion joints where required. Any modifications (core drills, etc.) to the floor system shall be reviewed and approved by Landlord’s engineer, prior to commencing.
Such work will be required to be x-rayed by Tenant with written confirmation provided to Landlord prior to work commencing. All x-raying of the floor slabs are to be executed during non-working hours so as to not disrupt any ongoing work or tenant operations.
Any penetrations through a fire-rated assembly are to be minimally fire-rated to the equivalent of the original assembly.

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Standard specification:
Carpets must be 30 ounce cut pile, chosen from the Leased Premises Standard Finish Selection or approved by Landlord.
Base must be resilient, 4” rubber base at carpeted floor. Color selected by Tenant from the Leased Premises Standard Finish Selection or approved by Landlord.
Penetrations, Welding, Hot Work
All core drilling and cutting of the concrete slab will be done after “normal” business hours, and approved by Landlord before work is started. The general contractor is responsible for notifying Landlord so Landlord can coordinate with all adjoining tenants affected. All security required for entrance into another tenants leased space during “off” hours is the responsibility of the general contractor.
Any welding requires the prior authorization of Landlord and Hot Work Permits are required, which can be obtained through Bellevue Place Security (425) 460-5730. See page 38 to view a sample.
In addition, Tenant’s contractor must ensure that all appropriate safety requirements are met and the following items provided:

•	Protection screens to isolate the area from slashes and sparks

•	Flashback arrestor fitted to the inlet connection of the welding and cutting blowpipes

•	Fire extinguishers

•	Fire Watch by outside vendor or Bellevue Place Security
Waterproofing
All waterproofing shall be provided by Tenant. All tenants must install a waterproof membrane within the kitchen areas, toilet rooms, and mop sink areas within any office, retail or restaurant space. The membrane must extend up the wall and all plumbing, piping or electrical conduit, and any other floor penetration a minimum of six inches (6”). Landlord reserves the right to perform a waterproof membrane inspection at Tenant’s expense. Tenant is to provide an accurate installation schedule and coordinate the inspection with Landlord’s Tenant Coordinator prior to installing the final flooring finishes. Waterproof membranes may be required in areas other than stated above, if determined by Landlord that those areas require such protection.
Acceptable waterproofing products are manufactured by:
Siplast -- http://www.siplast-international.com
Local Representative -- Brad Viles (425) 391-6893
Kemper -- http://www.kempersystem.co.uk/p_fasttrack.html
Local Representative -- Roland Wieth (253) 606-6936
Installation shall comply with all written installation guidelines and published details.
Installing contractors shall be approved by the manufacturer.
Wetherholt and Associates shall be retained by Tenant to provide:

•	Pre-installation meeting of all parties associated with waterproofing.

•	Periodic part time inspection with a minimum of three site visits a week.

•	Review the start and end of all required water tests.
Contact Jeorge Hopkins, Wetherholt & Associates Inc. (425) 822-8397
Plumbing
All plumbing work, including but not limited to, the provision of plumbing fixtures, electric water heaters, etc., shall be designed and provided by Tenant. Domestic water piping should be Type K or Type L copper, depending on specifications and insulated per the City of Bellevue Energy Code. All scope must be reviewed and approved by Landlord.
Tenant shall provide shut-off valves in the supply piping to every fixture. Toilet rooms with flush valves shall have a dedicated shut off valve to isolate the toilet room from the larger system.

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All heating of domestic water shall be accomplished using electric water heaters. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all work outside of the Leased Premises. The water heater temperature and pressure relief drain shall be piped to a floor drain or other approved receptacle provided by Tenant. Trap primers are required for all floor drains per City of Bellevue requirements. If a drain is existing, it is the Tenant’s responsibility to verify the trap primers exist and are functioning properly.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Where plumbing lines are not being reused, they must be demoed, capped, sealed, and/or in-filled. This work inside the Leased Premises shall be verified by Landlord’s plumbing contractor at Tenant’s expense. During construction, removable plugs or caps shall be used on all plumbing services to keep debris from entering the system. Tenant’s general contractor shall bear all costs associated with improper protection of waste, drain, and vent systems.
If Tenant use requirements dictate upsizing of services, all associated costs shall be borne by Tenant.
Tenant shall install air chambers or shock absorbers in piping system to prevent noise and damage due to water hammer.
Waste and vent piping, shall be service weight cast iron, with no-hub fittings. Alternate materials are not accepted.
Tenant shall provide and install an approved grease trap or traps, complying with the City of Bellevue’s requirements, in the waste line leading from sinks, drains and other fixtures or equipment where grease may be introduced into the sewage system. Tenant shall be required to provide an automatic chemical treatment system that injects grease dissolving chemicals into the piping system between the fixture and its P-trap. Where possible, above slab grease traps are recommended. Tenant shall contact the City of Bellevue for a list of approved chemical feed systems.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Mechanical
Landlord shall approve all schematic mechanical system designs as part of the acceptance of Tenant’s preliminary plans. Any additional work associated with new equipment, such as added electrical capacity or structural support systems, shall be by Landlord at Tenant’s cost. All work outside the Leased Premises, shall be contracted directly with Landlord’s mechanical contractor.
The mechanical contractor is responsible for the following:

·	Verify design criteria based on original design, ventilation ratios, and load calculations.

·	Inspect the existing space and compare the as-built records to the current conditions and notify Landlord of discrepancies. Landlord will make a determination of further work based on observations.

·	Removal of all existing fan coil units where there aren’t 24 hour cooling requirements, including all ductwork and piping. All removed equipment must be returned to Landlord.

·	When removing CWFC (fan coil units), the chilled water and condensate pipes must be removed back to the closest “T”. Valves with caps should be provided for future use if not already existing.

·	Re-balance all VAV zones in the remodeled space, regardless if diffuser modifications where made.

·	Verify all VAV bottom service access panels are accessible for future use.
·    Should for any reason the chilled water systems need to be drained down, the contractor shall provide Landlord’s mechanical contractor ethylene glycol for replenishment of the system to the current 15% by solution values. All costs to refill will be at Tenant’s sole expense.
Any existing HVAC equipment that is in poor operating condition, or is deemed by Landlord to be beyond it’s useful life, shall be replaced with new equipment upon prior approval by Landlord’s mechanical contractor at Tenant’s expense.
All existing PVC condensation drain piping inside Tenant’s space shall be replaced with copper piping and must have a clean out in the line. An auxiliary drain pan shall be installed below the fan/coil units, and a drain from the pan shall drain to a conspicuous location per City of Bellevue requirements.

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Tenant shall provide low voltage control wiring and thermostats for proper operation of their HVAC equipment within the space. Thermostats specifications are required to be submitted for approval by Landlord’s mechanical contractor.
Tenant shall furnish and install all power wiring, disconnects, fuses, circuit breakers, electrical outlets, and safety devices necessary to comply with local mechanical, electrical and fire codes. (See Electrical section for further details). NEC electrical clearances must be maintained at all times, including for existing equipment. The Tenant’s mechanical engineer is responsible for verifying as-built conditions, comparing them to the new Tenant layouts and relocating equipment as needed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for any work on the roof and any work associated with the building fire/smoke control system.
Tenant shall provide and install return air smoke detectors in all air conditioning units providing air in excess of two thousand (2,000) CFM to automatically shut off unit if smoke is detected. The smoke detector shall be installed in the return duct. Smoke detectors shall be Simplex model #4098-9756. The detectors shall be furnished, wired and programmed by Landlord’s electrical contractor and installed by Landlord’s mechanical contractor at Tenant’s expense. Tenant shall bear all associated costs for programming and testing of duct mounted smoke detectors as required by the City of Bellevue prior to occupancy. If mechanical equipment is being reused, and the detectors are in the supply duct, they shall be replaced at Tenant’s expense.
Any additional Tenant required HVAC equipment and material to be installed outside the Leased Premises shall be installed by Landlord’s contractor at Tenant’s expense. These costs would include, without limitation, all aspects of the mechanical equipment change, upgrade, or addition and related roofing, electrical, structural, or general construction work. Tenant shall contract directly with Landlord’s contractors for the aforementioned work.
All HVAC equipment and material required by Tenant shall become the property of Landlord upon installation.
Tenant shall provide access panels in GWB ceilings, and walk platforms above, as required for servicing all HVAC equipment, including balancing dampers, fire dampers and smoke control dampers. Minimum access opening size shall be 24x24.
Access panels and walk platforms shall be shown on architectural plans and referenced on mechanical plans. Tenant  ust ensure that the ceiling structure or the work of any other trade does not block access to dampers and equipment above the ceiling so that periodic maintenance and testing can be performed.
Tenant shall contract with Landlord’s contractor at Tenant’s expense for all start-up, testing, and air balance work of HVAC equipment. Tenant shall complete the Start-up and Air Balance Request (referenced page 25), to ensure that each item on the request is completely finished, ensure the equipment is ready to run and contact the Building Engineer when ready for start-up and air balance of the HVAC system.
All HVAC and lighting work must comply with the Washington State Energy Code and Landlord’s HVAC Design Criteria as outlined in this manual. Energy conservation is of the utmost importance and shall be reflected as such in Tenant’s designs. Tenant shall submit mechanical designs for review and approval prior to beginning any work.
Smoke Control System:
Bellevue Place utilizes a floor by floor smoke control system. This system must be evaluated by Tenant’s mechanical engineer and a letter, stamped by a Professional Engineer licensed in the State of Washington, must be written for each tenant improvement and addressed to the building official. The letter must explain how the integrity of the smoke control system is being maintained for the project. This must be available and submitted, along with the mechanical permit documents, to the City of Bellevue by Tenant’s mechanical contractor.
All HVAC calculations shall be in accordance with the latest edition of the ASHRAE Fundamentals Guide and Data book, applicable codes, and good engineering practice. All calculations shall be submitted on the forms at the back of this manual for approval by Landlord’s mechanical engineer. All calculations and drawings shall be certified by a currently registered Professional Engineer in the State of Washington. The units were originally designed in accordance with the following HVAC design criteria:

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Equipment replacement is recommended for any units that are oversized so as to promote energy conservation.
Environmental Design Conditions:
The cooling system will be based on the ASHRAE 2% design condition temperatures for Bellevue of 83/67°F DB/WB. The indoor design temperature set-point will be 78° +/- 2°F. Air conditioning will be provided in all occupied areas.
The heating system will be based on the ASHRAE 99.6% design temperature of 24°F. The design will incorporate heating season indoor temperatures of 78° +/- 2°F in occupied areas.
Ventilation Rates:
Ventilation, pressurization, and air change rates will be provided in accordance with ASHRAE Standard 62-2010 (Ventilation for Acceptable Indoor Air Quality), and the current Washington State Energy Code.
Humidity Control:
Humidity control is not provided in the system. Tenant may need to provide humidity control as part of their system.
Building Internal Loads:
Building internal loads are based on ASHRAE recommendations. Factors impacting the building’s internal loads are:

•	Occupant Density - Densities will be based on 1 person for every 265 square feet.

•	Lighting Loads - Loads will be coordinated with the electrical engineer. Lighting loads will be in the approximate range of 0.5 to 2.0 watts per square foot depending on the space usage.

•	Miscellaneous Equipment Loads - Loads will be in the approximate range of 0.5 to 5.0 watts per square foot depending on use.
Heating System:
Shell and core and tenant system consist of electric heating at the VAV boxes.
It is Tenant’s responsibility to ensure that heating and cooling equipment serving the Leased Premises is capable of automatically maintaining a winter inside dry bulb temperature of seventy degrees (70o) Fahrenheit and a summer inside dry bulb temperature of seventy-eight degrees (78o) Fahrenheit as stated above. The supply and return air systems shall be ducted. The ceiling plenum can be used for return air.
Landlord shall select the manufacturer of any building materials or equipment in which all or part is to be installed outside of the Leased Premises, or affects Landlord or other tenants. All new mechanical equipment shall be submitted for approval by Landlord’s mechanical contractor.
All new and replacement equipment must exceed the current energy codes.
Variable Air Volume Boxes (VAV’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building standard VAV box is a Trane series fan powered box with ECM motor (no substitutions). Perimeter units have electric heat. Interior units may not have heat depending on use. Building supply air is delivered at 44oF but is reset seasonally up to 65oF based on outside air temperature and demand. Select VAV fan to be 120% of design maximum VAV valve airflow, in order to raise the air temperature delivered to the space.
Typical electrical must be 277/1. If providing a heater equal to or larger than 5KW, then specify 4-wire 460/3 power. ECM motor is 277/1 and requires a neutral wire. Tenant’s mechanical contractor must provide controls per building control standard. They must also provide one stage of heat for every 5KW of heat per box and no cross zoning between tenants is allowed.
The following rooms must have a dedicated VAV zone:

·	Conference rooms with 6 or more people

·	Training rooms

·	Corner offices

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All new and replacement VAV’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval, prior installation.
Chilled Water Fan Coil Units (CHW FCU’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building utilizes a low temperature chilled water system with ice storage capabilities. The chilled water system is the primary source of 24/7 cooking and pot cooling in the building. All new chilled water loads must be submitted to Landlord’s mechanical contractor with associated load calculations for approval. Building standard chilled water fan coil is Trane or equivalent with ECM motor (if available). The supply temperature is 38o with a 25o delta T and contains 15% glycol, and can be reset up to 55oF.
All chilled water system piping, equipment and accessories installed at or below the 7th floor must be considered “high pressure” and be rated for greater than 150 psi working pressure.
Typical electrical must be 277/1.
Tenant’s mechanical contractor must provide controls per building standard with 2-way chilled water control valve.
Tenant’s mechanical contractor must also provide a line sized hose kit that includes braided stainless steel flex hoses, strainer, shut off valves and balancing valve. FDI VersaFlow kit B or equivalent.
Condensate must be sloped to an appropriate drain location per local codes and add a plenum rated condensate pump if required. Pan overflow alarm and connection to BMS should also be included.
Mechanical contractor must dispose of glycol/water mixture per EPA guidelines when draining and replace with equivalent mixture when re-filling the system. Mixture may be stored and re-used with building approval.
Existing CHW FCU’s that are not being re-used must be demolished including chilled water mains back to the main branch shut-off valves and lines must be capped. All new and replacement CHW FCU’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval prior to installation.
Condenser Water System for both the Bank of America Building & Bellevue Place Corner Building:
Both buildings utilize a condenser water system that is common to the main chillers and air handlers. It provides cooling for the chillers and/or waterside economizer or pre-heat to each floor by floor AHU as needed. As such, this stems should not be used for auxiliary cooking needs. The cooling tower is an open cooling tower and does not contain glycol.
The condenser water supply temperature is 79o with a 10o delta T with no glycol. At times, the temperature can reach 100o for AHU preheat. All condenser water system piping, equipment and accessories installed at or below the 5th floor must be considered “high pressure” and re-rated for greater than 150 psi working pressure.
Water source heat pumps shall not be connected to the condenser water system.
Thermostats shall be fully compatible with existing building DDC system. Battery back-up programmable thermostats are not permitted. All thermostats are required to be submitted to Landlord’s mechanical contractor for approval.
Grilles, registers, and diffusers shall be manufactured by Krueger, Titus, Shoemaker, or Price. Tenant’s mechanical engineer or contractor shall submit type and manufacturer of GRD’s to permit proper balance of equipment by Landlord’s contractor.
Electrical
Tenant is responsible for having a complete electrical power and lighting distribution system within the Leased Premises. This includes, but is not limited to: temporary power during construction, transformers, panels, lighting panels, breakers, branch circuits, outlets, battery back-up, emergency egress/exit lighting, and electrical circuits to signage, including wiring and connections. Tenant shall provide electrical equipment rooms if required to house Tenant’s systems (no space will be

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provided in building electrical equipment rooms to house Tenant’s electrical equipment). Provision and/or installation of telephone/communications cabling and wiring from the telecom equipment rooms to and within the Leased Premises are to be done and completed by Tenant.
Each tenant floor is furnished with a 480/277 volt panel board for high-volt usage that is typically used for “house” lighting. Tenants shall use Landlord’s electrical contractor to connect 277V lighting circuits to the common panels located in the electrical equipment rooms, which are located on every floor. Tenant will also install all supplemental lighting control relay panels and other lighting controls as required to meet Washington State Energy Code within the Leased Premises. Space will not be provided to Tenant in building electrical rooms.
Any supplemental HVAC units that must be installed outside the Leased Premises must be approved by Landlord for installation location and electrical capacity. Conduit routing outside of Tenant’s space must be approved prior to installation. Tenant shall provide all power wiring for HVAC equipment including conduit, conductors, safety disconnect switches, lights, and receptacles required for servicing HVAC equipment. Tenant’s contractor shall extend the conduit to the electrical panel and provide the branch circuit conductors from the panel to the disconnect switch and connections from the disconnect switch to the HVAC unit, including motor rated fuses to match the HVAC unit amperage rating.
The main electrical switch shall be sized for the following capacity: four (4) watts/square foot, safe for miscellaneous equipment (receptacles, etc.) and power sufficient for the installed lighting, water heater, and HVAC units. Lighting capacity may be limited by the HVAC cooling capacity available in the Leased Premises. Please refer to the mechanical section of this manual.
Installed lighting fixtures and control systems must comply with the Washington State Nonresidential Energy Code, and calculations showing compliance with code need to be specified on the drawings.
All construction power supplies used by Tenant’s contractor must be fitted with ground fault interrupters. Electrical leads must be placed on stands or suspended and should not be run along the ground where they may be damaged or create a trip hazard. By no means will extension cords be permitted outside the Leased Premises.
If you require information relating to the purpose or source of cables in your space, contact Landlord. Under no circumstances should any cables be cut.
Landlord’s electrical contractor is to perform all work outside of the Leased Premises, including tie-in to main electrical panels.
Panel schedules must be updated at the closeout of each project. Circuits in multi-tenant panels must be identified by Tenant name and description of area served.
Tenants with high energy usage (server rooms, multiple computers per desk, etc.) may be required to install an electrical sub meter at Landlord’s discretion at Tenant’s cost.
Lighting
Tenant shall be responsible for upgrading all lighting within the Leased Premises to the following specifications, if not already completed:
Fixture: LIGHTOLIER, Coffaire II Recessed Fluorescent Direct/Indirect - 2’x4’ with Perforated Basket, Air Return, 2 Lamp T8
Bulb: T8, 32 WATT, 3500K
Single-floor Tenant’s elevator lobby and corridor lighting to be reviewed and approved by Landlord and provided by Tenant.
Standard specification:

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Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Telephone/CRT Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Exit signs - Universal standard exit sign with stencil face and arrows as required.
Structural and Roofing
Structural
Any alterations, additions or reinforcements to the building to accommodate Tenant’s work shall be at Tenant’s sole cost and expense and require Landlord’s prior approval.
Roof
All roof penetrations or roof work shall be approved by Landlord. Tenant shall contract with Landlord’s contractor for engineering and installation at Tenant’s expense. (See mechanical section of this manual for further information regarding roof penetrations)
Fire and Life Safety, Fire Sprinklers, Fire Extinguishers
Tenant shall modify the sprinkler system within the Leased Premises to conform to all code and/or regulatory requirements. A minimum one hour fire resistance rating is to be maintained as per the City of Bellevue requirements. Any modification to the sprinkler system by Tenant is to be performed by Landlord’s contractor at Tenant’s expense, so as not to void any warranties, certificates and/or insurance underwriting requirements currently in place. Tenant shall be responsible to repair and/or replace any fireproofing already in place that is disturbed, damaged and/or related to Tenant work. Any firefighting, fire prevention, safety and emergency equipment or lighting in and about the Leased Premises, such as fire extinguishers, additional to that included in the base system provided by Landlord, and required by any authority having jurisdiction, shall be installed by the Tenant at Tenant’s expense.
Fire/Life Safety - Mechanical
The building is equipped with a smoke control system, that consists of dampers on each floor. The system must remain unaltered unless Landlord has permitted otherwise.
Fire/Life Safety - Electrical
Landlord provides a central Simplex alarm system for the space. Tenant shall be provided with Fire Alarm Voice and Alarm Circuits in a J-Box located within the Leased Premises for a single point connection to Landlord’s monitoring service as required by code and Landlord’s central system. Design and connection to Landlord’s fire protection system shall be made by Landlord’s contractor at Tenant’s expense. All fire alarm components used within the Leased Premises shall be U.L. approved and fully compatible with the base building Simplex system. The system shall be fully programmed, with graphics, for annunciation of the base building system. Tenant shall be responsible for any troubleshooting, investigation and/or repairs required to place the system in full working order. Fire system wiring is not allowed to be directly attached to all thread hangers, and must be attached using a secondary attachment method. Connection to the NAC panel and smoke detector circuits connected to the house panel, are to be completed by Nelson Electric at Tenant’s sole expense.
Standard specification:
Smoke detectors must be surface-mounted.
Emergency speakers should be flush-mounted, 6 1/2” square frame.
Automatic Sprinkler System
Tenant is responsible for upgrading all sprinklers to quick response heads, per current code, if not already installed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all automatic fire sprinkler system engineering, materials, and installation. Tenant is responsible for the cost of obtaining approvals from the City of Bellevue, Landlord and Landlord’s designated representative(s).
Where existing, in previously improved spaces, the automatic sprinkler system in the Leased Premises may be reused at Tenant’s discretion subject to adequate capacity, condition, acceptable location and code requirements.

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The Leased Premises must remain fully sprinkled at all times. All sprinkler system modifications shall be made in accordance with the current International Building Code (IBC) and all applicable state and local codes.
Tenant is required to submit system design for review and approval prior to beginning work. Tenant shall not proceed with any ceiling work until notified of sprinkler rough-in and inspection.
A vertical clearance of eighteen inches (18”) must be maintained from sprinkler heads to any shelf storage or materials that could impair water distribution.
Tenant must take note if sprinkler protection is required above the ceilings of the Leased Premises. If it is required, care must be taken in positioning equipment, ducts, and demising walls, so as not to impair the sprinkler distribution. When impairment is unavoidable, sprinkler coverage above the ceiling must be modified to maintain proper coverage, at Tenant’s expense. To assist with sprinkler layout, Tenant’s architect shall dimension all ceiling grid and elements such as lights, speakers, and other ceiling mounted items from building column lines.
Slab penetrations shall be core drilled, sleeved, fire-safe, and waterproofed. Tenant shall have all core drill locations approved by Landlord.
All materials shall be listed by Underwriter’s Laboratories. All sprinkler heads shall be quick response and manufactured by Reliable Automatic Sprinkler Co., Inc. Building standard sprinkler heads are as follows:
Finished Ceilings - Reliable “G4A” concealed, 165 degree, 1/2” orifice, white paint finish or equivalent, SIN: R5415.
Any other sprinkler finish must be specified by Tenant’s architect.
Impairment of the sprinkler systems requires drain and re-fill procedures to be followed. Please refer to the Fire System Sprinkler Drain and Re-Fill Procedure Form on page 35.
Fire Extinguishers
Tenant shall provide fire extinguishers as required by the City of Bellevue.
Fire Extinguishers shall be 2A10BC type. Fire extinguishers shall be mounted in semi-recessed 1/2” stainless steel flat trim type cabinets.
Communication System
Tenant shall provide all telephone wiring and equipment, including: all distribution and extensions of telephone conduit within the Leased Premises and all data, intercom, computer, communication, fire and burglar/security alarms, and signal systems required by Tenant. All Tenant equipment must be confined to Tenant’s Leased Premises.
Satellite Dish
Satellite dishes and certain forms of data and/or telecommunications equipment may be permitted or allowed to be provided and/or installed on the roof or other portions of the building exterior only after review and approval by Landlord. All work to be performed on the roof or other portions of the building exterior shall be performed by Landlord’s contractor at Tenant’s expense.
A Satellite Dish License Agreement must be executed prior to equipment being installed.
Section 3.04: Existing Building Conditions
·    Concrete floor slab is generally smooth-finished concrete without depressed or raised areas.
·    Structural framing is reinforced concrete.
·    Floor load capacity is ninety-five (95) pounds per square foot.
·    Typical structural bay size:
·    Bank of America Building: 30’ x 33’

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·    Bellevue Place Building: Varies
·    Typical floor-to-floor heights:
·    Bank of America Building 2nd floor: 14’0”
·    Bank of America Building 3rd floor and above: 12’2”
·    Bellevue Place Corner Building 2nd floor: 14’0”
·    Bellevue Place Corner Building 3rd floor and above: 12’6”
Doors, Frames, Hardware
Wood finish on cherry: medium stain with multiple coats of hand-rubbed lacquer.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion.
Section 3.05: Design Submittal Requirements
Landlord’s review and approval process of the complete Tenant Design Package must be completed prior to Tenant commencing any work.
Landlord’s approval of Tenant’s plans shall only acknowledge conformity to the aesthetic design objectives and criteria of Bellevue Place/Bank of America Building, and in no way signifies that Tenant’s plans comply with any ordinances, codes, laws, rules or regulations applicable to Tenant’s permitted uses, nor does such approval connote any professional assessment of the quality, durability or safety of Tenant’s design or the materials to be used in construction of Tenant’s leasehold improvements. Should a discrepancy occur between the Tenant Design & Construction Manual and the approved drawings, the Tenant Design & Construction Manual shall take precedence.
Any changes, modifications or alterations requested by Tenant must be reviewed and approved by Landlord, and any additional charges, expenses or costs, including architect’s or other consultant’s fees incurred by Landlord as a result of any such request shall be paid by Tenant. Landlord shall have the right to demand payment for such changes, modifications, or alterations prior to Landlord consenting to any work in the Leased Premises.
If the Leased Premises has not been constructed in accordance with the approved drawings, Tenant shall not be permitted to occupy the Leased Premises until the Leased Premises complies in all respects with the approved drawings. However, if Tenant is allowed to occupy the Leased Premises and notwithstanding any lapse of time, Tenant shall bring the Leased Premises into compliance with the approved drawings.
Note that in each place in this manual where Landlord’s consent or approval is required, unless otherwise specifically agreed to in writing, Landlord reserves the right to withhold its consent or approval for any reason, or no reason, in its sole subjective discretion.
A.    Preliminary Submittal
Tenant shall submit to Landlord an electronic Preliminary Submittal (PDF format):
Floor Plan, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Entry Elevation, at 1/4” = 1’-0” scale
Mechanical Plan, at 1/4” = 1’0” scale
Finish Schedule with Color Samples
The purpose of the Preliminary Submittal is to determine general conformity with the design criteria.
An electronic set of drawings, with Landlord’s preliminary notes, shall be returned to Tenant. In the event of any changes, additional preliminary drawings may be required. Should the drawing not meet Landlord’s minimum requirements or industry standards, new drawings shall be required.

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B.    Final Submittal
Within thirty (30) days of receiving the floor plan for the Leased Premises from Landlord, Tenant must electronically submit to Landlord final drawings prepared by Tenant’s licensed architect. All mechanical and electrical drawings and calculations shall be certified by currently registered State of Washington Professional Engineers.
Tenant shall submit a Final Submittal, in PDF format, to Landlord. It shall include the following:
Architectural Drawings:
Floor Plan, at 1/4” = 1’-0” scale
Longitudinal Section, at 1/4” = 1’-0” scale
Interior Elevations, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Partition Wall Sections, at 1/2” = 1’-0” scale
Door, Finish and Color Schedules and Samples
Specifications
Mechanical Drawings:
HVAC Distribution Plan, at 1/4” = 1’- 0” scale
Controls Plan
Reflected Ceiling Plan, at 1/4” = 1’- 0” scale
Mechanical/Electrical Schedule
Plumbing Plan, at 1/4” = 1’- 0” scale
Plumbing Fixture Units Schedule
Specifications
Plumbing and Mechanical plans must be stamped by a professional engineer currently licensed in the State of Washington.
Complete Mechanical/Electrical Schedule and Plumbing Fixture Units Schedule, located in this manual.
Electrical Drawings:
Floor Plan showing light fixtures, switches, receptacles and equipment
Branch circuit wiring and circuiting
Riser diagram and load summary
Panel Schedules
Specifications
Light Fixture Schedule
Fire Alarm Plan
Fire Sprinkler Layout/Plan
Calculations showing compliance with the Washington State Energy Code
Permits
Tenant shall provide all required permits, plan check fees, and all other required government approvals. It is the Tenant’s responsibility to contact the local governing agencies to obtain current permit requirements. Below is a list of contact information for local agencies having jurisdiction over the property:
Building Department City of Bellevue - Design and Development
P.O. Box 90012
Bellevue, Washington 98009
(425) 452-6864
Fire Department Bellevue Fire Prevention Bureau
766 Bellevue Way S.E.
Bellevue, Washington 98004
(425) 452-6872
After the construction documents have been approved and signed by both parties, any revisions or changes will require Landlord’s approval. Tenant shall be responsible for all costs associated with said changes.

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MECHANICAL/ELECTRICAL SCHEDULE
Submit only one completed form.

Prepared by:

Mechanical	Phone	Date

Electrical	Phone	Date
1.    Tenant Name _____________________________________________ Space# ___________
2.    Tenant Drawing #’s: Mechanical ____________________________ Electrical ___________
3.    Floor Area _______________________ Square Feet
4.    Electrical Load Breakdown
A.    Interior Lighting __________ Watts
B.    Signage __________ Watts
C.    Appliances __________ Watts
D.    Receptacles __________ Watts
E.    HVAC Equipment __________ Watts
F.    Electric Water Heater ___________ Watts
G.    Miscellaneous Elect. Equipment ___________ Watts
H.    Total Connected Electrical Load __________ Watts, _______ Watts per Square Foot
5.    Cooling Load Breakdown
A.    Lighting In Space __________ BTUH
B.    People __________ BTUH
C.    Infiltration __________ BTUH
D.    Ventilation __________ BTUH
E.    Solar and Transmission Gains __________ BTUH
F.    Electrical Transformer __________ BTUH
G.    Misc. Heat Generating Equipment Watts or __________ BTUH
H.    Space Sensible Cooling Load __________ BTUH
I.    Space Latent Cooling Load __________ BTUH
J.    Total Space Cooling Load __________ BTUH
6.    Toilet Exhaust __________ CFM
Note: Please attach to this sheet any special exhaust or make-up air system(s) data. Use CFM, H.P., method of operation, etc. Miscellaneous heat generating equipment must be also be attached to this sheet, complete with heat output generated and applicable diversity factor.
PLUMBING FIXTURE UNITS SCHEDULE
Prepared by: _________________________________________________________
Engineer __________________________________ Phone ______________ Date ____________
1.    Tenant Name ________________________________________________ Space# ___________
2.    Tenant Drawing #’s: Plumbing ________________________________________________________
3.    Fixture units

Water closets	Total fixture units	Grease waste fixture units
Lavatories	Total fixture units	Sanitary waste fixture units
Sinks	Total fixture units	Vent Fixture Units
Water fountains	Total fixture units
Other
Total fixture units
Total fixture units
Total fixture units

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START-UP AND AIR BALANCE REQUEST
In order to save time during start-up, inspection, and balance of your Tenant space HVAC units, the following checklist is to be completed and returned to Landlord when requesting start-up:

1.	Tenant Name	Space#

2.	Contractor Contace	Phone

3.	Mech. Contractor Contact	Phone

4.	Elec. Contractor Contact	Phone

5.	Electrical Yes No Remarks
AC or FCU/CU Unit numbers
Disconnects mounted?
Power to the disconnects?
Voltage to the disconnects correct?
Correct size wire to the unit?
Proper size fuses installed?
Thermostat mounted and wired?
Duct heaters disconnects/fuses installed?

6.	Sheet Metal Yes No Remarks
Mech. design review passed?
Duct work complete?
Diffusers in?
Damper installed for each supply grill?
Return air system installed?
Restroom exhaust installed?

Date	Signed
Contractor

Start-up Remarks (for Landlord’s use)

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Article IV: CONSTRUCTION PHASE
Section 4.01: Construction Agreement
During the construction process, ultimately the Tenant is responsible for the contractor’s activities as it relates to the building, unless Landlord is carrying the construction contract. It is strongly suggested that the tenant improvements agreement include the requirement that the contractor comply with all of the conditions contained in Tenant’s Lease Agreement.
Tenant must use only general contractors who are bondable, reputable and have an understanding of local codes and subcontractors. All contractors must be approved by Landlord.
Tenant shall contract with Landlord’s specified contractor at Tenant’s expense for the following work:
Snyder Roofing:

•	Roofing, flashing, counter-flashing, roof penetrations, roof repairs and curbs
Patriot Fire Protection Inc.:

•	Automatic Fire Sprinkler System including engineering
MacDonald Miller Facility Solutions:

•	Low voltage control wiring between the energy management system and Tenant’s HVAC equipment

•	Installation of HVAC equipment and mechanical work outside of the Leased Premises

•	Start-up, testing, and air balance of HVAC equipment
Nelson Electric:

•	Connection to building fire alarm system and building house panels

•	Electrical rooftop work
Section 4.02: Preconstruction Meeting
Tenant’s contractor is required to contact Landlord’s Tenant Coordinator to setup a preconstruction meeting. Prior to the meeting, all submittal requirements must be submitted and approved by Landlord and a signed Lease between Landlord and Tenant must be in place. Certificate of Insurance, bonds, construction deposit, copy of the owner’s contract, Schedule of Values, sub-contractor list, and construction schedule as required from the contractor will be given to Landlord at this time. All items must be submitted prior to the start of construction, without exception.
Construction Contract and Schedule of Values
Tenant shall provide Landlord with a copy of the contract between Tenant and contractor, including the Schedule of Values.
Payment and Performance Bonds
Tenant shall obtain or cause its contractor to obtain, at Tenant’s expense, separate labor and material payment and performance bonds. The amount of each of the bonds must be equal to the actual contract price. In lieu of the bonds either a certified check or a line of credit accessible solely by Landlord may be obtained in the amount of one and one-half times (1 1/2) the estimated cost of construction, alteration, or improvement work. The bonds shall require Landlord’s signature for cancellation. Each bond shall remain in force for no less than three hundred sixty- five (365) days following completion of the work. Such bonds shall cover the faithful performance of the contract for the construction of Tenant’s work and the payment of all obligations arising there from and insure Landlord against any liability for mechanic’s and material man’s liens arising from Tenant’s work.
If, at any time prior to completion of Tenant’s work, Tenant or Tenant’s contractor requests a change order or orders, which in the aggregate exceed ten percent (10%) of the separate payment and performance bonds, Landlord’s approval may be conditioned upon Tenant causing the amount of the bonds to be increased to cover the cost of the additional work.
Contractor shall notify Landlord immediately in writing if Tenant fails to pay such contractor in accordance with the terms

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of the contract.
Certificate of Insurance
Prior to starting work, Tenant’s contractor shall submit to Landlord evidence of liability insurance with a reputable insurance company or companies with a combined single limit of three million dollars ($3,000,000) for personal injuries or property damage to indemnify both Landlord and Tenant against any such claims, demands, losses, damages, liabilities, and expenses. Tenant’s contractor shall also have Automobile Liability, Workers Compensation, and Employers’ Liability coverage. All subcontractors must have insurance coverage as well. Both Landlord (Kemper Development Company, Kemper Holdings LLC, Bellevue Place Office, LLC) and Tenant shall be listed as “additional insured”. See page 34 for an example.
Acceptance of Leased Premises
Tenant and Tenant’s contractor shall accept the Leased Premises prior to starting any demolition or construction.
Construction Schedule
Tenant’s contractor shall provide Landlord with a standard construction schedule on paper and in an electronic format (MS project or similar) in “bar graph” form indicating the completion date of all phases of Tenant’s work. Schedule should also include major deliveries and any shutdowns.
Building Permit
A building permit must be issued by the City of Bellevue prior to commencing work. The permit must be prominently displayed in the Leased Premises throughout the construction period.
Subcontractor List
Contractors shall supply Landlord’s Tenant Coordinator with a list of all subcontractors to be used with both contact names and phone numbers.
Construction Deposit
A check in the amount of $5,000 written to Bellevue Place Office, LLC for a construction deposit is required unless otherwise stated in the Lease, and must be given to Landlord prior to any work commencing. Construction deposits cover costs associated with maintenance or construction incurred by Landlord during the course of the job. This includes, but is not limited to: fire watch, cleanup, repairs, unattended punch list items, and any costs associated with rectifying non-compliance issues with Bellevue Place standards and practices.
If there are no costs or charges, the deposit will be returned in full upon completion of the project.
There will be no interest paid on the deposit. If charges are incurred, that amount will be deducted from the deposit with an explanation of expenses, and the remaining deposit will be mailed back to the contractor. If charges exceed the amount of the deposit, Tenant’s contractor will be billed for the outstanding amount.
Signed Lease and Delivery of Security Deposit
The Lease shall be fully signed, delivered and Tenant’s security deposit tendered to Bellevue Place Office, LLC before Tenant will be allowed to take possession of any space in the building or begin any construction, alteration, or improvement work.
Section 4.03: Tenant Contractor Rules and Regulations
Tenant’s contractors shall comply with the following regulations established by Bellevue Place:
General Contractor Responsibility
The general contractor is responsible for the supervision and quality control of all onsite contractors, subcontractors, suppliers, venders, etc., doing work on the project, as well as confirming that all subcontractors, suppliers and venders are properly licensed and insured. The general contractor must enforce Bellevue Place’s policies and procedures, as well as all governmental laws including, but not limited to, properly documented workers for all trades on-site. Landlord assumes no responsibility for any subcontractor, vendor, or suppliers hired by the general contractor and Tenant further agrees to save

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and hold Landlord harmless with respect to such work as provided in the Lease. Tenant’s contractor(s) shall diligently perform the work of constructing Tenant’s improvements in the Leased remises. The Leased Premises must be constructed in accordance with the drawings approved by Landlord, and Tenant agrees to comply with all city, county and state ordinances, rules and regulations relating thereto. Any delays in the completion of the improvements shall be at Tenant’s expense and shall not delay the commencement of the monthly rent.
Superintendent
The superintendent must be on the job site at all times when work is taking place. If the superintendent is not on the job site while work is taking place, the job will be shut down. The subcontractor’s foreman will not be acceptable as the on-site superintendent. Contractor is responsible for all scheduling, managing, and quality control on the job. Superintendent is also responsible for ensuring all of its employees, agents, subcontractors, and other hired parties adhere to the rules and regulations of the building.
Subcontractors
The contractor’s employees and/or subcontractors must not curse, expectorate, or otherwise act unprofessionally. Proper construction attire is required while working in the building. The superintendent is responsible for the actions and supervision of their subcontractors.
Excessive Noise and Odors
Tenant’s contractor(s) shall perform the work in a manner and at times that do not interfere with the normal operations of other tenants. Any construction work that will produce high levels of noise, odors, or is the source of complaints from visitors, tenants, or as determined by Landlord’s sole judgment, will be stopped and may not continue at any time during hours of operation.
Smoking
Bellevue Place is a non-smoking facility. Smoking inside tenant spaces is PROHIBITED! Anyone repeatedly told about smoking will be banned from working at the building. Smoking is permitted in designated areas only.
Damage
Protection of Tenant’s Leased Premises and materials is the responsibility of Tenant and Tenant’s contractor. Tenant’s contractor shall be responsible for the repair or replacement and clean up of any damage and other consequences caused by the contractor, which shall include, without limitation; access ways to the Leased Premises even if they are used concurrently by Tenant’s contractor and others. If service corridors are modified all finishes must be brought back to the original condition.
Storage
Tenant’s contractor shall contain its operation and shall store its materials within the Leased Premises.
Trash and Dumpsters
Tenant’s contractor shall promptly remove all trash and provide a dumpster for storing trash outside the Leased Premises. Trash must be separated in accordance with city and county regulations. The location of the dumpster shall be approved by Landlord. There is to be no dumping of debris in building receptacles.
Dust and Dirt
Tracking dirt and dust into the common area is prohibited. Contractor’s employees should remove as much dirt and dust as possible before entering the common area.
Delivery and Parking
Delivery of construction materials to the Leased Premises or removal of trash from the Leased Premises shall be done at a time other than normal business hours. The parking garage loading area on level P-2, has been provided for Tenant’s non-exclusive use. All loading and unloading is to be confined to loading stalls within the designated loading area during hours specified by Landlord or Landlord’s agent. The loading area is only accessible from 106th Avenue NE. There is to be no parking of vehicles that are not actively loading or unloading. Vehicles parked for extended periods of time are subject to towing at the owner’s expense.

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Contractors shall only utilize the freight elevator for access, not passenger elevators.
No on-site parking will be made available for contractors or their subcontractors, employees, agents, or invitees. Landlord has provided “construction” parking in the southwest corner of the west parking garage of Bellevue Square.
Working Hours and Access
Tenant’s contractor shall notify Landlord of any work to be done on weekends or at any time other than normal working hours. All after-hours work coordination should be scheduled through Landlord at least (3) days in advance. Any work that requires contractors to be in another tenant’s space, regardless of time frame, may require additional security at contractor’s expense, and must be scheduled with Landlord (3) days prior to work taking place.
Contractor keys are not issued to contractors unless previously approved by Landlord.
Under no circumstances are any doors, locks, or latches to be tampered with, taped, or disabled outside of the construction space.
Contractor Signage
Tenant’s contractor or subcontractor shall not post signs on any part of the building or Leased Premises.
Construction Barricade
A construction barricade is required for all new/remodel tenant improvement projects that alter the Tenant’s entry. The barricade will be installed by the contractor, as directed by Landlord at Tenant’s expense, prior to the start of any work, after it is approved by Landlord.
Metal Stud & Drywall Structure
The barricade will be constructed of metal studs and drywall. It is to be taped, sanded, and painted.
Section 4.04: Demolition
Tenant is responsible for any demolition of existing improvements required by Tenant’s design. Any demolition that would alter the structure or property outside Tenant’s lease line requires authorization from Landlord’s representative.  Tenant’s contractor is responsible for protection of all fire sprinkler heads within the space. Tenant is responsible for contacting Patriot Fire for sprinkler shutdown and fire watch in the space during the duration of the demolition. Landlord’s Fire, Life, Safety representative will deliver an Emergency Sprinkler Containment Kit to the site at the pre-construction meeting. The Pre/Post Demo Form must be filled out and signed off by each respective party before and after demolition. See pages 35 and 36 for examples.
Section 4.05: Penetrations, Welding and Hot Work
All core drilling and cutting of the concrete slab will be done during “off” hours and the area must be x-rayed or scanned prior to drilling. Landlord’s Tenant Coordinator is responsible for coordinating all work with all effected surrounding tenants. All security required for entrance into another tenants leased space at off hours is the responsibility of the general contractor and their agreement with the adjoining tenant. All piping and conduit that penetrates the second floor shall be sleeved. Sleeves shall be sealed to the second floor and shall project a minimum of six inches (6”) above the floor. Any welding requires the prior authorization of Landlord and requires a Hot Work Permit from Bellevue Place Security (425) 460-5730. The permit is to be completely filled out and submitted to the Security Dispatch/Control Center prior to work commencing. Appropriate fire watch needs to be conducted while the work is being done, and then the permit needs to be returned to the Security Control Office to confirm the work is completed. See page 36 to view a sample.
Section 4.06: Fire Pre-Test/Final Test Procedures
Tenant’s general contractor is to contact Landlord’s Technical Service Manager, or another assigned Fire, Life, Safety representative, to schedule fire system pre-testing prior to scheduling fire final with the City of Bellevue. Pre-test must be scheduled at least 48 hours prior to requested appointment time. Pre-test appointment hours are Monday through Friday, 6:00am-7:30am. The following items must be installed and functioning prior to the pre- test appointment: horns,

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strobes, smoke detectors, HVAC on-line, music cut-off relay, Simplex programming, and any other fire system devices.
Section 4.07: Stopping the Work
Landlord and any of its employees have the authority to stop work for any reason. If any of these conditions are being violated, or if in their estimation the work is not being executed to the standards and/or quality set by the building management, they will stop the work. It is the responsibility of Tenant’s construction manager and contractor to rectify any adverse impact to the schedule caused by any such stoppage of work.
Section 4.08: Construction Completion and Closeout
Upon construction completion, Tenant shall obtain final signatures on the permit inspection record from the City of Bellevue Building Department promptly following completion of Tenant’s Work, and provide a copy of the permit inspection record to Landlord.
Upon completion of construction, the general contractor shall contact Landlord’s Tenant Improvement Coordinator to do a final punch list of the construction. A copy of the Landlord approved plans must be on the construction site.
Tenant shall provide Landlord with a complete set (1 CD in AutoCAD and PDF format) of as-built drawings including architectural, mechanical, plumbing, electrical, and fire protection drawings upon construction completion. Marked- up drawings will not be accepted and all changes (ASI’s, RFI’s, etc.) must be re-drawn in both CAD and PDF formats by the architect/MEP engineers of record. The Start-Up and Air Balance Report is also required upon closeout. All drawings are to be updated at Tenant’s sole expense.
Section 4.09: Tenant Improvement Checklist
Prior to construction, the following list must be satisfied and/or submitted to the Landlord:

•	Lease signed

•	Security Deposit received

•	Preliminary Submittal

•	Landlord Approval

•	Final Submittal

•	Mechanical Approval

•	Electrical Approval
Tenant or Tenant’s contractor delivers to Landlord:

•	Copy of Building Permit

•	Construction Contract, including Schedule of Values

•	Certificate of Insurance

•	Payment Bond

•	Performance Bond

•	Construction Schedule

•	Construction Deposit

•	Subcontractor List
Prior to occupancy, the following must be submitted to Landlord:

•	Copy of signed Permit Inspection Record from the City of Bellevue

•	Certificate of Substantial Completion

•	Completed Punch List signed off by Landlord

•	As-Built drawings (AutoCAD and PDF format) to Landlord

•	Waterproofing Certificate/Warranty

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Article V: MISCELLANEOUS FORMS
Contractor Rules
The following are the rules for contractors working in tenant spaces at Bellevue Place:
1.    Barricade. Unless installed by Landlord, the contractor shall be responsible for erecting a safe and neat barricade before construction begins. Tenant shall use a modular enclosure system from the Boston Barricade Company or construction drywall structure. No door access through either type of barricade is allowed unless Tenant’s space is not serviced with a rear service door. All graphics are to be installed within 48 hours of the construction of the barricade.
2.    Parking. All loading, unloading, and parking for vehicles of the contractor and its employees shall be done only in areas designated by Landlord.
3.    Trash. No trash may be placed in the building compactors or dumpsters. No trash may be put in the common area receptacles. All trash must be stored in the tenant space being worked on, and must be removed daily, after business hours.
4.    Dust and dirt. Tracking dirt and dust into the common area is prohibited. Contractors’ employees should remove as much dirt and dust as possible before entering the common area.
5.    Damage. Any damage to the building walls, floors, or ceiling must be repaired by the contractor before construction is completed.
6.    Storage of equipment. Storage of all the contractors’ tools, equipment, and supplies is limited to Tenant’s space.
7.    Entry to Tenant space. Deliveries and all entries by contractor shall be made through the rear entrance of the Tenant space, if possible, by using the freight elevators. Passenger elevators are not to be used to bring construction materials to the space. If items are too large to fit, contractor shall request and get the Landlord’s prior permission to deliver through the main entrance.
8.    Outside work. All work is to be completed in Tenant’s space. No work is to be performed in the common area or other tenant spaces without Landlord’s approval.
9.    Loaning of equipment. No building equipment will be loaned to the contractor.
10.    Quality of work. Contractor work shall be performed in a thorough, first-class, and workmanlike manner and shall be in good and usable condition at the date of completion thereof. If, in Landlord’s judgment, the work fails to comply with this standard, Tenant will not be allowed to open until all discrepancies are fixed.
11.    Smells. Proper care must be taken when working with glues, paints, and any other material requiring special ventilation. Such smells must not waft into the common area and other tenant spaces.
12.    Welding and penetrations. All welding and slab penetrations require Landlord’s prior approval. Hot Work Permits are required before any hot work is done. Hot Works Permits and Impairment Forms must be obtained through Security Control.
13.    Sprinklers. At no time shall the sprinkler system be shut down without Landlord’s approval. Any impairment of the system requires a fire watch to be present at a rate of $40/hour. Bellevue Place sprinkler drain and re-fill procedures must be followed. Please reference page 37 for further information and instructions.
Also, please review the Emergency Sprinkler Containment Kit direction on page 36.
14.    Irregular hours. Contractor cannot perform any work before and/or after regular business hours without prior approval of Landlord.

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15.    Noise. Loud noises, particularly those created by the use of jackhammers, rivet guns, and grinding equipment shall not be used during business hours. No radios and/or music are allowed during normal business hours. Any and all noise must be kept at a low volume that cannot be heard outside Tenant’s space.
16.    Roof. Contractor shall not go on the roof without the prior approval of Landlord.
17.    Asbestos. All materials incorporated in Tenant’s space shall be 100 percent (100%) free of asbestos-containing material.
18.    Electrical room. The contractor shall not enter the electrical room without Landlord’s permission.
19.    Fire extinguisher. The contractor shall keep a fire extinguisher in Tenant’s space at all times.
20.    Professional behavior. The general contractor, their employees, and all subcontractors must not curse, expectorate, or otherwise act unprofessionally and must wear shirts at all times.
21.    Maintenance. Anytime maintenance personnel must do work to maintain Bellevue Place standards, the charges will be paid by Tenant’s general contractor at the rate of $80/hour.
22.    Security Guard Service. Security guard service may be required at Landlord’s discretion at a rate of $40/hour. When requesting security, 24 hour notice is required, and we have a 4-hour minimum for security service. If contractor cancels service, they are required to give 24 hours notice of such cancellation in order to avoid the 4-hour minimum charge.
Landlord may fine the contractor whatever amount is needed to repair any property damages that the contractor does not fix on their own. Landlord reserves the right to stop work if any of the above rules or regulations are violated by said contractor or any of their subcontractors.
I have read and understand all of the above conditions and regulations and agree to abide by the same.

Tenant Space No:	Tenant;
General Contractor:
Signature:
Print Name:
Email Address:
Cell Phone Number:

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Tenant Design & Construction Manual 2014	32

Pre/Post Demo MEP Inspection Form

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Emergency Fire Sprinkler Containment Kit Instructions
EMERGENCY USE ONLY
Purpose
This kit is to be utilized as needed in the event of a fire sprinkler line break during tenant construction activity. The items can be used to control the water flow into the 55 gal. can or any other water tight item such as a gondola on site. In the event of a fire sprinkler line break, all contractors and subcontractors are to utilize the containment kit to minimize water escape from the work site. This is particularly critical in second level spaces, or any space that is not slab on grade. The object is to contain the water and in doing so to allow enough time to shut off the fire sprinkler main valve, controlling water flow to the work zone. The fire sprinkler water containment kit includes the following items:

•	One (1) red, 55 gal. Rubbermaid can

•	One (1) 100 foot roll of a poly-tube

•	One (1) roll of Gorilla Tape

•	One (1) roll of galvanized wire

•	One (1) carpenters knife
Procedure
The site superintendent and all subcontractors shall be aware of this Emergency Fire Sprinkler Containment Kit and know its use, to prevent excessive water spillage into the TI space, adja-cent spaces and common areas. This kit is to minimize water damage by controlling the water into the 55 gal. bucket and/or other water tight containers such as a gondola. KDC Security staff will be trained in the use of this kit and may be available to assist in case of a fire sprin-kler break emergency. The use of this kit is primarily for the TI team and subcontractors that are onsite in the event of a fire sprinkler line break or damage.
1.    Utilize the poly-tube, cut to needed length and place one end over the broken sprinkler pipe and the other end were you want the water to drain to (55 gal. rubber maid can or gondola, out- side building, etc.)
2.    Use the gorilla tape or galvanized wire to seal the poly-tube to the sprinkler break, making sure the poly-tube stays in place until draining of system is completed.
3.    Continue to drain poly-tube /broken sprinkler pipe until water stops flowing from pipe. A fire sprinkler vendor will be contacted to make immediate repairs.
The Emergency Sprinkler Containment Kit is supplied to the TI space/Tenant’s general con-tractor, and shall remain in place with all delivered contents for the duration of the project. Tenant’s general contractor is responsible to maintain the kit in its original operable condition.
Fire System Sprinkler Drain and Re-fill Procedure
Any tenant improvement or construction activity that requires draining of the fire sprinkler system within Kemper Development Properties must follow the guidelines/procedure below:

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Sprinkler System Draining Procedure
Follow established impairment guidelines as follows:
(a.) Go to the Security Control Office, located in the Bank of America Building, and fill out an “Impairment Form”.
(b.) Arrange appropriate fire watch if applicable.
(c.) Disable specific fire alarm devices.
(d.) Go on test hold with our off-site monitoring company.
Prior to any sprinkler systems being turned off, the appropriate “RED TAG*” will be attached to the con-trol valve or device effected by work being done. Sprinkler fitter-vendor will communicate with Security Control via Fire Watch Officer assigned to their work area prior to closing the sprinkler valve. If a Fire Watch Officer is unavailable, sprinkler fitter-vendor will call Security Control at: (425) 460-5730 prior to closing any fire system sprinkler valve(s). Drain the system as needed and perform necessary work in-dicated on the Impairment Form.
Sprinkler System Re-filling Procedure
Contact Security Control via Fire Watch Officer that a refill is requested. (If Fire Watch Officer is unavail- able, Security Control will be called at: (425) 460-5730.) KDC Fire, Life, Safety representative will turn pumps off prior to refill.
Security Control will relay the approval to refill the impaired system to the sprinkler fitter-vendor performing the work. (The control valve must be opened slowly to minimize water-hammers to the system.)  Once the impaired system is up to normal pressure and impaired system piping has been checked for water leaks, the Fire Watch Officer will advise the sprinkler fitter-vendor and Security Control. The system is now online and the sprinkler fitter-vendor must return to Security Control, sign the Impairment Form for completion of work and return the “RED TAG”. After the system is back online, a Fire, Life, Safety representative will turn the pumps back on

* = RED TAG impairment tagging system (FM Global)

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Hot Work Permit Sample

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ARTICLE VI: TYPICAL DETAILS (11/22/2010)

A-0	REFERENCE FLOOR PLAN
A-1	STANDARD PARTITION
A-2	SOUND/DEMISING PARTITION
A-3	TYPICAL WINDOW SILL
A-4	LOW WALL SUPPORT
A-5	LOW WALL END BRACING
A-6	PARTITION HEAD BRACING
A-7	PARTITION TO CORE WALL
A-8	PARTITION ‘T’ INTERSECTION & FINISHED END
A-9	PARTITION TO MULLION
A-10	PARTITION TO CHEVRON
A-11	CONCRETE COLUMN FURRING AND PARTITION
A-12	PARTITION BASE
A-13	PARTITION BASE-ALTERNATIVE
A-14	LOW WALL TOP CAP

B-0	TYPICAL DOOR-RELITE ELEVATION
B-1	RELITE HEAD, JAMB & SILL
B-2	RELITE HEAD, JAMB & SILL-ALTERNATIVE
B-3	RELITE HEAD CONNECTION
B-4	RELITE JAMB-GWB PARTITION
B-5	RELITE SILL DETAIL
B-6	RELITE VERTICAL MULLION
B-7	RELITE VERTICAL MULLION-ALTERNATIVE
B-8	RELITE VERTICAL CORNER
B-9	TYPICAL BUTT GLAZING JOINT
B-10	DOOR/RELITE JAMB
B-11	DOOR/RELITE JAMB-ALTERNATIVE
B-12	DOOR JAMB & HEAD
B-13	DOOR JAMB TO PARTITION CONNECTION
B-14	DOOR HEAD
B-15	DOOR HINGE-SIDE JAMB
B-16	DOOR THRESHOLD
B-17	FOLDING DOOR JAMB

C-0	TYPICAL CASEWORK ELEVATION
C-1	UPPER CASEWORK
C-2	LOWER CASEWORK
C-3	ADA SINK & CASEWORK

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C-4	WORK COUNTER
C-5	ADA CLOSET ROD & SHELF

D-1	SUSPENDED CEILING SUPPORT
D-2	CEILING PARIMETER DETAIL

E-1	CARPET/VCT TRANSITION DETAIL
E-2	CARPET/WOOD TRANSITION DETAIL
E-3	CARPET/VINYL TRANSITION DETAIL
E-4	CARPET/STONE TRANSITION DETAIL

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EXHIBIT E
RULES AND REGULATIONS
1.    If Landlord objects in writing to any curtains, blinds, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Leased Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Leased Premises.
2.    The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Leased Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, may be prejudicial to the safety, character, reputation or best interests of the Building and its Tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in illegal activities. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building or any other restricted areas which are so posted.
3.    The directory of the Building will be provided exclusively for the display of the name and location of Tenants only, and Landlord reserves the right to exclude any other names therefrom.
4.    Tenant shall not employ any person or persons other than the janitor of Landlord for purposes of cleaning the Leased Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Leased Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary using and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture or other special services.
5.    Landlord will furnish office tenants, free of charge, with two keys to each door lock in the Leased Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on the Leased Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors which have been furnished, or shall pay Landlord therefor.
6.    If Tenant requires telegraphic, telephonic, burglar alarm, music or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.
7.    Any freight elevator shall be available for use by all Tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. All such deliveries shall enter the building through the loading dock on Garage Level P2.

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8.    Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought in to the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that maybe transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The person employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of the Tenant.
9.    Tenant shall not use or keep in the Leased Premises any kerosene, gasoline or other flammable or combustible fluid or material other than those limited quantities necessary for the operation and maintenance of office equipment and cash registers. Tenant shall not use or permit to be used in the Leased Premises any foul, toxic or noxious gas or substance, or permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Leased Premises any birds or animals.
10.    Tenant shall not use any method of heating or air-conditioning other than that supplied or approved by Landlord.
11.    Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall close window coverings and turn off lights at the end of each business day.
12.    Landlord reserves the right, exercisable with thirty (30) days’ notice and without liability to Tenant, to change the name and street address of the Building.
13.    Between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, Landlord reserves the right to exclude from the Building any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
14.    Tenant shall close and lock the doors of the Leased Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Leased Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
15.    Tenant shall not accept barbering or bootblacking service upon the Leased Premises.

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16.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
17.    Tenant shall not use the Leased Premises for any business or activity other than that specifically provided for in Tenant’s Lease.
18.    Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
19.    Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Leased Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Leased Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Leased Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
20.    Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent same.
21.    Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.
22.    Tenant shall store all its trash and garbage within the Leased Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
23.    The Leased Premises shall not be used for any improper, immoral or objectional purpose. No cooking shall be done or permitted by Tenant on the Leased Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment such as equipment used for brewing coffee or dispensing hot water, and standard household refrigerators and microwave ovens shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations and in accordance with the use clause in Tenant’s Lease.
24.    Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
25.    Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
26.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

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27.    Tenant assumes any and all responsibility for protecting the Leased Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Premises closed.
28.    The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.
29.    Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks.
30.    Landlord may, as Landlord in its sole discretion may deem appropriate, temporarily waive any one or more of these Rules and Regulations in favor of Tenant or any other tenant, but no such waiver of such Rules and Regulations in favor of Tenant or any other tenant, shall prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any or all of the tenants in the Building.
31.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
32.    Landlord reserves the right to charge and/or make such other reasonable Rules and Regulations as, in its judgment, may from time to time be appropriate, desired or needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
33.    Landlord shall have the right to prohibit any adve1tising by Tenant which, in Landlord’s opinion, tends to impair the reputation of Bellevue Place or its desirability as a first-class office and retail complex and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
34.    The word “Building” as used herein means the entire Bellevue Place development of which the Leased Premises are a part.
35.    Tenant shall be responsible for the observance of all the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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EXHIBIT F
BELLEVUE PLACE TRANSPORTATION MANAGEMENT AGREEMENT

I.	OBJECTIVES
This Agreement describes the transportation management program for Bellevue Place. The objectives of this program are to:
A.    Make best use of the available parking supply;
B.    Control peak hour employee traffic generated by the project;
C.    Support the City’s transportation goals for downtown Bellevue; and
D.    Provide a flexible program that allows adjustment to changing circumstances and patterns of success.
E.    To prevent a parking shortfall and spillover when the Building is 95% occupied.

II.	DEFINITIONS
A.    Carpool. An employee vehicle, registered with the TMA, carrying two or more persons (of which at least two must be full-time Bellevue Place employees) to and from work on a regular basis.
B.    Employee. A full-time employee whose place of work is Bellevue Place.
C.    Employee Vehicle. A motor vehicle driven by a Bellevue Place employee.
D.    Employer. A tenant of Bellevue Place with one or more employees.
E.    Percent Occupancy. The percent of net rentable floor area actually occupied by tenants at any given time.
F.    PM Peak Hour. The hour of highest traffic volume on streets adjacent to Bellevue Place in the p.m. peak period; this is currently defined as 4:30 to 5:30 p.m.
G.    Net Rentable Floor Area. As defined in BCC 20.50.020.
H.    Vanpool. An employee vehicle, registered with the TMA, carrying 5 or more persons (of which at least 4 must be full-time Bellevue Place employees) to and from work on a regular basis.

III.	CONDITIONS
A.    The property owner shall seek to achieve “target maximums” for p.m. peak hour outbound employee vehicle trips and peak employee parking demand. These target maximums are related to building occupancy and will recognize the greater effectiveness of a Transportation Management Program (TMP) when building occupancies are higher. The target maximums are shown in Table 1. Achievement toward target maximums will be evaluated every year beginning with the first October after reaching 50% occupancy and continuing until:

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1.    4 years after 50% occupancy is reached, or
2.    6 years after the temporary certificate of occupancy is issued, whichever is later.
Table 1. Target Maximums
Target Maximums

Project Occupancy	Employee Vehicles Parked	Peak Hour Outbound Employee Vehicle Trips (PM)
0 to 49% Occupancy	(no targets)	(no targets)
50.0 to 54.9%	783	597
55.0 to 59.9%	829	632
60.0 to 64.9%	873	666
65.0 to 69.9%	918	700
70.0 to 74.9%	962	734
75.0 to 79.9%	1003	765
80.0 to 84.9%	1044	797
85.0 to 89.9%	1083	826
90.0 to 94.9%	1117	852
95.0 to 100% (full Occupancy)	1117	852
B.    The property owner shall measure peak hour outbound employee vehicle trips and peak employee parking demand eve1y year, beginning with project occupancy and continuing until no longer required by the City of Bellevue and TMA. Measurements will be made by the TMA or other party approved by the City of Bellevue. The measurements shall be repeated annually during the month of October.
Peak hour employee traffic exit volumes will be counted manually or with the use of the mechanical exit control devices if possible. Employee parking demand will be counted during the peak period of accumulation or with the use of the mechanical garage control gate, if possible. These employee exit volumes and employee parking demands will be counted on 5 October weekdays, Tuesday through Thursday, selected by the TMA or other party jointly approved by the City and property owner. These selected days will exclude days of unusual events and may be modified by mutual agreement. (An example would be a day on which a large banquet meeting was expected to end during the p.m. peak hour). The mean of the five counts will be used for average employee vehicles parked and for average p.m. peak hour outbound employee vehicle trips.
Project occupancy will be recorded at the time of the parking and traffic surveys for use in evaluating the achievement toward target maximums. Project occupancy will be based on the percent of net rentable floor area occupied.
C.    The property owner shall implement the Transportation Management program described herein to meet the objectives. This Transportation Management Program shall consist of a Base Level of activity and Activity Levels 1, 2 and 3.
D.    The Transportation Management program shall provide a base level of activiy. The base level of activity will begin with project occupancy and continue until no longer required by the City

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of Bellevue. In the base level of activity, the property owner shall agree that:
1.    The property owner shall assign overall management responsibilities for transportation management services to a Transportation Management Association. Preferably, this would be the existing Bellevue TMA. However, if the Bellevue TMA should not be willing or able to perform, an on-site TMA would be established. The transportation services are subject to agreement by the TMA and will be based on operating costs for the TMA. The TMA’s responsibilities would include:
a.    Serve as the Bellevue Place Transportation Coordinator. The coordinator will take the lead in initiating and maintaining Bellevue Place Transportation Management program and will work in collaboration with the designated representatives of owners, tenants and Metro.
b.    Establish and maintain the Commuter Information Center.
c.    Provide for certification of carpools and vanpools.
d.    Administer the transit, carpool, and vanpool incentive payments, if any.
e.    Provide periodic distribution of information materials (desk-top, door-to-door) such as, but not limited to, transit, carpool/vanpool, and flex-time promotional materials as well as information concerning parking rates, vanpool rates, or seasonal commuting information.
f.    Provide semi-annual, building-wide promotions of High Occupancy Vehicle (HOV) travel and alternative work scheduling, such as flex-time, in collaboration with Metro. This may include underwriting and implementing special events related to Transportation Fairs or promotion.
g.    Coordinate the employee travel/parking survey, previously described in paragraph III B of this agreement.
h.    Provide new employees in the building with an orientation to the transportation incentives offered by Bellevue Place.
i.    Coordinate with Metro for support services that could include Transportation Coordinator training sessions, program promotion services, and on-site displays and presentations.
j.    Report on a periodic basis the results of the program to both the Owner/Developer and the City of Bellevue.
2.    Both owners and tenants shall be member participants in the TMA. Membership will require a pledge of good faith efforts and payment of dues on the following basis:
a.    The building owner will pay annual dues based on an average weekday p.m. peak hour outbound employee vehicle trips as defined and measured in paragraph III.B. Dues payment will begin at project occupancy. The peak hour outbound employee vehicle trips will be measured each October and will be made using the same methods as for measuring target maximums. Dues will become effective on the January 1st following the October survey defined in paragraph III.B, based on the results of such study. During the first year, or portion thereof, prior to the first January following the first October survey defined in paragraph III.B, the number of peak hour outbound employee vehicle trips will be estimated based on average projected occupancy for the year. Annual dues will be by year starting

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with initial occupancy, as shown below, in Table 2:
Table 2.
Annual TMA Dues Schedule for Peak Hour
Outbound Employee Vehicle Trips

1st Year (or portion of)	$42/p.m. peak hour outbound trip
2nd Year	$37
3rd Year	$32
4th Year	$28
5th Year & Beyond	$24
In the event the Bellevue TMA provides these services, then in recognition of lower occupancies during the first years, these dues may be prepaid advances to the Bellevue TMA of up to $8,000 per quarter year up to an aggregate total not to exceed $60,000. These advances may be provided for any quarter year up to the end of 1990, and will be used only for direct expenses and allocated overhead related to the Bellevue Place Transportation Management program. Any such advance will be credited toward future dues payments.
b.    Employer tenants, except the hotel, shall pay TMA dues at the rate of $10.00 per month for each additional employee parking space leased from the property owner in excess of 2 spaces per 1,000 net rentable floor area. This fee will be in addition to the normal parking rate charges. Should the Owner not wish to pass this responsibility on to his employer tenants, then he shall assume this responsibility to the TMA.
c.    The purpose of these dues is to suppo1t the services and overhead related to the Bellevue Place Transportation Management program. In the event these services are provided by the existing Bellevue TMA, the Bellevue TMA shall reduce these dues if they are in excess of need. The dues may be raised only by the mutual consent of the Bellevue TMA and the property owner.
d.    In the event the TMA se1vices described are provided by the existing Bellevue TMA, Bellevue Place will have a continuing option to withdraw from the Bellevue TMA. For example, if Bellevue Place can, in its judgment, provide its own TMA that is equivalent or better at comparable lower costs, it may withdraw and firm its own TMA.
Continuing participation will also be contingent upon the Bellevue TMA also receiving by early 1989 significant funds on an ongoing basis from other sources in downtown Bellevue. If, by then, this other funding is not at least equal to twice the Bellevue Place share, then Bellevue Place may choose, at its option, to drop out of the Bellevue TMA and create its own project TMA. This project TMA would perform similar functions, and would not change the other aspects of the program. Withdrawal would take effect six months after giving such notice.
3.    The property owner shall maintain a number of set-aside carpool and vanpool spaces sufficient to serve demand but not to exceed 224 spaces. Carpool or vanpool spaces not used by 9:30 a.m. may be released for other uses. Spaces will be reserved for carpools

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and vanpools that are registered with the building transportation coordinator of TMA.
4.    The property owner shall charge for employee parking at current downtown Bellevue market rates, but in no case at a rate less than the then current Metro two-zone pass.
E.    The property owner shall implement levels of activity 1, 2 and 3 for calendar year beginning January 1st if target maximums measured in the previous October counts (defined in paragraph III.B) were not achieved.
1.    Level 1 shall be implemented by the property owner the first calendar year following each October count (defined in paragraph III.B) in which maximums were not met. For example, if the project occupancy is between 60 and 65% and either the peak parking or outbound peak hour employee vehicles is greater than specified in the target maximum, level I activity would be triggered. Level 1 activity will be a continuation of base level activities plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 14% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
Table 3.
Maximum Transit Pass, Subsidies and Parking Discount

Project Occupancy	Maximum Number of Parking Discounts	Maximum Number of Transit Pass Subsidies
0 to 49.9%	0	0
50 to 54.9%	72	144
55 to 59.9%	87	176
60 to 64.9%	103	207
65 to 69.9%	119	238
70 to 74.9%	137	274
75 to 79.9%	157	315
80 to 84.0%	175	351
85 to 89.9%	199	400
90 to 94.9%	224	450
95 to 100% (full)	224	450

2.    The property owner, through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amounts of the discount for carpools will be 16.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 33.3% of the then current Bellevue Place

5

monthly parking rates, rounded to the nearest dollar. The number of discounted pe1mits will not exceed the minimum number of ride share vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
Level 2 activity shall be implemented by the property owner in the calendar year following the second consecutive October measurement in which target maximums were not achieved. Level 2 activity will be a continuation of the base activity level plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 28% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employee; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 66.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
3.    Level 3 activity shall be implemented by the prope1ty owner in the calendar year following a third consecutive October measurement (defined in paragraph III.B) in which target maximums were not achieved. Level 3 activity will be a continuation of the base level of activity plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 42% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 50% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 100.0% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
4.    In the calendar year following an October count (defined in paragraphs III.B) in which both targets were achieved, the level of activity may drop by one level (from Level 2

6

to Level l, for example) but not lower than the Base Level. The activity levels ca1111ot drop or rise by more than one level per year except at the termination of the target maximum program. The end of the target maximum program will occur 4 years after the project reaches 50% occupancy or 6 years after the tempora1y ce11ificate of occupancy is issued, whichever is later (as described in Section A). At the termination of the target maximum program, the activity levels will return to the base level.
5.    If the experience shows that the relative use among transit, carpool and vanpool are different than expected, the number of transit passes subsidized or parking discounts offered can be modified so long as the maximum applicable expenditure would not exceed that required by paragraphs III.B(l), (2) and (3).
F.    The property owner or applicant shall annually provide an assurance bond as a guarantee that the required financial incentives described in activity levels l, 2, and 3 will be provided. This assurance bond will equal the cost of the maximum incentive levels and property owner dues that could be required for the following year.
The amount included in the assurance bond will be determined in October when the level of activity required is determined. The bond would be issued by the following January 1st.
A claim may be made on the bond only if and to the extent that the property owner fails to provide the required level of subsidies and dues.

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DEFINITION OF TERMS
Outbound Vehicle Trip-ends. A vehicle that exits at any parking area at Bellevue Place and enters an adjacent street.
On-site Employee Parking. Parking for part- or full-time employees of the project located within the project.
On-site Short-term Parking. Parking within the project that is restricted for use by visitors, clients, shoppers and hotel use.
P.M. Peak Hour of Traffic. The hour with the highest two-way traffic volumes on streets adjacent to the project during the p.m. peak period.
Peak Hour of Parking Accumulation. The hour with the highest number of vehicles parked.
Project Occupancy. The percent of the project space that is leased and occupied based on the percent of net square feet and excludes hotel occupancy.
Parking Limits. The maximum number of parking spaces that can be allocated for employee parking.
P.M. Peak Hour Outbound Employee Vehicle Trip Limits. The maximum number of employee vehicle trips that are allowed to exit the project during the p.m. peak hour of traffic.
Target Maximum. A limit on the number of p.m. peak hour outbound employee vehicle trips and the number of parking spaces used for employee parking that is applied prior to full project occupancy but only after the occupancy of the project reaches 50% (excluding the hotel).
Achievement of Target Maximum. A target maximum is achieved when both intermediate employee parking and p.m. peak hour employee vehicle trip limits that were established for a percent of project occupancy are not exceeded.
Transportation Management Program. An assortment of policies and activities designed to discourage single occupancy vehicle (SOV) use by employees and peak hour vehicle trips generated by the project.
Transportation Management Association. An organization devoted to promoting transportation management programs as well as other transportation issues.
Base Level of Activity. The elements of the ongoing transportation management program which will be required of project owners and tenants and provided for employees.
Level 1 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the first time.
Level 2 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the second consecutive time.
Level 3 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the

8

third consecutive time.
TMA Membership Dues. Fees required to be paid by the building owners and tenants to the TMA in return for the TMA providing transportation management program services.
Assurance Bond. A financial commitment made by the prope1ty owner or applicant to the City of Bellevue that will be forfeited if property owner or applicant fails to make financial contributions required in Level 1, 2, or 3 Activities.
Transit Pass Subsidies. A financial contribution to employees through a discount for monthly Metro, Community Transit or other transit passes.
Carpool and Vanpool Parking Discounts. Lower prices relative to SOY employee parking rates offered by the building owner or applicant to employees who commute in a registered vanpool of 5 or more persons.

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EXHIBIT G
FORM OF TENANT ESTOPPEL CERTIFICATE
___________________, 20__
Metropolitan Life Insurance Company
400 S. El Camino Real, 8th Floor
San Mateo, California 94402
Gentlemen:
The undersigned, __________________________________ (“Tenant”), as tenant under a lease (the “Lease”) of certain premises dated ______________ executed by Tenant and Bellevue Place Office, LLC (“Landlord”), does hereby state, declare, represent and warrant as follows:
1.    The copy of the Lease attached hereto as Exhibit A is a true and correct copy of the Lease and the Lease is in full force and effect and has not been amended, supplemented or changed, except as follows [if none, so state]:
2.    Tenant has accepted possession of the premises demised under the Lease, and all items of an executory nature have been completed under the terms of the Lease, including, but not limited to, completion of construction of the demised premises (and all other improvements required under the Lease) in accordance with applicable plans and specifications and within the time periods set forth in the Lease and otherwise in accordance with the Lease, and payment of any improvement allowance or other funds owing by Landlord to Tenant. Tenant further acknowledges that the term commenced on ______________ and shall expire on ______________, unless sooner terminated or extended in accordance with the terms of the Lease.
3.    No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a “default’’) on the part of the undersigned exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of the undersigned.
4.    No default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.
5.    Tenant has no option or right to purchase the property of which the premises are a part, or any part thereof.
6.    No rentals are accrued and unpaid under the Lease.
7.    No prepayments of rentals due under the Lease have been made and no security or deposits as security have been made thereunder, except as set forth in the Lease.
8.    The undersigned has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord.
9.    The undersigned has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.

1

10.    The undersigned agrees to notify you of any default on the part of Landlord under the Lease which would entitle the undersigned to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancellation thereof shall be effective unless you have received said notice and have failed within thirty (30) days after the expiration of the cure period provided to Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation.
11.    The undersigned understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust, Security Agreement and Fixture Filing encumbering Landlord’s fee interest in the property of which the leased premises are a portion and the rents, issues and profits of the Lease and (ii) an Assignment of Leases which affects the Lease, and that you are relying upon the representations and warranties contained herein in making such loan.

By
Name:
Its:

By
Name:
Its:

2

EXHIBIT A
TO TENANT ESTOPPEL CERTIFICATE
Copy of Lease and Amendments to Lease

1

EXHIBIT H
FORM OF SUBORDINATION AGREEMENT TO
RECIPROCAL EASEMENT AGREEMENT
WHEN RECORDED RETURN TO:
PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579

SUBORDINATION AGREEMENT
SMARTSHEET.COM, INC., a Washington corporation, as Tenant under that certain Lease dated , 2017, wherein Tenant leases from BELLEVUE PLACE OFFICE, LLC, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit “A” attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder’s No. 8709160449, records of King County, Washington as amended from time to time.
DATED this ____ day of ______________, 2017.

TENANT:

SMARTSHEET.COM, INC.,
a Washington corporation

By
Mark Mader, CEO

1

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this _____ day of ____________________, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER, to me known to be the CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.
WITNESS my hand and official seal the day and year in this certificate above written.

Type Notary Name:
Notary Public in and for the State of
(SEAL)	Washington, residing at
My Commission expires

2

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

1

WHEN RECORDED RETURN TO:
PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579
SUBORDINATION AGREEMENT
SMARTSHEET.COM, INC., a Washington corporation, as Tenant under that certain Lease dated February 3, 2017, wherein Tenant leases from BELLEVUE PLACE OFFICE, LLC, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit "A" attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder's No. 8709160449, records of King County, Washington as amended from time to time.
DATED this 2nd day of February, 2017.

TENANT:

SMARTSHEET, INC.,
a Washington corporation

By	/s/ Jennifer Ceran
Jennifer Ceran
Its	CFO

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)

On this 2nd day of February, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Jennifer Ceran, to me known to be the CFO of SMARTSHEET.COM, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Tiffany Granger
Type Notary Name:	Tiffany C. Granger
Notary Public in and for the State of
Washington, residing at	Issaquah
My commission expires	August 16, 2020

2

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

3

FIRST LEASE ADDENDUM

THIS FIRST LEASE ADDENDUM (this “Addendum”) is made this 21 day of June 2017, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET, INC., a Washington corporation (formerly known as Smartsheet.com, Inc.) (“Tenant”).
RECITALS
A.    Landlord and Tenant entered into a nonresidential Lease dated February 3, 2017 (the “Lease”), for Suites 300 and 350 in the Bank of America Building at Bellevue Place, Bellevue, Washington, which leased space is more specifically described in the Lease.
B.    Landlord and Tenant intend, by the execution and delivery of this Addendum, to amend and supplement the Lease in certain material respects which shall include (i) extending the Lease Term and adding Rent for the extended Lease Term; and (ii) revising the duration of Tenant’s Extension Option.
C.    Unless otherwise noted, all capitalized terms herein have the same meanings as set forth in the Lease.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and supplement the Lease as follows:
1.Section 1. BASIC LEASE DATA, TERMS AND EXHIBITS. The following paragraphs of Section 1 of the Lease are hereby amended in their entirety and/or added to read as follows:
1.3    Tenant: Smartsheet, Inc., a Washington corporation
1.5    Tenant’s Permitted Trade Name: Smartsheet
1.10     Rent:
[Leased Premises 300 - based on 12,694 rentable square feet]
(a)    The reference to “the Expiration Date” in the last paragraph is hereby amended to read “March 31, 2023.”
(b)    The following paragraph is hereby added at the end of Section 1.10 of the Lease to read as follows:
From and including the first day of April, 2023, to and including the Expiration Date, Rent shall be Forty-three and 96/100 Dollars ($43.96) per rentable square foot of Rentable Area of the Leased Premises per annum or Forty-six Thousand Five Hundred Two and 35/100 Dollars ($46,502.35) per month.
[Leased Premises 350 - based on 3,246 rentable square feet]
(a)    The reference to “the Expiration Date” in the last paragraph is hereby amended to read “March 31, 2023.”
(b)    The following paragraph is hereby added at the end of Section 1.10 of the Lease to read as follows:

From and including the first day of April, 2023, to and including the Expiration Date, Rent shall be Forty-three and 96/100 Dollars ($43.96) per rentable square foot of Rentable Area of the Leased Premises per annum or Eleven Thousand Eight Hundred Ninety-one and 18/100 Dollars ($11,891.18) per month.
1.11     Lease Term: The Lease Term is hereby extended to expire on the Expiration Date below.
1.13    Expiration Date: March 31, 2024.
2.Section 3.4(a) - Option to Extend. The first sentence of Section 3.4(a) of the Lease is amended to read as follows:
Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including March 31, 2029.
3.Remaining Lease Provisions. Except as expressly modified in this Addendum, all other provisions of the Lease remain in full force and effect. In the event of a conflict between the terms of this Addendum and the Lease, the terms of this Addendum shall control.

DATED as of the day and year first above written.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC,		SMARTSHEET, INC.,
SMARTSHEET, INC.,		a Washington corporation
a Washington limited liability company
		By:	/s/ Jennifer Ceran
By:	KEMPER DEVELOPMENT		Jennifer Ceran, Chief Financial Officer
COMPANY, a Washington corporation
Its Manager

By:	James E. Melby
James E. Melby
President

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STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 21 day of June, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at Shoreline
My commission expires 9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 1st day of June, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JENNIFER CERAN, to me known to be the Chief Financial Officer of SMARTSHEET, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Lauren Kingston
Type Notary Name: Lauren Kingston
Notary Public in and for the State of
(SEAL)	Washington, residing at Seattle, WA
My commission expires 10/9/2020

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BANK OF AMERICA BUILDING OFFICE LEASE
BETWEEN
BELLEVUE PLACE OFFICE, LLC,
a Washington limited liability company
(Landlord)
AND
SMARTSHEET, INC.,
a Washington corporation
(Tenant)
SUITE 1200

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TABLE OF CONTENTS

1	BASIC LEASE DATA, TERMS AND EXHIBITS		1

2	PREMISES		3
	2.1	Generally	3
	2.2	Reserved to Landlord	3

3	LEASE TERM		4
	3.1	Generally	4
	3.2	Termination	4
	3.3	Holding Over	4
	3.4	Option to Extend Lease Term	4

4	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR		5
	4.1	Commencement Date	5
	4.2	Expiration Date	6
	4.3	Confirmation of Commencement and Expiration	6
	4.4	Lease Year	6

5	RENT		6

6	ADDITIONAL RENT		6
	6.1	Generally	6
	6.2	Definitions	6
	6.3	Payment	9
	6.4	Nonpayment	10
	6.5	Future Development of Bellevue Place	10
	6.6	Disputes Relating to Additional Rent	10

7	LATE CHARGES		11

8	SECURITY DEPOSIT		11

9	USES		12
	9.1	Permitted Uses	12
	9.2	Prohibited Uses	12
	9.3	Compliance with Laws, Rules and Regulations	12
	9.4	Hazardous Material	12

10	SERVICES AND UTILITIES		13
	10.1	Standard Services	13
	10.2	Interruption of Services	14
	10.3	Additional Services	14

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11	IMPROVEMENTS, ALTERATIONS AND ADDITIONS		14
	11.1	Premises Improvements	15
	11.2	Alterations by Tenant	16
	11.3	Disability Laws

12	MAINTENANCE OF THE PREMISES		16
	12.1	Maintenance and Repair by Tenant	16
	12.2	Failure to Maintain	17
	12.3	Repair by Landlord	17
	12.4	Surrender of Leased Premises	17

13	ACCEPTANCE OF THE LEASED PREMISES		17

14	DEFAULT BY LANDLORD		18

15	ACCESS		18
	15.1	Right of Entry	18
	15.2	Excavation	18

16	DAMAGE OR DESTRUCTION		18
	16.1	Insured Loss	18
	16.2	Uninsured Loss	19
	16.3	No Obligation	19
	16.4	Partial Destruction of the Bank of America Building	19
	16.5	Business Interruption	19

17	MUTUAL RELEASE AND WAIVER OF SUBROGATION		19

18	INDEMNITY		20
	18.1	Generally	20
	18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities	20
	18.3	Waiver of Workers' Compensation Immunity	21
	18.4	Provisions Specifically Negotiated	21

19	INSURANCE		21
	19.1	Liability Insurance	21
	19.2	Property Insurance	22
	19.3	Failure to Maintain	22
	19.4	Increase in Insurance Premium	22

20	ASSIGNMENT AND SUBLEASING		23
	20.1	Assignment or Sublease	23

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	20.2	Assignee Obligations	23
	20.3	Sublessee Obligations	24
	20.4	Conditional Consents	24
	20.5	Attorneys' Fees and Costs	24

21	ADVERTISING		24

22	LIENS		24

23	TENANT'S DEFAULT		25
	23.1	Default	25
	23.2	Remedies in Default	25
	23.3	Legal Expenses	26
	23.4	Bankruptcy	26
	23.5	Remedies Cumulative - Waiver	27

24	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION		27
	24.1	Subordination - Notice to Mortgagee	27
	24.2	Mortgagee Protection Clause	28

25	SURRENDER OF POSSESSION		28

26	REMOVAL OF PROPERTY		28

27	VOLUNTARY SURRENDER		29

28	EMINENT DOMAIN		29
	28.1	Total Taking	29
	28.2	Constructive Taking of Entire Premises	29
	28.3	Partial Taking	29
	28.4	Damages	29

29	NOTICES		30

30	LANDLORD'S LIABILITY		30

31	TENANT'S CERTIFICATES		31

32	RIGHT TO PERFORM		31

33	AUTHORITY		31

34	PARKING AND COMMON AREAS		32
	34.1	Parking	32

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	34.2	Common Areas	32

35	TRANSPORTATION MANAGEMENT PROGRAM		33

36	QUIET ENJOYMENT		33

37	GENERAL		33
	37.1	Captions	33
	37.2	Bellevue Place Rent and Income	33
	37.3	Successors or Assigns	33
	37.4	Tenant Defined	33
	37.5	Lost Security or Access Key Card	33
	37.6	Landlord's Consent	34
	37.7	Broker's Commission	34
	37.8	Partial Invalidity	34
	37.9	Recording	34
	37.10	Joint Obligation	34
	37.11	Time	34
	37.12	Prior Agreements	34
	37.13	Inability to Perform	35
	37.14	Transfer of Landlord's Interest	35
	37.15	No Light, Air or View Easement	35
	37.16	Reciprocal Easement Agreements	35
	37.17	Waiver	35
	37.18	Name	36
	37.19	Choice of Law - Venue	36
	37.20	OFAC Certification	36
	37.21	Current Tenant	36

iv

BANK OF AMERICA BUILDING OFFICE LEASE
THIS LEASE is made this 7 day of March, 2017, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company (“Landlord”), and SMARTSHEET, INC., a Washington corporation (“Tenant”).
RECITALS
A.    Landlord owns certain rights and interests in and to certain real property and improvements thereon in the City of Bellevue, King County, Washington, which real property is described in Exhibit “A,” attached hereto, and shown on the site plan attached hereto as Exhibit “B.” Said property and the improvements thereon are part of a first-class multi-use development commonly known and referred to herein as “Bellevue Place.” Bellevue Place currently consists of the Bank of America Building, Hotel Building, Corner Building, and Wintergarden Retail Center, as shown on Exhibit “B,” as well as a Parking Garage currently located beneath the foregoing.
B    Tenant desires to lease from Landlord a portion of the Bank of America Building and Landlord is willing to do so on certain terms and conditions, which are set forth herein.
NOW THEREFORE, for and in consideration of the promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	BASIC LEASE DATA, TERMS AND EXHIBITS.
1.1    Landlord: Bellevue Place Office, LLC, a Washington limited liability company.
1.2    Address of Landlord: P. 0. Box 4186, Bellevue, Washington 98009.
1.3    Tenant: Smartsheet, Inc., a Washington corporation.

1.4	Principal Business Address of Tenant: 10500 NE 8th Street, Suite 1300, Bellevue, WA 98004.
1.5    Tenant’s Permitted Trade Name: Smartsheet.

1.6	Leased Premises: That portion of the twelfth (12th) floor of the Bank of America Building; as and where shown on Exhibit “C” attached hereto.
1.7    Rentable Area of the Leased Premises:
Eleven Thousand Two Hundred Eighty-seven (11,287) square feet.
1.8    Breakdown of Rentable Area at Bellevue Place:
(a)The total Rentable Area of the Bank of America Building and the Corner Building is Four Hundred Sixty-three Thousand Five Hundred Ninety-nine (463,599) square feet.
(b)The total Rentable Area of Bellevue Place is Five Hundred Nineteen Thousand Five Hundred Forty-nine (519,549) square feet.
1.9    Tenant’s Share:

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(a)Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant’s Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set forth in Section 1.9(b); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(c).
(b)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: two point four three percent (2.43%) based on 463,599 rentable square feet pursuant to Section 1.8(a).
(c)Operating, Repair and Maintenance Expenses for Bellevue Place: two point one seven percent (2.17%) based on 519,549 rentable square feet pursuant to Section 1.8(b).
1.10    Rent:
[Based on 11,287 square feet of Rentable Area]
From and including the Commencement Date to and including August 31, 2018, the Rent shall be Forty and 00/100 Dollars ($40.00), per square foot of the Rentable Area of the Leased Premises per annum or Thirty-seven Thousand Six Hundred Twenty-three and 33/100 Dollars ($37,623.33) per month.
From and including the first day of September, 2018, to and including August 31, 2019, the Rent shall be Forty-one and 20/100 Dollars ($41.20) per square foot of the Rentable Area of the Leased Premises per annum or Thirty-eight Thousand Seven Hundred Fifty-two and 03/100 Dollars ($38,752.03) per month.
From and including the first day of September, 2019, to and including August 31, 2020, the Rent shall be Forty-two and 44/100 Dollars ($42.44) per square foot of the Rentable Area of the Leased Premises per annum or Thirty-nine Thousand Nine Hundred Eighteen and 36/100 Dollars ($39,918.36) per month.
From and including the first day of September, 2020, to and including August 31, 2021, the Rent shall be Forty-three and 71/100 Dollars ($43.71) per square foot of the Rentable Area of the Leased Premises per annum or Forty-one Thousand One Hundred Twelve and 90/100 Dollars ($41,112.90) per month.
From and including the first day of September, 2021, to and including August 31, 2022, the Rent shall be Forty-five and 02/100 Dollars ($45.02) per square foot of the Rentable Area of the Leased Premises per annum or Forty-two Thousand Three Hundred Forty-five and 06/100 Dollars ($42,345.06) per month.
From and including the first day of September, 2022, to and including the Expiration Date, the Rent shall be Forty-six and 37/100 Dollars ($46.37) per square foot of the Rentable Area of the Leased Premises per annum or Forty-three Thousand Six Hundred Fourteen and 85/100 Dollars ($43,614.85) per month.

1.11	Lease Term: Approximately seventy-two (72) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.

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1.12
Commencement Date: The earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), but no later than sixty (60) days following the date the Current Tenant (defined in Section 37.21 below) vacates and surrenders possession of the Leased Premises to Landlord, or (ii) the date Tenant first occupies the Leased Premises for business purposes.

1.13    Expiration Date: August 31, 2023.

1.14
Security Deposit: Upon execution of this Lease, Tenant shall pay Landlord One Hundred Sixty-one Thousand Three Hundred Eighty-five and 29/100 Dollars ($161,385.29), of which Forty-nine Thousand Seven Hundred and 42/100 Dollars ($49,700.42) shall be applied to Rent and Additional Rent due for the first (1s) month of the Lease Term, and One Hundred Eleven Thousand Six Hundred Eighty-four and 87/100 Dollars ($111,684.87) representing Rent and Additional Rent due for the last two months of the Lease Term, shall be held as a security deposit.

1.15	Deadline for Submission to Landlord of Premises Plans for Premises Improvements. N/A.

1.16	Contingency: THIS LEASE IS CONTINGENT UPON ITS ACCEPTANCE AND APPROVAL BY LANDLORD’S LENDERS. If this Lease is acceptable to Landlord’s lenders, this contingency will be waived by Landlord.
1.17    Project Architect: JPC Architects, or as otherwise designated by Landlord.
1.18    Exhibits Incorporated by Reference:
Exhibit “A” - Legal Description of Bellevue Place.
Exhibit “B” - Site Plan of Bellevue Place.
Exhibit “C” - Floor Plan of the Leased Premises.
Exhibit “D” - Tenant Design & Construction Manual (including Base Building
Finish Condition).
Exhibit “E” - Rules and Regulations.
Exhibit “F” - Bellevue Place Transportation Management Agreement.
Exhibit “G” - Form of Tenant Estoppel Certificate.
Exhibit “H” - Form of Subordination Agreement to Reciprocal Easement Agreement.

2.	PREMISES.
2.1Generally.
Landlord does hereby lease and demise to Tenant, and Tenant hereby accepts from Landlord, upon the terms and conditions herein set forth, the Leased Premises described in Section 1.6 above and depicted in Exhibit “C,” together with rights of ingress and egress over and across the Common Areas and Facilities of the Bank of America Building and Bellevue Place.
2.2Reserved to Landlord.
Landlord reserves the right, from time to time, to change the size and dimensions of Bellevue Place; add additional buildings and improvements to Bellevue Place; relocate, alter, and change the number of buildings and other improvements in, on and under Bellevue Place; change any building dimensions and the number of floors in any of the buildings and parking areas in Bellevue Place; change the identity and type

3

of stores and tenancies in Bellevue Place; change the name and address of the buildings and other improvements in Bellevue Place; and change the Common Areas and Facilities in Bellevue Place. Landlord further reserves the use of, and all rights in and to, the exterior walls and roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant’s use thereof and serving other parts of Bellevue Place. Landlord shall reasonably attempt to locate such items under the floor, above the ceiling, or adjacent to an interior wall. Such use shall not exceed one percent (1%) of the Useable Area of the Leased Premises unless otherwise agreed. If Landlord’s use hereunder exceeds one percent (1%) of the Useable Area of the Leased Premises, Tenant shall be entitled, as its sole and exclusive remedy, to a reduction in the stated Rentable Area for the Leased Premises, as set forth in Section 1.7 above, and a proportional reduction in Rent and Additional Rent (as defined in Sections 5 and 6 below) due hereunder. The Leased Premises shall not include the space above the suspended ceiling. Landlord shall retain the right to use the area immediately below the floor surface and the space above the suspended ceiling in any manner which does not permanently and materially interfere with Tenant’s use of the Leased Premises.
3.LEASE TERM.
3.1Generally.
The term of this Lease (the “Term” or “Lease Term”) shall be the period of time set forth in Section 1.11 above and shall commence on the Commencement Date as provided in Section 4.1 below and shall end at 11:59 p.m. on the Expiration Date, as provided in Section 4.2 below.
3.2Termination.
The Lease shall terminate on the Expiration Date, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant. If Tenant fails to surrender the Leased Premises at the end of the Lease Term, Tenant shall be liable for, and shall indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord founded upon delay by Landlord in delivering possession of the Leased Premises to such succeeding tenant.
3.3Holding Over.
Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month-to-month. During such tenancy, Tenant shall pay to Landlord a monthly rental of one hundred fifty percent (150%) of the Rent payable during the last month of the Lease Term in addition to the Additional Rent and Other Charges set forth herein. Except as set forth herein, such month-to-month tenancy also shall be subject to all of the terms, covenants, and conditions of this Lease.
3.4Option to Extend Lease Term.
(a)Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including August 31, 2028. The period of time shall be referred to herein as the “Option Period”. To exercise the Extension Option, Tenant must give Landlord unequivocal written notice of Tenant’s election to exercise the Extension Option at least ten (10) calendar months (but not earlier than twelve (12) calendar months) prior to the Expiration Date.
(b)If Tenant elects to exercise the Extension Option, the Rent for the Option Period (“New Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building (“Comparable Space”), but in no event shall the New Rent be less than the Rent payable during the last month of the Lease Term. If there is no Comparable Space in the Bank of America Building at the time, Tenant shall

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pay, as New Rent, whatever the fair market rent in the Bank of America Building would be if there was such Comparable Space in the Bank of America Building. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant renewing its lease for Comparable Space for a term of five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are renewing their leases in the Bank of America Building. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.
(c)In the event Landlord and Tenant cannot agree on the New Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s proposed New Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant’s or Landlord’s notice to the other of its election to have the New Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord’s or Tenant’s proposed New Rent and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord and Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally. The arbitration procedure shall not take more than thirty (30) days. However, if the arbitrators have not determined the New Rent prior to the beginning of the Option Period, Tenant shall pay the Rent previously in effect under the Lease plus a ten percent (10%) increase until such time as the arbitrators determine the New Rent. If the arbitration procedure results in a higher Rent, Tenant shall pay the difference with the next monthly rental payment due under the Lease. If the arbitration procedure results in a lower Rent, Tenant shall receive a credit against its next monthly Rent payments under the Lease, and any succeeding monthly rental payments, if necessary, in an amount equal to the overpayment.
(d)Notwithstanding anything in the foregoing to the contrary, the Extension Option may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise the Extension Option in any instance when such right is in effect, prior to the expiration of the applicable time period for the exercise of such right, the Extension Option shall thereafter be deemed null and void and of no further force or effect. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise such rights because of the foregoing provisions. All rights of Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant’s due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.
(e)The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.

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4.	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.
4.1Commencement Date.
The Commencement Date shall be the date set forth in Section 1.12 above.
4.2Expiration Date.
This Lease shall expire at 11:59 p.m. on the date set forth in Section 1.13 above.
4.3Confirmation of Commencement and Expiration.
Within five (5) business days after Tenants occupancy of the Leased Premises, or upon Landlord’s request, Landlord and Tenant shall confirm the specific Commencement and Expiration Dates in writing, as well as the “as built” Rentable Area of the Leased Premises, as defined in Section 6.2(f), and the Rent payable hereunder, which shall be appended to and incorporated into this Lease.
4.4Lease Year.
A “Lease Year” shall mean a calendar year commencing on January 1 and ending the following December 31. If the Commencement Date is a date other than January 1, the initial Lease Year shall be from and including the Commencement Date to and including December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from and including January 1 of the calendar year of the Final Lease Year to and including the Expiration Date.

5.	RENT.
Tenant shall pay to Landlord, without notice or demand and without setoff or deduction whatsoever, the sums stated in Section 1.10 above (the “Rent”), which shall be paid to Landlord in advance in lawful money of the United States, on or before the first day of each calendar month at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent (as defined in Section 6.1 below) for any partial month at the beginning or end of the Lease Term shall be prorated, based upon a thirty (30) day month. All amounts payable hereunder, other than Rent and Additional Rent, may be sometimes referred to as “Other Charges.” Landlord may (but shall not be required to) make available to Tenant procedures for the payment to Landlord by electronic funds transfer of any or all amounts required by the terms of this Lease to be paid by Tenant.

6.	ADDITIONAL RENT.
6.1Generally.
In addition to the Rent provided for in Section 5 above, Tenant shall pay to Landlord, without notice (other than notice advising Tenant of its share of the Additional Rent) or demand and without setoff or deduction, Tenant’s Share (as defined in Section 6.2(a) below) of the Operating Expenses (as defined in Section 6.2(b) below), which expenses include, but are not limited to, (i) Operating, Repair, and Maintenance Expenses for the Bank of America Building and the Corner Building; and (ii) Operating, Repair, and Maintenance Expenses for Bellevue Place during the Lease Term (the “Additional Rent”).
6.2Definitions.
The following terms shall have the meanings hereinafter specified, unless the context otherwise

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specifies or clearly requires:
(a)Tenant’s Share. Tenant’s Share shall be equal to the percentages set forth in Section 1.9 above.
(b)Operating Expenses Generally. The Operating Expenses shall include (i) all Operating, Repair and Maintenance Expenses (defined in Section 6.2(c) below), and (ii) all Taxes (defined in Section 6.2(d) below).
(c)Operating. Repair and Maintenance Expenses. Operating, Repair and Maintenance Expenses shall include the actual costs and expenses that are paid or payable by Landlord in connection with the operation, repair and maintenance of Bellevue Place and its constituent parts, which include without limitation, the Bank of America Building, the Corner Building and the Wintergarden Retail Center, less all contributions for such costs received from the owner of the Hotel Tract as defined in and pursuant to the terms of that certain Construction, Operation and Reciprocal Easement Agreement recorded under King County Recorder’s File No. 8709160449, as amended from time to time (the “REA”), and shall include, but not be limited to, those costs and expenses that are paid or payable to the Transportation Management Association. Without limiting the generality of the foregoing and by way of illustration, Operating, Repair and Maintenance Expenses shall include costs and expenses of all utility, heating, air conditioning and ventilation costs and expenses; license, permit and inspection fees; planting and landscaping costs and expenses; janitorial services; direct physical damage insurance (including but not limited to loss of income insurance), liability and excess liability insurance, and other appropriate insurance policies, as determined solely by Landlord or Landlord’s lender, including but not limited to garage keeper’s legal liability, boiler and machinery and auto insurance; taxes and assessments on equipment; the cost and expense of repairs including, but not limited to, those of a capital nature necessary or appropriate to fulfill Landlord’s obligations to its tenants; the cost and expense of removing trash and other refuse; the cost and expense of supplies, tools and equipment; the cost and expense of cleaning, maintaining, repairing and replacing machinery and equipment, including but not limited to automatic door openers, lights and lighting fixtures, heating, air conditioning and ventilation equipment, fire and sprinkler systems and security systems; depreciation allowance on machinery and equipment (depreciation to be over the useful life of any such machinery and equipment in accordance with the guidelines and regulations established by the Internal Revenue Service, if any); the cost and expense of personnel to implement such services, including but not limited to security and traffic control; legal and accounting costs and expenses; customary management fees; the cost of any capital improvements necessary or appropriate to fulfill Landlord’s repair or maintenance obligations, required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises or made for the purpose of reducing operating, repair or maintenance costs (the cost of any such capital improvements shall be amortized over the useful life of such item (in accordance with the guidelines and regulations established by the Internal Revenue Service, if any, from time to time) as Landlord shall determine with a return on capital at the current market rate per annum on the unamortized balance or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of purchasing or constructing such improvements).
(d)Taxes. Taxes shall include all real estate taxes, personal property taxes and all other taxes, surcharges and assessments that are or may be levied upon, assessed against or attributable to Bellevue Place and all improvements, fixtures, equipment and other property of Landlord, real and personal, located on, in or under Bellevue Place and used in connection with the operation thereof, including the Bank of America Building, the Corner Building and land underlying the Bank of America Building and the Corner Building and including, although not limited to, the land, improvements, equipment, fixtures and other property used in connection with the operation of and comprising the Parking Garage and Wintergarden Retail Center and any rental, excise, sales, transaction or other privilege tax or levy, however denominated

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(excepting federal, state and local net income taxes) paid or payable during the Lease Term and taxes on all tenant improvements in the Wintergarden Retail Center owned by Landlord but excluding the Hotel Building and the land underlying the Hotel Building. Taxes also shall include any amounts paid or payable to any third party or incurred by Landlord for the purpose of obtaining a reduction in the Taxes as above defined.
(e)Rentable Area of the Leased Premises. For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA z65.1-2010, otherwise known as the “BOMA Standard,” multiplied by a load factor of twenty-four point seventy-one percent (24.71%). The “as built” Rentable Area of the Leased Premises shall be the true Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.
(f)Rentable Area of Bellevue Place. For purposes of this Section 6, the Rentable Area of Bellevue Place shall include the total of all areas and spaces in (i) the Bank of America Building, (ii) the Corner Building, and (iii) all areas and spaces in and opening into the Wintergarden Retail Center (whether or not such areas or spaces in the Bank of America Building, the Corner Building, and the Wintergarden Retail Center are actually leased by Landlord) that are available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests and shall include, but not be limited to, all rest rooms, mezzanines, warehousing and storage areas, clerical and office areas, and employee areas within the leased premises of any tenant of Landlord in the Wintergarden Retail Center, Bank of America Building and Corner Building, but shall exclude all areas and spaces in the Hotel Building (other than those areas and spaces in or opening into the Wintergarden Retail Center and available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests) and the Common Areas and Facilities of Bellevue Place. If at any time, Landlord believes the Rentable Area of Bellevue Place is materially different than the Rentable Area of Bellevue Place set forth in Section 1.8 above because of an error in calculation or additions, modifications or alterations to Bellevue Place and Landlord desires to amend this Lease to reflect the actual or changed Rentable Area of Bellevue Place, Landlord shall so notify Tenant in writing. If Tenant does not object in writing to Landlord’s notice within ten (10) days following receipt of Landlord’s notice, this Lease shall be deemed to be amended to incorporate the Rentable Area of Bellevue Place as set forth in Landlord’s notice to Tenant. If Tenant does object in writing to Landlord’s notice within said ten (10) days, and Landlord and Tenant are unable to agree upon the Rentable Area of Bellevue Place within ten (10) days following receipt of Tenant’s notice of objection, the matter shall be submitted for determination to the Project Architect for Bellevue Place. The decision of the Project Architect shall be final and binding on both Landlord and Tenant and this Lease shall be deemed to be amended to reflect the Rentable Area of Bellevue Place as and when decided by the Project Architect. The cost and expense of the Project Architect’s consideration of the matter, if any, shall be shared equally among Landlord and all tenants objecting to Landlord’s notice.
(g)Notwithstanding anything in this Section 6.2 to the contrary, the following costs shall not be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease:
Leasing commissions, advertising expenses, fees and costs incurred in procuring new tenants for portions of Bellevue Place.
Except as permitted in Section 6.2(c) of the Lease, interest or amortization payments on mortgages.
Rental on ground leases or other underlying leases.

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Any costs or expenses associated with or incurred in connection with required environmental testing, removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances.
Costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance.
Charges for electricity, water, or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant.
Cost of correcting major defects in the design, construction or equipment of, or substantial latent defects in, the Bank of America Building or Bellevue Place (a defect, for the purposes of this subsection (g), is defined as a substantial condition that occurred because of negligence in the initial construction of Bellevue Place).
Any costs incurred in constructing any future material expansion of the Bank of America Building (as opposed to the costs of operating and maintaining the expanded Bank of America Building, which may be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease).
Costs of a capital nature, except for costs (a) reasonably necessary or appropriate to fulfill Landlord’s repair or maintenance obligations; (b) incurred as a result of any applicable governmental law or regulation enacted and enforced after the date of the Lease; and/or (c) made for the purpose of reducing operating, repair or maintenance costs.
Interest and penalties incurred as a result of Landlord’s delinquent payment of any obligation of Landlord.
Notwithstanding any reference in Section 6.2 to the contrary, the cost of any capital item shall not be expensed in a single year but shall be depreciated over the useful life of such item in a manner consistent with other Bellevue Class “A” office buildings.
Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any operating costs and maintenance expenses set forth in this Section 6.2 of the Lease, provided Landlord reserves the right to include a customary administrative fee and a customary management fee within operating costs and maintenance expenses.
6.3Payment.
Landlord shall provide to Tenant, at or before the Commencement Date, an estimate of the annual Operating Expenses for the Lease Year in which the Commencement Date occurs. Within ninety (90) days after the expiration of each succeeding Lease Year of the Lease Term, or as soon thereafter as such information becomes available, Landlord shall give Tenant a written estimate of Tenant’s Share of the Operating Expenses for the then current Lease Year (“Tenant’s Estimated Share”). Tenant shall pay Tenant’s Estimated Share, in advance, in equal monthly installments on or before the first (1st) day of each calendar month of such Lease Year at Landlord’s Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. During the period of time following the expiration of a Lease Year and Tenant’s receipt of Landlord’s estimate of Tenant’s Estimated Share, Tenant shall continue to pay Landlord Tenant’s Estimated Share from the prior Lease Year. Within ninety (90) days

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after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall furnish to Tenant a written statement summarizing the actual amount of Tenant’s Share of the Operating Expenses for the prior Lease Year (hereinafter sometimes referred to as the “Annual Reconciliation Statement”). If Tenant’s Share of the Operating Expenses exceeds the amount paid by Tenant, Tenant shall pay the deficiency to Landlord promptly upon receipt of a written notice of the amount thereof. If such statement shows Tenant’s Share of the Operating Expenses to be less than the amount paid by Tenant, the amount of overpayment by Tenant shall be credited by Landlord to the next payment or payments of Additional Rent due hereunder, if Tenant has otherwise complied with all of the terms and provisions of this Lease. If the Lease Term has expired and Tenant has vacated the Leased Premises and no amounts are or may become payable by Tenant, then any overpayment shall be returned to Tenant, or at Landlord’s option, to the last assignee of Tenant’s interest in the Leased Premises. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the Additional Rent for the remaining portion of the Lease Year based upon the number of days from the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If at any time during a Lease Year it appears to Landlord that any of the Operating Expenses payable for that Lease Year will vary from Landlord’s estimate by more than five percent (5%) on an individual or aggregate basis, Landlord may, at its election, adjust Tenant’s Estimated Share for the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.
6.4Nonpayment.
In the event of nonpayment of any item of Additional Rent or any Other Charge due hereunder, Landlord shall have the same rights and remedies as for failure to pay Rent.
6.5Future Development of Bellevue Place.
Tenant is aware that Landlord, by itself or in combination with other persons, intends to further expand and develop Bellevue Place in one or more additional phases and Tenant has reviewed plans and other documents describing the intended expansion and development of Bellevue Place or has been provided with opportunities to review such plans and documents. In the event one or more such phases of the Bellevue Place project are completed during the Lease Term, any additional operating, repair or maintenance expenses and real estate and other taxes attributable to such other phases may be included in the Operating Expenses at Landlord’s discretion; provided that the denominator used to calculate Tenant’s proportionate share of such expenses is reasonably adjusted with respect to such phases.
6.6Disputes Relating to Additional Rent.
If Tenant desires to contest any calculation by Landlord of Tenant’s Share or the amount of any Bellevue Place Operating Expense payable by Tenant, Tenant must give Landlord a written notice (an “Objection Notice”) stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after Tenant receives Landlord’s Annual Reconciliation Statement regarding Bellevue Place Operating Expenses, and set forth with particularity the reason why Tenant disputes Landlord’s calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within

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thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord’s calculation and the inclusion and amount of any Bellevue Place Operating Expense. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant against future obligations under this Section 6 equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant’s Objection Notice relates. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all amounts owed hereunder based upon Landlord’s determination and calculation or until such calculation or amount has been established hereunder to be incorrect.

7.	LATE CHARGES.
If Tenant fails to pay, when the same is due and payable, any Rent, Additional Rent or Other Charges, such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment, unless such amount would violate any applicable usury law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any installment of Rent, Additional Rent or Other Charges will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative and collection costs, and processing and accounting expenses. Therefore, if any Rent, Additional Rent or Other Charge installment is not received by Landlord from Tenant by the fifth (5th) day after such installment is due, Tenant shall immediately pay to Landlord, in addition to the installment due, a late charge equal to twelve percent (12%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss and expense suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant’s default with respect to such nonpayment by Tenant nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease. Landlord shall apply payments made by Tenant first to accrued charges, interest and rent in the following order: (a) Late Charges; (b) interest; (c) Rent; Other Charges and Additional Rent; and (d) any balance remaining to current Rent, Other Charges, and Additional Rent. Notwithstanding anything in this Section 7 to the contrary, provided Tenant pays all sums due hereunder by electronic funds transfer, Landlord shall waive the first (1st) late charge that may be incurred by Tenant during any twelve (12) month period during the Lease Term, provided the unpaid amount is in fact paid in full by Tenant on or before the fifteenth (15th) day of the month in which any such payment is due.

8.	SECURITY DEPOSIT.
As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the sum shown in Section 1.14 above. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of

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demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within thirty (30) days following expiration of the Lease Term or Tenant’s return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the security deposit.

9.	USES.
9.1Permitted Uses.
Tenant shall use and occupy the Premises only for general office purposes consistent with a first class office building (the “Permitted Use”) under the trade name set forth in Section 1.5 above, and for no other business or purpose or under any other trade name without the prior written consent of Landlord, which consent may be withheld if Landlord, in its sole discretion, determines that any proposed use or trade name is inconsistent with or detrimental to the maintenance and operation of the Building as a first-class office building. Landlord makes no representation or warranty as to the availability of Tenant’s Permitted Trade Name or that it will not infringe on any other person’s trademark, service mark or other rights or privileges.
9.2Prohibited Uses.
Tenant shall not do or permit or suffer anything to be done in or about the Leased Premises, Bank of America Building or Bellevue Place which will in any way obstruct or interfere with the rights of other tenants or occupants of the Bank of America Building or Bellevue Place or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is objectionable or offensive in Landlord’s reasonable judgment or which is unlawful, nor shall Tenant do or permit or suffer anything to be done in or about the Leased Premises, the Bank of America Building or Bellevue Place which would cause Landlord to be in violation of any of its agreements with others. If Tenant permits or engages in any activity which, in Landlord’s reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to Landlord, the other tenants of the Bank of America Building or Bellevue Place, or their employees, customers, guests or invitees, Tenant shall immediately discontinue such activity or take action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant’s failure to comply with this Section shall constitute a material default of this Lease and entitle Landlord to pursue its remedies for such a breach or, in the alternative, undertake such work as may be appropriate to prevent such activity and recover, as additional rent, the cost thereof plus interest thereon at two percent (2%) over the prime rate of interest charged or published by Bank of America on the first day of each month, commencing on the date due through the date of payment.
9.3Compliance with Laws, Rules and Regulations.
Tenant shall, at its sole cost and expense, promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force relating to Tenant’s use and occupancy of the Leased Premises and Tenant’s business conducted therein.
9.4Hazardous Material.
Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about

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the Leased Premises by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Tenant results in contamination of the Leased Premises or any part of Bellevue Place or any other property, or if contamination of the Leased Premises or any part of Bellevue Place or any other property by Hazardous Material otherwise occurs for which Tenant may be legally liable for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or useable space or of any amenity of Bellevue Place or the Leased Premises or elsewhere, damages arising from any adverse impact on marketing of space at Bellevue Place or elsewhere, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under Bellevue Place. Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Leased Premises or Bellevue Place by Tenant, its agents, employees, contractors or invitees, results in any contamination of the Leased Premises or any part of Bellevue Place or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Leased Premises, Bellevue Place or any other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, Bellevue Place or other property. As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.

10.	SERVICES AND UTILITIES.
10.1Standard Services.
As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 12.3) and the public and common areas of the Building, including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Bank of America Building as a first-class office and retail building in downtown Bellevue, except for damage occasioned by any act or omission of Tenant or Tenant’s officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays (“Regular Business Hours”), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service (the “Standard Services”). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord, shall be paid by Tenant in the same manner as provided in Section 5 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures, toilet room supplies, window washing at reasonable intervals and customary building janitorial service as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Bank of America Building tenants shall be paid by Tenant in the same manner as provided for payment in Section 5

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above.
10.2Interruption of Services.
Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption or failure of the Standard Services due to any cause whatsoever. No temporary interruption or failure of the Standard Services incident to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord’s reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder.
10.3Additional Services.
Tenant shall not install lights and equipment in the Leased Premises with heating loads which in the aggregate exceed the Bank of America Building standard mechanical system. Landlord shall not arbitrarily withhold consent to Tenant’s installation of lights and equipment exceeding such amount but may condition its consent on Tenant’s payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant’s use of such equipment or lights. Such costs shall be paid by Tenant in the same manner as provided in Section 5 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant’s sole cost and expense, a monitoring or metering system in the Leased Premises to measure the added demands on electricity, heating, ventilation, and air conditioning systems resulting from such equipment and lights and from Tenant’s after-hours heating, ventilation and air conditioning service requirements. Tenant shall comply with Landlord’s instructions for the use of drapes, blinds and thermostats in the Bank of America Building.

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.
11.1Premises Improvements.
(a)Prior to the Commencement Date, the Leased Premises shall be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord’s subjective discretion, and shall be performed in accordance with the requirements set forth in Exhibit “D”. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with the Project Architect for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord’s Improvement Allowance”). Landlord’s Improvement Allowance is limited to Seventy-nine Thousand Nine and 00/100 Dollars ($79,009.00).    Landlord’s Improvement Allowance shall be used exclusively for the Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant’s sole cost and responsibility); provided, however, Tenant has the right to use up to Twenty-two Thousand Five Hundred Seventy-four and 00/100 Dollars ($22,574.00) of Landlord’s Improvement Allowance to offset data, telephone, and similar communication cabling costs.

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(b)Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord’s Improvement Allowance (“Excess Improvement Costs”) shall be Tenant’s sole responsibility and shall be paid by Tenant promptly when due. Tenant’s failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.
(c)Prior to the Commencement Date, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant’s acts or omissions, change in design decisions, revisions or additional work, or those of Tenant’s agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant’s use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant’s obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord’s receipt of Tenant’s punch list, referred to below. Tenant’s occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises is in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.
(d)All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling in excess of Twenty-two Thousand Five Hundred Seventy-four and 00/100 Dollars ($22,574.00), as set forth in paragraph 11.1(a) above, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.
11.2Alterations by Tenant
After completion of Premises Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on, or to the Leased Premises without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord may deem appropriate. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at Tenant’s sole cost and expense. Prior to the commencement of any such work, Tenant shall notify Landlord of the contractors that will be retained by Tenant to perform the work. Landlord shall have the right to approve or disapprove in advance any or all contractors to be retained by Tenant for such work. Landlord shall promptly

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be provided with complete “as built” drawings and specifications for all alterations, additions and improvements made by Tenant. Tenant shall secure all governmental permits, approvals or authorizations required for such work. All alterations, additions and improvements (including but not limited to all light fixtures and floor coverings but excluding any inventory, furniture and similar personal property which does not become a part of the Leased Premises) shall immediately become the property of Landlord, without any obligation on the part of Landlord to pay therefor, upon installation in the Leased Premises. Upon the expiration or sooner termination of the Lease Term, Tenant shall forthwith remove (at Tenant’s sole cost and expense) all alterations, additions or improvements made by Tenant (except original leasehold improvements constructed as part of Premises Improvements) designated by Landlord to be removed and Tenant shall repair (at its sole cost and expense) any damage to the Leased Premises caused by such removal. Notwithstanding anything herein or elsewhere in this Lease to the contrary, Tenant shall remove all voice and data cabling and other telecommunications equipment installed by Tenant, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. Tenant’s obligations hereunder shall survive the expiration or termination of this Lease. Tenant shall be permitted to install card readers on the stairwell doors adjacent to floor 12 of the Bank of America Building, subject to approval by Landlord and the City of Bellevue.
11.3Disability Laws.
Notwithstanding anything in this Lease to the contrary, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises, Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility (“Disability Law”), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant’s plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirect, by or for Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges, liabilities, obligations, penalties, damages, judgments, costs and expenses (including attorneys’ fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord’s judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.

12.	MAINTENANCE OF THE PREMISES.
12.1Maintenance and Repair by Tenant.
Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased Premises (including all exterior doors and entrances, windows and moldings and trim on all doors and windows) and all partitions, door surfaces, fixtures, equipment and appurtenances thereof in good order,

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condition and repair consistent with a first-class office building, damage by unavoidable casualty excepted (but not excluding any damage caused by burglary, attempted burglary or vandalism of the Leased Premises).
12.2Failure to Maintain.
If, after five (5) days’ prior written notice (except in emergencies) from Landlord, Tenant fails to keep, preserve and maintain the Leased Premises as set forth in Section 12.1 above, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the Leased Premises for the purpose of undertaking such work upon the failure of Tenant to do so.
12.3Repair by Landlord.
Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air-conditioning and similar equipment) and building structure of the Leased Premises in a good state of repair, and shall accomplish such repairs as may be needed promptly after receipt of written notice from Tenant. If repairs are required by reason of Tenant’s acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 16 or 28, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appurtenances and equipment therein. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of Bellevue Place, or of any other third parties.
12.4Surrender of Leased Premises.
At the expiration or sooner termination of this Lease, Tenant shall return the Leased Premises to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord’s consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other unavoidable casualty excepted (excluding burglary, attempted burglary and vandalism). Tenant shall remove all inventory, furniture and other personal property which does not become a part of the Leased Premises, and all alterations and improvements which Landlord designates to be removed pursuant to Section 11.2 above, and shall restore the Leased Premises to the condition it was in prior to the installation of such items. Tenant’s obligations under this Section 12 shall survive the expiration or termination of this Lease.

13.	ACCEPTANCE OF THE LEASED PREMISES.
Except as otherwise provided in this Section 13, and subject to Landlord’s completion of the Premises Improvements in accordance with Section 11.1 above, Tenant has inspected the Leased Premises and accepts the same in their current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of the Leased Premises, appurtenances thereto, the

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improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.

14.	DEFAULT BY LANDLORD.
Landlord shall not be in default under this Lease unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event less than thirty (30) days after written notice by Tenant to Landlord and to the holder of all mortgages and deeds of trust covering the Leased Premises whose names and addresses shall have been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease and which Tenant otherwise may have until such thirty (30) days have elapsed. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default and, subject to Section 30, Tenant’s remedies shall be limited to damages.

15.	ACCESS.
15.1Right of Entry.
Tenant shall permit Landlord and its employees, agents and contractors to enter into and upon the Leased Premises at any time during normal business hours (8:00 a.m. to 6:00 p.m.) for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Leased Premises or the Bank of America Building. If Tenant is not personally present to permit entry, in case of emergency or urgent necessity Landlord may forcibly enter the same at any hour without rendering Landlord liable therefor. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of this Lease.
15.2Excavation.
If an excavation is made of property adjacent to the Leased Premises, Tenant shall and does hereby afford to the person causing or authorized to cause such excavation, an irrevocable license to enter upon the Leased Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the wall of the building of which the Leased Premises are a part from injury or damage and to support the same by proper foundations or other means, without any claim for damages against Landlord or diminution or abatement of rent.

16.	DAMAGE OR DESTRUCTION.
16.1Insured Loss.
Subject to Section 16.2, if the Leased Premises are damaged by perils covered by Landlord’s insurance coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to Landlord for the purpose of repairing such damage, Landlord agrees to forthwith repair the same, and this

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Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent and Additional Rent from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Rent and Additional Rent shall abate only to the extent Landlord receives proceeds from Landlord’s rental income insurance policy to compensate Landlord for the loss of such rent.
16.2Uninsured Loss.
If the Leased Premises are damaged as a result of any cause other than the perils covered by Landlord’s insurance coverage or if the insurance proceeds are not sufficient to cover the cost of repairs, Landlord shall forthwith repair the same provided the cost of repair is less than ten percent (10%) of the then replacement cost of the Leased Premises. If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord’s insurance coverage, or if the insurance proceeds from Landlord’s insurance are not made available to Landlord for the purpose of repairing the Leased Premises, or, if the cost of repair is equal to or greater than ten percent (10%) or more of the replacement cost of the Leased Premises, then Landlord shall have the option to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect but the Rent and Additional Rent shall be proportionately reduced as provided in Section 16.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant of the termination of this Lease as of the date specified in such notice, which date shall not be less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Rent and Additional Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination.
16.3No Obligation.
Notwithstanding anything to the contrary contained in this Section 16, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises when the damage resulting from any casualty occurs during the last twenty-four (24) calendar months of the Lease Term.
16.4Partial Destruction of the Bank of America Building.
If a portion of the Bank of America Building is damaged and the insurance proceeds therefrom are not sufficient to cover the cost of repairs or are not made available to Landlord for the purpose of repairing the same, or if thirty percent (30%) or more of the Rentable Area of the Bank of America Building is damaged, notwithstanding that the Leased Premises may be unaffected, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days’ prior written notice of Landlord’s election to terminate the tenancy; provided, however, that such notice shall be given, if at all, within one hundred twenty (120) days following the date of occurrence of such damage or destruction. Rent and Additional Rent shall be prorated as of the date of such termination.
16.5Business Interruption.
No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Bank of America Building. Landlord shall use reasonable efforts to effect such repairs promptly.

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17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.
Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided that this Section shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. This Waiver only applies to insured property losses and does not limit the ability to recover for deductibles or other uninsured losses. Landlord and Tenant acknowledge that their current insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other party may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not apply to any claim by Landlord for any Rent, Additional Rent or Other Charges payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of Bellevue Place or any claim that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.

18.	INDEMNITY.
18.1Generally.
Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises except and to the extent that such injury is caused by Landlord’s negligence. Except to the extent an injury to any person is caused by Landlord’s negligence, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including attorneys’ fees) arising, claimed, charged or incurred against or by Landlord from any matter or thing arising from Tenant’s use of the Leased Premises, the conduct of its business or from any activity, work or other things done, permitted or suffered by the Tenant in or about the Leased Premises, and Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part or to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorneys’ fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by legal counsel reasonably satisfactory to Landlord.

18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.
Notwithstanding Section 18.1 above, in the event of concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from,

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improvement to or maintenance of the Leased Premises or Bellevue Place, Tenant’s obligation to indemnify Landlord as set forth in this Section 18 shall be limited to the extent of Tenant’s negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant’s proportional share of costs, and attorneys’ fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.
18.3Waiver of Workers’ Compensation Immunity.
The indemnification obligations contained in this Lease shall not be limited by any workers’ compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and similar workers’ compensation, benefit or disability laws.
18.4Provisions Specifically Negotiated.
LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS’ COMPENSATION BENEFITS AND LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

19.	INSURANCE.
19.1Liability Insurance.
(a)Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, a policy of comprehensive/commercial general liability insurance insuring Tenant’s activities with respect to the Leased Premises, Bank of America Building and Bellevue Place against loss, damage or liability for personal injury or death or loss or damage to property with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For policies with a general aggregate limit, such aggregate limit shall be not less than Two Million Dollars ($2,000,000) and include an endorsement providing that the foregoing limit shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Term, in Landlord’s reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best’s Insurance Guide. Landlord, Kemper Development Company, and any other parties in interest designated by Landlord, shall be named as additional insureds. The insurance policy shall bear an endorsement that the policy shall not be cancelled or the policy limits reduced by endorsement below the coverage required by this Lease for any reason other than nonpayment of premiums except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof, including applicable endorsements,

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showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.
(b)Service of Alcoholic Beverages. The insurance to be carried by Tenant pursuant to Section 19.1(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pertaining to the sale, gift, distribution or use of any alcoholic beverages, or liability by reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 18 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so-called dram shop liability insurance, (ii) host liquor liability insurance or (iii) liquor legal liability insurance or otherwise related to the sale, gift, distribution or use of alcoholic beverages.
19.2Property Insurance.
In addition to the insurance required by Sections 19.1 and 19.2, Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, property insurance covering Tenant’s supplies, inventory and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to full replacement cost without co-insurance penalty. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non-payment of premiums, except upon forty-five (45) days’ prior written notice to Landlord and only after ten (10) days’ prior written notice to Landlord for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof.
19.3Failure to Maintain.
If Tenant fails or refuses to maintain any insurance required by this Section 19, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 19 shall constitute a material breach of this Lease.
19.4Increase in Insurance Premium.
Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord’s insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant’s use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay immediately to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant’s use or occupancy of the Leased Premises, the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor.

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20.	ASSIGNMENT AND SUBLEASING.
20.1Assignment or Sublease.
Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise, without in each case first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such transaction undertaken without Landlord’s prior written consent shall be null and void.
In determining whether to grant consent to Tenant’s sublease or assignment request, Landlord may consider any factor, including but not limited to the experience and business reputation of the proposed assignee or sublessee in operating a business for the uses set forth in the Lease; whether the clientele, personnel and foot traffic generated by such proposed assignee or sublessee is satisfactory to Landlord; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee or sublessee has a net worth, and financial strength and credit record, reasonably satisfactory to Landlord; use of the Leased Premises by the proposed assignee or sublessee must be identical to the use permitted by the Lease; use of the Leased Premises by the proposed assignee or sublessee will not violate or create any potential violation of any laws; whether the quality of the business to be operated or likely to be operated by the proposed assignee or sublessee is satisfactory to Landlord; and whether Landlord’s consent might result in a breach of any other lease or agreement to which Landlord is a party; and whether the product mix and target customer base of the proposed assignee or sublessee is consistent with the product mix and target customer base that Landlord is trying to maintain or achieve within Bellevue Place.
No assignment, subleasing or other transfer shall relieve Tenant of any liability under this Lease. The prohibition set forth in this Section 20 includes, without limitation (and the following shall be deemed to be “assignments”): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any subleasing or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the specific assignment of this Lease; and (v) a change in control in any partnership tenant. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such assignment, subleasing or other transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subleasing or transfer. If Landlord’s consent is requested for an assignment or sublease of all or a portion of the Leased Premises, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment or subleasing, and enter into the relationship of Landlord and Tenant with the proposed assignee or subtenant based on the rent (and/or other compensation) and term agreed to by such assignee or subtenant and otherwise upon the terms and conditions of this Lease. In connection with any sublease or assignment, Tenant shall promptly provide Landlord with fully executed copies of all assignment, sublease and assumption instruments.
20.2Assignee Obligations.
As a condition to Landlord’s consent, any potential assignee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, Other Charges and the performance

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of all terms, covenants and conditions of this Lease.
20.3Sublessee Obligations.
As a condition to Landlord’s consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the sublease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, and Other Charges, and the performance of all terms, covenants, and conditions of this Lease.
20.4Conditional Consents.
Any consent by Landlord to any assignment or subleasing may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and all such terms and conditions shall be binding upon any person holding by, under or through Tenant.
20.5Attorneys’ Fees and Costs.
Tenant shall reimburse Landlord for Landlord’s attorneys’ fees and costs incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subleasing or encumbrance.

21.	ADVERTISING.
Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, awning, canopy, marquee, decoration, graphics, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Leased Premises or the Bank of America Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Leased Premises without first obtaining Landlord’s written consent thereto, such consent to be at Landlord’s sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Leased Premises or the Bank of America Building caused thereby. All such signs and advertising matter shall comply with all applicable laws, governmental regulations, ordinances and orders.

22.	LIENS.
No work performed by Tenant pursuant to this Lease shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic’s, materialmen’s or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve, alter or repair the Leased Premises. Tenant shall keep the Leased Premises, the Bank of America Building and Bellevue Place free and clear of all liens and encumbrances arising out of any work performed for, materials furnished to and obligations incurred by or on behalf of Tenant and Tenant shall indemnify and hold Landlord harmless from any liability from any and all costs, liabilities and expenses (including but not limited to attorneys’ fees and Landlord’s reasonable administrative costs and expenses) arising therefrom. Prior to commencing any improvement, alteration or repair work to the Leased Premises, Tenant shall provide to Landlord, at Tenant’s sole cost and expense, separate payment and performance bonds for such work and materials in an amount equal to either (i) the actual contract price if the contract price is fixed, or (ii) one and one-half (1-1/2) times the estimated cost of the improvements, alterations or repairs which Tenant desires to make within the Leased Premises if the contract price is not fixed. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any and all liability for mechanics’ and materialmen’s liens and other similar liens and insure the completion of such work. If any lien is filed against the Bank of America Building, Bellevue Place or the Leased Premises by any person

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claiming by, through or under Tenant, Tenant shall, at Tenant’s sole cost and expense, immediately discharge the same. If Tenant shall fail to cause such lien to be immediately discharged of record, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including any reasonable attorney’s fees incurred by Landlord in defending against or responding to such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.

23.	TENANT’S DEFAULT.
23.1Default.
The following shall constitute defaults and breaches of this Lease by Tenant:
(a)Vacating the Leased Premises. The vacation or abandonment of the Leased Premises by Tenant or the failure of Tenant to be open for business on a fully-operational basis (except in the event of damage or destruction to the Leased Premises or when due to some other cause beyond Tenant’s reasonable control, which prevents Tenant from conducting its business within the Leased Premises) for five (5) days or more.
(b)Failure to Pay Rent. Tenant’s failure to make any payment of Rent, Additional Rent or Other Charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.
(c)Failure to Perform. Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure continues for a period of ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant’s failure is such that more than ten (10) days are required for its cure, Tenant shall not be deemed to be in default under this Section 23.1(c) if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.
(d)Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.
(e)Repeated Defaults. Tenant’s failure to perform or observe any of Tenant’s obligations under the Lease after Tenant has neglected or failed to perform or observe any of Tenant’s obligations under the Lease at least twice previously (although Tenant shall have cured any such previous failure after notice from Landlord, and within the notice period).
23.2Remedies in Default.
In the event of any default or breach of this Lease by Tenant (whether or not set forth in Section 23.1 above), Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:

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(a)Terminate the Lease. Terminate Tenant’s right to possession of the Leased Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from the Tenant all past due Rent, Additional Rent and Other Charges and all other amounts owed under the terms of this Lease; the expense of re-leasing the Leased Premises, including but not limited to the expense of renovating and alterations to the Leased Premises and any leasing commissions; reasonable attorneys’ fees and costs; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and Additional Rent called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the “worth at the time of award” shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and any and all other damages arising from Tenant’s default or breach; or,
(b)Continue the Lease. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all Landlord’s rights and remedies under this Lease, including the right to recover damages, Rent, Additional Rent, Other Charges, and any other payments as may become due hereunder; or,
(c)Other Remedies. Pursue any other remedy or remedies now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.
23.3Legal Expenses.
If either party is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Lease to an attorney for the enforcement of any of the covenants, agreements, terms or conditions of this Lease, the prevailing party, in addition to all other remedies provided herein, shall receive from the other party all costs (including reasonable attorneys’ fees) incurred in the enforcement of the covenants, agreements, terms and conditions of this Lease (whether or not an action is instituted) and including any such costs and fees incurred by the prevailing party on any appeal.
23.4Bankruptcy.
(a)Assumption of Lease. In the event Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
(1)Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with “Adequate Assurance” (as defined below) that: (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord’s reasonable costs, expenses, accrued interest, and attorneys’ fees incurred as a result of the default or breach; (B) within twenty (20) days from the date of such assumption, the Trustee or Tenant will cure all non-monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.
(2)For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, “Adequate Assurance” shall mean: (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all

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secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the very minimum, shall deposit a sum equal to two (2) months’ Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant’s future performance under the Lease.
(b)Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant’s interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect to Additional Rent; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
(c)Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows: (1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to pay all monetary obligations required under this Lease, including without limitation, the payment of Rent and Additional Rent payable hereunder which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days’ prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord as otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.
23.5Remedies Cumulative - Waiver.
Landlord’s remedies hereunder are cumulative and the Landlord’s exercise of or failure to exercise any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any breach, default or other event authorizing the cancellation or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, at any time that cause for cancellation or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.

24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.
24.1Subordination - Notice to Mortgagee.
At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver all instruments

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which may be appropriate to subordinate this Lease to any existing or future mortgages or deeds of trust on Bellevue Place, the Bank of America Building or the Leased Premises, and to any extensions, renewals or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in breach or default under any provision of this Lease unless written notice specifying such breach or default is given to Landlord and to all persons who have an interest in all or part of Bellevue Place as mortgagees and/or deed of trust beneficiaries and whose names and addresses have been given to Tenant in writing or are recorded in the records of King County, and the provisions of Section 14 have been fully complied with.
24.2Mortgagee Protection Clause.
Tenant shall give all mortgagees and deed of trust holders, by registered or certified mail, copies of all notices of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagees or deed of trust holders. If Landlord fails to cure such default within the time provided in this Lease, then the mortgagees or deed of trust holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, provided that within such thirty (30) days any mortgagee or deed of trust holder commences and diligently pursues the remedies necessary to cure such default (including but not limited to commencement of judicial or nonjudicial foreclosure proceedings, if necessary, to effect such cure).

25.	SURRENDER OF POSSESSION.
Subject to the terms of Sections 11, 13 and 16, upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Leased Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire or other casualty excepted.

26.	REMOVAL OF PROPERTY.
Tenant shall remove all of its personal property and improvements designated to be removed pursuant to Section 11.2 at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages for injury to the Leased Premises or Bank of America Building resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Leased Premises or the Bank of America Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys’ fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

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27.	VOLUNTARY SURRENDER.
The voluntary or other sun-ender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, but, at the option of Landlord, shall terminate all or any existing subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

28.	EMINENT DOMAIN.
28.1Total Taking.
If all the Leased Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Rent, Additional Rent and Other Charges due hereunder shall be paid to that date. As used in this Section 28, the term “eminent domain” shall include the taking of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.
28.2Constructive Taking of Entire Premises.
In the event of a taking of a material part, but less than all, of the Bank of America Building, where Landlord shall reasonably determine that the remaining portions of the Bank of America Building cannot be economically or effectively used as desired by Landlord (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.
28.3Partial Taking.
If more than fifteen percent (15%) of the Rentable Area of the Leased Premises is taken or appropriated by the power of eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord and Tenant receive written notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the Common Area of the Bank of America Building is taken by the power of eminent domain, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty (60) days of the date of such taking. If this Lease is so terminated, all Rent, Additional Rent and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or Common Area is taken by the power of eminent domain and this Lease is not terminated, Landlord, at its expense, shall proceed with reasonable dispatch to restore, to the extent that it is reasonably prudent, the remainder of the Leased Premises and Common Area to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with reasonable dispatch to restore the fixtures and improvements installed by Tenant and Tenant’s furniture, furnishings, and equipment to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises so taken, the Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the area taken bears to the Rentable Area of the Leased Premises prior to the taking.
28.4Damages.
Landlord reserves all rights to the entire damages award or payment for taking by the power of eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its

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leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants or and assigns to Landlord any right Tenant may now have or hereafter acquire to such awards and payments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant’s merchandise, furniture and other personal property that Tenant is entitled to remove at the termination of this Lease or for damage to Tenant’s business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord’s damages.

29.	NOTICES.
Any notices required in accordance with any of the provisions herein, if to Landlord, shall be delivered in person or mailed by an express mail service, such as Federal Express or UPS, to the address of Landlord as set forth in Section 1.2 above or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be delivered in person or sent by an express mail service, such as Federal Express or UPS, to Tenant at the Leased Premises. If Tenant is more than one person or entity, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any notices mailed to Tenant bearing the proper address and adequate postage for delivery shall be deemed effective upon deposit in the U.S. mail.

30.	LANDLORD’S LIABILITY.
Anything in this Lease to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord’s interest in the Leased Premises and Bank of America Building, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or its partners or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
(a)The sole and exclusive remedy of Tenant shall be against the Landlord’s interest in the Leased Premises and the Bank of America Building;
(b)No general or limited partner of Landlord, or any director, officer, agent or employee of any corporation if Landlord, or any general or limited partner of Landlord, is a corporation (collectively, for the purpose of this Section 30, referred to as “general or limited partner of Landlord”) shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant’s compliance with this Section 30;
(c)No general or limited partner of Landlord shall be required to answer or otherwise plead to any service or process;
(d)No judgment will be taken against any general or limited partner of Landlord;
(e)Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tune;

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(f)No writ of execution will ever be levied against the asset of Landlord or any general or limited partner of Landlord, other than Landlord’s interest in the Leased Premises or the Bank of America Building;
(g)These covenants and agreements are enforceable both by Landlord and also by any general or limited partner of Landlord.

31.	TENANT’S CERTIFICATES.
Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement substantially in the form of Exhibit “G” certifying, to the extent true, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements so affecting this Lease); (ii) all conditions under this Lease to be performed by the Landlord have been satisfied, if any; (iii) all required contributions by Landlord, if any, to Tenant on account of Premises Improvements or additional improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets that the Tenant has against the enforcement of this Lease by the Landlord; (v) no Rent or other rent obligation has been paid more than one month in advance; and (vi) no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord’s interest, Landlord’s lenders, and other designees of Landlord and Landlord’s lenders. If Tenant fails to respond within ten (10) days of Tenant’s receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord’s performance, that the security deposit is as stated in the Lease and that no more than one month’s Rent has been paid in advance.

32.	RIGHT TO PERFORM.
If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

33.	AUTHORITY.
Each individual executing this Lease on behalf of Tenant personally represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms and, if Tenant is a corporation, in accordance with a duly adopted resolution of the Board of Directors of Tenant and that such action and execution is in accordance with the bylaws of Tenant. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

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34.	PARKING AND COMMON AREAS.
34.1Parking.
Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, at the current rate of One Hundred Ninety-two and 00/100 Dollars ($192.00) per parking permit per month (excluding tax), which monthly rate may increase from time to time during the Lease Term. If available, additional parking permits may be purchased by Tenant on a month to month basis at the then current rates for such parking. Tenant’s employees shall not park their vehicles in the automobile parking areas of the Common Areas and Facilities which may from time to time be designated for patrons of Bellevue Place. Landlord at all times shall have the right to designate the particular parking areas to be used by Tenant’s employees and any such designation may be changed from time to time. Tenant and its employees shall park their vehicles only in those portions of the Common Areas and Facilities, if any, designated for that purpose by Landlord. Tenant shall furnish Landlord with Tenant’s and Tenant’s employees’ state vehicle license numbers within fifteen (15) days after Tenant opens for business in the Leased Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after such change occurs. If Tenant or its employees fail to park their vehicles in designated parking areas, then Landlord, without limiting any other remedy Landlord may have, may charge Tenant a minimum of Ten Dollars ($10.00) per day for each day or partial day for each vehicle improperly parked; provided, however, Landlord shall give Tenant written notice of the first violation of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; and if not discontinued within such two-day period, then the vehicle fines shall commence. After notice of the first such violation, no notice of any subsequent violation shall be required prior to the imposition of any parking fine. All amounts due under the provisions of this Section shall be additional rent and due and payable by Tenant within ten (10) days after demand therefor. Tenant shall notify its employees in writing of the provisions of this Section.
34.2Common Areas.
Landlord shall at all times have exclusive control and management of the Common Areas and Facilities of Bellevue Place. Tenant shall have the nonexclusive right in common with others to use the public areas of the Bank of America Building and the Common Areas and Facilities of Bellevue Place, subject to such nondiscriminatory rules and regulations as Landlord may adopt from time to time governing the use thereof including, but not limited to, the right to close the same from time to time to such an extent as may be legally sufficient, in Landlord’s opinion, to prevent a dedication thereof or the accrual of right to any person or to the public therein. Tenant shall comply with the rules and regulations that Landlord and the owner or ground lessee of Bellevue Place may from time to time promulgate and/or modify regarding use and operation of the Common Areas of the Bank of America Building and Common Areas and Facilities of Bellevue Place. The rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in either Bellevue Place or the Bank of America Building. The term “Common Areas and Facilities of Bellevue Place” refers to all on and off-site areas and/or related facilities which are made available or are used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in Bellevue Place, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, all parking structures and parking areas (including off-site parking), driveways, sidewalks, landscaped or planted areas, pedestrian areas, lobbies, walkways, the Wintergarden Retail Center and Parking Garage. The term “Common Areas and Facilities of Bellevue Place” also refers to all on-site and off-site areas and/or related facilities which may not be accessible to Tenant and other persons entitled to occupy space in Bellevue Place, but which are used in conjunction with the operation, management, repair or maintenance of Bellevue Place, including, but not limited to janitorial closets, on and/or off-site management offices and maintenance areas. The term “Common Areas and Facilities of the Bank

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of America Building” refers to the Common Areas and Facilities of Bellevue Place located within the Bank of America Building.

35.	TRANSPORTATION MANAGEMENT PROGRAM.
Tenant shall cooperate with Landlord and the designated Transportation Management Association in complying with the terms and conditions of the Bellevue Place Transportation Management Program, as set forth in the Bellevue Place Transportation Management Agreement, a copy of which is attached hereto as Exhibit “F” and incorporated herein, and shall become a member participant in the designated Transportation Management Association. Tenant shall designate one of its employees or agents as Tenant Transportation Coordinator, who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be immediately notified of any change in the Transportation Coordinator.

36.	QUIET ENJOYMENT.
Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its part and upon the prompt and timely payment of all sums due hereunder, shall have and possess the Leased Premises for the Lease Term set forth herein.

37.	GENERAL.
37.1Captions.
Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof.
37.2Bellevue Place Rent and Income.
All amounts to be paid hereunder, specifically including all Rent, Additional Rent and Other Charges, shall be paid as and when due, and without any setoff or deduction whatsoever. Landlord shall be entitled to all rent and other payments on all leases and tenancies at Bellevue Place on all property owned or leased by Landlord and any other payments made to Landlord or its agents for any other activities, uses or operations at Bellevue Place.
37.3Successors or Assigns.
All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law or otherwise, and shall be construed as covenants running with the land.
37.4Tenant Defined.
The word “Tenant” as used herein shall mean each and every person, partnership, limited liability company or corporation who is mentioned as a Tenant herein or who executes this Lease as Tenant.
37.5Lost Security or Access Key Card.
Tenant shall reimburse Landlord for any and all losses and expenses incurred or suffered by Landlord as a result of Tenant or any of Tenant’s agents, employees, licensees or contractors losing any security or access key card or similar device issued to Tenant, which losses or expenses are incurred or suffered by

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Landlord prior to Tenant notifying Landlord of the loss of such card or similar device.
37.6Landlord’s Consent.
Unless otherwise specifically stated herein, whenever Landlord’s consent or approval is required, Landlord’s consent or approval may be withheld in Landlord’s sole subjective discretion.
37.7Broker’s Commission.
Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder’s fees in connection with the execution of this Lease and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease except Broderick Group, Inc., which represents both Landlord and Tenant. Each party agrees to indemnify and hold the other parties harmless from all such liabilities or claims (including, without limitation, attorneys’ fees) by anyone other than Broderick Group, Inc.
37.8Partial Invalidity.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.
37.9Recording.
Tenant shall not record this Lease. Tenant also shall not record any memorandum of lease. However, upon the request of Landlord, Tenant shall execute and deliver to Landlord a memorandum in the form provided by Landlord. The memorandum shall describe the parties, the Leased Premises, the Lease Term and Tenant’s obligation to comply with the Transportation Management Agreement and City of Bellevue Land Use Code Paragraph 20.25A.030.C.1, or any similar or successor law, regulation, code or rule, if applicable.
37.10Joint Obligation.
If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.
37.11Time.
Time is of the essence of this Lease and each and all of its provisions which performance is a factor.
37.12Prior Agreements.
It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement, or contradict this Lease. This Lease, and all mutually-executed written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants

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or warranties between Landlord and Tenant and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration, or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.
37.13Inability to Perform.
The obligations of Landlord or Tenant hereunder shall be excused for a period equal to the time by which such performance is prevented or delayed due to acts of God or any other causes beyond the reasonable control of such party, financial inability or negligence excepted. The provisions of Section 37.13 shall not apply to any payment of Rent, Additional Rent or Other Charges.
37.14Transfer of Landlord’s Interest.
In the event of any transfer or transfers of Landlord’s interest in the Leased Premises or Bellevue Place, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to such transferee.
37.15No Light, Air or View Easement.
Any diminution or shutting off of light, air or view by any structure which may be erected on land on or adjacent to Bellevue Place shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord.
37.16Reciprocal Easement Agreements.
This Lease shall be subordinate to any and all operating, maintenance and reciprocal easement agreements (“REAs”) entered into by and among Landlord and any other parties, including any amendments or modifications thereto. Tenant shall execute and return to Landlord within ten (10) days after written request therefor by Landlord, agreements in recordable form, substantially in the form of Exhibit “H”, subordinating this Lease to any such REAs.
37.17Waiver.
The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent, Additional Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted, regardless of Landlord’s knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord’s right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.

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37.18Name.
Tenant shall not, without the prior written consent of Landlord, use the name of the building or project for any purpose other than as the address of the Leased Premises, and in any event, Tenant shall not acquire any rights in or to such names.
37.19Choice of Law - Venue.
This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.
37.20OFAC Certification.
(a)Certification. Tenant certifies that:
(i)It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
(ii)It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.
(b)Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.
37.21Current Tenant.
Tenant is aware that the Leased Premises is currently occupied by another tenant or tenants (the “Current Tenant”) and the Current Tenant may fail or refuse to vacate the Leased Premises and relinquish all claims to the Leased Premises prior to the date Landlord desires to commence the Premises Improvements. Landlord shall have no responsibility under this Lease to take any action to remove the Current Tenant and shall not be liable for any damages, injuries or claims that may be suffered by Tenant relating to or arising out of, directly or indirectly, the Current Tenant’s failure or refusal to vacate and release all interest in the Leased Premises.

36

IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

LANDLORD:		TENANT:

	BELLEVUE PLACE OFFICE, LLC	SMARTSHEET, INC.,
	a Washington limited liability	a Washington corporation
company
		By:	/s/ Jennifer Ceran
	By: KEMPER DEVELOPMENT		Jennifer Ceran
	COMPANY, a Washington	Its:	CFO
corporation; Its Manager

By:	/s/ James Melby
James Melby
Its President

37

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 7 day of March, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at Shoreline
My commission expires 9-20-17

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 6th day of March, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JENNIFER CERAN, to me known to be the CFO of SMARTSHEET, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.

/s/ Tiffany C Granger
Type Notary Name: Tiffany C Granger
Notary Public in and for the State of
(SEAL)	Washington, residing at Issaquah
My commission expires 8-16-2020

38

WHEN RECORDED RETURN TO:

PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579
SUBORDINATION AGREEMENT
SMARTSHEET, INC., a Washington corporation, as Tenant under that certain Lease dated March 7, 2017, wherein Tenant leases from BELLEVUE PLACE OFFICE, LLC, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit "A" attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder's No. 8709160449, records of King County, Washington as amended from time to time.
DATED this 6th day of March, 2017

TENANT:

SMARTSHEET, INC.,
a Washington corporation

By:	/s/ Jennifer Ceran
Name:	Jennifer Ceran
Its:	CFO

1

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 6th day of March, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Jennifer Ceran to me known to be the CFO SMARTSHEET, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Tiffany C. Granger
Type Notary Name: Tiffany C. Granger
Notary Public in and for the State of
(SEAL)	Washington, residing at Issaquah.	.
My commission expires 8/16/2020.

2

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

3

BANK OF AMERICA BUILDING OFFICE LEASE
BETWEEN
BELLEVUE PLACE OFFICE, LLC,
a Washington limited liability company
(Landlord)
AND
SMARTSHEET, INC.,
a Washington corporation
(Tenant)
SUITE 500

CONTENTS

1	BASIC LEASE DATA, TERMS AND EXHIBITS		1

2	PREMISES		3
	2.1	Generally	3
	2.2	Reserved to Landlord	3

3	LEASE TERM		4
	3.1	Generally	4
	3.2	Termination	4
	3.3	Holding Over	4
	3.4	Option to Extend Lease Term	4

4	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR		6
	4.1	Commencement Date	6
	4.2	Expiration Date	6
	4.3	Confirmation of Commencement and Expiration	6
	4.4	Lease Year	6

5	RENT		6

6	ADDITIONAL RENT		6
	6.1	Generally	6
	6.2	Definitions	6
	6.3	Payment	9
	6.4	Nonpayment	10
	6.5	Future Development of Bellevue Place	10
	6.6	Disputes Relating to Additional Rent	10

7	LATE CHARGES		11

8	SECURITY DEPOSIT		11

9	USES		13
	9.1	Permitted Uses	13
	9.2	Prohibited Uses	13
	9.3	Compliance with Laws, Rules and Regulations	13
	9.4	Hazardous Material	14

10	SERVICES AND UTILITIES		14
	10.1	Standard Services	14
	10.2	Interruption of Services	15
	10.3	Additional Services	15

i

11	IMPROVEMENTS, ALTERATIONS AND ADDITIONS		15
	11.1	Premises Improvements	15
	11.2	Alterations by Tenant	16
	11.3	Disability Laws	17

12	MAINTENANCE OF THE PREMISES		18
	12.1	Maintenance and Repair by Tenant	18
	12.2	Failure to Maintain	18
	12.3	Repair by Landlord	18
	12.4	Surrender of Leased Premises	18

13	ACCEPTANCE OF THE LEASED PREMISES		19

14	DEFAULT BY LANDLORD		19

15	ACCESS		20
	15.1	Right of Entry	20
	15.2	Excavation	20

16	DAMAGE OR DESTRUCTION		21
	16.1	Insured Loss	21
	16.2	Uninsured Loss	21
	16.3	No Obligation	21
	16.4	Partial Destruction of the Bank of America Building	21
	16.5	Business Interruption	22

17	MUTUAL RELEASE AND WAIVER OF SUBROGATION		22

18	INDEMNITY		22
	18.1	Generally	22
	18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities	23
	18.3	Waiver of Workers' Compensation Immunity	23
	18.4	Provisions Specifically Negotiated	23

19	INSURANCE		23
	19.1	Liability Insurance	23
	19.2	Property Insurance	24
	19.3	Failure to Maintain	24
	19.4	Increase in Insurance Premium	24

20	ASSIGNMENT AND SUBLEASING		25
	20.1	Assignment or Sublease	25

ii

	20.2	Assignee Obligations	26
	20.3	Sublessee Obligations	26
	20.4	Conditional Consents	26
	20.5	Attorneys' Fees and Costs	26

21	ADVERTISING		26

22	LIENS		26

23	TENANT'S DEFAULT		27
	23.1	Default	27
	23.2	Remedies in Default	28
	23.3	Legal Expenses	28
	23.4	Bankruptcy	28
	23.5	Remedies Cumulative - Waiver	29

24	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION		30
	24.1	Subordination - Notice to Mortgagee	30
	24.2	Mortgagee Protection Clause	30

25	SURRENDER OF POSSESSION		30

26	REMOVAL OF PROPERTY		30

27	VOLUNTARY SURRENDER		31

28	EMINENT DOMAIN		31
	28.1	Total Taking	31
	28.2	Constructive Taking of Entire Premises	31
	28.3	Partial Taking	31
	28.4	Damages	32

29	NOTICES		32

30	LANDLORD'S LIABILITY		32

31	TENANT'S CERTIFICATES		33

32	RIGHT TO PERFORM		33

33	AUTHORITY		33

34	PARKING AND COMMON AREAS		34
	34.1	Parking	34

iii

	34.2	Common Areas	34

35	TRANSPORTATION MANAGEMENT PROGRAM		35

36	QUIET ENJOYMENT		35

37	GENERAL		35
	37.1	Captions	35
	37.2	Bellevue Place Rent and Income	35
	37.3	Successors or Assigns	35
	37.4	Tenant Defined	35
	37.5	Lost Security or Access Key Card	35
	37.6	Landlord's Consent	35
	37.7	Broker's Commission	35
	37.8	Partial Invalidity	36
	37.9	Recording	36
	37.1	Joint Obligation	36
	37.11	Time	36
	37.12	Prior Agreements	36
	37.13	Inability to Perform	36
	37.14	Transfer of Landlord's Interest	37
	37.15	No Light, Air or View Easement	37
	37.16	Reciprocal Easement Agreements	37
	37.17	Waiver	37
	37.18	Name	37
	37.19	Choice of Law - Venue	37
	37.2	OFAC Certification	37
	37.21	Current Tenant	38
	37.22	Fifth Floor Restroom	38
	37.23	Signage	38

iv

BANK OF AMERICA BUILDING OFFICE LEASE
THIS LEASE is made this 21 day of June, 2017, by and between BELLEVUE PLACE OFFICE, LLC a Washington limited liability company (“Landlord”), and SMARTSHEET, INC., a Washington corporation (“Tenant”).
RECITALS
A.    Landlord owns certain rights and interests in and to certain real property and improvements thereon in the City of Bellevue, King County, Washington, which real property is described in Exhibit “A,” attached hereto, and shown on the site plan attached hereto as Exhibit “B.” Said property and the improvements thereon are part of a first-class multi-use development commonly known and referred to herein as “Bellevue Place.” Bellevue Place currently consists of the Bank of America Building, Hotel Building, Comer Building, and Wintergarden Retail Center, as shown on Exhibit “B,” as well as a Parking Garage currently located beneath the foregoing.
B    Tenant desires to lease from Landlord a portion of the Bank of America Building and Landlord is willing to do so on certain terms and conditions, which are set forth herein.
NOW THEREFORE, for and in consideration of the promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	BASIC LEASE DATA, TERMS AND EXHIBITS.

1.1	Landlord: Bellevue Place Office, LLC, a Washington limited liability company.

1.2	Address of Landlord: P. 0. Box 4186, Bellevue, Washington 98009.

1.3	Tenant: Smartsheet, Inc., a Washington corporation.

1.4	Principal Business Address of Tenant: 10500 NE 8th Street, Suite 1300, Bellevue, WA 98004.

1.5	Tenant's Permitted Trade Name: Smartsheet.

1.6	Leased Premises: That portion of the fifth (5th) floor of the Bank of America Building; as and where shown on Exhibit “C” attached hereto.

1.7	Rentable Area of the Leased Premises: Nineteen Thousand Eight Hundred Seventy-eight (19,878) square feet.

1.8	Breakdown of Rentable Area at Bellevue Place:
(a)The total Rentable Area of the Bank of America Building and the Comer Building is Four Hundred Sixty-three Thousand Five Hundred Ninety-nine (463,599) square feet.
(b)The total Rentable Area of Bellevue Place is Five Hundred Nineteen Thousand Five Hundred Forty-nine (519,549) square feet.

1.9	Tenant's Share:

1

(a)Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant's Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Comer Building, as set forth in Section 1.9(b); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section l.9(c).
(b)Operating, Repair and Maintenance Expenses for the Bank of America Building and the Comer Building: four point two eight eight percent (4.288%) based on 463,599 rentable square feet pursuant to Section 1.8(a).
(c)Operating, Repair and Maintenance Expenses for Bellevue Place: three point eight two six percent (3.826%) based on 519,549 rentable square feet pursuant to Section 1.8(b).

1.10	Rent:
[Based on 19,878 square feet of Rentable Area]
From and including the Commencement Date to and including the last day of the twelfth (12th) month of the Lease Term, the Rent shall be Thirty-seven and 40/100 Dollars ($37.40), per square foot of the Rentable Area of the Leased Premises per annum or Sixty-one Thousand Nine Hundred Fifty-three and 10/100 Dollars ($61,953.10) per month.
From and including the first day of the thirteenth (13th) month of the Lease Term to and including the last day of the twenty-fourth (24th) month of the Lease Term, the Rent shall be Thirty-eight and 52/100 Dollars ($38.52) per square foot of the Rentable Area of the Leased Premises per annum or Sixty-three Thousand Eight Hundred Eight and 38/100 Dollars ($63,808.38) per month.
From and including the first day of the twenty-fifth (25th) month of the Lease Term to and including the last day of the thirty-sixth (36th) month of the Lease Term, the Rent shall be Thirty-nine and 68/100 Dollars ($39.68) per square foot of the Rentable Area of the Leased Premises per annum or Sixty-five Thousand Seven Hundred Twenty-nine and 92/100 Dollars ($65,729.92) per month.
From and including the first day of the thirty-seventh (37th) month of the Lease Term to and including the last day of the f01.ty-eigbth (48th) month of the Lease Term, the Rent shall be Forty and 87/100 Dollars ($40.87) per square foot of the Rentable Area of the Leased Premises per annum or Sixty-seven Thousand Seven Hundred One and 16/100 Dollars ($67,701.16) per month.
From and including the first day of the forty-ninth (49th) month of the Lease Term to and including the last day of the sixtieth (60th) month of the Lease Te1m, the Rent shall be Forty-two and 10/100 Dollars ($42.10) per square foot of the Rentable Area of the Leased Premises per annum or Sixty-nine Thousand Seven Hundred Thirty-eight and 65/100 Dollars ($69,738.65) per month.
From and including the first day of the sixty-first (61st) month of the Lease Term to and including the Expiration Date, the Rent shall be Forty-three and 36/100 Dollars ($43.36) per square foot of the Rentable Area of the Leased Premises per annum or Seventy-one Thousand Eight Hundred Twenty-five and 84/100 Dollars ($71,825.84) per month.

2

1.11	Lease Term: Approximately sixty-nine (69) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.

1.12	Commencement Date:
The earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), or (ii) the date Tenant first occupies the Leased Premises for business purposes.

1.13	Expiration Date: March 31, 2024.

1.14
Security Deposit: Tenant shall pay Landlord Eighty-five Thousand Twenty-eight and 15/100 Dollars ($85,028.15), which shall be applied to Rent and Additional Rent due for the first (1st) month of the Lease Term. Ninety (90) days prior to the commencement of the Premises Improvements (defined in Section 11.1 below), Tenant shall pay Landlord One Million Seventy-three Thousand Four Hundred Twelve and 00/100 Dollars ($1,073,412.00), which sum shall be held as a security deposit, subject to and as further described in Section 8 below.

1.15	Deadline for Submission to Landlord of Premises Plans for Premises Improvements January 1, 2018.

1.16	Contingency: THIS LEASE IS CONTINGENT UPON ITS ACCEPTANCE AND APPROVAL BY LANDLORD'S LENDERS. If this Lease is acceptable to Landlord's lenders, this contingency will be waived by Landlord.

1.17	Project Architect: JPC Architects, or as otherwise designated by Landlord.

1.18	Exhibits Incorporated by Reference:
Exhibit “A” - Legal Description of Bellevue Place.
Exhibit “B” - Site Plan of Bellevue Place.
Exhibit “C” - Floor Plan of the Leased Premises.
Exhibit “D” - Tenant Design & Construction Manual.
Exhibit “E” - Rules and Regulations.
Exhibit “F” - Bellevue Place Transportation Management Agreement.
Exhibit “G” - Form of Tenant Estoppel Certificate.
Exhibit “H” - Form of Subordination Agreement to Reciprocal Easement Agreement.

2.	PREMISES.

2.1	Generally.
Landlord does hereby lease and demise to Tenant, and Tenant hereby accepts from Landlord, upon the terms and conditions herein set forth, the Leased Premises described in Section 1.6 above and depicted in Exhibit “C,” together with rights of ingress and egress over and across the Common Areas and Facilities of the Bank of America Building and Bellevue Place.

2.2	Reserved to Landlord.

3

Landlord reserves the right, from time to time, to change the size and dimensions of Bellevue Place; add additional buildings and improvements to Bellevue Place; relocate, alter, and change the number of buildings and other improvements in, on and under Bellevue Place; change any building dimensions and the number of floors in any of the buildings and parking areas in Bellevue Place; change the identity and type of stores and tenancies in Bellevue Place; change the name and address of the buildings and other improvements in Bellevue Place; and change the Common Areas and Facilities in Bellevue Place. Landlord further reserves the use of, and all rights in and to, the exterior walls and roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant's use thereof and serving other parts of Bellevue Place. Landlord shall reasonably attempt to locate such items under the floor, above the ceiling, or adjacent to an interior wall. Such use shall not exceed one percent (1%) of the Useable Area of the Leased Premises unless otherwise agreed. If Landlord's use hereunder exceeds one percent (1%) of the Useable Area of the Leased Premises, Tenant shall be entitled, as its sole and exclusive remedy, to a reduction in the stated Rentable Area for the Leased Premises, as set forth in Section 1.7 above, and a proportional reduction in Rent and Additional Rent (as defined in Sections 5 and 6 below) due hereunder. The Leased Premises shall not include the space above the suspended ceiling. Landlord shall retain the right to use the area immediately below the floor surface and the space above the suspended ceiling in any manner which does not permanently and materially interfere with Tenant's use of the Leased Premises.

3.	LEASE TERM.

3.1	Generally.
The term of this Lease (the “Term” or “Lease Term”) shall be the period of time set forth in Section 1.11 above and shall commence on the Commencement Date as provided in Section 4.1 below and shall end at 11:59 p.m. on the Expiration Date, as provided in Section 4.2 below.

3.2	Termination.
The Lease shall terminate on the Expiration Date, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant. If Tenant fails to surrender the Leased Premises at the end of the Lease Term, Tenant shall be liable for, and shall indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord founded upon delay by Landlord in delivering possession of the Leased Premises to such succeeding tenant.

3.3	Holding Over.
Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month-to-month. During such tenancy, Tenant shall pay to Landlord a monthly rental of one hundred fifty percent (150%) of the Rent payable during the last month of the Lease Term in addition to the Additional Rent and Other Charges set forth herein. Except as set forth herein, such month-to-month tenancy also shall be subject to all of the terms, covenants, and conditions of this Lease.

3.4	Option to Extend Lease Term.
(a)Tenant is granted an option (the “Extension Option”) to extend the Lease Term for five (5) years, to and including March 31, 2029. The period of time shall be referred to herein as the “Option Period”. To exercise the Extension Option, Tenant must give Landlord unequivocal written notice of Tenant's election to exercise the Extension Option at least ten (10) calendar months (but not earlier than twelve (12) calendar months) prior to the Expiration Date.

4

(b)If Tenant elects to exercise the Extension Option, the Rent for the Option Period (“New Rent”) shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building (“Comparable Space”), but in no event shall the New Rent be less than the Rent payable during the last month of the Lease Term. If there is no Comparable Space in the Bank of America Building at the time, Tenant shall pay, as New Rent, whatever the fair market rent in the Bank of America Building would be if there was such Comparable Space in the Bank of America Building. The term “Fair Market Rent” shall mean the rent that would be paid by a willing tenant renewing its lease for Comparable Space for a term of five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are renewing their leases in the Bank of America Building. The term “tenant concessions” shall include, without limitation, such inducements as tenant improvements and free rent.
(c)In the event Landlord and Tenant cannot agree on the New Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's proposed New Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant's or Landlord's notice to the other of its election to have the New Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's proposed New Rent and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord and Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally. The arbitration procedure shall not take more than thirty (30) days. However, if the arbitrators have not determined the New Rent prior to the beginning of the Option Period, Tenant shall pay the Rent previously in effect under the Lease plus a ten percent (10%) increase until such time as the arbitrators determine the New Rent. If the arbitration procedure results in a higher Rent, Tenant shall pay the difference with the next monthly rental payment due under the Lease. If the arbitration procedure results in a lower Rent, Tenant shall receive a credit against its next monthly Rent payments under the Lease, and any succeeding monthly rental payments, if necessary, in an amount equal to the overpayment.
(d)Notwithstanding anything in the foregoing to the contrary, the Extension Option may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise the Extension Option in any instance when such right is in effect, prior to the expiration of the applicable time period for the exercise of such right, the Extension Option shall thereafter be deemed null and void and of no further force or effect. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise such rights because of the foregoing provisions. All rights of Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant's due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.
(e)The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.

5

4.	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.

4.1	Commencement Date.
The Commencement Date shall be the date set forth in Section 1.12 above.

4.2	Expiration Date.
This Lease shall expire at 11:59 p.m. on the date set forth in Section 1.13 above.

4.3	Confirmation of Commencement and Expiration.
Within five (5) business days after Tenant's occupancy of the Leased Premises, or upon Landlord's request, Landlord and Tenant shall confirm the specific Commencement and Expiration Dates in writing, as well as the “as built” Rentable Area of the Leased Premises, as defined in Section 6.2(f), and the Rent payable hereunder, which shall be appended to and incorporated into this Lease.

4.4	Lease Year.
A “Lease Year” shall mean a calendar year commencing on January 1 and ending the following December 31. If the Commencement Date is a date other than January 1, the initial Lease Year shall be from and including the Commencement Date to and including December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from and including January 1 of the calendar year of the Final Lease Year to and including the Expiration Date.

5.	RENT.
Tenant shall pay to Landlord, without notice or demand and without setoff or deduction whatsoever, the sums stated in Section 1.10 above (the “Rent”), which shall be paid to Landlord in advance in lawful money of the United States, on or before the first day of each calendar month at Landlord's Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent (as defined in Section 6.1 below) for any partial month at the beginning or end of the Lease Term shall be prorated, based upon a thirty (30) day month. All amounts payable hereunder, other than Rent and Additional Rent, may be sometimes referred to as “Other Charges.” Landlord may (but shall not be required to) make available to Tenant procedures for the payment to Landlord by electronic funds transfer of any or all amounts required by the terms of this Lease to be paid by Tenant.

6.	ADDITIONAL RENT.

6.1	Generally.
In addition to the Rent provided for in Section 5 above, Tenant shall pay to Landlord, without notice (other than notice advising Tenant of its share of the Additional Rent) or demand and without setoff or deduction, Tenant's Share (as defined in Section 6.2(a) below) of the Operating Expenses (as defined in Section 6.2(b) below), which expenses include, but are not limited to, (i) Operating, Repair, and Maintenance Expenses for the Bank of America Building and the Comer Building; and (ii) Operating, Repair, and Maintenance Expenses for Bellevue Place during the Lease Term (the “Additional Rent”).

6.2	Definitions.
The following terms shall have the meanings hereinafter specified, unless the context otherwise

6

specifies or clearly requires:
(a)Tenant's Share. Tenant's Share shall be equal to the percentages set forth in Section 1.9 above.
(b)Operating Expenses Generally. The Operating Expenses shall include (i) all Operating, Repair and Maintenance Expenses (defined in Section 6.2(c) below), and (ii) all Taxes (defined in Section 6.2(d) below).
(c)Operating, Repair and Maintenance Expenses. Operating, Repair and Maintenance Expenses shall include the actual costs and expenses that are paid or payable by Landlord in connection with the operation, repair and maintenance of Bellevue Place and its constituent parts, which include without limitation, the Bank of America Building, the Comer Building and the Wintergarden Retail Center, less all contributions for such costs received from the owner of the Hotel Tract as defined in and pursuant to the terms of that certain Construction, Operation and Reciprocal Easement Agreement recorded under King County Recorder's File No. 8709160449, as amended from time to time (the “REA”), and shall include, but not be limited to, those costs and expenses that are paid or payable to the Transportation Management Association. Without limiting the generality of the foregoing and by way of illustration, Operating, Repair and Maintenance Expenses shall include costs and expenses of all utility, heating, air conditioning and ventilation costs and expenses; license, permit and inspection fees; planting and landscaping costs and expenses; janitorial services; direct physical damage insurance (including but not limited to loss of income insurance), liability and excess liability insurance, and other appropriate insurance policies, as determined solely by Landlord or Landlord's lender, including but not limited to garage keeper's legal liability, boiler and machinery and auto insurance; taxes and assessments on equipment; the cost and expense of repairs including, but not limited to, those of a capital nature necessary or appropriate to fulfill Landlord's obligations to its tenants; the cost and expense of removing trash and other refuse; the cost and expense of supplies, tools and equipment; the cost and expense of cleaning, maintaining, repairing and replacing machinery and equipment, including but not limited to automatic door openers, lights and lighting fixtures, heating, air conditioning and ventilation equipment, fire and sprinkler systems and security systems; depreciation allowance on machinery and equipment (depreciation to be over the useful life of any such machinery and equipment in accordance with the guidelines and regulations established by the Internal Revenue Service, if any); the cost and expense of personnel to implement such services, including but not limited to security and traffic control; legal and accounting costs and expenses; customary management fees; the cost of any capital improvements necessary or appropriate to fulfill Landlord's repair or maintenance obligations, required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises or made for the purpose of reducing operating, repair or maintenance costs (the cost of any such capital improvements shall be amortized over the useful life of such item (in accordance with the guidelines and regulations established by the Internal Revenue Service, if any, from time to time) as Landlord shall determine with a return on capital at the current market rate per annum on the unamortized balance or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of purchasing or constructing such improvements).
(d)Taxes. Taxes shall include all real estate taxes, personal property taxes and all other taxes, surcharges and assessments that are or may be levied upon, assessed against or attributable to Bellevue Place and all improvements, fixtures, equipment and other property of Landlord, real and personal, located on, in or under Bellevue Place and used in connection with the operation thereof, including the Bank of America Building, the Comer Building and land underlying the Bank of America Building and the Comer Building and including, although not limited to, the land, improvements, equipment, fixtures and other property used in connection with the operation of and comprising the Parking Garage and Wintergarden Retail Center and any rental, excise, sales, transaction or other privilege tax or levy, however denominated

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(excepting federal, state and local net income taxes) paid or payable during the Lease Term and taxes on all tenant improvements in the Wintergarden Retail Center owned by Landlord but excluding the Hotel Building and the land underlying the Hotel Building. Taxes also shall include any amounts paid or payable to any third party or incurred by Landlord for the purpose of obtaining a reduction in the Taxes as above defined.
(e)Rentable Area of the Leased Premises. For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA z65.l-2010, otherwise known as the “BOMA Standard,” multiplied by a load factor of sixteen point eighty-three percent (16.83%). The “as built” Rentable Area of the Leased Premises shall be the true Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.
(f)Rentable Area of Bellevue Place. For purposes of this Section 6, the Rentable Area of Bellevue Place shall include the total of all areas and spaces in (i) the Bank of America Building, (ii) the Comer Building, and (iii) all areas and spaces in and opening into the Wintergarden Retail Center (whether or not such areas or spaces in the Bank of America Building, the Comer Building, and the Wintergarden Retail Center are actually leased by Landlord) that are available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests and shall include, but not be limited to, all rest rooms, mezzanines, warehousing and storage areas, clerical and office areas, and employee areas within the leased premises of any tenant of Landlord in the Wintergarden Retail Center, Bank of America Building and Comer Building, but shall exclude all areas and spaces in the Hotel Building (other than those areas and spaces in or opening into the Wintergarden Retail Center and available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests) and the Common Areas and Facilities of Bellevue Place. If at any time, Landlord believes the Rentable Area of Bellevue Place is materially different than the Rentable Area of Bellevue Place set forth in Section 1.8 above because of an error in calculation or additions, modifications or alterations to Bellevue Place and Landlord desires to amend this Lease to reflect the actual or changed Rentable Area of Bellevue Place, Landlord shall so notify Tenant in writing. If Tenant does not object in writing to Landlord's notice within ten (10) days following receipt of Landlord's notice, this Lease shall be deemed to be amended to incorporate the Rentable Area of Bellevue Place as set forth in Landlord's notice to Tenant. If Tenant does object in writing to Landlord's notice within said ten (10) days, and Landlord and Tenant are unable to agree upon the Rentable Area of Bellevue Place within ten (10) days following receipt of Tenant's notice of objection, the matter shall be submitted for determination to the Project Architect for Bellevue Place. The decision of the Project Architect shall be final and binding on both Landlord and Tenant and this Lease shall be deemed to be amended to reflect the Rentable Area of Bellevue Place as and when decided by the Project Architect. The cost and expense of the Project Architect's consideration of the matter, if any, shall be shared equally among Landlord and all tenants objecting to Landlord's notice.
(g)Notwithstanding anything in this Section 6.2 to the contrary, the following costs shall not be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease:
Leasing commissions, advertising expenses, fees and costs incurred in procuring new tenants for portions of Bellevue Place.
Except as permitted in Section 6.2(c) of the Lease, interest or amortization payments on mortgages.
Rental on ground leases or other underlying leases.

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Any costs or expenses associated with or incurred in connection with required environmental testing, removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances.
Costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance.
Charges for electricity, water, or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant.
Cost of correcting major defects in the design, construction or equipment of, or substantial latent defects in, the Bank of America Building or Bellevue Place (a defect, for the purposes of this subsection (g), is defined as a substantial condition that occurred because of negligence in the initial construction of Bellevue Place).
Any costs incurred in constructing any future material expansion of the Bank of America Building (as opposed to the costs of operating and maintaining the expanded Bank of America Building, which may be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease).
Costs of a capital nature, except for costs (a) reasonably necessary or appropriate to fulfill Landlord's repair or maintenance obligations; (b) incurred as a result of any applicable governmental law or regulation enacted and enforced after the date of the Lease; and/or (c) made for the purpose of reducing operating, repair or maintenance costs.
Interest and penalties incurred as a result of Landlord's delinquent payment of any obligation of Landlord.
Notwithstanding any reference in Section 6.2 to the contrary, the cost of any capital item shall not be expensed in a single year but shall be depreciated over the useful life of such item in a manner consistent with other Bellevue Class “A” office buildings.
Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any operating costs and maintenance expenses set forth in this Section 6.2 of the Lease, provided Landlord reserves the right to include a customary administrative fee and a customary management fee within operating costs and maintenance expenses.

6.3	Payment.
Landlord shall provide to Tenant, at or before the Commencement Date, an estimate of the annual Operating Expenses for the Lease Year in which the Commencement Date occurs. Within ninety (90) days after the expiration of each succeeding Lease Year of the Lease Term, or as soon thereafter as such information becomes available, Landlord shall give Tenant a written estimate of Tenant's Share of the Operating Expenses for the then current Lease Year (“Tenant's Estimated Share”). Tenant shall pay Tenant's Estimated Share, in advance, in equal monthly installments on or before the first (1st) day of each calendar month of such Lease Year at Landlord's Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. During the period of time following the expiration of a Lease Year and Tenant's receipt of Landlord's estimate of Tenant's Estimated Share, Tenant shall continue to pay Landlord Tenant's Estimated Share from the prior Lease Year. Within ninety (90) days after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall furnish to Tenant a written statement summarizing the actual

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amount of Tenant's Share of the Operating Expenses for the prior Lease Year (hereinafter sometimes referred to as the “Annual Reconciliation Statement”). If Tenant's Share of the Operating Expenses exceeds the amount paid by Tenant, Tenant shall pay the deficiency to Landlord promptly upon receipt of a written notice of the amount thereof. If such statement shows Tenant's Share of the Operating Expenses to be less than the amount paid by Tenant, the amount of overpayment by Tenant shall be credited by Landlord to the next payment or payments of Additional Rent due hereunder, if Tenant has otherwise complied with all of the terms and provisions of this Lease. If the Lease Term has expired and Tenant has vacated the Leased Premises and no amounts are or may become payable by Tenant, then any overpayment shall be returned to Tenant, or at Landlord's option, to the last assignee of Tenant's interest in the Leased Premises. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the Additional Rent for the remaining portion of the Lease Year based upon the number of days from the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If at any time during a Lease Year it appears to Landlord that any of the Operating Expenses payable for that Lease Year will vary from Landlord's estimate by more than five percent (5%) on an individual or aggregate basis, Landlord may, at its election, adjust Tenant's Estimated Share for the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant's obligations under this Section shall survive the expiration or termination of this Lease.

6.4	Nonpayment.
In the event of nonpayment of any item of Additional Rent or any Other Charge due hereunder, Landlord shall have the same rights and remedies as for failure to pay Rent.

6.5	Future Development of Bellevue Place.
Tenant is aware that Landlord, by itself or in combination with other persons, intends to further expand and develop Bellevue Place in one or more additional phases and Tenant has reviewed plans and other documents describing the intended expansion and development of Bellevue Place or has been provided with opportunities to review such plans and documents. In the event one or more such phases of the Bellevue Place project are completed during the Lease Term, any additional operating, repair or maintenance expenses and real estate and other taxes attributable to such other phases may be included in the Operating Expenses at Landlord's discretion; provided that the denominator used to calculate Tenant's proportionate share of such expenses is reasonably adjusted with respect to such phases.

6.6	Disputes Relating to Additional Rent.
If Tenant desires to contest any calculation by Landlord of Tenant's Share or the amount of any Bellevue Place Operating Expense payable by Tenant, Tenant must give Landlord a written notice (an “Objection Notice”) stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after Tenant receives Landlord's Annual Reconciliation Statement regarding Bellevue Place Operating Expenses, and set forth with particularity the reason why Tenant disputes Landlord's calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord's calculation and the inclusion

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and amount of any Bellevue Place Operating Expense. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant against future obligations under this Section 6 equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant's Objection Notice relates. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all amounts owed hereunder based upon Landlord's determination and calculation or until such calculation or amount has been established hereunder to be incorrect.

7.	LATE CHARGES.
If Tenant fails to pay, when the same is due and payable, any Rent, Additional Rent or Other Charges, such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment, unless such amount would violate any applicable usury law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any installment of Rent, Additional Rent or Other Charges will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative and collection costs, and processing and accounting expenses. Therefore, if any Rent, Additional Rent or Other Charge installment is not received by Landlord from Tenant by the fifth (5th) day after such installment is due, Tenant shall immediately pay to Landlord, in addition to the installment due, a late charge equal to twelve percent (12%) of such installment. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for its loss and expense suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant's default with respect to such nonpayment by Tenant nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease. Landlord shall apply payments made by Tenant first to accrued charges, interest and rent in the following order: (a) Late Charges; (b) interest; (c) Rent; Other Charges and Additional Rent; and (d) any balance remaining to current Rent, Other Charges, and Additional Rent. Notwithstanding anything in this Section 7 to the contrary, provided Tenant pays all sums due hereunder by electronic funds transfer, Landlord shall waive the first (1st) late charge that may be incurred by Tenant during any twelve (12) month period during the Lease Term, provided the unpaid amount is in fact paid in full by Tenant on or before the fifteenth (15th) day of the month in which any such payment is due.

8.	SECURITY DEPOSIT.
(a)As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the sum shown in Section 1.14 above. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant

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shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) within thirty (30) days following expiration of the Lease Term or Tenant's return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the security deposit.
(b)Ninety (90) days prior to the commencement of the Premises Improvements, Tenant shall pay Landlord a security deposit in the initial amount of One Million Seventy-three Thousand Four Hundred Twelve and 00/100 Dollars ($1,073,412.00) (“Additional Security Deposit”).
(c)Provided Tenant has not defaulted under this Lease beyond the applicable notice and cure period, the Additional Security Deposit shall be reduced as follows during the Lease Term:

•	For the period commencing on April 1, 2020, through and including March 31, 2021, the Additional Security Deposit shall be $805,059.00;

•	For the period commencing on April 1, 2021, through and including March 31, 2022, the Additional Security Deposit shall be $536,706.00;

•	For the period commencing on April 1, 2022, through and including March 31, 2023, the Additional Security Deposit shall be $375,694.00; and

•	For the period commencing on April 1, 2023, through and including the Expiration Date, the Additional Security Deposit shall be $161,011.00.
(d)Notwithstanding the foregoing, if Tenant delivers to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $40,000,000, then the amount of the Additional Security Deposit shall be reduced as provided in this subsection (d) below. No later than thirty (30) days prior to each scheduled reduction, and within three (3) business days of Landlord's written request made not more than once during each Lease Year during the Lease Term, Tenant shall deliver to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $40,000,000. If Tenant fails to deliver such information, or if such information does not reflect readily available cash or cash equivalents totaling at least $40,000,000, then the reduction shall not occur and Tenant shall immediately restore the Additional Security Deposit to an amount determined in accordance with the schedule set forth in subsection (c) above.
Provided Tenant has not defaulted under this Lease beyond the applicable notice and cure period and has satisfied the criteria set forth in this subsection (d) above, the Additional Security Deposit shall be reduced as follows:

•	From and including ninety (90) days prior to the commencement of the Premises Improvements through and including March 31, 2020, the Additional Security Deposit shall be $596,340.00;

•	For the period commencing on April 1, 2020, through and including March 31, 2021, the Additional Security Deposit shall be $447,255.00;

•	For the period commencing on April 1, 2021, through and including March 31, 2022, the Additional Security Deposit shall be $298,170.00;

•	For the period commencing on April 1, 2022, through and including March 31, 2023, the Additional Security Deposit shall be $208,719.00; and

•	For the period commencing on April 1, 2023, through and including the Expiration Date, the Additional Security Deposit shall be $89,451.00.

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(e)Notwithstanding the foregoing, if Tenant delivers to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $100,000,000, then the Additional Security Deposit shall be reduced to $119,268.00 provided Tenant has not defaulted under this Lease beyond the applicable notice and cure period. No later than thirty (30) days prior to the end of each Lease Year, and within three (3) business days of Landlord's written request made not more than once during each Lease Year during the Lease Term, Tenant shall deliver to Landlord information reasonably satisfactory to Landlord showing that Tenant has readily available cash or cash equivalents totaling not less than $100,000,000. If Tenant fails to deliver such information, or if such information does not reflect readily available cash or cash equivalents totaling at least $100,000,000, then Tenant shall immediately restore the Additional Security Deposit to an amount determined in accordance with the above schedules.

9.	USES.

9.1	Permitted Uses.
Tenant shall use and occupy the Premises only for general office purposes consistent with a first class office building (the “Permitted Use”) under the trade name set forth in Section 1.5 above, and for no other business or purpose or under any other trade name without the prior written consent of Landlord, which consent may be withheld if Landlord, in its sole discretion, determines that any proposed use or trade name is inconsistent with or detrimental to the maintenance and operation of the Building as a first-class office building. Landlord makes no representation or warranty as to the availability of Tenant's Permitted Trade Name or that it will not infringe on any other person's trademark, service mark or other rights or privileges.

9.2	Prohibited Uses.
Tenant shall not do or permit or suffer anything to be done in or about the Leased Premises, Bank of America Building or Bellevue Place which will in any way obstruct or interfere with the rights of other tenants or occupants of the Bank of America Building or Bellevue Place or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is objectionable or offensive in Landlord's reasonable judgment or which is unlawful , nor shall Tenant do or permit or suffer anything to be done in or about the Leased Premises, the Bank of America Building or Bellevue Place which would cause Landlord to be in violation of any of its agreements with others. If Tenant permits or engages in any activity which, in Landlord's reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to Landlord, the other tenants of the Bank of America Building or Bellevue Place, or their employees, customers, guests or invitees, Tenant shall immediately discontinue such activity or take action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant's failure to comply with this Section shall constitute a material default of this Lease and entitle Landlord to pursue its remedies for such a breach or, in the alternative, undertake such work as may be appropriate to prevent such activity and recover, as additional rent, the cost thereof plus interest thereon at two percent (2%) over the prime rate of interest charged or published by Bank of America on the first day of each month, commencing on the date due through the date of payment.

9.3	Compliance with Laws, Rules and Regulations.
Tenant shall, at its sole cost and expense, promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force relating to Tenant's use and occupancy of the Leased Premises and Tenant’s business conducted therein.

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9.4	Hazardous Material.
Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Tenant results in contamination of the Leased Premises or any part of Bellevue Place or any other property, or if contamination of the Leased Premises or any part of Bellevue Place or any other property by Hazardous Material otherwise occurs for which Tenant may be legally liable for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or useable space or of any amenity of Bellevue Place or the Leased Premises or elsewhere, damages arising from any adverse impact on marketing of space at Bellevue Place or elsewhere, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under Bellevue Place. Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Leased Premises or Bellevue Place by Tenant, its agents, employees, contractors or invitees, results in any contamination of the Leased Premises or any part of Bellevue Place or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Leased Premises, Bellevue Place or any other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, Bellevue Place or other property. As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.

10.	SERVICES AND UTILITIES.

10.1	Standard Services.
As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 12.3) and the public and common areas of the Building, including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Bank of America Building as a first-class office and retail building in downtown Bellevue, except for damage occasioned by any act or omission of Tenant or Tenant's officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays (“Regular Business Hours”), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service (the “Standard Services”). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord, shall be paid by Tenant in the same manner as provided in Section 5 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures, toilet room supplies, window washing at reasonable intervals and customary building janitorial service as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided

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or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Bank of America Building tenants shall be paid by Tenant in the same manner as provided for payment in Section 5 above.

10.2	Interruption of Services.
Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption or failure of the Standard Services due to any cause whatsoever. No temporary interruption or failure of the Standard Services incident to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord's reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant's obligations hereunder.

10.3	Additional Services.
Tenant shall not install lights and equipment in the Leased Premises with heating loads which in the aggregate exceed the Bank of America Building standard mechanical system. Landlord shall not arbitrarily withhold consent to Tenant's installation of lights and equipment exceeding such amount but may condition its consent on Tenant's payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant's use of such equipment or lights. Such costs shall be paid by Tenant in the same manner as provided in Section 5 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant's sole cost and expense, a monitoring or metering system in the Leased Premises to measure the added demands on electricity, heating, ventilation, and air conditioning systems resulting from such equipment and lights and from Tenant's after-hours heating, ventilation and air conditioning service requirements. Tenant shall comply with Landlord's instructions for the use of drapes, blinds and thermostats in the Bank of America Building.

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.

11.1	Premises Improvements.
(a)Prior to the Commencement Date, the Leased Premises shall be improved by Landlord (the “Premises Improvements”), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the “Premises Plans”). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord's subjective discretion, and shall be performed in accordance with the requirements set forth in Exhibit “D”. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with the Project Architect for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements (“Landlord's Improvement Allowance”). Landlord's Improvement Allowance is limited to Sixty and 00/100 Dollars ($60.00) per rentable square foot or One Million One Hundred Ninety-two Thousand Six Hundred Eighty and 00/100 Dollars ($1,192,680.00). Landlord's Improvement Allowance shall be used exclusively for the Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant's sole cost and responsibility); provided, however, Tenant has the right to use up to Two and 00/100 Dollars ($2.00) per rentable square foot

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or Thirty-nine Thousand Seven Hundred Fifty-six and 00/100 Dollars ($39,756.00) of Landlord's Improvement Allowance to offset data, telephone, and similar communication cabling costs.
(b)Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord's Improvement Allowance (“Excess Improvement Costs”) shall be Tenant's sole responsibility and shall be paid by Tenant promptly when due. Tenant's failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.
(c)Prior to the Commencement Date, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant's acts or omissions, change in design decisions, revisions or additional work, or those of Tenant's agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect. The terms “substantial completion” or “substantially complete”, as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a “punch list,” (meaning minor items that do not materially impact Tenant's use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant's obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord's receipt of Tenant's punch list, referred to below. Tenant's occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises is in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.
(d)All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling in excess of Two and 00/100 Dollars ($2.00) per rentable square foot or Thirty-nine Thousand Seven Hundred Fifty-six and 00/100 Dollars ($39,756.00), as set forth in paragraph 11.l(a) above, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.

11.2	Alterations by Tenant
After completion of Premises Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on, or to the Leased Premises without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord may deem appropriate. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at

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Tenant's sole cost and expense. Prior to the commencement of any such work, Tenant shall notify Landlord of the contractors that will be retained by Tenant to perform the work. Landlord shall have the right to approve or disapprove in advance any or all contractors to be retained by Tenant for such work. Landlord shall promptly be provided with complete “as built” drawings and specifications for all alterations, additions and improvements made by Tenant. Tenant shall secure all governmental permits, approvals or authorizations required for such work. All alterations, additions and improvements (including but not limited to all light fixtures and floor coverings but excluding any inventory, furniture and similar personal property which does not become a part of the Leased Premises) shall immediately become the property of Landlord, without any obligation on the part of Landlord to pay therefor, upon installation in the Leased Premises. Upon the expiration or sooner termination of the Lease Term, Tenant shall forthwith remove (at Tenant's sole cost and expense) all alterations, additions or improvements made by Tenant (except original leasehold improvements constructed as part of Premises Improvements) designated by Landlord to be removed and Tenant shall repair (at its sole cost and expense) any damage to the Leased Premises caused by such removal. Notwithstanding anything herein or elsewhere in this Lease to the contrary, Tenant shall remove all voice and data cabling and other telecommunications equipment installed by Tenant, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. Tenant's obligations hereunder shall survive the expiration or termination of this Lease. Tenant shall be permitted to install card readers on the stairwell doors adjacent to floor 5 of the Bank of America Building, subject to approval by Landlord and the City of Bellevue.

11.3	Disability Laws.
Notwithstanding anything in this Lease to the contrary, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises, Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility (“Disability Law”), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant's plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirect, by or for Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges, liabilities, obligations, penalties, damages, judgments, costs and expenses (including attorneys' fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord's judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.

12.	MAINTENANCE OF THE PREMISES.

12.1	Maintenance and Repair by Tenant.
Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased

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Premises (including all exterior doors and entrances, windows and moldings and trim on all doors and windows) and all partitions, door surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair consistent with a first-class office building, damage by unavoidable casualty excepted (but not excluding any damage caused by burglary, attempted burglary or vandalism of the Leased Premises).

12.2	Failure to Maintain.
If, after five (5) days' prior written notice (except in emergencies) from Landlord, Tenant fails to keep, preserve and maintain the Leased Premises as set forth in Section 12.1 above, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the Leased Premises for the purpose of undertaking such work upon the failure of Tenant to do so.

12.3	Repair by Landlord.
Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air conditioning and similar equipment) and building structure of the Leased Premises in a good state of repair, and shall accomplish such repairs as may be needed promptly after receipt of written notice from Tenant. If repairs are required by reason of Tenant's acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 16 or 28, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appm1enances and equipment therein. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of Bellevue Place, or of any other third parties.

12.4	Surrender of Leased Premises.
At the expiration or sooner termination of this Lease, Tenant shall return the Leased Premises to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord's consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other unavoidable casualty excepted (excluding burglary, attempted burglary and vandalism). Tenant shall remove all inventory, furniture and other personal property which does not become a part of the Leased Premises, and all alterations and improvements which Landlord designates to be removed pursuant to Section 11.2 above, and shall restore the Leased Premises to the condition it was in prior to the installation of such items. Tenant's obligations under this Section 12 shall survive the expiration or termination of this Lease.

13.	ACCEPTANCE OF THE LEASED PREMISES.
Except as otherwise provided in this Section 13, and subject to Landlord's completion of the Premises Improvements in accordance with Section 11.1 above, Tenant has inspected the Leased Premises and accepts

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the same in their current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of the Leased Premises, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.

14.	DEFAULT BY LANDLORD.
Landlord shall not be in default under this Lease unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event less than thirty (30) days after written notice by Tenant to Landlord and to the holder of all mortgages and deeds of trust covering the Leased Premises whose names and addresses shall have been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease and which Tenant otherwise may have until such thirty (30) days have elapsed. In no event shall Tenant have the right to terminate this Lease as a result of Landlord's default and, subject to Section 30, Tenant's remedies shall be limited to damages.

15.	ACCESS.

15.1	Right of Entry.
Tenant shall permit Landlord and its employees, agents and contractors to enter into and upon the Leased Premises at any time during normal business hours (8:00 a.m. to 6:00 p.m.) for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Leased Premises or the Bank of America Building. If Tenant is not personally present to permit entry, in case of emergency or urgent necessity Landlord may forcibly enter the same at any hour without rendering Landlord liable therefor. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of this Lease.

15.2	Excavation.
If an excavation is made of property adjacent to the Leased Premises, Tenant shall and does hereby afford to the person causing or authorized to cause such excavation, an irrevocable license to enter upon the Leased Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the wall of the building of which the Leased Premises are a part from injury or damage and to support the same by proper foundations or other means, without any claim for damages against Landlord or diminution or abatement of rent.

16.	DAMAGE OR DESTRUCTION.

16.1	Insured Loss.
Subject to Section 16.2, if the Leased Premises are damaged by perils covered by Landlord's insurance

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coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to Landlord for the purpose of repairing such damage, Landlord agrees to forthwith repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent and Additional Rent from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Rent and Additional Rent shall abate only to the extent Landlord receives proceeds from Landlord's rental income insurance policy to compensate Landlord for the loss of such rent.

16.2	Uninsured Loss.
If the Leased Premises are damaged as a result of any cause other than the perils covered by Landlord's insurance coverage or if the insurance proceeds are not sufficient to cover the cost of repairs, Landlord shall forthwith repair the same provided the cost of repair is less than ten percent (10%) of the then replacement cost of the Leased Premises. If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord's insurance coverage, or if the insurance proceeds from Landlord's insurance are not made available to Landlord for the purpose of repairing the Leased Premises, or, if the cost of repair is equal to or greater than ten percent (10%) or more of the replacement cost of the Leased Premises, then Landlord shall have the option to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect but the Rent and Additional Rent shall be proportionately reduced as provided in Section 16.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant of the termination of this Lease as of the date specified in such notice, which date shall not be less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Rent and Additional Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination.

16.3	No Obligation.
Notwithstanding anything to the contrary contained in this Section 16, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises when the damage resulting from any casualty occurs during the last twenty-four (24) calendar months of the Lease Term.

16.4	Partial Destruction of the Bank of America Building.
If a portion of the Bank of America Building is damaged and the insurance proceeds therefrom are not sufficient to cover the cost of repairs or are not made available to Landlord for the purpose of repairing the same, or if thirty percent (30%) or more of the Rentable Area of the Bank of America Building is damaged, notwithstanding that the Leased Premises may be unaffected, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days' prior written notice of Landlord's election to terminate the tenancy; provided, however, that such notice shall be given, if at all, within one hundred twenty (120) days following the date of occurrence of such damage or destruction. Rent and Additional Rent shall be prorated as of the date of such termination.

16.5	Business Interruption.
No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business,

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or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Bank of America Building. Landlord shall use reasonable efforts to effect such repairs promptly.

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.
Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided that this Section shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. This Waiver only applies to insured property losses and does not limit the ability to recover for deductibles or other uninsured losses. Landlord and Tenant acknowledge that their current insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other party may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not apply to any claim by Landlord for any Rent, Additional Rent or Other Charges payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of Bellevue Place or any claim that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.

18.	INDEMNITY.

18.1	Generally.
Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises except and to the extent that such injury is caused by Landlord's negligence. Except to the extent an injury to any person is caused by Landlord's negligence , Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including attorneys' fees) arising, claimed, charged or incurred against or by Landlord from any matter or thing arising from Tenant's use of the Leased Premises, the conduct of its business or from any activity, work or other things done, permitted or suffered by the Tenant in or about the Leased Premises, and Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant's part or to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorneys' fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by legal counsel reasonably satisfactory to Landlord.

18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.
Notwithstanding Section 18.1 above, in the event of concurrent negligence of Tenant, its agents,

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employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Leased Premises or Bellevue Place, Tenant's obligation to indemnify Landlord as set forth in this Section 18 shall be limited to the extent of Tenant's negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant's proportional share of costs, and attorneys' fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

18.3	Waiver of Workers' Compensation Immunity.
The indemnification obligations contained in this Lease shall not be limited by any workers' compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and similar workers' compensation, benefit or disability laws.

18.4	Provisions Specifically Negotiated.
LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS' COMPENSATION BENEFITS AND LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

19.	INSURANCE.

19.1	Liability Insurance.
(a)Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, a policy of comprehensive/commercial general liability insurance insuring Tenant's activities with respect to the Leased Premises, Bank of America Building and Bellevue Place against loss, damage or liability for personal injury or death or loss or damage to property with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For policies with a general aggregate limit, such aggregate limit shall be not less than Two Million Dollars ($2,000,000) and include an endorsement providing that the foregoing limit shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Te1m, in Landlord's reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best's Insurance Guide. Landlord, Kemper Development Company, and any other parties in interest designated by Landlord, shall be named as additional insureds. The insurance policy shall bear an endorsement that the policy shall not be cancelled or the policy limits reduced by endorsement below the coverage required by this Lease for any reason other than nonpayment of

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premiums except upon forty-five (45) days' prior written notice to Landlord and only after ten (10) days' prior written notice for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof, including applicable endorsements, showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.
(b)Service of Alcoholic Beverages. The insurance to be carried by Tenant pursuant to Section 19.1(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pertaining to the sale, gift, distribution or use of any alcoholic beverages, or liability by reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 18 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so called dram shop liability insurance, (ii) host liquor liability insurance or (iii) liquor legal liability insurance or otherwise related to the sale, gift, distribution or use of alcoholic beverages.

19.2	Property Insurance.
In addition to the insurance required by Sections 19.1 and 19.2, Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, property insurance covering Tenant's supplies, inventory and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to full replacement cost without co-insurance penalty. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non-payment of premiums, except upon forty-five (45) days' prior written notice to Landlord and only after ten (10) days' prior written notice to Landlord for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof.

19.3	Failure to Maintain.
If Tenant fails or refuses to maintain any insurance required by this Section 19, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 19 shall constitute a material breach of this Lease.

19.4	Increase in Insurance Premium.
Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord's insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant's use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay immediately to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event. In determining whether increased premiums are the result of Tenant's use or occupancy of the Leased Premises,

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the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor.

20.	ASSIGNMENT AND SUBLEASING.

20.1	Assignment or Sublease.
Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise, without in each case first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such transaction undertaken without Landlord's prior written consent shall be null and void.
In determining whether to grant consent to Tenant's sublease or assignment request, Landlord may consider any factor, including but not limited to the experience and business reputation of the proposed assignee or sublessee in operating a business for the uses set forth in the Lease; whether the clientele, personnel and foot traffic generated by such proposed assignee or sublessee is satisfactory to Landlord; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee or sublessee has a net worth, and financial strength and credit record, reasonably satisfactory to Landlord; use of the Leased Premises by the proposed assignee or sublessee must be identical to the use permitted by the Lease; use of the Leased Premises by the proposed assignee or sublessee will not violate or create any potential violation of any laws; whether the quality of the business to be operated or likely to be operated by the proposed assignee or sublessee is satisfactory to Landlord; and whether Landlord's consent might result in a breach of any other lease or agreement to which Landlord is a party; and whether the product mix and target customer base of the proposed assignee or sublessee is consistent with the product mix and target customer base that Landlord is trying to maintain or achieve within Bellevue Place.
No assignment, subleasing or other transfer shall relieve Tenant of any liability under this Lease. The prohibition set forth in this Section 20 includes, without limitation (and the following shall be deemed to be “assignments”): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any subleasing or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the specific assignment of this Lease; and (v) a change in control in any partnership tenant. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such assignment, subleasing or other transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subleasing or transfer. If Landlord's consent is requested for an assignment or sublease of all or a portion of the Leased Premises, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment or subleasing, and enter into the relationship of Landlord and Tenant with the proposed assignee or subtenant based on the rent (and/or other compensation) and term agreed to by such assignee or subtenant and otherwise upon the terms and conditions of this Lease. In connection with any sublease or assignment, Tenant shall promptly provide Landlord with fully executed copies of all assignment, sublease and assumption instruments.

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20.2	Assignee Obligations.
As a condition to Landlord's consent, any potential assignee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, Other Charges and the performance of all terms, covenants and conditions of this Lease.

20.3	Sublessee Obligations.
As a condition to Landlord's consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the sublease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, and Other Charges, and the performance of all terms, covenants, and conditions of this Lease.

20.4	Conditional Consents.
Any consent by Landlord to any assignment or subleasing may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and all such terms and conditions shall be binding upon any person holding by, under or through Tenant.

20.5	Attorneys' Fees and Costs.
Tenant shall reimburse Landlord for Landlord's attorneys' fees and costs incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subleasing or encumbrance.

21.	ADVERTISING.
Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, awning, canopy, marquee, decoration, graphics, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Leased Premises or the Bank of America Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Leased Premises without first obtaining Landlord's written consent thereto, such consent to be at Landlord's sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Leased Premises or the Bank of America Building caused thereby. All such signs and advertising matter shall comply with all applicable laws, governmental regulations, ordinances and orders.

22.	LIENS.
No work performed by Tenant pursuant to this Lease shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic's, materialmen's or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve, alter or repair the Leased Premises. Tenant shall keep the Leased Premises, the Bank of America Building and Bellevue Place free and clear of all liens and encumbrances arising out of any work performed for, materials furnished to and obligations incurred by or on behalf of Tenant and Tenant shall indemnify and hold Landlord harmless from any liability from any and all costs, liabilities and expenses (including but not limited to attorneys' fees and Landlord's reasonable administrative costs and expenses) arising therefrom. Prior to commencing any improvement, alteration or repair work to the Leased Premises, Tenant shall provide to Landlord, at Tenant's sole cost and expense, separate payment and performance bonds for such work and materials in an amount equal to either (i) the actual contract price if the contract price is fixed, or (ii) one and one-half (1-1/2) times

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the estimated cost of the improvements, alterations or repairs which Tenant desires to make within the Leased Premises if the contract price is not fixed. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any and all liability for mechanics' and materialmen's liens and other similar liens and insure the completion of such work. If any lien is filed against the Bank of America Building, Bellevue Place or the Leased Premises by any person claiming by, through or under Tenant, Tenant shall, at Tenant's sole cost and expense, immediately discharge the same. If Tenant shall fail to cause such lien to be immediately discharged of record, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including any reasonable attorney's fees incurred by Landlord in defending against or responding to such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.

23.	TENANT'S DEFAULT.

23.1	Default.
The following shall constitute defaults and breaches of this Lease by Tenant:
(a)Vacating the Leased Premises. The vacation or abandonment of the Leased Premises by Tenant or the failure of Tenant to be open for business on a fully-operational basis (except in the event of damage or destruction to the Leased Premises or when due to some other cause beyond Tenant's reasonable control, which prevents Tenant from conducting its business within the Leased Premises) for five (5) days or more.
(b)Failure to Pay Rent. Tenant's failure to make any payment of Rent, Additional Rent or Other Charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.
(c)Failure to Perform. Tenant's failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure continues for a period of ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant's failure is such that more than ten (10) days are required for its cure, Tenant shall not be deemed to be in default under this Section 23.l(c) if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.
(d)Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant's assets located at the Leased Premises or of Tenant's interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.
(e)Repeated Defaults. Tenant's failure to perform or observe any of Tenant's obligations under the Lease after Tenant has neglected or failed to perform or observe any of Tenant's obligations under the Lease at least twice previously (although Tenant shall have cured any such previous failure after notice from Landlord, and within the notice period).

23.2	Remedies in Default.
In the event of any default or breach of this Lease by Tenant (whether or not set forth in Section 23.1

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above), Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:
(a)Terminate the Lease. Terminate Tenant's right to possession of the Leased Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from the Tenant all past due Rent, Additional Rent and Other Charges and all other amounts owed under the terms of this Lease; the expense of re-leasing the Leased Premises, including but not limited to the expense of renovating and alterations to the Leased Premises and any leasing commissions; reasonable attorneys' fees and costs; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and Additional Rent called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the “worth at the time of award” shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and any and all other damages arising from Tenant's default or breach; or,
(b)Continue the Lease. Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all Landlord's rights and remedies under this Lease, including the right to recover damages, Rent, Additional Rent, Other Charges, and any other payments as may become due hereunder; or,
(c)Other Remedies. Pursue any other remedy or remedies now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.

23.3	Legal Expenses.
If either party is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Lease to an attorney for the enforcement of any of the covenants, agreements, terms or conditions of this Lease, the prevailing party, in addition to all other remedies provided herein, shall receive from the other party all costs (including reasonable attorneys' fees) incurred in the enforcement of the covenants, agreements, terms and conditions of this Lease (whether or not an action is instituted) and including any such costs and fees incurred by the prevailing party on any appeal.

23.4	Bankruptcy.
(a)Assumption of Lease. In the event Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code (“Code”) or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor-In-Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
(1)Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with “Adequate Assurance” (as defined below) that: (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord's reasonable costs, expenses, accrued interest, and attorneys' fees incurred as a result of the default or breach; (B) within twenty (20) days from the date of such assumption, the Trustee or Tenant will cure all non-monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.

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(2)For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, “Adequate Assurance” shall mean: (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non-monetary defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the very minimum, shall deposit a sum equal to two (2) months' Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant's future performance under the Lease.
(b)Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant's interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect to Additional Rent; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
(c)Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows: (1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to pay all monetary obligations required under this Lease, including without limitation, the payment of Rent and Additional Rent payable hereunder which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days' prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord as otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.

23.5	Remedies Cumulative - Waiver.
Landlord's remedies hereunder are cumulative and the Landlord's exercise of or failure to exercise any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any breach, default or other event authorizing the cancellation or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, at any time that cause for cancellation or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.

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24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.

24.1	Subordination - Notice to Mortgagee.
At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver all instruments which may be appropriate to subordinate this Lease to any existing or future mortgages or deeds of trust on Bellevue Place, the Bank of America Building or the Leased Premises, and to any extensions, renewals or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in breach or default under any provision of this Lease unless written notice specifying such breach or default is given to Landlord and to all persons who have an interest in all or part of Bellevue Place as mortgagees and/or deed of trust beneficiaries and whose names and addresses have been given to Tenant in writing or are recorded in the records of King County, and the provisions of Section 14 have been fully complied with.

24.2	Mortgagee Protection Clause.
Tenant shall give all mortgagees and deed of trust holders, by registered or certified mail, copies of all notices of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagees or deed of trust holders. If Landlord fails to cure such default within the time provided in this Lease, then the mortgagees or deed of trust holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, provided that within such thirty (30) days any mortgagee or deed of trust holder commences and diligently pursues the remedies necessary to cure such default (including but not limited to commencement of judicial or nonjudicial foreclosure proceedings, if necessary, to effect such cure).

25.	SURRENDER OF POSSESSION.
Subject to the terms of Sections 11, 13 and 16, upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Leased Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire or other casualty excepted.

26.	REMOVAL OF PROPERTY.
Tenant shall remove all of its personal property and improvements designated to be removed pursuant to Section 11.2 at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages for injury to the Leased Premises or Bank of America Building resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Leased Premises or the Bank of America Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys' fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be

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or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

27.	VOLUNTARY SURRENDER.
The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, but, at the option of Landlord, shall terminate all or any existing subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

28.	EMINENT DOMAIN.

28.1	Total Taking.
If all the Leased Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Rent, Additional Rent and Other Charges due hereunder shall be paid to that date. As used in this Section 28, the term “eminent domain” shall include the taking of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.

28.2	Constructive Taking of Entire Premises.
In the event of a taking of a material part, but less than all, of the Bank of America Building, where Landlord shall reasonably determine that the remaining portions of the Bank of America Building cannot be economically or effectively used as desired by Landlord (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.

28.3	Partial Taking.
If more than fifteen percent (15%) of the Rentable Area of the Leased Premises is taken or appropriated by the power of eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord and Tenant receive written notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the Common Area of the Bank of America Building is taken by the power of eminent domain, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty (60) days of the date of such taking. If this Lease is so terminated, all Rent, Additional Rent and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or Common Area is taken by the power of eminent domain and this Lease is not terminated, Landlord, at its expense, shall proceed with reasonable dispatch to restore, to the extent that it is reasonably prudent, the remainder of the Leased Premises and Common Area to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with reasonable dispatch to restore the fixtures and improvements installed by Tenant and Tenant's furniture, furnishings, and equipment to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises so taken, the Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the area taken bears to the Rentable Area of the Leased Premises prior to the taking.

28.4	Damages.

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Landlord reserves all rights to the entire damages award or payment for taking by the power of eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants or and assigns to Landlord any right Tenant may now have or hereafter acquire to such awards and payments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant's merchandise, furniture and other personal property that Tenant is entitled to remove at the termination of this Lease or for damage to Tenant's business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord's damages.

29.	NOTICES.
Any notices required in accordance with any of the provisions herein, if to Landlord, shall be delivered in person or mailed by an express mail service, such as Federal Express or UPS, to the address of Landlord as set forth in Section 1.2 above or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be delivered in person or sent by an express mail service, such as Federal Express or UPS, to Tenant at the Leased Premises. If Tenant is more than one person or entity, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any notices mailed to Tenant bearing the proper address and adequate postage for delivery shall be deemed effective upon deposit in the U.S. mail.

30.	LANDLORD'S LIABILITY.
Anything in this Lease to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord's interest in the Leased Premises and Bank of America Building, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or its partners or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
(a)The sole and exclusive remedy of Tenant shall be against the Landlord's interest in the Leased Premises and the Bank of America Building;
(b)No general or limited partner of Landlord, or any director, officer, agent or employee of any corporation if Landlord, or any general or limited partner of Landlord, is a corporation (collectively, for the purpose of this Section 30, referred to as “general or limited partner of Landlord”) shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant's compliance with this Section 30;
(c)No general or limited partner of Landlord shall be required to answer or otherwise plead to any service or process;
(d)No judgment will be taken against any general or limited partner of Landlord;

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(e)Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tunc;
(f)No writ of execution will ever be levied against the asset of Landlord or any general or limited partner of Landlord, other than Landlord's interest in the Leased Premises or the Bank of America Building;
(g)These covenants and agreements are enforceable both by Landlord and also by any general or limited partner of Landlord.
31.TENANT'S CERTIFICATES.
Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement substantially in the form of Exhibit “G” certifying, to the extent true, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements so affecting this Lease); (ii) all conditions under this Lease to be performed by the Landlord have been satisfied, if any; (iii) all required contributions by Landlord, if any, to Tenant on account of Premises Improvements or additional improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets that the Tenant has against the enforcement of this Lease by the Landlord; (v) no Rent or other rent obligation has been paid more than one month in advance; and (vi) no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord's interest, Landlord's lenders, and other designees of Landlord and Landlord's lenders. If Tenant fails to respond within ten (10) days of Tenant's receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord's performance, that the security deposit is as stated in the Lease and that no more than one month's Rent has been paid in advance.

32.	RIGHT TO PERFORM.
If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

33.	AUTHORITY.
Each individual executing this Lease on behalf of Tenant personally represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms and, if Tenant is a corporation, in accordance with a duly adopted resolution of the Board of Directors of Tenant and that such action and execution is in accordance with the bylaws of Tenant. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

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34.	PARKING AND COMMON AREAS.

34.1	Parking.
Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, at the current rate of One Hundred Ninety-five and 00/100 Dollars ($195.00) per parking permit per month (excluding tax), which monthly rate may increase from time to time during the Lease Term. If available, additional parking permits may be purchased by Tenant on a month to month basis at the then current rates for such parking. Tenant's employees shall not park their vehicles in the automobile parking areas of the Common Areas and Facilities which may from time to time be designated for patrons of Bellevue Place. Landlord at all times shall have the right to designate the particular parking areas to be used by Tenant's employees and any such designation may be changed from time to time. Tenant and its employees shall park their vehicles only in those portions of the Common Areas and Facilities, if any, designated for that purpose by Landlord. Tenant shall furnish Landlord with Tenant's and Tenant's employees' state vehicle license numbers within fifteen (15) days after Tenant opens for business in the Leased Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after such change occurs. If Tenant or its employees fail to park their vehicles in designated parking areas, then Landlord, without limiting any other remedy Landlord may have, may charge Tenant a minimum of Ten Dollars ($10.00) per day for each day or partial day for each vehicle improperly parked; provided, however, Landlord shall give Tenant written notice of the first violation of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; and if not discontinued within such two-day period, then the vehicle fines shall commence. After notice of the first such violation, no notice of any subsequent violation shall be required prior to the imposition of any parking fine. All amounts due under the provisions of this Section shall be additional rent and due and payable by Tenant within ten (10) days after demand therefor. Tenant shall notify its employees in writing of the provisions of this Section.

34.2	Common Areas.
Landlord shall at all times have exclusive control and management of the Common Areas and Facilities of Bellevue Place. Tenant shall have the nonexclusive right in common with others to use the public areas of the Bank of America Building and the Common Areas and Facilities of Bellevue Place, subject to such nondiscriminatory rules and regulations as Landlord may adopt from time to time governing the use thereof including, but not limited to, the right to close the same from time to time to such an extent as may be legally sufficient, in Landlord's opinion, to prevent a dedication thereof or the accrual of right to any person or to the public therein. Tenant shall comply with the rules and regulations that Landlord and the owner or ground lessee of Bellevue Place may from time to time promulgate and/or modify regarding use and operation of the Common Areas of the Bank of America Building and Common Areas and Facilities of Bellevue Place. The rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in either Bellevue Place or the Bank of America Building. The term “Common Areas and Facilities of Bellevue Place” refers to all on and off-site areas and/or related facilities which are made available or are used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in Bellevue Place, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, all parking structures and parking areas (including off-site parking), driveways, sidewalks, landscaped or planted areas, pedestrian areas, lobbies, walkways, the Wintergarden Retail Center and Parking Garage. The term “Common Areas and Facilities of Bellevue Place” also refers to all on-site and off-site areas and/or related facilities which may not be accessible to Tenant and other persons entitled to occupy space in Bellevue Place, but which are used in conjunction with the operation, management, repair or maintenance of Bellevue Place, including, but not limited to janitorial closets, on and/or off-site management offices and maintenance areas. The term “Common Areas and Facilities of the Bank

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of America Building” refers to the Common Areas and Facilities of Bellevue Place located within the Bank of America Building.

35.	TRANSPORTATION MANAGEMENT PROGRAM.
Tenant shall cooperate with Landlord and the designated Transportation Management Association in complying with the terms and conditions of the Bellevue Place Transportation Management Program, as set forth in the Bellevue Place Transportation Management Agreement, a copy of which is attached hereto as Exhibit “F” and incorporated herein, and shall become a member participant in the designated Transportation Management Association. Tenant shall designate one of its employees or agents as Tenant Transportation Coordinator, who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be immediately notified of any change in the Transportation Coordinator.

36.	QUIET ENJOYMENT.
Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its part and upon the prompt and timely payment of all sums due hereunder, shall have and possess the Leased Premises for the Lease Term set forth herein.

37.	GENERAL.

37.1	Captions.
Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof.

37.2	Bellevue Place Rent and Income.
All amounts to be paid hereunder, specifically including all Rent, Additional Rent and Other Charges, shall be paid as and when due, and without any setoff or deduction whatsoever. Landlord shall be entitled to all rent and other payments on all leases and tenancies at Bellevue Place on all property owned or leased by Landlord and any other payments made to Landlord or its agents for any other activities, uses or operations at Bellevue Place.

37.3	Successors or Assigns.
All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law or otherwise, and shall be construed as covenants running with the land.

37.4	Tenant Defined.
The word “Tenant” as used herein shall mean each and every person, partnership, limited liability company or corporation who is mentioned as a Tenant herein or who executes this Lease as Tenant.

37.5	Lost Security or Access Key Card.
Tenant shall reimburse Landlord for any and all losses and expenses incurred or suffered by Landlord as a result of Tenant or any of Tenant's agents, employees, licensees or contractors losing any security or access key card or similar device issued to Tenant, which losses or expenses are incurred or suffered by

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Landlord prior to Tenant notifying Landlord of the loss of such card or similar device.

37.6	Landlord's Consent.
Unless otherwise specifically stated herein, whenever Landlord's consent or approval is required, Landlord's consent or approval may be withheld in Landlord's sole subjective discretion.

37.7	Broker's Commission.
Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder's fees in connection with the execution of this Lease and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease except Broderick Group, Inc., which represents both Landlord and Tenant. Each party agrees to indemnify and hold the other parties harmless from all such liabilities or claims (including, without limitation, attorneys' fees) by anyone other than Broderick Group, Inc.

37.8	Partial Invalidity.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

37.9	Recording.
Tenant shall not record this Lease. Tenant also shall not record any memorandum of lease. However, upon the request of Landlord, Tenant shall execute and deliver to Landlord a memorandum in the form provided by Landlord. The memorandum shall describe the parties, the Leased Premises, the Lease Term and Tenant's obligation to comply with the Transportation Management Agreement and City of Bellevue Land Use Code Paragraph 20.25A.030.C.1, or any similar or successor law, regulation, code or rule, if applicable.

37.10	Joint Obligation.
If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.

37.11	Time.
Time is of the essence of this Lease and each and all of its provisions which performance is a factor.

37.12	Prior Agreements.
It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement, or contradict this Lease. This Lease, and all mutually-executed written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants

35

or warranties between Landlord and Tenant and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration, or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.

37.13	Inability to Perform.
The obligations of Landlord or Tenant hereunder shall be excused for a period equal to the time by which such performance is prevented or delayed due to acts of God or any other causes beyond the reasonable control of such party, financial inability or negligence excepted. The provisions of Section 37.13 shall not apply to any payment of Rent, Additional Rent or Other Charges.

37.14	Transfer of Landlord's Interest.
In the event of any transfer or transfers of Landlord's interest in the Leased Premises or Bellevue Place, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to such transferee.

37.15	No Light, Air or View Easement.
Any diminution or shutting off of light, air or view by any structure which may be erected on land on or adjacent to Bellevue Place shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord.

37.16	Reciprocal Easement Agreements.
This Lease shall be subordinate to any and all operating, maintenance and reciprocal easement agreements (“REAs”) entered into by and among Landlord and any other parties, including any amendments or modifications thereto. Tenant shall execute and return to Landlord within ten (10) days after written request therefor by Landlord, agreements in recordable form, substantially in the form of Exhibit “H”, subordinating this Lease to any such REAs.

37.17	Waiver.
The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent, Additional Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted, regardless of Landlord's knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord's right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.

36

37.18	Name.
Tenant shall not, without the prior written consent of Landlord, use the name of the building or project for any purpose other than as the address of the Leased Premises, and in any event, Tenant shall not acquire any rights in or to such names.

37.19	Choice of Law - Venue.
This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.

37.20	OFAC Certification.
(a)Certification. Tenant certifies that:
(i)It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
(ii)It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.
(b)Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certification.

37.21	Current Tenant.
Tenant is aware that the Leased Premises is currently occupied by another tenant or tenants (the “Current Tenant”) and the Current Tenant may fail or refuse to vacate the Leased Premises and relinquish all claims to the Leased Premises prior to the date Landlord desires to commence the Premises Improvements. Landlord shall have no responsibility under this Lease to take any action to remove the Current Tenant and shall not be liable for any damages, injuries or claims that may be suffered by Tenant relating to or arising out of, directly or indirectly, the Current Tenant's failure or refusal to vacate and release all interest in the Leased Premises.

37.22	Fifth Floor Restroom.
Prior to the Commencement Date, Landlord shall upgrade the fifth (5th) floor restroom with such alterations and improvements reasonably determined by Landlord.

37.23	Signage.
Tenant shall have the right, at its sole cost and expense, to install lover level exterior building signage at the west and east entrances to Bellevue Place. Tenant's right hereunder is subject to approval by the City of Bellevue and Tenant must comply with all requirements imposed by the City of Bellevue from time to time and any and all other applicable governmental laws, rules, and regulations with regards to such signage.

37

All signage shall be installed in accordance with Exhibit “D” and Section 11.2 of this Lease and is subject to Landlord's prior written approval. Tenant shall remove, at Tenant's cost and expense, the signage on or before the expiration or any earlier termination of the Lease Term. Tenant shall be responsible for all maintenance associated with the signage, the cost of designing, constructing, installing and permitting signage, and any repair or restoration made necessary by the removal of the signage.
IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

LANDLORD:		TENANT:

BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company		SMARTSHEET, INC., a Washington corporation

By:	KEMPER DEVELOPMENT COMPANY, a Washington corporation; Its Manager	By:	/s/ Jennifer Ceran
Jennifer Ceran, Chief Financial Officer

By:	/s/ James E. Melby
James E. Melby
Its	President

38

STATE OF WASHINGTON,	)
) ss:
COUNTY OF KING	)
On this 21 day of June, 2017, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company, the limited liability company that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.
WITNESS my hand and official seal hereto affixed the day and year first written above.

/s/ Katie Kirkness
Type Notary Name: Katie Kirkness
Notary Public in and for the State of
(SEAL)	Washington, residing at Shorline
My commission expires 9-20-17

STATE OF WASHINGTON,	)
) ss:
COUNTY OF KING	)
On this 1st day of June, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared MARK MADER, to me known to be the President and CEO of SMARTSHEET.COM, INC., a Washington corporation, the corporation named in and which executed the foregoing instrument; and he acknowledged to me that he signed the same as the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, being authorized so to do.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Lauren Kingston
Type Notary Name: Lauren Kingston
Notary Public in and for the State of
(SEAL)	Washington, residing at Seattle, WA
My commission expires 10-4-2020

39

OFFICE LEASE EXHIBITS

Exhibit “A”	Legal Description of Bellevue Place.
Exhibit “B”	Site Plan of Bellevue Place.
Exhibit “C”	Floor Plan of the Leased Premises
Exhibit “D”	Tenant Design & Construction Manual.
Exhibit “E”	Rules and Regulations
Exhibit “F”	Bellevue Place Transportation Management Agreement.
Exhibit “G”	Form of Tenant Estoppel Certificate.
Exhibit “H”	Form of Subordination Agreement to Reciprocal Easement Agreement.

Tenant Design & Construction Manual 2014	1

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

1

EXHIBIT B
SITE PLAN OF BELLEVUE PLACE
(see attached)

1

2

EXHIBITC
FLOOR PLAN OF THE LEASED PREMISES

SUITE 500 / BANK OF AMERICA
19,879 RSF
INTERIOR GROSS AREA

Floor - 5

NOT TO SCALE

**JPC ARCHITECTS**

# ANSI / BOMA Z65.1-2010 Legacy Method
# Bellevue Place - Bank of America Building

| | |
|---|---|
| RETAIL AREAS | OCCUPANT AREAS |
| BUILDING SERVICE | BUILDING AMENITY |
| FLOOR SERVICE / AMENITY | FLOOR CIRCULATION |
| VERTICAL PEN / VOID | PARKING TENANT STORAGE |

AN
RB
16-0026
01.13.2017

© 2017, JPC ARCHITECTS PLLC

1

EXHIBIT D
TENANT DESIGN & CONSTRUCTION MANUAL
(see attached)

Tenant Design & Construction Manual 2014

Tenant Design &
Construction Manual
2014

Bellevue Place Building
Bank of America Building
Bellevue, Washington
Exhibit “D” to the Lease
Office Criteria

Tenant Design & Construction Manual 2014	1

We wish to welcome you as a new Tenant to the Bellevue Place Office Building/Bank of America Building. This Tenant Design & Construction Manual has been prepared to assist you and your staff during the design and construction phases of your new office. The information in this manual is intended to help expedite your efforts to obtain the necessary approvals and subsequent completion of your space. Particular attention should be paid to the Design Process, Submittal Procedure and Construction Phase Information set forth in the Tenant Design & Construction Manual.
Thank you for choosing to locate your firm at Bellevue Place and we look forward to working with you during the design and construction of your Leased Premises.
Nothing in this manual is or shall be an express or implied warranty or representation by Bellevue Place Office, LLC or Kemper Development Company, or any of their agents, contractors, or employees. All warranties and representations, if any, are set forth in the Lease pertaining to the Leased Premises.

Tenant Design & Construction Manual 2014	2

Introduction

Contents
ARTICLE I: Building Description	5
Section 1.01: Design Concept	5
Section 1.02: Construction Type	6
Section 1.03: Vicinity Map, Site Plan	7
Article II: Directory Of Landlords Representatives, Consultants, And Government Agencies	8
A. Landlord’s Representatives	8
B. Government Agencies	9
C. Utility Services	9
Article III: Tenant Improvement Design And Landlord Approval Process	10
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria	10
Method of Measuring Tenant Spaces	10
Section 3.02: Design Criteria	11
Section 3.03: Standard Specifications	12
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings	12
Perimeter Walls	12
Corridor Walls	12
Demising Partitions	12
Standard Partitions	12
Column/finish Treatment	12
Ceiling	13
Doors, Frames and Hardware	13
Paint	13
Flooring	13
Penetrations, Welding and Hot Work	14
Waterproofing	14
Plumbing	14
Mechanical	15
Electrical	18
Structural and Roof	20
Fire/Life Safety, Fire Sprinklers and Testing	20
Communication System	21
Satellite Dish	21
Section 3.04: Existing Building Conditions	21
Section 3.05: Design Submittal Requirements	22
A. Preliminary Submittal	22
B. Final Submittal	22
Permits	23
Mechanical/Electrical Schedule	24
Start-up and air balance request	25

Tenant Design & Construction Manual 2014	3

Article IV: CONSTRUCTION PHASE	26
Section 4.01: Construction Agreement	26
Section 4.02: Preconstruction Meeting	26
Construction Contract and Schedule of Values	26
Bonds	26
Certificate of Insurance	27
Acceptance of Leased Premises	27
Construction Schedule	27
Building Permit	27
Subcontractor List	27
Construction Deposit	27
Signed Lease and Delivery of Security Deposit	27
Section 4.03: Tenant Contractor Rules and Regulations	27
General Contractor Responsibility	28
Superintendent	28
Subcontractors	28
Excessive Noise and Odors	28
Smoking	28
Damage	28
Storage	28
Trash and Dumpsters	28
Dust and Dirt	28
Delivery and Parking	28
Working Hours	28
Contractor Signage	29
Construction Barricade	29
Section 4.04: Demolition	29
Section 4.05: Penetrations, Welding and Hot Work	29
Section 4.06: Fire Pre-Test/Final Test Procedures	29
Section 4.07: Stopping the Work	30
Section 4.08: Construction Completion and Closeout	30
Section 4.09: Tenant Improvement Checklist	31
Article V: MISCELLANEOUS FORMS	32
Contractor Rules	34
Pre/Post Demo MEP Inspection Form	35
Emergency Fire Sprinkler Containment Kit Instructions	36
Fire System Sprinkler Drain and Re-fill Procedure	37
Hot Work Permit Sample	38
Article VI: TYPICAL DETAILS (11/22/2010)	39

Tenant Design & Construction Manual 2014	4

ARTICLE I: BUILDING DESCRIPTION
Section 1.01: Design Concept
Building Description
Bellevue Place is located on one of the region’s busiest intersections, situated on the corner of Bellevue Way NE and NE 8th Street, across from Bellevue Square and Lincoln Square. Together these projects are known as The Bellevue Collection.
Bellevue Place was the first mixed-use development in downtown Bellevue. Built in 1989, it features the 733 room Hyatt Regency Bellevue, the 21-story Bank of America Building, the 6-story Bellevue Place Building, boutique retail and restaurants, a 5-level below grade parking structure, and a grand atrium space known as the Wintergarden.
The Bank of America Building is a distinctive brick-clad, 458,000 square foot office tower that is adjoined to the Hyatt Regency through the Wintergarden on the first two floors. Floors 3 through 20 house class “A” office space and floors 1, 2 and 21 feature unique restaurants and retail.
The Bellevue Place Building is a distinctive brick-clad low-rise 127,000 square foot office building that sits on the corner of Bellevue Way and NE 8th Street. It is connected to the Hyatt Regency, the Wintergarden, and the Bank of America Building via the arrival plaza on the first floor. The Bellevue Place Building has distinctive retail and restaurants on the first level and the Hyatt Stay-Fit Fitness Center located on the second level. Floors 2-6 house class “A” office space.
Bellevue Place is connected to Lincoln Square by both a sky bridge and a tunnel for easy access to additional merchants of The Bellevue Collection.
Section 1.02: Construction Type
All designs must be consistent with the International Building Code and the City of Bellevue Amend- ments. The following general code information may assist in the design of the Leased Premises.
The design of the office building Leased Premises must comply with all requirements of a Type I - A fully sprinkled building as required by code. The occupancy group for an office space shall be “Group B” as defined in the International Building Code.
Bellevue Place Corner Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Bank of America Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Wintergarden:
Reinforced concrete slabs with concrete beams and joists or steel beams with concrete over steel deck floors.

Tenant Design & Construction Manual 2014	5

Section 1.03: Vicinity Map, Site Plan
Bellevue Place is located in the superblock in downtown Bellevue. It is bordered by NE 10th Street to the north, Bellevue Way NE to the west, NE 8th Street to the south, and 106th Avenue NE to the east.

Tenant Design & Construction Manual 2014	6

Article II: DIRECTORY OF LANDLORDS REPRESENTITIVES, CONSULTANTS, AND GOVERNMENT AGENCIES
Landlord is represented by Landlord’s Tenant Coordinator. Any questions regarding the Leased Premises, this Manual or the design and construction process should be directed to Landlord’s Tenant Coordinator.
Tenants are encouraged to utilize Landlord’s Representatives for their tenant improvements; however, if Tenant chooses to use their consultants/contractors, they must be approved by Landlord prior to commencing work.

A.	Landlord’s Representatives:

Landlord    Bellevue Place Office, LLC
Kemper Development Company
575 Bellevue Square
Bellevue, Washington 98004
Sr. VP of Design & Construction - Daniel P. Meyers, AIA
Tenant Coordinator/Project Manager - Tony Cook
(425) 646-3660 or tony.cook@kemperdc.com

Management Office    Bellevue Place Office Building
10500 NE 8th Street, Suite 215
Bellevue, Washington 98004
VP of Property Management - Phillip Scott
(425) 460-5840 or (206) 861-5770 or Phillip.scott@kemperdc.com
Security - (425) 460-5730

Landlord’s Legal Representative Perkins Coie LLP 0885 NE 4th Street, Suite 700 Bellevue, Washington 98004 Attn: Craig Gilbert (425) 635-1400 Fax (425) 635-2400
Project Architect Sclater Partners Architects, P.C. 414 Olive Way, Suite 300 Seattle, Washington 98101 Attn: Craig Kasman (206) 624-8682 Fax (206) 621-8445
Space Planner JPC Architects 909 112th Ave. NE, Suite 206 Bellevue, WA 98004 Attn: Amy Nichols (425) 641-9200
Structural Engineer Cary Kopczynski & Co. 10500 NE 8th Street, Suite 800 Bellevue, Washington 98004 (425) 455-2144 Fax (425) 455-2091
Electrical Contractor Nelson Electric 9620 Stone Avenue N, Suite 201 Seattle, Washington 98103 (206) 523-4525 Fax (206) 527-9539
Fire Protection Contractor Patriot Fire Protection Inc. 2707 70th Avenue E Tacoma, Washington 98424 (253) 926-2290 Fax (253) 922-6150

Tenant Design & Construction Manual 2014	7

Fire Alarm Contractor SimplexGrinnell 9520 10th Avenue S, Suite 100 Seattle, WA 98108 (206) 291-1400 Fax (206) 291-1500
Mechanical Engineer & Contractor MacDonald Miller Facility Solutions 7717 Detroit Avenue SW Seattle, Washington 98106 Attn: Jon Sigmund (206) 768-4222 Fax (206) 768-4223
Roofing Contractor Snyder Roofing 20203 Broadway Avenue Snohomish, Washington 98296 (425) 402-1848

B.	Government Agencies:

Building Department City of Bellevue - Design and Development P.O. Box 90012 Bellevue, Washington 98009 (425) 452-6864
Fire Department Bellevue Fire Prevention Bureau 766 Bellevue Way S.E. Bellevue, Washington 98004 (425) 452-6872

C.	Utility Services:

Water Water and Sewer Utilities City of Bellevue P.O. Box 90012 Bellevue, Washington 98009 (425) 455-6864
Electricity Puget Sound Energy 10608 NE Fourth Street Bellevue, Washington 98004 New Services (425) 455-5120
Telephone CenturyLink Business Services (800) 603-6000

Tenant Design & Construction Manual 2014	8

Article III: TENANT IMPROVEMENT DESIGN AND LANDLORD APPROVAL PROCESS
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria
This section describes the Tenant’s Additional Improvements and outlines the design phase of the tenant improvement process, including design criteria to meet both building requirements and those of the appropriate government agencies. Landlord reserves the right to change the design criteria from time to time.
Tenant shall inspect the Leased Premises and verify the existing conditions within the space prior to starting design work. Regardless of existing conditions, any work not specifically described as Landlord’s Work shall be a part of Tenant’s Additional Improvements.
To begin the design phase, Landlord shall send Tenant the “Tenant Information Package”. This package shall include this document (Tenant Design and Construction Manual) along with a plan of the Leased Premises and the previous “Tenant Improvement” drawings of the space, as available. This information will assist Tenant’s architect in the design phase. It is the Tenant’s responsibility to verify the existing conditions of their space.
All design work shall be done by an architect licensed in the State of Washington. It is Tenant’s sole responsibility to conform the design of the space to all applicable government rules, regulations and codes and to obtain all necessary permits and authorizations required for the construction of any and all improvements and alterations to the Leased Premises. Without limiting the generality of the foregoing, Tenant shall be solely responsible for ensuring that its design will not violate any local, state, or federal law pertaining to barriers to the disabled such as the federal Americans with Disabilities Act (the “ADA”) and the Americans With Disabilities Act Accessibility Guidelines (“ADAAG”).
Method of Measuring Tenant Spaces
Standard Building Owners and Managers Association International (BOMA) calculations are used to measure tenant spaces.

Tenant Design & Construction Manual 2014	9

Section 3.02: Design Criteria
Design Process
Planning and construction for the Leased Premises in both the Bank of America Building and Bellevue Place Corner Building are broken into two phases:

-	Schematic Phase (Space plan)

-	Construction Document Phase (Working drawings)
Depending on the Lease, there are two different ways the design and construction process will proceed:
Turn-Key by Landlord: If the Lease is a turn-key lease, Landlord will coordinate, oversee and manage the entire design and construction process of the space improvements. During lease negotiations, Tenant’s representative will meet with Landlord and Landlord’s space planner to come up with an agreed upon scope of work for the space. Landlord will be responsible for all bidding, contracting, coordination, and management of the project to achieve the agreed upon scope within the timeline set forth. Tenant will be responsible for all costs and delays due to Tenant changes to the scope after the scope is agreed upon. All changes must first be approved by Landlord.
Tenant Managed Tenant Improvements: Tenant will hire Landlord’s space planner (or another space planner approved by Landlord) to prepare design drawings and determine the scope of work for the build-out of the space. Tenant will follow the process outlined in the Tenant Design and Construction Manual for the design, planning, permitting, Landlord review, and construction of the space. Tenant will be responsible for all bidding, contracting, coordination, and management of the project.
The schematic plan shall be prepared and submitted to Landlord within 30 days of Lease execution, or as otherwise stated in the Lease, and shall define the layout of the Leased Premises showing the location of all physical features such as: walls, doors, rooms, etc. A finish board indicating colors and materials shall also be submitted.
Schematic Phase
The space planner, licensed as an architect in the State of Washington, shall prepare a schematic plan of the Leased Premises based on the information listed below. The space planner shall confirm the plan meets all current state, City of Bellevue, local fire, energy, ADA, and building code requirements. That Schematic Plan shall address the following:

•	Dimensions of all walls, openings and other space planning features

•	Reflected ceiling plan; locating the ceiling grid and light fixtures

•	Power and telephone plan; including specific requirements for computers and other dedicated circuits

•	Location and dimensions of all slab penetrations

•	HVAC modifications/requirements

•	Plumbing modifications/requirements

•	Number of personnel to occupy the space

•	Number, size and relationship of private offices

•	Conference room requirements

•	Reception area requirements

•	Storage and office support requirements

•	Equipment needs
Tenant shall submit load calculations for mechanical and electrical review (see Mechanical/Electrical schedule, page 23), and should work with structural, mechanical, and electrical engineers when appropriate.
Landlord shall review the Schematic Plan with Tenant and make necessary changes until requirements are met. Upon approval from Landlord, Tenant shall prepare construction documents based on the Schematic Phase.

Tenant Design & Construction Manual 2014	10

Section 3.03: Standard Specifications
The Standard Specifications and Details referenced below outline Tenant’s Improvements to be installed in and to the Leased Premises. Unless otherwise approved by Landlord, Tenant’s Improvements shall be designed and installed in accordance with the following Standard Specifications and Details. (Tenant’s Improvements, however, may not necessarily include all of the following items.) Compliance with the following information will help to minimize construction costs and avoid delays.
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings
Perimeter Walls
Tenant is responsible for replacing the batt insulation with rigid insulation if improvements affect shell perimeter walls.
Standard specification:
Sill height shall be 2’5” with 2” aluminum frame at windows with GWB installed below sill.
Corridor Walls
Corridor walls are as-is. However, after a full-floor tenant vacates, Landlord will install corridor walls throughout the space to a finish condition on the common area side, and open-stud condition on Tenant’s side.
Standard specification:
Corridor partitions must be built with one-hour construction rating with a demising wall on one side of the corridor, core shaft wall opposite side, with one-hour rated ceiling above.
Demising Partitions
Tenant shall finish demising walls to maintain integrity of sound insulation and fire ratings. Demising walls shall be 6” metal studs. No GWB provided by Landlord at interior demising walls. All shell and core fire ratings must be maintained throughout the project.
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
Continuous acoustical sealant at base of GWB on both sides.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
2 - 1/2” USG Thermafiber Sound attenuation batts floor to ceiling in stud cavity.
2 - 1/2” Thermafiber Sound attenuation blanket 2’0” each side of partition in ceiling plenum.
Standard Partitions
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
5/8” gypsum wallboard each side, smooth finishes.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
Column Finish Treatment
5/8” GWB wrapped all exposed sides.

Tenant Design & Construction Manual 2014	11

Ceiling
Tenants must maintain a ceiling system. If open ceiling structures are essential to Tenant’s design, Landlord approval must be obtained to ensure a high level of finish is achieved. Tenant shall not suspend anything from the structural deck other than ceiling light fixtures, ceiling diffusers, and grilles, to a maximum load of 5 lbs. per square foot, without the prior written consent of Landlord. Any system to be suspended from the deck must be submitted to Landlord’s engineer for acceptance of the system design, at Tenant’s cost. Tenant and Tenant’s engineer shall certify that the system installed is in conformance to local, state, and federal building codes relating to structural loading and seismic restraint under the authorities having jurisdiction.
All mechanical equipment suspended within the Leased Premises shall be designed and installed with vibration isolators.
Standard specification for Acoustic Ceiling:
Typical finished ceiling heights are 8’6” with an exposed thin grid system, 2’x4’.
Mineral fiber lay-in panels, 2’x4’, regular 2’x2’ edge detail, fissured pattern.
Doors, Frames, Hardware
Standard specification:
Suite entry doors - 3’0” x 7’10” x 1-3/4”.
Cherry, plain sliced, center book matched.
20-Minute labeled door assembly, smoke tight.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, one closer, and wall bumper. All proximity card readers must be black, surface mounted and approved by Landlord.
Standard interior door - 3’0” x 7’10” x 1-3/4”.
Door opening size - 3’0” x 7’0”.
Cherry, plain sliced, center book matched.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, and wall bumper.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion. Color to be selected by Tenant from the Leased Premises Standard Finish Selection or otherwise approved by Landlord.
Flooring
Tenant shall be responsible for provisions of ADA compliant transitions. Tenant shall be required to provide drawings for Landlord’s review and approval for all work that requires penetrations through structural slab floors to include, but not limited to: slab openings for elevators, associated pits, atria, mechanical shafts, venting shaft pathways, and risers. All such work will be performed by Landlord at Tenant’s cost. Any work required to provide for depression and/or raised areas, slots in floor slab for door tracks, door closures, door supports, and special floor finishes, is to be performed and completed by Tenant. No cutting into, coring, jack hammering, or loading of the floor will be permitted if such work impairs the structural capacity of the floor. Tenant shall install expansion joints where required. Any modifications (core drills, etc.) to the floor system shall be reviewed and approved by Landlord’s engineer, prior to commencing.
Such work will be required to be x-rayed by Tenant with written confirmation provided to Landlord prior to work commencing. All x-raying of the floor slabs are to be executed during non-working hours so as to not disrupt any ongoing work or tenant operations.
Any penetrations through a fire-rated assembly are to be minimally fire-rated to the equivalent of the original assembly.
Standard specification:
Carpets must be 30 ounce cut pile, chosen from the Leased Premises Standard Finish Selection or approved by Landlord.

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Base must be resilient, 4” rubber base at carpeted floor. Color selected by Tenant from the Leased Premises Standard Finish Selection or approved by Landlord.
Penetrations, Welding, Hot Work
All core drilling and cutting of the concrete slab will be done after “normal” business hours, and approved by Landlord before work is started. The general contractor is responsible for notifying Landlord so Landlord can coordinate with all adjoining tenants affected. All security required for entrance into another tenants leased space during “off” hours is the responsibility of the general contractor.
Any welding requires the prior authorization of Landlord and Hot Work Permits are required, which can be obtained through Bellevue Place Security (425) 460-5730. See page 38 to view a sample.
In addition, Tenant’s contractor must ensure that all appropriate safety requirements are met and the following items provided:

•	Protection screens to isolate the area from slashes and sparks

•	Flashback arrestor fitted to the inlet connection of the welding and cutting blowpipes

•	Fire extinguishers

•	Fire Watch by outside vendor or Bellevue Place Security
Waterproofing
All waterproofing shall be provided by Tenant. All tenants must install a waterproof membrane within the kitchen areas, toilet rooms, and mop sink areas within any office, retail or restaurant space. The membrane must extend up the wall and all plumbing, piping or electrical conduit, and any other floor penetration a minimum of six inches (6”). Landlord reserves the right to perform a waterproof membrane inspection at Tenant’s expense. Tenant is to provide an accurate installation schedule and coordinate the inspection with Landlord’s Tenant Coordinator prior to installing the final flooring finishes. Waterproof membranes may be required in areas other than stated above, if determined by Landlord that those areas require such protection.
Acceptable waterproofing products are manufactured by:
Siplast -- http://www.siplast-international.com
Local Representative -- Brad Viles (425) 391-6893
Kemper -- http://www.kempersystem.co.uk/p_fasttrack.html
Local Representative -- Roland Wieth (253) 606-6936
Installation shall comply with all written installation guidelines and published details.
Installing contractors shall be approved by the manufacturer.
Wetherholt and Associates shall be retained by Tenant to provide:

•	Pre-installation meeting of all parties associated with waterproofing.

•	Periodic part time inspection with a minimum of three site visits a week.

•	Review the start and end of all required water tests.
Contact Jeorge Hopkins, Wetherholt & Associates Inc. (425) 822-8397
Plumbing
All plumbing work, including but not limited to, the provision of plumbing fixtures, electric water heaters, etc., shall be designed and provided by Tenant. Domestic water piping should be Type K or Type L copper, depending on specifications and insulated per the City of Bellevue Energy Code. All scope must be reviewed and approved by Landlord.
Tenant shall provide shut-off valves in the supply piping to every fixture. Toilet rooms with flush valves shall have a dedicated shut off valve to isolate the toilet room from the larger system.
All heating of domestic water shall be accomplished using electric water heaters. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all work outside of the Leased Premises. The water heater temperature and pressure relief drain shall be piped to a floor drain or other approved receptacle provided by Tenant. Trap primers are required for all floor drains per City of Bellevue requirements. If a drain is existing, it is the Tenant’s responsibility to verify the trap

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primers exist and are functioning properly.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Where plumbing lines are not being reused, they must be demoed, capped, sealed, and/or in-filled. This work inside the Leased Premises shall be verified by Landlord’s plumbing contractor at Tenant’s expense. During construction, removable plugs or caps shall be used on all plumbing services to keep debris from entering the system. Tenant’s general contractor shall bear all costs associated with improper protection of waste, drain, and vent systems.
If Tenant use requirements dictate upsizing of services, all associated costs shall be borne by Tenant.
Tenant shall install air chambers or shock absorbers in piping system to prevent noise and damage due to water hammer.
Waste and vent piping, shall be service weight cast iron, with no-hub fittings. Alternate materials are not accepted.
Tenant shall provide and install an approved grease trap or traps, complying with the City of Bellevue’s requirements, in the waste line leading from sinks, drains and other fixtures or equipment where grease may be introduced into the sewage system. Tenant shall be required to provide an automatic chemical treatment system that injects grease dissolving chemicals into the piping system between the fixture and its P-trap. Where possible, above slab grease traps are recommended. Tenant shall contact the City of Bellevue for a list of approved chemical feed systems.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Mechanical
Landlord shall approve all schematic mechanical system designs as part of the acceptance of Tenant’s preliminary plans. Any additional work associated with new equipment, such as added electrical capacity or structural support systems, shall be by Landlord at Tenant’s cost. All work outside the Leased Premises, shall be contracted directly with Landlord’s mechanical contractor.
The mechanical contractor is responsible for the following:

·	Verify design criteria based on original design, ventilation ratios, and load calculations.

·	Inspect the existing space and compare the as-built records to the current conditions and notify Landlord of discrepancies. Landlord will make a determination of further work based on observations.

·	Removal of all existing fan coil units where there aren’t 24 hour cooling requirements, including all ductwork and piping. All removed equipment must be returned to Landlord.

·	When removing CWFC (fan coil units), the chilled water and condensate pipes must be removed back to the closest “T”. Valves with caps should be provided for future use if not already existing.

·	Re-balance all VAV zones in the remodeled space, regardless if diffuser modifications where made.

·	Verify all VAV bottom service access panels are accessible for future use.
·    Should for any reason the chilled water systems need to be drained down, the contractor shall provide Landlord’s mechanical contractor ethylene glycol for replenishment of the system to the current 15% by solution values. All costs to refill will be at Tenant’s sole expense.
Any existing HVAC equipment that is in poor operating condition, or is deemed by Landlord to be beyond it’s useful life, shall be replaced with new equipment upon prior approval by Landlord’s mechanical contractor at Tenant’s expense.
All existing PVC condensation drain piping inside Tenant’s space shall be replaced with copper piping and must have a clean out in the line. An auxiliary drain pan shall be installed below the fan/coil units, and a drain from the pan shall drain to a conspicuous location per City of Bellevue requirements.
Tenant shall provide low voltage control wiring and thermostats for proper operation of their HVAC equipment within the space. Thermostats specifications are required to be submitted for approval by Landlord’s mechanical contractor.
Tenant shall furnish and install all power wiring, disconnects, fuses, circuit breakers, electrical outlets, and safety devices necessary to comply with local mechanical, electrical and fire codes. (See Electrical section for further details). NEC

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electrical clearances must be maintained at all times, including for existing equipment. The Tenant’s mechanical engineer is responsible for verifying as-built conditions, comparing them to the new Tenant layouts and relocating equipment as needed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for any work on the roof and any work associated with the building fire/smoke control system.
Tenant shall provide and install return air smoke detectors in all air conditioning units providing air in excess of two thousand (2,000) CFM to automatically shut off unit if smoke is detected. The smoke detector shall be installed in the return duct. Smoke detectors shall be Simplex model #4098-9756. The detectors shall be furnished, wired and programmed by Landlord’s electrical contractor and installed by Landlord’s mechanical contractor at Tenant’s expense. Tenant shall bear all associated costs for programming and testing of duct mounted smoke detectors as required by the City of Bellevue prior to occupancy. If mechanical equipment is being reused, and the detectors are in the supply duct, they shall be replaced at Tenant’s expense.
Any additional Tenant required HVAC equipment and material to be installed outside the Leased Premises shall be installed by Landlord’s contractor at Tenant’s expense. These costs would include, without limitation, all aspects of the mechanical equipment change, upgrade, or addition and related roofing, electrical, structural, or general construction work. Tenant shall contract directly with Landlord’s contractors for the aforementioned work.
All HVAC equipment and material required by Tenant shall become the property of Landlord upon installation.
Tenant shall provide access panels in GWB ceilings, and walk platforms above, as required for servicing all HVAC equipment, including balancing dampers, fire dampers and smoke control dampers. Minimum access opening size shall be 24x24.
Access panels and walk platforms shall be shown on architectural plans and referenced on mechanical plans. Tenant  ust ensure that the ceiling structure or the work of any other trade does not block access to dampers and equipment above the ceiling so that periodic maintenance and testing can be performed.
Tenant shall contract with Landlord’s contractor at Tenant’s expense for all start-up, testing, and air balance work of HVAC equipment. Tenant shall complete the Start-up and Air Balance Request (referenced page 25), to ensure that each item on the request is completely finished, ensure the equipment is ready to run and contact the Building Engineer when ready for start-up and air balance of the HVAC system.
All HVAC and lighting work must comply with the Washington State Energy Code and Landlord’s HVAC Design Criteria as outlined in this manual. Energy conservation is of the utmost importance and shall be reflected as such in Tenant’s designs. Tenant shall submit mechanical designs for review and approval prior to beginning any work.
Smoke Control System:
Bellevue Place utilizes a floor by floor smoke control system. This system must be evaluated by Tenant’s mechanical engineer and a letter, stamped by a Professional Engineer licensed in the State of Washington, must be written for each tenant improvement and addressed to the building official. The letter must explain how the integrity of the smoke control system is being maintained for the project. This must be available and submitted, along with the mechanical permit documents, to the City of Bellevue by Tenant’s mechanical contractor.
All HVAC calculations shall be in accordance with the latest edition of the ASHRAE Fundamentals Guide and Data book, applicable codes, and good engineering practice. All calculations shall be submitted on the forms at the back of this manual for approval by Landlord’s mechanical engineer. All calculations and drawings shall be certified by a currently registered Professional Engineer in the State of Washington. The units were originally designed in accordance with the following HVAC design criteria:
Equipment replacement is recommended for any units that are oversized so as to promote energy conservation.
Environmental Design Conditions:
The cooling system will be based on the ASHRAE 2% design condition temperatures for Bellevue of 83/67°F DB/WB. The indoor design temperature set-point will be 78° +/- 2°F. Air conditioning will be provided in all occupied areas.

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The heating system will be based on the ASHRAE 99.6% design temperature of 24°F. The design will incorporate heating season indoor temperatures of 78° +/- 2°F in occupied areas.
Ventilation Rates:
Ventilation, pressurization, and air change rates will be provided in accordance with ASHRAE Standard 62-2010 (Ventilation for Acceptable Indoor Air Quality), and the current Washington State Energy Code.
Humidity Control:
Humidity control is not provided in the system. Tenant may need to provide humidity control as part of their system.
Building Internal Loads:
Building internal loads are based on ASHRAE recommendations. Factors impacting the building’s internal loads are:

•	Occupant Density - Densities will be based on 1 person for every 265 square feet.

•	Lighting Loads - Loads will be coordinated with the electrical engineer. Lighting loads will be in the approximate range of 0.5 to 2.0 watts per square foot depending on the space usage.

•	Miscellaneous Equipment Loads - Loads will be in the approximate range of 0.5 to 5.0 watts per square foot depending on use.
Heating System:
Shell and core and tenant system consist of electric heating at the VAV boxes.
It is Tenant’s responsibility to ensure that heating and cooling equipment serving the Leased Premises is capable of automatically maintaining a winter inside dry bulb temperature of seventy degrees (70o) Fahrenheit and a summer inside dry bulb temperature of seventy-eight degrees (78o) Fahrenheit as stated above. The supply and return air systems shall be ducted. The ceiling plenum can be used for return air.
Landlord shall select the manufacturer of any building materials or equipment in which all or part is to be installed outside of the Leased Premises, or affects Landlord or other tenants. All new mechanical equipment shall be submitted for approval by Landlord’s mechanical contractor.
All new and replacement equipment must exceed the current energy codes.
Variable Air Volume Boxes (VAV’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building standard VAV box is a Trane series fan powered box with ECM motor (no substitutions). Perimeter units have electric heat. Interior units may not have heat depending on use. Building supply air is delivered at 44oF but is reset seasonally up to 65oF based on outside air temperature and demand. Select VAV fan to be 120% of design maximum VAV valve airflow, in order to raise the air temperature delivered to the space.
Typical electrical must be 277/1. If providing a heater equal to or larger than 5KW, then specify 4-wire 460/3 power. ECM motor is 277/1 and requires a neutral wire. Tenant’s mechanical contractor must provide controls per building control standard. They must also provide one stage of heat for every 5KW of heat per box and no cross zoning between tenants is allowed.
The following rooms must have a dedicated VAV zone:

·	Conference rooms with 6 or more people

·	Training rooms

·	Corner offices
All new and replacement VAV’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval, prior installation.
Chilled Water Fan Coil Units (CHW FCU’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building utilizes a low temperature chilled water system with ice storage capabilities. The chilled water system is the primary source of 24/7 cooking and pot cooling in the building. All new chilled water loads must be submitted to

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Landlord’s mechanical contractor with associated load calculations for approval. Building standard chilled water fan coil is Trane or equivalent with ECM motor (if available). The supply temperature is 38o with a 25o delta T and contains 15% glycol, and can be reset up to 55oF.
All chilled water system piping, equipment and accessories installed at or below the 7th floor must be considered “high pressure” and be rated for greater than 150 psi working pressure.
Typical electrical must be 277/1.
Tenant’s mechanical contractor must provide controls per building standard with 2-way chilled water control valve.
Tenant’s mechanical contractor must also provide a line sized hose kit that includes braided stainless steel flex hoses, strainer, shut off valves and balancing valve. FDI VersaFlow kit B or equivalent.
Condensate must be sloped to an appropriate drain location per local codes and add a plenum rated condensate pump if required. Pan overflow alarm and connection to BMS should also be included.
Mechanical contractor must dispose of glycol/water mixture per EPA guidelines when draining and replace with equivalent mixture when re-filling the system. Mixture may be stored and re-used with building approval.
Existing CHW FCU’s that are not being re-used must be demolished including chilled water mains back to the main branch shut-off valves and lines must be capped. All new and replacement CHW FCU’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval prior to installation.
Condenser Water System for both the Bank of America Building & Bellevue Place Corner Building:
Both buildings utilize a condenser water system that is common to the main chillers and air handlers. It provides cooling for the chillers and/or waterside economizer or pre-heat to each floor by floor AHU as needed. As such, this stems should not be used for auxiliary cooking needs. The cooling tower is an open cooling tower and does not contain glycol.
The condenser water supply temperature is 79o with a 10o delta T with no glycol. At times, the temperature can reach 100o for AHU preheat. All condenser water system piping, equipment and accessories installed at or below the 5th floor must be considered “high pressure” and re-rated for greater than 150 psi working pressure.
Water source heat pumps shall not be connected to the condenser water system.
Thermostats shall be fully compatible with existing building DDC system. Battery back-up programmable thermostats are not permitted. All thermostats are required to be submitted to Landlord’s mechanical contractor for approval.
Grilles, registers, and diffusers shall be manufactured by Krueger, Titus, Shoemaker, or Price. Tenant’s mechanical engineer or contractor shall submit type and manufacturer of GRD’s to permit proper balance of equipment by Landlord’s contractor.
Electrical
Tenant is responsible for having a complete electrical power and lighting distribution system within the Leased Premises. This includes, but is not limited to: temporary power during construction, transformers, panels, lighting panels, breakers, branch circuits, outlets, battery back-up, emergency egress/exit lighting, and electrical circuits to signage, including wiring and connections. Tenant shall provide electrical equipment rooms if required to house Tenant’s systems (no space will be provided in building electrical equipment rooms to house Tenant’s electrical equipment). Provision and/or installation of telephone/communications cabling and wiring from the telecom equipment rooms to and within the Leased Premises are to be done and completed by Tenant.
Each tenant floor is furnished with a 480/277 volt panel board for high-volt usage that is typically used for “house” lighting. Tenants shall use Landlord’s electrical contractor to connect 277V lighting circuits to the common panels located in the electrical equipment rooms, which are located on every floor. Tenant will also install all supplemental lighting

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control relay panels and other lighting controls as required to meet Washington State Energy Code within the Leased Premises. Space will not be provided to Tenant in building electrical rooms.
Any supplemental HVAC units that must be installed outside the Leased Premises must be approved by Landlord for installation location and electrical capacity. Conduit routing outside of Tenant’s space must be approved prior to installation. Tenant shall provide all power wiring for HVAC equipment including conduit, conductors, safety disconnect switches, lights, and receptacles required for servicing HVAC equipment. Tenant’s contractor shall extend the conduit to the electrical panel and provide the branch circuit conductors from the panel to the disconnect switch and connections from the disconnect switch to the HVAC unit, including motor rated fuses to match the HVAC unit amperage rating.
The main electrical switch shall be sized for the following capacity: four (4) watts/square foot, safe for miscellaneous equipment (receptacles, etc.) and power sufficient for the installed lighting, water heater, and HVAC units. Lighting capacity may be limited by the HVAC cooling capacity available in the Leased Premises. Please refer to the mechanical section of this manual.
Installed lighting fixtures and control systems must comply with the Washington State Nonresidential Energy Code, and calculations showing compliance with code need to be specified on the drawings.
All construction power supplies used by Tenant’s contractor must be fitted with ground fault interrupters. Electrical leads must be placed on stands or suspended and should not be run along the ground where they may be damaged or create a trip hazard. By no means will extension cords be permitted outside the Leased Premises.
If you require information relating to the purpose or source of cables in your space, contact Landlord. Under no circumstances should any cables be cut.
Landlord’s electrical contractor is to perform all work outside of the Leased Premises, including tie-in to main electrical panels.
Panel schedules must be updated at the closeout of each project. Circuits in multi-tenant panels must be identified by Tenant name and description of area served.
Tenants with high energy usage (server rooms, multiple computers per desk, etc.) may be required to install an electrical sub meter at Landlord’s discretion at Tenant’s cost.
Lighting
Tenant shall be responsible for upgrading all lighting within the Leased Premises to the following specifications, if not already completed:
Fixture: LIGHTOLIER, Coffaire II Recessed Fluorescent Direct/Indirect - 2’x4’ with Perforated Basket, Air Return, 2 Lamp T8
Bulb: T8, 32 WATT, 3500K
Single-floor Tenant’s elevator lobby and corridor lighting to be reviewed and approved by Landlord and provided by Tenant.
Standard specification:
Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Telephone/CRT Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Exit signs - Universal standard exit sign with stencil face and arrows as required.

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Structural and Roofing
Structural
Any alterations, additions or reinforcements to the building to accommodate Tenant’s work shall be at Tenant’s sole cost and expense and require Landlord’s prior approval.
Roof
All roof penetrations or roof work shall be approved by Landlord. Tenant shall contract with Landlord’s contractor for engineering and installation at Tenant’s expense. (See mechanical section of this manual for further information regarding roof penetrations)
Fire and Life Safety, Fire Sprinklers, Fire Extinguishers
Tenant shall modify the sprinkler system within the Leased Premises to conform to all code and/or regulatory requirements. A minimum one hour fire resistance rating is to be maintained as per the City of Bellevue requirements. Any modification to the sprinkler system by Tenant is to be performed by Landlord’s contractor at Tenant’s expense, so as not to void any warranties, certificates and/or insurance underwriting requirements currently in place. Tenant shall be responsible to repair and/or replace any fireproofing already in place that is disturbed, damaged and/or related to Tenant work. Any firefighting, fire prevention, safety and emergency equipment or lighting in and about the Leased Premises, such as fire extinguishers, additional to that included in the base system provided by Landlord, and required by any authority having jurisdiction, shall be installed by the Tenant at Tenant’s expense.
Fire/Life Safety - Mechanical
The building is equipped with a smoke control system, that consists of dampers on each floor. The system must remain unaltered unless Landlord has permitted otherwise.
Fire/Life Safety - Electrical
Landlord provides a central Simplex alarm system for the space. Tenant shall be provided with Fire Alarm Voice and Alarm Circuits in a J-Box located within the Leased Premises for a single point connection to Landlord’s monitoring service as required by code and Landlord’s central system. Design and connection to Landlord’s fire protection system shall be made by Landlord’s contractor at Tenant’s expense. All fire alarm components used within the Leased Premises shall be U.L. approved and fully compatible with the base building Simplex system. The system shall be fully programmed, with graphics, for annunciation of the base building system. Tenant shall be responsible for any troubleshooting, investigation and/or repairs required to place the system in full working order. Fire system wiring is not allowed to be directly attached to all thread hangers, and must be attached using a secondary attachment method. Connection to the NAC panel and smoke detector circuits connected to the house panel, are to be completed by Nelson Electric at Tenant’s sole expense.
Standard specification:
Smoke detectors must be surface-mounted.
Emergency speakers should be flush-mounted, 6 1/2” square frame.
Automatic Sprinkler System
Tenant is responsible for upgrading all sprinklers to quick response heads, per current code, if not already installed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all automatic fire sprinkler system engineering, materials, and installation. Tenant is responsible for the cost of obtaining approvals from the City of Bellevue, Landlord and Landlord’s designated representative(s).
Where existing, in previously improved spaces, the automatic sprinkler system in the Leased Premises may be reused at Tenant’s discretion subject to adequate capacity, condition, acceptable location and code requirements.
The Leased Premises must remain fully sprinkled at all times. All sprinkler system modifications shall be made in accordance with the current International Building Code (IBC) and all applicable state and local codes.
Tenant is required to submit system design for review and approval prior to beginning work. Tenant shall not proceed with any ceiling work until notified of sprinkler rough-in and inspection.

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A vertical clearance of eighteen inches (18”) must be maintained from sprinkler heads to any shelf storage or materials that could impair water distribution.
Tenant must take note if sprinkler protection is required above the ceilings of the Leased Premises. If it is required, care must be taken in positioning equipment, ducts, and demising walls, so as not to impair the sprinkler distribution. When impairment is unavoidable, sprinkler coverage above the ceiling must be modified to maintain proper coverage, at Tenant’s expense. To assist with sprinkler layout, Tenant’s architect shall dimension all ceiling grid and elements such as lights, speakers, and other ceiling mounted items from building column lines.
Slab penetrations shall be core drilled, sleeved, fire-safe, and waterproofed. Tenant shall have all core drill locations approved by Landlord.
All materials shall be listed by Underwriter’s Laboratories. All sprinkler heads shall be quick response and manufactured by Reliable Automatic Sprinkler Co., Inc. Building standard sprinkler heads are as follows:
Finished Ceilings - Reliable “G4A” concealed, 165 degree, 1/2” orifice, white paint finish or equivalent, SIN: R5415.
Any other sprinkler finish must be specified by Tenant’s architect.
Impairment of the sprinkler systems requires drain and re-fill procedures to be followed. Please refer to the Fire System Sprinkler Drain and Re-Fill Procedure Form on page 35.
Fire Extinguishers
Tenant shall provide fire extinguishers as required by the City of Bellevue.
Fire Extinguishers shall be 2A10BC type. Fire extinguishers shall be mounted in semi-recessed 1/2” stainless steel flat trim type cabinets.
Communication System
Tenant shall provide all telephone wiring and equipment, including: all distribution and extensions of telephone conduit within the Leased Premises and all data, intercom, computer, communication, fire and burglar/security alarms, and signal systems required by Tenant. All Tenant equipment must be confined to Tenant’s Leased Premises.
Satellite Dish
Satellite dishes and certain forms of data and/or telecommunications equipment may be permitted or allowed to be provided and/or installed on the roof or other portions of the building exterior only after review and approval by Landlord. All work to be performed on the roof or other portions of the building exterior shall be performed by Landlord’s contractor at Tenant’s expense.
A Satellite Dish License Agreement must be executed prior to equipment being installed.
Section 3.04: Existing Building Conditions
·    Concrete floor slab is generally smooth-finished concrete without depressed or raised areas.
·    Structural framing is reinforced concrete.
·    Floor load capacity is ninety-five (95) pounds per square foot.
·    Typical structural bay size:
·    Bank of America Building: 30’ x 33’
·    Bellevue Place Building: Varies
·    Typical floor-to-floor heights:
·    Bank of America Building 2nd floor: 14’0”
·    Bank of America Building 3rd floor and above: 12’2”
·    Bellevue Place Corner Building 2nd floor: 14’0”
·    Bellevue Place Corner Building 3rd floor and above: 12’6”

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Doors, Frames, Hardware
Wood finish on cherry: medium stain with multiple coats of hand-rubbed lacquer.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion.
Section 3.05: Design Submittal Requirements
Landlord’s review and approval process of the complete Tenant Design Package must be completed prior to Tenant commencing any work.
Landlord’s approval of Tenant’s plans shall only acknowledge conformity to the aesthetic design objectives and criteria of Bellevue Place/Bank of America Building, and in no way signifies that Tenant’s plans comply with any ordinances, codes, laws, rules or regulations applicable to Tenant’s permitted uses, nor does such approval connote any professional assessment of the quality, durability or safety of Tenant’s design or the materials to be used in construction of Tenant’s leasehold improvements. Should a discrepancy occur between the Tenant Design & Construction Manual and the approved drawings, the Tenant Design & Construction Manual shall take precedence.
Any changes, modifications or alterations requested by Tenant must be reviewed and approved by Landlord, and any additional charges, expenses or costs, including architect’s or other consultant’s fees incurred by Landlord as a result of any such request shall be paid by Tenant. Landlord shall have the right to demand payment for such changes, modifications, or alterations prior to Landlord consenting to any work in the Leased Premises.
If the Leased Premises has not been constructed in accordance with the approved drawings, Tenant shall not be permitted to occupy the Leased Premises until the Leased Premises complies in all respects with the approved drawings. However, if Tenant is allowed to occupy the Leased Premises and notwithstanding any lapse of time, Tenant shall bring the Leased Premises into compliance with the approved drawings.
Note that in each place in this manual where Landlord’s consent or approval is required, unless otherwise specifically agreed to in writing, Landlord reserves the right to withhold its consent or approval for any reason, or no reason, in its sole subjective discretion.
A.    Preliminary Submittal
Tenant shall submit to Landlord an electronic Preliminary Submittal (PDF format):
Floor Plan, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Entry Elevation, at 1/4” = 1’-0” scale
Mechanical Plan, at 1/4” = 1’0” scale
Finish Schedule with Color Samples
The purpose of the Preliminary Submittal is to determine general conformity with the design criteria.
An electronic set of drawings, with Landlord’s preliminary notes, shall be returned to Tenant. In the event of any changes, additional preliminary drawings may be required. Should the drawing not meet Landlord’s minimum requirements or industry standards, new drawings shall be required.
B.    Final Submittal
Within thirty (30) days of receiving the floor plan for the Leased Premises from Landlord, Tenant must electronically submit to Landlord final drawings prepared by Tenant’s licensed architect. All mechanical and electrical drawings and calculations shall be certified by currently registered State of Washington Professional Engineers.
Tenant shall submit a Final Submittal, in PDF format, to Landlord. It shall include the following:
Architectural Drawings:
Floor Plan, at 1/4” = 1’-0” scale

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Longitudinal Section, at 1/4” = 1’-0” scale
Interior Elevations, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Partition Wall Sections, at 1/2” = 1’-0” scale
Door, Finish and Color Schedules and Samples
Specifications
Mechanical Drawings:
HVAC Distribution Plan, at 1/4” = 1’- 0” scale
Controls Plan
Reflected Ceiling Plan, at 1/4” = 1’- 0” scale
Mechanical/Electrical Schedule
Plumbing Plan, at 1/4” = 1’- 0” scale
Plumbing Fixture Units Schedule
Specifications
Plumbing and Mechanical plans must be stamped by a professional engineer currently licensed in the State of Washington.
Complete Mechanical/Electrical Schedule and Plumbing Fixture Units Schedule, located in this manual.
Electrical Drawings:
Floor Plan showing light fixtures, switches, receptacles and equipment
Branch circuit wiring and circuiting
Riser diagram and load summary
Panel Schedules
Specifications
Light Fixture Schedule
Fire Alarm Plan
Fire Sprinkler Layout/Plan
Calculations showing compliance with the Washington State Energy Code
Permits
Tenant shall provide all required permits, plan check fees, and all other required government approvals. It is the Tenant’s responsibility to contact the local governing agencies to obtain current permit requirements. Below is a list of contact information for local agencies having jurisdiction over the property:
Building Department City of Bellevue - Design and Development
P.O. Box 90012
Bellevue, Washington 98009
(425) 452-6864
Fire Department Bellevue Fire Prevention Bureau
766 Bellevue Way S.E.
Bellevue, Washington 98004
(425) 452-6872
After the construction documents have been approved and signed by both parties, any revisions or changes will require Landlord’s approval. Tenant shall be responsible for all costs associated with said changes.

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MECHANICAL/ELECTRICAL SCHEDULE
Submit only one completed form.

Prepared by:

Mechanical	Phone	Date

Electrical	Phone	Date
1.    Tenant Name _____________________________________________ Space# ___________
2.    Tenant Drawing #’s: Mechanical ____________________________ Electrical ___________
3.    Floor Area _______________________ Square Feet
4.    Electrical Load Breakdown
A.    Interior Lighting __________ Watts
B.    Signage __________ Watts
C.    Appliances __________ Watts
D.    Receptacles __________ Watts
E.    HVAC Equipment __________ Watts
F.    Electric Water Heater ___________ Watts
G.    Miscellaneous Elect. Equipment ___________ Watts
H.    Total Connected Electrical Load __________ Watts, _______ Watts per Square Foot
5.    Cooling Load Breakdown
A.    Lighting In Space __________ BTUH
B.    People __________ BTUH
C.    Infiltration __________ BTUH
D.    Ventilation __________ BTUH
E.    Solar and Transmission Gains __________ BTUH
F.    Electrical Transformer __________ BTUH
G.    Misc. Heat Generating Equipment Watts or __________ BTUH
H.    Space Sensible Cooling Load __________ BTUH
I.    Space Latent Cooling Load __________ BTUH
J.    Total Space Cooling Load __________ BTUH
6.    Toilet Exhaust __________ CFM
Note: Please attach to this sheet any special exhaust or make-up air system(s) data. Use CFM, H.P., method of operation, etc. Miscellaneous heat generating equipment must be also be attached to this sheet, complete with heat output generated and applicable diversity factor.
PLUMBING FIXTURE UNITS SCHEDULE
Prepared by: _________________________________________________________
Engineer __________________________________ Phone ______________ Date ____________
1.    Tenant Name ________________________________________________ Space# ___________
2.    Tenant Drawing #’s: Plumbing ________________________________________________________
3.    Fixture units

Water closets	Total fixture units	Grease waste fixture units
Lavatories	Total fixture units	Sanitary waste fixture units
Sinks	Total fixture units	Vent Fixture Units
Water fountains	Total fixture units
Other
Total fixture units
Total fixture units
Total fixture units

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START-UP AND AIR BALANCE REQUEST
In order to save time during start-up, inspection, and balance of your Tenant space HVAC units, the following checklist is to be completed and returned to Landlord when requesting start-up:

1.	Tenant Name	Space#

2.	Contractor Contace	Phone

3.	Mech. Contractor Contact	Phone

4.	Elec. Contractor Contact	Phone

5.	Electrical Yes No Remarks
AC or FCU/CU Unit numbers
Disconnects mounted?
Power to the disconnects?
Voltage to the disconnects correct?
Correct size wire to the unit?
Proper size fuses installed?
Thermostat mounted and wired?
Duct heaters disconnects/fuses installed?

6.	Sheet Metal Yes No Remarks
Mech. design review passed?
Duct work complete?
Diffusers in?
Damper installed for each supply grill?
Return air system installed?
Restroom exhaust installed?

Date	Signed
Contractor

Start-up Remarks (for Landlord’s use)

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Article IV: CONSTRUCTION PHASE
Section 4.01: Construction Agreement
During the construction process, ultimately the Tenant is responsible for the contractor’s activities as it relates to the building, unless Landlord is carrying the construction contract. It is strongly suggested that the tenant improvements agreement include the requirement that the contractor comply with all of the conditions contained in Tenant’s Lease Agreement.
Tenant must use only general contractors who are bondable, reputable and have an understanding of local codes and subcontractors. All contractors must be approved by Landlord.
Tenant shall contract with Landlord’s specified contractor at Tenant’s expense for the following work:
Snyder Roofing:

•	Roofing, flashing, counter-flashing, roof penetrations, roof repairs and curbs
Patriot Fire Protection Inc.:

•	Automatic Fire Sprinkler System including engineering
MacDonald Miller Facility Solutions:

•	Low voltage control wiring between the energy management system and Tenant’s HVAC equipment

•	Installation of HVAC equipment and mechanical work outside of the Leased Premises

•	Start-up, testing, and air balance of HVAC equipment
Nelson Electric:

•	Connection to building fire alarm system and building house panels

•	Electrical rooftop work
Section 4.02: Preconstruction Meeting
Tenant’s contractor is required to contact Landlord’s Tenant Coordinator to setup a preconstruction meeting. Prior to the meeting, all submittal requirements must be submitted and approved by Landlord and a signed Lease between Landlord and Tenant must be in place. Certificate of Insurance, bonds, construction deposit, copy of the owner’s contract, Schedule of Values, sub-contractor list, and construction schedule as required from the contractor will be given to Landlord at this time. All items must be submitted prior to the start of construction, without exception.
Construction Contract and Schedule of Values
Tenant shall provide Landlord with a copy of the contract between Tenant and contractor, including the Schedule of Values.
Payment and Performance Bonds
Tenant shall obtain or cause its contractor to obtain, at Tenant’s expense, separate labor and material payment and performance bonds. The amount of each of the bonds must be equal to the actual contract price. In lieu of the bonds either a certified check or a line of credit accessible solely by Landlord may be obtained in the amount of one and one-half times (1 1/2) the estimated cost of construction, alteration, or improvement work. The bonds shall require Landlord’s signature for cancellation. Each bond shall remain in force for no less than three hundred sixty- five (365) days following completion of the work. Such bonds shall cover the faithful performance of the contract for the construction of Tenant’s work and the payment of all obligations arising there from and insure Landlord against any liability for mechanic’s and material man’s liens arising from Tenant’s work.
If, at any time prior to completion of Tenant’s work, Tenant or Tenant’s contractor requests a change order or orders, which in the aggregate exceed ten percent (10%) of the separate payment and performance bonds, Landlord’s approval may be conditioned upon Tenant causing the amount of the bonds to be increased to cover the cost of the additional work.
Contractor shall notify Landlord immediately in writing if Tenant fails to pay such contractor in accordance with the terms of the contract.

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Certificate of Insurance
Prior to starting work, Tenant’s contractor shall submit to Landlord evidence of liability insurance with a reputable insurance company or companies with a combined single limit of three million dollars ($3,000,000) for personal injuries or property damage to indemnify both Landlord and Tenant against any such claims, demands, losses, damages, liabilities, and expenses. Tenant’s contractor shall also have Automobile Liability, Workers Compensation, and Employers’ Liability coverage. All subcontractors must have insurance coverage as well. Both Landlord (Kemper Development Company, Kemper Holdings LLC, Bellevue Place Office, LLC) and Tenant shall be listed as “additional insured”. See page 34 for an example.
Acceptance of Leased Premises
Tenant and Tenant’s contractor shall accept the Leased Premises prior to starting any demolition or construction.
Construction Schedule
Tenant’s contractor shall provide Landlord with a standard construction schedule on paper and in an electronic format (MS project or similar) in “bar graph” form indicating the completion date of all phases of Tenant’s work. Schedule should also include major deliveries and any shutdowns.
Building Permit
A building permit must be issued by the City of Bellevue prior to commencing work. The permit must be prominently displayed in the Leased Premises throughout the construction period.
Subcontractor List
Contractors shall supply Landlord’s Tenant Coordinator with a list of all subcontractors to be used with both contact names and phone numbers.
Construction Deposit
A check in the amount of $5,000 written to Bellevue Place Office, LLC for a construction deposit is required unless otherwise stated in the Lease, and must be given to Landlord prior to any work commencing. Construction deposits cover costs associated with maintenance or construction incurred by Landlord during the course of the job. This includes, but is not limited to: fire watch, cleanup, repairs, unattended punch list items, and any costs associated with rectifying non-compliance issues with Bellevue Place standards and practices.
If there are no costs or charges, the deposit will be returned in full upon completion of the project.
There will be no interest paid on the deposit. If charges are incurred, that amount will be deducted from the deposit with an explanation of expenses, and the remaining deposit will be mailed back to the contractor. If charges exceed the amount of the deposit, Tenant’s contractor will be billed for the outstanding amount.
Signed Lease and Delivery of Security Deposit
The Lease shall be fully signed, delivered and Tenant’s security deposit tendered to Bellevue Place Office, LLC before Tenant will be allowed to take possession of any space in the building or begin any construction, alteration, or improvement work.
Section 4.03: Tenant Contractor Rules and Regulations
Tenant’s contractors shall comply with the following regulations established by Bellevue Place:
General Contractor Responsibility
The general contractor is responsible for the supervision and quality control of all onsite contractors, subcontractors, suppliers, venders, etc., doing work on the project, as well as confirming that all subcontractors, suppliers and venders are properly licensed and insured. The general contractor must enforce Bellevue Place’s policies and procedures, as well as all governmental laws including, but not limited to, properly documented workers for all trades on-site. Landlord assumes no responsibility for any subcontractor, vendor, or suppliers hired by the general contractor and Tenant further agrees to save and hold Landlord harmless with respect to such work as provided in the Lease. Tenant’s contractor(s) shall diligently perform the work of constructing Tenant’s improvements in the Leased remises. The Leased Premises must be constructed in accordance with the drawings approved by Landlord, and Tenant agrees to comply with all city, county and state

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ordinances, rules and regulations relating thereto. Any delays in the completion of the improvements shall be at Tenant’s expense and shall not delay the commencement of the monthly rent.
Superintendent
The superintendent must be on the job site at all times when work is taking place. If the superintendent is not on the job site while work is taking place, the job will be shut down. The subcontractor’s foreman will not be acceptable as the on-site superintendent. Contractor is responsible for all scheduling, managing, and quality control on the job. Superintendent is also responsible for ensuring all of its employees, agents, subcontractors, and other hired parties adhere to the rules and regulations of the building.
Subcontractors
The contractor’s employees and/or subcontractors must not curse, expectorate, or otherwise act unprofessionally. Proper construction attire is required while working in the building. The superintendent is responsible for the actions and supervision of their subcontractors.
Excessive Noise and Odors
Tenant’s contractor(s) shall perform the work in a manner and at times that do not interfere with the normal operations of other tenants. Any construction work that will produce high levels of noise, odors, or is the source of complaints from visitors, tenants, or as determined by Landlord’s sole judgment, will be stopped and may not continue at any time during hours of operation.
Smoking
Bellevue Place is a non-smoking facility. Smoking inside tenant spaces is PROHIBITED! Anyone repeatedly told about smoking will be banned from working at the building. Smoking is permitted in designated areas only.
Damage
Protection of Tenant’s Leased Premises and materials is the responsibility of Tenant and Tenant’s contractor. Tenant’s contractor shall be responsible for the repair or replacement and clean up of any damage and other consequences caused by the contractor, which shall include, without limitation; access ways to the Leased Premises even if they are used concurrently by Tenant’s contractor and others. If service corridors are modified all finishes must be brought back to the original condition.
Storage
Tenant’s contractor shall contain its operation and shall store its materials within the Leased Premises.
Trash and Dumpsters
Tenant’s contractor shall promptly remove all trash and provide a dumpster for storing trash outside the Leased Premises. Trash must be separated in accordance with city and county regulations. The location of the dumpster shall be approved by Landlord. There is to be no dumping of debris in building receptacles.
Dust and Dirt
Tracking dirt and dust into the common area is prohibited. Contractor’s employees should remove as much dirt and dust as possible before entering the common area.
Delivery and Parking
Delivery of construction materials to the Leased Premises or removal of trash from the Leased Premises shall be done at a time other than normal business hours. The parking garage loading area on level P-2, has been provided for Tenant’s non-exclusive use. All loading and unloading is to be confined to loading stalls within the designated loading area during hours specified by Landlord or Landlord’s agent. The loading area is only accessible from 106th Avenue NE. There is to be no parking of vehicles that are not actively loading or unloading. Vehicles parked for extended periods of time are subject to towing at the owner’s expense.
Contractors shall only utilize the freight elevator for access, not passenger elevators.
No on-site parking will be made available for contractors or their subcontractors, employees, agents, or invitees. Landlord has provided “construction” parking in the southwest corner of the west parking garage of Bellevue Square.

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Working Hours and Access
Tenant’s contractor shall notify Landlord of any work to be done on weekends or at any time other than normal working hours. All after-hours work coordination should be scheduled through Landlord at least (3) days in advance. Any work that requires contractors to be in another tenant’s space, regardless of time frame, may require additional security at contractor’s expense, and must be scheduled with Landlord (3) days prior to work taking place.
Contractor keys are not issued to contractors unless previously approved by Landlord.
Under no circumstances are any doors, locks, or latches to be tampered with, taped, or disabled outside of the construction space.
Contractor Signage
Tenant’s contractor or subcontractor shall not post signs on any part of the building or Leased Premises.
Construction Barricade
A construction barricade is required for all new/remodel tenant improvement projects that alter the Tenant’s entry. The barricade will be installed by the contractor, as directed by Landlord at Tenant’s expense, prior to the start of any work, after it is approved by Landlord.
Metal Stud & Drywall Structure
The barricade will be constructed of metal studs and drywall. It is to be taped, sanded, and painted.
Section 4.04: Demolition
Tenant is responsible for any demolition of existing improvements required by Tenant’s design. Any demolition that would alter the structure or property outside Tenant’s lease line requires authorization from Landlord’s representative.  Tenant’s contractor is responsible for protection of all fire sprinkler heads within the space. Tenant is responsible for contacting Patriot Fire for sprinkler shutdown and fire watch in the space during the duration of the demolition. Landlord’s Fire, Life, Safety representative will deliver an Emergency Sprinkler Containment Kit to the site at the pre-construction meeting. The Pre/Post Demo Form must be filled out and signed off by each respective party before and after demolition. See pages 35 and 36 for examples.
Section 4.05: Penetrations, Welding and Hot Work
All core drilling and cutting of the concrete slab will be done during “off” hours and the area must be x-rayed or scanned prior to drilling. Landlord’s Tenant Coordinator is responsible for coordinating all work with all effected surrounding tenants. All security required for entrance into another tenants leased space at off hours is the responsibility of the general contractor and their agreement with the adjoining tenant. All piping and conduit that penetrates the second floor shall be sleeved. Sleeves shall be sealed to the second floor and shall project a minimum of six inches (6”) above the floor. Any welding requires the prior authorization of Landlord and requires a Hot Work Permit from Bellevue Place Security (425) 460-5730. The permit is to be completely filled out and submitted to the Security Dispatch/Control Center prior to work commencing. Appropriate fire watch needs to be conducted while the work is being done, and then the permit needs to be returned to the Security Control Office to confirm the work is completed. See page 36 to view a sample.
Section 4.06: Fire Pre-Test/Final Test Procedures
Tenant’s general contractor is to contact Landlord’s Technical Service Manager, or another assigned Fire, Life, Safety representative, to schedule fire system pre-testing prior to scheduling fire final with the City of Bellevue. Pre-test must be scheduled at least 48 hours prior to requested appointment time. Pre-test appointment hours are Monday through Friday, 6:00am-7:30am. The following items must be installed and functioning prior to the pre- test appointment: horns, strobes, smoke detectors, HVAC on-line, music cut-off relay, Simplex programming, and any other fire system devices.
Section 4.07: Stopping the Work
Landlord and any of its employees have the authority to stop work for any reason. If any of these conditions are being violated, or if in their estimation the work is not being executed to the standards and/or quality set by the building

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management, they will stop the work. It is the responsibility of Tenant’s construction manager and contractor to rectify any adverse impact to the schedule caused by any such stoppage of work.
Section 4.08: Construction Completion and Closeout
Upon construction completion, Tenant shall obtain final signatures on the permit inspection record from the City of Bellevue Building Department promptly following completion of Tenant’s Work, and provide a copy of the permit inspection record to Landlord.
Upon completion of construction, the general contractor shall contact Landlord’s Tenant Improvement Coordinator to do a final punch list of the construction. A copy of the Landlord approved plans must be on the construction site.
Tenant shall provide Landlord with a complete set (1 CD in AutoCAD and PDF format) of as-built drawings including architectural, mechanical, plumbing, electrical, and fire protection drawings upon construction completion. Marked- up drawings will not be accepted and all changes (ASI’s, RFI’s, etc.) must be re-drawn in both CAD and PDF formats by the architect/MEP engineers of record. The Start-Up and Air Balance Report is also required upon closeout. All drawings are to be updated at Tenant’s sole expense.
Section 4.09: Tenant Improvement Checklist
Prior to construction, the following list must be satisfied and/or submitted to the Landlord:

•	Lease signed

•	Security Deposit received

•	Preliminary Submittal

•	Landlord Approval

•	Final Submittal

•	Mechanical Approval

•	Electrical Approval
Tenant or Tenant’s contractor delivers to Landlord:

•	Copy of Building Permit

•	Construction Contract, including Schedule of Values

•	Certificate of Insurance

•	Payment Bond

•	Performance Bond

•	Construction Schedule

•	Construction Deposit

•	Subcontractor List
Prior to occupancy, the following must be submitted to Landlord:

•	Copy of signed Permit Inspection Record from the City of Bellevue

•	Certificate of Substantial Completion

•	Completed Punch List signed off by Landlord

•	As-Built drawings (AutoCAD and PDF format) to Landlord

•	Waterproofing Certificate/Warranty

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Article V: MISCELLANEOUS FORMS
Contractor Rules
The following are the rules for contractors working in tenant spaces at Bellevue Place:
1.    Barricade. Unless installed by Landlord, the contractor shall be responsible for erecting a safe and neat barricade before construction begins. Tenant shall use a modular enclosure system from the Boston Barricade Company or construction drywall structure. No door access through either type of barricade is allowed unless Tenant’s space is not serviced with a rear service door. All graphics are to be installed within 48 hours of the construction of the barricade.
2.    Parking. All loading, unloading, and parking for vehicles of the contractor and its employees shall be done only in areas designated by Landlord.
3.    Trash. No trash may be placed in the building compactors or dumpsters. No trash may be put in the common area receptacles. All trash must be stored in the tenant space being worked on, and must be removed daily, after business hours.
4.    Dust and dirt. Tracking dirt and dust into the common area is prohibited. Contractors’ employees should remove as much dirt and dust as possible before entering the common area.
5.    Damage. Any damage to the building walls, floors, or ceiling must be repaired by the contractor before construction is completed.
6.    Storage of equipment. Storage of all the contractors’ tools, equipment, and supplies is limited to Tenant’s space.
7.    Entry to Tenant space. Deliveries and all entries by contractor shall be made through the rear entrance of the Tenant space, if possible, by using the freight elevators. Passenger elevators are not to be used to bring construction materials to the space. If items are too large to fit, contractor shall request and get the Landlord’s prior permission to deliver through the main entrance.
8.    Outside work. All work is to be completed in Tenant’s space. No work is to be performed in the common area or other tenant spaces without Landlord’s approval.
9.    Loaning of equipment. No building equipment will be loaned to the contractor.
10.    Quality of work. Contractor work shall be performed in a thorough, first-class, and workmanlike manner and shall be in good and usable condition at the date of completion thereof. If, in Landlord’s judgment, the work fails to comply with this standard, Tenant will not be allowed to open until all discrepancies are fixed.
11.    Smells. Proper care must be taken when working with glues, paints, and any other material requiring special ventilation. Such smells must not waft into the common area and other tenant spaces.
12.    Welding and penetrations. All welding and slab penetrations require Landlord’s prior approval. Hot Work Permits are required before any hot work is done. Hot Works Permits and Impairment Forms must be obtained through Security Control.
13.    Sprinklers. At no time shall the sprinkler system be shut down without Landlord’s approval. Any impairment of the system requires a fire watch to be present at a rate of $40/hour. Bellevue Place sprinkler drain and re-fill procedures must be followed. Please reference page 37 for further information and instructions.
Also, please review the Emergency Sprinkler Containment Kit direction on page 36.
14.    Irregular hours. Contractor cannot perform any work before and/or after regular business hours without prior approval of Landlord.

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15.    Noise. Loud noises, particularly those created by the use of jackhammers, rivet guns, and grinding equipment shall not be used during business hours. No radios and/or music are allowed during normal business hours. Any and all noise must be kept at a low volume that cannot be heard outside Tenant’s space.
16.    Roof. Contractor shall not go on the roof without the prior approval of Landlord.
17.    Asbestos. All materials incorporated in Tenant’s space shall be 100 percent (100%) free of asbestos-containing material.
18.    Electrical room. The contractor shall not enter the electrical room without Landlord’s permission.
19.    Fire extinguisher. The contractor shall keep a fire extinguisher in Tenant’s space at all times.
20.    Professional behavior. The general contractor, their employees, and all subcontractors must not curse, expectorate, or otherwise act unprofessionally and must wear shirts at all times.
21.    Maintenance. Anytime maintenance personnel must do work to maintain Bellevue Place standards, the charges will be paid by Tenant’s general contractor at the rate of $80/hour.
22.    Security Guard Service. Security guard service may be required at Landlord’s discretion at a rate of $40/hour. When requesting security, 24 hour notice is required, and we have a 4-hour minimum for security service. If contractor cancels service, they are required to give 24 hours notice of such cancellation in order to avoid the 4-hour minimum charge.
Landlord may fine the contractor whatever amount is needed to repair any property damages that the contractor does not fix on their own. Landlord reserves the right to stop work if any of the above rules or regulations are violated by said contractor or any of their subcontractors.
I have read and understand all of the above conditions and regulations and agree to abide by the same.

Tenant Space No:	Tenant;
General Contractor:
Signature:
Print Name:
Email Address:
Cell Phone Number:

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Tenant Design & Construction Manual 2014	32

Pre/Post Demo MEP Inspection Form

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Emergency Fire Sprinkler Containment Kit Instructions
EMERGENCY USE ONLY
Purpose
This kit is to be utilized as needed in the event of a fire sprinkler line break during tenant construction activity. The items can be used to control the water flow into the 55 gal. can or any other water tight item such as a gondola on site. In the event of a fire sprinkler line break, all contractors and subcontractors are to utilize the containment kit to minimize water escape from the work site. This is particularly critical in second level spaces, or any space that is not slab on grade. The object is to contain the water and in doing so to allow enough time to shut off the fire sprinkler main valve, controlling water flow to the work zone. The fire sprinkler water containment kit includes the following items:

•	One (1) red, 55 gal. Rubbermaid can

•	One (1) 100 foot roll of a poly-tube

•	One (1) roll of Gorilla Tape

•	One (1) roll of galvanized wire

•	One (1) carpenters knife
Procedure
The site superintendent and all subcontractors shall be aware of this Emergency Fire Sprinkler Containment Kit and know its use, to prevent excessive water spillage into the TI space, adja-cent spaces and common areas. This kit is to minimize water damage by controlling the water into the 55 gal. bucket and/or other water tight containers such as a gondola. KDC Security staff will be trained in the use of this kit and may be available to assist in case of a fire sprin-kler break emergency. The use of this kit is primarily for the TI team and subcontractors that are onsite in the event of a fire sprinkler line break or damage.
1.    Utilize the poly-tube, cut to needed length and place one end over the broken sprinkler pipe and the other end were you want the water to drain to (55 gal. rubber maid can or gondola, out- side building, etc.)
2.    Use the gorilla tape or galvanized wire to seal the poly-tube to the sprinkler break, making sure the poly-tube stays in place until draining of system is completed.
3.    Continue to drain poly-tube /broken sprinkler pipe until water stops flowing from pipe. A fire sprinkler vendor will be contacted to make immediate repairs.
The Emergency Sprinkler Containment Kit is supplied to the TI space/Tenant’s general con-tractor, and shall remain in place with all delivered contents for the duration of the project. Tenant’s general contractor is responsible to maintain the kit in its original operable condition.
Fire System Sprinkler Drain and Re-fill Procedure
Any tenant improvement or construction activity that requires draining of the fire sprinkler system within Kemper Development Properties must follow the guidelines/procedure below:

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Sprinkler System Draining Procedure
Follow established impairment guidelines as follows:
(a.) Go to the Security Control Office, located in the Bank of America Building, and fill out an “Impairment Form”.
(b.) Arrange appropriate fire watch if applicable.
(c.) Disable specific fire alarm devices.
(d.) Go on test hold with our off-site monitoring company.
Prior to any sprinkler systems being turned off, the appropriate “RED TAG*” will be attached to the con-trol valve or device effected by work being done. Sprinkler fitter-vendor will communicate with Security Control via Fire Watch Officer assigned to their work area prior to closing the sprinkler valve. If a Fire Watch Officer is unavailable, sprinkler fitter-vendor will call Security Control at: (425) 460-5730 prior to closing any fire system sprinkler valve(s). Drain the system as needed and perform necessary work in-dicated on the Impairment Form.
Sprinkler System Re-filling Procedure
Contact Security Control via Fire Watch Officer that a refill is requested. (If Fire Watch Officer is unavail- able, Security Control will be called at: (425) 460-5730.) KDC Fire, Life, Safety representative will turn pumps off prior to refill.
Security Control will relay the approval to refill the impaired system to the sprinkler fitter-vendor performing the work. (The control valve must be opened slowly to minimize water-hammers to the system.)  Once the impaired system is up to normal pressure and impaired system piping has been checked for water leaks, the Fire Watch Officer will advise the sprinkler fitter-vendor and Security Control. The system is now online and the sprinkler fitter-vendor must return to Security Control, sign the Impairment Form for completion of work and return the “RED TAG”. After the system is back online, a Fire, Life, Safety representative will turn the pumps back on

* = RED TAG impairment tagging system (FM Global)

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Hot Work Permit Sample

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ARTICLE VI: TYPICAL DETAILS (11/22/2010)

A-0	REFERENCE FLOOR PLAN
A-1	STANDARD PARTITION
A-2	SOUND/DEMISING PARTITION
A-3	TYPICAL WINDOW SILL
A-4	LOW WALL SUPPORT
A-5	LOW WALL END BRACING
A-6	PARTITION HEAD BRACING
A-7	PARTITION TO CORE WALL
A-8	PARTITION ‘T’ INTERSECTION & FINISHED END
A-9	PARTITION TO MULLION
A-10	PARTITION TO CHEVRON
A-11	CONCRETE COLUMN FURRING AND PARTITION
A-12	PARTITION BASE
A-13	PARTITION BASE-ALTERNATIVE
A-14	LOW WALL TOP CAP

B-0	TYPICAL DOOR-RELITE ELEVATION
B-1	RELITE HEAD, JAMB & SILL
B-2	RELITE HEAD, JAMB & SILL-ALTERNATIVE
B-3	RELITE HEAD CONNECTION
B-4	RELITE JAMB-GWB PARTITION
B-5	RELITE SILL DETAIL
B-6	RELITE VERTICAL MULLION
B-7	RELITE VERTICAL MULLION-ALTERNATIVE
B-8	RELITE VERTICAL CORNER
B-9	TYPICAL BUTT GLAZING JOINT
B-10	DOOR/RELITE JAMB
B-11	DOOR/RELITE JAMB-ALTERNATIVE
B-12	DOOR JAMB & HEAD
B-13	DOOR JAMB TO PARTITION CONNECTION
B-14	DOOR HEAD
B-15	DOOR HINGE-SIDE JAMB
B-16	DOOR THRESHOLD
B-17	FOLDING DOOR JAMB

C-0	TYPICAL CASEWORK ELEVATION
C-1	UPPER CASEWORK
C-2	LOWER CASEWORK
C-3	ADA SINK & CASEWORK
C-4	WORK COUNTER

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C-5	ADA CLOSET ROD & SHELF

D-1	SUSPENDED CEILING SUPPORT
D-2	CEILING PARIMETER DETAIL

E-1	CARPET/VCT TRANSITION DETAIL
E-2	CARPET/WOOD TRANSITION DETAIL
E-3	CARPET/VINYL TRANSITION DETAIL
E-4	CARPET/STONE TRANSITION DETAIL

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EXHIBIT E
RULES AND REGULATIONS
1.    If Landlord objects in writing to any curtains, blinds, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Leased Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Leased Premises.
2.    The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Leased Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, may be prejudicial to the safety, character, reputation or best interests of the Building and its Tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant’s business, unless such persons are engaged in illegal activities. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building or any other restricted areas which are so posted.
3.    The directory of the Building will be provided exclusively for the display of the name and location of Tenants only, and Landlord reserves the right to exclude any other names therefrom.
4.    Tenant shall not employ any person or persons other than the janitor of Landlord for purposes of cleaning the Leased Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Leased Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary using and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture or other special services.
5.    Landlord will furnish office tenants, free of charge, with two keys to each door lock in the Leased Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on the Leased Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors which have been furnished, or shall pay Landlord therefor.
6.    If Tenant requires telegraphic, telephonic, burglar alarm, music or similar services, it shall first obtain, and comply with, Landlord’s instructions in their installation.
7.    Any freight elevator shall be available for use by all Tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. All such deliveries shall enter the building through the loading dock on Garage Level P2.
8.    Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall

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have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought in to the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that maybe transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The person employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of the Tenant.
9.    Tenant shall not use or keep in the Leased Premises any kerosene, gasoline or other flammable or combustible fluid or material other than those limited quantities necessary for the operation and maintenance of office equipment and cash registers. Tenant shall not use or permit to be used in the Leased Premises any foul, toxic or noxious gas or substance, or permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Leased Premises any birds or animals.
10.    Tenant shall not use any method of heating or air-conditioning other than that supplied or approved by Landlord.
11.    Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall close window coverings and turn off lights at the end of each business day.
12.    Landlord reserves the right, exercisable with thirty (30) days’ notice and without liability to Tenant, to change the name and street address of the Building.
13.    Between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, Landlord reserves the right to exclude from the Building any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
14.    Tenant shall close and lock the doors of the Leased Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Leased Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
15.    Tenant shall not accept barbering or bootblacking service upon the Leased Premises.
16.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the

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violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
17.    Tenant shall not use the Leased Premises for any business or activity other than that specifically provided for in Tenant’s Lease.
18.    Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
19.    Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Leased Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Leased Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Leased Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
20.    Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent same.
21.    Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.
22.    Tenant shall store all its trash and garbage within the Leased Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
23.    The Leased Premises shall not be used for any improper, immoral or objectional purpose. No cooking shall be done or permitted by Tenant on the Leased Premises, except that use by Tenant of Underwriters’ Laboratory-approved equipment such as equipment used for brewing coffee or dispensing hot water, and standard household refrigerators and microwave ovens shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations and in accordance with the use clause in Tenant’s Lease.
24.    Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
25.    Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.
26.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
27.    Tenant assumes any and all responsibility for protecting the Leased Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of ent1y to the Leased Premises closed.
28.    The requirements of Tenant will be attended to only upon appropriate application to

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the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.
29.    Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled bucks.
30.    Landlord may, as Landlord in its sole discretion may deem appropriate, temporarily waive any one or more of these Rules and Regulations in favor of Tenant or any other tenant, but no such waiver of such Rules and Regulations in favor of Tenant or any other tenant, shall prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any or all of the tenants in the Building.
31.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
32.    Landlord reserves the right to charge and/or make such other reasonable Rules and Regulations as, in its judgment, may from time to time be appropriate, desired or needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
33.    Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s opinion, tends to impair the reputation of Bellevue Place or its desirability as a first-class office and retail complex and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
34.    The word “Building” as used herein means the entire Bellevue Place development of which the Leased Premises are a part.
35.    Tenant shall be responsible for the observance of all the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

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EXHIBIT F
BELLEVUE PLACE TRANSPORTATION MANAGEMENT AGREEMENT
I.    OBJECTIVES
This Agreement describes the transportation management program for Bellevue Place. The objectives of this program are to:
A.    Make best use of the available parking supply;
B.    Control peak hour employee traffic generated by the project;
C.    Support the City’s transportation goals for downtown Bellevue; and
D.    Provide a flexible program that allows adjustment to changing circumstances and patterns of success.
E.    To prevent a parking shortfall and spillover when the Building is 95% occupied.
II.    DEFINITIONS
A.    Carpool. An employee vehicle, registered with the TMA, carrying two or more persons (of which at least two must be full-time Bellevue Place employees) to and from work on a regular basis.
B.    Employee. A full-time employee whose place of work is Bellevue Place.
C.    Employee Vehicle. A motor vehicle driven by a Bellevue Place employee.
D.    Employer. A tenant of Bellevue Place with one or more employees.
E.    Percent Occupancy. The percent of net rentable floor area actually occupied by tenants at any given time.
F.    PM Peak Hour. The hour of highest traffic volume on streets adjacent to Bellevue Place in the p.m. peak period; this is currently defined as 4:30 to 5:30 p.m.
G.    Net Rentable Floor Area. As defined in BCC 20.50.020.
H.    Vanpool. An employee vehicle, registered with the TMA, carrying 5 or more persons (of which at least 4 must be full-time Bellevue Place employees) to and from work on a regular basis.
III.    CONDITIONS
A.    The property owner shall seek to achieve “target maximums” for p.m. peak hour outbound employee vehicle trips and peak employee parking demand. These target maximums are related to building occupancy and will recognize the greater effectiveness of a Transportation Management Program (TMP) when building occupancies are higher. The target maximums are shown in Table 1. Achievement toward target maximums will be evaluated every year beginning with the first October after reaching 50% occupancy and continuing until:
1.    4 years after 50% occupancy is reached, or

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2.    6 years after the temporary certificate of occupancy is issued, whichever is later.
Table 1. Target Maximums
Target Maximums

Project Occupancy	Employee Vehicles Parked	Peak Hour Outbound Employee Vehicle Trips (PM)
0 to 49% Occupancy	(no targets)	(no targets)
50.0 to 54.9%	783	597
55.0 to 59.9%	829	632
60.0 to 64.9%	873	666
65.0 to 69.9%	918	700
70.0 to 74.9%	962	734
75.0 to 79.9%	1003	765
80.0 to 84.9%	1044	797
85.0 to 89.9%	1083	826
90.0 to 94.9%	1117	852
95.0 to 100% (full Occupancy)	1117	852
B.    The property owner shall measure peak hour outbound employee vehicle trips and peak employee parking demand every year, beginning with project occupancy and continuing until no longer required by the City of Bellevue and TMA. Measurements will be made by the TMA or other party approved by the City of Bellevue. The measurements shall be repeated annually during the month of October.
Peak hour employee traffic exit volumes will be counted manually or with the use of the mechanical exit control devices if possible. Employee parking demand will be counted during the peak period of accumulation or with the use of the mechanical garage control gate, if possible. These employee exit volumes and employee parking demands will be counted on 5 October weekdays, Tuesday through Thursday, selected by the TMA or other party jointly approved by the City and property owner. These selected days will exclude days of unusual events and may be modified by mutual agreement. (An example would be a day on which a large banquet meeting was expected to end during the p.m. peak hour). The mean of the five counts will be used for average employee vehicles parked and for average p.m. peak hour outbound employee vehicle trips.
Project occupancy will be recorded at the time of the parking and traffic surveys for use in evaluating the achievement toward target maximums. Project occupancy will be based on the percent of net rentable floor area occupied.
C.    The property owner shall implement the Transportation Management program described herein to meet the objectives. This Transportation Management Program shall consist of a Base Level of activity and Activity Levels 1, 2 and 3.
D.    The Transportation Management program shall provide a base level of activity. The base level of activity will begin with project occupancy and continue until no longer required by the City of Bellevue. In the base level of activity, the property owner shall agree that:
1.    The property owner shall assign overall management responsibilities for transportation management services to a Transportation Management Association. Preferably, this would be the existing Bellevue TMA. However, if the Bellevue TMA should not be willing or able to perform, an on-site TMA

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would be established. The transportation services are subject to agreement by the TMA and will be based on operating costs for the TMA. The TMA’s responsibilities would include:
a.    Serve as the Bellevue Place Transportation Coordinator. The coordinator will take the lead in initiating and maintaining Bellevue Place Transportation Management program and will work in collaboration with the designated representatives of owners, tenants and Metro.
b.    Establish and maintain the Commuter Information Center.
c.    Provide for certification of carpools and vanpools.
d.    Administer the transit, carpool, and vanpool incentive payments, if any.
e.    Provide periodic distribution of information materials (desk-top, door-to-door) such as, but not limited to, transit, carpool/vanpool, and flex-time promotional materials as well as information concerning parking rates, vanpool rates, or seasonal commuting information.
f.    Provide semi-annual, building-wide promotions of High Occupancy Vehicle (HOV) travel and alternative work scheduling, such as flex-time, in collaboration with Metro. This may include underwriting and implementing special events related to Transportation Fairs or promotion.
g.    Coordinate the employee travel/parking survey, previously described in paragraph III B of this agreement.
h.    Provide new employees in the building with an orientation to the transportation incentives offered by Bellevue Place.
i.    Coordinate with Metro for support services that could include Transportation Coordinator training sessions, program promotion services, and on-site displays and presentations.
j.    Report on a periodic basis the results of the program to both the Owner/Developer and the City of Bellevue.
2.    Both owners and tenants shall be member participants in the TMA. Membership will require a pledge of good faith efforts and payment of dues on the following basis:
a.    The building owner will pay annual dues based on an average weekday p.m. peak hour outbound employee vehicle trips as defined and measured in paragraph III.B. Dues payment will begin at project occupancy. The peak hour outbound employee vehicle trips will be measured each October and will be made using the same methods as for measuring target maximums. Dues will become effective on the January 1st following the October survey defined in paragraph III.B, based on the results of such study. During the first year, or portion thereof, prior to the first January following the first October survey defined in paragraph III.B, the number of peak hour outbound employee vehicle trips will be estimated based on average projected occupancy for the year. Annual dues will be by year starting with initial occupancy, as shown below, in Table 2:

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Table 2.
Annual TMA Dues Schedule for Peak Hour
Outbound Employee Vehicle Trips

1st Year (or portion of)	$42/p.m. peak hour outbound trip
2nd Year	$37
3rd Year	$32
4th Year	$28
5th Year & Beyond	$24
In the event the Bellevue TMA provides these services, then in recognition of lower occupancies during the first years, these dues may be prepaid advances to the Bellevue TMA of up to $8,000 per quarter year up to an aggregate total not to exceed $60,000. These advances may be provided for any quarter year up to the end of 1990, and will be used only for direct expenses and allocated overhead related to the Bellevue Place Transportation Management program. Any such advance will be credited toward future dues payments.
b.    Employer tenants, except the hotel, shall pay TMA dues at the rate of$10.00 per month for each additional employee parking space leased from the property owner in excess of2 spaces per 1,000 net rentable floor area. This fee will be in addition to the normal parking rate charges. Should the Owner not wish to pass this responsibility on to his employer tenants, then he shall assume this responsibility to the TMA.
c.    The purpose of these dues is to support the services and overhead related to the Bellevue Place Transportation Management program. In the event these services are provided by the existing Bellevue TMA, the Bellevue TMA shall reduce these dues if they are in excess of need. The dues may be raised only by the mutual consent of the Bellevue TMA and the property owner.
d.    In the event the TMA services described are provided by the existing Bellevue TMA, Bellevue Place will have a continuing option to withdraw from the Bellevue TMA. For example, if Bellevue Place can, in its judgment, provide its own TMA that is equivalent or better at comparable lower costs, it may withdraw and firm its own TMA.
Continuing participation will also be contingent upon the Bellevue TMA also receiving by early 1989 significant funds on an ongoing basis from other sources in downtown Bellevue. If, by then, this other funding is not at least equal to twice the Bellevue Place share, then Bellevue Place may choose, at its option, to drop out of the Bellevue TMA and create its own project TMA. This project TMA would perform similar functions, and would not change the other aspects of the program. Withdrawal would take effect six months after giving such notice.
3.    The property owner shall maintain a number of set-aside carpool and vanpool spaces sufficient to serve demand but not to exceed 224 spaces. Carpool or vanpool spaces not used by 9:30 a.m. may be released for other uses. Spaces will be reserved for carpools and vanpools that are registered with the building transportation coordinator of TMA.
4.    The property owner shall charge for employee parking at current downtown Bellevue market rates, but in no case at a rate less than the then current Metro two-zone pass.
E.    The property owner shall implement levels of activity 1, 2 and 3 for calendar year beginning January 1st if target maximums measured in the previous October counts (defined in paragraph 111.B) were not achieved.

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1.    Level 1 shall be implemented by the property owner the first calendar year following each October count (defined in paragraph III.B) in which maximums were not met. For example, if the project occupancy is between 60 and 65% and either the peak parking or outbound peak hour employee vehicles is greater than specified in the target maximum, level I activity would be triggered. Level I activity will be a continuation of base level activities plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 14% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
Table 3.
Maximum Transit Pass, Subsidies and Parking Discount

Project Occupancy	Maximum Number of Parking Discounts	Maximum Number of Transit Pass Subsidies
0 to 49.9%	0	0
50 to 54.9%	72	144
55 to 59.9%	87	176
60 to 64.9%	103	207
65 to 69.9%	119	238
70 to 74.9%	137	274
75 to 79.9%	157	315
80 to 84.0%	175	351
85 to 89.9%	199	400
90 to 94.9%	224	450
95 to 100% (full)	224	450
2.    The property owner, through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amounts of the discount for carpools will be 16.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
Level 2 activity shall be implemented by the property owner in the calendar year following the second consecutive October measurement in which target maximums were not achieved. Level 2 activity will be a continuation of the base activity level plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 28% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employee; at intermediate stages, the maximum would be as shown in Table 3).

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b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 66.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
3.    Level 3 activity shall be implemented by the property owner in the calendar year following a third consecutive October measurement (defined in paragraph III.B) in which target maximums were not achieved. Level 3 activity will be a continuation of the base level of activity plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 42% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 50% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 100.0% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
4.    In the calendar year following an October count (defined in paragraphs III.B) in which both targets were achieved, the level of activity may drop by one level (from Level 2 to Level l, for example) but not lower than the Base Level. The activity levels cannot drop or rise by more than one level per year except at the termination of the target maximum program. The end of the target maximum program will occur 4 years after the project reaches 50% occupancy or 6 years after the tempora1y certificate of occupancy is issued, whichever is later (as described in Section A). At the termination of the target maximum program, the activity levels will return to the base level.
5.    If the experience shows that the relative use among transit, carpool and vanpool are different than expected, the number of transit passes subsidized or parking discounts offered can be modified so long as the maximum applicable expenditure would not exceed that required by paragraphs III.B(l), (2) and (3).
F.    The property owner or applicant shall annually provide an assurance bond as a guarantee that the required financial incentives described in activity levels l, 2, and 3 will be provided. This assurance bond will equal the cost of the maximum incentive levels and property owner dues that could be required for the following year.
The amount included in the assurance bond will be determined in October when the level of activity required is determined. The bond would be issued by the following January 1st.
A claim may be made on the bond only if and to the extent that the property owner fails to provide the required level of subsidies and dues.

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DEFINITION OF TERMS
Outbound Vehicle Trip-ends. A vehicle that exits at any parking area at Bellevue Place and enters an adjacent street.
On-site Employee Parking. Parking for part- or full-time employees of the project located within the project.
On-site Short-term Parking. Parking within the project that is restricted for use by visitors, clients, shoppers and hotel use.
P.M. Peak Hour of Traffic. The hour with the highest two-way traffic volumes on streets adjacent to the project during the p.m. peak period.
Peak Hour of Parking Accumulation. The hour with the highest number of vehicles parked.
Project Occupancy. The percent of the project space that is leased and occupied based on the percent of net square feet and excludes hotel occupancy.
Parking Limits. The maximum number of parking spaces that can be allocated for employee parking.
P.M. Peak Hour Outbound Employee Vehicle Trip Limits. The maximum number of employee vehicle trips that are allowed to exit the project during the p.m. peak hour of traffic.
Target Maximum. A limit on the number of p.m. peak hour outbound employee vehicle trips and the number of parking spaces used for employee parking that is applied prior to full project occupancy but only after the occupancy of the project reaches 50% (excluding the hotel).
Achievement of Target Maximum. A target maximum is achieved when both intermediate employee parking and p.m. peak hour employee vehicle trip limits that were established for a percent of project occupancy are not exceeded.
Transportation Management Program. An assortment of policies and activities designed to discourage single occupancy vehicle (SOV) use by employees and peak hour vehicle trips generated by the project.
Transportation Management Association. An organization devoted to promoting transportation management programs as well as other transportation issues.
Base Level of Activity. The elements of the ongoing transportation management program which will be required of project owners and tenants and provided for employees.
Level 1 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the first time.
Level 2 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the second consecutive time.
Level 3 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the third consecutive time.
TMA Membership Dues. Fees required to be paid by the building owners and tenants to the TMA in return

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for the TMA providing transportation management program services.
Assurance Bond. A financial commitment made by the property owner or applicant to the City of Bellevue that will be forfeited if property owner or applicant fails to make financial contributions required in Level 1, 2, or 3 Activities.
Transit Pass Subsidies. A financial contribution to employees through a discount for monthly Metro, Community Transit or other transit passes.
Carpool and Vanpool Parking Discounts. Lower prices relative to SOY employee parking rates offered by the building owner or applicant to employees who commute in a registered vanpool of 5 or more persons.

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EXHIBIT G
FORM OF TENANT ESTOPPEL CERTIFICATE
___________________, 20__
Metropolitan Life Insurance Company
400 S. El Camino Real, 8th Floor
San Mateo, California 94402

Gentlemen:

The undersigned, __________________________________ (“Tenant”), as tenant under a lease (the “Lease”) of certain premises dated ______________ executed by Tenant and Bellevue Place Office, LLC (“Landlord”), does hereby state, declare, represent and warrant as follows:
1.    The copy of the Lease attached hereto as Exhibit A is a true and correct copy of the Lease and the Lease is in full force and effect and has not been amended, supplemented or changed, except as follows [if none, so state]:
2.    Tenant has accepted possession of the premises demised under the Lease, and all items of an executory nature have been completed under the terms of the Lease, including, but not limited to, completion of construction of the demised premises (and all other improvements required under the Lease) in accordance with applicable plans and specifications and within the time periods set forth in the Lease and otherwise in accordance with the Lease, and payment of any improvement allowance or other funds owing by Landlord to Tenant. Tenant further acknowledges that the term commenced on ______________ and shall expire on ______________, unless sooner terminated or extended in accordance with the terms of the Lease.
3.    No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a “default’’) on the part of the undersigned exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of the undersigned.
4.    No default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.
5.    Tenant has no option or right to purchase the property of which the premises are a part, or any part thereof.
6.    No rentals are accrued and unpaid under the Lease.
7.    No prepayments of rentals due under the Lease have been made and no security or deposits as security have been made thereunder, except as set forth in the Lease.
8.    The undersigned has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord.
9.    The undersigned has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.

1

10.    The undersigned agrees to notify you of any default on the part of Landlord under the Lease which would entitle the undersigned to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancellation thereof shall be effective unless you have received said notice and have failed within thirty (30) days after the expiration of the cure period provided to Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation.
11.    The undersigned understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust, Security Agreement and Fixture Filing encumbering Landlord’s fee interest in the property of which the leased premises are a portion and the rents, issues and profits of the Lease and (ii) an Assignment of Leases which affects the Lease, and that you are relying upon the representations and warranties contained herein in making such loan.

By
Name:
Its:

By
Name:
Its:

2

EXHIBIT A
TO TENANT ESTOPPEL CERTIFICATE
Copy of Lease and Amendments to Lease

3

EXHIBIT H
FORM OF SUBORDINATION AGREEMENT TO
RECIPROCAL EASEMENT AGREEMENT
WHEN RECORDED RETURN TO:
PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579
SUBORDINATION AGREEMENT
SMARTSHEET, INC., a Washington corporation, as Tenant under that certain Lease dated ______________, 2017, wherein Tenant leases from BELLEVUE PLACE OFFICE, LLC, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit “A” attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder’s No. 8709160449, records of King County, Washington as amended from time to time.
DATED this ____ day of ______________, 2017.

TENANT:

SMARTSHEET, INC.,
a Washington corporation

By
Name:
Its:

1

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)
On this _____ day of ____________________, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared __________________________, to me known to be the _____________ of SMARTSHEET, INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument.
WITNESS my hand and official seal the day and year in this certificate above written.

Type Notary Name:
(SEAL)	Notary Public in and for the State of
Washington, residing at
	My commission expires	.

2

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

3

BANK OF AMERICA BUILDING OFFICE LEASE
BETWEEN
BELLEVUE PLACE OFFICE, LLC,
a Washington limited liability company
(Landlord)
AND
SMARTSHEET INC.,
a Washington corporation
(Tenant)
SUITE 212

4

CONTENTS

1.	BASIC LEASE DATA, TERMS AND EXHIBITS.	1

2.	PREMISES.	3
	2.1 Generally	3
	2.2 Reserved to Landlord.	4

3.	LEASE TERM.	4
	3.1 Generally.	4
	3.2 Termination.	4
	3.3 Holding Over.	4
	3.4. Option to Extend Lease Term.	4

4.	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.	6
	4.1 Commencement Date.	6
	4.2 Expiration Date.	6
	4.3 Confirmation of Commencement and Expiration.	6
	4.4 Lease Year.	6

5.	RENT.	6

6.	ADDITIONAL RENT.	6
	6.1 Generally.	6
	6.2 Definitions.	6
	6.3 Payment.	9
	6.4 Nonpayment.
	6.5 Future Development of Bellevue Place.	10
	6.6 Disputes Relating to Additional Rent.	10

7.	LATE CHARGES.	11

8.	SECURITY DEPOSIT.	11

9.	USES.	12
	9.1 Permitted Uses.	12
	9.2 Prohibited Uses.	12
	9.3 Compliance with Laws, Rules and Regulations.	12
	9.4 Hazardous Material.	13

10.	SERVICES AND UTILITIES.	13
	10.1 Standard Services.	13
	10.2 Interruption of Services.	14
	10.3 Additional Services.	14

i

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.	14
	11.1 Premises Improvements.	14
	11.2 Alterations by Tenant	15
	11.3 Disability Laws.	16

12.	MAINTENANCE OF THE PREMISES.	16
	12.1 Maintenance and Repair by Tenant.	16
	12.2 Failure to Maintain.	17
	12.3 Repair by Landlord.	17
	12.4 Surrender of Leased Premises.	17

13.	ACCEPTANCE OF THE LEASED PREMISES.	17

14.	DEFAULT BY LANDLORD.	18

15.	ACCESS.	18
	15.1 Right of Entry.	18
	15.2 Excavation.	18

16.	DAMAGE OR DESTRUCTION.	18
	16.1 Insured Loss.	18
	16.2 Uninsured Loss.	19
	16.3 No Obligation	19
	16.4 Partial Destruction of the Bank of America Building.	19
	16.5 Business Interruption.	20

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.	20

18.	INDEMNITY.	20
	18.1 Generally.	20
	18.2 Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities	21
	18.3 Waiver of Workers' Compensation Immunity.	21
	18.4 Provisions Specifically Negotiated.	21

19.	INSURANCE.	21
	19.1 Liability Insurance.	21
	19.2 Property Insurance.	22
	19.3 Failure to Maintain.	22
	19.4 Increase in Insurance Premium.	22

20.	ASSIGNMENT AND SUBLEASING.	23
	20.1 Assignment or Sublease.	23

	20.2 Assignee Obligations.	24
	20.3 Sublessee Obligations.	24
	20.4 Conditional Consents.	24
	20.5 Attorneys' Fees and Costs.	24

21.	ADVERTISING.	24

22.	LIENS.	24

23.	TENANT'S DEFAULT.	25
	23.1 Default.	25
	23.2 Remedies in Default.	26
	23.3 Legal Expenses.	26
	23.4 Bankruptcy.	26
	23.5 Remedies Cumulative - Waiver.	27

24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.	28
	24.1 Subordination - Notice to Mortgagee.	28
	24.2 Mortgagee Protection Clause.	28

25.	SURRENDER OF POSSESSION.	28

26.	REMOVAL OF PROPERTY.	28

27.	VOLUNTARY SURRENDER.	29

28.	EMINENT DOMAIN.	29
	28.1 Total Taking.	29
	28.2 Constructive Taking of Entire Premises.	29
	28.3 Partial Taking.	29
	28.4 Damages.	30

29.	NOTICES.	30

30.	LANDLORD'S LIABILITY.	30

31.	TENANT'S CERTIFICATES.	31

32.	RIGHT TO PERFORM.	31

33.	AUTHORITY.	31

34.	PARKING AND COMMON AREAS	32
	34.1 Parking.	32

	34.2 Common Areas.	32

35.	TRANSPORTATION MANAGEMENT PROGRAM.	33

36.	QUIET ENJOYMENT.	33

37.	GENERAL.	33
	37.1 Captions.	33
	37.2 Bellevue Place Rent and Income.	33
	37.3 Successors or Assigns.	33
	37.4 Tenant Defined.	33
	37.5 Lost Security or Access Key Card.	34
	37.6 Landlord's Consent.	34
	37.7 Broker's Commission.	34
	37.8 Partial Invalidity.	34
	37.9 Recording.	34
	37.10 Joint Obligation.	34
	37.11 Time.	34
	37.12 Prior Agreements.	34
	37.13 Inability to Perform.	35
	37.14 Transfer of Landlord's Interest.	35
	37.15 No Light, Air or View Easement.	35
	37.16 Reciprocal Easement Agreements.	35
	37.17 Waiver.	35
	37.18 Name.	36
	37.19 Choice of Law - Venue.	36
	37.20 OFAC Certification.	36

BANK OF AMERICA BUILDING OFFICE LEASE

THIS LEASE is made this 10 day of October, 2017, by and between BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company ("Landlord"), and SMARTSHEET INC., a Washington corporation ("Tenant").
RECITALS
A.    Landlord owns certain rights and interests in and to certain real property and improvements thereon in the City of Bellevue, King County, Washington, which real property is described in Exhibit "A," attached hereto, and shown on the site plan attached hereto as Exhibit "B." Said property and the improvements thereon are part of a first-class multi-use development commonly known and referred to herein as "Bellevue Place." Bellevue Place currently consists of the Bank of America Building, Hotel Building, Corner Building, and Wintergarden Retail Center, as shown on Exhibit "B," as well as a Parking Garage currently located beneath the foregoing.
B.    Tenant desires to lease from Landlord a portion of the Bank of America Building and Landlord is willing to do so on certain terms and conditions, which are set forth herein.
NOW THEREFORE, for and in consideration of the promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.	BASIC LEASE DATA, TERMS AND EXHIBITS.

1.1	Landlord: Bellevue Place Office, LLC, a Washington limited liability company.

1.2	Address of Landlord: P. O. Box 4186, Bellevue, Washington 98009.

1.3	Tenant: Smartsheet Inc., a Washington corporation.

1.4	Principal Business Address of Tenant: 10500 NE 8th Street, Suite 1300,
Bellevue, WA 98004.

1.5	Tenant's Permitted Trade Name: Smartsheet

1.6	Leased Premises: That portion of the second (2nd) floor of the Bank of America Building; as and where shown on Exhibit "C" attached hereto.

1.7	Rentable Area of the Leased Premises:
Seven Hundred Ninety-six (796) square feet.

1.8	Breakdown of Rentable Area at Bellevue Place:
(a)    The total Rentable Area of the Bank of America Building and the Corner Building is Four Hundred Sixty-three Thousand Five Hundred Ninety-nine (463,599) square feet.
(b)    The total Rentable Area of Bellevue Place is Five Hundred Nineteen Thousand Five Hundred Forty-nine (519,549) square feet.

1.9	Tenant's Share:
(a)    Because Bellevue Place is a multi-use development containing a variety of different office, retail, and common area facilities within its various elements, Tenant's Share appropriately comprises two components: (i) Operating, Repair and Maintenance Expenses specific to the Bank of America Building and the Corner Building, as set forth in Section 1.9(b); and (ii) Operating, Repair and Maintenance Expenses for Bellevue Place generally, as set forth in Section 1.9(c).
(b)    Operating, Repair and Maintenance Expenses for the Bank of America Building and the Corner Building: point one seven two percent (.172%) based on 463,599 rentable square feet pursuant to Section 1.8(a).
(c)    Operating, Repair and Maintenance Expenses for Bellevue Place: point one five three percent (.153%) based on 519,549 rentable square feet pursuant to Section 1.8(b).

1.10	Rent:
[Based on 796 square feet of Rentable Area]
From and including the Commencement Date through and including the last day of the twelfth (12th) month of the Lease Term, the Rent shall be Thirty-eight and 00/100 Dollars ($38.00), per square foot of the Rentable Area of the Leased Premises per annum or Two Thousand Five Hundred Twenty and 67/100 Dollars ($2,520.67) per month.
From and including the first day of the thirteenth (13th) month of the Lease Term through and including the last day of the twenty-fourth (24th) month of the Lease Term, the Rent shall be Thirty-nine and 14/100 Dollars ($39.14) per square foot of the Rentable Area of the Leased Premises per annum or Two Thousand Five Hundred Ninety-six and 29/100 Dollars ($2,596.29) per month.
From and including the first day of the twenty-fifth (25th) month of the Lease Term through and including the last day of the thirty-sixth (36th) month of the Lease Term, the Rent shall be Forty and 31/100 Dollars ($40.31) per square foot of the Rentable Area of the Leased Premises per annum or Two Thousand Six Hundred Seventy-three and 90/100 Dollars ($2,673.90) per month.
From and including the first day of the thirty-seventh (37th) month of the Lease Term through and including the last day of the forty-eighth (48th) month of the Lease Term, the Rent shall be Forty-one and 52/100 Dollars ($41.52) per square foot of the Rentable Area of the Leased Premises per annum or Two Thousand Seven Hundred Fifty-four and 16/100 Dollars ($2,754.16) per month.
From and including the first day of the forty-ninth (49th) month of the Lease Term through and including the Expiration Date, the Rent shall be Forty-two and 77/100 Dollars ($42.77) per square foot of the Rentable Area of the Leased Premises per annum or Two Thousand Eight Hundred Thirty-seven and 08/100 Dollars ($2,837.08) per month.

1.11	Lease Term: Sixty (60) calendar months, plus that portion of a calendar month necessary, if at all, for the Expiration Date to occur on the last day of such calendar month.

1.12	Commencement Date:
The earlier of (i) five (5) days following substantial completion of the Premises Improvements (defined in Section 11.1(a) below), or (ii) the date Tenant first occupies the Leased Premises for business purposes.

1.13	Expiration Date: Sixty (60) months following the Commencement Date, subject to a five (5) year option to extend the Lease.

1.14
Security Deposit: Upon execution of this Lease, Tenant shall pay Landlord Seven Thousand Two Hundred Five and 79/100 Dollars ($7,205.79), of which Three Thousand Four Hundred Forty-four and 69/100 Dollars ($3,444.69) of which shall be applied to Rent and Additional Rent due for the first (1st) month of the Lease Term, and Three Thousand Seven Hundred Sixty-one and 10/100 Dollars ($3,761.10) representing Rent and Additional Rent due for the last month of the Lease Term, shall be held as a security deposit.

1.15	Deadline for Submission to Landlord of Premises Plans for Premises Improvements. November 8, 2017.

1.16	Contingency: THIS LEASE IS CONTINGENT UPON ITS ACCEPTANCE AND APPROVAL BY LANDLORD'S LENDERS. If this Lease is acceptable to Landlord's lenders, this contingency will be waived by Landlord.

1.17	Project Architect: JPC Architects, or as otherwise designated by Landlord.

1.18	Exhibits Incorporated by Reference:

Exhibit "A" -	Legal Description of Bellevue Place.

Exhibit "B" -	Site Plan of Bellevue Place.

Exhibit "C" -	Floor Plan of the Leased Premises.

Exhibit "D" -	Tenant Design & Construction Manual (including Base Building Finish Condition).

Exhibit "E" -	Rules and Regulations.

Exhibit "F" -	Bellevue Place Transportation Management Agreement.

Exhibit "G" -	Form of Tenant Estoppel Certificate.

Exhibit "H" -	Form of Subordination Agreement to Reciprocal Easement Agreement.

2.	PREMISES.

2.1	Generally.
Landlord does hereby lease and demise to Tenant, and Tenant hereby accepts from Landlord, upon the terms and conditions herein set forth, the Leased Premises described in Section 1.6 above and depicted in Exhibit "C," together with rights of ingress and egress over and across the Common Areas and Facilities of the Bank of America Building and Bellevue Place.

2.2	Reserved to Landlord.
Landlord reserves the right, from time to time, to change the size and dimensions of Bellevue Place; add additional buildings and improvements to Bellevue Place; relocate, alter, and change the number of buildings and other improvements in, on and under Bellevue Place; change any building dimensions and the number of floors in any of the buildings and parking areas in Bellevue Place; change the identity and type of stores and tenancies in Bellevue Place; change the name and address of the buildings and other improvements in Bellevue Place; and change the Common Areas and Facilities in Bellevue Place. Landlord further reserves the use of, and all rights in and to, the exterior walls and roof, and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Leased Premises in locations which will not materially interfere with Tenant's use thereof and serving other parts of Bellevue Place. Landlord shall reasonably attempt to locate such items under the floor, above the ceiling, or adjacent to an interior wall. Such use shall not exceed one percent (1%) of the Useable Area of the Leased Premises unless otherwise agreed. If Landlord's use hereunder exceeds one percent (1%) of the Useable Area of the Leased Premises, Tenant shall be entitled, as its sole and exclusive remedy, to a reduction in the stated Rentable Area for the Leased Premises, as set forth in Section 1.7 above, and a proportional reduction in Rent and Additional Rent (as defined in Sections 5 and 6 below) due hereunder. The Leased Premises shall not include the space above the suspended ceiling. Landlord shall retain the right to use the area immediately below the floor surface and the space above the suspended ceiling in any manner which does not permanently and materially interfere with Tenant's use of the Leased Premises.

3.	LEASE TERM.

3.1	Generally.
The term of this Lease (the "Term" or "Lease Term") shall be the period of time set forth in Section 1.11 above and shall commence on the Commencement Date as provided in Section 4.1 below and shall end at 11:59 p.m. on the Expiration Date, as provided in Section 4.2 below.

3.2	Termination.
The Lease shall terminate on the Expiration Date, unless sooner terminated hereunder or by operation of law, without the necessity for any notice from either Landlord or Tenant. If Tenant fails to surrender the Leased Premises at the end of the Lease Term, Tenant shall be liable for, and shall indemnify Landlord against, all claims and demands made by any succeeding tenants against Landlord founded upon delay by Landlord in delivering possession of the Leased Premises to such succeeding tenant.

3.3	Holding Over.
Any holding over by Tenant after the expiration of the Lease Term shall be construed to be a tenancy from month-to-month. During such tenancy, Tenant shall pay to Landlord a monthly rental of one hundred fifty percent (150%) of the Rent payable during the last month of the Lease Term in addition to the Additional Rent and Other Charges set forth herein. Except as set forth herein, such month-to-month tenancy also shall be subject to all of the terms, covenants, and conditions of this Lease.

3.4.	Option to Extend Lease Term.
(a)    Tenant is granted an option (the "Extension Option") to extend the Lease Term for an additional five (5) year term, to and including the last day of the month that is sixty (60) months following the Expiration Date. The period of time shall be referred to herein as the "Option Period". To exercise the Extension Option, Tenant must give Landlord unequivocal written notice of Tenant's election to exercise the Extension Option at least ten (10) calendar months (but not earlier than twelve (12) calendar months) prior to the Expiration Date.

(b)    If Tenant elects to exercise the Extension Option, the Rent for the Option Period ("New Rent") shall be the Fair Market Rent (as defined below) for comparable space in the Bank of America Building ("Comparable Space"), but in no event shall the New Rent be less than the Rent payable during the last month of the Lease Term. If there is no Comparable Space in the Bank of America Building at the time, Tenant shall pay, as New Rent, whatever the fair market rent in the Bank of America Building would be if there was such Comparable Space in the Bank of America Building. The term "Fair Market Rent" shall mean the rent that would be paid by a willing tenant renewing its lease for Comparable Space for a term of five (5) years. Tenant concessions shall be included in the determination of fair market rent with respect to tenants who are renewing their leases in the Bank of America Building. The term "tenant concessions" shall include, without limitation, such inducements as tenant improvements and free rent.
(c)    In the event Landlord and Tenant cannot agree on the New Rent, the matter shall be submitted for decision to a panel of three (3) arbitrators. Landlord and Tenant shall each appoint one (1) arbitrator, who shall by profession be a licensed commercial real estate broker or an MAI real estate appraiser and who shall be familiar with Bellevue Place and have been active (over the three (3) year period ending on the date of such appointment) in the brokering or appraisal of Comparable Space. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's proposed New Rent is the closest to the Fair Market Rent. Each such arbitrator shall be appointed within fifteen (15) days after Tenant's or Landlord's notice to the other of its election to have the New Rent be determined by this arbitration procedure. The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator, who shall be qualified under the same criteria set forth above for qualification of the initial two arbitrators. Failing such agreement, either Landlord or Tenant shall have the right to petition for the appointment of the third arbitrator by the Presiding Judge of the Superior Court of the County of King. The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to whether the parties shall use Landlord's or Tenant's proposed New Rent and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon both Landlord and Tenant. The cost of the arbitration shall be paid by Landlord and Tenant equally. The arbitration procedure shall not take more than thirty (30) days. However, if the arbitrators have not determined the New Rent prior to the beginning of the Option Period, Tenant shall pay the Rent previously in effect under the Lease plus a ten percent (10%) increase until such time as the arbitrators determine the New Rent. If the arbitration procedure results in a higher Rent, Tenant shall pay the difference with the next monthly rental payment due under the Lease. If the arbitration procedure results in a lower Rent, Tenant shall receive a credit against its next monthly Rent payments under the Lease, and any succeeding monthly rental payments, if necessary, in an amount equal to the overpayment.
(d)    Notwithstanding anything in the foregoing to the contrary, the Extension Option may not be exercised during any period in which Tenant is in default under any provision of the Lease until said default has been fully cured. Time is of the essence. If Tenant fails to exercise the Extension Option in any instance when such right is in effect, prior to the expiration of the applicable time period for the exercise of such right, the Extension Option shall thereafter be deemed null and void and of no further force or effect. The period of time within which the Extension Option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise such rights because of the foregoing provisions. All rights of Tenant to the Extension Option shall terminate and be of no further force or effect, even after Tenant's due and timely exercise thereof, if, after such exercise, but prior to the commencement date of the Option Period, Tenant defaults under the terms of the Lease which default is not cured within any applicable cure period.
(e)    The Extension Option shall be personal to Tenant and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant, nor shall the Extension Option be assignable separate and apart from this Lease.

4.	COMMENCEMENT AND EXPIRATION DATES; LEASE YEAR.

4.1	Commencement Date.
The Commencement Date shall be the date set forth in Section 1.12 above.

4.2	Expiration Date.
This Lease shall expire at 11:59 p.m. on the date set forth in Section 1.13 above.

4.3	Confirmation of Commencement and Expiration.
Within five (5) business days after Tenant's occupancy of the Leased Premises, or upon Landlord's request, Landlord and Tenant shall confirm the specific Commencement and Expiration Dates in writing, as well as the "as built" Rentable Area of the Leased Premises, as defined in Section 6.2(f), and the Rent payable hereunder, which shall be appended to and incorporated into this Lease.

4.4	Lease Year.
A "Lease Year" shall mean a calendar year commencing on January 1 and ending the following December 31. If the Commencement Date is a date other than January 1, the initial Lease Year shall be from and including the Commencement Date to and including December 31 of that calendar year. If the Expiration Date is a date other than December 31, the final Lease Year shall be from and including January 1 of the calendar year of the Final Lease Year to and including the Expiration Date.

5.	RENT.
Tenant shall pay to Landlord, without notice or demand and without setoff or deduction whatsoever, the sums stated in Section 1.10 above (the "Rent"), which shall be paid to Landlord in advance in lawful money of the United States, on or before the first day of each calendar month at Landlord's Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Rent and Additional Rent (as defined in Section 6.1 below) for any partial month at the beginning or end of the Lease Term shall be prorated, based upon a thirty (30) day month. All amounts payable hereunder, other than Rent and Additional Rent, may be sometimes referred to as "Other Charges." Landlord may (but shall not be required to) make available to Tenant procedures for the payment to Landlord by electronic funds transfer of any or all amounts required by the terms of this Lease to be paid by Tenant.

6.	ADDITIONAL RENT.

6.1	Generally.
In addition to the Rent provided for in Section 5 above, Tenant shall pay to Landlord, without notice (other than notice advising Tenant of its share of the Additional Rent) or demand and without setoff or deduction, Tenant's Share (as defined in Section 6.2(a) below) of the Operating Expenses (as defined in Section 6.2(b) below), which expenses include, but are not limited to, (i) Operating, Repair, and Maintenance Expenses for the Bank of America Building and the Corner Building; and (ii) Operating, Repair, and Maintenance Expenses for Bellevue Place during the Lease Term (the "Additional Rent").

6.2	Definitions.
The following terms shall have the meanings hereinafter specified, unless the context otherwise specifies or clearly requires:
(a)    Tenant's Share. Tenant's Share shall be equal to the percentages set forth in Section 1.9 above.
(b)    Operating Expenses Generally. The Operating Expenses shall include (i) all Operating, Repair and Maintenance Expenses (defined in Section 6.2(c) below), and (ii) all Taxes (defined in Section 6.2(d) below).
(c)    Operating, Repair and Maintenance Expenses. Operating, Repair and Maintenance Expenses shall include the actual costs and expenses that are paid or payable by Landlord in connection with the operation, repair and maintenance of Bellevue Place and its constituent parts, which include without limitation, the Bank of America Building, the Corner Building and the Wintergarden Retail Center, less all contributions for such costs received from the owner of the Hotel Tract as defined in and pursuant to the terms of that certain Construction, Operation and Reciprocal Easement Agreement recorded under King County Recorder's File No. 8709160449, as amended from time to time (the "REA"), and shall include, but not be limited to, those costs and expenses that are paid or payable to the Transportation Management Association. Without limiting the generality of the foregoing and by way of illustration, Operating, Repair and Maintenance Expenses shall include costs and expenses of all utility, heating, air conditioning and ventilation costs and expenses; license, permit and inspection fees; planting and landscaping costs and expenses; janitorial services; direct physical damage insurance (including but not limited to loss of income insurance), liability and excess liability insurance, and other appropriate insurance policies, as determined solely by Landlord or Landlord's lender, including but not limited to garage keeper's legal liability, boiler and machinery and auto insurance; taxes and assessments on equipment; the cost and expense of repairs including, but not limited to, those of a capital nature necessary or appropriate to fulfill Landlord's obligations to its tenants; the cost and expense of removing trash and other refuse; the cost and expense of supplies, tools and equipment; the cost and expense of cleaning, maintaining, repairing and replacing machinery and equipment, including but not limited to automatic door openers, lights and lighting fixtures, heating, air conditioning and ventilation equipment, fire and sprinkler systems and security systems; depreciation allowance on machinery and equipment (depreciation to be over the useful life of any such machinery and equipment in accordance with the guidelines and regulations established by the Internal Revenue Service, if any); the cost and expense of personnel to implement such services, including but not limited to security and traffic control; legal and accounting costs and expenses; customary management fees; the cost of any capital improvements necessary or appropriate to fulfill Landlord's repair or maintenance obligations, required by any applicable governmental law or regulation not in effect at the time Tenant is required to take occupancy of the Leased Premises or made for the purpose of reducing operating, repair or maintenance costs (the cost of any such capital improvements shall be amortized over the useful life of such item (in accordance with the guidelines and regulations established by the Internal Revenue Service, if any, from time to time) as Landlord shall determine with a return on capital at the current market rate per annum on the unamortized balance or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of purchasing or constructing such improvements).
(d)    Taxes. Taxes shall include all real estate taxes, personal property taxes and all other taxes, surcharges and assessments that are or may be levied upon, assessed against or attributable to Bellevue Place and all improvements, fixtures, equipment and other property of Landlord, real and personal, located on, in or under Bellevue Place and used in connection with the operation thereof, including the Bank of America Building, the Corner Building and land underlying the Bank of America Building and the Corner

Building and including, although not limited to, the land, improvements, equipment, fixtures and other property used in connection with the operation of and comprising the Parking Garage and Wintergarden Retail Center and any rental, excise, sales, transaction or other privilege tax or levy, however denominated (excepting federal, state and local net income taxes) paid or payable during the Lease Term and taxes on all tenant improvements in the Wintergarden Retail Center owned by Landlord but excluding the Hotel Building and the land underlying the Hotel Building. Taxes also shall include any amounts paid or payable to any third party or incurred by Landlord for the purpose of obtaining a reduction in the Taxes as above defined.
(e)    Rentable Area of the Leased Premises. For purposes of this Lease, the Rentable Area of the Leased Premises shall mean the Useable Area of the Leased Premises, as that term is defined and computed according to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA z65.1-2010, otherwise known as the "BOMA Standard," multiplied by a load factor of twenty-three point eight five percent (23.85%). The "as built" Rentable Area of the Leased Premises shall be the true Rentable Area of the Leased Premises at the time Landlord tenders possession of the Leased Premises to Tenant.
(f)    Rentable Area of Bellevue Place. For purposes of this Section 6, the Rentable Area of Bellevue Place shall include the total of all areas and spaces in (i) the Bank of America Building, (ii) the Corner Building, and (iii) all areas and spaces in and opening into the Wintergarden Retail Center (whether or not such areas or spaces in the Bank of America Building, the Corner Building, and the Wintergarden Retail Center are actually leased by Landlord) that are available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests and shall include, but not be limited to, all rest rooms, mezzanines, warehousing and storage areas, clerical and office areas, and employee areas within the leased premises of any tenant of Landlord in the Wintergarden Retail Center, Bank of America Building and Corner Building, but shall exclude all areas and spaces in the Hotel Building (other than those areas and spaces in or opening into the Wintergarden Retail Center and available for the exclusive use and occupancy of tenants of Landlord and their employees, licensees, invitees and guests) and the Common Areas and Facilities of Bellevue Place. If at any time, Landlord believes the Rentable Area of Bellevue Place is materially different than the Rentable Area of Bellevue Place set forth in Section 1.8 above because of an error in calculation or additions, modifications or alterations to Bellevue Place and Landlord desires to amend this Lease to reflect the actual or changed Rentable Area of Bellevue Place, Landlord shall so notify Tenant in writing. If Tenant does not object in writing to Landlord's notice within ten (10) days following receipt of Landlord's notice, this Lease shall be deemed to be amended to incorporate the Rentable Area of Bellevue Place as set forth in Landlord's notice to Tenant. If Tenant does object in writing to Landlord's notice within said ten (10) days, and Landlord and Tenant are unable to agree upon the Rentable Area of Bellevue Place within ten (10) days following receipt of Tenant's notice of objection, the matter shall be submitted for determination to the Project Architect for Bellevue Place. The decision of the Project Architect shall be final and binding on both Landlord and Tenant and this Lease shall be deemed to be amended to reflect the Rentable Area of Bellevue Place as and when decided by the Project Architect. The cost and expense of the Project Architect's consideration of the matter, if any, shall be shared equally among Landlord and all tenants objecting to Landlord's notice.
(g)    Notwithstanding anything in this Section 6.2 to the contrary, the following costs shall not be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease:
Leasing commissions, advertising expenses, fees and costs incurred in procuring new tenants for portions of Bellevue Place.
Except as permitted in Section 6.2(c) of the Lease, interest or amortization payments on mortgages.

Rental on ground leases or other underlying leases.
Any costs or expenses associated with or incurred in connection with required environmental testing, removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances.
Costs of any item for which Landlord is or is entitled to be paid or reimbursed by insurance.
Charges for electricity, water, or other utilities and applicable taxes for which Landlord is entitled to reimbursement from any other tenant.
Cost of correcting major defects in the design, construction or equipment of, or substantial latent defects in, the Bank of America Building or Bellevue Place (a defect, for the purposes of this subsection (g), is defined as a substantial condition that occurred because of negligence in the initial construction of Bellevue Place).
Any costs incurred in constructing any future material expansion of the Bank of America Building (as opposed to the costs of operating and maintaining the expanded Bank of America Building, which may be included in the operating costs and maintenance expenses charged to Tenant pursuant to this Section 6.2 of the Lease).
Costs of a capital nature, except for costs (a) reasonably necessary or appropriate to fulfill Landlord's repair or maintenance obligations; (b) incurred as a result of any applicable governmental law or regulation enacted and enforced after the date of the Lease; and/or (c) made for the purpose of reducing operating, repair or maintenance costs.
Interest and penalties incurred as a result of Landlord's delinquent payment of any obligation of Landlord.
Notwithstanding any reference in Section 6.2 to the contrary, the cost of any capital item shall not be expensed in a single year but shall be depreciated over the useful life of such item in a manner consistent with other Bellevue Class "A" office buildings.
Notwithstanding anything in this Lease to the contrary, there shall be no duplication of any particular cost, charge or expense in any operating costs and maintenance expenses set forth in this Section 6.2 of the Lease, provided Landlord reserves the right to include a customary administrative fee and a customary management fee within operating costs and maintenance expenses.

6.3	Payment.
Landlord shall provide to Tenant, at or before the Commencement Date, an estimate of the annual Operating Expenses for the Lease Year in which the Commencement Date occurs. Within ninety (90) days after the expiration of each succeeding Lease Year of the Lease Term, or as soon thereafter as such information becomes available, Landlord shall give Tenant a written estimate of Tenant's Share of the Operating Expenses for the then current Lease Year ("Tenant's Estimated Share"). Tenant shall pay Tenant's Estimated Share, in advance, in equal monthly installments on or before the first (1st) day of each calendar month of such Lease Year at Landlord's Address as set forth in Section 1.2 above, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. During the period of time following the expiration of a Lease Year and Tenant's receipt of Landlord's estimate of Tenant's Estimated Share, Tenant shall continue to pay Landlord Tenant's Estimated Share from the prior Lease Year. Within ninety (90) days after the expiration of each Lease Year of the Lease Term (or as soon thereafter as such information becomes available), Landlord shall furnish to Tenant a written statement summarizing the actual amount of Tenant's Share of the Operating Expenses for the prior Lease Year (hereinafter sometimes referred to as the "Annual Reconciliation Statement"). If Tenant's Share of the Operating Expenses exceeds the amount paid by Tenant, Tenant shall pay the deficiency to Landlord promptly upon receipt of a written notice of the amount thereof. If such statement shows Tenant's Share of the Operating Expenses to be less than the amount paid by Tenant, the amount of overpayment by Tenant shall be credited by Landlord to the next payment or payments of Additional Rent due hereunder, if Tenant has otherwise complied with all of the terms and provisions of this Lease. If the Lease Term has expired and Tenant has vacated the Leased Premises and no amounts are or may become payable by Tenant, then any overpayment shall be returned to Tenant, or at Landlord's option, to the last assignee of Tenant's interest in the Leased Premises. If this Lease commences at a time other than the beginning of a calendar year, Tenant shall pay the Additional Rent for the remaining portion of the Lease Year based upon the number of days from the Commencement Date. If this Lease expires at a time other than the last day of a calendar year, Tenant shall be obligated to pay immediately any deficiencies which shall be computed at the expiration of that Lease Year. If at any time during a Lease Year it appears to Landlord that any of the Operating Expenses payable for that Lease Year will vary from Landlord's estimate by more than five percent (5%) on an individual or aggregate basis, Landlord may, at its election, adjust Tenant's Estimated Share for the balance of that Lease Year to compensate for such increase. Any increased payments required to be made pursuant to this Section shall be made within thirty (30) days after Landlord has notified Tenant thereof. Tenant's obligations under this Section shall survive the expiration or termination of this Lease.

6.4	Nonpayment.
In the event of nonpayment of any item of Additional Rent or any Other Charge due hereunder, Landlord shall have the same rights and remedies as for failure to pay Rent.

6.5	Future Development of Bellevue Place.
Tenant is aware that Landlord, by itself or in combination with other persons, intends to further expand and develop Bellevue Place in one or more additional phases and Tenant has reviewed plans and other documents describing the intended expansion and development of Bellevue Place or has been provided with opportunities to review such plans and documents. In the event one or more such phases of the Bellevue Place project are completed during the Lease Term, any additional operating, repair or maintenance expenses and real estate and other taxes attributable to such other phases may be included in the Operating Expenses at Landlord's discretion; provided that the denominator used to calculate Tenant's proportionate share of such expenses is reasonably adjusted with respect to such phases.

6.6	Disputes Relating to Additional Rent.
If Tenant desires to contest any calculation by Landlord of Tenant's Share or the amount of any Bellevue Place Operating Expense payable by Tenant, Tenant must give Landlord a written notice (an "Objection Notice") stating that Tenant disputes the calculation or amount. The Objection Notice must be received by Landlord within ninety (90) days after Tenant receives Landlord's Annual Reconciliation Statement regarding Bellevue Place Operating Expenses, and set forth with particularity the reason why Tenant disputes Landlord's calculation or the amount. If Tenant fails to give Landlord such an Objection Notice within such time, Tenant shall be deemed to have waived and released any and all rights it may have to contest the calculation and amount. Promptly after receiving any such Objection Notice from Tenant, Landlord shall meet with Tenant and both Tenant and Landlord shall attempt in good faith to reconcile the matters described in the Objection Notice; provided, however, if Tenant refuses to meet with Landlord within thirty (30) days after the date Landlord received the Objection Notice from Tenant, Tenant shall be deemed to have waived and released any and all rights it may have to contest Landlord's calculation and the inclusion and amount of any Bellevue Place Operating Expense. If Landlord and Tenant are unable to resolve the dispute within a reasonable time, Landlord shall cause its accounting firm to undertake an investigation and analysis of the matter and prepare a written report, a copy of which shall be provided to Tenant. The cost of the investigation, analysis and report shall be paid for by Tenant unless the investigation and analysis discloses a material error favoring Landlord, in which event Landlord shall bear the cost of the investigation, analysis and report. If the report discloses that the amount or calculation used by Landlord was incorrect, Landlord shall provide a credit to Tenant against future obligations under this Section 6 equal to the amount of any overpayment paid by Tenant during the Lease Year to which Tenant's Objection Notice relates. Notwithstanding the pendency of any dispute hereunder, Tenant shall continue to pay all amounts owed hereunder based upon Landlord's determination and calculation or until such calculation or amount has been established hereunder to be incorrect.

7.	LATE CHARGES.
If Tenant fails to pay, when the same is due and payable, any Rent, Additional Rent or Other Charges, such unpaid amounts shall bear interest at the rate of two percent (2%) per month from the date due to the date of payment, unless such amount would violate any applicable usury law, in which event such unpaid amounts shall bear interest at the highest rate then allowed by law. In addition to such interest, Tenant acknowledges that the late payment by Tenant of any installment of Rent, Additional Rent or Other Charges will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administrative and collection costs, and processing and accounting expenses. Therefore, if any Rent, Additional Rent or Other Charge installment is not received by Landlord from Tenant by the fifth (5th) day after such installment is due, Tenant shall immediately pay to Landlord, in addition to the installment due, a late charge equal to twelve percent (12%) of such installment. Landlord and Tenant agree that this late charge represents a reason-able estimate of such costs and expenses and is fair compensation to Landlord for its loss and expense suffered by such nonpayment by Tenant. Acceptance of this late charge shall not constitute a waiver of Tenant's default with respect to such nonpayment by Tenant nor prevent Landlord from exercising all other rights and remedies available to Landlord under this Lease. Landlord shall apply payments made by Tenant first to accrued charges, interest and rent in the following order: (a) Late Charges; (b) interest; (c) Rent; Other Charges and Additional Rent; and (d) any balance remaining to current Rent, Other Charges, and Additional Rent. Notwithstanding anything in this Section 7 to the contrary, provided Tenant pays all sums due hereunder by electronic funds transfer, Landlord shall waive the first (1st) late charge that may be incurred by Tenant during any twelve (12) month period during the Lease Term, provided the unpaid amount is in fact paid in full by Tenant on or before the fifteenth (15th) day of the month in which any such payment is due.

8.	SECURITY DEPOSIT.
As additional consideration for this Lease, Tenant has delivered to Landlord as a security deposit the sum shown in Section 1.14 above. Such sum shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the entire Lease Term. If Tenant is in breach under any provision of this Lease, Landlord may (but shall not be required to) use, apply or retain all or any part of this security deposit for the payment of any rent or any unpaid obligation or sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant's breach, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's breach. In the event Landlord elects to so use, apply or retain all or any part of the security deposit, Tenant shall deposit with Landlord, within ten (10) days of demand therefor, cash sufficient to restore the security deposit to the amount set forth in Section 1.14. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on such deposit. If Tenant shall fully and faithfully perform every provision of this Lease, the security deposit or any balance thereof after deductions hereunder by Landlord shall be returned to Tenant (or at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) within thirty (30) days following expiration of the Lease Term or Tenant's return of the Leased Premises to Landlord in the condition required hereunder, whichever shall last occur. No trust relationship is created hereby between Landlord and Tenant with respect to the security deposit.

9.	USES.

9.1	Permitted Uses.
Tenant shall use and occupy the Premises only for general office purposes consistent with a first class office building (the "Permitted Use") under the trade name set forth in Section 1.5 above, and for no other business or purpose or under any other trade name without the prior written consent of Landlord, which consent may be withheld if Landlord, in its sole discretion, determines that any proposed use or trade name is inconsistent with or detrimental to the maintenance and operation of the Building as a first-class office building. Landlord makes no representation or warranty as to the availability of Tenant's Permitted Trade Name or that it will not infringe on any other person's trademark, service mark or other rights or privileges.

9.2	Prohibited Uses.
Tenant shall not do or permit or suffer anything to be done in or about the Leased Premises, Bank of America Building or Bellevue Place which will in any way obstruct or interfere with the rights of other tenants or occupants of the Bank of America Building or Bellevue Place or injure or annoy them, their customers or clients, nor shall Tenant use or allow the Leased Premises to be used for any purpose which is objectionable or offensive in Landlord's reasonable judgment or which is unlawful, nor shall Tenant do or permit or suffer anything to be done in or about the Leased Premises, the Bank of America Building or Bellevue Place which would cause Landlord to be in violation of any of its agreements with others. If Tenant permits or engages in any activity which, in Landlord's reasonable judgment, is objectionable, offensive or otherwise constitutes a nuisance to Landlord, the other tenants of the Bank of America Building or Bellevue Place, or their employees, customers, guests or invitees, Tenant shall immediately discontinue such activity or take action to cause the activity to be discontinued with all due diligence if it cannot be immediately discontinued. Tenant's failure to comply with this Section shall constitute a material default of this Lease and entitle Landlord to pursue its remedies for such a breach or, in the alternative, undertake such work as may be appropriate to prevent such activity and recover, as additional rent, the cost thereof plus interest thereon at two percent (2%) over the prime rate of interest charged or published by Bank of America on the first day of each month, commencing on the date due through the date of payment.

9.3	Compliance with Laws, Rules and Regulations.
Tenant shall, at its sole cost and expense, promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force relating to Tenant's use and occupancy of the Leased Premises and Tenant's business conducted therein.

9.4	Hazardous Material.
Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Leased Premises by Tenant, its agents, employees, contractors or invitees. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Tenant results in contamination of the Leased Premises or any part of Bellevue Place or any other property, or if contamination of the Leased Premises or any part of Bellevue Place or any other property by Hazardous Material otherwise occurs for which Tenant may be legally liable for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the property, damages for the loss or restriction on use of rentable or useable space or of any amenity of Bellevue Place or the Leased Premises or elsewhere, damages arising from any adverse impact on marketing of space at Bellevue Place or elsewhere, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under Bellevue Place. Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Leased Premises or Bellevue Place by Tenant, its agents, employees, contractors or invitees, results in any contamination of the Leased Premises or any part of Bellevue Place or any other property, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Leased Premises, Bellevue Place or any other property to the condition existing prior to the introduction of any such Hazardous Material; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises, Bellevue Place or other property. As used herein, the term "Hazardous Material" means any hazardous, dangerous, toxic or harmful substance, material or waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government.

10.	SERVICES AND UTILITIES.

10.1	Standard Services.
As long as Tenant is not in default under any of the provisions of this Lease, Landlord shall cause the Leased Premises (in accordance with Section 12.3) and the public and common areas of the Building, including the lobbies, elevators, stairs, corridors and rest rooms, to be maintained in reasonably good order and condition consistent with the operation and maintenance of the Bank of America Building as a first-class office and retail building in downtown Bellevue, except for damage occasioned by any act or omission of Tenant or Tenant's officers, contractors, agents, invitees, licensees or employees, the repair of which shall be paid for by Tenant. From 7:00 a.m. to 6:00 p.m. on weekdays, excluding legal holidays ("Regular Business Hours"), Landlord shall furnish the Leased Premises with electricity for lighting and operation of low power usage office machines, water, heat, air conditioning and elevator service (the "Standard Services"). During all other hours, Landlord shall furnish the Standard Services, including elevator service as reasonably required to provide access to the Leased Premises, except for heat and air conditioning and lighting. If requested by Tenant, Landlord shall furnish heat and air conditioning and lighting at times other than Regular Business Hours and the cost of such services, as established by Landlord, shall be paid by Tenant in the same manner as provided in Section 5 above. Landlord also shall provide lamp replacement service for Building Standard fluorescent light fixtures, toilet room supplies, window washing at reasonable intervals and customary building janitorial service as part of the Standard Services, although no janitorial service shall be provided for Saturdays, Sundays or legal holidays. The cost and expense of any janitorial or other services provided or caused to be provided by Landlord to Tenant in addition to the services ordinarily provided Bank of America Building tenants shall be paid by Tenant in the same manner as provided for payment in Section 5 above.

10.2	Interruption of Services.
Landlord shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption or failure of the Standard Services due to any cause whatsoever. No temporary interruption or failure of the Standard Services incident to the making of repairs, alterations, or improvements, or due to accident, strike or conditions or events beyond Landlord's reasonable control shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant's obligations hereunder.

10.3	Additional Services.
Tenant shall not install lights and equipment in the Leased Premises with heating loads which in the aggregate exceed the Bank of America Building standard mechanical system. Landlord shall not arbitrarily withhold consent to Tenant's installation of lights and equipment exceeding such amount but may condition its consent on Tenant's payment of the costs incurred by Landlord for the installation, operation, repair and maintenance of supplementary air conditioning capacity or electrical systems as necessitated by such equipment or lights. In addition, Tenant shall pay to Landlord, in advance, on the first day of each month during the Lease Term, such amount estimated by Landlord to be the cost of furnishing electricity to Tenant for the operation of such equipment or lights and such amount estimated by Landlord to be the cost of operating and maintaining the supplementary air conditioning units as necessitated by Tenant's use of such equipment or lights. Such costs shall be paid by Tenant in the same manner as provided in Section 5 above. In the event of nonpayment of amounts due for any of the above-described additional services, Landlord shall have the same rights and remedies as it has with respect to the nonpayment of rent hereunder. Landlord shall be entitled to install and operate, at Tenant's sole cost and expense, a monitoring or metering system in the Leased Premises to measure the added demands on electricity, heating, ventilation, and air conditioning systems resulting from such equipment and lights and from Tenant's after‑hours heating, ventilation and air conditioning service requirements. Tenant shall comply with Landlord's instructions for the use of drapes, blinds and thermostats in the Bank of America Building.

11.	IMPROVEMENTS, ALTERATIONS AND ADDITIONS.

11.1	Premises Improvements.
(a)    Prior to the Commencement Date, the Leased Premises shall be improved by Landlord (the "Premises Improvements"), which Premises Improvements shall be in accordance with mutually agreed upon plans and specifications for such improvements (the "Premises Plans"). The Premises Improvements shall be performed and installed by design professionals and contractors selected by Landlord in the exercise of Landlord's subjective discretion, and shall be performed in accordance with the requirements set forth in Exhibit “D”. Landlord shall contract directly with the contractors constructing the Premises Improvements. Landlord shall contract directly with the Project Architect for architectural services related to the Premises Improvements. Landlord shall pay certain amounts toward the cost of the Premises Improvements ("Landlord's Improvement Allowance"). Landlord's Improvement Allowance is limited to Thirty-five and 00/100 Dollars ($35.00) per rentable square foot, or a total amount not to exceed Twenty-seven Thousand Eight Hundred Sixty and 00/100 Dollars ($27,860.00). Landlord's Improvement Allowance shall be used exclusively for the Premises Improvements (including all sales and other applicable taxes but not including furniture, trade fixtures, equipment, inventory, or personal property, which shall be Tenant's sole cost and responsibility); provided, however, Tenant has the right to use up to One Thousand Five Hundred Ninety-

two and 00/100 Dollars ($1,592.00) of Landlord's Improvement Allowance to offset data, telephone, and similar communication cabling costs.
(b)    Any and all costs for the construction and installation of the Premises Improvements (including but not limited to the cost of all working drawings, space plans, and engineering, architectural, design and consulting fees) in excess of Landlord's Improvement Allowance ("Excess Improvement Costs") shall be Tenant's sole responsibility and shall be paid by Tenant promptly when due. Tenant's failure or refusal to pay any such Excess Improvement Costs shall be a material breach of this Lease and a default hereunder. If it should appear to Landlord at any time that Tenant is or may be obligated to pay for any Excess Improvement Costs, in addition to any and all other rights and remedies to which Landlord may be entitled, Landlord shall have the right, but not the obligation, to immediately stop or prevent any and all further design, construction and installation work until Landlord has received satisfactory assurances that Tenant can and will promptly pay all Excess Improvement Costs.
(c)    Prior to the Commencement Date, the Project Architect shall certify that the Premises Improvements are substantially complete in accordance with the Premises Plans. If substantial completion of the Premises Improvements is delayed by Tenant's acts or omissions, change in design decisions, revisions or additional work, or those of Tenant's agents, then the Commencement Date shall be the date substantial completion of the Premises Improvements would have been achieved but for the Tenant delay, as determined by the Project Architect. The terms "substantial completion" or "substantially complete", as used herein, means that stage of construction where the Premises Improvements are usable for their principal intended purpose, as determined in good faith by the Project Architect, and the applicable governmental authorities deem the Leased Premises approved for occupancy, notwithstanding the possible need to complete, finish or install non-critical improvement features and fixtures. The existence of repairs or defects of a nature commonly found on a "punch list," (meaning minor items that do not materially impact Tenant's use of the Leased Premises), after turnover to Tenant, shall not postpone the Commencement Date or result in a delay or abatement of Tenant's obligation to pay rent or give rise to a damage claim against Landlord, provided Landlord shall use commercially reasonable efforts to complete such punch list items within sixty (60) days after Landlord's receipt of Tenant's punch list, referred to below. Tenant's occupancy of the Leased Premises shall be deemed an acknowledgement that the Leased Premises is in good condition and repair and that Landlord has caused the Bank of America Building and all of the Premises Improvements to be constructed as required by this Lease, subject to those items, if any, specified in any punch list to be delivered by Tenant within thirty (30) days following substantial completion.
(d)    All improvements and fixtures made or installed in or to the Leased Premises, including all Premises Improvements, are the property of Landlord. The Premises Improvements shall not include, and Tenant shall be solely responsible for all costs associated with (i) the interior design of the Leased Premises, (ii) security and access control to the Leased Premises, (iii) data, telephone, and similar communications cabling in excess of One Thousand Five Hundred Ninety-two and 00/100 Dollars ($1,592.00), as set forth in paragraph 11.1(a) above, and (iv) furniture, fixtures and equipment. The foregoing shall be deemed to be a financial accommodation of the type referenced in 11 USC §365(c)(2) and a material and substantial part of this Lease transaction, as amended.

11.2	Alterations by Tenant
After completion of Premises Improvements, Tenant shall not make any subsequent alterations, additions or improvements in, on, or to the Leased Premises without the prior written consent of Landlord, which consent may be subject to such conditions as Landlord may deem appropriate. Tenant shall submit complete sets of final plans and specifications for all such alterations, additions or improvements to Landlord for approval. Any such alterations, additions or improvements consented to by Landlord shall be made at

Tenant's sole cost and expense. Prior to the commencement of any such work, Tenant shall notify Landlord of the contractors that will be retained by Tenant to perform the work. Landlord shall have the right to approve or disapprove in advance any or all contractors to be retained by Tenant for such work. Landlord shall promptly be provided with complete "as built" drawings and specifications for all alterations, additions and improvements made by Tenant. Tenant shall secure all governmental permits, approvals or authorizations required for such work. All alterations, additions and improvements (including but not limited to all light fixtures and floor coverings but excluding any inventory, furniture and similar personal property which does not become a part of the Leased Premises) shall immediately become the property of Landlord, without any obligation on the part of Landlord to pay therefor, upon installation in the Leased Premises. Upon the expiration or sooner termination of the Lease Term, Tenant shall forthwith remove (at Tenant's sole cost and expense) all alterations, additions or improvements made by Tenant (except original leasehold improvements constructed as part of Premises Improvements) designated by Landlord to be removed and Tenant shall repair (at its sole cost and expense) any damage to the Leased Premises caused by such removal. Notwithstanding anything herein or elsewhere in this Lease to the contrary, Tenant shall remove all voice and data cabling and other telecommunications equipment installed by Tenant, and shall restore the Leased Premises to the condition they were in prior to the installation of such items. Tenant's obligations hereunder shall survive the expiration or termination of this Lease.

11.3	Disability Laws.
Notwithstanding anything in this Lease to the contrary, if Tenant constructs, makes or installs or causes to be constructed, made or installed any improvement or alteration in or to the Leased Premises, Tenant shall be solely responsible for ensuring that such improvements and/or alterations do not violate any provision in any local, state or federal law or regulation relating to accessibility for handicapped persons or the removal of architectural or communication barriers to accessibility ("Disability Law"), including but not limited to RCW Chapter 70.92 and The Americans with Disabilities Act. Any approval by Landlord of Tenant's plans or specifications for any such improvements or alterations shall not be a representation or warranty, express or implied, by Landlord that such plans will comply with any Disability Law. If any claim is asserted against Landlord under any Disability Law which claim relates directly or indirectly to any alterations or improvements installed, made or constructed, directly or indirect, by or for Tenant in or to the Leased Premises or any trade fixture or personal property item used by Tenant in the Leased Premises, Tenant shall defend, indemnify and hold Landlord harmless from and against the claim and any and all charges, liabilities, obligations, penalties, damages, judgments, costs and expenses (including attorneys' fees) arising or incurred against or suffered, directly or indirectly, by Landlord relating thereto. If it should be determined that any improvement or alteration constructed, made or installed in or to the Leased Premises, directly or indirectly, by or for Tenant or any trade fixture or personal property item used by Tenant in the Leased Premises is an illegal architectural or communication barrier under any Disability Law, Tenant shall immediately, at its sole cost and expense, remove the barrier or, to the extent allowed by the Disability Law, provide alternatives to the barrier so as to make the Leased Premises accessible to handicapped persons. No alteration or improvement in the Leased Premises will be approved by Landlord if it will require that barriers outside the Leased Premises be removed under any Disability Law. Tenant shall not have any basis for objecting to Landlord's judgment regarding the probable application of any Disability Law provided Landlord does not act arbitrarily.

12.	MAINTENANCE OF THE PREMISES.

12.1	Maintenance and Repair by Tenant.
Tenant shall at all times throughout the Lease Term, at its sole cost and expense, keep the Leased Premises (including all exterior doors and entrances, windows and moldings and trim on all doors and windows) and all partitions, door surfaces, fixtures, equipment and appurtenances thereof in good order, condition and repair consistent with a first-class office building, damage by unavoidable casualty excepted (but not excluding any damage caused by burglary, attempted burglary or vandalism of the Leased Premises).

12.2	Failure to Maintain.
If, after five (5) days' prior written notice (except in emergencies) from Landlord, Tenant fails to keep, preserve and maintain the Leased Premises as set forth in Section 12.1 above, Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, upon receipt of written statements from Landlord, Tenant shall promptly pay the entire cost thereof as additional rent. Landlord shall have the right to enter the Leased Premises for the purpose of undertaking such work upon the failure of Tenant to do so.

12.3	Repair by Landlord.
Landlord shall keep the roof, exterior walls, exterior building windows, public corridors, equipment used in common with other tenants (such as elevators, plumbing, heating, air-conditioning and similar equipment) and building structure of the Leased Premises in a good state of repair, and shall accomplish such repairs as may be needed promptly after receipt of written notice from Tenant. If repairs are required by reason of Tenant's acts or negligent failure to act, Tenant shall promptly pay Landlord, as additional rent, for the cost thereof. Except as otherwise specifically provided in Sections 16 or 28, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Leased Premises or building of which the Leased Premises are a part, or in or to fixtures, appurtenances and equipment therein. In no event shall Landlord be liable to Tenant for any damage to the Leased Premises or for any loss, damage or injury to any property therein or thereon resulting from acts by other third parties or occasioned by fire; explosion; falling plaster; the breaking, bursting, stoppage or leaking of water, gas, sewer, electrical cables, wires or steam pipes; or from water, rain, or other substances leaking or coming from the roof, street, subsurface or from any other place or from dampness or from any similar risks or causes. Landlord shall not be liable for any loss or damage to any person or property sustained by Tenant or any other persons, which may be caused by theft, or by any act or neglect of any tenant or occupant of Bellevue Place, or of any other third parties.

12.4	Surrender of Leased Premises.
At the expiration or sooner termination of this Lease, Tenant shall return the Leased Premises to Landlord in the same condition in which it was initially received (or, if altered by Landlord or by Tenant with Landlord's consent, then the Leased Premises shall be returned in such altered condition), reasonable wear and tear and damage by fire or other unavoidable casualty excepted (excluding burglary, attempted burglary and vandalism). Tenant shall remove all inventory, furniture and other personal property which does not become a part of the Leased Premises, and all alterations and improvements which Landlord designates to be removed pursuant to Section 11.2 above, and shall restore the Leased Premises to the condition it was in prior to the installation of such items. Tenant's obligations under this Section 12 shall survive the expiration or termination of this Lease.

13.	ACCEPTANCE OF THE LEASED PREMISES.
Except as otherwise provided in this Section 13, and subject to Landlord's completion of the Premises Improvements in accordance with Section 11.1 above, Tenant has inspected the Leased Premises and accepts the same in their current condition and waives the right to make any claim against Landlord for any matter directly or indirectly arising out of the condition of the Leased Premises, appurtenances thereto, the improvements thereon and the equipment thereof. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR HABITABILITY.

14.	DEFAULT BY LANDLORD.
Landlord shall not be in default under this Lease unless Landlord fails to perform the obligations required of Landlord within a reasonable time, but in no event less than thirty (30) days after written notice by Tenant to Landlord and to the holder of all mortgages and deeds of trust covering the Leased Premises whose names and addresses shall have been furnished to Tenant in writing. The notice shall specify wherein Landlord has failed to perform such obligation; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant further agrees not to invoke any of its remedies under this Lease and which Tenant otherwise may have until such thirty (30) days have elapsed. In no event shall Tenant have the right to terminate this Lease as a result of Landlord's default and, subject to Section 30, Tenant's remedies shall be limited to damages.

15.	ACCESS.

15.1	Right of Entry.
Tenant shall permit Landlord and its employees, agents and contractors to enter into and upon the Leased Premises at any time during normal business hours (8:00 a.m. to 6:00 p.m.) for the purpose of inspecting the same or for the purpose of cleaning, repairing, altering or improving the Leased Premises or the Bank of America Building. If Tenant is not personally present to permit entry, in case of emergency or urgent necessity Landlord may forcibly enter the same at any hour without rendering Landlord liable therefor. Nothing contained in this Section shall be deemed to impose any obligation upon Landlord not expressly stated elsewhere in this Lease. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure and without such action by Landlord being construed as an eviction of Tenant or release of Tenant from the duty of observing and performing any of the provisions of this Lease. Landlord shall have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants within the period of one hundred eighty (180) days prior to the expiration or sooner termination of this Lease.

15.2	Excavation.
If an excavation is made of property adjacent to the Leased Premises, Tenant shall and does hereby afford to the person causing or authorized to cause such excavation, an irrevocable license to enter upon the Leased Premises for the purpose of doing such work as Landlord shall deem necessary to preserve the wall of the building of which the Leased Premises are a part from injury or damage and to support the same by proper foundations or other means, without any claim for damages against Landlord or diminution or abatement of rent.

16.	DAMAGE OR DESTRUCTION.

16.1	Insured Loss.
Subject to Section 16.2, if the Leased Premises are damaged by perils covered by Landlord's insurance coverage and the proceeds therefrom are sufficient to cover the cost of repairs and are made available to

Landlord for the purpose of repairing such damage, Landlord agrees to forth-with repair the same, and this Lease shall remain in full force and effect, except that Tenant shall be entitled to a proportionate reduction of Rent and Additional Rent from the date of damage and while such repairs are in progress, provided said damage did not result from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs materially interfere, if at all, with the business carried on by Tenant in the Leased Premises. If such damage resulted from or was contributed to, directly or indirectly, by the act, fault or neglect of Tenant, the Rent and Additional Rent shall abate only to the extent Landlord receives proceeds from Landlord's rental income insurance policy to compensate Landlord for the loss of such rent.

16.2	Uninsured Loss.
If the Leased Premises are damaged as a result of any cause other than the perils covered by Landlord's insurance coverage or if the insurance proceeds are not sufficient to cover the cost of repairs, Landlord shall forthwith repair the same provided the cost of repair is less than ten percent (10%) of the then replacement cost of the Leased Premises. If the Leased Premises are damaged as a result of a cause other than a peril covered by Landlord's insurance coverage, or if the insurance proceeds from Landlord's insurance are not made available to Landlord for the purpose of repairing the Leased Premises, or, if the cost of repair is equal to or greater than ten percent (10%) or more of the replacement cost of the Leased Premises, then Landlord shall have the option to (i) repair or restore such damage, in which event this Lease shall continue in full force and effect but the Rent and Additional Rent shall be proportionately reduced as provided in Section 16.1 above; or (ii) at any time within one hundred twenty (120) days after such damage give notice to Tenant of the termination of this Lease as of the date specified in such notice, which date shall not be less than thirty (30) days after the date of such notice. If such notice is given, this Lease shall terminate and all interest of Tenant in and to the Leased Premises shall end on the date so specified in such notice and the Rent and Additional Rent, reduced by a proportionate reduction, based upon the extent, if any, to which such damage materially interfered with the business carried on by Tenant in the Leased Premises, shall be paid up to date of such termination.

16.3	No Obligation.
Notwithstanding anything to the contrary contained in this Section 16, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises when the damage resulting from any casualty occurs during the last twenty-four (24) calendar months of the Lease Term.

16.4	Partial Destruction of the Bank of America Building.
If a portion of the Bank of America Building is damaged and the insurance proceeds therefrom are not sufficient to cover the cost of repairs or are not made available to Landlord for the purpose of repairing the same, or if thirty percent (30%) or more of the Rentable Area of the Bank of America Building is damaged, notwithstanding that the Leased Premises may be unaffected, Landlord may terminate this Lease and the tenancy hereby created by giving Tenant not less than thirty (30) days' prior written notice of Landlord's election to terminate the tenancy; provided, however, that such notice shall be given, if at all, within one hundred twenty (120) days following the date of occurrence of such damage or destruction. Rent and Additional Rent shall be prorated as of the date of such termination.

16.5	Business Interruption.
No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Leased Premises or of the Bank of America Building. Landlord shall use reasonable efforts to effect such repairs promptly.

17.	MUTUAL RELEASE AND WAIVER OF SUBROGATION.
Landlord and Tenant hereby mutually release each other from liability, and waive all right of recovery against each other, for any injury, loss or damage to any building, structure, inventory or other tangible property and any revenues, profit and rents to be generated therefrom, whether due to negligence or any other insured cause, if such injury, loss or damage is caused by any of the perils which are covered by a first-party insurance policy benefiting the party suffering such injury, loss or damage, or if such injury, loss or damage was required to be covered by insurance pursuant to this Lease; provided that this Section shall be inapplicable if it would have the effect, but only to the extent it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. This Waiver only applies to insured property losses and does not limit the ability to recover for deductibles or other uninsured losses. Landlord and Tenant acknowledge that their current insurance policies, as of the date of this Lease, will not be invalidated. In the future, if avoiding any invalidation can be effected by the payment of money to such insurer, the other party may elect to pay such amount to obtain such waiver of subrogation for its benefit. Landlord and Tenant, respectively, shall promptly notify the other if its insurance will be invalidated by the foregoing release and waiver or if any payment is required to avoid such invalidation. Notwithstanding anything to the contrary, this Section shall not apply to any claim by Landlord for any Rent, Additional Rent or Other Charges payable under this Lease. Landlord and Tenant specifically intend, however, that this Section shall apply to any potential claim that could otherwise be made by Landlord for any rents to be paid by other occupants of Bellevue Place or any claim that could potentially be made by Tenant for any lost sales, profits or revenues that could have been generated from or operating expenses related to the Leased Premises or elsewhere.

18.	INDEMNITY.

18.1	Generally.
Landlord shall not be liable for the loss of or damage to any property (including property of Tenant and others) occurring in or about the Leased Premises from any cause whatsoever. Landlord shall not be liable for injury to any person occurring in or about the Leased Premises except and to the extent that such injury is caused by Landlord's negligence. Except to the extent an injury to any person is caused by Landlord's negligence, Tenant shall defend, indemnify and hold Landlord harmless from and against any and all claims, charges, liabilities, obligations, penalties, damages, costs and expenses (including attorneys' fees) arising, claimed, charged or incurred against or by Landlord from any matter or thing arising from Tenant's use of the Leased Premises, the conduct of its business or from any activity, work or other things done, permitted or suffered by the Tenant in or about the Leased Premises, and Tenant shall further indemnify and hold Landlord harmless from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant's part or to be performed under the terms of this Lease, or arising from any act or negligence of Tenant, or any officer, agent, employee, guest, or invitee of Tenant, and from all costs, attorneys' fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon. If any action or proceeding is brought against Landlord by reason of such a claim, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense by legal counsel reasonably satisfactory to Landlord.

18.2	Concurrent Negligence of Landlord and Tenant Relating to Construction, Repair and Maintenance Activities.
Notwithstanding Section 18.1 above, in the event of concurrent negligence of Tenant, its agents, employees, sublessees, invitees, licensees or contractors on the one hand, and that of Landlord, its partners, agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Leased Premises or Bellevue Place, Tenant's obligation to indemnify Landlord as set forth in this Section 18 shall be limited to the extent of Tenant's negligence, and that of its agents, employees, sublessees, invitees, licensees or contractors, including Tenant's proportional share of costs, and attorneys' fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage.

18.3	Waiver of Workers' Compensation Immunity.
The indemnification obligations contained in this Lease shall not be limited by any workers' compensation, benefit or disability laws, and each indemnitor hereby waives any immunity that said indemnitor may have under the Industrial Insurance Act, Title 51 RCW and similar workers' compensation, benefit or disability laws.

18.4	Provisions Specifically Negotiated.
LANDLORD AND TENANT ACKNOWLEDGE BY THEIR EXECUTION OF THIS LEASE THAT EACH OF THE INDEMNIFICATION, RELEASE AND WAIVER PROVISIONS OF THIS LEASE (SPECIFICALLY INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WORKERS' COMPENSATION BENEFITS AND LAWS) WERE SPECIFICALLY NEGOTIATED AND AGREED TO BY LANDLORD AND TENANT.

19.	INSURANCE.

19.1	Liability Insurance.
(a)    Liability Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, a policy of comprehensive/commercial general liability insurance insuring Tenant's activities with respect to the Leased Premises, Bank of America Building and Bellevue Place against loss, damage or liability for personal injury or death or loss or damage to property with a limit of not less than Two Million Dollars ($2,000,000) combined single limit for policies without a general aggregate limit. For policies with a general aggregate limit, such aggregate limit shall be not less than Two Million Dollars ($2,000,000) and include an endorsement providing that the foregoing limit shall apply per location, including the Leased Premises, and have an occurrence limit not less than Two Million Dollars ($2,000,000). In the event Tenant obtains a policy with a general aggregate limit, Tenant shall immediately notify Landlord if claims covered by such policy or policies at any time are made against Tenant which claims exceed fifty percent (50%) or more of the aggregate limit. Notwithstanding the foregoing, if during the Lease Term, in Landlord's reasonable judgment, the policy limits required hereunder are no longer adequate to provide reasonable protection to Landlord, Landlord may notify Tenant of such inadequacy and an appropriate level of coverage and Tenant, within thirty (30) days of receiving such a notice, shall obtain such additional amounts of insurance and provide Landlord with satisfactory evidence thereof. Reference may be made to policy amounts required by other landlords for similar space and operations in determining what is reasonable protection hereunder. The insurance required under this Section shall be with companies rated A-VII or better in Best's Insurance Guide. Landlord, Kemper Development Company, and any other parties in interest designated by Landlord, shall be named as additional insureds. The insurance policy shall bear an endorsement that the policy shall not be cancelled or the policy limits reduced by endorsement below the coverage required by this Lease for any reason other than nonpayment of premiums except upon forty-five (45) days' prior written notice to Landlord and only after ten (10) days' prior written notice for non-payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof, including applicable endorsements, showing Landlord as an additional insured and the applicable policy limits thereof. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease.
(b)    Service of Alcoholic Beverages. The insurance to be carried by Tenant pursuant to Section 19.1(a) above shall not exclude liability for violation of any governmental statute, ordinance, regulation or rule pertaining to the sale, gift, distribution or use of any alcoholic beverages, or liability by reason of the selling, serving or giving of any alcoholic beverage to a minor or to a person under the influence of alcohol or any other person, or which causes or contributes to the intoxication of any persons. Accordingly, the indemnification obligations in Section 18 of this Lease shall extend, as well, to damages occurring at locations other than the Leased Premises and resulting from risks insurable by any of the following (i) so-called dram shop liability insurance, (ii) host liquor liability insurance or (iii) liquor legal liability insurance or otherwise related to the sale, gift, distribution or use of alcoholic beverages.

19.2	Property Insurance.
In addition to the insurance required by Sections 19.1 and 19.2, Tenant shall, at its own cost and expense, keep and maintain in full force and effect during the Lease Term, property insurance covering Tenant's supplies, inventory and other personal property as well as all improvements, additions and modifications to or in the Leased Premises, in an amount equal to full replacement cost without co-insurance penalty. The insurance policy shall bear an endorsement that the policy shall not be canceled or the policy limits reduced below the coverage required by this Lease for any reason other than non‑payment of premiums, except upon forty-five (45) days' prior written notice to Landlord and only after ten (10) days' prior written notice to Landlord for non‑payment of premiums. Tenant shall deliver to Landlord upon the Commencement Date and from time to time thereafter as requested by Landlord copies of all policies of such insurance or certificates thereof.

19.3	Failure to Maintain.
If Tenant fails or refuses to maintain any insurance required by this Section 19, Landlord, at its discretion, may obtain and maintain insurance for such items and interests to protect Landlord in such amounts as Landlord may determine to be appropriate and any and all premiums paid or payable by Landlord therefor shall be deemed to be additional rent and shall be due on the payment date of the next installment of Rent hereunder. The failure to obtain or maintain any insurance required by this Section 19 shall constitute a material breach of this Lease.

19.4	Increase in Insurance Premium.
Notwithstanding anything in this Lease to the contrary, Tenant shall not keep, use, sell or offer for sale in or upon the Leased Premises any article, nor conduct any activities or operations, which are or may be prohibited by Landlord's insurance carriers. Tenant shall pay any increase in premiums for property or liability insurance maintained by Landlord resulting from Tenant's use or occupancy of the Leased Premises, whether or not Landlord has consented thereto. In the event of such increased insurance premiums to Landlord, Tenant also shall pay immediately to Landlord an amount equal to any additional premium on the insurance policy or policies that Landlord may carry for its protection against loss resulting from any insured event.

In determining whether increased premiums are the result of Tenant's use or occupancy of the Leased Premises, the rates and premiums determined by the organization setting the insurance premiums shall be conclusive evidence of the several items and charges which make up the insurance premiums. Landlord shall deliver bills for such additional amounts to Tenant at such times as Landlord may elect, and Tenant shall immediately pay Landlord therefor.

20.	ASSIGNMENT AND SUBLEASING.

20.1	Assignment or Sublease.
Tenant shall not assign, transfer, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any interest therein, nor sublease the whole or any part of the Leased Premises, nor shall this Lease or any interest hereunder be assignable or transferable by any process or proceeding of any court, or otherwise, without in each case first obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any such transaction undertaken without Landlord's prior written consent shall be null and void.
In determining whether to grant consent to Tenant's sublease or assignment request, Landlord may consider any factor, including but not limited to the experience and business reputation of the proposed assignee or sublessee in operating a business for the uses set forth in the Lease; whether the clientele, personnel and foot traffic generated by such proposed assignee or sublessee is satisfactory to Landlord; notwithstanding that Tenant and/or others remain liable under the Lease, whether the proposed assignee or sublessee has a net worth, and financial strength and credit record, reasonably satisfactory to Landlord; use of the Leased Premises by the proposed assignee or sublessee must be identical to the use permitted by the Lease; use of the Leased Premises by the proposed assignee or sublessee will not violate or create any potential violation of any laws; whether the quality of the business to be operated or likely to be operated by the proposed assignee or sublessee is satisfactory to Landlord; and whether Landlord's consent might result in a breach of any other lease or agreement to which Landlord is a party; and whether the product mix and target customer base of the proposed assignee or sublessee is consistent with the product mix and target customer base that Landlord is trying to maintain or achieve within Bellevue Place.
No assignment, subleasing or other transfer shall relieve Tenant of any liability under this Lease. The prohibition set forth in this Section 20 includes, without limitation (and the following shall be deemed to be "assignments"): (i) a consolidation or merger of Tenant; (ii) a change in the ownership or voting rights of more than twenty-five percent (25%) of the issued and outstanding stock of any corporate tenant; (iii) any subleasing or assignment which would otherwise occur by operation of law, merger, consolidation, reorganization, transfer or other significant change in corporate or proprietary structure; (iv) the sale, assignment or transfer of all or substantially all of the assets of Tenant, with or without the specific assignment of this Lease; and (v) a change in control in any partnership tenant. The acceptance by Landlord of any amounts following any transaction prohibited hereunder shall not be deemed to be a consent by Landlord nor shall the same be deemed to be a waiver of any right or remedy of Landlord hereunder. Consent to any such assignment, subleasing or other transfer shall not operate as a waiver of the necessity for consent to any subsequent assignment, subleasing or transfer. If Landlord's consent is requested for an assignment or sublease of all or a portion of the Leased Premises, Landlord shall have the right to terminate this Lease with respect to that portion of the Leased Premises for which such consent is requested, at the proposed effective date of such assignment or subleasing, and enter into the relationship of Landlord and Tenant with the proposed assignee or subtenant based on the rent (and/or other compensation) and term agreed to by such assignee or subtenant and otherwise upon the terms and conditions of this Lease. In connection with any sublease or assignment, Tenant shall promptly provide Landlord with fully executed copies of all assignment, sublease and assumption instruments.

20.2	Assignee Obligations.
As a condition to Landlord's consent, any potential assignee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, Other Charges and the performance of all terms, covenants and conditions of this Lease.

20.3	Sublessee Obligations.
As a condition to Landlord's consent, any potential sublessee otherwise approved by Landlord shall expressly assume all existing and future obligations of Tenant under the Lease during the term of the sublease and shall be jointly and severally liable with Tenant for the payment of Rent, Additional Rent, and Other Charges, and the performance of all terms, covenants, and conditions of this Lease.

20.4	Conditional Consents.
Any consent by Landlord to any assignment or subleasing may be subject to any terms or conditions as Landlord shall determine appropriate (including but not limited to requiring that any and all guarantors of the Lease agree to continue to guarantee the Lease obligations after the assignment) and all such terms and conditions shall be binding upon any person holding by, under or through Tenant.

20.5	Attorneys' Fees and Costs.
Tenant shall reimburse Landlord for Landlord's attorneys' fees and costs incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subleasing or encumbrance.

21.	ADVERTISING.
Tenant shall not inscribe any inscription, or post, place, or in any manner display any sign, awning, canopy, marquee, decoration, graphics, notice, picture, placard or poster, or any advertising matter whatsoever, anywhere in or about the Leased Premises or the Bank of America Building at places visible (either directly or indirectly as an outline or shadow on a glass pane) from anywhere outside the Leased Premises without first obtaining Landlord's written consent thereto, such consent to be at Landlord's sole discretion. Any such consent by Landlord shall be upon the understanding and condition that Tenant shall remove the same at the expiration or sooner termination of this Lease and Tenant shall repair any damage to the Leased Premises or the Bank of America Building caused thereby. All such signs and advertising matter shall comply with all applicable laws, governmental regulations, ordinances and orders.

22.	LIENS.
No work performed by Tenant pursuant to this Lease shall be deemed to be for the immediate use and benefit of Landlord so that no mechanic's, materialmen's or other liens shall be allowed against the estate of Landlord by reason of any consent given by Landlord to Tenant to improve, alter or repair the Leased Premises. Tenant shall keep the Leased Premises, the Bank of America Building and Bellevue Place free and clear of all liens and encumbrances arising out of any work performed for, materials furnished to and obligations incurred by or on behalf of Tenant and Tenant shall indemnify and hold Landlord harmless from any liability from any and all costs, liabilities and expenses (including but not limited to attorneys' fees and Landlord's reasonable administrative costs and expenses) arising therefrom. Prior to commencing any improvement, alteration or repair work to the Leased Premises, Tenant shall provide to Landlord, at Tenant's sole cost and expense, separate payment and performance bonds for such work and materials in an amount equal to either (i) the actual contract price if the contract price is fixed, or (ii) one and one-half (1-1/2) times the estimated cost of the improvements, alterations or repairs which Tenant desires to make within the Leased Premises if the contract price is not fixed. Such bonds shall cover the faithful performance of the contract and payment of all obligations arising therefrom and insure Landlord against any and all liability for mechanics' and materialmen's liens and other similar liens and insure the completion of such work. If any lien is filed against the Bank of America Building, Bellevue Place or the Leased Premises by any person claiming by, through or under Tenant, Tenant shall, at Tenant's sole cost and expense, immediately discharge the same. If Tenant shall fail to cause such lien to be immediately discharged of record, then, in addition to any other right or remedy of Landlord, Landlord may bond or discharge the same by paying the amount claimed to be due, and the amount so paid by Landlord, including any reasonable attorney's fees incurred by Landlord in defending against or responding to such lien or in procuring its discharge of record, shall be due and payable by Tenant as additional rent.

23.	TENANT'S DEFAULT.

23.1	Default.
The following shall constitute defaults and breaches of this Lease by Tenant:
(a)    Vacating the Leased Premises. The vacation or abandonment of the Leased Premises by Tenant or the failure of Tenant to be open for business on a fully-operational basis (except in the event of damage or destruction to the Leased Premises or when due to some other cause beyond Tenant's reasonable control, which prevents Tenant from conducting its business within the Leased Premises) for five (5) days or more.
(b)    Failure to Pay Rent. Tenant's failure to make any payment of Rent, Additional Rent or Other Charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof by Landlord to Tenant.
(c)    Failure to Perform. Tenant's failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure continues for a period of ten (10) days (except as otherwise provided in this Lease) after written notice thereof by Landlord to Tenant; provided, however, that if the nature of Tenant's failure is such that more than ten (10) days are required for its cure, Tenant shall not be deemed to be in default under this Section 23.1(c) if Tenant commences such cure within such ten (10) day period and thereafter diligently prosecutes such cure to completion.
(d)    Bankruptcy. The making by Tenant of any general assignment or general arrangement for the benefit of creditors; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days of filing); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant's assets located at the Leased Premises or of Tenant's interest in this Lease, where such seizure is not discharged in thirty (30) days after appointment of such trustee or receiver, or the filing of the petition for the appointment of the same, whichever shall first occur.
(e)    Repeated Defaults. Tenant's failure to perform or observe any of Tenant's obligations under the Lease after Tenant has neglected or failed to perform or observe any of Tenant's obligations under the Lease at least twice previously (although Tenant shall have cured any such previous failure after notice from Landlord, and within the notice period).

23.2	Remedies in Default.
In the event of any default or breach of this Lease by Tenant (whether or not set forth in Section 23.1 above), Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach:
(a)    Terminate the Lease. Terminate Tenant's right to possession of the Leased Premises by any lawful means, in which case Tenant shall immediately surrender possession of the Leased Premises to Landlord. In such event, Landlord shall be entitled to recover from the Tenant all past due Rent, Additional Rent and Other Charges and all other amounts owed under the terms of this Lease; the expense of re-leasing the Leased Premises, including but not limited to the expense of renovating and alterations to the Leased Premises and any leasing commissions; reasonable attorneys' fees and costs; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid Rent and Additional Rent called for herein for the balance of the Lease Term after the time of such award exceeds the amount of such loss for the same period that Tenant proves could be reasonably avoided (the "worth at the time of award" shall be determined by discounting such excess amount by the discount rate of the Federal Reserve Bank of San Francisco plus one percent (1%)); and any and all other damages arising from Tenant's default or breach; or,
(b)    Continue the Lease. Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Leased Premises. In such event, Landlord shall be entitled to enforce all Landlord's rights and remedies under this Lease, including the right to recover damages, Rent, Additional Rent, Other Charges, and any other payments as may become due hereunder; or,
(c)    Other Remedies. Pursue any other remedy or remedies now or hereafter available to Landlord under the laws or judicial decisions of the State of Washington.

23.3	Legal Expenses.
If either party is required to bring or maintain any action (including assertion of any counterclaim or cross-claim, or claim in a proceeding in bankruptcy, receivership or any other proceeding instituted by a party hereto or by others), or otherwise refers this Lease to an attorney for the enforcement of any of the covenants, agreements, terms or conditions of this Lease, the prevailing party, in addition to all other remedies provided herein, shall receive from the other party all costs (including reasonable attorneys' fees) incurred in the enforcement of the covenants, agreements, terms and conditions of this Lease (whether or not an action is instituted) and including any such costs and fees incurred by the prevailing party on any appeal.

23.4	Bankruptcy.
(a)    Assumption of Lease. In the event Tenant becomes a Debtor under Chapter 7 of the Bankruptcy Code ("Code") or a petition for reorganization or adjustment of debts is filed concerning Tenant under Chapters 11 or 13 of the Code, or a proceeding is filed under Chapter 7 of the Code and is transferred to Chapters 11 or 13 of the Code, the Trustee or Tenant, as Debtor and as Debtor‑In‑Possession, may not elect to assume this Lease unless, at the time of such assumption, the Trustee or Tenant has:
(1)    Cured all defaults under the Lease and paid all sums due and owing under the Lease or provided Landlord with "Adequate Assurance" (as defined below) that: (A) within ten (10) days from the date of such assumption, the Trustee or Tenant will completely pay all sums due and owing under this Lease and compensate Landlord for any actual pecuniary loss resulting from any existing default or breach of this Lease, including without limitation, Landlord's reasonable costs, expenses, accrued interest, and attorneys' fees incurred as a result of the default or breach; (B) within twenty (20) days from the date of such assumption, the Trustee or Tenant will cure all non‑monetary defaults and breaches under this Lease; and (C) the assumption will be subject to all of the provisions of this Lease.
(2)    For purposes of this Section, Landlord and Tenant acknowledge that, in the context of a bankruptcy proceeding involving Tenant, at a minimum, "Adequate Assurance" shall mean: (A) the Trustee or Tenant has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure Landlord that the Trustee or Tenant will have sufficient funds to fulfill the obligations of Tenant under this Lease; (B) the Bankruptcy Court shall have entered an Order segregating sufficient cash payable to Landlord and/or the Trustee or Tenant shall have granted a valid and perfected first lien and security interest and/or mortgage in property of Trustee or Tenant acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or Tenant to cure the monetary and/or non‑monetary defaults and breaches under this Lease within the time periods set forth above; and (C) the Trustee or Tenant, at the very minimum, shall deposit a sum equal to two (2) months' Rent to be held by Landlord (without any allowance for interest thereon) to secure Tenant's future performance under the Lease.
(b)    Assignment of Lease. If the Trustee or Tenant has assumed the Lease pursuant to the provisions of this Section for the purpose of assigning Tenant's interest hereunder to any other person or entity, such interest may be assigned only after the Trustee, Tenant or the proposed assignee have complied with all of the terms, covenants and conditions of this Lease, including, without limitation, those with respect to Additional Rent; Landlord and Tenant acknowledging that such terms, covenants and conditions are commercially reasonable in the context of a bankruptcy proceeding of Tenant. Any person or entity to which this Lease is assigned pursuant to the provisions of the Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon request execute and deliver to Landlord an instrument confirming such assignment.
(c)    Adequate Protection. Upon the filing of a petition by or against Tenant under the Code, Tenant, as Debtor and as Debtor-In-Possession, and any Trustee who may be appointed agree to adequately protect Landlord as follows: (1) to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by Order of the Bankruptcy Court; (2) to pay all monetary obligations required under this Lease, including without limitation, the payment of Rent and Additional Rent payable hereunder which is considered reasonable compensation for the use and occupancy of the Leased Premises; (3) provide Landlord a minimum of thirty (30) days' prior written notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease or any intent to abandon the Leased Premises, which abandonment shall be deemed a rejection of this Lease; and (4) to perform to the benefit of Landlord as otherwise required under the Code. The failure of Tenant to comply with the above shall result in an automatic rejection of this Lease.

23.5	Remedies Cumulative - Waiver.
Landlord's remedies hereunder are cumulative and the Landlord's exercise of or failure to exercise any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or to alter, affect or prejudice any right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent, nor any other act or omission of Landlord at any time or times after the happening of any breach, default or other event authorizing the cancellation or forfeiture of this Lease, shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, at any time that cause for cancellation or forfeiture may exist, or be construed so as at any time to stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease, at law or in equity.

24.	SUBORDINATION AND ATTORNMENT; MORTGAGEE PROTECTION.

24.1	Subordination - Notice to Mortgagee.
At the request of Landlord, Tenant shall promptly execute, acknowledge and deliver all instruments which may be appropriate to subordinate this Lease to any existing or future mortgages or deeds of trust on Bellevue Place, the Bank of America Building or the Leased Premises, and to any extensions, renewals or replacements thereof; provided, that the mortgagee or beneficiary, as the case may be, shall agree, in exchange for the agreement of Tenant to attorn to such mortgagee or beneficiary, to recognize this Lease in the event of foreclosure if Tenant is not in default at such time. Notwithstanding anything to the contrary in this Lease, Landlord shall not be in breach or default under any provision of this Lease unless written notice specifying such breach or default is given to Landlord and to all persons who have an interest in all or part of Bellevue Place as mortgagees and/or deed of trust beneficiaries and whose names and addresses have been given to Tenant in writing or are recorded in the records of King County, and the provisions of Section 14 have been fully complied with.

24.2	Mortgagee Protection Clause.
Tenant shall give all mortgagees and deed of trust holders, by registered or certified mail, copies of all notices of default served upon the Landlord, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the addresses of such mortgagees or deed of trust holders. If Landlord fails to cure such default within the time provided in this Lease, then the mortgagees or deed of trust holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary, provided that within such thirty (30) days any mortgagee or deed of trust holder commences and diligently pursues the remedies necessary to cure such default (including but not limited to commencement of judicial or nonjudicial foreclosure proceedings, if necessary, to effect such cure).

25.	SURRENDER OF POSSESSION.
Subject to the terms of Sections 11, 13 and 16, upon expiration of the term of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Leased Premises to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by fire or other casualty excepted.

26.	REMOVAL OF PROPERTY.
Tenant shall remove all of its personal property and improvements designated to be removed pursuant to Section 11.2 at the termination of this Lease either by expiration of the term or other cause, and shall pay Landlord for any damages for injury to the Leased Premises or Bank of America Building resulting from such removal. If Tenant shall fail to remove any of its property of any nature whatsoever from the Leased Premises or the Bank of America Building at the termination of this Lease or when Landlord has the right of re-entry, Landlord may remove and store such property without liability for loss thereof or damage thereto, such storage to be for the account and at the expense of Tenant. If Tenant shall not pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may, at its option, sell, or permit to be sold, any or all such property at public or private sale, in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to Tenant, unless notice is required under applicable statutes, and shall apply the proceeds of such sale: first, to the cost and expense of such sale, including reasonable attorneys' fees actually incurred; second, to the payment of the costs or charges for storing any such property; third, to the payment of any other sums of money which may then be or thereafter become due to Landlord from Tenant under any of the terms hereof; and, fourth, the balance, if any, to Tenant.

27.	VOLUNTARY SURRENDER.
The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, but, at the option of Landlord, shall terminate all or any existing subleases and subtenancies or operate as an assignment to Landlord of any or all such subleases or subtenancies.

28.	EMINENT DOMAIN.

28.1	Total Taking.
If all the Leased Premises are taken by the power of eminent domain exercised by any governmental or quasi-governmental authority, this Lease shall terminate as of the date Tenant is required to vacate the Leased Premises and all Rent, Additional Rent and Other Charges due hereunder shall be paid to that date. As used in this Section 28, the term "eminent domain" shall include the taking of property by, through or under any governmental or quasi-governmental authority, and any purchase or acquisition in lieu thereof, whether or not the damaging or taking is by the government or any other person authorized to exercise the power of eminent domain.

28.2	Constructive Taking of Entire Premises.
In the event of a taking of a material part, but less than all, of the Bank of America Building, where Landlord shall reasonably determine that the remaining portions of the Bank of America Building cannot be economically or effectively used as desired by Landlord (whether on account of physical, economic, aesthetic or other reasons), Landlord shall forward a written notice to Tenant of such determination not more than sixty (60) days after the date of taking. The term of this Lease shall expire upon such date as Landlord shall specify in such notice but not earlier than sixty (60) days after the date of such notice.

28.3	Partial Taking.
If more than fifteen percent (15%) of the Rentable Area of the Leased Premises is taken or appropriated by the power of eminent domain, this Lease, at the option of either party, may be terminated by written notice given to the other party not more than thirty (30) days after Landlord and Tenant receive written notice of the taking or appropriation, and such termination shall be effective as of the date Tenant is required to vacate the portion of the Leased Premises so taken. If more than ten percent (10%) of the Common Area of the Bank of America Building is taken by the power of eminent domain, then Landlord, at its option, may terminate this Lease by written notice given to Tenant within sixty (60) days of the date of such taking. If this Lease is so terminated, all Rent, Additional Rent and Other Charges due hereunder shall be paid to the date of termination. Whenever any portion of the Leased Premises or Common Area is taken by the power of eminent domain and this Lease is not terminated, Landlord, at its expense, shall proceed with reasonable dispatch to restore, to the extent that it is reasonably prudent, the remainder of the Leased Premises and Common Area to their condition immediately prior to such taking, and Tenant, at its sole expense, shall proceed with reasonable dispatch to restore the fixtures and improvements installed by Tenant and Tenant's furniture, furnishings, and equipment to the same condition they were in immediately prior to such taking. From the date Tenant is required to vacate that portion of the Leased Premises so taken, the Rent and Additional Rent payable hereunder shall be reduced in the same proportion that the area taken bears to the Rentable Area of the Leased Premises prior to the taking.

28.4	Damages.
Landlord reserves all rights to the entire damages award or payment for taking by the power of eminent domain, and Tenant shall make no claim whatsoever against Landlord for damages for termination of its leasehold interest in the Leased Premises or for interference with its business. Tenant hereby grants or and assigns to Landlord any right Tenant may now have or hereafter acquire to such awards and payments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Notwithstanding the foregoing, Tenant shall have the right to claim from the condemning authority all compensation that may be recoverable by Tenant on account of any loss incurred by Tenant in removing Tenant's merchandise, furniture and other personal property that Tenant is entitled to remove at the termination of this Lease or for damage to Tenant's business; provided, however, that Tenant may claim such damages only if they are awarded separately in the eminent domain proceeding and not as part of Landlord's damages.

29.	NOTICES.
Any notices required in accordance with any of the provisions herein, if to Landlord, shall be delivered in person or mailed by an express mail service, such as Federal Express or UPS, to the address of Landlord as set forth in Section 1.2 above or at such other place as Landlord may in writing from time to time direct to Tenant, and if to Tenant, shall be delivered in person or sent by an express mail service, such as Federal Express or UPS, to Tenant at the Leased Premises. If Tenant is more than one person or entity, any notice required or permitted hereunder may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any notices mailed to Tenant bearing the proper address and adequate postage for delivery shall be deemed effective upon deposit in the U.S. mail.

30.	LANDLORD'S LIABILITY.
Anything in this Lease to the contrary notwithstanding, the covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord, but are made and intended for the purpose of binding only the Landlord's interest in the Leased Premises and Bank of America Building, as the same may from time to time be encumbered. No personal liability or personal responsibility is assumed by, nor shall at any time be asserted or enforceable against Landlord or its partners or their respective heirs, legal representatives, successors, and assigns on account of the Lease or on account of any covenant, undertaking or agreement of Landlord in this Lease contained. Therefore, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:
(a)    The sole and exclusive remedy of Tenant shall be against the Landlord's interest in the Leased Premises and the Bank of America Building;
(b)    No general or limited partner of Landlord, or any director, officer, agent or employee of any corporation if Landlord, or any general or limited partner of Landlord, is a corporation (collectively, for the purpose of this Section 30, referred to as "general or limited partner of Landlord") shall be sued or named as a party in any suit or action, and Landlord shall not assert therein the defense or lack of personal jurisdiction arising out of Tenant's compliance with this Section 30;
(c)    No general or limited partner of Landlord shall be required to answer or otherwise plead to any service or process;

(d)    No judgment will be taken against any general or limited partner of Landlord;
(e)    Any judgment taken against any general or limited partner of Landlord may be vacated and set aside at any time nunc pro tunc;
(f)    No writ of execution will ever be levied against the asset of Landlord or any general or limited partner of Landlord, other than Landlord's interest in the Leased Premises or the Bank of America Building;
(g)    These covenants and agreements are enforceable both by Landlord and also by any general or limited partner of Landlord.

31.	TENANT'S CERTIFICATES.
Tenant shall at any time and from time to time, within ten (10) days after written notice from Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement substantially in the form of Exhibit "G" certifying, to the extent true, that (i) this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way (or specifying the date and terms of all agreements so affecting this Lease); (ii) all conditions under this Lease to be performed by the Landlord have been satisfied, if any; (iii) all required contributions by Landlord, if any, to Tenant on account of Premises Improvements or additional improvements have been received; (iv) as of the date of such certification there are no existing claims, defenses or offsets that the Tenant has against the enforcement of this Lease by the Landlord; (v) no Rent or other rent obligation has been paid more than one month in advance; and (vi) no security has been deposited with Landlord (or, if so, the amount thereof). It is intended that all statements delivered pursuant to this paragraph may be relied upon by prospective purchasers of Landlord's interest, Landlord's lenders, and other designees of Landlord and Landlord's lenders. If Tenant fails to respond within ten (10) days of Tenant's receipt of a written request by Landlord as herein provided, such failure shall be a material default under the terms and conditions of this Lease. In addition, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee, that this Lease is in full force and effect, that there are no uncured defaults in Landlord's performance, that the security deposit is as stated in the Lease and that no more than one month's Rent has been paid in advance.

32.	RIGHT TO PERFORM.
If Tenant shall fail to pay any sum of money, other than Rent and Additional Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant's part to be made or performed as provided in this Lease. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

33.	AUTHORITY.
Each individual executing this Lease on behalf of Tenant personally represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of Tenant, and that this Lease is binding upon Tenant in accordance with its terms and, if Tenant is a corporation, in accordance with a duly adopted resolution of the Board of Directors of Tenant and that such action and execution is in accordance with the bylaws of Tenant. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of a resolution of the Board of Directors of Tenant authorizing or ratifying the execution of this Lease.

34.	PARKING AND COMMON AREAS.

34.1	Parking.
Landlord shall provide Tenant with two point seven (2.7) parking permits for each one thousand (1,000) square feet in the Rentable Area of the Leased Premises, at the current rate of One Hundred Ninety-five and 00/100 Dollars ($195.00) per parking permit per month (excluding tax), which monthly rate may increase from time to time during the Lease Term. If available, additional parking permits may be purchased by Tenant on a month to month basis at the then current rates for such parking. Tenant's employees shall not park their vehicles in the automobile parking areas of the Common Areas and Facilities which may from time to time be designated for patrons of Bellevue Place. Landlord at all times shall have the right to designate the particular parking areas to be used by Tenant's employees and any such designation may be changed from time to time. Tenant and its employees shall park their vehicles only in those portions of the Common Areas and Facilities, if any, designated for that purpose by Landlord. Tenant shall furnish Landlord with Tenant's and Tenant's employees' state vehicle license numbers within fifteen (15) days after Tenant opens for business in the Leased Premises and Tenant shall thereafter notify Landlord of any changes within two (2) days after such change occurs. If Tenant or its employees fail to park their vehicles in designated parking areas, then Landlord, without limiting any other remedy Landlord may have, may charge Tenant a minimum of Ten Dollars ($10.00) per day for each day or partial day for each vehicle improperly parked; provided, however, Landlord shall give Tenant written notice of the first violation of this provision and Tenant shall have two (2) days thereafter within which to cause the violation to be discontinued; and if not discontinued within such two-day period, then the vehicle fines shall commence. After notice of the first such violation, no notice of any subsequent violation shall be required prior to the imposition of any parking fine. All amounts due under the provisions of this Section shall be additional rent and due and payable by Tenant within ten (10) days after demand therefor. Tenant shall notify its employees in writing of the provisions of this Section.

34.2	Common Areas.
Landlord shall at all times have exclusive control and management of the Common Areas and Facilities of Bellevue Place. Tenant shall have the nonexclusive right in common with others to use the public areas of the Bank of America Building and the Common Areas and Facilities of Bellevue Place, subject to such nondiscriminatory rules and regulations as Landlord may adopt from time to time governing the use thereof including, but not limited to, the right to close the same from time to time to such an extent as may be legally sufficient, in Landlord's opinion, to prevent a dedication thereof or the accrual of right to any person or to the public therein. Tenant shall comply with the rules and regulations that Landlord and the owner or ground lessee of Bellevue Place may from time to time promulgate and/or modify regarding use and operation of the Common Areas of the Bank of America Building and Common Areas and Facilities of Bellevue Place. The rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of such rules and regulations by any other tenants or occupants of space in either Bellevue Place or the Bank of America Building. The term "Common Areas and Facilities of Bellevue Place" refers to all on and off-site areas and/or related facilities which are made available or are used from time to time for the general use, convenience and benefit of Landlord and other persons entitled to occupy space in Bellevue Place, including their employees, invitees, licensees and guests, which areas shall include, but not be limited to, all parking structures and parking areas (including off-site parking), drive-ways, sidewalks, landscaped or planted areas, pedestrian areas, lobbies, walkways, the Wintergarden Retail Center and Parking Garage. The term "Common Areas and Facilities of Bellevue Place" also refers to all on-site and off-site areas and/or related facilities which may not be accessible to Tenant and other persons entitled to occupy space in Bellevue Place, but which are used in conjunction with the operation, management, repair or main-tenance of Bellevue Place, including, but not limited to janitorial closets, on and/or off-site management offices and maintenance areas. The term "Common Areas and Facilities of the Bank of America Building" refers to the Common Areas and Facilities of Bellevue Place located within the Bank of America Building.

35.	TRANSPORTATION MANAGEMENT PROGRAM.
Tenant shall cooperate with Landlord and the designated Transportation Management Association in complying with the terms and conditions of the Bellevue Place Transportation Management Program, as set forth in the Bellevue Place Transportation Management Agreement, a copy of which is attached hereto as Exhibit "F" and incorporated herein, and shall become a member participant in the designated Transportation Management Association. Tenant shall designate one of its employees or agents as Tenant Transportation Coordinator, who shall represent Tenant in all matters pertaining to transportation management. Landlord shall be immediately notified of any change in the Transportation Coordinator.

36.	QUIET ENJOYMENT.
Tenant, upon fully complying with and promptly performing all of the terms, covenants and conditions of this Lease to be performed on its part and upon the prompt and timely payment of all sums due hereunder, shall have and possess the Leased Premises for the Lease Term set forth herein.

37.	GENERAL.

37.1	Captions.
Any section or paragraph titles or captions are for convenience only and shall not be deemed to define, limit or otherwise modify the scope and intent of this Lease or any provision thereof.

37.2	Bellevue Place Rent and Income.
All amounts to be paid hereunder, specifically including all Rent, Additional Rent and Other Charges, shall be paid as and when due, and without any setoff or deduction whatsoever. Landlord shall be entitled to all rent and other payments on all leases and tenancies at Bellevue Place on all property owned or leased by Landlord and any other payments made to Landlord or its agents for any other activities, uses or operations at Bellevue Place.

37.3	Successors or Assigns.
All the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant, their respective heirs, administrators, executors, successors and assigns, and upon any person or persons coming into ownership or possession of any interest in the Leased Premises by operation of law or otherwise, and shall be construed as covenants running with the land.

37.4	Tenant Defined.
The word "Tenant" as used herein shall mean each and every person, partnership, limited liability company or corporation who is mentioned as a Tenant herein or who executes this Lease as Tenant.

37.5	Lost Security or Access Key Card.
Tenant shall reimburse Landlord for any and all losses and expenses incurred or suffered by Landlord as a result of Tenant or any of Tenant's agents, employees, licensees or contractors losing any security or access key card or similar device issued to Tenant, which losses or expenses are incurred or suffered by Landlord prior to Tenant notifying Landlord of the loss of such card or similar device.

37.6	Landlord's Consent.
Unless otherwise specifically stated herein, whenever Landlord's consent or approval is required, Landlord's consent or approval may be withheld in Landlord's sole subjective discretion.

37.7	Broker's Commission.
Tenant represents and warrants to Landlord it has incurred no liabilities or claims for brokerage commissions or finder's fees in connection with the execution of this Lease and it has not dealt with or has any knowledge of any real estate broker, agent or salesperson in connection with this Lease except Broderick Group, Inc., which represents both Landlord and Tenant. Each party agrees to indemnify and hold the other parties harmless from all such liabilities or claims (including, without limitation, attorneys' fees) by anyone other than Broderick Group, Inc.

37.8	Partial Invalidity.
If any term, covenant, or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, and the application of the terms, covenants or conditions to persons or circumstances other than those which are held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

37.9	Recording.
Tenant shall not record this Lease. Tenant also shall not record any memorandum of lease. However, upon the request of Landlord, Tenant shall execute and deliver to Landlord a memorandum in the form provided by Landlord. The memorandum shall describe the parties, the Leased Premises, the Lease Term and Tenant's obligation to comply with the Transportation Management Agreement and City of Bellevue Land Use Code Paragraph 20.25A.030.C.1, or any similar or successor law, regulation, code or rule, if applicable.

37.10	Joint Obligation.
If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.

37.11	Time.
Time is of the essence of this Lease and each and all of its provisions which performance is a factor.

37.12	Prior Agreements.
It is understood that there are no oral or written agreements or representations between Landlord and Tenant affecting this Lease and that this Lease supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements and understandings, if any, made by or between Landlord and Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret, construe, supplement, or contradict this Lease. This Lease, and all mutually-executed written amendments thereto, is and shall be considered to be the only agreement between Landlord and Tenant and their representatives and agents. All negotiations and oral agreements acceptable to Landlord and Tenant have been merged into and are included in this Lease. There are no other representations, covenants or warranties between Landlord and Tenant and all reliance with respect to representations is solely upon the express representations, covenants and warranties contained in this Lease. Although the printed provisions of this Lease were drawn by Landlord, Landlord and Tenant agree that this circumstance shall not create any presumption, canon of construction, or implication favoring the position of either Landlord or Tenant. Landlord and Tenant agree that the interlineation, obliteration, or deletion of language from this Lease prior to its mutual execution by Landlord and Tenant shall not be construed to have any particular meaning or to raise any presumption, canon of construction, or implication, including, without limitation, any implication that Landlord or Tenant intended thereby to state the converse, obverse or opposite of the deleted language. This Lease shall be read as if the obliterated or deleted language had never existed and the interlineated language had always existed.

37.13	Inability to Perform.
The obligations of Landlord or Tenant hereunder shall be excused for a period equal to the time by which such performance is prevented or delayed due to acts of God or any other causes beyond the reasonable control of such party, financial inability or negligence excepted. The provisions of Section 37.13 shall not apply to any payment of Rent, Additional Rent or Other Charges.

37.14	Transfer of Landlord's Interest.
In the event of any transfer or transfers of Landlord's interest in the Leased Premises or Bellevue Place, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to such transferee.

37.15	No Light, Air or View Easement.
Any diminution or shutting off of light, air or view by any structure which may be erected on land on or adjacent to Bellevue Place shall in no way affect this Lease or the obligation of Tenant hereunder nor impose any liability on Landlord.

37.16	Reciprocal Easement Agreements.
This Lease shall be subordinate to any and all operating, maintenance and reciprocal easement agreements ("REAs") entered into by and among Landlord and any other parties, including any amendments or modifications thereto. Tenant shall execute and return to Landlord within ten (10) days after written request therefor by Landlord, agreements in recordable form, substantially in the form of Exhibit "H", subordinating this Lease to any such REAs.

37.17	Waiver.
The waiver by Landlord of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent, Additional Rent, Other Charges or any other sum hereunder by Landlord shall not be deemed to be a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, other than the failure of the Tenant to pay the particular sum so accepted, regardless of Landlord's knowledge of such preceding default at the time of the acceptance of such sum. In addition, no endorsement or statement on any check or any letter accompanying any payment shall be deemed an accord and satisfaction, and Landlord's right to recover the balance of such rent or pursue any other remedy provided herein or otherwise shall not be affected by such endorsement or statement or by the acceptance of such payment.

37.18	Name.
Tenant shall not, without the prior written consent of Landlord, use the name of the building or project for any purpose other than as the address of the Leased Premises, and in any event, Tenant shall not acquire any rights in or to such names.

37.19	Choice of Law - Venue.
This Lease shall be governed by the laws of the State of Washington. The venue for any action to enforce the terms of this Lease or collect any amounts owing by Tenant to Landlord shall be in the Superior Court for King County, Washington.

37.20	OFAC Certification.
(a)    Certification. Tenant certifies that:
(i)    It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person," or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and
(ii)    It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.
(b)    Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney's fees and costs) arising from or related to any breach of the foregoing certification.

IN WITNESS WHEREOF this Lease has been executed the day and year first above set forth.

LANDLORD:			TENANT:

BELLEVUE PLACE OFFICE, LLC, a Washington limited liability company			SMARTSHEET INC., a Washington corporation

By:	KEMPER DEVELOPMENT
COMPANY, a Washington
corporation; Its Manager
			By:	/s/ Jennifer Ceran
Jennifer Ceran
	By:	/s/ James E Melby	Its:	Chief Financial Officer
James E. Melby
	Its	President

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this 10th day of October, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared JAMES E. MELBY, to me known to be the President of KEMPER DEVELOPMENT COMPANY, a Washington corporation, as the Manager of BELLEVUE PLACE OFFICE, LLC, the limited liability company that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability company for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

/s/ Sonal Collins
Type Notary Name: Sonal Collins
Notary Public in and for the State of
(SEAL)	Washington, residing at King County	.
	My commission expires 3/26/2020	.

STATE OF WASHINGTON,	)
) ss:
COUNTY OF KING	)
On this 3rd day of October, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Jennifer Ceran, to me known to be the CFO of SMARTSHEET INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
WITNESS my hand and official seal the day and year in this certificate above written.

/s/ Tiffany C Granger
Type Notary Name: Tiffany C Granger
Notary Public in and for the State of
(SEAL)	Washington, residing at King County	.
	My commission expires 8/16/2020	.

OFFICE LEASE EXHIBITS

Exhibit "A"	Legal Description of Bellevue Place.
Exhibit "B"	Site Plan of Bellevue Place.
Exhibit "C"	Floor Plan of the Leased Premises.
Exhibit "D"	Tenant Design & Construction Manual.
Exhibit "E"	Rules and Regulations.
Exhibit "F"	Bellevue Place Transportation Management Agreement.
Exhibit "G"	Form of Tenant Estoppel Certificate.
Exhibit "H"	Form of Subordination Agreement to Reciprocal Easement Agreement.

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.

EXHIBIT B
SITE PLAN OF BELLEVUE PLACE
(see attached)

236/066

N.E. 10th STREET
104th AVENUE N.E.
106th AVENUE N.E.
N.E. 8th STREET
NEW LOT 1
NEW LOT 2
NEW LOT 3
NEW LOT 4
NEW LOT 5
NEW LOT 6
GRAPHIC SCALE

NE 1/4, SW 1/4, SEC. 29, T25 N., R.5 E., W.M.

GENERAL NOTES

[illegible]

REFERENCES

[illegible]

PARCEL / LOT AREAS

OLD PARCELS AREAS
PARCEL A [illegible]
PARCEL B [illegible]
PARCEL C [illegible]
PARCEL D [illegible]
PARCEL E [illegible]
PARCEL F [illegible]

NEW LOT AREAS
NEW LOT 1 [illegible]
NEW LOT 2 [illegible]
NEW LOT 3 [illegible]
NEW LOT 4 [illegible]
NEW LOT 5 [illegible]
NEW LOT 6 [illegible]

BUSH, ROED & HITCHINGS, INC.
CIVIL ENGINEERS
& LAND SURVEYORS

BRH

City of Bellevue

BOUNDARY LINE ADJUSTMENT NO. 07-117859 LW

SHEET 4 OF 4

20071129900004

EXHIBIT C
FLOOR PLAN OF THE LEASED PREMISES
(see attached)

Author: AE PAGANO
Date/Time: 6/28/2017 2:46 PM
Dwg: \\KANDINSKY.JPCARCHITECTS.COM\PROJECTS\2017\17-0417\DWG\WIP\MASTER\02 BOA_SMARTSHEET-SUITE 212_062817.DWG
Pen Table: JPC STD - SWALL.CTB X'Ref: ATB.dwg,

1 INCH

11'-0"
9'-11"
19'-11"
19'-7"
9'-9"
WRITABLE WALL PAINT
MULTI-PURPOSE
COLLABORATION
ROOM
WRITABLE WALL PAINT
WRITABLE WALL PAINT
11'-1"
UX TESTING
ROOM
4'-1"
COFFEE
AREA
LOGO WALL
OPEN TO BEL
SCOPE OF WORK
Suite 212
Scale:1/4"=1'-0"

Smartsheet Space Plan - Suite 212
Bellevue Place_Floor 2

10500 NE 8th Street, Bellevue, WA

PROJ_MGR: CB
DRAWN BY: AP
JOB NO: 17-0417
DATE: 06.28.17

© 2015, JPC ARCHITECTS PLLC

EXHIBIT D
TENANT DESIGN & CONSTRUCTION MANUAL
(see attached)

Tenant Design & Construction Manual 2014	1

Tenant Design &
Construction Manual
2014

Bellevue Place Building
Bank of America Building
Bellevue, Washington
Exhibit “D” to the Lease
Office Criteria

Tenant Design & Construction Manual 2014	2

We wish to welcome you as a new Tenant to the Bellevue Place Office Building/Bank of America Building. This Tenant Design & Construction Manual has been prepared to assist you and your staff during the design and construction phases of your new office. The information in this manual is intended to help expedite your efforts to obtain the necessary approvals and subsequent completion of your space. Particular attention should be paid to the Design Process, Submittal Procedure and Construction Phase Information set forth in the Tenant Design & Construction Manual.
Thank you for choosing to locate your firm at Bellevue Place and we look forward to working with you during the design and construction of your Leased Premises.
Nothing in this manual is or shall be an express or implied warranty or representation by Bellevue Place Office, LLC or Kemper Development Company, or any of their agents, contractors, or employees. All warranties and representations, if any, are set forth in the Lease pertaining to the Leased Premises.

Tenant Design & Construction Manual 2014	3

Introduction

Contents
ARTICLE I: Building Description	5
Section 1.01: Design Concept	5
Section 1.02: Construction Type	6
Section 1.03: Vicinity Map, Site Plan	7
Article II: Directory Of Landlords Representatives, Consultants, And Government Agencies	8
A. Landlord’s Representatives	8
B. Government Agencies	9
C. Utility Services	9
Article III: Tenant Improvement Design And Landlord Approval Process	10
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria	10
Method of Measuring Tenant Spaces	10
Section 3.02: Design Criteria	11
Section 3.03: Standard Specifications	12
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings	12
Perimeter Walls	12
Corridor Walls	12
Demising Partitions	12
Standard Partitions	12
Column/finish Treatment	12
Ceiling	13
Doors, Frames and Hardware	13
Paint	13
Flooring	13
Penetrations, Welding and Hot Work	14
Waterproofing	14
Plumbing	14
Mechanical	15
Electrical	18
Structural and Roof	20
Fire/Life Safety, Fire Sprinklers and Testing	20
Communication System	21
Satellite Dish	21
Section 3.04: Existing Building Conditions	21
Section 3.05: Design Submittal Requirements	22
A. Preliminary Submittal	22
B. Final Submittal	22
Permits	23
Mechanical/Electrical Schedule	24
Start-up and air balance request	25

Tenant Design & Construction Manual 2014	4

Article IV: CONSTRUCTION PHASE	26
Section 4.01: Construction Agreement	26
Section 4.02: Preconstruction Meeting	26
Construction Contract and Schedule of Values	26
Bonds	26
Certificate of Insurance	27
Acceptance of Leased Premises	27
Construction Schedule	27
Building Permit	27
Subcontractor List	27
Construction Deposit	27
Signed Lease and Delivery of Security Deposit	27
Section 4.03: Tenant Contractor Rules and Regulations	27
General Contractor Responsibility	28
Superintendent	28
Subcontractors	28
Excessive Noise and Odors	28
Smoking	28
Damage	28
Storage	28
Trash and Dumpsters	28
Dust and Dirt	28
Delivery and Parking	28
Working Hours	28
Contractor Signage	29
Construction Barricade	29
Section 4.04: Demolition	29
Section 4.05: Penetrations, Welding and Hot Work	29
Section 4.06: Fire Pre-Test/Final Test Procedures	29
Section 4.07: Stopping the Work	30
Section 4.08: Construction Completion and Closeout	30
Section 4.09: Tenant Improvement Checklist	31
Article V: MISCELLANEOUS FORMS	32
Contractor Rules	34
Pre/Post Demo MEP Inspection Form	35
Emergency Fire Sprinkler Containment Kit Instructions	36
Fire System Sprinkler Drain and Re-fill Procedure	37
Hot Work Permit Sample	38
Article VI: TYPICAL DETAILS (11/22/2010)	39

Tenant Design & Construction Manual 2014	5

ARTICLE I: BUILDING DESCRIPTION
Section 1.01: Design Concept
Building Description
Bellevue Place is located on one of the region’s busiest intersections, situated on the corner of Bellevue Way NE and NE 8th Street, across from Bellevue Square and Lincoln Square. Together these projects are known as The Bellevue Collection.
Bellevue Place was the first mixed-use development in downtown Bellevue. Built in 1989, it features the 733 room Hyatt Regency Bellevue, the 21-story Bank of America Building, the 6-story Bellevue Place Building, boutique retail and restaurants, a 5-level below grade parking structure, and a grand atrium space known as the Wintergarden.
The Bank of America Building is a distinctive brick-clad, 458,000 square foot office tower that is adjoined to the Hyatt Regency through the Wintergarden on the first two floors. Floors 3 through 20 house class “A” office space and floors 1, 2 and 21 feature unique restaurants and retail.
The Bellevue Place Building is a distinctive brick-clad low-rise 127,000 square foot office building that sits on the corner of Bellevue Way and NE 8th Street. It is connected to the Hyatt Regency, the Wintergarden, and the Bank of America Building via the arrival plaza on the first floor. The Bellevue Place Building has distinctive retail and restaurants on the first level and the Hyatt Stay-Fit Fitness Center located on the second level. Floors 2-6 house class “A” office space.
Bellevue Place is connected to Lincoln Square by both a sky bridge and a tunnel for easy access to additional merchants of The Bellevue Collection.
Section 1.02: Construction Type
All designs must be consistent with the International Building Code and the City of Bellevue Amend- ments. The following general code information may assist in the design of the Leased Premises.
The design of the office building Leased Premises must comply with all requirements of a Type I - A fully sprinkled building as required by code. The occupancy group for an office space shall be “Group B” as defined in the International Building Code.
Bellevue Place Corner Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Bank of America Building:
All levels are reinforced concrete slabs with concrete beams and joists.
Wintergarden:
Reinforced concrete slabs with concrete beams and joists or steel beams with concrete over steel deck floors.

Tenant Design & Construction Manual 2014	6

Section 1.03: Vicinity Map, Site Plan
Bellevue Place is located in the superblock in downtown Bellevue. It is bordered by NE 10th Street to the north, Bellevue Way NE to the west, NE 8th Street to the south, and 106th Avenue NE to the east.

Tenant Design & Construction Manual 2014	7

Article II: DIRECTORY OF LANDLORDS REPRESENTITIVES, CONSULTANTS, AND GOVERNMENT AGENCIES
Landlord is represented by Landlord’s Tenant Coordinator. Any questions regarding the Leased Premises, this Manual or the design and construction process should be directed to Landlord’s Tenant Coordinator.
Tenants are encouraged to utilize Landlord’s Representatives for their tenant improvements; however, if Tenant chooses to use their consultants/contractors, they must be approved by Landlord prior to commencing work.

A.	Landlord’s Representatives:

Landlord    Bellevue Place Office, LLC
Kemper Development Company
575 Bellevue Square
Bellevue, Washington 98004
Sr. VP of Design & Construction - Daniel P. Meyers, AIA
Tenant Coordinator/Project Manager - Tony Cook
(425) 646-3660 or tony.cook@kemperdc.com

Management Office    Bellevue Place Office Building
10500 NE 8th Street, Suite 215
Bellevue, Washington 98004
VP of Property Management - Phillip Scott
(425) 460-5840 or (206) 861-5770 or Phillip.scott@kemperdc.com
Security - (425) 460-5730

Landlord’s Legal Representative Perkins Coie LLP 0885 NE 4th Street, Suite 700 Bellevue, Washington 98004 Attn: Craig Gilbert (425) 635-1400 Fax (425) 635-2400
Project Architect Sclater Partners Architects, P.C. 414 Olive Way, Suite 300 Seattle, Washington 98101 Attn: Craig Kasman (206) 624-8682 Fax (206) 621-8445
Space Planner JPC Architects 909 112th Ave. NE, Suite 206 Bellevue, WA 98004 Attn: Amy Nichols (425) 641-9200
Structural Engineer Cary Kopczynski & Co. 10500 NE 8th Street, Suite 800 Bellevue, Washington 98004 (425) 455-2144 Fax (425) 455-2091
Electrical Contractor Nelson Electric 9620 Stone Avenue N, Suite 201 Seattle, Washington 98103 (206) 523-4525 Fax (206) 527-9539
Fire Protection Contractor Patriot Fire Protection Inc. 2707 70th Avenue E Tacoma, Washington 98424 (253) 926-2290 Fax (253) 922-6150

Tenant Design & Construction Manual 2014	8

Fire Alarm Contractor SimplexGrinnell 9520 10th Avenue S, Suite 100 Seattle, WA 98108 (206) 291-1400 Fax (206) 291-1500
Mechanical Engineer & Contractor MacDonald Miller Facility Solutions 7717 Detroit Avenue SW Seattle, Washington 98106 Attn: Jon Sigmund (206) 768-4222 Fax (206) 768-4223
Roofing Contractor Snyder Roofing 20203 Broadway Avenue Snohomish, Washington 98296 (425) 402-1848

B.	Government Agencies:

Building Department City of Bellevue - Design and Development P.O. Box 90012 Bellevue, Washington 98009 (425) 452-6864
Fire Department Bellevue Fire Prevention Bureau 766 Bellevue Way S.E. Bellevue, Washington 98004 (425) 452-6872

C.	Utility Services:

Water Water and Sewer Utilities City of Bellevue P.O. Box 90012 Bellevue, Washington 98009 (425) 455-6864
Electricity Puget Sound Energy 10608 NE Fourth Street Bellevue, Washington 98004 New Services (425) 455-5120
Telephone CenturyLink Business Services (800) 603-6000

Tenant Design & Construction Manual 2014	9

Article III: TENANT IMPROVEMENT DESIGN AND LANDLORD APPROVAL PROCESS
Section 3.01: Description of Tenant’s Additional Improvements and Design Criteria
This section describes the Tenant’s Additional Improvements and outlines the design phase of the tenant improvement process, including design criteria to meet both building requirements and those of the appropriate government agencies. Landlord reserves the right to change the design criteria from time to time.
Tenant shall inspect the Leased Premises and verify the existing conditions within the space prior to starting design work. Regardless of existing conditions, any work not specifically described as Landlord’s Work shall be a part of Tenant’s Additional Improvements.
To begin the design phase, Landlord shall send Tenant the “Tenant Information Package”. This package shall include this document (Tenant Design and Construction Manual) along with a plan of the Leased Premises and the previous “Tenant Improvement” drawings of the space, as available. This information will assist Tenant’s architect in the design phase. It is the Tenant’s responsibility to verify the existing conditions of their space.
All design work shall be done by an architect licensed in the State of Washington. It is Tenant’s sole responsibility to conform the design of the space to all applicable government rules, regulations and codes and to obtain all necessary permits and authorizations required for the construction of any and all improvements and alterations to the Leased Premises. Without limiting the generality of the foregoing, Tenant shall be solely responsible for ensuring that its design will not violate any local, state, or federal law pertaining to barriers to the disabled such as the federal Americans with Disabilities Act (the “ADA”) and the Americans With Disabilities Act Accessibility Guidelines (“ADAAG”).
Method of Measuring Tenant Spaces
Standard Building Owners and Managers Association International (BOMA) calculations are used to measure tenant spaces.

Tenant Design & Construction Manual 2014	10

Section 3.02: Design Criteria
Design Process
Planning and construction for the Leased Premises in both the Bank of America Building and Bellevue Place Corner Building are broken into two phases:

-	Schematic Phase (Space plan)

-	Construction Document Phase (Working drawings)
Depending on the Lease, there are two different ways the design and construction process will proceed:
Turn-Key by Landlord: If the Lease is a turn-key lease, Landlord will coordinate, oversee and manage the entire design and construction process of the space improvements. During lease negotiations, Tenant’s representative will meet with Landlord and Landlord’s space planner to come up with an agreed upon scope of work for the space. Landlord will be responsible for all bidding, contracting, coordination, and management of the project to achieve the agreed upon scope within the timeline set forth. Tenant will be responsible for all costs and delays due to Tenant changes to the scope after the scope is agreed upon. All changes must first be approved by Landlord.
Tenant Managed Tenant Improvements: Tenant will hire Landlord’s space planner (or another space planner approved by Landlord) to prepare design drawings and determine the scope of work for the build-out of the space. Tenant will follow the process outlined in the Tenant Design and Construction Manual for the design, planning, permitting, Landlord review, and construction of the space. Tenant will be responsible for all bidding, contracting, coordination, and management of the project.
The schematic plan shall be prepared and submitted to Landlord within 30 days of Lease execution, or as otherwise stated in the Lease, and shall define the layout of the Leased Premises showing the location of all physical features such as: walls, doors, rooms, etc. A finish board indicating colors and materials shall also be submitted.
Schematic Phase
The space planner, licensed as an architect in the State of Washington, shall prepare a schematic plan of the Leased Premises based on the information listed below. The space planner shall confirm the plan meets all current state, City of Bellevue, local fire, energy, ADA, and building code requirements. That Schematic Plan shall address the following:

•	Dimensions of all walls, openings and other space planning features

•	Reflected ceiling plan; locating the ceiling grid and light fixtures

•	Power and telephone plan; including specific requirements for computers and other dedicated circuits

•	Location and dimensions of all slab penetrations

•	HVAC modifications/requirements

•	Plumbing modifications/requirements

•	Number of personnel to occupy the space

•	Number, size and relationship of private offices

•	Conference room requirements

•	Reception area requirements

•	Storage and office support requirements

•	Equipment needs
Tenant shall submit load calculations for mechanical and electrical review (see Mechanical/Electrical schedule, page 23), and should work with structural, mechanical, and electrical engineers when appropriate.
Landlord shall review the Schematic Plan with Tenant and make necessary changes until requirements are met. Upon approval from Landlord, Tenant shall prepare construction documents based on the Schematic Phase.

Tenant Design & Construction Manual 2014	11

Section 3.03: Standard Specifications
The Standard Specifications and Details referenced below outline Tenant’s Improvements to be installed in and to the Leased Premises. Unless otherwise approved by Landlord, Tenant’s Improvements shall be designed and installed in accordance with the following Standard Specifications and Details. (Tenant’s Improvements, however, may not necessarily include all of the following items.) Compliance with the following information will help to minimize construction costs and avoid delays.
Shell Perimeter Walls, Corridor Walls, Demising Partitions, and Ceilings
Perimeter Walls
Tenant is responsible for replacing the batt insulation with rigid insulation if improvements affect shell perimeter walls.
Standard specification:
Sill height shall be 2’5” with 2” aluminum frame at windows with GWB installed below sill.
Corridor Walls
Corridor walls are as-is. However, after a full-floor tenant vacates, Landlord will install corridor walls throughout the space to a finish condition on the common area side, and open-stud condition on Tenant’s side.
Standard specification:
Corridor partitions must be built with one-hour construction rating with a demising wall on one side of the corridor, core shaft wall opposite side, with one-hour rated ceiling above.
Demising Partitions
Tenant shall finish demising walls to maintain integrity of sound insulation and fire ratings. Demising walls shall be 6” metal studs. No GWB provided by Landlord at interior demising walls. All shell and core fire ratings must be maintained throughout the project.
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
Continuous acoustical sealant at base of GWB on both sides.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
2 - 1/2” USG Thermafiber Sound attenuation batts floor to ceiling in stud cavity.
2 - 1/2” Thermafiber Sound attenuation blanket 2’0” each side of partition in ceiling plenum.
Standard Partitions
Standard specification:
2 1/2” 25-gauge galvanized steel studs at 24” on center.
Partition height shall be 8’6”.
5/8” gypsum wallboard each side, smooth finishes.
Wall terminated at underside of acoustic ceiling.
1/2” reveal to be painted black.
Column Finish Treatment
5/8” GWB wrapped all exposed sides.

Tenant Design & Construction Manual 2014	12

Ceiling
Tenants must maintain a ceiling system. If open ceiling structures are essential to Tenant’s design, Landlord approval must be obtained to ensure a high level of finish is achieved. Tenant shall not suspend anything from the structural deck other than ceiling light fixtures, ceiling diffusers, and grilles, to a maximum load of 5 lbs. per square foot, without the prior written consent of Landlord. Any system to be suspended from the deck must be submitted to Landlord’s engineer for acceptance of the system design, at Tenant’s cost. Tenant and Tenant’s engineer shall certify that the system installed is in conformance to local, state, and federal building codes relating to structural loading and seismic restraint under the authorities having jurisdiction.
All mechanical equipment suspended within the Leased Premises shall be designed and installed with vibration isolators.
Standard specification for Acoustic Ceiling:
Typical finished ceiling heights are 8’6” with an exposed thin grid system, 2’x4’.
Mineral fiber lay-in panels, 2’x4’, regular 2’x2’ edge detail, fissured pattern.
Doors, Frames, Hardware
Standard specification:
Suite entry doors - 3’0” x 7’10” x 1-3/4”.
Cherry, plain sliced, center book matched.
20-Minute labeled door assembly, smoke tight.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, one closer, and wall bumper. All proximity card readers must be black, surface mounted and approved by Landlord.
Standard interior door - 3’0” x 7’10” x 1-3/4”.
Door opening size - 3’0” x 7’0”.
Cherry, plain sliced, center book matched.
Frame - cherry.
Hardware - US26 D satin chrome.
One lockset with lever handles, two pair butts, and wall bumper.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion. Color to be selected by Tenant from the Leased Premises Standard Finish Selection or otherwise approved by Landlord.
Flooring
Tenant shall be responsible for provisions of ADA compliant transitions. Tenant shall be required to provide drawings for Landlord’s review and approval for all work that requires penetrations through structural slab floors to include, but not limited to: slab openings for elevators, associated pits, atria, mechanical shafts, venting shaft pathways, and risers. All such work will be performed by Landlord at Tenant’s cost. Any work required to provide for depression and/or raised areas, slots in floor slab for door tracks, door closures, door supports, and special floor finishes, is to be performed and completed by Tenant. No cutting into, coring, jack hammering, or loading of the floor will be permitted if such work impairs the structural capacity of the floor. Tenant shall install expansion joints where required. Any modifications (core drills, etc.) to the floor system shall be reviewed and approved by Landlord’s engineer, prior to commencing.
Such work will be required to be x-rayed by Tenant with written confirmation provided to Landlord prior to work commencing. All x-raying of the floor slabs are to be executed during non-working hours so as to not disrupt any ongoing work or tenant operations.
Any penetrations through a fire-rated assembly are to be minimally fire-rated to the equivalent of the original assembly.
Standard specification:
Carpets must be 30 ounce cut pile, chosen from the Leased Premises Standard Finish Selection or approved by Landlord.

Tenant Design & Construction Manual 2014	13

Base must be resilient, 4” rubber base at carpeted floor. Color selected by Tenant from the Leased Premises Standard Finish Selection or approved by Landlord.
Penetrations, Welding, Hot Work
All core drilling and cutting of the concrete slab will be done after “normal” business hours, and approved by Landlord before work is started. The general contractor is responsible for notifying Landlord so Landlord can coordinate with all adjoining tenants affected. All security required for entrance into another tenants leased space during “off” hours is the responsibility of the general contractor.
Any welding requires the prior authorization of Landlord and Hot Work Permits are required, which can be obtained through Bellevue Place Security (425) 460-5730. See page 38 to view a sample.
In addition, Tenant’s contractor must ensure that all appropriate safety requirements are met and the following items provided:

•	Protection screens to isolate the area from slashes and sparks

•	Flashback arrestor fitted to the inlet connection of the welding and cutting blowpipes

•	Fire extinguishers

•	Fire Watch by outside vendor or Bellevue Place Security
Waterproofing
All waterproofing shall be provided by Tenant. All tenants must install a waterproof membrane within the kitchen areas, toilet rooms, and mop sink areas within any office, retail or restaurant space. The membrane must extend up the wall and all plumbing, piping or electrical conduit, and any other floor penetration a minimum of six inches (6”). Landlord reserves the right to perform a waterproof membrane inspection at Tenant’s expense. Tenant is to provide an accurate installation schedule and coordinate the inspection with Landlord’s Tenant Coordinator prior to installing the final flooring finishes. Waterproof membranes may be required in areas other than stated above, if determined by Landlord that those areas require such protection.
Acceptable waterproofing products are manufactured by:
Siplast -- http://www.siplast-international.com
Local Representative -- Brad Viles (425) 391-6893
Kemper -- http://www.kempersystem.co.uk/p_fasttrack.html
Local Representative -- Roland Wieth (253) 606-6936
Installation shall comply with all written installation guidelines and published details.
Installing contractors shall be approved by the manufacturer.
Wetherholt and Associates shall be retained by Tenant to provide:

•	Pre-installation meeting of all parties associated with waterproofing.

•	Periodic part time inspection with a minimum of three site visits a week.

•	Review the start and end of all required water tests.
Contact Jeorge Hopkins, Wetherholt & Associates Inc. (425) 822-8397
Plumbing
All plumbing work, including but not limited to, the provision of plumbing fixtures, electric water heaters, etc., shall be designed and provided by Tenant. Domestic water piping should be Type K or Type L copper, depending on specifications and insulated per the City of Bellevue Energy Code. All scope must be reviewed and approved by Landlord.
Tenant shall provide shut-off valves in the supply piping to every fixture. Toilet rooms with flush valves shall have a dedicated shut off valve to isolate the toilet room from the larger system.
All heating of domestic water shall be accomplished using electric water heaters. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all work outside of the Leased Premises. The water heater temperature and pressure relief drain shall be piped to a floor drain or other approved receptacle provided by Tenant. Trap primers are required for all floor drains per City of Bellevue requirements. If a drain is existing, it is the Tenant’s responsibility to verify the trap

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primers exist and are functioning properly.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Where plumbing lines are not being reused, they must be demoed, capped, sealed, and/or in-filled. This work inside the Leased Premises shall be verified by Landlord’s plumbing contractor at Tenant’s expense. During construction, removable plugs or caps shall be used on all plumbing services to keep debris from entering the system. Tenant’s general contractor shall bear all costs associated with improper protection of waste, drain, and vent systems.
If Tenant use requirements dictate upsizing of services, all associated costs shall be borne by Tenant.
Tenant shall install air chambers or shock absorbers in piping system to prevent noise and damage due to water hammer.
Waste and vent piping, shall be service weight cast iron, with no-hub fittings. Alternate materials are not accepted.
Tenant shall provide and install an approved grease trap or traps, complying with the City of Bellevue’s requirements, in the waste line leading from sinks, drains and other fixtures or equipment where grease may be introduced into the sewage system. Tenant shall be required to provide an automatic chemical treatment system that injects grease dissolving chemicals into the piping system between the fixture and its P-trap. Where possible, above slab grease traps are recommended. Tenant shall contact the City of Bellevue for a list of approved chemical feed systems.
All plumbing equipment and material required by Tenant shall become the property of Landlord upon installation.
Mechanical
Landlord shall approve all schematic mechanical system designs as part of the acceptance of Tenant’s preliminary plans. Any additional work associated with new equipment, such as added electrical capacity or structural support systems, shall be by Landlord at Tenant’s cost. All work outside the Leased Premises, shall be contracted directly with Landlord’s mechanical contractor.
The mechanical contractor is responsible for the following:

·	Verify design criteria based on original design, ventilation ratios, and load calculations.

·	Inspect the existing space and compare the as-built records to the current conditions and notify Landlord of discrepancies. Landlord will make a determination of further work based on observations.

·	Removal of all existing fan coil units where there aren’t 24 hour cooling requirements, including all ductwork and piping. All removed equipment must be returned to Landlord.

·	When removing CWFC (fan coil units), the chilled water and condensate pipes must be removed back to the closest “T”. Valves with caps should be provided for future use if not already existing.

·	Re-balance all VAV zones in the remodeled space, regardless if diffuser modifications where made.

·	Verify all VAV bottom service access panels are accessible for future use.
·    Should for any reason the chilled water systems need to be drained down, the contractor shall provide Landlord’s mechanical contractor ethylene glycol for replenishment of the system to the current 15% by solution values. All costs to refill will be at Tenant’s sole expense.
Any existing HVAC equipment that is in poor operating condition, or is deemed by Landlord to be beyond it’s useful life, shall be replaced with new equipment upon prior approval by Landlord’s mechanical contractor at Tenant’s expense.
All existing PVC condensation drain piping inside Tenant’s space shall be replaced with copper piping and must have a clean out in the line. An auxiliary drain pan shall be installed below the fan/coil units, and a drain from the pan shall drain to a conspicuous location per City of Bellevue requirements.
Tenant shall provide low voltage control wiring and thermostats for proper operation of their HVAC equipment within the space. Thermostats specifications are required to be submitted for approval by Landlord’s mechanical contractor.
Tenant shall furnish and install all power wiring, disconnects, fuses, circuit breakers, electrical outlets, and safety devices necessary to comply with local mechanical, electrical and fire codes. (See Electrical section for further details). NEC

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electrical clearances must be maintained at all times, including for existing equipment. The Tenant’s mechanical engineer is responsible for verifying as-built conditions, comparing them to the new Tenant layouts and relocating equipment as needed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for any work on the roof and any work associated with the building fire/smoke control system.
Tenant shall provide and install return air smoke detectors in all air conditioning units providing air in excess of two thousand (2,000) CFM to automatically shut off unit if smoke is detected. The smoke detector shall be installed in the return duct. Smoke detectors shall be Simplex model #4098-9756. The detectors shall be furnished, wired and programmed by Landlord’s electrical contractor and installed by Landlord’s mechanical contractor at Tenant’s expense. Tenant shall bear all associated costs for programming and testing of duct mounted smoke detectors as required by the City of Bellevue prior to occupancy. If mechanical equipment is being reused, and the detectors are in the supply duct, they shall be replaced at Tenant’s expense.
Any additional Tenant required HVAC equipment and material to be installed outside the Leased Premises shall be installed by Landlord’s contractor at Tenant’s expense. These costs would include, without limitation, all aspects of the mechanical equipment change, upgrade, or addition and related roofing, electrical, structural, or general construction work. Tenant shall contract directly with Landlord’s contractors for the aforementioned work.
All HVAC equipment and material required by Tenant shall become the property of Landlord upon installation.
Tenant shall provide access panels in GWB ceilings, and walk platforms above, as required for servicing all HVAC equipment, including balancing dampers, fire dampers and smoke control dampers. Minimum access opening size shall be 24x24.
Access panels and walk platforms shall be shown on architectural plans and referenced on mechanical plans. Tenant  ust ensure that the ceiling structure or the work of any other trade does not block access to dampers and equipment above the ceiling so that periodic maintenance and testing can be performed.
Tenant shall contract with Landlord’s contractor at Tenant’s expense for all start-up, testing, and air balance work of HVAC equipment. Tenant shall complete the Start-up and Air Balance Request (referenced page 25), to ensure that each item on the request is completely finished, ensure the equipment is ready to run and contact the Building Engineer when ready for start-up and air balance of the HVAC system.
All HVAC and lighting work must comply with the Washington State Energy Code and Landlord’s HVAC Design Criteria as outlined in this manual. Energy conservation is of the utmost importance and shall be reflected as such in Tenant’s designs. Tenant shall submit mechanical designs for review and approval prior to beginning any work.
Smoke Control System:
Bellevue Place utilizes a floor by floor smoke control system. This system must be evaluated by Tenant’s mechanical engineer and a letter, stamped by a Professional Engineer licensed in the State of Washington, must be written for each tenant improvement and addressed to the building official. The letter must explain how the integrity of the smoke control system is being maintained for the project. This must be available and submitted, along with the mechanical permit documents, to the City of Bellevue by Tenant’s mechanical contractor.
All HVAC calculations shall be in accordance with the latest edition of the ASHRAE Fundamentals Guide and Data book, applicable codes, and good engineering practice. All calculations shall be submitted on the forms at the back of this manual for approval by Landlord’s mechanical engineer. All calculations and drawings shall be certified by a currently registered Professional Engineer in the State of Washington. The units were originally designed in accordance with the following HVAC design criteria:
Equipment replacement is recommended for any units that are oversized so as to promote energy conservation.
Environmental Design Conditions:
The cooling system will be based on the ASHRAE 2% design condition temperatures for Bellevue of 83/67°F DB/WB. The indoor design temperature set-point will be 78° +/- 2°F. Air conditioning will be provided in all occupied areas.

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The heating system will be based on the ASHRAE 99.6% design temperature of 24°F. The design will incorporate heating season indoor temperatures of 78° +/- 2°F in occupied areas.
Ventilation Rates:
Ventilation, pressurization, and air change rates will be provided in accordance with ASHRAE Standard 62-2010 (Ventilation for Acceptable Indoor Air Quality), and the current Washington State Energy Code.
Humidity Control:
Humidity control is not provided in the system. Tenant may need to provide humidity control as part of their system.
Building Internal Loads:
Building internal loads are based on ASHRAE recommendations. Factors impacting the building’s internal loads are:

•	Occupant Density - Densities will be based on 1 person for every 265 square feet.

•	Lighting Loads - Loads will be coordinated with the electrical engineer. Lighting loads will be in the approximate range of 0.5 to 2.0 watts per square foot depending on the space usage.

•	Miscellaneous Equipment Loads - Loads will be in the approximate range of 0.5 to 5.0 watts per square foot depending on use.
Heating System:
Shell and core and tenant system consist of electric heating at the VAV boxes.
It is Tenant’s responsibility to ensure that heating and cooling equipment serving the Leased Premises is capable of automatically maintaining a winter inside dry bulb temperature of seventy degrees (70o) Fahrenheit and a summer inside dry bulb temperature of seventy-eight degrees (78o) Fahrenheit as stated above. The supply and return air systems shall be ducted. The ceiling plenum can be used for return air.
Landlord shall select the manufacturer of any building materials or equipment in which all or part is to be installed outside of the Leased Premises, or affects Landlord or other tenants. All new mechanical equipment shall be submitted for approval by Landlord’s mechanical contractor.
All new and replacement equipment must exceed the current energy codes.
Variable Air Volume Boxes (VAV’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building standard VAV box is a Trane series fan powered box with ECM motor (no substitutions). Perimeter units have electric heat. Interior units may not have heat depending on use. Building supply air is delivered at 44oF but is reset seasonally up to 65oF based on outside air temperature and demand. Select VAV fan to be 120% of design maximum VAV valve airflow, in order to raise the air temperature delivered to the space.
Typical electrical must be 277/1. If providing a heater equal to or larger than 5KW, then specify 4-wire 460/3 power. ECM motor is 277/1 and requires a neutral wire. Tenant’s mechanical contractor must provide controls per building control standard. They must also provide one stage of heat for every 5KW of heat per box and no cross zoning between tenants is allowed.
The following rooms must have a dedicated VAV zone:

·	Conference rooms with 6 or more people

·	Training rooms

·	Corner offices
All new and replacement VAV’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval, prior installation.
Chilled Water Fan Coil Units (CHW FCU’s), for both the Bank of America Building & Bellevue Place Corner Building:
The building utilizes a low temperature chilled water system with ice storage capabilities. The chilled water system is the primary source of 24/7 cooking and pot cooling in the building. All new chilled water loads must be submitted to

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Landlord’s mechanical contractor with associated load calculations for approval. Building standard chilled water fan coil is Trane or equivalent with ECM motor (if available). The supply temperature is 38o with a 25o delta T and contains 15% glycol, and can be reset up to 55oF.
All chilled water system piping, equipment and accessories installed at or below the 7th floor must be considered “high pressure” and be rated for greater than 150 psi working pressure.
Typical electrical must be 277/1.
Tenant’s mechanical contractor must provide controls per building standard with 2-way chilled water control valve.
Tenant’s mechanical contractor must also provide a line sized hose kit that includes braided stainless steel flex hoses, strainer, shut off valves and balancing valve. FDI VersaFlow kit B or equivalent.
Condensate must be sloped to an appropriate drain location per local codes and add a plenum rated condensate pump if required. Pan overflow alarm and connection to BMS should also be included.
Mechanical contractor must dispose of glycol/water mixture per EPA guidelines when draining and replace with equivalent mixture when re-filling the system. Mixture may be stored and re-used with building approval.
Existing CHW FCU’s that are not being re-used must be demolished including chilled water mains back to the main branch shut-off valves and lines must be capped. All new and replacement CHW FCU’s are required to be submitted to Landlord’s mechanical contractor with associated load calculations for approval prior to installation.
Condenser Water System for both the Bank of America Building & Bellevue Place Corner Building:
Both buildings utilize a condenser water system that is common to the main chillers and air handlers. It provides cooling for the chillers and/or waterside economizer or pre-heat to each floor by floor AHU as needed. As such, this stems should not be used for auxiliary cooking needs. The cooling tower is an open cooling tower and does not contain glycol.
The condenser water supply temperature is 79o with a 10o delta T with no glycol. At times, the temperature can reach 100o for AHU preheat. All condenser water system piping, equipment and accessories installed at or below the 5th floor must be considered “high pressure” and re-rated for greater than 150 psi working pressure.
Water source heat pumps shall not be connected to the condenser water system.
Thermostats shall be fully compatible with existing building DDC system. Battery back-up programmable thermostats are not permitted. All thermostats are required to be submitted to Landlord’s mechanical contractor for approval.
Grilles, registers, and diffusers shall be manufactured by Krueger, Titus, Shoemaker, or Price. Tenant’s mechanical engineer or contractor shall submit type and manufacturer of GRD’s to permit proper balance of equipment by Landlord’s contractor.
Electrical
Tenant is responsible for having a complete electrical power and lighting distribution system within the Leased Premises. This includes, but is not limited to: temporary power during construction, transformers, panels, lighting panels, breakers, branch circuits, outlets, battery back-up, emergency egress/exit lighting, and electrical circuits to signage, including wiring and connections. Tenant shall provide electrical equipment rooms if required to house Tenant’s systems (no space will be provided in building electrical equipment rooms to house Tenant’s electrical equipment). Provision and/or installation of telephone/communications cabling and wiring from the telecom equipment rooms to and within the Leased Premises are to be done and completed by Tenant.
Each tenant floor is furnished with a 480/277 volt panel board for high-volt usage that is typically used for “house” lighting. Tenants shall use Landlord’s electrical contractor to connect 277V lighting circuits to the common panels located in the electrical equipment rooms, which are located on every floor. Tenant will also install all supplemental lighting

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control relay panels and other lighting controls as required to meet Washington State Energy Code within the Leased Premises. Space will not be provided to Tenant in building electrical rooms.
Any supplemental HVAC units that must be installed outside the Leased Premises must be approved by Landlord for installation location and electrical capacity. Conduit routing outside of Tenant’s space must be approved prior to installation. Tenant shall provide all power wiring for HVAC equipment including conduit, conductors, safety disconnect switches, lights, and receptacles required for servicing HVAC equipment. Tenant’s contractor shall extend the conduit to the electrical panel and provide the branch circuit conductors from the panel to the disconnect switch and connections from the disconnect switch to the HVAC unit, including motor rated fuses to match the HVAC unit amperage rating.
The main electrical switch shall be sized for the following capacity: four (4) watts/square foot, safe for miscellaneous equipment (receptacles, etc.) and power sufficient for the installed lighting, water heater, and HVAC units. Lighting capacity may be limited by the HVAC cooling capacity available in the Leased Premises. Please refer to the mechanical section of this manual.
Installed lighting fixtures and control systems must comply with the Washington State Nonresidential Energy Code, and calculations showing compliance with code need to be specified on the drawings.
All construction power supplies used by Tenant’s contractor must be fitted with ground fault interrupters. Electrical leads must be placed on stands or suspended and should not be run along the ground where they may be damaged or create a trip hazard. By no means will extension cords be permitted outside the Leased Premises.
If you require information relating to the purpose or source of cables in your space, contact Landlord. Under no circumstances should any cables be cut.
Landlord’s electrical contractor is to perform all work outside of the Leased Premises, including tie-in to main electrical panels.
Panel schedules must be updated at the closeout of each project. Circuits in multi-tenant panels must be identified by Tenant name and description of area served.
Tenants with high energy usage (server rooms, multiple computers per desk, etc.) may be required to install an electrical sub meter at Landlord’s discretion at Tenant’s cost.
Lighting
Tenant shall be responsible for upgrading all lighting within the Leased Premises to the following specifications, if not already completed:
Fixture: LIGHTOLIER, Coffaire II Recessed Fluorescent Direct/Indirect - 2’x4’ with Perforated Basket, Air Return, 2 Lamp T8
Bulb: T8, 32 WATT, 3500K
Single-floor Tenant’s elevator lobby and corridor lighting to be reviewed and approved by Landlord and provided by Tenant.
Standard specification:
Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Telephone/CRT Outlets - Wall-mounted 12” above finished floor unless otherwise specified.
Exit signs - Universal standard exit sign with stencil face and arrows as required.

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Structural and Roofing
Structural
Any alterations, additions or reinforcements to the building to accommodate Tenant’s work shall be at Tenant’s sole cost and expense and require Landlord’s prior approval.
Roof
All roof penetrations or roof work shall be approved by Landlord. Tenant shall contract with Landlord’s contractor for engineering and installation at Tenant’s expense. (See mechanical section of this manual for further information regarding roof penetrations)
Fire and Life Safety, Fire Sprinklers, Fire Extinguishers
Tenant shall modify the sprinkler system within the Leased Premises to conform to all code and/or regulatory requirements. A minimum one hour fire resistance rating is to be maintained as per the City of Bellevue requirements. Any modification to the sprinkler system by Tenant is to be performed by Landlord’s contractor at Tenant’s expense, so as not to void any warranties, certificates and/or insurance underwriting requirements currently in place. Tenant shall be responsible to repair and/or replace any fireproofing already in place that is disturbed, damaged and/or related to Tenant work. Any firefighting, fire prevention, safety and emergency equipment or lighting in and about the Leased Premises, such as fire extinguishers, additional to that included in the base system provided by Landlord, and required by any authority having jurisdiction, shall be installed by the Tenant at Tenant’s expense.
Fire/Life Safety - Mechanical
The building is equipped with a smoke control system, that consists of dampers on each floor. The system must remain unaltered unless Landlord has permitted otherwise.
Fire/Life Safety - Electrical
Landlord provides a central Simplex alarm system for the space. Tenant shall be provided with Fire Alarm Voice and Alarm Circuits in a J-Box located within the Leased Premises for a single point connection to Landlord’s monitoring service as required by code and Landlord’s central system. Design and connection to Landlord’s fire protection system shall be made by Landlord’s contractor at Tenant’s expense. All fire alarm components used within the Leased Premises shall be U.L. approved and fully compatible with the base building Simplex system. The system shall be fully programmed, with graphics, for annunciation of the base building system. Tenant shall be responsible for any troubleshooting, investigation and/or repairs required to place the system in full working order. Fire system wiring is not allowed to be directly attached to all thread hangers, and must be attached using a secondary attachment method. Connection to the NAC panel and smoke detector circuits connected to the house panel, are to be completed by Nelson Electric at Tenant’s sole expense.
Standard specification:
Smoke detectors must be surface-mounted.
Emergency speakers should be flush-mounted, 6 1/2” square frame.
Automatic Sprinkler System
Tenant is responsible for upgrading all sprinklers to quick response heads, per current code, if not already installed. Tenant shall contract with Landlord’s contractor at Tenant’s expense for all automatic fire sprinkler system engineering, materials, and installation. Tenant is responsible for the cost of obtaining approvals from the City of Bellevue, Landlord and Landlord’s designated representative(s).
Where existing, in previously improved spaces, the automatic sprinkler system in the Leased Premises may be reused at Tenant’s discretion subject to adequate capacity, condition, acceptable location and code requirements.
The Leased Premises must remain fully sprinkled at all times. All sprinkler system modifications shall be made in accordance with the current International Building Code (IBC) and all applicable state and local codes.
Tenant is required to submit system design for review and approval prior to beginning work. Tenant shall not proceed with any ceiling work until notified of sprinkler rough-in and inspection.

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A vertical clearance of eighteen inches (18”) must be maintained from sprinkler heads to any shelf storage or materials that could impair water distribution.
Tenant must take note if sprinkler protection is required above the ceilings of the Leased Premises. If it is required, care must be taken in positioning equipment, ducts, and demising walls, so as not to impair the sprinkler distribution. When impairment is unavoidable, sprinkler coverage above the ceiling must be modified to maintain proper coverage, at Tenant’s expense. To assist with sprinkler layout, Tenant’s architect shall dimension all ceiling grid and elements such as lights, speakers, and other ceiling mounted items from building column lines.
Slab penetrations shall be core drilled, sleeved, fire-safe, and waterproofed. Tenant shall have all core drill locations approved by Landlord.
All materials shall be listed by Underwriter’s Laboratories. All sprinkler heads shall be quick response and manufactured by Reliable Automatic Sprinkler Co., Inc. Building standard sprinkler heads are as follows:
Finished Ceilings - Reliable “G4A” concealed, 165 degree, 1/2” orifice, white paint finish or equivalent, SIN: R5415.
Any other sprinkler finish must be specified by Tenant’s architect.
Impairment of the sprinkler systems requires drain and re-fill procedures to be followed. Please refer to the Fire System Sprinkler Drain and Re-Fill Procedure Form on page 35.
Fire Extinguishers
Tenant shall provide fire extinguishers as required by the City of Bellevue.
Fire Extinguishers shall be 2A10BC type. Fire extinguishers shall be mounted in semi-recessed 1/2” stainless steel flat trim type cabinets.
Communication System
Tenant shall provide all telephone wiring and equipment, including: all distribution and extensions of telephone conduit within the Leased Premises and all data, intercom, computer, communication, fire and burglar/security alarms, and signal systems required by Tenant. All Tenant equipment must be confined to Tenant’s Leased Premises.
Satellite Dish
Satellite dishes and certain forms of data and/or telecommunications equipment may be permitted or allowed to be provided and/or installed on the roof or other portions of the building exterior only after review and approval by Landlord. All work to be performed on the roof or other portions of the building exterior shall be performed by Landlord’s contractor at Tenant’s expense.
A Satellite Dish License Agreement must be executed prior to equipment being installed.
Section 3.04: Existing Building Conditions
·    Concrete floor slab is generally smooth-finished concrete without depressed or raised areas.
·    Structural framing is reinforced concrete.
·    Floor load capacity is ninety-five (95) pounds per square foot.
·    Typical structural bay size:
·    Bank of America Building: 30’ x 33’
·    Bellevue Place Building: Varies
·    Typical floor-to-floor heights:
·    Bank of America Building 2nd floor: 14’0”
·    Bank of America Building 3rd floor and above: 12’2”
·    Bellevue Place Corner Building 2nd floor: 14’0”
·    Bellevue Place Corner Building 3rd floor and above: 12’6”

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Doors, Frames, Hardware
Wood finish on cherry: medium stain with multiple coats of hand-rubbed lacquer.
Paint
One coat latex primer-sealer, two coats latex eggshell emulsion.
Section 3.05: Design Submittal Requirements
Landlord’s review and approval process of the complete Tenant Design Package must be completed prior to Tenant commencing any work.
Landlord’s approval of Tenant’s plans shall only acknowledge conformity to the aesthetic design objectives and criteria of Bellevue Place/Bank of America Building, and in no way signifies that Tenant’s plans comply with any ordinances, codes, laws, rules or regulations applicable to Tenant’s permitted uses, nor does such approval connote any professional assessment of the quality, durability or safety of Tenant’s design or the materials to be used in construction of Tenant’s leasehold improvements. Should a discrepancy occur between the Tenant Design & Construction Manual and the approved drawings, the Tenant Design & Construction Manual shall take precedence.
Any changes, modifications or alterations requested by Tenant must be reviewed and approved by Landlord, and any additional charges, expenses or costs, including architect’s or other consultant’s fees incurred by Landlord as a result of any such request shall be paid by Tenant. Landlord shall have the right to demand payment for such changes, modifications, or alterations prior to Landlord consenting to any work in the Leased Premises.
If the Leased Premises has not been constructed in accordance with the approved drawings, Tenant shall not be permitted to occupy the Leased Premises until the Leased Premises complies in all respects with the approved drawings. However, if Tenant is allowed to occupy the Leased Premises and notwithstanding any lapse of time, Tenant shall bring the Leased Premises into compliance with the approved drawings.
Note that in each place in this manual where Landlord’s consent or approval is required, unless otherwise specifically agreed to in writing, Landlord reserves the right to withhold its consent or approval for any reason, or no reason, in its sole subjective discretion.
A.    Preliminary Submittal
Tenant shall submit to Landlord an electronic Preliminary Submittal (PDF format):
Floor Plan, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Entry Elevation, at 1/4” = 1’-0” scale
Mechanical Plan, at 1/4” = 1’0” scale
Finish Schedule with Color Samples
The purpose of the Preliminary Submittal is to determine general conformity with the design criteria.
An electronic set of drawings, with Landlord’s preliminary notes, shall be returned to Tenant. In the event of any changes, additional preliminary drawings may be required. Should the drawing not meet Landlord’s minimum requirements or industry standards, new drawings shall be required.
B.    Final Submittal
Within thirty (30) days of receiving the floor plan for the Leased Premises from Landlord, Tenant must electronically submit to Landlord final drawings prepared by Tenant’s licensed architect. All mechanical and electrical drawings and calculations shall be certified by currently registered State of Washington Professional Engineers.
Tenant shall submit a Final Submittal, in PDF format, to Landlord. It shall include the following:
Architectural Drawings:
Floor Plan, at 1/4” = 1’-0” scale

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Longitudinal Section, at 1/4” = 1’-0” scale
Interior Elevations, at 1/4” = 1’-0” scale
Reflected Ceiling Plan, at 1/4” = 1’-0” scale
Partition Wall Sections, at 1/2” = 1’-0” scale
Door, Finish and Color Schedules and Samples
Specifications
Mechanical Drawings:
HVAC Distribution Plan, at 1/4” = 1’- 0” scale
Controls Plan
Reflected Ceiling Plan, at 1/4” = 1’- 0” scale
Mechanical/Electrical Schedule
Plumbing Plan, at 1/4” = 1’- 0” scale
Plumbing Fixture Units Schedule
Specifications
Plumbing and Mechanical plans must be stamped by a professional engineer currently licensed in the State of Washington.
Complete Mechanical/Electrical Schedule and Plumbing Fixture Units Schedule, located in this manual.
Electrical Drawings:
Floor Plan showing light fixtures, switches, receptacles and equipment
Branch circuit wiring and circuiting
Riser diagram and load summary
Panel Schedules
Specifications
Light Fixture Schedule
Fire Alarm Plan
Fire Sprinkler Layout/Plan
Calculations showing compliance with the Washington State Energy Code
Permits
Tenant shall provide all required permits, plan check fees, and all other required government approvals. It is the Tenant’s responsibility to contact the local governing agencies to obtain current permit requirements. Below is a list of contact information for local agencies having jurisdiction over the property:
Building Department City of Bellevue - Design and Development
P.O. Box 90012
Bellevue, Washington 98009
(425) 452-6864
Fire Department Bellevue Fire Prevention Bureau
766 Bellevue Way S.E.
Bellevue, Washington 98004
(425) 452-6872
After the construction documents have been approved and signed by both parties, any revisions or changes will require Landlord’s approval. Tenant shall be responsible for all costs associated with said changes.

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MECHANICAL/ELECTRICAL SCHEDULE
Submit only one completed form.

Prepared by:

Mechanical	Phone	Date

Electrical	Phone	Date
1.    Tenant Name _____________________________________________ Space# ___________
2.    Tenant Drawing #’s: Mechanical ____________________________ Electrical ___________
3.    Floor Area _______________________ Square Feet
4.    Electrical Load Breakdown
A.    Interior Lighting __________ Watts
B.    Signage __________ Watts
C.    Appliances __________ Watts
D.    Receptacles __________ Watts
E.    HVAC Equipment __________ Watts
F.    Electric Water Heater ___________ Watts
G.    Miscellaneous Elect. Equipment ___________ Watts
H.    Total Connected Electrical Load __________ Watts, _______ Watts per Square Foot
5.    Cooling Load Breakdown
A.    Lighting In Space __________ BTUH
B.    People __________ BTUH
C.    Infiltration __________ BTUH
D.    Ventilation __________ BTUH
E.    Solar and Transmission Gains __________ BTUH
F.    Electrical Transformer __________ BTUH
G.    Misc. Heat Generating Equipment Watts or __________ BTUH
H.    Space Sensible Cooling Load __________ BTUH
I.    Space Latent Cooling Load __________ BTUH
J.    Total Space Cooling Load __________ BTUH
6.    Toilet Exhaust __________ CFM
Note: Please attach to this sheet any special exhaust or make-up air system(s) data. Use CFM, H.P., method of operation, etc. Miscellaneous heat generating equipment must be also be attached to this sheet, complete with heat output generated and applicable diversity factor.
PLUMBING FIXTURE UNITS SCHEDULE
Prepared by: _________________________________________________________
Engineer __________________________________ Phone ______________ Date ____________
1.    Tenant Name ________________________________________________ Space# ___________
2.    Tenant Drawing #’s: Plumbing ________________________________________________________
3.    Fixture units

Water closets	Total fixture units	Grease waste fixture units
Lavatories	Total fixture units	Sanitary waste fixture units
Sinks	Total fixture units	Vent Fixture Units
Water fountains	Total fixture units
Other
Total fixture units
Total fixture units
Total fixture units

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START-UP AND AIR BALANCE REQUEST
In order to save time during start-up, inspection, and balance of your Tenant space HVAC units, the following checklist is to be completed and returned to Landlord when requesting start-up:

1.	Tenant Name	Space#

2.	Contractor Contace	Phone

3.	Mech. Contractor Contact	Phone

4.	Elec. Contractor Contact	Phone

5.	Electrical Yes No Remarks
AC or FCU/CU Unit numbers
Disconnects mounted?
Power to the disconnects?
Voltage to the disconnects correct?
Correct size wire to the unit?
Proper size fuses installed?
Thermostat mounted and wired?
Duct heaters disconnects/fuses installed?

6.	Sheet Metal Yes No Remarks
Mech. design review passed?
Duct work complete?
Diffusers in?
Damper installed for each supply grill?
Return air system installed?
Restroom exhaust installed?

Date	Signed
Contractor

Start-up Remarks (for Landlord’s use)

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Article IV: CONSTRUCTION PHASE
Section 4.01: Construction Agreement
During the construction process, ultimately the Tenant is responsible for the contractor’s activities as it relates to the building, unless Landlord is carrying the construction contract. It is strongly suggested that the tenant improvements agreement include the requirement that the contractor comply with all of the conditions contained in Tenant’s Lease Agreement.
Tenant must use only general contractors who are bondable, reputable and have an understanding of local codes and subcontractors. All contractors must be approved by Landlord.
Tenant shall contract with Landlord’s specified contractor at Tenant’s expense for the following work:
Snyder Roofing:

•	Roofing, flashing, counter-flashing, roof penetrations, roof repairs and curbs
Patriot Fire Protection Inc.:

•	Automatic Fire Sprinkler System including engineering
MacDonald Miller Facility Solutions:

•	Low voltage control wiring between the energy management system and Tenant’s HVAC equipment

•	Installation of HVAC equipment and mechanical work outside of the Leased Premises

•	Start-up, testing, and air balance of HVAC equipment
Nelson Electric:

•	Connection to building fire alarm system and building house panels

•	Electrical rooftop work
Section 4.02: Preconstruction Meeting
Tenant’s contractor is required to contact Landlord’s Tenant Coordinator to setup a preconstruction meeting. Prior to the meeting, all submittal requirements must be submitted and approved by Landlord and a signed Lease between Landlord and Tenant must be in place. Certificate of Insurance, bonds, construction deposit, copy of the owner’s contract, Schedule of Values, sub-contractor list, and construction schedule as required from the contractor will be given to Landlord at this time. All items must be submitted prior to the start of construction, without exception.
Construction Contract and Schedule of Values
Tenant shall provide Landlord with a copy of the contract between Tenant and contractor, including the Schedule of Values.
Payment and Performance Bonds
Tenant shall obtain or cause its contractor to obtain, at Tenant’s expense, separate labor and material payment and performance bonds. The amount of each of the bonds must be equal to the actual contract price. In lieu of the bonds either a certified check or a line of credit accessible solely by Landlord may be obtained in the amount of one and one-half times (1 1/2) the estimated cost of construction, alteration, or improvement work. The bonds shall require Landlord’s signature for cancellation. Each bond shall remain in force for no less than three hundred sixty- five (365) days following completion of the work. Such bonds shall cover the faithful performance of the contract for the construction of Tenant’s work and the payment of all obligations arising there from and insure Landlord against any liability for mechanic’s and material man’s liens arising from Tenant’s work.
If, at any time prior to completion of Tenant’s work, Tenant or Tenant’s contractor requests a change order or orders, which in the aggregate exceed ten percent (10%) of the separate payment and performance bonds, Landlord’s approval may be conditioned upon Tenant causing the amount of the bonds to be increased to cover the cost of the additional work.
Contractor shall notify Landlord immediately in writing if Tenant fails to pay such contractor in accordance with the terms of the contract.

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Certificate of Insurance
Prior to starting work, Tenant’s contractor shall submit to Landlord evidence of liability insurance with a reputable insurance company or companies with a combined single limit of three million dollars ($3,000,000) for personal injuries or property damage to indemnify both Landlord and Tenant against any such claims, demands, losses, damages, liabilities, and expenses. Tenant’s contractor shall also have Automobile Liability, Workers Compensation, and Employers’ Liability coverage. All subcontractors must have insurance coverage as well. Both Landlord (Kemper Development Company, Kemper Holdings LLC, Bellevue Place Office, LLC) and Tenant shall be listed as “additional insured”. See page 34 for an example.
Acceptance of Leased Premises
Tenant and Tenant’s contractor shall accept the Leased Premises prior to starting any demolition or construction.
Construction Schedule
Tenant’s contractor shall provide Landlord with a standard construction schedule on paper and in an electronic format (MS project or similar) in “bar graph” form indicating the completion date of all phases of Tenant’s work. Schedule should also include major deliveries and any shutdowns.
Building Permit
A building permit must be issued by the City of Bellevue prior to commencing work. The permit must be prominently displayed in the Leased Premises throughout the construction period.
Subcontractor List
Contractors shall supply Landlord’s Tenant Coordinator with a list of all subcontractors to be used with both contact names and phone numbers.
Construction Deposit
A check in the amount of $5,000 written to Bellevue Place Office, LLC for a construction deposit is required unless otherwise stated in the Lease, and must be given to Landlord prior to any work commencing. Construction deposits cover costs associated with maintenance or construction incurred by Landlord during the course of the job. This includes, but is not limited to: fire watch, cleanup, repairs, unattended punch list items, and any costs associated with rectifying non-compliance issues with Bellevue Place standards and practices.
If there are no costs or charges, the deposit will be returned in full upon completion of the project.
There will be no interest paid on the deposit. If charges are incurred, that amount will be deducted from the deposit with an explanation of expenses, and the remaining deposit will be mailed back to the contractor. If charges exceed the amount of the deposit, Tenant’s contractor will be billed for the outstanding amount.
Signed Lease and Delivery of Security Deposit
The Lease shall be fully signed, delivered and Tenant’s security deposit tendered to Bellevue Place Office, LLC before Tenant will be allowed to take possession of any space in the building or begin any construction, alteration, or improvement work.
Section 4.03: Tenant Contractor Rules and Regulations
Tenant’s contractors shall comply with the following regulations established by Bellevue Place:
General Contractor Responsibility
The general contractor is responsible for the supervision and quality control of all onsite contractors, subcontractors, suppliers, venders, etc., doing work on the project, as well as confirming that all subcontractors, suppliers and venders are properly licensed and insured. The general contractor must enforce Bellevue Place’s policies and procedures, as well as all governmental laws including, but not limited to, properly documented workers for all trades on-site. Landlord assumes no responsibility for any subcontractor, vendor, or suppliers hired by the general contractor and Tenant further agrees to save and hold Landlord harmless with respect to such work as provided in the Lease. Tenant’s contractor(s) shall diligently perform the work of constructing Tenant’s improvements in the Leased remises. The Leased Premises must be constructed in accordance with the drawings approved by Landlord, and Tenant agrees to comply with all city, county and state

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ordinances, rules and regulations relating thereto. Any delays in the completion of the improvements shall be at Tenant’s expense and shall not delay the commencement of the monthly rent.
Superintendent
The superintendent must be on the job site at all times when work is taking place. If the superintendent is not on the job site while work is taking place, the job will be shut down. The subcontractor’s foreman will not be acceptable as the on-site superintendent. Contractor is responsible for all scheduling, managing, and quality control on the job. Superintendent is also responsible for ensuring all of its employees, agents, subcontractors, and other hired parties adhere to the rules and regulations of the building.
Subcontractors
The contractor’s employees and/or subcontractors must not curse, expectorate, or otherwise act unprofessionally. Proper construction attire is required while working in the building. The superintendent is responsible for the actions and supervision of their subcontractors.
Excessive Noise and Odors
Tenant’s contractor(s) shall perform the work in a manner and at times that do not interfere with the normal operations of other tenants. Any construction work that will produce high levels of noise, odors, or is the source of complaints from visitors, tenants, or as determined by Landlord’s sole judgment, will be stopped and may not continue at any time during hours of operation.
Smoking
Bellevue Place is a non-smoking facility. Smoking inside tenant spaces is PROHIBITED! Anyone repeatedly told about smoking will be banned from working at the building. Smoking is permitted in designated areas only.
Damage
Protection of Tenant’s Leased Premises and materials is the responsibility of Tenant and Tenant’s contractor. Tenant’s contractor shall be responsible for the repair or replacement and clean up of any damage and other consequences caused by the contractor, which shall include, without limitation; access ways to the Leased Premises even if they are used concurrently by Tenant’s contractor and others. If service corridors are modified all finishes must be brought back to the original condition.
Storage
Tenant’s contractor shall contain its operation and shall store its materials within the Leased Premises.
Trash and Dumpsters
Tenant’s contractor shall promptly remove all trash and provide a dumpster for storing trash outside the Leased Premises. Trash must be separated in accordance with city and county regulations. The location of the dumpster shall be approved by Landlord. There is to be no dumping of debris in building receptacles.
Dust and Dirt
Tracking dirt and dust into the common area is prohibited. Contractor’s employees should remove as much dirt and dust as possible before entering the common area.
Delivery and Parking
Delivery of construction materials to the Leased Premises or removal of trash from the Leased Premises shall be done at a time other than normal business hours. The parking garage loading area on level P-2, has been provided for Tenant’s non-exclusive use. All loading and unloading is to be confined to loading stalls within the designated loading area during hours specified by Landlord or Landlord’s agent. The loading area is only accessible from 106th Avenue NE. There is to be no parking of vehicles that are not actively loading or unloading. Vehicles parked for extended periods of time are subject to towing at the owner’s expense.
Contractors shall only utilize the freight elevator for access, not passenger elevators.
No on-site parking will be made available for contractors or their subcontractors, employees, agents, or invitees. Landlord has provided “construction” parking in the southwest corner of the west parking garage of Bellevue Square.

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Working Hours and Access
Tenant’s contractor shall notify Landlord of any work to be done on weekends or at any time other than normal working hours. All after-hours work coordination should be scheduled through Landlord at least (3) days in advance. Any work that requires contractors to be in another tenant’s space, regardless of time frame, may require additional security at contractor’s expense, and must be scheduled with Landlord (3) days prior to work taking place.
Contractor keys are not issued to contractors unless previously approved by Landlord.
Under no circumstances are any doors, locks, or latches to be tampered with, taped, or disabled outside of the construction space.
Contractor Signage
Tenant’s contractor or subcontractor shall not post signs on any part of the building or Leased Premises.
Construction Barricade
A construction barricade is required for all new/remodel tenant improvement projects that alter the Tenant’s entry. The barricade will be installed by the contractor, as directed by Landlord at Tenant’s expense, prior to the start of any work, after it is approved by Landlord.
Metal Stud & Drywall Structure
The barricade will be constructed of metal studs and drywall. It is to be taped, sanded, and painted.
Section 4.04: Demolition
Tenant is responsible for any demolition of existing improvements required by Tenant’s design. Any demolition that would alter the structure or property outside Tenant’s lease line requires authorization from Landlord’s representative.  Tenant’s contractor is responsible for protection of all fire sprinkler heads within the space. Tenant is responsible for contacting Patriot Fire for sprinkler shutdown and fire watch in the space during the duration of the demolition. Landlord’s Fire, Life, Safety representative will deliver an Emergency Sprinkler Containment Kit to the site at the pre-construction meeting. The Pre/Post Demo Form must be filled out and signed off by each respective party before and after demolition. See pages 35 and 36 for examples.
Section 4.05: Penetrations, Welding and Hot Work
All core drilling and cutting of the concrete slab will be done during “off” hours and the area must be x-rayed or scanned prior to drilling. Landlord’s Tenant Coordinator is responsible for coordinating all work with all effected surrounding tenants. All security required for entrance into another tenants leased space at off hours is the responsibility of the general contractor and their agreement with the adjoining tenant. All piping and conduit that penetrates the second floor shall be sleeved. Sleeves shall be sealed to the second floor and shall project a minimum of six inches (6”) above the floor. Any welding requires the prior authorization of Landlord and requires a Hot Work Permit from Bellevue Place Security (425) 460-5730. The permit is to be completely filled out and submitted to the Security Dispatch/Control Center prior to work commencing. Appropriate fire watch needs to be conducted while the work is being done, and then the permit needs to be returned to the Security Control Office to confirm the work is completed. See page 36 to view a sample.
Section 4.06: Fire Pre-Test/Final Test Procedures
Tenant’s general contractor is to contact Landlord’s Technical Service Manager, or another assigned Fire, Life, Safety representative, to schedule fire system pre-testing prior to scheduling fire final with the City of Bellevue. Pre-test must be scheduled at least 48 hours prior to requested appointment time. Pre-test appointment hours are Monday through Friday, 6:00am-7:30am. The following items must be installed and functioning prior to the pre- test appointment: horns, strobes, smoke detectors, HVAC on-line, music cut-off relay, Simplex programming, and any other fire system devices.
Section 4.07: Stopping the Work
Landlord and any of its employees have the authority to stop work for any reason. If any of these conditions are being violated, or if in their estimation the work is not being executed to the standards and/or quality set by the building

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management, they will stop the work. It is the responsibility of Tenant’s construction manager and contractor to rectify any adverse impact to the schedule caused by any such stoppage of work.
Section 4.08: Construction Completion and Closeout
Upon construction completion, Tenant shall obtain final signatures on the permit inspection record from the City of Bellevue Building Department promptly following completion of Tenant’s Work, and provide a copy of the permit inspection record to Landlord.
Upon completion of construction, the general contractor shall contact Landlord’s Tenant Improvement Coordinator to do a final punch list of the construction. A copy of the Landlord approved plans must be on the construction site.
Tenant shall provide Landlord with a complete set (1 CD in AutoCAD and PDF format) of as-built drawings including architectural, mechanical, plumbing, electrical, and fire protection drawings upon construction completion. Marked- up drawings will not be accepted and all changes (ASI’s, RFI’s, etc.) must be re-drawn in both CAD and PDF formats by the architect/MEP engineers of record. The Start-Up and Air Balance Report is also required upon closeout. All drawings are to be updated at Tenant’s sole expense.
Section 4.09: Tenant Improvement Checklist
Prior to construction, the following list must be satisfied and/or submitted to the Landlord:

•	Lease signed

•	Security Deposit received

•	Preliminary Submittal

•	Landlord Approval

•	Final Submittal

•	Mechanical Approval

•	Electrical Approval
Tenant or Tenant’s contractor delivers to Landlord:

•	Copy of Building Permit

•	Construction Contract, including Schedule of Values

•	Certificate of Insurance

•	Payment Bond

•	Performance Bond

•	Construction Schedule

•	Construction Deposit

•	Subcontractor List
Prior to occupancy, the following must be submitted to Landlord:

•	Copy of signed Permit Inspection Record from the City of Bellevue

•	Certificate of Substantial Completion

•	Completed Punch List signed off by Landlord

•	As-Built drawings (AutoCAD and PDF format) to Landlord

•	Waterproofing Certificate/Warranty

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Article V: MISCELLANEOUS FORMS
Contractor Rules
The following are the rules for contractors working in tenant spaces at Bellevue Place:
1.    Barricade. Unless installed by Landlord, the contractor shall be responsible for erecting a safe and neat barricade before construction begins. Tenant shall use a modular enclosure system from the Boston Barricade Company or construction drywall structure. No door access through either type of barricade is allowed unless Tenant’s space is not serviced with a rear service door. All graphics are to be installed within 48 hours of the construction of the barricade.
2.    Parking. All loading, unloading, and parking for vehicles of the contractor and its employees shall be done only in areas designated by Landlord.
3.    Trash. No trash may be placed in the building compactors or dumpsters. No trash may be put in the common area receptacles. All trash must be stored in the tenant space being worked on, and must be removed daily, after business hours.
4.    Dust and dirt. Tracking dirt and dust into the common area is prohibited. Contractors’ employees should remove as much dirt and dust as possible before entering the common area.
5.    Damage. Any damage to the building walls, floors, or ceiling must be repaired by the contractor before construction is completed.
6.    Storage of equipment. Storage of all the contractors’ tools, equipment, and supplies is limited to Tenant’s space.
7.    Entry to Tenant space. Deliveries and all entries by contractor shall be made through the rear entrance of the Tenant space, if possible, by using the freight elevators. Passenger elevators are not to be used to bring construction materials to the space. If items are too large to fit, contractor shall request and get the Landlord’s prior permission to deliver through the main entrance.
8.    Outside work. All work is to be completed in Tenant’s space. No work is to be performed in the common area or other tenant spaces without Landlord’s approval.
9.    Loaning of equipment. No building equipment will be loaned to the contractor.
10.    Quality of work. Contractor work shall be performed in a thorough, first-class, and workmanlike manner and shall be in good and usable condition at the date of completion thereof. If, in Landlord’s judgment, the work fails to comply with this standard, Tenant will not be allowed to open until all discrepancies are fixed.
11.    Smells. Proper care must be taken when working with glues, paints, and any other material requiring special ventilation. Such smells must not waft into the common area and other tenant spaces.
12.    Welding and penetrations. All welding and slab penetrations require Landlord’s prior approval. Hot Work Permits are required before any hot work is done. Hot Works Permits and Impairment Forms must be obtained through Security Control.
13.    Sprinklers. At no time shall the sprinkler system be shut down without Landlord’s approval. Any impairment of the system requires a fire watch to be present at a rate of $40/hour. Bellevue Place sprinkler drain and re-fill procedures must be followed. Please reference page 37 for further information and instructions.
Also, please review the Emergency Sprinkler Containment Kit direction on page 36.
14.    Irregular hours. Contractor cannot perform any work before and/or after regular business hours without prior approval of Landlord.

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15.    Noise. Loud noises, particularly those created by the use of jackhammers, rivet guns, and grinding equipment shall not be used during business hours. No radios and/or music are allowed during normal business hours. Any and all noise must be kept at a low volume that cannot be heard outside Tenant’s space.
16.    Roof. Contractor shall not go on the roof without the prior approval of Landlord.
17.    Asbestos. All materials incorporated in Tenant’s space shall be 100 percent (100%) free of asbestos-containing material.
18.    Electrical room. The contractor shall not enter the electrical room without Landlord’s permission.
19.    Fire extinguisher. The contractor shall keep a fire extinguisher in Tenant’s space at all times.
20.    Professional behavior. The general contractor, their employees, and all subcontractors must not curse, expectorate, or otherwise act unprofessionally and must wear shirts at all times.
21.    Maintenance. Anytime maintenance personnel must do work to maintain Bellevue Place standards, the charges will be paid by Tenant’s general contractor at the rate of $80/hour.
22.    Security Guard Service. Security guard service may be required at Landlord’s discretion at a rate of $40/hour. When requesting security, 24 hour notice is required, and we have a 4-hour minimum for security service. If contractor cancels service, they are required to give 24 hours notice of such cancellation in order to avoid the 4-hour minimum charge.
Landlord may fine the contractor whatever amount is needed to repair any property damages that the contractor does not fix on their own. Landlord reserves the right to stop work if any of the above rules or regulations are violated by said contractor or any of their subcontractors.
I have read and understand all of the above conditions and regulations and agree to abide by the same.

Tenant Space No:	Tenant;
General Contractor:
Signature:
Print Name:
Email Address:
Cell Phone Number:

Tenant Design & Construction Manual 2014	32

Tenant Design & Construction Manual 2014	33

Pre/Post Demo MEP Inspection Form

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Emergency Fire Sprinkler Containment Kit Instructions
EMERGENCY USE ONLY
Purpose
This kit is to be utilized as needed in the event of a fire sprinkler line break during tenant construction activity. The items can be used to control the water flow into the 55 gal. can or any other water tight item such as a gondola on site. In the event of a fire sprinkler line break, all contractors and subcontractors are to utilize the containment kit to minimize water escape from the work site. This is particularly critical in second level spaces, or any space that is not slab on grade. The object is to contain the water and in doing so to allow enough time to shut off the fire sprinkler main valve, controlling water flow to the work zone. The fire sprinkler water containment kit includes the following items:

•	One (1) red, 55 gal. Rubbermaid can

•	One (1) 100 foot roll of a poly-tube

•	One (1) roll of Gorilla Tape

•	One (1) roll of galvanized wire

•	One (1) carpenters knife
Procedure
The site superintendent and all subcontractors shall be aware of this Emergency Fire Sprinkler Containment Kit and know its use, to prevent excessive water spillage into the TI space, adja-cent spaces and common areas. This kit is to minimize water damage by controlling the water into the 55 gal. bucket and/or other water tight containers such as a gondola. KDC Security staff will be trained in the use of this kit and may be available to assist in case of a fire sprin-kler break emergency. The use of this kit is primarily for the TI team and subcontractors that are onsite in the event of a fire sprinkler line break or damage.
1.    Utilize the poly-tube, cut to needed length and place one end over the broken sprinkler pipe and the other end were you want the water to drain to (55 gal. rubber maid can or gondola, out- side building, etc.)
2.    Use the gorilla tape or galvanized wire to seal the poly-tube to the sprinkler break, making sure the poly-tube stays in place until draining of system is completed.
3.    Continue to drain poly-tube /broken sprinkler pipe until water stops flowing from pipe. A fire sprinkler vendor will be contacted to make immediate repairs.
The Emergency Sprinkler Containment Kit is supplied to the TI space/Tenant’s general con-tractor, and shall remain in place with all delivered contents for the duration of the project. Tenant’s general contractor is responsible to maintain the kit in its original operable condition.
Fire System Sprinkler Drain and Re-fill Procedure
Any tenant improvement or construction activity that requires draining of the fire sprinkler system within Kemper Development Properties must follow the guidelines/procedure below:

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Sprinkler System Draining Procedure
Follow established impairment guidelines as follows:
(a.) Go to the Security Control Office, located in the Bank of America Building, and fill out an “Impairment Form”.
(b.) Arrange appropriate fire watch if applicable.
(c.) Disable specific fire alarm devices.
(d.) Go on test hold with our off-site monitoring company.
Prior to any sprinkler systems being turned off, the appropriate “RED TAG*” will be attached to the con-trol valve or device effected by work being done. Sprinkler fitter-vendor will communicate with Security Control via Fire Watch Officer assigned to their work area prior to closing the sprinkler valve. If a Fire Watch Officer is unavailable, sprinkler fitter-vendor will call Security Control at: (425) 460-5730 prior to closing any fire system sprinkler valve(s). Drain the system as needed and perform necessary work in-dicated on the Impairment Form.
Sprinkler System Re-filling Procedure
Contact Security Control via Fire Watch Officer that a refill is requested. (If Fire Watch Officer is unavail- able, Security Control will be called at: (425) 460-5730.) KDC Fire, Life, Safety representative will turn pumps off prior to refill.
Security Control will relay the approval to refill the impaired system to the sprinkler fitter-vendor performing the work. (The control valve must be opened slowly to minimize water-hammers to the system.)  Once the impaired system is up to normal pressure and impaired system piping has been checked for water leaks, the Fire Watch Officer will advise the sprinkler fitter-vendor and Security Control. The system is now online and the sprinkler fitter-vendor must return to Security Control, sign the Impairment Form for completion of work and return the “RED TAG”. After the system is back online, a Fire, Life, Safety representative will turn the pumps back on

* = RED TAG impairment tagging system (FM Global)

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Hot Work Permit Sample

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ARTICLE VI: TYPICAL DETAILS (11/22/2010)

A-0	REFERENCE FLOOR PLAN
A-1	STANDARD PARTITION
A-2	SOUND/DEMISING PARTITION
A-3	TYPICAL WINDOW SILL
A-4	LOW WALL SUPPORT
A-5	LOW WALL END BRACING
A-6	PARTITION HEAD BRACING
A-7	PARTITION TO CORE WALL
A-8	PARTITION ‘T’ INTERSECTION & FINISHED END
A-9	PARTITION TO MULLION
A-10	PARTITION TO CHEVRON
A-11	CONCRETE COLUMN FURRING AND PARTITION
A-12	PARTITION BASE
A-13	PARTITION BASE-ALTERNATIVE
A-14	LOW WALL TOP CAP

B-0	TYPICAL DOOR-RELITE ELEVATION
B-1	RELITE HEAD, JAMB & SILL
B-2	RELITE HEAD, JAMB & SILL-ALTERNATIVE
B-3	RELITE HEAD CONNECTION
B-4	RELITE JAMB-GWB PARTITION
B-5	RELITE SILL DETAIL
B-6	RELITE VERTICAL MULLION
B-7	RELITE VERTICAL MULLION-ALTERNATIVE
B-8	RELITE VERTICAL CORNER
B-9	TYPICAL BUTT GLAZING JOINT
B-10	DOOR/RELITE JAMB
B-11	DOOR/RELITE JAMB-ALTERNATIVE
B-12	DOOR JAMB & HEAD
B-13	DOOR JAMB TO PARTITION CONNECTION
B-14	DOOR HEAD
B-15	DOOR HINGE-SIDE JAMB
B-16	DOOR THRESHOLD
B-17	FOLDING DOOR JAMB

C-0	TYPICAL CASEWORK ELEVATION
C-1	UPPER CASEWORK
C-2	LOWER CASEWORK
C-3	ADA SINK & CASEWORK
C-4	WORK COUNTER

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C-5	ADA CLOSET ROD & SHELF

D-1	SUSPENDED CEILING SUPPORT
D-2	CEILING PARIMETER DETAIL

E-1	CARPET/VCT TRANSITION DETAIL
E-2	CARPET/WOOD TRANSITION DETAIL
E-3	CARPET/VINYL TRANSITION DETAIL
E-4	CARPET/STONE TRANSITION DETAIL

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EXHIBIT E
RULES AND REGULATIONS
1.    If Landlord objects in writing to any curtains, blinds, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Leased Premises, Tenant shall immediately discontinue such use. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Leased Premises.
2.    The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the Leased Premises. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, may be prejudicial to the safety, character, reputation or best interests of the Building and its Tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant's business, unless such persons are engaged in illegal activities. No Tenant and no employees or invitees of any Tenant shall go upon the roof of the Building or any other restricted areas which are so posted.
3.    The directory of the Building will be provided exclusively for the display of the name and location of Tenants only, and Landlord reserves the right to exclude any other names therefrom.
4.    Tenant shall not employ any person or persons other than the janitor of Landlord for purposes of cleaning the Leased Premises unless otherwise agreed to by Landlord. Except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by reason of Tenant's carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to any Tenant for any loss of property on the Leased Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person. Janitorial service shall include ordinary using and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture or other special services.
5.    Landlord will furnish office tenants, free of charge, with two keys to each door lock in the Leased Premises. Landlord may make a reasonable charge for any additional keys. Tenant shall not make or have made additional keys, and Tenant shall not alter any lock or install a new additional lock or bolt on the Leased Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys to all doors which have been furnished, or shall pay Landlord therefor.
6.    If Tenant requires telegraphic, telephonic, burglar alarm, music or similar services, it shall first obtain, and comply with, Landlord's instructions in their installation.
7.    Any freight elevator shall be available for use by all Tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord. All such deliveries shall enter the building through the loading dock on Garage Level P2.
8.    Tenant shall not place a load upon any floor of the Leased Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought in to the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight. Business machines and mechanical equipment belonging to Tenant, which cause noise or vibration that maybe transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building, shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The person employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of the Tenant.
9.    Tenant shall not use or keep in the Leased Premises any kerosene, gasoline or other flammable or combustible fluid or material other than those limited quantities necessary for the operation and maintenance of office equipment and cash registers. Tenant shall not use or permit to be used in the Leased Premises any foul, toxic or noxious gas or substance, or permit or allow the Leased Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Leased Premises any birds or animals.
10.    Tenant shall not use any method of heating or air-conditioning other than that supplied or approved by Landlord.
11.    Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building's heating and air-conditioning and to comply with any governmental energy-saving rules, laws or regulations of which Tenant has actual notice, and shall refrain from adjusting controls. Tenant shall close window coverings and turn off lights at the end of each business day.
12.    Landlord reserves the right, exercisable with thirty (30) days' notice and without liability to Tenant, to change the name and street address of the Building.
13.    Between the hours of 6 p.m. and 7 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, Landlord reserves the right to exclude from the Building any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building in case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.
14.    Tenant shall close and lock the doors of the Leased Premises and entirely shut off all water faucets or other water apparatus, and electricity, gas or air outlets before Tenant and its employees leave the Leased Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.
15.    Tenant shall not accept barbering or bootblacking service upon the Leased Premises.
16.    The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employees or invitees, shall have caused it.
17.    Tenant shall not use the Leased Premises for any business or activity other than that specifically provided for in Tenant's Lease.
18.    Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.
19.    Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Leased Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Leased Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Leased Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.
20.    Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and Tenant shall cooperate to prevent same.
21.    Landlord reserves the right to exclude or expel from the Building any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.
22.    Tenant shall store all its trash and garbage within the Leased Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.
23.    The Leased Premises shall not be used for any improper, immoral or objectional purpose. No cooking shall be done or permitted by Tenant on the Leased Premises, except that use by Tenant of Underwriters' Laboratory-approved equipment such as equipment used for brewing coffee or dispensing hot water, and standard household refrigerators and microwave ovens shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations and in accordance with the use clause in Tenant's Lease.
24.    Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.
25.    Without the written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.
26.    Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
27.    Tenant assumes any and all responsibility for protecting the Leased Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Premises closed.

28.    The requirements of Tenant will be attended to only upon appropriate application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord, and no employee of Landlord will admit any person (Tenant or otherwise ) to any office without specific instructions from Landlord.
29.    Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight nor park any vehicles in the Building parking areas other than automobiles, motorcycles, motor driven or non-motor driven bicycles or four-wheeled trucks.
30.    Landlord may, as Landlord in its sole discretion may deem appropriate, temporarily waive any one or more of these Rules and Regulations in favor of Tenant or any other tenant, but no such waiver of such Rules and Regulations in favor of Tenant or any other tenant, shall prevent Landlord from thereafter enforcing any such Rules and Regulations against Tenant or any or all of the tenants in the Building.
31.    These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building.
32.    Landlord reserves the right to charge and/or make such other reasonable Rules and Regulations as, in its judgment, may from time to time be appropriate, desired or needed for safety and security, for care and cleanliness of the Building, and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.
33.    Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord's opinion, tends to impair the reputation of Bellevue Place or its desirability as a first-class office and retail complex and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.
34.    The word "Building" as used herein means the entire Bellevue Place development of which the Leased Premises are a part.
35.    Tenant shall be responsible for the observance of all the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests.

EXHIBIT F
BELLEVUE PLACE TRANSPORTATION MANAGEMENT AGREEMENT
I.        OBJECTIVES
This Agreement describes the transportation management program for Bellevue Place. The objectives of this program are to:
A.    Make best use of the available parking supply;
B.    Control peak hour employee traffic generated by the project;
C.    Support the City's transportation goals for downtown Bellevue; and
D.    Provide a flexible program that allows adjustment to changing circumstances and patterns of success.
E.    To prevent a parking shortfall and spillover when the Building is 95% occupied.
II.    DEFINITIONS
A.    Carpool. An employee vehicle, registered with the TMA, carrying two or more persons (of which at least two must be full-time Bellevue Place employees) to and from work on a regular basis.
B.    Employee. A full-time employee whose place of work is Bellevue Place.
C.    Employee Vehicle. A motor vehicle driven by a Bellevue Place employee.
D.    Employer. A tenant of Bellevue Place with one or more employees.
E.    Percent Occupancy. The percent of net rentable floor area actually occupied by tenants at any given time.
F.    PM Peak Hour. The hour of highest traffic volume on streets adjacent to Bellevue Place in the p.m. peak period; this is currently defined as 4:30 to 5:30 p.m.
G.    Net Rentable Floor Area. As defined in BCC 20.50.020.
H.    Vanpool. An employee vehicle, registered with the TMA, carrying 5 or more persons (of which at least 4 must be full-time Bellevue Place employees) to and from work on a regular basis.
III.    CONDITIONS
A.    The property owner shall seek to achieve "target maximums" for p.m. peak hour outbound employee vehicle trips and peak employee parking demand. These target maximums are related to building occupancy and will recognize the greater effectiveness of a Transportation Management Program (TMP) when building occupancies are higher. The target maximums are shown in Table 1. Achievement toward target maximums will be evaluated every year beginning with the first October after reaching 50% occupancy and continuing until:
1.    4 years after 50% occupancy is reached, or

2.    6 years after the temporary certificate of occupancy is issued, whichever is later.
Table 1. Target Maximums
Target Maximums

Project Occupancy	Employee Vehicles Parked	Peak Hour Outbound Employee Vehicle Trips (PM)

0 to 49% Occupancy	(no targets)	(no targets)
50.0 to 54.9%	783	597
55.0 to 59.9%	829	632
60.0 to 64.9%	873	666
65.0 to 69.9%	918	700
70.0 to 74.9%	962	734
75.0 to 79.9%	1003	765
80.0 to 84.9%	1044	797
85.0 to 89.9%	1083	826
90.0 to 94.9%	1117	852
95.0 to 100% (full Occupancy)	1117	852
B.    The property owner shall measure peak hour outbound employee vehicle trips and peak employee parking demand every year, begin-ning with project occupancy and continuing until no longer required by the City of Bellevue and TMA. Measurements will be made by the TMA or other party approved by the City of Bellevue. The measurements shall be repeated annually during the month of October.
Peak hour employee traffic exit volumes will be counted manually or with the use of the mechanical exit control devices if possible. Employee parking demand will be counted during the peak period of accumulation or with the use of the mechanical garage control gate, if possible. These employee exit volumes and employee parking demands will be counted on 5 October weekdays, Tuesday through Thursday, selected by the TMA or other party jointly approved by the City and property owner. These selected days will exclude days of unusual events and may be modified by mutual agreement. (An example would be a day on which a large banquet meeting was expected to end during the p.m. peak hour). The mean of the five counts will be used for average employee vehicles parked and for average p.m. peak hour outbound employee vehicle trips.
Project occupancy will be recorded at the time of the parking and traffic surveys for use in evaluating the achievement toward target maximums. Project occupancy will be based on the percent of net rentable floor area occupied.
C.    The property owner shall implement the Transportation Management program described herein to meet the objectives. This Transportation Management Program shall consist of a Base Level of activity and Activity Levels 1, 2 and 3.
D.    The Transportation Management program shall provide a base level of activity. The base level of activity will begin with project occupancy and continue until no longer required by the City of

Bellevue. In the base level of activity, the property owner shall agree that:
1.    The property owner shall assign overall management responsibilities for transportation management services to a Transportation Management Association. Preferably, this would be the existing Bellevue TMA. However, if the Bellevue TMA should not be willing or able to perform, an on-site TMA would be established. The transportation services are subject to agreement by the TMA and will be based on operating costs for the TMA. The TMA's responsibilities would include:
a.    Serve as the Bellevue Place Transporta-tion Coordinator. The coordinator will take the lead in initiating and maintain-ing Bellevue Place Transportation Management program and will work in collaboration with the designated representatives of owners, tenants and Metro.
b.    Establish and maintain the Commuter Information Center.
c.    Provide for certification of carpools and vanpools.
d.    Administer the transit, carpool, and vanpool incentive payments, if any.
e.    Provide periodic distribution of information materials (desk-top, door-to-door) such as, but not limited to, transit, carpool/vanpool, and flex-time promotional materials as well as information concerning parking rates, vanpool rates, or seasonal commuting information.
f.    Provide semi-annual, building-wide promotions of High Occupancy Vehicle (HOV) travel and alternative work scheduling, such as flex-time, in collaboration with Metro. This may include underwriting and implementing special events related to Transportation Fairs or promotion.
g.    Coordinate the employee travel/parking survey, previously described in paragraph III B of this agreement.
h.    Provide new employees in the building with an orientation to the transportation incentives offered by Bellevue Place.
i.    Coordinate with Metro for support services that could include Transportation Coordinator training sessions, program promotion services, and on-site displays and presentations.
j.    Report on a periodic basis the results of the program to both the Owner/Developer and the City of Bellevue.
2.    Both owners and tenants shall be member participants in the TMA. Membership will require a pledge of good faith efforts and payment of dues on the following basis:
a.    The building owner will pay annual dues based on an average weekday p.m. peak hour outbound employee vehicle trips as defined and measured in paragraph III.B. Dues payment will begin at project occupancy. The peak hour outbound employee vehicle trips will be measured each October and will be made using the same methods as for measuring target maximums. Dues will become effective on the January 1st following the October survey defined in paragraph III.B, based on the results of such study. During the first year, or portion thereof, prior to the first January following the first October survey defined in paragraph III.B, the number of peak hour outbound employee vehicle trips will be estimated based on average projected occupancy for the year. Annual dues will be by year starting with initial occupancy, as shown below, in Table 2:

Table 2.
Annual TMA Dues Schedule for Peak Hour
Outbound Employee Vehicle Trips

1st Year (or portion of)	$42/p.m. peak hour outbound trip
2nd Year	$37
3rd Year	$32
4th Year	$28
5th Year & Beyond	$24
In the event the Bellevue TMA provides these services, then in recognition of lower occupancies during the first years, these dues may be prepaid advances to the Bellevue TMA of up to $8,000 per quarter year up to an aggregate total not to exceed $60,000. These advances may be provided for any quarter year up to the end of 1990, and will be used only for direct expenses and allocated overhead related to the Bellevue Place Transportation Management program. Any such advance will be credited toward future dues payments.
b.    Employer tenants, except the hotel, shall pay TMA dues at the rate of $10.00 per month for each additional employee parking space leased from the property owner in excess of 2 spaces per 1,000 net rentable floor area. This fee will be in addition to the normal parking rate charges. Should the Owner not wish to pass this responsibility on to his employer tenants, then he shall assume this responsibility to the TMA.
c.    The purpose of these dues is to support the services and overhead related to the Bellevue Place Transportation Management program. In the event these services are provided by the existing Bellevue TMA, the Bellevue TMA shall reduce these dues if they are in excess of need. The dues may be raised only by the mutual consent of the Bellevue TMA and the property owner.
d.    In the event the TMA services described are provided by the existing Bellevue TMA, Bellevue Place will have a continuing option to withdraw from the Bellevue TMA. For example, if Bellevue Place can, in its judgment, provide its own TMA that is equivalent or better at comparable lower costs, it may withdraw and firm its own TMA.
Continuing participation will also be contingent upon the Bellevue TMA also receiving by early 1989 significant funds on an ongoing basis from other sources in downtown Bellevue. If, by then, this other funding is not at least equal to twice the Bellevue Place share, then Bellevue Place may choose, at its option, to drop out of the Bellevue TMA and create its own project TMA. This project TMA would perform similar functions, and would not change the other aspects of the program. Withdrawal would take effect six months after giving such notice.
3.    The property owner shall maintain a number of set-aside carpool and vanpool spaces sufficient to serve demand but not to exceed 224 spaces. Carpool or vanpool spaces not used by 9:30 a.m. may be released for other uses. Spaces will be reserved for carpools and vanpools that are registered with the building transportation coordinator of TMA.
4.    The property owner shall charge for employee parking at current downtown Bellevue market rates, but in no case at a rate less than the then current Metro two-zone pass.

E.    The property owner shall implement levels of activity 1, 2 and 3 for calendar year beginning January 1st if target maximums measured in the previous October counts (defined in paragraph III.B) were not achieved.
1.    Level 1 shall be implemented by the property owner the first calendar year following each October count (defined in paragraph III.B) in which maximums were not met. For example, if the project occupancy is between 60 and 65% and either the peak parking or outbound peak hour employee vehicles is greater than specified in the target maximum, level 1 activity would be triggered. Level 1 activity will be a continuation of base level activities plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 14% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
Table 3.
Maximum Transit Pass, Subsidies and Parking Discount

Project Occupancy	Maximum Number of Parking Discounts	Maximum Number of Transit Pass Subsidies
0 to 49.9%	0	0
50 to 54.9%	72	144
55 to 59.9%	87	176
60 to 64.9%	103	207
65 to 69.9%	119	238
70 to 74.9%	137	274
75 to 79.9%	157	315
80 to 84.0%	175	351
85 to 89.9%	199	400
90 to 94.9%	224	450
95 to 100% (full)	224	450
2.    The property owner, through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amounts of the discount for carpools will be 16.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
Level 2 activity shall be implemented by the property owner in the calendar year following the second consecutive October measurement in which target maximums were not achieved. Level 2 activity will be a continuation of the base activity level plus:

a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 28% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employee; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 33.3% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 66.7% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
3.    Level 3 activity shall be implemented by the property owner in the calendar year following a third consecutive October measurement (defined in paragraph III.B) in which target maximums were not achieved. Level 3 activity will be a continuation of the base level of activity plus:
a.    The property owner, through the TMA, will make available discounted transit passes to full-time Bellevue Place employees. The amount of the discount will be 42% of the then current cost of a Metro two-zone pass, rounded to the nearest dollar. The number of discounted transit passes will not exceed the minimum number of transit riders needed to meet the targets (at project full-occupancy, this would be a maximum of 450 persons including up to 150 for hotel employees; at intermediate stages, the maximum would be as shown in Table 3).
b.    The property owner through the TMA, will make available discounted parking permits for full-time Bellevue Place employees. The amount of the discount for carpools will be 50% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. For vanpools, the discount will be 100.0% of the then current Bellevue Place monthly parking rates, rounded to the nearest dollar. The number of discounted permits will not exceed the minimum number of rideshare vehicles needed to meet the targets (at project full-occupancy, this would be a maximum of 224 vehicles; at intermediate stages, this would be as shown in Table 3).
4.    In the calendar year following an October count (defined in paragraphs III.B) in which both targets were achieved, the level of activity may drop by one level (from Level 2 to Level 1, for example) but not lower than the Base Level. The activity levels cannot drop or rise by more than one level per year except at the termination of the target maximum program. The end of the target maximum program will occur 4 years after the project reaches 50% occupancy or 6 years after the temporary certificate of occupancy is issued, whichever is later (as described in Section A). At the termination of the target maximum program, the activity levels will return to the base level.
5.    If the experience shows that the relative use among transit, carpool and vanpool are different than expected, the number of transit passes subsidized or parking discounts offered can be modified so long as the maximum applicable expenditure would not exceed that required by paragraphs III.B(1), (2) and (3).
F.    The property owner or applicant shall annually provide an assurance bond as a guarantee that the required financial incentives described in activity levels 1, 2, and 3 will be provided. This assurance bond will equal the cost of the maximum incentive levels and property owner dues that could be required for the following year.
The amount included in the assurance bond will be determined in October when the level of activity required is determined. The bond would be issued by the following January 1st.
A claim may be made on the bond only if and to the extent that the property owner fails to provide the required level of subsidies and dues.

DEFINITION OF TERMS
Outbound Vehicle Trip-ends. A vehicle that exits at any parking area at Bellevue Place and enters an adjacent street.
On-site Employee Parking. Parking for part- or full-time employees of the project located within the project.
On-site Short-term Parking. Parking within the project that is restricted for use by visitors, clients, shoppers and hotel use.
P.M. Peak Hour of Traffic. The hour with the highest two-way traffic volumes on streets adjacent to the project during the p.m. peak period.
Peak Hour of Parking Accumulation. The hour with the highest number of vehicles parked.
Project Occupancy. The percent of the project space that is leased and occupied based on the percent of net square feet and excludes hotel occupancy.
Parking Limits. The maximum number of parking spaces that can be allocated for employee parking.
P.M. Peak Hour Outbound Employee Vehicle Trip Limits. The maximum number of employee vehicle trips that are allowed to exit the project during the p.m. peak hour of traffic.
Target Maximum. A limit on the number of p.m. peak hour outbound employee vehicle trips and the number of parking spaces used for employee parking that is applied prior to full project occupancy but only after the occupancy of the project reaches 50% (excluding the hotel).
Achievement of Target Maximum. A target maximum is achieved when both intermediate employee parking and p.m. peak hour employee vehicle trip limits that were established for a percent of project occupancy are not exceeded.
Transportation Management Program. An assortment of policies and activities designed to discourage single occupancy vehicle (SOV) use by employees and peak hour vehicle trips generated by the project.
Transportation Management Association. An organization devoted to promoting transportation management programs as well as other transportation issues.
Base Level of Activity. The elements of the ongoing transportation management program which will be required of project owners and tenants and provided for employees.
Level 1 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the first time.
Level 2 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the second consecutive time.
Level 3 Activity. A specific financial contribution required by the building owner for transit pass subsidies and parking discounts that are offered to employees if target maximums are not achieved the third consecutive time.

TMA Membership Dues. Fees required to be paid by the building owners and tenants to the TMA in return for the TMA providing transportation management program services.
Assurance Bond. A financial commitment made by the property owner or applicant to the City of Bellevue that will be forfeited if property owner or applicant fails to make financial contributions required in Level 1, 2, or 3 Activities.
Transit Pass Subsidies. A financial contribution to employees through a discount for monthly Metro, Community Transit or other transit passes.
Carpool and Vanpool Parking Discounts. Lower prices relative to SOV employee parking rates offered by the building owner or applicant to employees who commute in a registered vanpool of 5 or more persons.

EXHIBIT G
FORM OF TENANT ESTOPPEL CERTIFICATE
_________________, 20__

Metropolitan Life Insurance Company
400 S. El Camino Real, 8th Floor
San Mateo, California 94402

Gentlemen:
The undersigned, ______________________________________(“Tenant”), as tenant under a lease (the “Lease”) of certain premises dated ________________ executed by Tenant and Bellevue Place Office, LLC (“Landlord”), does hereby state, declare, represent and warrant as follows:
1.    The copy of the Lease attached hereto as Exhibit A is a true and correct copy of the Lease and the Lease is in full force and effect and has not been amended, supplemented or changed, except as follows [if none, so state]:
2.    Tenant has accepted possession of the premises demised under the Lease, and all items of an executory nature have been completed under the terms of the Lease, including, but not limited to, completion of construction of the demised premises (and all other improvements required under the Lease) in accordance with applicable plans and specifications and within the time periods set forth in the Lease and otherwise in accordance with the Lease, and payment of any improvement allowance or other funds owing by Landlord to Tenant. Tenant further acknowledges that the term commenced on ____________ and shall expire on _____________, unless sooner terminated or extended in accordance with the terms of the Lease.
3.    No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a “default”) on the part of the undersigned exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of the undersigned.
4.    No default on the part of Landlord exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to be performed on the part of Landlord.
5.    Tenant has no option or right to purchase the property of which the premises are a part, or any part thereof.
6.    No rentals are accrued and unpaid under the Lease.
7.    No prepayments of rentals due under the Lease have been made and no security or deposits as security have been made thereunder, except as set forth in the Lease.
8.    The undersigned has no defense as to its obliga-tions under the Lease and claims no setoff or counterclaim against Landlord.
9.    The undersigned has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord's interest in the Lease or the rents or other amounts payable thereunder.

10.    The undersigned agrees to notify you of any default on the part of Landlord under the Lease which would entitle the undersigned to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancella-tion thereof shall be effective unless you have received said notice and have failed within thirty (30) days after the expiration of the cure period provided to Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation.
11.    The undersigned understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust, Security Agreement and Fixture Filing encumbering Landlord's fee interest in the property of which the leased premises are a portion and the rents, issues and profits of the Lease and (ii) an Assignment of Leases which affects the Lease, and that you are relying upon the representations and warranties contained herein in making such loan.

By
Name:
Its:

By
Name:
Its:

EXHIBIT A
TO TENANT ESTOPPEL CERTIFICATE
Copy of Lease and Amendments to Lease

EXHIBIT H
FORM OF SUBORDINATION AGREEMENT TO
RECIPROCAL EASEMENT AGREEMENT
WHEN RECORDED RETURN TO:
PERKINS COIE LLP
Attention: Craig S. Gilbert
10885 NE Fourth Street, Suite 700
Bellevue WA 98004-5579

SUBORDINATION AGREEMENT
SMARTSHEET INC., a Washington corporation, as Tenant under that certain Lease dated _______________, 2017, wherein Tenant leases from BELLEVUE PLACE OFFICE, LLC, as Landlord, certain premises which are part of Bellevue Place, which is more particularly described in Exhibit "A" attached hereto and made a part hereof, hereby subordinates the Lease and all of its rights and interests in and to the Leased Premises to that certain Reciprocal Easement Agreement dated September 11, 1987 and recorded on September 16, 1987, under King County Recorder's No. 8709160449, records of King County, Washington as amended from time to time.
DATED this ________ day of __________, 2017.

TENANT:

SMARTSHEET, INC.,
a Washington corporation

By:
Name:
Its:

STATE OF WASHINGTON	)
) ss:
COUNTY OF KING	)
On this ______ day of __________________, 2017, before me, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared ______________________ to me known to be the __________ of SMARTSHEET INC., a Washington corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.
WITNESS my hand and official seal the day and year in this certificate above written.

Type Notary Name:
Notary Public in and for the State of
(SEAL)	Washington, residing at
My commission expires

EXHIBIT A
LEGAL DESCRIPTION OF BELLEVUE PLACE
New Lots 3, 4, 5 and 6 of Boundary Line Adjustment No. 07-117859, recorded in King County, Washington on November 29, 2007, under recording number 20071129900004;
TOGETHER WITH:
Lots 11, 12, 13, and 14, Bellevue Realty Redwood Addition, according to the Plat recorded in Volume 54 of Plats, Page 28, in King County, WA;
EXCEPT:
The north 0.70 feet of said Lot 14 lying westerly of the easterly 74 feet of said Lot 14 and easterly of the westerly 19 feet of said Lot 14.